As filed with the Securities and Exchange Commission on July 13, 2021

Registration No. 333-257589

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACASTI PHARMA INC.

(Exact name of registrant as specified in its charter)

Québec, Canada	2834	98-1359336
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Acasti Pharma Inc.

3009 boul. De la Concorde E., Suite 102

Laval, Québec, Canada H7E 2B5

(450) 686-4555

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

C T Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason Comerford François Paradis Osler, Hoskin & Harcourt LLP 620 8th Avenue, 36th Floor New York, NY 10018 (212) 867-5800	George Kottayil Grace Therapeutics Inc. 2 Tower Center Boulevard Suite 1101G East Brunswick, NJ 08816 (646) 809-6839	Niket Rele Jennifer W. Cheng Reed Smith LLP 599 Lexington Avenue 22nd Floor New York, NY, 10022 (212) 521-5400

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered†	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common shares, no par value	170,500,000(1)	Not applicable	$2,414(2)	$1.00(4)

†

Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional securities of Acasti Pharma Inc. (“Acasti”) as may be issuable as a result of stock splits, stock dividends or similar transactions.

(1)

Represents the estimated maximum number of Acasti common shares, no par value (“Acasti common shares”), to be issued in connection with the proposed merger (the “merger”) of Acasti Pharma U.S. Inc., a Delaware corporation and a wholly-owned subsidiary of Acasti, with and into Grace Therapeutics Inc., a Delaware corporation (“Grace”) to holders of Grace common stock, $0.0001 par value per share (“Grace common stock”). The number of Acasti common shares to be registered is based on the estimated maximum number of Acasti common shares that are expected to be issued in connection with the merger plus an additional amount Acasti common shares to ensure a sufficient number of shares are registered.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Grace is a private company, no market exists for its securities, and Grace has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Grace securities expected to be exchanged in the proposed merger.

(3)	This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, and has been rounded up to the nearest $1.00.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is not complete and may be changed. These securities may not be issued until the registration statement filed with the United States Securities and Exchange Commission is effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION

DATED JULY 13, 2021

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

As previously announced on May 7, 2021, Acasti Pharma Inc. (“Acasti”), Acasti Pharma U.S., Inc. (“MergerCo”), a wholly-owned subsidiary of Acasti, and Grace Therapeutics Inc. (“Grace”) entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which MergerCo will be merged with and into Grace, with Grace as the surviving corporation and a wholly-owned subsidiary of Acasti (the “merger”).

If the merger is completed, at the effective time of the merger, each issued and outstanding share of Grace common stock (after giving effect to the acceleration of the Grace restricted stock and the conversion of the Grace convertible promissory notes) will automatically be converted into the right to receive a number of Acasti common shares per share of Grace common stock equal to the equity exchange ratio set forth in the merger agreement such that, immediately following the consummation of the merger, existing Acasti shareholders will own at least 55% and existing Grace stockholders will own at most 45% of the outstanding capital stock of the combined company on a fully-diluted basis. The equity exchange ratio is subject to upward adjustment in favor of Acasti shareholders based on each company’s capitalization and net cash balance at the effective time of the merger, as specified in the merger agreement. For more information on the equity exchange ratio, see the section entitled “Merger Agreement—Equity Exchange Ratio” beginning on page 121. Acasti shareholders will continue to own their existing Acasti common shares after the merger.

Acasti common shares are traded on the NASDAQ Capital Market (“NASDAQ”) and the TSX Venture Exchange (the “TSXV”) under the symbol ACST. On July 12, 2021, the last trading day before the date of this proxy statement/prospectus, the closing price of Acasti common shares on NASDAQ was $0.55 per share and on the TSXV was C$0.68 per share.

As part of the Acasti annual and special meeting, Acasti will be seeking the shareholder approvals necessary to complete the merger, elect directors and for other related matters. The 2021 annual and special meeting of Acasti shareholders will be held virtually on August 26, 2021, at 1:00 p.m. (Eastern Time), unless postponed or adjourned to a later date.

At the annual and special meeting of Acasti shareholders, Acasti will ask its shareholders to, among other things:

1.	Proposal No. 1—Approve the issuance of Acasti common shares necessary to complete the transactions contemplated by the merger agreement (the “share issuance proposal”);

2.

Proposal No. 2—Elect Roderick N. Carter, Jan D’Alvise, Jean-Marie (John) Canan and Donald Olds as directors to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his or her successor is elected and qualified or until his or her earlier resignation or removal (the “annual directors election proposal”);

3.

Proposal No. 3—Elect each of William A. Haseltine and Vimal Kavuru, conditional upon and to be effective only at the closing of the merger, as a director to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his successor is elected and qualified or until his earlier resignation or removal, as provided in the merger agreement (the “merger directors election proposal”);

4.

Proposal No. 4—Appoint KPMG LLP to hold office as Acasti’s auditors until the close of the next annual meeting of shareholders and to authorize the board of directors of Acasti to fix their remuneration (the “auditor proposal”);

5.

Proposal No. 5—Adopt an advisory (non-binding) resolution approving the compensation of Acasti’s named executive officers, as disclosed in this proxy statement/prospectus (the “compensation proposal”);

6.

Proposal No. 6—Approve amendments to the Acasti stock option plan to provide for a 10% rolling plan by setting the total number of Acasti common shares reserved for issuance pursuant to options granted under the stock option plan to 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to awards issued under the equity incentive plan, as described in this proxy statement/prospectus (the “stock option plan proposal”);

7.	Proposal No. 7—Approve amendments to the Acasti equity incentive plan to set the total number of Acasti common shares reserved for issuance pursuant to awards granted under the equity incentive plan at the lesser of (i) 10% of the issued and outstanding Acasti common shares as of June 24, 2021, representing 20,837,554 Acasti common shares, and (ii) 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to options issued under the stock option plan, as described in this proxy statement/prospectus (the “equity incentive plan proposal”);

8.

Proposal No. 8—If necessary to regain compliance with NASDAQ’s minimum bid price rules, adopt an advisory (non-binding) resolution to amend to the articles of incorporation of Acasti, as amended, to effect a reverse stock split of Acasti common shares, within a range of 1-6 to 1-8 with such specific ratio to be approved by the Acasti board; provided that the Acasti board may determine to accelerate the timing of the proposed reverse stock split through a directors resolution without shareholder approval pursuant to the Business Corporations Act (Québec), if deemed advisable by the Acasti board (the “reverse stock split proposal”); and

9.	Transact such other business as may be properly brought before the meeting.

The approval of the share issuance proposal at the Acasti annual and special meeting is a condition to the completion of the merger. Approval of the annual directors election proposal, the merger directors election proposal, the auditor proposal, the compensation proposal, the stock option proposal and the equity incentive plan proposal at the meeting are not conditions to the completion of the merger.

The Acasti board unanimously recommends that Acasti shareholders vote “FOR” the share issuance proposal, “FOR” the annual directors election proposal, “FOR” the merger directors election proposal, “FOR” the auditor proposal, “FOR” the compensation proposal, “FOR” the stock option plan proposal, “FOR” the equity incentive plan proposal and “FOR” the reverse stock split proposal.

Based on the Grace common stock and Acasti common shares outstanding on July 13, 2021, up to a maximum of 170,500,000 Acasti common shares are issuable to Grace stockholders as merger consideration.

The approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by the requisite Grace stockholders is required to complete the merger. Grace is sending this proxy statement/prospectus to its stockholders to request that they approve and adopt the merger agreement and the transactions contemplated by the merger agreement by executing and returning the written consent furnished with this proxy statement/prospectus.

We cannot complete the merger unless Acasti shareholders approve the share issuance proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Acasti annual and special meeting, please vote your shares as promptly as possible so that your shares may be represented and voted at the meeting. Please note that a failure to vote your Acasti common shares may result in a failure to establish a quorum for the Acasti annual and special meeting, and a failure of the merger to be approved.

After careful consideration, the boards of directors of Acasti and Grace have each approved the merger agreement and the transactions contemplated thereby. The Acasti board of directors recommends that the Acasti shareholders vote “FOR” each of the proposals to be submitted at the Acasti annual and special meeting.

The obligations of Acasti and Grace to complete the merger are subject to the satisfaction or waiver of the conditions in the merger agreement. Additional information about Acasti, Grace and the merger is contained in this proxy statement/prospectus. You should read this entire proxy statement/prospectus carefully. In particular, we urge you to read the section entitled “Risk Factors” beginning on page 33.

We thank you for your consideration and continued support.

Sincerely,

Jan D’Alvise	George Kottayil
Chief Executive Officer	Chief Executive Officer
Acasti Pharma Inc.	Grace Therapeutics Inc.

Neither the Securities and Exchange Commission nor any state securities commission, nor any securities regulatory authority in Canada, has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated July     , 2021, and is first being mailed to Acasti shareholders on or about July     , 2021.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD VIRTUALLY ON AUGUST 26, 2021

To the shareholders of Acasti Pharma Inc.

NOTICE IS HEREBY GIVEN that an annual and special meeting of shareholders of Acasti Pharma Inc., a Québec corporation (“Acasti”), will be held virtually on August 26, 2021 at 1:00 p.m. (Eastern Time). To mitigate risks to health and safety of our shareholders, employees, communities and other stakeholders related to the coronavirus disease 2019, also known as COVID-19, and in order to comply with federal, provincial and municipal restrictions that are or may be imposed in connection with the COVID-19 mitigation efforts, the meeting will take place online only via a virtual meeting portal through which you can listen to the meeting, submit questions and vote online. Registered shareholders and duly appointed proxyholders can attend the meeting online at https://web.lumiagm.com/248665073 where they can participate, vote, or submit questions during the meeting’s live webcast.

The purpose of the Acasti annual and special meeting will be to consider and act upon the following matters:

1.	Proposal No. 1—To approve the issuance of Acasti common shares necessary to complete the transactions contemplated by the merger agreement (the “share issuance proposal”);

2.

Proposal No. 2—To elect Roderick N. Carter, Jan D’Alvise, Jean Marie (John) Canan and Donald Olds as directors to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his or her successor is elected and qualified or until his or her earlier resignation or removal (the “annual directors proposal”);

3.

Proposal No. 3—To elect each of William A. Haseltine and Vimal Kavuru, conditional upon and to be effective only at the closing of the merger, as a director to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his successor is elected and qualified or until his earlier resignation or removal, as provided in the merger agreement (the “merger directors election proposal”);

4.

Proposal No. 4—To appoint KPMG LLP to hold office as Acasti’s auditors until the close of the next annual meeting of shareholders and to authorize the board of directors of Acasti to fix their remuneration (the “auditor proposal”);

5.

Proposal No. 5—To adopt an advisory (non-binding) resolution approving the compensation of Acasti’s named executive officers, as disclosed in this proxy statement/prospectus (the “compensation proposal”);

6.

Proposal No. 6—To approve amendments to the Acasti stock option plan to provide for a 10% rolling plan by setting the total number of Acasti common shares reserved for issuance pursuant to options granted under the stock option plan to 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to awards issued under the equity incentive plan, as described in this proxy statement/prospectus (the “stock option plan proposal”);

7.

Proposal No. 7—To approve amendments to the Acasti equity incentive plan to set the total number of Acasti common shares reserved for issuance pursuant to awards granted under the equity incentive plan at the lesser of (i) 10% of the issued and outstanding Acasti common shares as of June 24, 2021, representing 20,837,554 Acasti common shares, and (ii) 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to options issued under the stock option plan, as described in this proxy statement/prospectus (the “equity incentive plan proposal”);

8.

Proposal No. 9—If necessary to regain compliance with NASDAQ’s minimum bid price rules, to adopt an advisory (non-binding) resolution to amend to the articles of incorporation of Acasti, as amended, to effect a reverse stock split of Acasti common shares, within a range of 1-6 to 1-8 with such specific ratio to be approved by the Acasti board; provided that the Acasti board may determine to accelerate the timing of the proposed reverse stock split through a directors resolution without shareholder approval pursuant to the Business Corporations Act (Québec), if deemed advisable by the Acasti board (the “reverse stock split proposal”); and

9.	To transact such other business as may be properly brought before the meeting.

The approval of the share issuance proposal at the Acasti annual and special meeting is a condition to the completion of the merger. Approval of the annual directors election proposal, merger directors election proposal, the auditor proposal, the compensation proposal, the stock option proposal, the equity incentive plan proposal and the reverse stock split proposal at the meeting are not conditions to the completion of the merger.

The members of the Acasti board unanimously recommend that Acasti shareholders vote “FOR” the share issuance proposal, “FOR” the annual directors election proposal, “FOR” the merger directors election proposal, “FOR” the auditor proposal, “FOR” the compensation proposal, “FOR” the stock option plan proposal, “FOR” the equity incentive plan proposal and “FOR” the reverse stock split proposal.

These items of business are described in detail in the accompanying proxy statement/prospectus. Please read this document carefully in deciding how to vote.

Approval by Acasti shareholders of the issuance of Acasti common shares necessary to effect the transactions contemplated by the merger agreement is a condition to the merger and requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting of Acasti shareholders. Therefore, your vote is very important. Whether or not you plan to attend the Acasti annual and special meeting, please promptly vote your proxy by telephone or by accessing the internet site, following the instructions in the accompanying proxy statement/prospectus, or by marking, dating, signing and returning the accompanying instrument of proxy.

Important Notice Regarding the Availability of Proxy Materials for the annual and special meeting to be held virtually on August 26, 2021:

This proxy statement/prospectus is available at www.acastipharma.com by clicking on “2021 Annual and Special Meeting of Shareholders, Proxy Statement and Annual Report”.

You are entitled to receive notice of and attend the Acasti annual and special meeting, and may vote at the annual and special meeting, if you were a shareholder of Acasti at the close of business on July 14, 2021 (the “Acasti record date”). If you were a registered shareholder on the Acasti record date and you are unable to attend the annual and special meeting, you may vote by proxy on the matters to be considered at the annual and special meeting. Please read the notes accompanying the instrument of proxy enclosed with these materials and then follow the instructions for voting by proxy contained in the accompanying proxy statement/prospectus. If on the Acasti record date, your Acasti common shares were held of record by your brokerage firm, securities dealer, trust company, bank or another similar organization, you may vote at the annual and special meeting if you complete a voting information form received from that organization issued in your name and carefully follow any instructions that are provided to you in connection with that voting information form.

In order for it to be voted at the annual and special meeting, a proxy must be received (whether delivered by mail, telephone or Internet) by no later than 5:00 p.m. (Eastern Time) on August 24, 2021 by Acasti’s registrar and transfer agent, Computershare Investor Services Inc., Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, telephone number: 1-866-732-VOTE (8683), website: www.investorvote.com. The Chairperson of the annual and special meeting may determine, in his or her sole discretion, to accept or reject an instrument of proxy that is delivered to the Chairperson at the annual and special meeting as to any matter in respect of which a vote has not already been cast.

The enclosed instrument of proxy is solicited by the Acasti board of directors and management, but you may amend it if you wish by striking out the names listed in the instrument of proxy and inserting in the space provided the name of the person you wish to represent you at the annual and special meeting.

The proxy statement/prospectus provides a detailed description of the merger and the merger agreement and related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of this document or need help voting your Acasti common shares, please contact Acasti’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 884-4725

Email: ACST@dfking.com

We do not know of any other matters to be presented at the Acasti annual and special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

SIGNED IN LAVAL, QUÉBEC, AS AT

July     , 2021

By order of the Acasti board of directors,

Jan D’Alvise Chief Executive Officer

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Acasti from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.” This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this proxy statement/prospectus through the United States Securities and Exchange Commission (“SEC”) website at www.sec.gov and also on the SEDAR website maintained by the Canadian Securities Administrators (the “CSA”) at www.sedar.com.

You may also obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from D.F. King & Co., Inc., Acasti’s proxy solicitor, at the following address and telephone numbers:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 884-4725

Email: ACST@dfking.com

To receive timely delivery of the documents in advance of the Acasti annual and special meeting, you should make your request no later than five business days prior to the date of the meeting, or no later than August 19, 2021.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Acasti, constitutes a prospectus of Acasti under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common shares, no par value, of Acasti (“Acasti common shares”) to be issued to Grace stockholders pursuant to the merger of MergerCo with and into Grace (the “merger”). This proxy statement/prospectus also constitutes a proxy statement for Acasti under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and constitutes a notice of meeting and proxy circular with respect to the annual and special meeting of Acasti shareholders under applicable Canadian corporate and securities laws.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus and neither Acasti nor Grace takes any responsibility for and cannot provide any assurances as to the reliability of, any other information that others may give you. This proxy statement/prospectus is dated July     , 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date or that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Acasti shareholders nor the issuance of Acasti common shares in connection with the transactions contemplated by the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Acasti has been provided by Acasti and information contained in this proxy statement/prospectus regarding Grace has been provided by Grace.

i

All references in this proxy statement/prospectus to “Acasti” refer to Acasti Pharma Inc., a corporation incorporated under the laws of Québec; all references in this proxy statement/prospectus to “Grace” refer to Grace Therapeutics Inc., a corporation incorporated under the laws of the State of Delaware; all references in this proxy statement/prospectus to “MergerCo” refer to Acasti Pharma U.S., Inc., a corporation incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of Acasti; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of May 7, 2021 by and among Grace, Acasti and MergerCo, a copy of which is included as Annex A to this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the information included or incorporated by reference herein, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act and Section 21E of the Exchange Act and may be forward-looking information as defined under applicable Canadian securities legislation (collectively, “forward-looking statements”). These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Acasti, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “estimate,” “plan,” “believe,” “anticipate,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance.

Forward-looking statements contained in this document may include, without limitation, statements regarding the proposed merger between Acasti and Grace; the timing and financial and strategic benefits thereof; the expected impact of the transaction on the cash balance of Acasti following the merger; Acasti’s future strategy, plans and expectations after the merger; and the anticipated timing of clinical trials and approvals for, and the commercial potential of, Acasti’s products and pipeline product candidates and those of its subsidiaries (including Grace, if the merger is completed).

Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including the failure to receive, on a timely basis or otherwise, the required approvals by Acasti shareholders or Grace stockholders, as applicable, in connection with the merger; the risk that a condition to closing of the merger may not be satisfied; the possibility that the anticipated benefits of the proposed merger may not be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of the businesses of Acasti and Grace will be greater than expected; the ability of the companies following the merger to commercialize drug candidates in line with the companies’ expectations; the ability to retain and hire key personnel and maintain relationships with customers, key opinion leaders, suppliers or other business partners; the impact of legislative, regulatory, competitive and technological changes; and other risk factors relating to the companies’ businesses and the biopharmaceutical industry, as detailed from time to time in Acasti’s reports filed with the SEC and the CSA, which you are encouraged to review. Investors should not place undue reliance on forward-looking statements.

For a discussion of the factors that may cause Acasti’s, Grace’s or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, and for a discussion of risks associated with the ability of Acasti and Grace to complete the merger and the effect of the merger on the business of Acasti, Grace and the combined company, see the section titled “Risk Factors” beginning on page 33.

The forward-looking statements reflect management’s current knowledge, assumptions, beliefs, estimates and expectations and express management’s current view of future performance, results and trends. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Acasti, Grace or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made, or in the case of a document incorporated by reference, as of the date of that document. Except as required by applicable law, neither Acasti nor Grace undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus or to conform these statements to actual results or to changes in expectations.

(continued)

v

(continued)

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND ACASTI ANNUAL AND SPECIAL MEETING

The following are brief answers to certain questions that you may have regarding the proposals being considered at the annual and special meeting of Acasti shareholders. Acasti and Grace urge you to carefully read this entire proxy statement/prospectus, including its Annexes, and the other documents to which this proxy statement/prospectus refers or incorporates by reference, because this section does not provide all the information that might be important to you as an Acasti shareholder. Also see the section entitled “Where You Can Find Additional Information” beginning on page 214.

Q. Why have I received this proxy statement/prospectus?

A. Acasti and Grace entered into the merger agreement providing for the merger of MergerCo with and into Grace. Upon completion of the merger, Grace will be the surviving corporation and, through the merger, will become a wholly-owned subsidiary of Acasti. Upon completion of the merger, stockholders of Grace will receive Acasti common shares in exchange for their shares of Class A common stock of Grace (“Grace Class A common stock”) and Class B common stock of Grace (“Grace Class B common stock” and together with Grace Class A common stock, “Grace common stock”), each with a par value $0.0001 per share. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

In order to complete the merger, among other things, Acasti shareholders must approve Proposal No. 1 and Grace stockholders must execute the written consent to approve and adopt the merger agreement and the transactions contemplated therein.

Acasti will hold an annual and special meeting of its shareholders. This proxy statement/prospectus contains important information about the merger and the special and annual meeting of Acasti. You should read all the available information carefully and its entirety.

Q. What are the proposals on which I am being asked to vote?

A. At the annual and special meeting of shareholders, Acasti shareholders will vote on proposals to:

1.	Proposal No. 1—Approve the issuance of Acasti common shares necessary to complete the transactions contemplated by the merger agreement (the “share issuance proposal”);

2.

Proposal No. 2—Elect Roderick N. Carter, Jan D’Alvise, Jean-Marie (John) Canan and Donald Olds as directors to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his or her successor is elected and qualified or until his or her earlier resignation or removal (the “annual directors election proposal”);

3.

Proposal No. 3—Elect each of William A. Haseltine and Vimal Kavuru, conditional upon and to be effective only at the closing of the merger, as a director to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his successor is elected and qualified or until his earlier resignation or removal, as provided in the merger agreement (the “merger directors election proposal”);

4.

Proposal No. 4—Appoint KPMG LLP to hold office as Acasti’s auditors until the close of the next annual meeting of shareholders and to authorize the board of directors of Acasti to fix their remuneration (the “auditor proposal”);

5.

Proposal No. 5—Adopt an advisory (non-binding) resolution approving the compensation of the Acasti named executive officers, as disclosed in this proxy statement/prospectus (the “compensation proposal”);

6.	Proposal No. 6—Approve amendments to the Acasti stock option plan to provide for a 10% rolling plan by setting the total number of Acasti common shares reserved for issuance pursuant to options granted under the stock option plan to 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to awards issued under the equity incentive plan, as described in this proxy statement/prospectus (the “stock option plan proposal”);

7.

Proposal No. 7—Approve amendments to the Acasti equity incentive plan to set the total number of Acasti common shares reserved for issuance pursuant to awards granted under the equity incentive plan at the lesser of (i) 10% of the issued and outstanding Acasti common shares as of June 24, 2021, representing 20,837,554 Acasti common shares, and (ii) 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to options issued under the stock option plan, as described in this proxy statement/prospectus (the “equity incentive plan proposal”);

8.

Proposal No. 8—If necessary to regain compliance with NASDAQ’s minimum bid price rules, to adopt an advisory (non-binding) resolution to an amend the articles of incorporation of Acasti, as amended, to effect a reverse stock split of Acasti common shares, within a range of 1-6 to 1-8 with such specific ratio to be approved by the Acasti board; provided that the Acasti board may determine to accelerate the timing of the proposed reverse stock split through a directors resolution without shareholder approval pursuant to the Business Corporations Act (Québec) (the “QBCA”), if deemed advisable by the Acasti board (the “reverse stock split proposal”); and

9.	Transact such other business as may be properly brought before the meeting.

As of the date of this proxy statement/prospectus, the board of directors of Acasti is not aware of any such other business.

Based on the Acasti and Grace securities outstanding on July 13, 2021, up to 170,500,000 Acasti common shares are issuable to Grace stockholders as merger consideration pursuant to Proposal No. 1.

The Acasti board unanimously recommends that Acasti shareholders vote “FOR” the share issuance proposal, “FOR” the annual directors election proposal, “FOR” the merger directors election proposal, “FOR” the auditor proposal, “FOR” the compensation proposal, “FOR” the stock option plan proposal, “FOR” the equity incentive plan proposal and “FOR” the reverse stock split proposal.

The approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by the requisite Grace stockholders holding a majority of the issued and outstanding shares of Grace Class A common stock is required to complete the merger. Grace is sending this proxy statement/prospectus to its stockholders to request that they approve and adopt the merger agreement and the transactions contemplated by the merger agreement by executing and returning the written consent furnished with this proxy statement/prospectus. The board of directors of Grace has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Grace and its stockholders, (ii) approved the merger agreement, and all of the transactions contemplated thereby, including, without limitation, the merger, and (iii) recommended that the holders of Grace Class A common stock vote to adopt the merger agreement and the transactions contemplated therein.

Q. What will I receive if the merger is completed?

A. Acasti shareholders will continue to own their existing Acasti common shares after the merger. If the merger is completed, at the effective time of the merger, each issued and outstanding share of Grace common stock (after giving effect to the acceleration of the Grace restricted stock and the conversion of the Grace convertible promissory notes) will automatically be converted into the right to receive a number of Acasti common shares per share of Grace common stock equal to the equity exchange ratio set forth in the merger agreement such that, immediately following the consummation of the merger, existing Acasti shareholders are expected to own at least 55% and existing Grace stockholders are expected to own at most 45% of the outstanding capital stock of the combined company on a fully-diluted basis. The equity exchange ratio is subject to upward adjustment in favor of

Acasti shareholders based on each company’s capitalization and net cash balance at the effective time of the merger, as specified in the merger agreement. For more information on the equity exchange ratio, see the section entitled “Merger Agreement – Equity Exchange Ratio” beginning on page 121.

Q. What effect will the proposed merger transaction have on Acasti and Grace?

A. Pursuant to the merger agreement, MergerCo will be merged with and into Grace, and Grace will be the surviving corporation and will become a wholly-owned subsidiary of Acasti. Grace stockholders will become Acasti shareholders.

Upon completion of the merger, based on the equity exchange ratio, Acasti shareholders immediately prior to the merger will own at least 55% of the combined company, on a fully diluted basis, and Grace stockholders immediately prior to the merger will own at most 45% of the combined company, on a fully diluted basis. The equity exchange ratio is subject to upward adjustment in favor of Acasti shareholders based on each company’s capitalization and net cash balance at the effective time of the merger, as specified in the merger agreement. For more information on the equity exchange ratio see the section entitled “Merger Agreement—Equity Exchange Ratio” beginning on page 121.

Q. What is the value of the merger consideration?

A. Because Acasti will issue a fixed number of Acasti common shares in exchange for each share of Grace common stock based on the equity exchange ratio, the market value of the merger consideration that Grace stockholders will receive will depend on the price per Acasti common share at the time the merger is completed. The market value of the merger consideration will not be known at the time of the Acasti annual and special meeting and may be more or less than the current Acasti common share market price or the market price at the time of the annual and special meeting.

Q. What are the material U.S. federal income tax consequences of the merger to U.S. holders of Grace common stock? Will I be taxed on the Acasti common shares that I receive in connection with the merger?

A. See “Certain United States Federal Income Tax Considerations” beginning on page 143.

Q. When do you expect the merger to be completed?

A. Acasti and Grace are working to complete the merger and expect the merger to close during the third quarter of 2021. Acasti and Grace hope to complete the merger as soon as reasonably practicable after the approval of Acasti shareholders at the Acasti annual and special meeting. However, the closing of the merger is subject to various conditions that must be satisfied or waived before the parties are obligated to complete the merger and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. For more information about the conditions to the merger, see the question below entitled “—What are the conditions to the merger?” and the sections entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 136 and “Risk Factors” beginning on page 33.

Q. What are the conditions to the merger?

A. Completion of the merger is subject to a number of closing conditions, including, among other things:

•	the requisite Acasti shareholder and Grace stockholder approvals shall have been obtained;

•	the registration statement on Form S-4 of which this proxy statement/prospectus is a part shall be effective;

•	the Acasti common shares to be issued in connection with the transactions contemplated by the merger agreement shall have been approved for listing on NASDAQ;

•	no applicable law or order shall be in effect that imposes, and no action shall be pending or threatened that seeks to impose, any material limitations on Acasti’s ownership of Grace;

•

no governmental authority shall have enacted any law or order that prevents or prohibits consummation of the merger or any of the other transactions contemplated in the merger agreement, and no governmental authority shall have instituted any proceeding seeking to prohibit consummation of the merger;

•	the representations and warranties made in the merger agreement by Grace, Acasti and MergerCo, respectively, shall be true and correct, subject to certain materiality thresholds;

•	there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have a material adverse effect on either party; and

•	each party shall have performed, in all material respects, all obligations to be performed by such party at or prior to the effective time of the merger.

Q. Does the Acasti board of directors support the merger? How does the Acasti board of directors recommend that I vote?

A. Yes. The Acasti board of directors has determined that the terms of the merger agreement and the transactions contemplated by it are advisable and in the best interests of Acasti and its shareholders. The Acasti board of directors recommends that Acasti shareholders vote:

•	“FOR” the share issuance proposal;

•	“FOR” the annual directors proposal;

•	“FOR” the merger directors election proposal;

•	“FOR” the auditor proposal;

•	“FOR” the compensation proposal;

•	“FOR” the stock option plan proposal;

•	“FOR” the equity incentive plan proposal; and

•	“FOR” the reverse stock split proposal.

For more information on the recommendation of the Acasti board of directors, see the section entitled “The Merger—Recommendation of the Acasti Board of Directors; Acasti’s Reasons for the Merger” beginning on page 104.

Q. Who will the members of the combined company’s board of directors be after the merger?

A. Pursuant to the terms of the merger agreement, Acasti and Grace have agreed to use commercially reasonable best efforts to take such action to cause the Acasti board of directors following the closing, and continuing until the 2022 annual general meeting of Acasti shareholders, to consist of: (i) two (2) individuals designated by Grace in this proxy statement/prospectus, being William A. Haseltine and Vimal Kavuru, each a current director of Grace, (ii) one (1) individual to be designated by Grace stockholders holding a majority of the Acasti common shares held by Grace stockholders at the relevant time, and (iii) four (4) individuals designated by Acasti in this proxy statement/prospectus, being Roderick N. Carter, Jean-Marie (John) Canan, Jan D’Alvise and Donald Olds, each a current director of Acasti. To the extent that Acasti shareholder approval to effect this board composition is not obtained prior to the closing, Acasti has agreed to take all actions necessary so that the Acasti board of directors will consist of four (4) individuals designated by Acasti and three (3) individuals designated by Grace.

Q. Do any of Acasti’s directors or executive officers have interests in the merger that may differ from or be in addition to my interests as an Acasti shareholder?

A. Yes. In considering the recommendation of the Acasti board of directors, you should be aware that Acasti’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Acasti shareholders generally.

See “The Merger—Interests of Acasti Directors and Executive Officers in the Merger” for more information regarding the interests of Acasti’s directors and executive officers in the merger.

Q. Does the Grace board of directors support the merger?

A. Yes. The Grace board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Grace and its stockholders, (ii) approved the merger agreement, and all of the transactions contemplated thereby, including, without limitation, the merger, and (iii) recommended that the holders of Grace Class A common stock vote to adopt the merger agreement.

For more information on the recommendation of the Grace board of directors, see the section entitled “The Merger—Recommendation of the Grace Board of Directors; Grace’s Reasons for the Merger” beginning on page 112.

Q. When and where will the Acasti shareholder meeting be held?

A. The Acasti annual and special meeting will be held virtually on August 26, 2021, at 1:00 p.m. (Eastern Time).

Q. How do I participate in the Acasti shareholder meeting virtually?

A. Acasti shareholders can attend the annual and special meeting online by going to https://web.lumiagm.com/248665073.

It is important that you are connected to the internet at all times during the meeting in order to vote when balloting commences.

Registered Acasti shareholders and duly appointed proxyholders can participate in the meeting by clicking “I have a login” and entering a username and password before the start of the meeting.

In order to participate online, Acasti shareholders must have a valid    -digit control number and proxyholders must have received an email from Computershare Investor Services Inc. (“Computershare”) containing a username. For registered shareholders, the 15-digit control number located on the form of proxy or in the email notification you received is the username and the password is “acasti2021”. For duly appointed proxyholders, Computershare will provide the proxyholder with a username after the voting deadline has passed. The password is “acasti2021”. Voting at the meeting will only be available for registered Acasti shareholders and duly appointed proxyholders. Non-registered shareholders who have not appointed themselves may attend the meeting by clicking “I am a guest” and completing the online form.

Acasti shareholders who wish to appoint a third-party proxyholder to represent them at the online meeting must submit their proxy or voting instruction form (as applicable) prior to registering their proxyholder. Registering the proxyholder is an additional step once a shareholder has submitted their proxy/voting instruction form. Failure to register a duly appointed proxyholder will result in the proxyholder not receiving a username to participate in the meeting. To register a proxyholder, Acasti shareholders MUST visit https://www.computershare.com/acasti by 5:00 p.m. Eastern Time on August 24, 2021 and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a username via email.

Registered Acasti shareholders that have a 15-digit control number, along with duly appointed proxyholders who were assigned a username by Computershare will be able to vote and submit questions during the meeting. To do so, please go to https://web.lumiagm.com/248665073 prior to the start of the meeting to login. Click on “I have a login” and enter your    -digit control number or username along with the password “acasti2021”. Non-registered shareholders who have not appointed themselves to vote at the meeting may login as a guest, by clicking on “I am a Guest” and complete the online form. Non-registered shareholders who do not have a 15-digit control number or username will only be able to attend as a guest, which allows them listen to the meeting; however, they will not be able to vote or submit questions. Please see the information below for an explanation of why certain Acasti shareholders may not receive a form of proxy.

If you are using a 15-digit control number to login to the online meeting and you accept the terms and conditions, you will be revoking any and all previously submitted proxies. However, in such a case, you will be provided the opportunity to vote by ballot on the matters put forth at the meeting. If you DO NOT wish to revoke all previously submitted proxies, do not accept the terms and conditions, in which case you can only enter the meeting as a guest.

If you are eligible to vote at the meeting, it is important that you are connected to the internet at all times during the meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the meeting.

To attend and vote at the virtual meeting, a beneficial holder must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the meeting. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a legal proxy form. After first obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the meeting, you must submit a copy of your legal proxy to Computershare. Requests for registration should be directed to Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1 or service@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time on August 24, 2021. You will receive a confirmation of your registration by email after we receive your registration materials. Please note that you are required to register your appointment at https://www.computershare.com/acasti.

Q. Who is entitled to attend the Acasti shareholder meeting?

A. All Acasti shareholders as of July 14, 2021 (the “Acasti record date”) are invited to attend the Acasti annual and special meeting, including shareholders whose shares are held by their brokerage firm or another similar organization, or who otherwise do not hold their common shares in their own name, who are considered “beneficial shareholders.” Beneficial shareholders fall into two categories—those who object to their identity being made known to the issuers of securities which they own (“OBOs”) and those who do not object to their identity being made known to the issuers of the securities which they own (“NOBOs”). Beneficial shareholders should note that only proxies deposited by Acasti shareholders who appear on the records maintained by Acasti’s registrar and transfer agent as registered holders of Acasti common shares will be recognized for the purposes of attending and voting at the Acasti annual and special meeting. If Acasti common shares are listed in an account statement provided to a beneficial shareholder by a broker, then those Acasti common shares will, in all likelihood, not be registered in the shareholder’s name. Such Acasti common shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. Without specific instructions, brokers and their agents and nominees are prohibited from voting Acasti common shares for the broker’s clients. Therefore, each beneficial shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Acasti annual and special meeting.

Although a beneficial shareholder may not be recognized directly at the Acasti annual and special meeting for the purposes of voting Acasti common shares registered in the name of such shareholders’ broker, a beneficial shareholder may attend the Acasti annual and special meeting as proxyholder for the registered shareholder and vote the Acasti common shares in that capacity. A beneficial shareholder who wishes to attend the Acasti annual and special meeting and to vote their Acasti common shares as proxyholder for the registered shareholder, should enter their own name in the blank space on the voting instruction form and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker. Alternatively, National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”) allows a beneficial shareholder in Canada to submit to the applicable intermediary any document in writing that requests that the beneficial shareholder, or a nominee of the beneficial shareholder, be appointed as proxyholder. If such a request is received, the applicable intermediary must arrange, without expense to the beneficial shareholder, to appoint such beneficial shareholder or its nominee as a proxyholder and to deposit that proxy within the time specified in this proxy statement/prospectus, provided that the intermediary receives such written instructions from the beneficial shareholder at least one business day prior to the time by which proxies are to be submitted at the Acasti annual and special meeting, with the result that such a written request must be received by 5 p.m. (Eastern Time) on the day which is at least three business days prior to the Acasti annual and special meeting.

Q. Who is entitled to vote at the Acasti shareholder meeting?

A. Acasti shareholders registered as at July 14, 2021 are entitled to attend and vote at the meeting. Acasti shareholders who wish to be represented by proxy at the meeting must, to entitle the person appointed by the proxy to attend and vote, deliver their proxies at the place and within the time set forth in this proxy statement/prospectus.

Acasti’s authorized capital consists of an unlimited number of no par value Class A common shares (defined herein as the Acasti common shares) and an unlimited number of no par value Class B, Class C, Class D and Class E preferred shares, issuable in one or more series.

As at July 13, 2021, there were a total of 208,375,549 Acasti common shares issued and outstanding and no preferred shares issued and outstanding. Each Acasti common share entitles its holder to one vote.

Q. What vote is required to approve each of the proposals at the Acasti annual and special meeting?

A. The required votes by Acasti shareholders are as follows:

Proposal No. 1: Share Issuance Proposal

You may select “For”, “Against” or “Abstain” with respect to Proposal No. 1. The affirmative vote of a majority of the votes cast at the meeting is required for the approval of the issuance of Acasti common shares to Grace stockholders pursuant to the merger agreement.

Proposal No. 2: Annual Directors Election Proposal

You may select “For” or “Withhold” with respect to each nominee for director under Proposal No. 2. The affirmative vote of a majority of the votes cast at the meeting is required for the approval of the election of the directors pursuant to the annual directors election proposal.

Proposal No. 3: Merger Directors Election Proposal

You may select “For” or “Withhold” with respect to each nominee for director under Proposal No. 3. The affirmative vote of a majority of the votes cast at the meeting is required for the approval of the election of the directors pursuant to the merger directors election proposal. Such election is conditional upon and shall be effective only at the closing of the merger.

Proposal No. 4: Auditor Proposal

You may select “For” or “Withhold” your vote with respect to Proposal No. 4. The affirmative vote of a majority of the votes cast at the meeting is required for the approval for KPMG LLP to hold office as Acasti’s auditors until the close of the next annual meeting of Acasti shareholders and to authorize the board to fix their remuneration.

Proposal No. 5: Compensation Proposal

You may select “For”, “Against” or “Abstain” with respect to Proposal No. 5. The affirmative vote of a majority of the votes cast at the meeting is required for the approval, on an advisory (non-binding) basis, of the compensation of Acasti’s named executive officers, as disclosed in this proxy statement/prospectus. The results of the vote on the proposal are not binding on the Acasti board.

Proposal No. 6: Stock Option Plan Proposal

You may select “For”, “Against” or “Abstain” with respect to Proposal No. 6. The affirmative vote of a majority of the votes cast at the meeting by the disinterested Acasti shareholders is required for the approval of the amended stock option plan.

Proposal No. 7: Equity Incentive Plan Proposal

You may select “For”, “Against” or “Abstain” with respect to Proposal No. 7. The affirmative vote of a majority of the votes cast at the meeting by the disinterested Acasti shareholders is required for the approval of the amended equity incentive plan.

Proposal No. 8: Reverse Stock Split Proposal

You may select “For”, “Against” or “Abstain” with respect to Proposal No. 8. The affirmative vote of a majority of the votes cast at the meeting is required for the approval, on an advisory (non-binding) basis, if necessary to regain compliance with NASDAQ’s minimum bid price rules, of the proposal to effect a reverse stock split of Acasti common shares, within a range of 1-6 to 1-8 with such specific ratio to be approved by the Acasti board, as disclosed in this proxy statement/prospectus. The results of the vote on the proposal are not binding on the Acasti board and the Acasti board may determine to accelerate the timing of the proposed reverse stock split through a directors resolution without shareholder approval pursuant to the QBCA, if deemed advisable by the Acasti board.

Failures to vote, abstentions and broker non-votes, if any, will not count as a vote “Against” any proposal.

Q. What constitutes a quorum at the Acasti annual and special meeting?

A. At least two persons present, each being an Acasti shareholder entitled to vote at the Acasti annual and special meeting or a duly appointed proxyholder or representative for an Acasti shareholder so entitled, and together holding or representing Acasti common shares having not less than 33 1⁄3% of the outstanding votes entitled to be cast at the Acasti annual and special meeting, constitute a quorum for the transaction of business at the Acasti annual and special meeting. All Acasti common shares represented at the Acasti annual and special meeting, including broker non-votes and Acasti common shares that are represented but that abstain from voting, will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum.

Q. How are broker non-votes treated?

A. Acasti common shares that are represented by “broker non-votes” (i.e., Acasti common shares held by a bank, broker or other holder of record holding shares for a beneficial shareholder that are represented at the Acasti annual and special meeting but with respect to which the bank, broker or other holder of record is not empowered to vote on a particular proposal) and Acasti common shares held by Acasti shareholders who abstain from voting (or vote “withhold”) on any proposal will have no effect on the legal outcome of the proposal, but are included for quorum purposes.

All Acasti shareholders that hold shares through a bank, broker or other holder of record are urged to follow the voting instructions provided by your broker, bank or other nominee so as to ensure that such parties may vote your Acasti common shares on your behalf at the Acasti annual and special meeting. Please note that you may not vote your Acasti common shares held in street name by returning a proxy card directly to Acasti or by voting at the Acasti annual and special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q. How many votes do I have?

A. On a show of hands, every Acasti common shareholder present has one vote, and on a poll, every Acasti common shareholder present has one vote for each Acasti common share registered in such Acasti shareholder’s name as of the close of business on the Acasti record date.

Q. How do I vote?

A. A registered Acasti shareholder or a non-registered shareholder who has appointed themselves or a third-party proxyholder to represent them at the meeting will appear on a list of Acasti shareholders prepared by Computershare, which Acasti’s the transfer agent and registrar for the meeting. To have their Acasti common shares voted at the meeting, each registered shareholder or proxyholder will be required to enter their control number or username provided by Computershare at https://web.lumiagm.com/248665073 prior to the start of the meeting. In order to vote, non-registered shareholders who appoint themselves as a proxyholder MUST register with Computershare at https://www.computershare.com/acasti after submitting their voting instruction form in order to receive a username.

Most non-registered shareholders who have not waived the right to receive proxy materials will receive a voting instruction form. Registered shareholders will, and some non-registered shareholders may, receive a form of proxy. Acasti shareholders should follow the procedures set out below, depending on what type of form they receive.

1. Voting Instruction Form. If you are a non-registered shareholder and do not wish to attend and vote at the meeting (or have another person attend and vote on your behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form, so that the intermediary may vote on your behalf.

If you are a non-registered shareholder who wishes to attend and vote at the meeting (or have another person attend and vote on your behalf), you must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to you.

OR

2. Form of Proxy. If you are a registered shareholder, you will receive a form of proxy to be completed, signed and returned in accordance with the directions on the form, if you do not wish to attend and vote at the meeting (or have another person attend and vote on your behalf).

Less frequently, a non-registered shareholder will receive, as part of the proxy materials, a form of proxy that has already been signed by the intermediary (typically by a facsimile or stamped signature), which is restricted as to the number of Acasti common shares beneficially owned by the non-registered shareholder but which is otherwise uncompleted. In such a case, if you are a non-registered shareholder and do not wish to attend and vote at the meeting (or have another person attend and vote on your behalf), you must complete the form of proxy and deposit it with Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Canada, M5J 2Y1. If you are a non-registered shareholder and you wish to attend and vote at the meeting (or have another person attend and vote on your behalf), you must strike out the names of the persons named in the proxy and insert your (or such other person’s) name in the blank space provided.

To attend and vote at the virtual meeting, a non-registered beneficial holder must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the meeting. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a legal proxy form. After first obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the meeting, you must submit a copy of your legal proxy to Computershare. Requests for registration should be directed to Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1 or service@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time on August 24, 2021. You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the meeting and vote your shares at      during the meeting. Please note that you are required to register your appointment at https://www.computershare.com/acasti.

Acasti shareholders should follow the instructions on the forms they receive, and non-registered shareholders should contact their intermediaries promptly if they need assistance.

The proxy materials are being sent or made available to both registered and non-registered owners of Acasti common shares. Acasti is sending proxy materials indirectly to non-objecting beneficial owners (as defined in NI 54-101). Acasti intends to pay for intermediaries to forward to objecting beneficial owners (as defined in NI 54-101) the proxy materials.

Q. How do I request a copy of the proxy materials?

A. To request a printed copy of the proxy materials, please contact your intermediary, if you are a non-registered (beneficial) shareholder, or if you are a registered shareholder, contact Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1.

Q. How do I change my vote?

A. An Acasti shareholder who has given a proxy may revoke it, as to any motion on which a vote has not already been cast pursuant to the authority conferred by it, by an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. The revocation of a proxy, in order to be acted upon, must be deposited with Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1 at any time but no less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the day of the meeting, or any adjournment thereof at which the proxy is to be used, or, by a registered shareholder, with the Secretary or the Chairperson of the meeting on the day of the meeting or any adjournment thereof, or in any other manner permitted by law.

In addition, a proxy may be revoked by the shareholder executing another form of proxy bearing a later date and depositing same at the offices of Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1 no less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the day of the meeting or, by a registered shareholder, with the Secretary or the Chairperson of the meeting at the time and place of the meeting or any adjournment thereof or by the shareholder personally attending the meeting and voting his or her shares.

Q. What is the difference between registered and non-registered (beneficial) shareholders?

A. The voting process is different depending on whether you are a registered or non-registered (i.e., beneficial) shareholder:

Registered Shareholders

You are a registered shareholder if your name appears on your share certificate or in the registers of Acasti maintained by Computershare. Your proxy form tells you whether you are a registered shareholder. Acasti will mail copies of the Notice of Meeting, this proxy statement/prospectus and the form of proxy directly to registered shareholders. Acasti has previously mailed its annual report to all registered shareholders.

Only registered shareholders or the persons they appoint as their proxies are permitted to vote at the meeting.

Non-Registered Shareholders

In many cases, Acasti common shares beneficially owned by a non-registered shareholder are registered either:

a)

in the name of an intermediary that the non-registered shareholder deals with in respect of the Acasti common shares, such as securities dealers or brokers, banks, trust companies, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs, 401(k)s and similar plans; or

b)

in the name of a clearing agency, of which the intermediary is a participant. In accordance with NI 54-101, and pursuant to Rule 14a-13 of the Exchange Act, Acasti has distributed copies of the Notice of Meeting and this proxy statement/prospectus (collectively, the “Meeting Materials”) to the clearing agencies and intermediaries for distribution to non-registered Acasti shareholders.

Intermediaries are required to forward the Meeting Materials to non-registered shareholders, and often use a service provider for this purpose. Non-registered shareholders will either:

a)

typically, be provided with a computerized form (often called a “voting instruction form”) which is not signed by the intermediary and which, when properly completed and signed by the non-registered shareholder and returned to the intermediary or its service provider, will constitute voting instructions which the intermediary must follow. The non-registered shareholder will generally be given a page of instructions which contains a removable label containing a bar-code and other information. In order for the applicable computerized form to validly constitute a voting instruction form, the non-registered shareholder must remove the label from the instructions and affix it to the computerized form, properly complete and sign the form and submit it to the intermediary or its service provider in accordance with the instructions of the intermediary or its service provider. In certain cases, the non-registered shareholder may provide such voting instructions to the intermediary or its service provider through the internet or through a toll-free telephone number; or

b)

less commonly, be given a proxy form which has already been signed by the intermediary (typically by a facsimile, stamped signature), which is restricted to the number of Acasti common shares beneficially owned by the non-registered shareholder, but which is otherwise not completed. In this case, the non-registered shareholder who wishes to submit a proxy should properly complete the proxy form and submit it to Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1.

Under applicable securities laws, a beneficial owner is an OBO if such beneficial owner has or is deemed to have provided instructions to the intermediary holding the securities on such beneficial owner’s behalf objecting to the intermediary disclosing ownership information about the beneficial owner in accordance with such laws. If you are an OBO, you received these materials from your intermediary or its agent and your intermediary is required to seek your instructions as to how to vote your Acasti common shares. Acasti has agreed to pay for intermediaries to deliver to OBOs the proxy-related materials and the relevant voting instruction form. The voting instruction form that is sent to an OBO by the intermediary or its agent should contain an explanation as to how you can exercise your voting rights, including how to attend and vote directly at the meeting. Please provide your voting instructions to your intermediary as specified in the voting instruction form.

In either case, the purpose of these procedures is to permit non-registered shareholders to direct the voting of the Acasti common shares they beneficially own.

If you are a non-registered shareholder who receives a voting instruction form and who wishes to vote at the meeting (or have another person attend and vote on your behalf), you should print your name, or that of such other person, on the voting instruction form and return it to the intermediary or its service provider. If you are a non-registered shareholder who receives a proxy form and who wishes to vote at the meeting (or have another person attend and vote on your behalf), you should strike out the names of the persons set out in the proxy form and write your name or such other person in the blank space provided and submit it to Computershare at the address set out at (b) above.

In all cases, non-registered shareholders should carefully follow the instructions of their intermediary, including those regarding when, where and by what means the voting instruction form or proxy form must be delivered.

A non-registered shareholder may revoke voting instructions which have been given to an intermediary at any time by written notice to the intermediary.

If your Acasti common shares are registered directly in your name with Acasti’s transfer agent, Computershare, you are considered the shareholder of record with respect to those Acasti common shares. As the shareholder of record, you have the right to grant your proxy directly to Acasti or to a third party, or to vote at the Acasti annual and special meeting.

If your Acasti common shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial shareholder of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the shareholder of record with respect to those Acasti common shares. Your bank, brokerage firm or other nominee will send you, as the beneficial shareholder, a package describing the procedure for voting your Acasti common shares. You should follow the instructions provided by them to vote your Acasti common shares. You may not vote these shares at the Acasti annual and special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your Acasti common shares, giving you the right to vote the shares at the Acasti annual and special meeting.

Q. If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares for me?

A. Canadian and U.S. regulations require brokers and other intermediaries to seek voting instructions from beneficial shareholders in advance of the Acasti shareholder meeting. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by beneficial shareholders in order to ensure that their Acasti common shares are voted at the Acasti annual and special meeting. The form of proxy supplied to a beneficial shareholder by its broker (or the agent of the broker) is substantially similar to the instrument of proxy provided directly to registered Acasti shareholders by Acasti. However, its purpose is limited to instructing the registered Acasti shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the beneficial shareholder. A beneficial shareholder who receives a voting instruction form from its broker or other intermediary cannot use that form to vote Acasti common shares directly at the Acasti annual and special meeting. The voting instruction form must be returned to your broker or other intermediary (or instructions respecting the voting of Acasti common shares must otherwise be communicated to your broker or other intermediary) well in advance of the Acasti annual and special meeting in order to have the Acasti common shares voted. If you have any questions respecting the voting of Acasti common shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

This proxy statement/prospectus and the instrument of proxy and voting instruction form, as applicable, are being provided to both registered Acasti shareholders and beneficial shareholders. Subject to the provisions of NI 54-101 and Rule 14a-13 under the Exchange Act, issuers may request and obtain a list of their NOBOs from intermediaries directly or via their transfer agent and may obtain and use the NOBO list for the distribution of proxy-related materials directly to such NOBOs.

Acasti has distributed copies of this proxy statement/prospectus, instrument of proxy and voting instruction form to intermediaries for distribution to NOBOs. Unless you have waived your right to receive these materials, intermediaries are required to deliver them to you as a NOBO of Acasti and to seek your instructions on how to vote your Acasti common shares.

Acasti’s OBOs can expect to be contacted by their brokers or their broker’s agents.

Q. What does it mean to appoint a proxy and what happens if I do not designate a proxy?

A. The persons named in the enclosed form of proxy are directors or officers of Acasti. Each shareholder who is entitled to vote at the meeting is entitled to appoint a person, who need not be a shareholder, to represent him or her at the meeting other than those whose names are printed on the accompanying form of proxy by inserting such other person’s name in the blank space provided in the form of proxy and signing the form of proxy or by completing and signing another proper form of proxy. To be valid, the duly completed form of proxy must be deposited at the offices of Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1 no less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the day of the meeting or, by a registered shareholder, with the Secretary or the Chairperson of the meeting at the time and place of the meeting or any adjournment thereof. The instrument appointing a proxy-holder must be executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a corporate body, by its authorized officer or officers.

All Acasti common shares represented at the meeting by properly executed proxies will be voted, and where a choice with respect to any matter to be acted upon has been specified in the instrument of proxy, the Acasti common shares represented by the proxy will be voted in accordance with such specifications. In the absence of any such specifications, the management designees, if named as proxy, will vote FOR of all the matters set out herein. Instructions with respect to voting will be respected by the persons designated in the enclosed form of proxy. With respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters that may properly come before the meeting, such Acasti common shares will be voted by the persons so designated at their discretion. At the time of printing this proxy statement/prospectus, management of Acasti knows of no such amendments, variations or other matters.

Q. Who will solicit and pay the cost of soliciting proxies?

A. The Acasti board of directors and Acasti management are soliciting your proxy for use at the Acasti annual and special meeting and any adjournment or postponement thereof. All associated costs of the proxy solicitation will be borne by Acasti. In addition to the use of the mail, proxies may be solicited by directors, officers and other employees of Acasti, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Acasti will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to beneficial shareholders and will provide customary reimbursement to such firms for the cost of forwarding these materials. Acasti has retained D.F. King & Co., Inc. to assist in its solicitation of proxies and has agreed to pay them a fee estimated to be up to approximately $20,000, plus reasonable expenses, for these services. If you have any questions or need assistance you may contact D.F. King & Co. at (800) 848-3416 or ACST@dfking.com. The cost of solicitation of proxies will be borne by Acasti.

Q. If a shareholder gives a proxy, how are the Acasti common shares voted? What will happen if an Acasti shareholder returns a proxy card without indicating how to vote?

A. If you designate the individuals named on the enclosed proxy card as your proxy, your Acasti common shares will be voted as specified by you on your proxy card.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the Acasti common shares represented by your properly signed proxy will be voted as the Acasti board of directors recommends and, therefore, “FOR” each of the proposals being submitted to a vote of Acasti shareholders at the Acasti annual and special meeting.

Q. How do I appoint a third-party proxyholder?

A. Acasti shareholders who wish to appoint a third-party proxyholder to represent them at the online meeting must submit their proxy or voting instruction form (if applicable) prior to registering your proxyholder. Registering your proxyholder is an additional step once you have submitted your proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a username to participate in the meeting. To register a proxyholder, shareholders MUST visit www.computershare.com/acasti by 5:00 p.m. Eastern Time on August 24, 2021 and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a username via email.

A proxy can be submitted to Computershare either in person, or by mail or courier, to 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1, or via the internet at service@computershare.com. The proxy must be deposited with Computershare by no later than 5:00 p.m. Eastern Time on August 24, 2021, or if the meeting is adjourned or postponed, not less than 48 hours, excluding Saturdays, Sundays and statutory holidays, before the commencement of such adjourned or postponed meeting. If a shareholder who has submitted a proxy attends the meeting via the webcast and has accepted the terms and conditions when entering the meeting online, any votes cast by such shareholder on a ballot will be counted and the submitted proxy will be disregarded.

Without a username, proxyholders will not be able to vote at the meeting.

Q. What do I do if I receive more than one proxy or set of voting instructions?

A. This means that you own Acasti common shares that are registered under different accounts. For example, you may own some Acasti common shares directly as a registered shareholder and other Acasti common shares as a non-registered shareholder through an intermediary, or you may own Acasti common shares through more than one such organization. In these situations, you will receive multiple sets of proxy materials. It is necessary for you to complete and return all proxy cards and voting instruction forms in order to vote all of the Acasti common shares you own. Please make sure you return each proxy card or voting instruction form in the accompanying return envelope. You may also vote by internet, telephone, facsimile or email by following the instructions on your proxy materials.

Q. How can I make a shareholder proposal for the 2022 Annual General Meeting?

A. Shareholder proposals intended to be presented in proxy materials relating to Acasti’s 2022 annual meeting of shareholders must be received by Acasti on or before March     , 2022, unless the date of the meeting is

changed by more than 30 calendar days from the date of the meeting (in which case proposals must be received a reasonable time before Acasti begins to print and mail its proxy materials), and must satisfy the requirements of the proxy rules promulgated by the SEC. For a proposal to be valid, it must comply with both the QBCA and the Exchange Act.

In order for a shareholder proposal to be eligible for inclusion in the proxy statement for Acasti’s 2022 annual meeting of shareholders under the QBCA, the proposal must be in writing, accompanied by the requisite declarations and signed by the submitter and qualified shareholders who at the time of signing are the registered or non-registered owners of Acasti common shares that, in the aggregate: (a) constitute at least 1% of the issued Acasti common shares; or (b) have a fair market value in excess of C$2,000. For the submitter or a qualified shareholder to be eligible to sign the proposal, that shareholder must have been the registered or non-registered owner of the Acasti common shares for an uninterrupted period of at least 6 months before the date the proposal is submitted.

In order for a shareholder proposal to be eligible for inclusion in the proxy statement for Acasti’s 2022 annual meeting of shareholder under the Exchange Act, the shareholder must submit the proposal in accordance with Rule 14a-8 of the Exchange Act, and the shareholder must have continuously held at least $2,000 in market value for at least 3 years, $15,000 in market value for at least 2 years, or $25,000 in market value for 1 year by the date the shareholder submits the proposal. Alternatively, if the shareholder continuously held at least $2,000 Acasti common shares for at least one year as of January 4, 2021, and has continuously maintained a minimum investment of at least $2,000 of Acasti common shares from January 4, 2021 through the date the proposal is submitted to Acasti, the shareholder will be eligible to submit a proposal for Acasti’s 2022 annual meeting of shareholders. In each case, the shareholder must continue to hold those Acasti common shares through the date of Acasti’s 2022 annual meeting of shareholders.

A shareholder wishing to nominate an individual to be a director, other than pursuant to a requisition of a meeting made pursuant to the QBCA or a shareholder proposal made pursuant to the QBCA and Exchange Act proxy access provisions described above, is required to comply with Acasti’s advance notice bylaw (the “Advance Notice Bylaw”). The Advance Notice Bylaw provides, inter alia, that proper written notice of any such director nomination (the “Nomination Notice”) for an annual general meeting of shareholders must be provided to the Secretary of Acasti not less than 30 days nor more than 65 days prior to the date of the annual general meeting of shareholders; provided, however, that if the annual general meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual general meeting was made, the Nomination Notice must be provided no later than the close of business on the 10th day following the Notice Date. The foregoing is merely a summary of provisions contained in the Advance Notice Bylaw and is qualified by the full text of the Advance Notice Bylaw provisions. The full text is set out in the Advance Notice Bylaw, a copy of which is filed under Acasti’s profile at www.sedar.com or www.sec.gov.

For any other shareholder proposals to be presented at Acasti’s 2022 annual meeting of shareholders, Rule 14a-4(c) under the Exchange Act provides that if a proponent of a proposal fails to notify Acasti at least 45 days prior to the first anniversary of the date of first mailing of this proxy statement/prospectus (or any date specified in the Advance Notice Bylaw), then brokers or nominees will be allowed to use their discretionary voting authority with respect to the voting of proxies when the proposal is presented at the meeting, without any discussion of the matter in the proxy statement. With respect to Acasti’s 2022 annual meeting of shareholders, if Acasti is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in Acasti’s proxy statement for that meeting, by                    , 2022 (or any date specified in the Advance Notice Bylaw), brokers or nominees will be allowed to use their discretionary authority with respect to the voting of proxies.

Q. What happens if I sell my Acasti common shares before the applicable special meeting?

A. The record date for the Acasti annual and special meeting is earlier than the date of the Acasti annual and special meeting and the date that the merger is expected to be completed. If you transfer your Acasti common shares after the Acasti record date but before the Acasti annual and special meeting, you will retain your right to vote at the Acasti annual and special meeting.

Q. What do I need to do now?

A. You should carefully read and consider the information contained in, and incorporated by reference into, this proxy statement/prospectus, including its Annexes. Once you have reviewed this proxy statement/prospectus, please authorize a proxyholder to vote your Acasti common shares as soon as possible, to ensure your shares are voted.

Q. Are Acasti shareholders or Grace stockholders entitled to dissenter or appraisal rights?

A. Neither Acasti shareholders nor Grace stockholders are entitled to appraisal or dissenter’s rights in connection with the merger or any of the other transactions described in this proxy statement/prospectus. See the section entitled “Appraisal and Dissenter’s Rights” beginning on page 211.

Q. What if amendments are made to the proposals or if other matters are brought before the meeting?

A. If there are any amendments or variations in any of the proposals shown in the proxy statement/prospectus, or any other matters which may properly come before the meeting, Acasti common shares will be voted by the appointed proxyholder as he or she in their sole discretion sees fit.

As of the date of this proxy statement/prospectus, the Acasti board is not aware of any such amendments, variations or other matters to come before the meeting. However, if any such changes that are not currently known to the Acasti board should properly come before the meeting, the Acasti common shares represented by your proxyholders will be voted in accordance with the best judgment of your proxyholders.

Q. Who will tabulate the votes?

A. Acasti currently expects that Computershare will tabulate the votes, and Acasti’s Corporate Secretary will be its inspector of elections for the meeting.

Q. When will voting results be disclosed?

A. Preliminary voting results will be announced at the meeting. Final voting results will be filed with the Canadian provincial securities regulatory authorities on SEDAR at www.sedar.com and will also be published in a Current Report on Form 8-K filed with the SEC on EDGAR at www.sec.gov within 4 business days of the meeting.

Q. Who may adjourn the meeting?

A. The meeting may be adjourned to any other time and any other place by the shareholders present or represented at the meeting and entitled to vote even when such shareholders do not constitute a quorum.

Q. Who can help answer any other questions I might have?

A. Acasti shareholders who have questions about the merger, the matters to be voted on at the Acasti annual and special meeting, or how to submit a proxy or who desire additional copies of this proxy statement/prospectus or additional proxy cards should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 884-4725

Email: ACST@dfking.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. Acasti and Grace urge you to carefully read this proxy statement/prospectus in its entirety, as well as all Annexes. Additional important information also is contained in the documents incorporated by reference into this proxy statement/prospectus; see the section entitled “Where You Can Find Additional Information” beginning on page 214.

When referring to equity holders of the two parties to the merger, this document generally uses “shareholders” with respect to Acasti and “stockholders” with respect to Grace and “shareholders” with respect to both companies, unless the context otherwise requires.

The Companies

Acasti

Acasti Pharma Inc., a corporation incorporated under the laws of Québec, is headquartered in Laval, Québec, Canada. Acasti is a biopharmaceutical innovator that has historically focused on the research, development and commercialization of prescription drugs using omega-3 fatty acids delivered both as free fatty acids and bound-to-phospholipid esters derived from krill oil for the treatment of cardiometabolic diseases, specifically hypertriglyceridemia.

Acasti’s principal executive offices are located at 3009 boul. de la Concorde East, Suite 102, Laval, Québec, Canada H7E 2B5 and its telephone number is (450) 686-4555. Acasti common shares are listed on the NASDAQ Capital Market and the TSX Venture Exchange and trade under the symbol “ACST”.

This proxy statement/prospectus incorporates important business and financial information about Acasti from other documents filed by Acasti with the SEC that are incorporated by reference herein; see the section entitled “Where You Can Find Additional Information” beginning on page 214.

Grace

Grace Therapeutics Inc., a Delaware corporation, is headquartered in East Brunswick, New Jersey. Grace is a privately-held emerging biopharmaceutical company focused on developing innovative drug delivery technologies for the treatment of rare and orphan diseases.

Grace’s principal executive offices are located at 2 Tower Center Boulevard, Suite 1101G, East Brunswick, New Jersey 08816 and its telephone number is (646) 809-6839.

MergerCo

Acasti Pharma U.S., Inc. (“MergerCo”) is a corporation incorporated under the laws of the State of Delaware and is a wholly-owned subsidiary of Acasti. MergerCo was organized on May 3, 2021. MergerCo has conducted its operations only as contemplated by the merger agreement and has not incurred any material obligations or liabilities.

MergerCo’s registered office is located at Corporation Services Company, 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle.

The Merger

On May 6, 2021, the Acasti board of directors approved the merger agreement and the merger. On May 5, 2021, the Grace board of directors approved the merger agreement and the merger.

At the effective time of the merger, each issued and outstanding share of Grace common stock (after giving effect to the acceleration of the Grace restricted stock and the conversion of the Grace convertible promissory notes) will automatically be converted into the right to receive a number of Acasti common shares per share of Grace common stock equal to the equity exchange ratio set forth in the merger agreement such that, immediately following the consummation of the merger, existing Acasti shareholders will own at least 55% and existing Grace stockholders will own at most 45% of the outstanding capital stock of the combined company on a fully-diluted basis. The equity exchange ratio is subject to upward adjustment in favor of Acasti shareholders based on each company’s capitalization and net cash balance at the effective time of the merger, as specified in the merger agreement. For more information on the equity exchange ratio, see the section entitled “Merger Agreement—Equity Exchange Ratio” beginning on page 121.

Recommendation of the Acasti Board of Directors

After careful consideration, the Acasti board of directors recommends that Acasti shareholders vote “FOR” each proposal being submitted to a vote of the Acasti shareholders at the Acasti annual and special meeting. All of the members of the Acasti board of directors who voted on the matter approved such recommendations.

For a more complete description of Acasti’s reasons for the merger and the recommendations of the Acasti board of directors, see the section entitled “The Merger—Recommendation of the Acasti Board of Directors; Acasti’s Reasons for the Merger” beginning on page 104.

Recommendation of the Grace Board of Directors

After careful consideration, the Grace board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Grace and its stockholders, (ii) approved the merger agreement, and all of the transactions contemplated thereby, including, without limitation, the merger, and (iii) recommended that the holders of Grace Class A common stock vote to adopt the merger agreement.

For a more complete description of Grace’s reasons for the merger and the recommendations of the Grace board of directors, see the section entitled “The Merger—Recommendation of the Grace Board of Directors; Grace’s Reasons for the Merger” beginning on page 112.

Opinion of Acasti’s Financial Advisor

At the May 6, 2021 meeting of the Acasti board, representatives of Oppenheimer & Co. Inc., or Oppenheimer, rendered Oppenheimer’s oral opinion, which was subsequently confirmed by delivery of a written opinion to the Acasti board of directors dated May 6, 2021, as to the fairness, as of such date, from a financial point of view, to Acasti of the equity exchange ratio in the merger pursuant to the merger agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Oppenheimer in connection with the preparation of its opinion.

The full text of the written opinion of Oppenheimer, dated May 6, 2021, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken, is attached as Annex B to this proxy statement/prospectus. Oppenheimer provided its opinion for the information and assistance of the Acasti board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the equity exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to Acasti. The opinion of Oppenheimer did not address any other term or aspect of the merger agreement or the merger. The Oppenheimer opinion does not constitute a recommendation to the Acasti board or any Acasti shareholder as to how the Acasti board of directors, such Acasti shareholders or any other person should vote or otherwise act with respect to the merger or any other matter.

Grace Voting Agreements

Concurrently with the execution of the merger agreement on May 7, 2021, Acasti entered into separate voting agreements (each, a “Grace Voting Agreement” and collectively, the “Grace Voting Agreements”) with certain stockholders of Grace (collectively, the “Grace Voting Stockholders”), who own in the aggregate approximately 98% of the outstanding shares of Grace Class A common stock as of June 30, 2021. Pursuant to the Grace Voting Agreements, each of the Grace Voting Stockholders agreed during the term of its respective Grace Voting Agreement to, among other things, (i) vote its shares of Grace Class A common stock held of record or beneficially owned as of the date of the Grace Voting Agreements and any shares of Grace Class A common stock (and other voting securities of Grace) that become owned (whether of record or beneficially) by the Grace Voting Stockholders after the execution of the Grace Voting Agreements in favor of the merger and the other transactions contemplated in the merger agreement and against any competing transaction that may be proposed, (ii) not sell or otherwise transfer or encumber its shares of Grace Class A common stock prior to consummation of the merger, (iii) not sell or otherwise transfer the Acasti common shares they receive in connection with the merger during the period from the consummation of the merger and ending on the first anniversary of the consummation of the merger, with certain exceptions specified in the Grace Voting Agreements, and (iv) to vote the Acasti common shares they receive in connection with the merger in support of Acasti’s designees during the period from the consummation of the merger and ending on the earlier of (A) the last required date of mailing of the final proxy statement/circular for the 2023 annual general meeting of Acasti shareholders, (B) the actual mailing date of such final proxy statement/circular or (C) August 31, 2023, subject to Grace’s designees being nominated to the post-merger Acasti board in accordance with the terms and conditions of the merger agreement. The Grace Voting Agreements may terminate early in certain circumstances, including upon a change of recommendation by the Acasti board of directors or the Grace board of directors. For more information regarding the Grace Voting Agreements, see the section entitled “Grace Voting Agreements” beginning on page 142.

Interests of Acasti Directors and Executive Officers in the Merger

In considering the recommendation of the Acasti board of directors with respect to the merger, Acasti shareholders should be aware that the directors and executive officers of Acasti have interests in the merger that may be different from, or in addition to, the interests of Acasti shareholders generally. The Acasti board of directors was aware of these interests and considered them, among other matters, in adopting resolutions approving the merger agreement, recommending that Acasti shareholders vote to approve the share issuance resolution and directing that the share issuance resolutions be submitted to a vote of the Acasti shareholders. These interests are described in further detail in “The Merger—Interests of Acasti Directors and Executive Officers in the Merger” beginning on page 113.

Interests of Grace Directors and Executive Officers in the Merger

In considering the recommendation of the Grace board of directors with respect to the merger, Grace stockholders should be aware that the directors and executive officers of Grace have interests in the merger that may be different from, or in addition to, the interests of Grace stockholders generally. The Grace board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the Grace stockholders adopt the merger agreement. These interests are described in further detail in “The Merger—Interests of Grace Directors and Executive Officers in the Merger” beginning on page 114.

Board of Directors and Executive Officers Following the Merger

Board of Directors. Pursuant to the terms of the merger agreement, Acasti and Grace have agreed to use commercially reasonable best efforts to take such action to cause the Acasti board of directors following the closing, and continuing until the 2022 annual general meeting of Acasti, to consist of: (i) two (2) individuals designated by Grace in this proxy statement/prospectus, being William A. Haseltine and Vimal Kavuru, each a current director of Grace, (ii) one (1) individual to be designated by Grace stockholders representing a majority of the Acasti common shares held by such Grace stockholders at the relevant time, and (iii) four (4) individuals designated by Acasti in this proxy statement/prospectus, being Roderick N. Carter, Jean-Marie (John) Canan, Jan D’Alvise and Donald Olds, each a current director of Acasti. To the extent that Acasti shareholder approval to effect this board composition is not obtained prior to the closing, Acasti has agreed to take all actions necessary so that the Acasti board of directors will consist of four (4) individuals designated by Acasti and three (3) individuals designated by Grace. To the best of Acasti’s knowledge, there are no directors or executive officers, following the merger, other than Vimal Kavuru, who will be beneficial owners of 10% or more of the Acasti common shares.

The following is a brief biography of the proposed director nominees of Acasti:

Roderick N. Carter, M.D. —Chairman of the Acasti board of directors

Dr. Carter has a strong history of contributions to healthcare through clinical, research, business and people leadership. He has significant experience developing and commercializing nutraceutical and pharmaceutical products and has successfully led clinical research and business development strategies for cardiovascular and inflammation-related diseases. Dr. Carter is currently Principal at Aquila Life Sciences LLC, a consulting firm he founded in April 2008 focusing on pharmaceutical development and commercialization. Prior to this, he was Vice President of Clinical Development at Reliant Pharmaceuticals, which developed the omega-3 cardiovascular drug LOVAZA, and today is a wholly-owned subsidiary of GlaxoSmithKline. He also served as Executive Director at Merck and Co., USA, President and Chief Executive Officer of WellGen and Senior Medical Director at Pfizer Inc., USA. Dr. Carter received his Medical Degree from the University of Witwatersrand, Johannesburg, along with a Master of Science degree in Sports Medicine from Trinity College, Dublin. Dr. Carter currently resides in California, USA.

Dr. Carter makes valuable contributions to the Acasti board of directors based on his significant experience developing and commercializing nutraceutical and pharmaceutical products, successfully leading clinical research and business development strategies for cardiovascular and inflammation-related diseases and serving in various director and officer roles. Dr. Carter has served as a director of Acasti since 2015 and currently serves as Chairman of the Acasti board of directors, and as a member of the Governance & Human Resources Committee and the Audit Committee.

Jean-Marie (John) Canan, CPA—Director

Mr. Canan is an accomplished business executive with over 38 years of strategic, business development and financial leadership experience in the pharmaceutical sector. Mr. Canan held a number of senior positions while at Merck. Mr. Canan retired in 2014 from Merck where his last senior position was as Senior Vice-President, Global Controller, and Chief Accounting Officer for Merck from November 2009 to March 2014. He managed all interactions with the audit committee of the Merck board of directors, while participating extensively with the main board and the compensation & benefits committee. Mr. Canan serves as a director of REV Group, a public company, where he chairs the audit committee and is the lead independent director. Mr. Canan is also a member of the Board of Lectra SA, a public company listed on the Paris Euronext, where he also serves on the compensation, the strategic and the audit committees. He also serves on the board of trustees of Angkor Hospital for Children Inc. Mr. Canan is a graduate of McGill University, Montreal, Canada, and is a Canadian Professional Accountant. Mr. Canan currently resides in Florida, USA.

Mr. Canan makes valuable contributions to the Acasti board of directors based on over 38 years of strategic, business development and financial leadership experience and corporate governance in the both the pharmaceutical and other sectors. Mr. Canan has served as a director of Acasti since 2016 and currently serves as Chair of the Audit Committee and as a member of the Governance & Human Resources Committee.

Jan D’Alvise —Director, President and Chief Executive Officer

Ms. D’Alvise has extensive experience in the pharmaceutical, diagnostic, medical device, and drug discovery research segments of the healthcare industry. She has served as President and Chief Executive Officer of Acasti since 2016. Until 2016, Ms. D’Alvise was the President and Chairman of Pediatric Bioscience, a private company that was developing a diagnostic test for autism. Before that, she was the Chief Executive Officer of Gish Biomedical, a cardiopulmonary medical device company that she sold to the Sorin Group. Prior to Gish, Ms. D’Alvise was the Chief Executive Officer of the Sidney Kimmel Cancer Center (SKCC), a drug discovery research institute focused on translational medicine in oncology. Prior to SKCC, she was the Co- Founder/President/CEO/Chairman of NuGEN, Inc., and was also the Co-Founder and Executive VP/COO of Metrika Inc. Ms. D’Alvise built both companies from technology concept through to successful regulatory approvals, product introduction and sustainable revenue growth. Prior to Metrika, Ms. D’Alvise was a VP of Drug Development at Syntex/Roche and Business Unit Director of their Pain and Inflammation business, and prior to that, VP of Commercial Operations at SYVA, (Syntex’s clinical diagnostics division). Ms. D’Alvise began her career with Diagnostic Products Corporation. Ms. D’Alvise has a B.S. in Biochemistry from Michigan Technological University. She has completed post-graduate work at the University of Michigan, Stanford University, and the Wharton Business School. Ms. D’Alvise is currently on the board of Spectral Medical where she also serves on the audit committee and is the Chairman of the board of The ObG Project, a private healthcare media company. She has previously served on the boards of numerous private companies and non-profit organizations. Ms. D’Alvise currently resides in California, USA.

Ms. D’Alvise makes valuable contributions to the Acasti board of directors based on extensive operating experience in the pharmaceutical, diagnostic, medical device, and drug discovery research segments of the healthcare industry in various leadership roles as both a director and officer. Ms. D’Alvise has served as a director of Acasti since 2016.

Donald Olds —Director

Until May 2019, Mr. Olds was the President and Chief Executive Officer of the NEOMED Institute, a research and development organization dedicated to advancing research discoveries to commercial success. Prior to NEOMED, he was the Chief Operating Officer of Telesta Therapeutics Inc., a TSX-listed biotechnology company, where he was responsible for finance and investor relations, manufacturing operations, business development, human resources and strategy. In 2016, he led the successful sale of Telesta. Prior to Telesta, he was President and Chief Executive Officer of Presagia Corp., and Chief Financial Officer and Chief Operating Officer of Aegera Therapeutics, where he was responsible for clinical operations, business development, finance, and mergers and acquisitions. At both Telesta and Aegera, Mr. Olds was responsible for raising more than C$100 million in equity financing and leading regional and global licensing transactions with life sciences companies. Mr. Olds is currently lead director of Goodfood Market Corp (TSX:FOOD), lead director of Cannara Biotech Inc. (TSXV:LOVE), Chair of Aifred Health Inc., and director of Presagia Corp. He has extensive corporate governance experience serving on the boards of private and public for-profit and not-for-profit organizations and significant financing and licensing experience with a focus on life science and technology companies. He holds an MBA (Finance & Strategy) and M.Sc. (Renewable Resources) from McGill University. Mr. Olds currently resides in Quebec, Canada.

Mr. Olds makes valuable contributions to the Acasti board of directors based on extensive financial, strategic, business development and corporate governance and experience in investment banking, technology and life sciences. Mr. Olds has served as a director of Acasti since 2018 and currently serves as the Chair of the Governance & Human Resources Committee and as a member of the Audit Committee.

Vimal Kavuru—Chairman of the Grace board of directors

Mr. Kavuru has a track record of creating and leading several pharmaceutical companies. Mr. Kavuru brings, in his vision and management, a broad-based understanding of the global pharmaceutical industry with expertise in strategic planning, product and business development, and operations. In addition to serving as the Chairman of the Grace board of directors, Mr. Kavuru is the founder, chairman and Chief Executive Officer of Rising Pharma Holdings, Inc., a U.S. generic pharmaceutical company, and Acetris Pharma Holdings, LLC, a generic pharmaceutical company serving U.S. government agencies. Previously, Mr. Kavuru founded Citron Pharma & Lucid Pharma, which were sold to Aceto Corporation in 2016, Casper Pharma LLC, an emerging specialty brand pharmaceutical company, and Gen-Source RX, a national distributor of generic pharmaceuticals that was acquired by Cardinal in 2014. In 2007, Mr. Kavuru also co-founded Celon Labs, a specialty oncology and critical care pharmaceutical company acquired by Zanzibar Pharma, a portfolio company of CDC Group. He is a registered pharmacist in the state of New York, holds a B.S. in Pharmacy from HKE College of Pharmacy, Bulgarga, India, and attended Long Island University, Brooklyn, New York with specialization in industrial pharmacy.

Mr. Kavuru makes valuable contributions to the Grace board of directors based on his extensive experience in the pharmaceutical industry in various leadership roles. Mr. Kavuru has served as a director of Grace since 2014.

William A. Haseltine, Ph.D.—Director

Mr. Haseltine is a well-respected industry leader in the medical and biotechnology fields with decades of experience. Mr. Haseltine also serves as the Chairman and President of ACCESS Healthcare International, Inc. and as the Chairman of the Haseltine Foundation for Science and the Arts. He is the founder of Human Genome Science and served as the Chairman and Chief Executive Officer for 12 years. Mr. Haseltine is also the founder and Chief Executive Officer of Demetrix, Inc., a biotechnology company specializing in pain and anxiety medications, and founder and director of X-VAX, which is developing a novel herpes simplex vaccine, in addition to more than a dozen other biotechnology companies. Mr. Haseltine was previously a professor at Harvard Medical School and the Harvard School of Public Health, where he was the founder and chairman of the Division of Biochemical Pharmacology and the Division of Human Retrovirology. He is well-known for his seminal work on cancer, HIV/AIDS and genomics, and has authored more than 200 manuscripts published in peer-reviewed journals. He is a lifetime member of the New York Academy of Sciences, a trustee of the New York Academy of Medicine, and an honorary trustee of the Brookings Institution. Mr. Haseltine holds a B.A. in chemistry from the University of California, Berkeley and a Ph.D. in biophysics from Harvard University. Mr. Haseltine has served as a director of Grace since 2018.

Chief Executive Officer. Following the completion of the merger, Jan D’Alvise, Chief Executive Officer of Acasti, will remain as the Chief Executive Officer of the combined company.

For a more complete discussion of the directors and executive officers of Acasti, see the section entitled “The Merger—Board of Directors and Management Following the Merger” beginning on page 116.

Regulatory Clearances Required for the Merger

Acasti and Grace have each agreed to cooperate and use commercially reasonable efforts to (i) provide such notices and obtain such waivers, consents, clearances and approvals that may be required or reasonably necessary to consummate the merger under any federal, provincial, state or foreign law designed to prohibit, restrict or regulate actions relating to monopolization or restraint of trade or foreign investment (collectively, “Relevant Laws”), and (ii) respond to any requests of any governmental authority for information or documentary material under any Relevant Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any judgment, injunction, order, decision, ruling, determination, award, decree or similar action (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the merger under any Relevant Law. Acasti and Grace have also each agreed to consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Relevant Law prior to their submission.

Acasti and Grace have determined that, subject to additional changes, including, without limitation, an increase in Acasti’s share price, no waivers, consents, clearances or approvals are required under any Relevant Law to consummate the merger.

For a more complete discussion of regulatory matters relating to the merger, see the section entitled “The Merger—Regulatory Clearances Required for the Merger” beginning on page 116.

Certain United States Federal Income Tax Considerations Related to the Merger

Acasti and Grace intend to treat the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368 of the Code that does not result in gain recognition pursuant to Section 367(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for any U.S. Holder of Grace common stock (assuming that, in the case of any U.S. Holder that holds 5% or more (by vote or value) of Acasti immediately after the merger (taking in to account attribution rules as required by applicable Treasury Regulations) (a “5% U.S. Holder”) such U.S. Holder enters into the 5-year gain recognition agreement with the IRS). However, there is uncertainty regarding the application of Section 367(a), including uncertainty regarding the “active trade or business test” and its application to Acasti in the context of the merger. Moreover, because of this uncertainty, the inherently factual nature of the Section 367(a) tests under the applicable Treasury Regulations, and the fact that these tests are generally applied based on the relevant facts at the time of the completion of the merger, counsel to Grace and Acasti are unable to opine on the application of Section 367(a) of the Code to the exchange of Grace common stock for Acasti common shares in the merger. U.S. Holders of Grace common stock are cautioned that the closing of the merger is not conditioned upon the receipt of an opinion of counsel or ruling from the Internal Revenue Service (“IRS”) that the merger will not result in gain being recognized by U.S. Holders under Section 368 or Section 367(a) of the Code, and no such opinion or ruling has been requested. As a result, no assurance can be given that the IRS will not assert that the merger should be treated as a transaction in which U.S. Holders recognize gain, whether as a result of the merger not being treated as a reorganization under Section 368 of the Code or the application of Section 367(a) of the Code, or that a court would not agree.

If the merger is treated as described in the first sentence of the preceding paragraph, a U.S. Holder of Grace common stock should not recognize gain or loss with respect to the merger. The aggregate tax basis of a U.S. Holder in its Acasti common shares received pursuant to the merger should be the same as the aggregate adjusted tax basis of the Grace common stock exchanged therefor, and the holding period of such Acasti common shares should include the period during which such Grace common stock was held by such U.S. Holder.

If the merger qualifies as a “reorganization”, but Section 367(a) of the Code applies and requires U.S. Holders of Grace common stock to recognize gain with respect to the merger, a U.S. Holder generally would recognize gain (but not loss) with respect to the merger. If the U.S. Holder recognized gain, the U.S. Holder’s holding period for the Acasti common shares received pursuant to the merger should generally begin on the day after the merger. Otherwise, if the U.S. Holder does not recognize gain on the exchange (because, for example, the U.S. Holder has built-in loss in its Grace common stock), the U.S. Holder’s holding period for the Acasti common shares should generally include the period during which the Grace common stock was held by the U.S. Holder. The U.S. Holder’s tax basis in the Acasti common shares received in the exchange generally would be equal to the greater of (x) fair market value of such Acasti common shares at the time of the merger (determined in U.S. dollars at the spot rate in effect at the time of the merger) and (y) the U.S. Holder’s adjusted tax basis in the Grace common stock exchanged therefor.

If the merger were not treated as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of Grace common stock generally would recognize gain or loss with respect to the merger. The U.S. Holder’s holding period for the Acasti common shares received pursuant to the merger should begin on the day after the merger, and the U.S. Holder’s tax basis in such Acasti common shares should equal the fair market value of such Acasti common shares as of the time of the merger.

For a more complete discussion of certain U.S. federal income tax considerations relating to the merger, see “Certain United States Federal Income Tax Considerations” beginning on page 143.

Certain United States Federal Income Tax Considerations related to the Acasti Reverse Stock Split

The proposed reverse stock split should constitute a “recapitalization” under Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. Accordingly, an Existing U.S. Holder of Acasti common shares should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional Acasti common share. The aggregate tax basis of the Acasti common shares received pursuant to the reverse stock split should be the same as the aggregate adjusted tax basis of the Acasti common shares surrendered (excluding any portion of such basis that is allocated to any fractional Acasti common share), and the holding period of such received Acasti common shares should include the period during which the surrendered Acasti common shares were held by such holder.

U.S. Holders of Grace common stock should not have U.S. federal income tax consequences from the reverse stock split.

For a more complete discussion of certain U.S. federal income tax considerations relating to the reverse stock split, see “Certain United States Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Acasti Reverse Stock Split to Existing U.S. Holders of Acasti Common Shares” beginning on page 156.

Governing Documents Following the Merger

The articles of incorporation of Acasti immediately following the effective time of the merger will be unchanged from the notice of articles and articles of incorporation of Acasti as in effect immediately prior to the effective time of the merger.

Expected Timing of the Merger

Acasti and Grace are working to complete the merger and expect the merger to close during the third quarter of 2021. However, the merger is subject to (i) the adoption of the merger agreement by the Grace stockholders and (ii) the approval by Acasti shareholders of the issuance of Acasti common shares necessary to effect the transactions contemplated by the merger agreement, as well as other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 136 and “Risk Factors” beginning on page 33.

Conditions to Completion of the Merger

A number of conditions must be satisfied or waived before the parties are obligated to complete the merger including, among others:

•	the requisite Acasti shareholders and Grace stockholder approvals shall have been obtained;

•	the registration statement on Form S-4 of which this proxy statement/prospectus is a part shall be effective;

•	the Acasti common shares to be issued in connection with the transactions contemplated by the merger agreement shall have been approved for listing on NASDAQ;

•	no applicable law or order shall be in effect that imposes, and no action shall be pending or threatened that seeks to impose, any material limitations on Acasti’s ownership of Grace;

•

no governmental authority shall have enacted any law or order that prevents or prohibits consummation of the merger or any of the other transactions contemplated in the merger agreement, and no governmental authority shall have instituted any proceeding seeking to prohibit consummation of the merger;

•	the representations and warranties made in the merger agreement by Grace, Acasti and MergerCo, respectively, shall be true and correct, subject to certain materiality thresholds;

•	there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have a material adverse effect on either party; and

•	each party shall have performed, in all material respects, all obligations to be performed by such party at or prior to the effective time of the merger.

For more information regarding conditions to the completion of the merger and a complete list of such conditions, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 136.

Termination of the Merger Agreement

Grace and Acasti may, by mutual written consent, agree to terminate the merger agreement. In addition, either Grace or Acasti may terminate the merger agreement:

•

if the closing shall not have occurred on or before 11:59 p.m., Eastern Time, on November 8, 2021, or on January 10, 2022 if the registration statement on Form S-4 of which this proxy statement/prospectus is a part is not declared effective within three months of the initial filing of such registration statement, except that such termination right will not be available to a party if its failure to fulfill any obligation or the breach of any representation or warranty made by such party under the merger agreement has been a principal cause of, or resulted in, the failure of the closing to occur by such date;

•

if the requisite resolutions in favor of the issuance of Acasti common shares necessary to effect the transactions contemplated by the merger agreement shall not have been adopted by the Acasti shareholders;

•	if the requisite consents by the Grace stockholders for approval of the adoption of the merger agreement have not been obtained; or

•	if any law makes consummation of the merger illegal or prohibits consummation of the merger or if any governmental authority has issued an order prohibiting the merger.

Grace may unilaterally terminate the merger agreement:

•	if the Acasti board of directors changes its recommendation to approve the transactions contemplated by the merger agreement;

•	to permit Grace to enter into an agreement that constitutes a superior proposal, provided Grace complies with its non-solicitation and Acasti match right obligations under the merger agreement;

•	if Acasti materially breaches its non-solicitation and Grace match right covenants in the merger agreement;

•

if Acasti breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach would cause any of the conditions precedent to Grace’s obligation to consummate the merger not to be satisfied and which breach is not cured within 30 days following written notice of such breach or that by its nature or timing cannot be cured within that time; or

•	if a material adverse effect on Acasti shall have occurred since the date of the merger agreement.

Acasti may unilaterally terminate the merger agreement:

•	if the Grace board of directors changes its recommendation that Grace stockholders adopt the merger agreement;

•	to permit Acasti to enter into an agreement that constitutes a superior proposal, provided Acasti complies with its non-solicitation and Grace match right obligations under the merger agreement;

•	if Grace materially breaches its non-solicitation and Acasti match right covenants in the merger agreement;

•

if Grace breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach would cause any of the conditions precedent to Acasti’s obligation to consummate the merger not to be satisfied and which breach is not cured within 30 days following written notice of such breach or that by its nature or timing cannot be cured within that time; or

•	if a material adverse effect on Grace shall have occurred since the date of the merger agreement.

For more information regarding the rights of each of Grace and Acasti to terminate the merger agreement, see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 138.

Termination Fee and Expenses

The merger agreement provides that each of Grace and Acasti will be required to (i) reimburse the other party’s expenses up to a maximum of $500,000 and/or (ii) pay a $1,000,000 termination fee to the other party, less the amount of any reimbursement of expenses required to be paid by such party, following the termination of the merger agreement in certain circumstances. For a more complete discussion of the termination fee, see the section entitled “The Merger Agreement—Termination Fee” beginning on page 139.

Except as otherwise specifically set forth in the merger agreement, each party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of the merger agreement and all documents and instruments executed pursuant to the merger agreement and any other costs and expenses incurred by such party.

Comparison of Rights of Shareholders

As a result of the merger, Grace stockholders will become holders of Acasti common shares and their rights will be governed by QBCA, instead of the Delaware General Corporation Law, and the articles of incorporation of Acasti, instead of the Grace certificate of incorporation. Following the merger, former Grace stockholders will have different rights as Acasti shareholders than they did as Grace stockholders. For a summary of the material differences between the rights of Grace stockholders and Acasti shareholders, see “Comparison of Rights of Acasti Shareholders and Grace Stockholders” beginning on page 199.

Listing of Acasti Common Shares

It is a condition of the merger that the Acasti common shares to be issued to Grace stockholders pursuant to the merger be authorized for listing on NASDAQ at the effective time of the merger. For more information regarding the listing of Acasti common shares, see the section entitled “The Merger—NASDAQ Listing of Acasti Common Shares” beginning on page 118.

The Acasti Annual and Special Meeting

The annual and special meeting of Acasti shareholders will be held virtually on August 26, 2021 at 1:00 p.m. (Eastern Time).

The purpose of the Acasti annual and special meeting will be to consider and act upon the following matters:

1.	Proposal No. 1—To approve the issuance of Acasti common shares necessary to complete the transactions contemplated by the merger agreement (the “share issuance proposal”);

2.

Proposal No. 2—Elect Roderick N. Carter, Jan D’Alvise, Jean-Marie (John) Canan and Donald Olds as directors to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his or her successor is elected and qualified or until his or her earlier resignation or removal (the “annual directors election proposal”);

3.

Proposal No. 3—Elect each of William A. Haseltine and Vimal Kavuru, conditional upon and to be effective only at the closing of the merger, as a director to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his successor is elected and qualified or until his earlier resignation or removal, as provided in the merger agreement (the “merger directors election proposal”);

4.

Proposal No. 4—To appoint KPMG LLP to hold office as Acasti’s auditors until the close of the next annual meeting of shareholders and to authorize the board of directors of Acasti to fix their remuneration (the “auditor proposal”);

5.

Proposal No. 5—To adopt an advisory (non-binding) resolution approving the compensation of Acasti’s named executive officers, as disclosed in this proxy statement/prospectus (the “compensation proposal”);

6.

Proposal No. 6—To approve amendments to the Acasti stock option plan to provide for a 10% rolling plan by setting the total number of Acasti common shares reserved for issuance pursuant to options granted under the stock option plan at 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to awards issued under the equity incentive plan, as described in this proxy statement/prospectus (the “stock option plan proposal”);

7.

Proposal No. 7—To approve amendments to the Acasti equity incentive plan to set the total number of Acasti common shares reserved for issuance pursuant to awards granted under the equity incentive plan at the lesser of (i) 10% of the issued and outstanding Acasti common shares as of June 24, 2021, representing 20,837,554 Acasti common shares, and (ii) 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to options issued under the stock option plan, as described in this proxy statement/prospectus (the “equity incentive plan proposal”);

8.

Proposal No. 8—If necessary to regain compliance with NASDAQ’s minimum bid price rules, to adopt an advisory (non-binding) resolution to amend the articles of incorporation of Acasti, as amended, to effect a reverse stock split of Acasti common shares, within a range of 1-6 to 1-8 with such specific ratio to be approved by the Acasti board; provided that the Acasti board may determine to accelerate the timing of the proposed reverse stock split through a directors resolution without shareholder approval pursuant to the QBCA, if deemed advisable by the Acasti board (the “reverse stock split proposal”); and

9.	To transact such other business as may be properly brought before the meeting.

Proposal No. 1: Share Issuance Proposal

If the merger is completed, at the effective time of the merger, each issued and outstanding share of Grace common stock (after giving effect to the acceleration of the Grace restricted stock and the conversion of the Grace convertible promissory notes) will automatically be converted into the right to receive a number of Acasti common shares per share of Grace common stock equal to the equity exchange ratio set forth in the merger agreement such that, immediately following the consummation of the merger, existing Acasti shareholders are expected to own at least 55% and existing Grace stockholders are expected to own at most 45% of the outstanding capital stock of the combined company on a fully-diluted basis. Based on the Grace common stock and Acasti common shares outstanding on July 13, 2021, up to a maximum of 170,500,000 Acasti common shares are issuable to Grace stockholders as merger consideration.

Pursuant to the rules of the TSX-V and NASDAQ, shareholder approval is required in certain instances, including where the number of shares issued or issuable in payment of the purchase price in a transaction such as the merger exceeds 25% and 20%, respectively, of the number of shares of the listed issuer that are outstanding, on a non-diluted basis. Because the merger agreement contemplates the issuance of greater than 25% of the current outstanding Acasti common shares on a non-diluted basis, the rules of both the TSX-V and NASDAQ require that Acasti obtain approval of the holders of a majority of the Acasti common shares voted on the resolution at the Acasti annual and special meeting for the issuance of Acasti common shares to Grace stockholders, as contemplated by the merger agreement.

The proposal to approve the issuance of Acasti common shares necessary to effect the merger and the other transactions contemplated by the merger agreement must receive an affirmative vote from a majority of the Acasti common shares voted on the proposal at the annual and special meeting.

Proposal No. 2: Annual Directors Election Proposal

You may select “For” or “Withhold” with respect to each nominee for director under Proposal No. 2. The affirmative vote of a majority of the votes cast at the meeting is required for the approval of the election of the directors pursuant to the annual directors election proposal.

Proposal No. 3: Merger Directors Election Proposal

You may select “For” or “Withhold” with respect to each nominee for director under Proposal No. 3. The affirmative vote of a majority of the votes cast at the meeting is required for the approval of the election of the directors pursuant to the merger directors election proposal. Such election is conditional upon and shall be effective only at the closing of the merger.

Proposal No. 4: Auditor Proposal

The affirmative vote of a majority of the votes cast at the annual and special meeting is required for the approval for KPMG LLP to hold office as Acasti’s auditors until the close of the next annual meeting of Acasti shareholders and to authorize the Acasti board of directors to fix their remuneration.

Proposal No. 5: Compensation Proposal

The affirmative vote of a majority of the votes cast at the annual and special meeting is required for the approval, on an advisory (non-binding) basis, of the compensation of Acasti’s named executive officers, as disclosed in this proxy statement/prospectus.

Proposal No. 6: Stock Option Plan Proposal

The affirmative vote of a majority of the votes cast at the annual and special meeting by Acasti’s disinterested shareholders is required for the approval of the amendments to the Acasti stock option plan to provide for a 10% rolling plan by setting the total number of Acasti common shares reserved for issuance pursuant to options granted under the stock option plan at 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to awards issued under the equity incentive plan.

Proposal No. 7: Equity Incentive Plan Proposal

The affirmative vote of a majority of the votes cast at the annual and special meeting by Acasti’s disinterested shareholders is required for the approval of the amendments to the Acasti equity incentive plan to set the total number of Acasti common shares reserved for issuance pursuant to awards granted under the equity incentive plan at the lesser of (i) 10% of the issued and outstanding Acasti common shares as of June 24, 2021, representing 20,837,554 Acasti common shares, and (ii) 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to options issued under the stock option plan.

Proposal No. 8: Reverse Stock Split Proposal

The affirmative vote of a majority of the votes cast at the annual and special meeting is being sought for the approval, on an advisory (non-binding) basis, if necessary to regain compliance with NASDAQ’s minimum bid price rules, of an amendment to the articles of incorporation of Acasti, as amended, to effect a reverse stock split of Acasti common shares, within a range of 1-6 to 1-8 with such specific ratio to be approved by the Acasti board. The Acasti board may determine to accelerate the timing of the proposed reverse stock split through a directors resolution without shareholder approval pursuant to the QBCA, if deemed advisable by the Acasti board.

Voting

Only holders of record of Acasti common shares at the close of business on July 14, 2021, which is the record date for the Acasti annual and special meeting, are entitled to receive notice of, and to vote at, the Acasti annual and special meeting or any adjournments or postponements thereof. At the close of business on the record date,                          Acasti common shares were issued and outstanding. An Acasti shareholder may cast one vote for each Acasti common share owned.

At the close of business on the record date, directors and executive officers of Acasti and their affiliates had the right to vote                  Acasti common shares, representing approximately less than 1% of the Acasti common shares outstanding on that date. Acasti expects that its directors and executive officers will vote their Acasti common shares in favor of each proposal being submitted to a vote of the Acasti shareholders at the Acasti annual and special meeting, although none of them has entered into any agreement obligating them to do so.

Accounting Treatment of the Merger

Acasti and Grace each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The merger will be accounted for using the acquisition method of accounting in accordance with U.S. GAAP. Based on the merger agreement and analysis performed, Acasti has been identified as the accounting acquirer of Grace. Acasti will record all identifiable tangible and intangible assets acquired and liabilities assumed from Grace at their respective fair values at the acquisition date. If the purchase price exceeds the net fair value of such assets and liabilities, the difference will be recorded by Acasti as goodwill. However, if the net fair value of such assets and liabilities exceeds the purchase price, the difference will be recorded as a bargain purchase gain.

For more information regarding the accounting treatment of the merger transaction, refer to the section entitled “Accounting Treatment” beginning on page 158 and the “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 159.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma condensed combined financial data for the fiscal year ended March 31, 2021, gives effect to the merger. The selected unaudited pro forma condensed combined financial data presented below is based on, and should be read in conjunction with, the historical financial statements of Acasti and Grace, which are incorporated by reference into and included in this proxy statement/prospectus, respectively, and the “Unaudited Pro Forma Condensed Combined Financial Statements” section of this proxy statement/prospectus. For additional information, refer to the sections entitled “Where You Can Find Additional Information” beginning on page 214 and “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 159.

The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the merger had been completed as of the dates indicated in the unaudited pro forma condensed combined financial data or that will be realized upon the consummation of the merger.

For the twelve months ended March 31, 2021
(in thousands of dollars, except for share and per share data)
Pro Forma Statements of Operations Data
Net revenues	196
Net loss and total comprehensive loss	(28,124)
Shares used to compute net loss per common share	267,734,304
Basic and diluted loss per common share	(0.11)

As of March 31, 2021
(in thousands of dollars)
Pro Forma Balance Sheet Data
Cash and cash equivalents and short-term investments	56,044
Total assets	143,332
Current liabilities	2,760
Total liabilities	7,979
Total shareholders’ equity	135,353

Comparative Per Share Data

The following tables set forth certain historical and pro forma per share financial information related to Acasti common shares and Grace common stock.

The following information should be read in conjunction with:

(i)	the audited consolidated financial statements of Acasti that are incorporated by reference into this proxy statement/prospectus,

(ii)	the audited and unaudited consolidated financial statements of Grace that are included in this proxy statement/prospectus, and

(iii)	the financial information contained in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 159.

The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have resulted if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to present balance sheet data or results of operations data as of any future date or for any future period.

For the twelve months ended or as at March 31, 2021
Acasti Historical Data Per Share
Basic and diluted loss per share	$(0.17)
Cash dividends declared per share	—
Book value per share	$0.01
Combined Unaudited Pro Forma Data Per Share
Basic and diluted loss per share	$(0.11)
Cash dividends declared per share	—
Book value per share	$0.01

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the Acasti proposals. In addition, you should read and consider the risks associated with each of the businesses of Acasti and Grace because these risks also will affect the companies following the merger. These risks relating to Aacsti’s business can be found in Acasti’s latest annual report on Form 10-K which was filed with the SEC and the CSA and is incorporated by reference into this proxy statement/prospectus, and in the section entitled “Risk Factors—Risk Factors Relating to Grace’s Business”. You also should read and consider the other information in this proxy statement/prospectus, including the Annexes, and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 214.

Risk Factors Relating to the Merger

The equity exchange ratio will not be adjusted in the event of any change in Acasti’s share price.

If the merger is completed, at the effective time of the merger, each issued and outstanding share of Grace common stock (after giving effect to the acceleration of the Grace restricted stock and the conversion of the Grace convertible promissory notes) will automatically be converted into the right to receive a number of Acasti common shares per share of Grace common stock equal to the equity exchange ratio set forth in the merger agreement such that, immediately following the consummation of the merger, existing Acasti shareholders are expected to own at least 55% and existing Grace stockholders are expected to own at most 45% of the outstanding capital stock of the combined company on a fully-diluted basis. The equity exchange ratio is subject to upward adjustment in favor of Acasti shareholders based on each company’s capitalization and net cash balance at the effective time of the merger, as specified in the merger agreement. For more information on the equity exchange ratio, see the section entitled “Merger Agreement—Equity Exchange Ratio” beginning on page 121. The equity exchange ratio will not be adjusted for changes in the market price of Acasti common shares. As a result, changes in the price of Acasti common shares prior to completion of the merger will affect the market value of the share consideration that Grace stockholders will receive in the merger. Changes in the Acasti common share price may result from a variety of factors (many of which are beyond Acasti’s control), including the following:

•	changes in Acasti’s and Grace’s respective businesses, operations and prospects, or the market assessments thereof;

•	market assessments of the likelihood that the merger will be completed; and

•	general market and economic conditions and other factors generally affecting the price of Acasti common shares.

The price of Acasti common shares at the closing of the merger may vary from the price on the date the merger agreement was executed, the date of this proxy statement/prospectus and the date of the annual and special meeting of Acasti shareholders. As a result, the market value of the merger consideration will also vary. For example, based on the range of closing prices of Acasti common shares during the period from May 6, 2021, which was the last trading day before the public announcement of the execution of the merger agreement, through July 12, 2021, which was the last trading day before the date of this proxy statement/prospectus, the equity exchange ratio represented a market value ranging from a low of $2.47 to a high of $3.67 for each share of Grace common stock.

Because the merger will be completed after the date of the Acasti annual and special shareholders meeting and the Grace stockholder approval, you will not know, at the time of the Acasti annual and special shareholder meeting or the Grace stockholder approval, the market value of the Acasti common shares that Grace stockholders will receive upon completion of the merger.

If the price of Acasti common shares increases between the time of the Acasti annual and special meeting or the Grace stockholder approval and the time at which Acasti common shares are distributed to Grace stockholders following completion of the merger, Grace stockholders will receive Acasti common shares that have a market value that is greater than the market value of such shares at the time of the Acasti annual and special meeting or the Grace stockholder approval. Conversely, if the price of Acasti common shares decreases between the time of the Acasti annual and special meeting or Grace stockholder approval and the time at which Acasti common shares are distributed to Grace stockholders following completion of the merger, Grace stockholders will receive Acasti common shares that have a market value that is less than the market value of such shares at the time of the Acasti annual and special meeting or the Grace stockholder approval. Therefore, Grace stockholders and Acasti shareholders will not have certainty at the time of the Acasti annual and special meeting or the Grace stockholder approval of the market value of the consideration that will be paid to Grace stockholders upon completion of the merger.

Failure to complete the merger could negatively impact the share prices and the future business and financial results of Acasti and Grace.

If the merger is not completed, the ongoing businesses of Acasti and Grace may be adversely affected. Additionally, if the merger is not completed and the merger agreement is terminated, in certain circumstances, either Acasti or Grace may be required to pay to the other a termination fee of $1,000,000 and may be required to reimburse the other party’s expenses up to a maximum of $500,000. Even if a termination fee or expenses of the other party are not payable in connection with a termination of the merger agreement, Acasti and Grace have incurred significant transaction expenses in connection with the merger regardless of whether the merger is completed. The foregoing risks, or other risks arising in connection with the failure of the merger, including the diversion of management attention from conducting the respective businesses of Acasti and Grace and pursuing other opportunities during the pendency of the merger, may have an adverse effect on the business, operations and financial results of Acasti and Grace as well the price of Acasti common shares. In addition, either of Acasti or Grace could be subject to litigation related to any failure to consummate the merger transaction or any related action that could be brought to enforce a party’s obligations under the merger agreement.

The merger agreement contains provisions that could discourage a potential competing acquirer of either Acasti or Grace.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict Acasti’s and Grace’s ability to solicit, encourage, facilitate or discuss competing third party proposals to acquire shares or assets of Acasti or Grace. In specified circumstances, upon termination of the merger agreement, Acasti or Grace will be required to pay the termination fee to the other party. In the event that either Acasti or Grace receives an alternative acquisition proposal, the other party has the right to propose changes to the terms of the merger agreement before the Acasti or Grace board of directors may withdraw or qualify its recommendation with respect to the merger and related transactions.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Acasti or Grace from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances. Acasti’s and Grace’s right to match specified alternative acquisition proposals with respect to the other party could also discourage potential competing acquirers from considering or proposing that acquisition.

If the merger agreement is terminated and either Acasti or Grace determines to seek another transaction, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The merger may be completed even though certain events occur prior to the closing that materially and adversely affect Acasti or Grace.

The merger agreement provides that either Acasti or Grace can refuse to complete the merger if there is a material adverse change affecting the other party prior to the closing. However, certain types of changes do not permit either party to refuse to complete the merger, even if such change could be said to have a material adverse effect on Acasti or Grace, including, among others:

•

changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which Acasti and Grace operate or carry on business;

•

changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

•	any natural disaster;

•	changes or developments in or relating to currency exchange or interest rates;

•	changes or developments affecting the pharmaceutical industry in general;

•	any change in applicable laws (other than orders against a party or a subsidiary thereof) or U.S. GAAP;

•

except for purposes of representations regarding required approvals in connection with the merger and the absence of violations of law, the parties’ respective constating documents or material contracts of the parties or changes in permits held by the parties as a result of the consummation of the transactions contemplated by the merger agreement, the announcement of the execution of the merger agreement or the transactions contemplated thereby;

•	any actions taken (or omitted to be taken) by Acasti or Grace upon the express written request of the other;

•

any changes in the share price or trading volume of Acasti common shares or any failure of Grace to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (although the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded in the merger agreement, may be taken into account in determining whether a material adverse effect has occurred);

•	the COVID-19 pandemic or other epidemic or pandemic outbreaks, including any continuation or worsening thereof; or

•	a reverse stock split consolidation of Acasti common shares.

If an adverse change occurs and Acasti and Grace still complete the merger, the business, operations or prospects of the combined company, or the market price of its common shares, may suffer. This in turn may reduce the value received by the shareholders of Acasti or the stockholders of Grace in connection with the merger.

If the conditions to the merger are not satisfied or waived, the merger may not occur. If the merger is consummated, it will result in substantial dilution to Acasti shareholders and may not deliver the anticipated benefits Acasti expects.

Even if the proposals referred to herein are approved by Acasti shareholders and Grace stockholders, specified other conditions must be satisfied or waived to complete the merger. These conditions are set forth in the merger agreement and described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger.” Acasti and Grace cannot assure you that all of the conditions will be satisfied or waived. Certain of the closing conditions are legally incapable of being waived. If the conditions are not satisfied or waived, the merger may not occur or will be delayed, and Acasti and Grace each may lose some or all of the intended benefits of the merger. If consummated, the merger will result in dilution to Acasti’s shareholders and could result in other restrictions that may affect its business. Further, if completed, the merger ultimately may not deliver the anticipated benefits or enhance shareholder value.

The directors and executive officers of Acasti and Grace have interests in the merger that may be different from, or in addition to, those of other Acasti shareholders and Grace stockholders, which could have influenced their decisions to support or approve the merger.

In considering whether to approve the proposals at the Acasti annual and special meeting, Acasti shareholders should recognize that the directors and executive officers of Acasti have interests in the merger that may be different from, or in addition to, the interests of Acasti shareholders generally. These interests may include, among others, continued service as a director and/or an executive officer of the combined company following the merger, retention payments and the potential ability to sell an increased number of common shares of the combined company in accordance with Rule 144 under the Securities Act.

These interests, among others, may influence the directors and executive officers of Acasti to support or approve the proposals at the Acasti annual and special meeting. Directors and executive officers also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

The Acasti board of directors was aware of these interests at the time it approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. These interests may cause Acasti’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger—Interests of Acasti Directors and Executive Officers in the Merger” beginning on page 113.

In considering the recommendation of the Grace board of directors with respect to the merger, Grace stockholders should be aware that the directors and executive officers of Grace have interests in the merger that may be different from, or in addition to, the interests of Grace stockholders generally. These interests may include, among other things, continued services as a director and/or an executive officer of the combined company following the merger, the acceleration of restricted stock vesting and indemnification and directors’ and officers’ liability insurance that will survive the merger. These interests may cause Grace’s directors and executive officers to view the merger differently and more favorably than others may view it. The Grace board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the Grace stockholders adopt the merger agreement. These interests are described in further detail in “The Merger—Interests of Grace Directors and Executive Officers in the Merger” beginning on page 114.

Acasti may be treated as converting to a U.S. domestic corporation for U.S. federal income tax purposes as a result of the merger, which could have adverse tax consequences for Acasti and its shareholders (including Acasti’s current shareholders).

Acasti, which is and will continue to be organized as a Canadian company at the time of the merger, generally would be classified as a non-U.S. corporation under general rules of U.S. federal income taxation. Section 7874 of the Code, however, contains rules that, in certain circumstances, may result in a non-U.S. corporation being taxed as a U.S. corporation for U.S. federal income tax purposes, as described more fully under “Certain United States Federal Income Tax Considerations—U.S. Tax Residence of Acasti as a Result of the Merger—Application of the Anti- Inversion Rules to the Merger” on page 144. If the merger were treated as an 80% Inversion of Acasti, Acasti would be treated as converting to a U.S. corporation for U.S. federal income tax purposes at the end of the day immediately preceding the date of the merger in a reorganization that is described in Section 368(a)(1)(F) of the Code. It is also possible that a future change in law could expand the scope of Section 7874 on a retroactive basis with the result that Acasti could be treated as a U.S. corporation for U.S.

federal income tax purposes even if an 80% Inversion does not occur, as described under “Certain United States Federal Income Tax Considerations—U.S Tax Residence of Acasti as a Result of the Merger—Possible Changes to the Anti-Inversion Rules” on page 148.

If the merger were treated as an 80% Inversion of Acasti, the following adverse consequences would be applicable to Acasti, U.S. Holders and Existing U.S. Holders of Acasti common shares:

First, under Section 367(b) of the Code, the deemed conversion of Acasti to a U.S. corporation may be taxable to an Existing U.S. Holder of Acasti common shares, depending on such holder’s particular circumstances. More specifically, an Existing U.S. Holder of Acasti common shares that have an aggregate fair market value of $50,000 or more (but that owns less than 10% of the total combined voting power of all classes of shares of Acasti) as of the end of the day prior to the closing of the merger will be required to either (i) recognize gain (if any) but not loss on such Acasti common shares or (ii) elect to recognize as a dividend the “all earnings and profits amount” attributable to such shares. An Existing U.S. Holder of Acasti common shares that owns 10% or more of the total combined voting power of all classes of shares of Acasti as of the end of the day prior to the closing of the merger (a “10% U.S. Holder”) will be required to recognize as a dividend the “all earnings and profits amount” attributable to such shares. In general, all the earnings and profits amount attributable to a block of stock in a foreign corporation for this purpose is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock. Accordingly, the “all earnings and profits amount” attributable to the Acasti common shares held by an Existing U.S. Holder of Acasti common shares should generally depend on Acasti’s accumulated earnings and profits (as determined under U.S. federal income tax principles) from the date that such shares were acquired by such U.S. Holder through the day before the merger. Acasti has not determined whether it will provide shareholders with information regarding Acasti’s earnings and profits in the event that the merger is treated as an 80% Inversion (or if Acasti is otherwise treated as converting to a U.S. corporation under Section 7874 of the Code). Importantly, if Acasti was classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes during any portion of the holding period of an Existing U.S. Holder of Acasti common shares in its Acasti common shares, such holder could be subject to adverse PFIC rules with respect to any gain on its Acasti common shares as if such holder had disposed of such shares in connection with the deemed conversion of Acasti to a U.S. corporation for U.S. federal income tax purposes (regardless of whether such holder is able to make an “all earnings and profits” election with respect to such shares). See “Certain United States Federal Income Tax Considerations—U.S Tax Residence of Acasti as a Result of the Merger—Tax Treatment of Existing U.S. Holders of Acasti Common Shares” on page 146.

Second, the U.S. federal income tax consequences of holding Acasti common shares after the merger could be adverse compared to the consequences if Acasti were not treated as a U.S. corporation for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations—U.S. Tax Residence of Acasti as a Result of the Merger—Tax Treatment of Acasti if the Merger Results in an 80% Inversion of Acasti” on page 145.

Finally, Acasti would generally be subject to U.S. federal income tax on its worldwide income, and any such U.S. federal income tax liability could have a material adverse effect on the results of Acasti’s operations.

See “Certain United States Federal Income Tax Considerations—U.S. Tax Residence of Acasti as a Result of the Merger” beginning on page 144.

The rules of Section 7874, Section 367(b) and the PFIC rules are complex and, in the case of Section 367(b) and the PFIC rules, are subject to the particular circumstances of a holder. Existing U.S. Holders of Acasti common shares should consult their tax advisors with respect to the U.S. federal income tax consequences that could apply to them if, under the anti-inversion rules of Section 7874 of the Code, Acasti were treated as converting to a U.S. corporation for U.S. federal income tax purposes as a result of the merger.

Acasti’s actual financial performance may differ materially from the pro forma financial information included in this proxy statement/prospectus.

The pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what Acasti’s financial condition or results of operations will in fact be after giving effect to the merger and related transactions. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Acasti and Grace and certain adjustments and assumptions have been made regarding the companies after giving effect to the merger and related transactions. Differences between preliminary estimates used in preparing pro forma financial information and the final acquisition accounting will occur and could have a material impact on the financial results of Acasti indicated by the pro forma financial information and Acasti’s financial condition and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Acasti’s financial condition or results of operations following the completion of the merger and related transactions. In particular, the pro forma financial information does not take into account the consequences that would result if Acasti were to be treated as a U.S. corporation for U.S. federal income tax purposes under the inversion rules discussed above. See “Certain United States Federal Income Tax Considerations—U.S Tax Residence of Acasti as a Result of the Merger—Application of the Anti-Inversion Rules to the Merger” beginning on page 144. Any potential decline in Acasti’s financial condition or results of operations may cause significant volatility in the price of Acasti common shares.

Acasti may not be able to use its or Grace’s net operating loss carryforwards to offset future taxable income for Canadian or U.S. federal income tax purposes.

At March 31, 2021, Grace had net operating loss carryforwards (“NOLs”) for U.S. federal income tax purposes of approximately $9.1 million, which begin to expire in 2038.

It is currently expected that Grace will undergo an “ownership change” within the meaning of Section 382 of the Code as a result of the merger, and therefore Grace may become subject to an annual limit on the amount of NOLs that may be used to offset future taxable income of Grace for U.S. federal income tax purposes. Such annual limit is generally equal to the product of (i) the total value of the loss company’s (in this case, Grace’s) outstanding equity immediately prior to an “ownership change” (subject to certain adjustments); and (ii) the applicable federal long term tax exempt interest rate for the month that includes the “ownership change”.

At March 31, 2021, Acasti had NOLs for Canadian federal income tax purposes of approximately $108.3 million, which expire at various dates through 2041. The extent to which Acasti can utilize any or all of Acasti’s NOLs will depend on many factors, including the jurisdiction applicable to any future taxable revenue of Acasti.

The ability of Acasti to use NOLs will also depend on the amount of taxable income generated in future periods. The NOLs may expire before Acasti can generate sufficient taxable income to use the NOLs.

The combined company may become involved in securities class action litigation that could divert management’s attention and harm the combined company’s business, and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action or shareholder derivative litigation often follows certain significant business transactions, such as the sale of a business division or announcement of a merger. The combined company may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and resources, which could adversely affect the combined company’s business.

Acasti has received notice from NASDAQ of non-compliance with the NASDAQ Listing Rules.

On May 11, 2021, Acasti received written notice from the NASDAQ Listing Qualifications Department notifying Acasti that based upon Acasti’s non-compliance with the $1.00 bid price requirement set forth in NASDAQ Listing Rule 5550(a) as of May 10, 2021, Acasti common shares were subject to delisting unless Acasti timely requested a hearing before the NASDAQ Hearings Panel.

Acasti requested a hearing, which stayed any further action by NASDAQ pending the conclusion of the hearing process.

At the hearing, on June 17, 2021, Acasti presented a detailed plan of compliance for the NASDAQ Hearings Panel’s consideration, which included Acasti’s commitment to implement the reverse stock split if needed to evidence compliance with NASDAQ’s listing rules. On July 12, 2021, the NASDAQ Hearings Panel issued its decision, which extended the time for Acasti to regain compliance with Listing Rule 5550(a), subject to the following: 1) on or before August 26, 2021, Acasti will hold a shareholders meeting to obtain approval for a reverse split at a ratio that will allow for long term compliance with Listing Rule 5550(a); and 2) on or before September 10, 2021, Acasti will have regained compliance with Listing Rule 5550(a). The approval by NASDAQ of (i) the continued listing of Acasti’s common shares on NASDAQ following the effective time of the merger and (ii) the listing of the Acasti common shares being issued to Grace stockholders in connection with the merger on NASDAQ at or prior to the effective time are conditions to the closing of the merger.

Risks Related to the Proposed Reverse Stock Split

If implemented to regain compliance with NASDAQ’s minimum bid price rule, Acasti’s proposed reverse stock split may not increase the combined company’s share price over the long-term.

One of the purposes of Acasti’s proposed reverse stock split is to increase the per share market price of Acasti’s common shares, if necessary to regain compliance with NASDAQ’s minimum bid price rule. It cannot be assured, however, that the proposed reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding Acasti common shares will proportionally increase the market price of Acasti common shares, it cannot be assured that the proposed reverse stock split, if implemented, will increase the market price of Acasti common shares commensurately with the proposed reverse stock split ratio, or result in any permanent or sustained increase in the market price of Acasti common shares, which is dependent upon many factors, including the combined company’s business and financial performance, general market conditions and prospects for future success. While the share price of the combined company might meet the continued listing requirements for the NASDAQ Capital Market initially, it cannot be assured that it will continue to do so.

Acasti’s proposed reverse stock split may decrease the liquidity of the combined company’s common shares.

Although the Acasti board of directors believes that the anticipated increase in the market price of the combined company’s common shares resulting from the proposed reverse stock split, if implemented, could encourage interest in its common shares from institutional investors and possibly promote greater liquidity for Acasti’s shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the proposed reverse stock split. A reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Acasti common shares.

If implemented to regain compliance with NASDAQ’s minimum bid price rule, Acasti’s proposed reverse stock split may lead to a decrease in the combined company’s overall market capitalization.

Should the market price of the combined company’s common shares decline after the proposed reverse stock split, if implemented, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the proposed reverse stock split. A reverse stock split may be viewed negatively by the market and, consequently, can lead to a decrease in the combined company’s overall market capitalization. If the per share market price does not increase in proportion to the proposed reverse stock split ratio, then the value of the combined company, as measured by its share capitalization, will be reduced. In some cases, the per-share price of companies that have effected reverse stock splits subsequently declines back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Acasti common shares will remain the same if the proposed reverse stock split is effected, or that the proposed reverse stock split will not have an adverse effect on the price of Acasti common shares due to the reduced number of shares outstanding after the proposed reverse stock split.

Risk Factors Relating to the Acasti Common Shares Following the Merger

A failure to successfully integrate the businesses of Acasti and Grace in the expected timeframe would adversely affect the future results of Acasti following the merger.

The ability of Acasti and Grace following the merger to successfully integrate the operations of Acasti and Grace will depend, in part, on the ability of the companies to realize the anticipated benefits from the merger. If the companies are not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of Acasti common shares may be adversely affected. In addition, the integration of Acasti’s and Grace’s respective businesses will be a time consuming and expensive process. Proper planning and effective and timely implementation will be critical to avoid any significant disruption to the companies’ operations. It is possible that the integration process could result in the loss of key employees, the disruption of its ongoing business or the identification of inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ abilities to maintain relationships with key opinion leaders, suppliers, manufacturers, creditors, lessors, clinical trial investigators or managers and other business partners or to achieve the anticipated benefits of the merger. Delays encountered in the integration process could have a material adverse effect on the companies’ revenue prospects, expenses, operating results and financial condition, including the value of Acasti’s common shares.

Specifically, risks in integrating Acasti’s and Grace’s operations in order to realize the anticipated benefits of the merger include, among other factors, the companies’ potential inability to effectively:

•	coordinate standards, compliance programs, controls, procedures and policies, business cultures and compensation structures;

•	integrate and harmonize financial reporting and information technology systems of the two companies;

•	coordinate research and drug candidate development efforts to effectuate their product capabilities;

•	compete against companies serving the market opportunities expected to be available to the combined company following the merger;

•	manage inefficiencies associated with integrating the operations of the companies;

•	identify and eliminate redundant or underperforming personnel, operations and assets;

•	manage the diversion of management’s attention from business matters to integration issues;

•	control additional costs and expenses in connection with, and as a result of, the merger;

•	conduct successful clinical development programs for their respective strategic product candidates and products and achieve regulatory approval for product candidates in major geographic areas;

•	define and develop successful commercial strategies;

•	commercialize their strategic products at commercially attractive margins and generate revenues in line with the companies’ expectations; and

•	raise capital through equity or debt financing on attractive terms to support the development and commercialization of their product candidates.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. If Acasti is not able to adequately address these challenges, it may be unable to successfully integrate the operations of the business of Grace, or to realize the anticipated benefits. The anticipated benefits assume a successful integration and are based on projections, which are inherently uncertain. Even if integration is successful, anticipated benefits may not be as expected.

Acasti’s future results will suffer if it does not effectively manage its expanded operations.

As a result of the merger, Acasti will become a larger company than either of Acasti or Grace prior to the merger, and Acasti’s business will become more complex. There can be no assurance that Acasti will effectively manage the increased complexity without experiencing operating inefficiencies or control deficiencies. Significant management time and effort is required to effectively manage the increased complexity of the larger organization and Acasti’s failure to successfully do so could have a material adverse effect on its business, financial condition, results of operations and growth prospects. In addition, as a result of the merger, the companies’ financial statements and results of operations in prior years may not provide meaningful guidance to form an assessment of the prospects or potential success of Acasti’s future business operations.

The pendency of the merger could have an adverse effect on the trading price of Acasti’s common shares and Acasti’s business, financial condition, results of operations or business prospects.

While there have been no significant adverse effects to date, the pendency of the merger could disrupt Acasti’s businesses, including:

•	the attention of Acasti’s management may be directed toward the closing of the merger and related matters and may be diverted from the day-to-day business operations; and

•	third parties may seek to terminate or renegotiate their relationships with Acasti as a result of the merger, whether pursuant to the terms of their existing agreements with Acasti or otherwise.

Should they occur, any of these matters could adversely affect the trading price of Acasti’s common shares or harm Acasti’s financial condition, results of operations or business prospects.

The market price of Acasti’s common shares after the merger may be affected by factors different from those currently affecting Acasti common shares and may decline as a result of the merger.

Upon completion of the merger, holders of Grace common stock will become holders of Acasti’s common shares. The business of Grace differs from that of Acasti in important respects and, accordingly, the results of operations of Acasti and the market price of Acasti’s common shares following the merger may be affected by factors different from those currently affecting the independent results of operations of Acasti and Grace.

Additionally, the market price of Acasti’s common shares following the merger may decline as a result of the merger for a number of reasons, including if:

•	investors react negatively to the prospects of the combined company’s product candidates, business and financial condition following the merger;

•	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts.

Acasti and Grace have incurred and expect to continue to incur substantial expenses related to the merger transaction and integration of the companies.

Both Acasti and Grace have incurred significant expenses in connection with the drafting and negotiation of the merger agreement and the documentation of transactions contemplated thereby. Upon closing, there are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, marketing, billing, payroll, research and development, human resources and benefits. In addition, the ongoing operation of locations in Laval, Québec and East Brunswick, New Jersey could result in inefficiencies, creating additional expenses for the combined company. While Acasti and Grace have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or timing of transaction and integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses likely will result in the companies’ taking significant charges against consolidated earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

Grace, Acasti and, subsequently the combined company, must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of the uncertainty regarding the merger, and failure to do so could negatively affect the companies.

For the merger to be successful, during the period before the merger is completed, both Acasti and Grace must continue to retain, recruit and motivate executives and other key employees. Acasti also must be successful at retaining, recruiting and motivating key employees following the completion of the merger. Experienced employees in the biopharmaceutical and biotechnology industries are in high demand and competition for their talents can be intense. Employees of both Acasti and Grace may experience uncertainty about their future roles with their respective company until, or even after, strategies with regard to Acasti are announced or executed following the merger. These potential distractions of the merger may adversely affect the ability of Grace or Acasti to attract, motivate and retain executives and other key employees and keep them focused on applicable strategies and goals. A failure by Grace or Acasti to retain and motivate executives and other key employees during the period prior to or after the completion of the merger could have an adverse impact on the business of Grace or Acasti.

Acasti may be treated as a passive foreign investment corporation for U.S. federal income tax purposes.

Acasti has not yet determined whether it will be a PFIC for its taxable year that includes the merger or the likelihood that it will be a PFIC in future taxable years, but Acasti believes that it may not be classified as a PFIC for the current taxable year or future taxable years. However, the determination PFIC status of a non-U.S. corporation is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules (which are subject to differing interpretations), generally cannot be determined until the close of the taxable year in question and is determined annually. Accordingly, there can be no assurance that Acasti will not be a PFIC in its current taxable year or subsequent years. The PFIC rules are complex, and each U.S. Holder should consult its tax advisor regarding the application of the PFIC rules to Acasti as well as the potential impact of the PFIC rules on such holder if Acasti were determined to be a PFIC.

The rules governing PFICs can have adverse tax effects on U.S. Holders, which effects may be mitigated by making certain elections for U.S. federal income tax purposes, which elections may or may not be available. If Acasti is a PFIC in any year, a U.S. Holder of Acasti common shares in such year will be required to file an annual information return with the IRS on IRS Form 8621 regarding distributions received on such common shares, any gain realized on disposition of such common shares and any other information required by such form. Additionally, if Acasti is classified as a PFIC in any taxable year with respect to which a U.S. Holder owns Acasti common shares, Acasti generally will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding taxable years, regardless of whether Acasti continues to meet the tests described above, unless the U.S. Holder makes a “deemed sale election.” See “Certain United States Federal Income Tax Considerations— U.S. Federal Income Tax Treatment of the Merger to U.S. Holders—Consequences of ownership and disposition of Acasti common shares—Passive Foreign Investment Company Rules” beginning on page 152.

Risk Factors Relating to Acasti’s Business

Risk factors relating to Acasti’s business are incorporated by reference herein to the risk factors described in Acasti’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

Risk Factors Relating to Grace’s Business

In the below risk factors related to Grace’s business, references to “we,” “us,” “our” or the “Company” refer to Grace Therapeutics Inc.

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the principal members of our executive team. Any of our executive officers could leave our employment at any time, as all of our employees are “at will” employees. Recruiting and retaining other qualified employees for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled executives in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical companies for individuals with similar skill sets. In addition, failure to succeed in clinical studies may make it more challenging to recruit and retain qualified personnel. The inability to recruit key executives or the loss of the services of any executive or key employee might impede the progress of our development and commercialization objectives.

If we fail to successfully develop, identify and acquire or in-license additional products or product candidates, we may have limited growth opportunities.

The process of proposing, negotiating and implementing the acquisition or in-license of a product or product candidate is lengthy and complex. Other companies, including some with substantially greater financial, marketing and sales resources, may compete with us for these products or product candidates. We have limited resources to identify and execute acquisition or in-licensing transactions. Even if we acquire or in-license additional products or product candidates, we have limited resources to integrate the acquired or licensed assets into our current infrastructure. In addition, we may devote resources to potential acquisition or in-licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts after expenditure of considerable time and resources. We may not be able to acquire the rights to additional products or product candidates on terms that we find acceptable, or at all.

Future acquisition and in-licensing transactions may entail numerous operational and financial risks including:

•	exposure to unknown liabilities;

•	disruption of our business and diversion of our management’s time and attention to the development of these products or product candidates;

•	incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions or in-licensing transactions; and

•	high acquisition and integration costs.

Product candidates that we acquire or in-license will likely require additional development efforts prior to commercial sale, including product development, extensive clinical testing and approval by the FDA and other applicable regulatory authorities. All product candidates are prone to risks of failure typical of pharmaceutical product development, including the possibility that a product candidate will not be shown to be sufficiently safe or effective for approval by regulatory authorities. In addition, we cannot provide assurance that any products or product candidates that we acquire or in-license will be manufactured profitably or achieve market acceptance.

We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations and our ability to compete.

As our company matures, we expect to expand our employee base to increase our managerial, scientific and engineering, operational, sales, marketing, financial and other resources and to hire more consultants and contractors. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Future growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of our existing or future product candidates. Our future financial performance and our ability to sell and commercialize our product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage any future growth.

We face potential product liability, and, if claims are brought against us, we may incur substantial liability.

The use of our product candidates in clinical trials (if any), and the sale of any product candidates for which we obtain marketing approval, exposes us to the risk of product liability claims. Product liability claims might be brought against us by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our product candidates. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	impairment of our business reputation;

•	withdrawal of clinical study participants;

•	costs due to related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	the inability to commercialize our product candidates.

Our current product liability insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business.

We rely significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.

Despite the implementation of security measures, our internal computer systems, and those of third parties with which we contract are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. System failures, accidents or security breaches could cause interruptions in our operations, and could result in a material disruption of our product development and clinical activities and business operations, in addition to possibly requiring substantial expenditures of resources to remedy. The loss of product development or clinical trial data could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and our development programs and the development of our product candidates could be delayed.

Grace identified material weaknesses in its internal controls over financial reporting in its most recent financial statements.

Effective internal controls over financial reporting are necessary for companies to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. As of December 31, 2020 and March 31, 2021, Grace identified material weaknesses in internal control related to (i) the limited size of the accounting department, (ii) insufficient resources and an insufficient level of monitoring and oversight, and (iii) a lack of a formal process for period end closing and reporting. Undetected material weaknesses in internal controls over financial reporting could lead to financial statement restatements and require expense of remediation. It is anticipated that after the closing of the merger the financial reporting process for Grace will be incorporated into the Acasti processes. As reported in its most recent Annual Report on Form 10-K, Acasti’s management conducted an assessment of the design and operation effectiveness of Acasti’s internal control over financial reporting as of March 31, 2021. In making this assessment, Acasti management used the criteria established within the Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, Acasti’s management has concluded that, as of March 31, 2021, Acasti’s internal control over financial reporting was effective.

Risks Related to Development, Testing and Commercialization of Our Products

Even if our product candidates receive regulatory approval in the United States, we may never obtain regulatory approval or successfully commercialize our products outside of the United States.

Our business plan is highly dependent upon our ability to market and commercialize our lead products, GTX-104, GTX-102 and GTX-101. The failure to do so would have a material adverse effect on our ability to execute on our business plan and generate revenue.

We are subject to uncertainty relating to healthcare reform measures and reimbursement policies which, if not favorable to our product candidates, could hinder or prevent our product candidates’ commercial success.

Our ability to commercialize our product candidates successfully will depend in part on the extent to which governmental authorities, private health insurers and other third-party payors establish appropriate coverage and reimbursement levels for our product candidates and related treatments. As a threshold for coverage and reimbursement, third-party payors generally require that drug products have been approved for marketing by the FDA. Third-party payors are increasingly imposing additional requirements and restrictions on coverage, and limiting reimbursement levels for medical products. These restrictions and limitations influence the purchase of healthcare services and products. The cost containment measures that healthcare payors and providers are instituting and the effect of any healthcare reform could significantly reduce our revenues from the sale of any approved product. We cannot provide any assurances that we will be able to obtain third-party coverage or reimbursement for our product candidates in whole or in part.

In the United States, there have been a number of legislative and regulatory changes to the healthcare system in ways that could affect our future revenues and profitability and the future revenues and profitability of our potential customers. Under the prescription drug benefit, Medicare beneficiaries can obtain prescription drug coverage from private sector plans that are permitted to limit the number of prescription drugs that are covered in each therapeutic category and class on their formularies. If our products are not widely included on the formularies of these plans, our ability to market our products to the Medicare population could be harmed.

There also have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare costs to contain or reduce costs of healthcare may adversely affect one or more of the following:

•	our ability to set a price that we desire for our products;

•	our ability to generate revenues and achieve profitability;

•	the future revenues of our potential customers, suppliers and collaborators; and

•	the availability of capital.

This could harm our ability to market our products and generate revenues. It is also possible that other proposals having a similar effect will be adopted.

Our commercial success depends upon attaining significant market acceptance of our products and product candidates, if approved, among physicians, nurses, pharmacists, patients and the medical community.

Even if we obtain regulatory approval for our product candidates, our product candidates may not gain market acceptance among physicians, nurses, pharmacists, patients, the medical community or third party payors, which is critical to commercial success. Market acceptance of our products and any product candidate for which we receive approval depends on a number of factors, including:

•	the timing of market introduction of the product candidate as well as competitive products;

•	the clinical indications for which the product candidate is approved;

•	the convenience and ease of administration to patients of the product candidate;

•	the potential and perceived advantages of such product candidate over alternative treatments;

•	the cost of treatment in relation to alternative treatments, including any similar generic treatments;

•	the availability of coverage and adequate reimbursement and pricing by third party payors and government authorities;

•	relative convenience and ease of administration;

•	any negative publicity related to our or our competitors’ products that include the same active ingredient;

•	the prevalence and severity of adverse side effects, including limitations or warnings contained in a product’s FDA-approved labeling; and

•	the effectiveness of sales and marketing efforts.

If our products or product candidates, if approved, fail to achieve an adequate level of acceptance by physicians, nurses, pharmacists, patients and the medical community, we will be unable to generate significant revenues, and we may not become or remain profitable.

Guidelines and recommendations published by government agencies can reduce the use of our product candidates and negatively impact our ability to gain market acceptance and market share.

Government agencies promulgate regulations and guidelines applicable to certain drug classes which may include our products and product candidates that we are developing. Recommendations of government agencies may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Regulations or guidelines suggesting the reduced use of certain drug classes which may include our products and product candidates that we are developing or the use of competitive or alternative products as the standard of care to be followed by patients and healthcare providers could result in decreased use of our product candidates or negatively impact our ability to gain market acceptance and market share.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

Although we intend to establish a small, focused, specialty sales and marketing organization to promote GTX104 and GTX102 if approved for marketing in the United States, we currently have no such organization and the cost of establishing and maintaining such an organization may exceed the benefit of doing so. Given the size of its potential market, we anticipate that in order to commercialize GTX 101, we would seek to enter into a strategic partnership with a larger marketing partner, if GTX 101 is approved by the FDA for marketing and we may not be successful in doing so. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate sufficient product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

If we obtain approval to commercialize any approved products outside of the United States, a variety of risks associated with international operations could materially adversely affect our business.

If any of our product candidates are approved for commercialization, we may enter into agreements with third parties to market these products outside the United States. We expect that we will be subject to additional risks related to entering into international business relationships, including:

•	different regulatory requirements for drug approvals in foreign countries;

•	reduced protection for intellectual property rights;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	ability to secure third party marketing and selling agreements outside of the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

If we are unable to differentiate our product candidates from branded reference drugs or existing generic therapies for similar treatments, or if the FDA or other applicable regulatory authorities approve generic products that compete with any of our product candidates, the ability to successfully commercialize our product candidates would be adversely affected.

Although we believe that our product candidates will be clinically differentiated from branded reference drugs and their generic counterparts, if any, it is possible that such differentiation will not impact our market position. If we are unable to achieve significant differentiation for our product candidates against other drugs, the opportunity for our product candidates to achieve premium pricing and be commercialized successfully would be adversely affected.

In addition to existing branded reference drugs and the related generic products, the FDA or other applicable regulatory authorities may approve generic products that compete directly with our product candidates, if approved. Once an NDA, including a 505(b)(2) application, is approved, the product covered thereby becomes a “listed drug” which can, in turn, be cited by potential competitors in support of approval of an ANDA. The FDCA, FDA regulations and other applicable regulations and policies provide incentives to manufacturers to create modified, non-infringing versions of a drug to facilitate the approval of an ANDA for generic substitutes. These manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same active ingredient(s), dosage form, strength, route of administration and conditions of use or labeling as our product candidate and that the generic product is bioequivalent to ours, meaning it is absorbed in the body at the same rate and to the same extent as our product candidate. These generic equivalents, which must meet the same quality standards as branded pharmaceuticals, would be significantly less costly than ours to bring to market and companies that produce generic equivalents are generally able to offer their products at lower prices. Thus, after the introduction of a generic competitor, a significant percentage of the sales of any branded product is typically lost to the generic product. Accordingly, competition from generic equivalents of our product candidates would materially adversely impact our ability to successfully commercialize our product candidates.

We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

The biopharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We expect to have competitors both in the United States and internationally, including major multinational pharmaceutical companies, biotechnology companies and universities and other research institutions.

Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. If our competitors market products that are more effective, safer or less expensive than our product candidates, if any, or that reach the market sooner than our product candidates, if any, we may enter the market too late in the cycle and may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

We could incur substantial costs and disruption to our business and delays in the launch of our product candidates if our competitors and/or collaborators bring legal actions against us, which could harm our business and operating results.

We cannot predict whether our competitors or potential competitors, some of whom we collaborate with, may bring legal actions against us based on our research, development and commercialization activities, as well as any product candidates or products resulting from these activities, claiming, among other things, infringement of their intellectual property rights, breach of contract or other legal theories. If we are forced to defend any such lawsuits, whether they are with or without merit or are ultimately determined in our favor, we may face costly litigation and diversion of technical and management personnel. These lawsuits could hinder our ability to enter the market early with our product candidates and thereby hinder our ability to influence usage patterns when fewer, if any, of our potential competitors have entered such market, which could adversely impact our potential revenue from such product candidates. Some of our competitors have substantially greater resources than we do and could be able to sustain the cost of litigation to a greater extent and for longer periods of time than we could. Furthermore, an adverse outcome of a dispute may require us: to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s patent or other intellectual property rights; to cease making, licensing or using products that are alleged to incorporate or make use of the intellectual property of others; to expend additional development resources to reformulate our products or prevent us from marketing a certain drug; and to enter into potentially unfavorable royalty or license agreements in order to obtain the rights to use necessary technologies. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all.

The COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. The coronavirus pandemic is evolving, and has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. Any negative impact COVID-19 has to patient enrollment or treatment or the execution of our product candidates could cause costly delays to clinical trial activities, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses, and have a material adverse effect on our financial results.

Additionally, timely enrollment in planned clinical trials is dependent upon clinical trial sites which could be adversely affected by global health matters, such as pandemics. We plan to conduct clinical trials for our product candidates in geographies which are currently being affected by the COVID-19 pandemic. Some factors from the COVID-19 pandemic that will delay or otherwise adversely affect enrollment in the clinical trials of our product candidates, as well as our business generally, include:

•

the potential diversion of healthcare resources away from the conduct of clinical trials to focus on pandemic concerns, including the attention of physicians serving as our clinical trial investigators, hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our prospective clinical trials;

•

limitations on travel that could interrupt key trial and business activities, such as clinical trial site initiations and monitoring, domestic and international travel by employees, contractors or patients to clinical trial sites, including any government-imposed travel restrictions or quarantines that will impact the ability or willingness of patients, employees or contractors to travel to our clinical trial sites or secure visas or entry permissions, a loss of face-to-face meetings and other interactions with potential partners, any of which could delay or adversely impact the conduct or progress of our prospective clinical trials;

•	the potential negative affect on the operations of our third-party manufacturers;

•

interruption in global shipping affecting the transport of clinical trial materials, such as patient samples, investigational drug product and conditioning drugs and other supplies used in our prospective clinical trials;

•	disruptions caused by potential workplace, laboratory and office closures and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory experiments;

•

operations, staffing shortages, travel limitations or mass transit disruptions, any of which could adversely impact our business operations or delay necessary interactions with local regulators, ethics committees and other important agencies and contractors;

•

changes in local regulations as part of a response to the COVID-19 pandemic, which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue such clinical trials altogether; and

•	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines.

These factors arising from COVID-19 could worsen in countries that are already afflicted with COVID-19 or could continue to spread to additional countries. Any of these factors, and other factors related to any such disruptions that are unforeseen, could have a material adverse effect on our business and our results of operation and financial condition. Further, uncertainty around these and related issues could lead to adverse effects on the economy of the United States and other economies, which could impact our ability to raise the necessary capital needed to develop and commercialize our programs and product candidates.

Although we intend to seek to utilize various regulatory mechanisms which may accelerate drug development and approval for some of our product candidates, there is no guarantee that the FDA will permit us to do so or that these mechanisms would lead to accelerated drug development or approval.

Orphan drug designation from the FDA does not convey any advantage or shorten the duration of the regulatory review and approval process.

We are subject to numerous complex regulatory requirements and failure to comply with these regulations, or the cost of compliance with these regulations, may harm our business.

The research, testing, development, manufacturing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, marketing, distribution, possession and use of our product candidates, among other things, are subject to regulation by numerous governmental authorities in the United States and elsewhere. The FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, and implementing regulations. Noncompliance with any applicable regulatory requirements can result in refusal of the governmental authority to approve products for marketing, criminal prosecution and fines, warning letters, product recalls or seizure of products, total or partial suspension of production, prohibitions or limitations on the commercial sale of products or refusal to allow the entering into of federal and state supply contracts. FDA and comparable governmental authorities have the authority to withdraw product approvals that have been previously granted. In addition, the regulatory requirements relating to our products may change from time to time and it is impossible to predict what the impact of any such changes may be.

We are heavily dependent on the success of our lead product candidates.

Our business and future success are substantially dependent on our ability to successfully and timely develop, obtain regulatory approval for, and commercialize our lead product candidate GTX-104. Any delay or setback in the development of any of these product candidates could adversely affect our business. Our planned development, approval and commercialization of these product candidates may fail to be completed in a timely manner or at all. Our other product candidates, GTX-102 and GTX-101, are at an earlier development stage and it will require additional time and resources to develop and seek regulatory approval for such product candidates and, if we are successful, to proceed with commercialization. We cannot provide assurance that we will be able to obtain approval for any of our product candidates from the FDA or any foreign regulatory authority or that we will obtain such approval in a timely manner.

If the FDA does not conclude that our product candidates satisfy the requirements for the 505(b)(2) regulatory approval pathway, or if the requirements for approval of any of our product candidates under Section 505(b)(2) are not as we expect, the approval pathway for our product candidates will likely take significantly longer, cost significantly more and encounter significantly greater complications and risks than anticipated, and in any case may not be successful.

We intend to seek FDA approval through the 505(b)(2) regulatory pathway for each of our product candidates described in this prospectus. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, added Section 505(b)(2) to the Federal Food, Drug and Cosmetic Act, or FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies that were not conducted by or for the applicant.

If the FDA does not allow us to pursue the 505(b)(2) regulatory pathway for our product candidates as anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for our product candidates would likely substantially increase. Moreover, the inability to pursue the 505(b)(2) regulatory pathway could result in new competitive products reaching the market faster than our product candidates, which could materially adversely impact our competitive position and prospects. Even if we are allowed to pursue the 505(b)(2) regulatory pathway for a product candidate, we cannot assure you that we will receive the requisite or timely approvals for commercialization of such product candidate.

In addition, we expect that our competitors may file citizens’ petitions with the FDA in an attempt to persuade the FDA that our product candidates, or the clinical studies that support their approval, contain deficiencies. Such actions by our competitors could delay or even prevent the FDA from approving any NDA that we submit under Section 505(b)(2).

Clinical development is a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Failure can occur at any stage of clinical development.

Clinical testing, even when utilizing the 505(b)(2) pathway, is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process, even with active ingredients that have previously been approved by the FDA as safe and effective. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later stage clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials.

Our product candidates are in various stages of development, from early stage to late stage. Clinical trial failures may occur at any stage and may result from a multitude of factors both within and outside our control, including flaws in formulation, adverse safety or efficacy profile and flaws in trial design, among others. If the trials result in negative or inconclusive results, we or our collaborators may decide, or regulators may require us, to discontinue trials of the product candidates or conduct additional clinical trials or preclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. For these reasons, our future clinical trials may not be successful.

Delays in clinical trials are common and have many causes, and any delay could result in increased costs to us and could jeopardize or delay our ability to obtain regulatory approval and commence product sales. We may also find it difficult to enroll patients in our clinical trials, which could delay or prevent development of our product candidates.

We may experience delays in clinical trials of our product candidates. Our planned clinical trials may not begin on time, have an effective design, enroll a sufficient number of patients or be completed on schedule, if at all. Our clinical trials can be delayed for a variety of reasons, including:

•	inability to raise or delays in raising funding necessary to initiate or continue a trial;

•	delays in obtaining regulatory approval to commence a trial;

•	delays in reaching agreement with the FDA on final trial design;

•	imposition of a clinical hold for safety reasons or following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities;

•

delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, or failure by such CROs to carry out the clinical trial at each site in accordance with the terms of our agreements with them;

•	delays in obtaining required institutional review board, or IRB, approval at each site;

•	difficulties or delays in having patients complete participation in a trial or return for post-treatment follow-up;

•	clinical sites electing to terminate their participation in one of our clinical trials, which would likely have a detrimental effect on subject enrollment;

•	time required to add new clinical sites; or

•	delays by our contract manufacturers to produce and deliver sufficient supply of clinical trial materials.

If initiation or completion of our planned clinical trials is delayed for any of the above reasons or other reasons, our development costs may increase, our regulatory approval process could be delayed and our ability to commercialize and commence sales of our product candidates could be materially harmed, which could have a material adverse effect on our business.

In addition, identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our product candidates as well as completion of required follow-up periods. We may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics or to complete our clinical trials in a timely manner. Patient enrollment is and completion of the trials is affected by factors including:

•	severity of the disease under investigation;

•	design of the trial protocol;

•	size of the patient population;

•	eligibility criteria for the trial in question;

•	perceived risks and benefits of the product candidate under trial;

•	proximity and availability of clinical trial sites for prospective patients;

•	availability of competing therapies and clinical trials;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians; and

•	ability to monitor patients adequately during and after treatment.

Our products or product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance, or result in significant negative consequences following marketing approval, if any.

As with many pharmaceutical and biological products, treatment with our products or product candidates may produce undesirable side effects or adverse reactions or events. Although the nature of our products or product candidates as containing active ingredients that have already been approved means that the side effects arising from the use of the active ingredient or class of drug in our products or product candidates is generally known, our products or product candidates may still cause undesirable side effects, which may harm our business, financial condition and prospects significantly.

Further, if any of our products cause serious or unexpected side effects after receiving market approval, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw their approval of the product or impose restrictions on its distribution;

•	the FDA may require implementation of a Risk Evaluation and Mitigation Strategy, or REMS;

•	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

•	we may be required to change the way the product is administered or conduct additional clinical studies;

•	we could be sued and held liable for harm caused to patients; or

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or product candidate and could substantially increase the costs of commercializing our products and product candidates.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. It is possible that none of our existing product candidates or any product candidates we may seek to develop will ever obtain regulatory approval in the United States or other jurisdictions.

Our product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree that our changes to branded reference drugs meet the criteria for the 505(b)(2) regulatory pathway or foreign regulatory pathways;

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we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective or comparable to its branded reference product for its proposed indication;

•	the results of any clinical trials we conduct may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•

the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may change significantly in a manner rendering our clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market our product candidates, which would harm our business, results of operations and prospects significantly.

We have limited experience using the 505(b)(2) regulatory pathway to submit an NDA or any similar drug approval filing to the FDA, and we cannot be certain that any of our product candidates will receive regulatory approval. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations. Even if we successfully obtain regulatory approvals to market one or more of our product candidates, our revenue will be dependent, to a significant extent, upon the size of the markets in the territories for which we gain regulatory approval. If the markets for patients or indications that we are targeting are not as significant as we estimate, we may not generate significant revenue from sales of such products, if approved.

An NDA submitted under Section 505(b)(2) subjects us to the risk that we may be subject to a patent infringement lawsuit that would delay or prevent the review or approval of our product candidate. The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

Our product candidates will be submitted to the FDA for approval under Section 505(b)(2) of the FDCA. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from studies that were not conducted by, or for, the applicant and on which the applicant has not obtained a right of reference. The 505(b)(2) application would enable us to reference published literature and/or the FDA’s previous findings of safety and effectiveness for the branded reference drug. For NDAs submitted under Section 505(b)(2) of the FDCA, the patent certification and related provisions of the Hatch-Waxman Act apply. In accordance with the Hatch-Waxman Act, such NDAs may be required to include certifications, known as paragraph IV certifications, that certify that any patents listed in the Patent and Exclusivity Information Addendum of the FDA’s publication, Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book, with respect to any product referenced in the 505(b)(2) application, are invalid, unenforceable or will not be infringed by the manufacture, use or sale of the product that is the subject of the 505(b)(2) NDA.

Companies that produce branded reference drugs routinely bring litigation against abbreviated new drug application, or ANDA, or 505(b)(2) applicants that seek regulatory approval to manufacture and market generic and reformulated forms of their branded products. These companies often allege patent infringement or other violations of intellectual property rights as the basis for filing suit against an ANDA or 505(b)(2) applicant. Likewise, patent holders may bring patent infringement suits against companies that are currently marketing and selling their approved generic or reformulated products. When a drug, such as GTX-104 has orphan drug exclusivity, the FDA may not approve any other application to market the same drug for the same indication for a period of up to seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity. In the United States, pediatric exclusivity adds six months to any existing exclusivity period.

Our business is subject to extensive regulatory requirements and our approved product and product candidates that obtain regulatory approval will be subject to ongoing and continued regulatory review, which may result in significant expense and limit our ability to commercialize such products.

Even after a product is approved, we will remain subject to ongoing FDA and other regulatory requirements governing the labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, import, export, record-keeping and reporting of safety and other post-market information. The holder of an approved NDA is obligated to monitor and report adverse events, or AEs, and any failure of a product to meet the specifications in the NDA. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA laws and regulations and are subject to FDA review, in addition to other potentially applicable federal and state laws. In addition, the FDA may impose significant restrictions on the approved indicated uses for which the product may be marketed or on the conditions of approval. For example, a product’s approval may contain requirements for potentially costly post-approval studies and surveillance to monitor the safety and efficacy of the product, or the imposition of a REMS program.

In addition, the FDA’s regulations, policies or guidance may change and new or additional statutes or government regulations in the United States and other jurisdictions may be enacted that could prevent or delay regulatory approval of our product candidates or further restrict or regulate post-approval activities. For example, the Food and Drug Administration Safety and Innovation Act, or FDASIA, requires the FDA to issue new guidance on permissible forms of internet and social media promotion of regulated medical products, and the FDA may soon specify new restrictions on this type of promotion. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from pending or future legislation or administrative action, either in the United States or abroad. If we are not able to achieve and maintain regulatory compliance, we may not be permitted to market our products and/or product candidates, which would adversely affect our ability to generate revenue and achieve or maintain profitability.

Our employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk that our employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct that violates (1) the laws of the United States FDA and similar foreign regulatory bodies, including those laws requiring the reporting of true, complete and accurate information to such regulatory bodies; (2) healthcare fraud and abuse laws of the United States and similar foreign fraudulent misconduct laws; and (3) laws requiring the reporting of financial information or data accurately. Specifically, the promotion, sales and marketing of health care items and services, as well as certain business arrangements in the healthcare industry are subject to extensive laws designed to prevent misconduct, including fraud, kickbacks, self-dealing and other abusive practices. These laws may restrict or prohibit a wide range of pricing, discounting, marketing, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials. It is not always possible to identify and deter employee and other third-party misconduct. The precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws. If any such actions are instituted against us, and we are not successful in defending ourselves, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Any relationships with healthcare professionals, principal investigators, consultants, customers (actual and potential) and third party payors are and will continue to be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, marketing expenditure tracking and disclosure, or sunshine laws, government price reporting and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face penalties, including, without limitation, civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment or restructuring of our operations.

Our business operations and activities may be directly, or indirectly, subject to various federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act. These laws may impact, among other things, our current activities with principal investigators and research subjects, as well as proposed and future sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by the federal government, state governments and foreign jurisdictions in which we conduct our business. The laws that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs;

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federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other third party payors that are false or fraudulent or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization;

•

the federal Physician Payment Sunshine Act, created under Section 6002 of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, collectively, ACA, and its implementing regulations requires manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services, or HHS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) (and beginning on January 1, 2021 this also includes Physician Assistants, Nurse Practitioners, Clinical Nurse Specialists, Certified Registered Nurse Anesthetists, and Certified Nurse Midwives (CNM) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members, with data collection required beginning August 1, 2013 and reporting to the Centers for Medicare & Medicaid Services required by March 31, 2014 and by the 90th day of each subsequent calendar year;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

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federal government price reporting laws, changed by ACA to, among other things, increase the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program and offer such rebates to additional populations, that require us to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on our marketed drugs. Participation in these programs and compliance with the applicable requirements may subject us to potentially significant discounts on our products, increased infrastructure costs and potentially limit our ability to offer certain marketplace discounts;

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the Foreign Corrupt Practices Act, a United States law which regulates certain financial relationships with foreign government officials (which could include, for example, certain medical professionals); and

•	state law equivalents of each of the above federal laws.

In addition, any sales of our products or product candidates once commercialized outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to, without limitation, civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate.

We are required to obtain regulatory approval for each of our products in each jurisdiction in which we intend to market such products, and the inability to obtain such approvals would limit our ability to realize their full market potential.

In order to market products outside of the United States, we must comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. However, the failure to obtain regulatory approval in one jurisdiction may adversely impact our ability to obtain regulatory approval in another jurisdiction. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and costs for us and require additional non-clinical studies or clinical trials which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approval in international markets is delayed, our target market will be reduced and our ability to realize the full market potential of our products will be harmed.

Risks Relating to Our Intellectual Property

If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.

Our commercial success also depends upon our ability and the ability of our future collaborators to develop, manufacture, market and sell our product candidates and to use our proprietary technologies without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing products. Because patent applications can take many years to issue, there may be currently pending applications, which may later result in issued patents that our product candidates or proprietary technologies may infringe. Similarly, there may be issued patents relevant to our product candidates of which we are not aware.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. And in particular, the generic drug industry is characterized by frequent litigation between generic drug companies and branded drug companies. If a third party claims that we infringe its intellectual property rights, we may face a number of issues, including, but not limited to:

•	infringement and other intellectual property claims which, with or without merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business;

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substantial damages for infringement, including, but not limited to, treble damages, punitive damages, loss of profits and attorneys’ fees, which we may have to pay if a court decides that the product or proprietary technology at issue infringes on or violates the third party’s rights;

•	if a license is available from the third party, we may have to pay substantial royalties, fees and/or grant cross licenses to our technology; and

•	redesigning our product candidates or processes so they do not infringe, which may not be possible or may require substantial funds and time.

We have not conducted an extensive search of patents issued to third parties, and no assurance can be given that third party patents containing claims covering our product candidates, technology or methods do not exist, have not been filed, or could not be filed or issued. Because of the number of patents issued and patent applications filed in our technical areas or fields, we believe there is a significant risk that third parties may allege they have patent rights encompassing our products, technology or methods. Other product candidates that we may in-license or acquire could be subject to similar risks and uncertainties.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed alleged confidential information or trade secrets of their other clients or former employers to us.

As is common in the biotechnology and pharmaceutical industry, certain of our employees were formerly employed by other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Moreover, we engage the services of consultants to assist us in the development of our product candidates, many of whom were previously employed at or may have previously been or are currently providing consulting services to, other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees and consultants or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. There can be no assurance, however, that we would not be sued. Any such litigation would be protracted, expensive, and potentially subject to an unfavorable outcome.

Our success depends in part upon our ability to protect our intellectual property for our branded products, such as GTX-104, GTX-102 and GTX-101.

Our commercial success with respect to our products, including GTX-104, GTX-102 and GTX-101, depends on obtaining and maintaining patent protection in both the United States and in other countries and trade secret protection for our product candidates, proprietary technologies and their uses. Our ability to protect our drug products from unauthorized or infringing use by third parties depends in substantial part on our ability to obtain and maintain valid and enforceable patents.

Due to evolving legal standards relating to patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to maintain, obtain and enforce patents is uncertain and involves complex legal and factual questions. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value and the scope of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.

The degree of future protection for our proprietary rights is uncertain. Only limited protection may be available and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	we might not have been the first to file patent applications for these or similar inventions;

•	we might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	the patents of others may have an adverse effect on our business;

•	it is possible that none of our or our licensors’ pending patent applications will result in issued patents;

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any patents we obtain or our licensors’ issued patents may not encompass commercially viable products, may not provide us with any competitive advantages, or may be challenged by third parties for lack of novelty, obviousness, lack of demonstrated or predicted utility, or other technical reasons related to the drafting of the patent itself;

•	any patents we obtain or our in-licensed issued patents may not be valid or enforceable; or

•	we may not develop additional proprietary technologies that are patentable.

Proprietary trade secrets and unpatented know-how are also very important to our business. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with certain of our employees, consultants and advisors, third parties may still obtain this information or we may be unable to protect our rights. Enforcing a claim that a third party illegally obtained and is using our trade secrets or unpatented know-how is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secret information. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how, and we would not be able to prevent their use.

Our drug development strategy relies heavily upon the 505(b)(2) regulatory pathway, which requires us to certify that we do not infringe upon third-party patents covering approved drugs. Such certifications typically result in third-party claims of intellectual property infringement, the defense of which will be costly and time consuming, and an unfavorable outcome in any litigation may prevent or delay our development and commercialization efforts which would harm our business.

Litigation or other proceedings to enforce or defend intellectual property rights are often complex in nature, may be very expensive and time-consuming, may divert our management’s attention from other aspects of our business and may result in unfavorable outcomes that could adversely impact our ability to launch and market our product candidates, or to prevent third parties from competing with our products and product candidates.

In particular, our commercial success depends in large part on our avoiding infringement of the patents and proprietary rights of third parties for existing approved drug products. Because we utilize the 505(b)(2) regulatory pathway for the approval of our products and product candidates, we rely in whole or in part on studies conducted by third parties related to those approved drug products.

Because patent applications can take many years to issue, there may be currently pending or subsequently filed patent applications which may later result in issued patents that may be infringed by our products or product candidates. If any third-party patents were held by a court of competent jurisdiction to cover aspects of our product candidates, including the formulation, method of use, any method or process involved in the manufacture of any of our product candidates, any molecules or intermediates formed during such manufacturing process or any other attribute of the final product itself, the holders of any such patents may be able to block our ability to commercialize our product candidates unless we obtain a license under the applicable patents, or until such patents expire. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may request and/or obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates on a temporary or permanent basis. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products or manufacturing processes, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research, manufacture clinical trial supplies or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. We cannot provide any assurances that third party patents do not exist which might be enforced against our products, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

If we fail to comply with our obligations in the agreements under which we license rights to technology from third parties, or if the license agreements are terminated for other reasons, we could lose license rights that are important to our business.

We are a party to a number of technology licenses that are important to our business and expect to enter into additional licenses in the future. Our existing license agreements impose, and we expect that future license agreements will impose, on us, various development, regulatory and/or commercial diligence obligations, payment of milestones and/or royalties and other obligations. Under these agreements, we must rely on our licensor to comply with their obligations under the primary license agreements under which such third party obtained rights in the applicable intellectual property, where we may have no relationship with the original licensor of such rights. If our licensors fail to comply with their obligations under these upstream license agreements, the original third-party licensor may have the right to terminate the original license, which may terminate our sublicense. If this were to occur, we would no longer have rights to the applicable intellectual property unless we are able to secure our own direct license with the owner of the relevant rights, which we may not be able to do at a reasonable cost or on reasonable terms, which may impact our ability to continue to develop and commercialize our product candidates and companion diagnostic incorporating the relevant intellectual property. If we fail to comply with our obligations under our license agreements, or we are subject to a bankruptcy or insolvency, the licensor may have the right to terminate the license. In the event that any of our important technology licenses were to be terminated by the licensor, we would likely cease further development of the related program or be required to spend significant time and resources to modify the program to not use the rights under the terminated license.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in our patents or other intellectual property. We may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates and companion diagnostic. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. The following examples are illustrative:

•	others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed;

•	we or our licensors or future collaborators might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;

•	we or our licensors or future collaborators might not have been the first to file patent applications covering certain of our inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our pending patent applications will not lead to issued patents;

•	issued patents that we own or have exclusively licensed may be held invalid or unenforceable as a result of legal challenges by our competitors;

•	we may not develop additional proprietary technologies that are patentable; and

•	the patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, results of operations and prospects.

Risks Related to Our Dependence on Third Parties

We do not have internal manufacturing capabilities, and if we fail to develop and maintain supply relationships with various third-party manufacturers, we may be unable to develop or commercialize our product candidates.

Our ability to develop and commercialize our product candidates depends, in part, on our ability to outsource their manufacturing at a competitive cost, in accordance with regulatory requirements and in sufficient quantities for clinical testing and eventual commercialization. All of our manufacturing is outsourced to third parties and we do not plan to build manufacturing capabilities.

Our contract manufacturers may encounter manufacturing failures that could delay the clinical development or regulatory approval of our product candidates, or their commercial production if approved.

Any performance failure on the part of any of our manufacturers could delay the clinical development or regulatory approval of our product candidates. Our manufacturers may encounter difficulties involving, among other things, production yields, regulatory compliance, quality control and quality assurance, as well as shortages of qualified personnel. Approval of our product candidates could be delayed, limited or denied if the FDA does not approve and maintain the approval of our contract manufacturer’s processes or facilities. Moreover, our contract manufacturers may encounter difficulties that have a negative impact on our operations and business. Our manufacturers may encounter difficulties with the manufacturing processes required to manufacture commercial quantities of our product candidates or the quantities needed for our pre-clinical studies or clinical trials. Such difficulties could result in delays in our pre-clinical studies, clinical trials and regulatory submissions, in the commercialization of our product candidates. Further, development of large-scale manufacturing processes may require additional validation studies, which the FDA must review and approve. If any of our manufacturers fail to deliver the required commercial quantities or quantities needed for our pre-clinical studies and clinical trials on a timely basis and upon terms that we find acceptable, we may be unable to meet demand for any of our product candidates that are approved and could lose potential revenue.

Certain changes in the manufacturing process or procedure, including a change in the location where the product candidate is manufactured or a change of a third-party manufacturer, generally require prior FDA, or foreign regulatory authority, review and/or approval of the manufacturing process and procedures in accordance with cGMP. We may need to conduct additional pre-clinical studies and clinical trials to support approval of such changes. This review may be costly and time-consuming, and could delay or prevent the launch of a product candidate.

We rely on third parties to conduct and oversee our clinical trials. If these third parties do not meet our deadlines or otherwise conduct the trials as required, we may not be able to obtain regulatory approval for or commercialize our product candidates when expected or at all.

We rely on third parties to conduct and oversee our clinical trials. We also rely upon medical institutions, clinical investigators and contract laboratories to conduct our trials in accordance with our clinical protocols and all applicable regulatory requirements, including the FDA’s good clinical practice regulations and DEA regulations governing the handling, storage, security and record-keeping for controlled substances. These CROs play a significant role in the conduct of these trials and the subsequent collection and analysis of data from the clinical trials.

There is no guarantee that CROs, investigators and third parties will devote adequate time and resources to our clinical trials or perform as required by contract and in accordance with regulatory requirements. If third parties upon which we rely for administration and conduct of our clinical trials fail to meet expected deadlines, fail to adhere to our clinical protocols or act in accordance with regulatory requirements, or otherwise perform in a substandard manner, our clinical trials may be extended, delayed or terminated, and we may not be able to commercialize our product candidates.

If any of our clinical trial sites terminate their involvement in one of our clinical trials for any reason, we may experience the loss of follow-up information on patients enrolled in our ongoing clinical trials unless we are able to transfer the care of those patients to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be questioned by the FDA.

We rely on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third party CROs to monitor and manage data for our preclinical and clinical programs. We rely on these parties for execution of our preclinical studies and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with FDA laws and regulations regarding current good clinical practice, or GCP, which are also required by the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities in the form of International Conference on Harmonization, or ICH, guidelines for all of our products in clinical development. Regulatory authorities enforce GCP through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations. While we have agreements governing activities of our CROs, we have limited influence over their actual performance. In addition, portions of the clinical trials for our product candidates are expected to be conducted outside of the United States, which will make it more difficult for us to monitor CROs and perform visits of our clinical trial sites and will force us to rely heavily on CROs to ensure the proper and timely conduct of our clinical trials and compliance with applicable regulations, including GCP. Failure to comply with applicable regulations in the conduct of the clinical trials for our product candidates may require us to repeat clinical trials, which would delay the regulatory approval process.

We rely on third parties to manufacture commercial and clinical supplies of our product candidates, and we intend to rely on third parties to manufacture commercial supplies of any other approved products. The commercialization of any of our products could be stopped, delayed or made less profitable if those third parties fail to provide us with sufficient quantities of product or fail to do so at acceptable quality levels or prices or fail to maintain or achieve satisfactory regulatory compliance.

We do not own any manufacturing facilities, and we do not currently, and do not expect in the future, to independently conduct any aspects of our product manufacturing and testing, or other activities related to the clinical development and commercialization of our product candidates. We currently rely, and expect to continue to rely, on third parties with respect to these items, and control only certain aspects of their activities.

Any of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it could delay our product candidate development and commercialization activities. Our reliance on these third parties reduces our control over these activities but does not relieve us of our responsibility to ensure compliance with all required legal, regulatory and scientific standards and any applicable trial protocols. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our studies in accordance with regulatory requirements or our stated study plans and protocols, we will not be able to complete, or may be delayed in completing, clinical trials required to support future regulatory submissions and approval of our product candidates.

More generally, manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up and validating initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Additionally, our manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If our manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, our ability to make product candidates available for clinical trials and development purposes or to commercialize any of our product candidates in the United States would be jeopardized. Any delay or interruption in our ability to meet commercial demand may result in the loss of potential revenues and could adversely affect our ability to gain market acceptance for approved products. In addition, any delay or interruption in the supply of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials completely. Additionally, if supply from one approved manufacturer is interrupted, there could be a significant disruption in commercial supply. Regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

The occurrence of any of these factors could have a material adverse effect on our business, results of operations, financial condition and prospects.

The design, development, manufacture, supply, and distribution of our product candidates is highly regulated and technically complex.

All entities involved in the preparation of therapeutics for clinical trials or commercial sale, including our existing contract manufacturers for our product candidates, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP and equivalent foreign standards. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. The development, manufacture, supply, and distribution of our product candidates is highly regulated and technically complex. We, along with our third-party providers, must comply with all applicable regulatory requirements of the FDA and foreign authorities.

Regulatory authorities also may, at any time following approval of a product for sale, audit our manufacturing facilities or those of our third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for us or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business. If we or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biological product or revocation of a pre-existing approval. As a result, our business, financial condition and results of operations may be materially harmed.

We may not be successful in establishing development and commercialization collaborations which could adversely affect, and potentially prohibit, our ability to develop our product candidates.

Because developing pharmaceutical products, conducting clinical trials, obtaining regulatory approval, establishing manufacturing capabilities and marketing approved products are expensive, we are exploring collaborations with third parties outside of the United States that have more resources and experience.

In situations where we enter into a development and commercial collaboration arrangement for a product candidate, we may also seek to establish additional collaborations for development and commercialization in territories outside of those addressed by the first collaboration arrangement for such product candidate. There are a limited number of potential partners, and we expect to face competition in seeking appropriate partners. If we are unable to enter into any development and commercial collaborations and/or sales and marketing arrangements on acceptable terms, if at all, we may be unable to successfully develop and seek regulatory approval for our product candidates and/or effectively market and sell future approved products, if any, in all of the territories outside of the United States where it may otherwise be valuable to do so.

We may not be successful in maintaining development and commercialization collaborations, and any partner may not devote sufficient resources to the development or commercialization of our product candidates or may otherwise fail in development or commercialization efforts, which could adversely affect our ability to develop certain of our product candidates and our financial condition and operating results.

Even if we are able to establish collaboration arrangements, any such collaboration may not ultimately be successful, which could have a negative impact on our business, results of operations, financial condition and prospects. If we partner with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. It is possible that a partner may not devote sufficient resources to the development or commercialization of our product candidate or may otherwise fail in development or commercialization efforts, in which event the development and commercialization of such product candidate could be delayed or terminated and our business could be substantially harmed. In addition, the terms of any collaboration or other arrangement that we establish may not prove to be favorable to us or may not be perceived as favorable, which may negatively impact the trading price of our common stock. In some cases, we may be responsible for continuing development of a product candidate or research program under a collaboration, and the payment we receive from our partner may be insufficient to cover the cost of this development. Moreover, collaborations and sales and marketing arrangements are complex and time consuming to negotiate, document and implement, and they may require substantial resources to maintain.

We are subject to a number of additional risks associated with our dependence on collaborations with third parties, the occurrence of which could cause our collaboration arrangements to fail. Conflicts may arise between us and our partners, such as conflicts concerning the interpretation of clinical data, the achievement of milestones, the interpretation of financial provisions or the ownership of intellectual property developed during the collaboration. If any such conflicts arise, a partner could act in its own self-interest, which may be adverse to our interests. Any such disagreement between us and a partner could result in one or more of the following, each of which could delay or prevent the development or commercialization of our product candidates and harm our business:

•	reductions in the payment of royalties or other payments we believe are due pursuant to the applicable collaboration arrangement;

•	actions taken by a partner inside or outside our collaboration which could negatively impact our rights or benefits under our collaboration; and

•	unwillingness on the part of a partner to keep us informed regarding the progress of its development and commercialization activities or to permit public disclosure of the results of those activities.

General

Future interpretations of existing accounting standards could adversely affect our operating results.

Generally accepted accounting principles in the United States are subject to interpretation by FASB, the American Institute of Certified Public Accountants, or AICPA, the SEC and various other bodies that promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change.

Our short operating history makes it difficult to evaluate our business and prospects.

We were incorporated in and have only been conducting operations since 2014. Our operations to date have been limited to developing and bringing to market a limited number of products and developing our other product candidates. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a history of successfully developing and commercializing a significant number of pharmaceutical products

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and expansion of our business will require substantial funding. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Our ability to successfully consummate a strategic transaction may be materially and adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic is severely adversely affecting the U.S., Canadian and many other global economies. If the outbreak continues to spread, it may affect our operations and those of third parties upon which we rely, including limiting our ability to explore strategic alternatives to enhance shareholder value.

The extent to which the COVID-19 pandemic impacts our business and prospects will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 pandemic and the actions to contain the COVID-19 pandemic or treat its impact, among others.

Additionally, while the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity and adversely affect our business and overall financial condition.

THE COMPANIES

Acasti

Acasti Pharma Inc., a corporation incorporated under the laws of Québec, is headquartered in Laval, Québec, Canada. Acasti is a biopharmaceutical innovator that has historically focused on the research, development and commercialization of prescription drugs using omega-3 fatty acids delivered both as free fatty acids and bound-to-phospholipid esters derived from krill oil for the treatment of cardiometabolic diseases, specifically hypertriglyceridemia.

Acasti’s principal executive offices are located at 3009 boul. de la Concorde East, Suite 102, Laval, Québec, Canada H7E 2B5 and its telephone number is (450) 686-4555. Acasti common shares are listed on the NASDAQ Capital Market and the TSX Venture Exchange and trade under the symbol “ACST”.

This proxy statement/prospectus incorporates important business and financial information about Acasti from other documents that are incorporated by reference; see the section entitled “Where You Can Find Additional Information” beginning on page 214.

Grace

Grace Therapeutics Inc., a Delaware corporation, is headquartered in East Brunswick, New Jersey. Grace is a privately-held emerging biopharmaceutical company focused on developing innovative drug delivery technologies for the treatment of rare and orphan diseases.

Grace’s principal executive offices are located at 2 Tower Center Boulevard, Suite 1101G, East Brunswick, New Jersey 08816 and its telephone number is (646) 809-6839.

MergerCo

Acasti Pharma U.S., Inc. (“MergerCo”) is a corporation incorporated under the laws of the State of Delaware and is a wholly-owned subsidiary of Acasti. MergerCo was organized on May 3, 2021. MergerCo has conducted its operations only as contemplated by the merger agreement and has not incurred any material obligations or liabilities.

MergerCo’s registered office is located at Corporation Services Company, 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle.

ACASTI ANNUAL AND SPECIAL MEETING

This proxy statement/prospectus is being provided to the Acasti shareholders as part of a solicitation of proxies by the Acasti board of directors for use at the Acasti annual and special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof.

Date, Time and Place

The annual and special meeting of Acasti shareholders will be held virtually on August 26, 2021, at 1:00 p.m. (Eastern Time).

Purpose of the Acasti Annual and Special Meeting

The purpose of the Acasti annual and special meeting will be to consider and act upon the following matters:

1.	Proposal No. 1—To approve the issuance of Acasti common shares necessary to complete the transactions contemplated by the merger agreement (the “share issuance proposal”);

2.

Proposal No. 2—Elect Roderick N. Carter, Jan D’Alvise, Jean-Marie (John) Canan and Donald Olds as directors to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his or her successor is elected and qualified or until his or her earlier resignation or removal (the “annual directors election proposal”);

3.

Proposal No. 3—Elect each of William A. Haseltine and Vimal Kavuru, conditional upon and to be effective only at the closing of the merger, as a director to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his successor is elected and qualified or until his earlier resignation or removal, as provided in the merger agreement (the “merger directors election proposal”);

4.

Proposal No. 4—To appoint KPMG LLP to hold office as Acasti’s auditors until the close of the next annual meeting of shareholders and to authorize the board of directors of Acasti to fix their remuneration (the “auditor proposal”);

5.

Proposal No. 5—To adopt an advisory (non-binding) resolution approving the compensation of Acasti’s named executive officers, as disclosed in this proxy statement/prospectus (the “compensation proposal”);

6.

Proposal No. 6—To approve amendments to the Acasti stock option plan to provide for a 10% rolling plan by setting the total number of Acasti common shares reserved for issuance pursuant to options granted under the stock option plan at 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to awards issued under the equity incentive plan, as described in this proxy statement/prospectus (the “stock option plan proposal”);

7.

Proposal No. 7—To approve amendments to the Acasti equity incentive plan to set the total number of Acasti common shares reserved for issuance pursuant to awards granted under the equity incentive plan at the lesser of (i) 10% of the issued and outstanding Acasti common shares as of June 24, 2021, representing 20,837,554 Acasti common shares, and (ii) 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to options issued under the stock option plan, as described in this proxy statement/prospectus (the “equity incentive plan proposal”);

8.

Proposal No. 8—If necessary to regain compliance with NASDAQ’s minimum bid price rules, to adopt an advisory (non-binding) resolution to amend to the articles of incorporation of Acasti, as amended, to effect a reverse stock split of Acasti common shares, within a range of 1-6 to 1-8 with such specific ratio to be approved by the Acasti board; provided that the Acasti board may determine to accelerate the timing of the proposed reverse stock split through a directors resolution without shareholder approval pursuant to the QBCA, if deemed advisable by the Acasti board (the “reverse stock split proposal”); and

9.	To transact such other business as may be properly brought before the meeting.

Recommendation of the Acasti Board of Directors

The members of the Acasti board unanimously recommend that Acasti shareholders vote “FOR” the share issuance proposal, “FOR” the stock option plan proposal, “FOR” the annual directors election proposal, “FOR” the merger directors election proposal, “FOR” the auditor proposal, “FOR” the compensation proposal, “FOR” the equity incentive plan proposal and “FOR” the reverse stock split proposal.

Acasti Record Date; Shareholders Entitled to Vote

Only Acasti shareholders of record at the close of business on July 14, 2021, which is the record date for the Acasti annual and special meeting, are entitled to notice of, and to vote at, the Acasti annual and special meeting or any adjournments or postponements thereof. At the close of business on the Acasti record date, there were                          Acasti common shares issued and outstanding.

Holders of record of Acasti common shares on the record date are entitled to one vote per share at the Acasti annual and special meeting on each proposal.

Voting by Acasti’s Directors and Executive Officers

At the close of business on the Acasti record date, directors and executive officers of Acasti and their affiliates were entitled to vote              Acasti common shares, representing approximately     % of the Acasti common shares outstanding on that date. Acasti expects that Acasti’s directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of the Acasti shareholders at the Acasti annual and special meeting, although none of them has entered into any agreement obligating them to do so.

Quorum; Adjournment

A quorum must be present at the Acasti annual and special meeting before business can be conducted. A quorum for the transaction of business at the Acasti annual and special meeting is at least two persons present, each being an Acasti shareholder entitled to vote at the Acasti annual and special meeting or a duly appointed proxyholder or representative for an Acasti shareholder so entitled, and together holding or representing Acasti common shares having not less than 33 1⁄3% of the outstanding votes entitled to be cast at the Acasti annual and special meeting. If a quorum is not present within one half-hour from the time set for the holding of the meeting, the meeting stands adjourned to the same day in the next week at the same time and place. Whether or not a quorum is present or represented at the meeting, the chair of the annual and special meeting may, and if so directed by holders of a majority in number of the Acasti common shares entitled to vote at the meeting, must, adjourn the meeting. When a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment and if a new record date is not fixed for the adjourned meeting; but if a new record date is fixed for the adjourned meeting (which must be done if the new date is more than two months after the date of the original meeting), or if the adjournment is for more than thirty days, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting. At the adjourned meeting, the shareholders may transact any business which might have been transacted by them at the original meeting.

Required Vote

Proposal No. 1: Share Issuance Proposal

The affirmative vote of a majority of the votes cast at the meeting is required for the approval of the issuance of Acasti common shares necessary to effect the merger and the other transactions contemplated by the merger agreement.

Proposal No. 2: Annual Directors Election Proposal

You may select “For” or “Withhold” with respect to each nominee for director under Proposal No. 2. The affirmative vote of a majority of the votes cast at the meeting is required for the approval of the election of the directors pursuant to the annual directors election proposal.

Proposal No. 3: Merger Directors Election Proposal

You may select “For” or “Withhold” with respect to each nominee for director under Proposal No. 3. The affirmative vote of a majority of the votes cast at the meeting is required for the approval of the election of the directors pursuant to the merger directors election proposal. Such election is conditional upon and shall be effective only at the closing of the merger.

Proposal No. 4: Auditor Proposal

The affirmative vote of a majority of the votes cast at the meeting is required for the approval for KPMG LLP to hold office as Acasti’s auditors until the close of the next annual meeting of Acasti shareholders and to authorize the Acasti board of directors to fix their remuneration.

Proposal No. 5: Compensation Proposal

The affirmative vote of a majority of the votes cast at the meeting is required for the approval, on an advisory (non-binding) basis, of the compensation of Acasti’s named executive officers, as disclosed in this proxy statement/prospectus.

Proposal No. 6: Stock Option Plan Proposal

The affirmative vote of a majority of the votes cast at the annual and special meeting by Acasti’s disinterested shareholders is required for the approval of the amendments to the Acasti stock option plan to provide for a 10% rolling plan by setting the total number of Acasti common shares reserved for issuance pursuant to options granted under the stock option plan to 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to awards issued under the equity incentive plan.

Proposal No. 7: Equity Incentive Plan Proposal

The affirmative vote of a majority of the votes cast at the annual and special meeting by Acasti’s disinterested shareholders is required for the approval of the amendments to the Acasti equity incentive plan to set the total number of Acasti common shares reserved for issuance pursuant to awards granted under the equity incentive plan to the lesser of (i) 10% of the issued and outstanding Acasti common shares as of June 24, 2021, representing 20,837,554 Acasti common shares, and (ii) 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to options issued under the stock option plan.

Proposal No. 8: Reverse Stock Split Proposal

The affirmative vote of a majority of the votes cast at the meeting is required for the approval, on an advisory (non-binding) basis, if necessary to regain compliance with NASDAQ’s minimum bid price rules, of the proposal to effect a reverse stock split of Acasti common shares, within a range of 1-6 to 1-8 with such specific ratio to be approved by the Acasti board, as disclosed in this proxy statement/prospectus. The results of the vote on the proposal are not binding on the Acasti board and the Acasti board may determine to accelerate the timing of the proposed reverse stock split through a directors resolution without shareholder approval pursuant to the QBCA, if deemed advisable by the Acasti board.

Voting at the Acasti Annual and Special Meeting

Whether or not you plan to attend the Acasti annual and special meeting, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with Computershare, Acasti’s transfer agent and registrar, you may vote at the Acasti annual and special meeting or be represented by proxy. If your shares are held in “street name,” which means your shares are held of record in an account with a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote.

Voting Virtually

Acasti shareholders can attend the special meeting online by going to https://web.lumiagm.com/248665073.

It is important that you are connected to the internet at all times during the meeting in order to vote when balloting commences.

Registered shareholders and duly appointed proxyholders can participate in the meeting by clicking “I have a login” and entering a username and password before the start of the meeting.

In order to participate online, shareholders must have a valid 15-digit control number and proxyholders must have received an email from Computershare containing a username. For registered shareholders, the 15-digit control number located on the form of proxy or in the email notification you received is the username and the password is “acasti2021”. For duly appointed proxyholders, Computershare will provide the proxyholder with a username after the voting deadline has passed. The password is “acasti2021”. Voting at the meeting will only be available for registered shareholders and duly appointed proxyholders. Non-registered shareholders who have not appointed themselves may attend the meeting by clicking “I am a guest” and completing the online form.

Acasti shareholders who wish to appoint a third-party proxyholder to represent them at the online meeting must submit their proxy or voting instruction form (as applicable) prior to registering their proxyholder. Registering the proxyholder is an additional step once a shareholder has submitted their proxy/voting instruction form. Failure to register a duly appointed proxyholder will result in the proxyholder not receiving a username to participate in the meeting. To register a proxyholder, shareholders MUST visit www.computershare.com/acasti by 5:00 p.m. Eastern Time on August 24, 2021 and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a username via email.

Registered shareholders that have a 15-digit control number, along with duly appointed proxyholders who were assigned a username by Computershare will be able to vote and submit questions during the meeting. To do so, please go to https://web.lumiagm.com/248665073 prior to the start of the meeting to login. Click on “I have a login” and enter your 15-digit control number or username along with the password “acasti2021”. Non-registered shareholders who have not appointed themselves to vote at the meeting may login as a guest, by clicking on “I am a Guest” and complete the online form. Non-registered shareholders who do not have a 15-digit control number or username will only be able to attend as a guest, which allows them listen to the meeting; however, they will not be able to vote or submit questions. Please see the information below for an explanation of why certain shareholders may not receive a form of proxy.

If you are using a 15-digit control number to login to the online meeting and you accept the terms and conditions, you will be revoking any and all previously submitted proxies. However, in such a case, you will be provided the opportunity to vote by ballot on the matters put forth at the meeting. If you DO NOT wish to revoke all previously submitted proxies, do not accept the terms and conditions, in which case you can only enter the meeting as a guest.

If you are eligible to vote at the meeting, it is important that you are connected to the internet at all times during the meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the meeting.

To attend and vote at the virtual meeting, a United States beneficial holder must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the meeting. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a legal proxy form. After first obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the meeting, you must submit a copy of your legal proxy to Computershare. Requests for registration should be directed to Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1 or service@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time on August 24, 2021. You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the meeting and vote your shares at https://web.lumiagm.com/248665073 during the meeting. Please note that you are required to register your appointment at https://www.computershare.com/acasti.

Voting by Proxy

If you are a holder of record, a proxy card is enclosed for your use. Acasti requests that you submit a proxy via the internet by logging onto www.investorvote.com and following the instructions on your proxy card or by telephone by dialing 1-866-732-VOTE (8683) Toll Free and listening for further directions or by signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope. You should vote your proxy in advance of the meeting even if you plan to attend the Acasti annual and special meeting. You can always change your vote at the Acasti annual and special meeting. To be valid, a returned proxy card must be signed and dated. If you hold your Acasti common shares in street name, you will receive instructions from your bank, broker or other nominee that you must follow in order to vote your shares. All votes made by proxy must be received (whether delivered by mail, telephone or internet) no later than 5:00 p.m. (Eastern Time) on August 24, 2021 or 48 hours before the time at which any adjournment of the Acasti annual and special meeting is to be held.

All Acasti common shares represented by properly executed proxies received in time for the Acasti annual and special meeting will be voted at the meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposals.

Revocation of Proxies

Any Acasti shareholder may revoke his or her proxy at any time prior to its use by writing to the Corporate Secretary of Acasti, by voting again via mail, telephone or the internet, or by attending the Acasti annual and special meeting and casting his or her vote. A shareholder’s last timely vote will be the vote that is counted.

Please note that if your Acasti common shares are held in “street name” through a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee in accordance with its established procedures. If your Acasti common shares are held in the name of a bank, broker or other nominee and you decide to change your vote by attending and voting at the Acasti annual and special meeting, your vote at the Acasti annual and special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your bank, broker or other nominee).

Solicitation of Proxies

The Acasti board of directors and Acasti management are soliciting proxies for the Acasti annual and special meeting and, in accordance with the merger agreement, the cost of proxy solicitation will be borne by Acasti, including expenses in connection with preparing, assembling and mailing the proxy materials. Acasti has retained the services of D.F. King & Co., Inc. to assist in the solicitation of proxies for an estimated fee of approximately $20,000, plus reimbursement of reasonable out-of-pocket expenses. Acasti will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Acasti common shares held of record by them.

Failure to Vote, Broker Non-Votes and Abstentions

Banks, brokers, or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a matter without instructions from the beneficial owner of the shares because such matter is non-routine and no instruction is given.

Banks, brokers and other nominees who hold Acasti common shares in “street name” for their clients, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to any of the proposals. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to such proposals.

Failures to vote, abstentions and broker non-votes, if any, will not count as a vote “AGAINST” any proposal.

MATTERS TO BE VOTED UPON BY ACASTI SHAREHOLDERS AT THE ANNUAL AND SPECIAL MEETING

ACASTI PROPOSAL NO. 1—SHARE ISSUANCE PROPOSAL

As discussed throughout this proxy statement/prospectus, Acasti is asking its shareholders to approve with or without variation, an ordinary resolution authorizing Acasti to issue the Acasti common shares necessary to complete the transactions contemplated by the merger agreement.

Pursuant to Proposal No.1, based on the Grace common stock and Acasti common shares outstanding on July 13, 2021, up to a maximum of 170,500,000 Acasti common shares are issuable to Grace stockholders as merger consideration.

Pursuant to the rules of the TSXV and NASDAQ, security holder approval is required in various instances, including where the number of securities issued or issuable in payment of the purchase price in a transaction such as the merger, combined with all other shares to be issued in the transaction, exceeds 25% and 20%, respectively, of the number of securities of the listed issuer which are outstanding, on a non-diluted basis. Because the merger agreement contemplates the issuance of greater than 25% of the current outstanding Acasti common shares on a non-diluted basis, the rules of the TSXV and NASDAQ require that Acasti obtain approval of the resolution approving the issuance of the Acasti common shares necessary to effect the transactions contemplated by the merger agreement by the holders of a majority of the Acasti common shares voted on the resolution at the Acasti annual and special meeting.

As of July 13, 2021, there were 208,375,549 Acasti common shares outstanding.

At the Acasti annual and special meeting, shareholders will be asked to approve those issuances by approving the following ordinary resolution:

“RESOLVED that:

1.

The issuance of the Acasti common shares necessary to complete the transactions contemplated by the Agreement and Plan of Merger dated as of May 7, 2021 among Acasti, Grace Therapeutics Inc. (“Grace”) and Acasti Pharma U.S., Inc., a Delaware corporation and a wholly-owned subsidiary of Acasti, as annexed to and described in the proxy statement/prospectus of Acasti and Grace dated July     , 2021, is hereby approved.

2.

Any director or officer of Acasti shall be and is hereby authorized, for and on behalf of Acasti, to execute and deliver all documents and instruments and take such other actions as such director or officer may determine to be necessary or desirable to implement this ordinary resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions.”

Holders of Acasti common shares should read this proxy statement/prospectus carefully in its entirety, including the Annexes, for more detailed information concerning the transactions contemplated by the merger agreement. In particular, holders of Acasti common shares are directed to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

The affirmative vote of a majority of the total number of Acasti common shares voted on the resolution at the Acasti annual and special meeting is required for Acasti to complete the transactions contemplated by the merger agreement.

The Acasti board of directors recommends that Acasti shareholders vote “FOR” the approval of the resolution authorizing Acasti to issue the securities of Acasti necessary to complete the transactions contemplated by the merger agreement.

ACASTI PROPOSAL NO. 2—ANNUAL DIRECTORS ELECTION PROPOSAL

Acasti’s articles of incorporation currently provide that the Acasti board of directors may consist of a maximum of 10 directors. The Acasti board of directors has determined to nominate each of the 4 persons listed below for election as a director at the Acasti annual and special meeting to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each of the 4 nominees is currently serving as a director of Acasti. The Acasti board of directors recommends that Acasti shareholders vote FOR the election of each of the 4 nominees as directors.

The persons named in the enclosed form of proxy intend to vote for the election of the 4 nominees whose names are set forth below. Management does not contemplate that any such nominees will be unable to serve as a director of Acasti. However, if, for any reason, any of the proposed nominees do not stand for election or are unable to serve as such, proxies in favour of management designees will be voted for another nominee at their discretion unless the Acasti shareholder has specified in the Acasti shareholder’s proxy that the Acasti shareholder’s common shares are to be withheld from voting in the election of directors.

The directors are appointed at each annual meeting of Acasti shareholders to hold office for a term expiring at the close of the next annual meeting or until their respective successors are elected or appointed and will be eligible for re-election. A director appointed by the Acasti board of directors between meetings of Acasti shareholders or to fill a vacancy will be appointed for a term expiring at the conclusion of the next annual meeting or until his or her successor is elected or appointed and will be eligible for election or re-election.

Majority Voting Policy

The Acasti board of directors adopted a policy that entitles each Acasti shareholder to vote for each nominee on an individual basis (the “Majority Voting Policy”). The Majority Voting Policy also stipulates that if the votes in favour of the election of a director represent less than a majority of the Common Shares voted and withheld, the nominee will submit his or her resignation promptly after the Acasti annual and special meeting for the consideration of the Acasti board of directors. After reviewing the matter, the Acasti board of directors’ decision whether to accept or reject the resignation offer will be disclosed to the public within 90 days of the Acasti annual and special meeting. The Acasti board of directors has discretion to accept or reject a resignation. The nominee will not participate in any board deliberations on the resignation offer. The Majority Voting Policy does not apply in circumstances involving contested elections.

Nominees for Election as Director

The following table sets out the name and the province or state and country of residence of each of the persons proposed for election as directors, and all other positions and offices with Acasti held by such person, his or her principal occupation and the year in which the person became a director of Acasti.

Name, province or state, as the case may be, and country of residence of each director and proposed director	Principal occupation	First year as director
Roderick N. Carter California, United States Chairman of the Acasti board of directors Member of the Governance & Human Resources Committee Member of the Audit Committee	Principal, Aquila Life Sciences LLC	2015

Jean-Marie (John) Canan Florida, United States Chair of the Audit Committee Member of the Governance & Human Resources Committee	Corporate Director	2016

Jan D’Alvise California, United States	President and CEO of Acasti	2016

Donald Olds	Corporate Director	2018
Quebec, Canada Member of the Audit Committee Chairman of the Governance & Human Resources Committee

The following is a brief biography of the proposed director nominees of Acasti pursuant to the annual directors election proposal:

Roderick N. Carter, M.D.—Chairman of the Acasti board of directors

Dr. Carter has a strong history of contributions to healthcare through clinical, research, business and people leadership. He has significant experience developing and commercializing nutraceutical and pharmaceutical products and has successfully led clinical research and business development strategies for cardiovascular and inflammation-related diseases. Dr. Carter is currently Principal at Aquila Life Sciences LLC, a consulting firm he founded in April 2008 focusing on pharmaceutical development and commercialization. Prior to this, he was Vice President of Clinical Development at Reliant Pharmaceuticals, which developed the omega-3 cardiovascular drug LOVAZA, and today is a wholly-owned subsidiary of GlaxoSmithKline. He also served as Executive Director at Merck and Co., USA, President and Chief Executive Officer of WellGen and Senior Medical Director at Pfizer Inc., USA. Dr. Carter received his Medical Degree from the University of Witwatersrand, Johannesburg, along with a Master of Science degree in Sports Medicine from Trinity College, Dublin. Dr. Carter currently resides in California, USA.

Dr. Carter makes valuable contributions to the Acasti board of directors based on his significant experience developing and commercializing nutraceutical and pharmaceutical products, successfully leading clinical research and business development strategies for cardiovascular and inflammation-related diseases and serving in various director and officer roles. Dr. Carter has served as a director of Acasti since 2015 and currently serves as Chairman of the Acasti board of directors, and as a member of the Governance & Human Resources Committee and the Audit Committee.

Jean-Marie (John) Canan, CPA—Director

    Mr. Canan is an accomplished business executive with over 38 years of strategic, business development and financial leadership experience in the pharmaceutical sector. Mr. Canan held a number of senior positions while at Merck. Mr. Canan retired in 2014 from Merck where his last senior position was as Senior Vice-President, Global Controller, and Chief Accounting Officer for Merck from November 2009 to March 2014. He has managed all interactions with the audit committee of the Merck board of directors, while participating extensively with the main board and the compensation & benefits committee. Mr. Canan serves as a director of REV Group, a public company, where he chairs the audit committee and is the lead independent director. Mr. Canan is also a member of the Board of Lectra SA, a public company listed on the Paris Euronext, where he also serves on the compensation, the strategic and the audit committees. He also serves on the board of trustees of Angkor Hospital for Children Inc. Mr. Canan is a graduate of McGill University, Montreal, Canada, and is a Canadian Professional Accountant. Mr. Canan currently resides in Florida, USA.

Mr. Canan makes valuable contributions to the Acasti board of directors based on over 38 years of strategic, business development and financial leadership experience and corporate governance in the both the pharmaceutical and other sectors. Mr. Canan has served as a director of Acasti since 2016 and currently serves as Chair of the Audit Committee and as a member of the Governance & Human Resources Committee.

Jan D’Alvise—Director, President and Chief Executive Officer

Ms. D’Alvise has extensive experience in the pharmaceutical, diagnostic, medical device, and drug discovery research segments of the healthcare industry. She has served as President and Chief Executive Officer of Acasti since 2016. Until 2016, Ms. D’Alvise was the President and Chairman of Pediatric Bioscience, a private company that was developing a diagnostic test for autism. Before that, she was the Chief Executive Officer of Gish Biomedical, a cardiopulmonary medical device company that she sold to the Sorin Group. Prior to Gish, Ms. D’Alvise was the Chief Executive Officer of the Sidney Kimmel Cancer Center (SKCC), a drug discovery research institute focused on translational medicine in oncology. Prior to SKCC, she was the Co- Founder/President/Chief Executive Officer/Chairman of NuGEN, Inc., and was also the Co-Founder and

Executive VP/COO of Metrika Inc. Ms. D’Alvise built both companies from technology concept through to successful regulatory approvals, product introduction and sustainable revenue growth. Prior to Metrika, Ms. D’Alvise was a VP of Drug Development at Syntex/Roche and Business Unit Director of their Pain and Inflammation business, and prior to that, VP of Commercial Operations at SYVA, (Syntex’s clinical diagnostics division). Ms. D’Alvise began her career with Diagnostic Products Corporation. Ms. D’Alvise has a B.S. in Biochemistry from Michigan Technological University. She has completed post-graduate work at the University of Michigan, Stanford University, and the Wharton Business School. Ms. D’Alvise is currently on the board of Spectral Medical where she also serves on the audit committee and is the Chairman of the board of The ObG Project, a private healthcare media company. She has previously served on the boards of numerous private companies and non-profit organizations. Ms. D’Alvise currently resides in California, USA.

Ms. D’Alvise makes valuable contributions to the Acasti board of directors based on extensive operating experience in the pharmaceutical, diagnostic, medical device, and drug discovery research segments of the healthcare industry in various leadership roles as both a director and officer. Ms. D’Alvise has served as a director of Acasti since 2016.

Donald Olds—Director

Until May 2019, Mr. Olds was the President and Chief Executive Officer of the NEOMED Institute, a research and development organization dedicated to advancing research discoveries to commercial success. Prior to NEOMED, he was the Chief Operating Officer of Telesta Therapeutics Inc., a TSX-listed biotechnology company, where he was responsible for finance and investor relations, manufacturing operations, business development, human resources and strategy. In 2016, he led the successful sale of Telesta. Prior to Telesta, he was President and Chief Executive Officer of Presagia Corp., and Chief Financial Officer and Chief Operating Officer of Aegera Therapeutics, where he was responsible for clinical operations, business development, finance, and mergers and acquisitions. At both Telesta and Aegera, Mr. Olds was responsible for raising more than C$100 million in equity financing and leading regional and global licensing transactions with life sciences companies. Mr. Olds is currently lead director of Goodfood Market Corp (TSX:FOOD), lead director of Cannara Biotech Inc. (TSXV:LOVE), Chair of Aifred Health Inc., and director of Presagia Corp. He has extensive corporate governance experience serving on the boards of private and public for-profit and not-for-profit organizations and significant financing and licensing experience with a focus on life science and technology companies. He holds an MBA (Finance & Strategy) and M.Sc. (Renewable Resources) from McGill University. Mr. Olds currently resides in Quebec, Canada.

Mr. Olds makes valuable contributions to the Acasti board of directors based on extensive financial, strategic, business development and corporate governance and experience in investment banking, technology and life sciences. Mr. Olds has served as a director of Acasti since 2018 and currently serves as the Chair of the Governance & Human Resources Committee and as a member of the Audit Committee.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of Acasti, none of the proposed directors is, or has been, as at the date of this prospectus/proxy statement or within the 10 years prior to the date of this prospectus/proxy statement, a director, chief executive officer (“CEO”) or chief financial officer (“CFO”) of any corporation (including Acasti) that:

(a)

was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant corporation access to any exemption under applicable securities legislation, that was in effect for a period of more than 30 consecutive days that was issued while the director or executive officer was acting in the capacity as director, CEO or CFO; or

(b)

was subject to an order that was issued after the director or executive officer ceased to be a director, CEO or CFO and which resulted from an event that occurred while that person was acting in the capacity as director, CEO or CFO.

To the knowledge of Acasti, none of the proposed directors of Acasti:

(a)

is, or has been, as at the date of this prospectus/proxy statement or within the 10 years prior to the date of this prospectus/proxy statement, a director or executive officer of any corporation (including Acasti) that, while that person was acting in that capacity, or within 1 year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, with the exception of Ms. D’Alvise, who was the CEO and a board member of Pediatric Bioscience, Inc. a private company that, due to a failed pivotal clinical trial, filed a motion for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code, in the United States Bankruptcy Court, Southern District of California (San Diego), on March 2, 2016. The trustee issued a final report in April 2017; or

(b)

has, within the 10 years prior to the date of this prospectus/proxy statement, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

To the knowledge of Acasti, no proposed director has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable Acasti shareholder in deciding whether to vote for a proposed director.

Voting for election of directors is by individual voting and not by slate voting. You can vote your Acasti common shares for the election of all of these nominees as directors of Acasti; or you can vote for some of these nominees for election as directors and withhold your votes for others; or you can withhold all of the votes attaching to the Acasti common shares you own and not vote for the election of any of these nominees as directors of Acasti.

THE ACASTI BOARD OF DIRECTORS RECOMMENDS THAT ACASTI SHAREHOLDERS VOTE FOR THE ELECTION OF THE PROPOSED NOMINEES AS DIRECTORS OF ACASTI FOR THE ENSUING YEAR.

The voting rights pertaining to Acasti common shares represented by duly executed proxies in favour of the persons named in the accompanying form of proxy will be exercised, in the absence of specifications to the contrary, FOR the election of the proposed nominees as directors of Acasti for the ensuing year.

ACASTI PROPOSAL NO. 3—MERGER DIRECTORS ELECTION PROPOSAL

Pursuant to the terms of the merger agreement, Acasti and Grace have agreed to use commercially reasonable best efforts to take such action to cause the Acasti board of directors following the closing, and continuing until the 2022 annual general meeting of Acasti shareholders, to consist of: (i) two (2) individuals designated by Grace in this proxy statement/prospectus, being William A. Haseltine and Vimal Kavuru, each a current director of Grace, (ii) one (1) individual to be designated by Grace stockholders holding a majority of the Acasti common shares held by Grace stockholders at the relevant time (the “Additional Grace Nominee”), and (iii) four (4) individuals designated by Acasti in this proxy statement/prospectus, being Roderick N. Carter, Jean-Marie (John) Canan, Jan D’Alvise and Donald Olds, each a current director of Acasti. To the extent that Acasti shareholder approval to effect this board composition is not obtained prior to the closing, Acasti has agreed to take all actions necessary so that the Acasti board of directors will consist of four (4) individuals designated by Acasti and three (3) individuals designated by Grace.

Acasti’s articles of incorporation currently provide that the Acasti board of directors may consist of a maximum of 10 directors. In addition to the four persons nominated for election under “Acasti Proposal No. 2 – Annual Directors Election Proposal”, and in order to implement the board composition from closing of the merger that is contemplated in the merger agreement, the Acasti board of directors has determined to also nominate each of the 2 persons listed below for election as a director at the Acasti annual and special meeting, conditional upon and effective only at the closing of the merger, to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his successor is elected and qualified or until his earlier resignation or removal. It is anticipated that the Additional Grace Nominee, when selected in accordance with the merger agreement, will be appointed in between shareholder meetings through an appointment approved by the board of directors. The Acasti board of directors recommends that Acasti shareholders vote FOR the election of each of the 2 nominees as directors, conditional upon and effective at the closing of the merger.

The persons named in the enclosed form of proxy intend to vote for the election of the 2 nominees whose names are set forth below. Management does not contemplate that any such nominees will be unable to serve as a director of Acasti. However, if, for any reason, any of the proposed nominees do not stand for election or are unable to serve as such, proxies in favour of management designees will be voted for another nominee at their discretion unless the Acasti shareholder has specified in the Acasti shareholder’s proxy that the Acasti shareholder’s common shares are to be withheld from voting in the election of directors.

Nominees for Election as Director

The following table sets out the name and the province or state and country of residence of each of the persons proposed for election as directors, and all other positions and offices with Acasti held by such person, his or her principal occupation and the year in which the person became a director of Acasti.

Name, province or state, as the case may be, and country of residence of each director and proposed director	Principal occupation	First year as director
Vimal Kavuru New Jersey, United States	Chairman of the Grace board of directors	N/A

William A. Haseltine, Ph.D New York, United States	Chairman and President of ACCESS Healthcare International, Inc. and member of the Grace board of directors	N/A

The following is a brief biography of the proposed director nominees of Acasti pursuant to the merger directors election proposal:

Vimal Kavuru—Current Chairman of the Grace board of directors

Mr. Kavuru has a track record of creating and leading several pharmaceutical companies. Mr. Kavuru brings, in his vision and management, a broad-based understanding of the global pharmaceutical industry with expertise in strategic planning, product and business development, and operations. In addition to serving as the Chairman of the Grace board of directors, Mr. Kavuru is the founder, chairman and Chief Executive Officer of Rising Pharma Holdings, Inc., a U.S. generic pharmaceutical company, and Acetris Pharma Holdings, LLC, a generic pharmaceutical company serving U.S. government agencies. Previously, Mr. Kavuru founded Citron Pharma & Lucid Pharma, which were sold to Aceto Corporation in 2016, Casper Pharma LLC, an emerging specialty brand pharmaceutical company, and Gen-Source RX, a national distributor of generic pharmaceuticals that was acquired by Cardinal in 2014. In 2007, Mr. Kavuru also co-founded Celon Labs, a specialty oncology and critical care pharmaceutical company acquired by Zanzibar Pharma, a portfolio company of CDC Group. He is a registered pharmacist in the state of New York, holds a B.S. in Pharmacy from HKE College of Pharmacy, Bulgarga, India, and attended Long Island University, Brooklyn, New York with specialization in industrial pharmacy.

Mr. Kavuru makes valuable contributions to the Grace board of directors based on his extensive experience in the pharmaceutical industry in various leadership roles. Mr. Kavuru has served as a director of Grace since 2014.

William A. Haseltine, Ph.D.—Current Grace Director

Mr. Haseltine is a well-respected industry leader in the medical and biotechnology fields with decades of experience. Mr. Haseltine also serves as the Chairman and President of ACCESS Healthcare International, Inc. and as the Chairman of the Haseltine Foundation for Science and the Arts. He is the founder of Human Genome Science and served as the Chairman and Chief Executive Officer for 12 years. Mr. Haseltine is also the founder and Chief Executive Officer of Demetrix, Inc., a biotechnology company specializing in pain and anxiety medications, and founder and director of X-VAX, which is developing a novel herpes simplex vaccine, in addition to more than a dozen other biotechnology companies. Mr. Haseltine was previously a professor at Harvard Medical School and the Harvard School of Public Health, where he was the founder and chairman of the Division of Biochemical Pharmacology and the Division of Human Retrovirology. He is well-known for his seminal work on cancer, HIV/AIDS and genomics, and has authored more than 200 manuscripts published in peer-reviewed journals. He is a lifetime member of the New York Academy of Sciences, a trustee of the New York Academy of Medicine, and an honorary trustee of the Brookings Institution. Mr. Haseltine holds a B.A. in chemistry from the University of California, Berkeley and a Ph.D. in biophysics from Harvard University. Mr. Haseltine has served as a director of Grace since 2018.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of Acasti, none of the above proposed directors is, or has been, as at the date of this prospectus/proxy statement or within the 10 years prior to the date of this prospectus/proxy statement, a director, CEO or CFO of any corporation that:

(a)

was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant corporation access to any exemption under applicable securities legislation, that was in effect for a period of more than 30 consecutive days that was issued while the director or executive officer was acting in the capacity as director, CEO or CFO; or

(b)

was subject to an order that was issued after the director or executive officer ceased to be a director, CEO or CFO and which resulted from an event that occurred while that person was acting in the capacity as director, CEO or CFO.

To the knowledge of Acasti, none of the above proposed directors:

(a)

is, or has been, as at the date of this prospectus/proxy statement or within the 10 years prior to the date of this prospectus/proxy statement, a director or executive officer of any corporation that, while that person was acting in that capacity, or within 1 year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)

has, within the 10 years prior to the date of this prospectus/proxy statement, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

To the knowledge of Acasti, no above proposed director has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable Acasti shareholder in deciding whether to vote for a proposed director.

Voting for election of directors is by individual voting and not by slate voting. You can vote your Acasti common shares for the election of all of these nominees as directors of Acasti; or you can vote for some of these nominees for election as directors and withhold your votes for others; or you can withhold all of the votes attaching to the Acasti common shares you own and not vote for the election of any of these nominees as directors of Acasti.

THE ACASTI BOARD OF DIRECTORS RECOMMENDS THAT ACASTI SHAREHOLDERS VOTE FOR THE ELECTION OF THE PROPOSED NOMINEES AS DIRECTORS OF ACASTI FOR THE ENSUING YEAR, CONDITIONAL UPON AND EFFECTIVE AT THE CLOSING OF THE MERGER.

THE VOTING RIGHTS PERTAINING TO ACASTI COMMON SHARES REPRESENTED BY DULY EXECUTED PROXIES IN FAVOUR OF THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL BE EXERCISED, IN THE ABSENCE OF SPECIFICATIONS TO THE CONTRARY, FOR THE ELECTION OF THE PROPOSED NOMINEES AS DIRECTORS OF ACASTI FOR THE ENSUING YEAR.

ACASTI PROPOSAL NO. 4—AUDITOR PROPOSAL

At the annual and special meeting, Acasti shareholders will be asked to appoint the firm of KPMG LLP to hold office as Acasti’s auditors until the close of the next annual meeting of Acasti shareholders and to authorize the Acasti board of directors to fix their remuneration. The auditors will hold office until the next annual meeting of Acasti shareholders or until their successors are appointed. KPMG LLP has been acting as auditors for Acasti since September 25, 2006. Representatives of KPMG LLP are not expected to attend the meeting.

THE ACASTI BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF KPMG LLP AS AUDITORS FOR ACASTI AND TO AUTHORIZE THE ACASTI BOARD OF DIRECTORS TO DETERMINE THEIR REMUNERATION.

The voting rights pertaining to Acasti common shares represented by duly executed proxies in favour of the persons named in the accompanying form of proxy will be exercised, in the absence of specifications to the contrary, “FOR” the appointment of KPMG LLP as auditors for Acasti and to authorize the Acasti board of directors to determine their remuneration.

ACASTI PROPOSAL NO. 5—COMPENSATION PROPOSAL

General

As required by U.S. federal securities laws, Acasti is seeking a vote on an advisory (non-binding) basis to approve the compensation of Acasti’s Named Executive Officers (“NEOs”), as disclosed in Acasti’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021. This proposal, commonly known as a “say-on-pay” proposal, gives Acasti shareholders the opportunity to endorse or not endorse Acasti’s executive compensation program and policies.

Acasti believes that its executive compensation program and policies are designed to support Acasti’s long-term success by achieving the following objectives:

•	support Acasti’s corporate strategies by adopting a “pay for performance” philosophy that provides incentives to Acasti’s executive officers and employees for achievement;

•	align the interests of management with those of the Acasti shareholders; and

•	attract, retain, and motivate high quality executives.

Acasti urges the Acasti shareholders to read the section entitled “Compensation Paid to Named Executive Officers” and the related narrative and tabular compensation disclosure included in Acasti’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021. The section entitled “Compensation Paid to Named Executive Officers” therein provides detailed information regarding Acasti’s executive compensation program and policies, as well as the compensation of the NEOs.

Shareholder Approval

At the meeting, Acasti shareholders will be asked to consider, and if thought advisable, to approve, on an advisory (non-binding) basis, with or without variation, the following resolution:

RESOLVED THAT:

1.

the compensation paid to Acasti’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, compensation tables and related narrative discussion contained in Acasti’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, is hereby approved on an advisory basis.”

To be adopted, the advisory (non-binding) resolution approving the compensation of the NEOs (the “Say-on-Pay Resolution”) must be approved by at least a majority of the Acasti shareholders present or represented by proxy.

THE ACASTI BOARD OF DIRECTORS BELIEVES THE PASSING OF THE SAY-ON-PAY RESOLUTION IS IN THE BEST INTEREST OF ACASTI AND RECOMMENDS THAT ACASTI SHAREHOLDERS VOTE FOR THE SAY-ON-PAY RESOLUTION.

The voting rights pertaining to Acasti common shares represented by duly executed proxies in favour of the persons named in the accompanying form of proxy will be exercised, in the absence of specifications to the contrary, “FOR” the Say-on-Pay Resolution.

ACASTI PROPOSAL NO. 6—STOCK OPTION PLAN PROPOSAL

Acasti’s stock option plan (the “Stock Option Plan”), in its current form, was last approved by Acasti shareholders at a meeting held on August 30, 2020. On June 24, 2021, the Acasti board of directors approved amendments to the existing limits of Acasti common shares reserved for issuance under the Stock Option Plan, as described below, which are subject to Acasti shareholder approval and the approval of the TSX Venture Exchange (“TSXV”).

At the meeting, Acasti shareholders will be asked to approve an amendment to the Stock Option Plan to provide for a 10% rolling plan by setting the total number of Acasti common shares reserved for issuance pursuant to options granted under the Stock Option Plan to 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to awards issued under Acasti’s equity incentive plan (the “Amended Stock Option Plan”).

Under the current terms of the Stock Option Plan and before the implementation of the proposed amendment, the total number of Acasti common shares reserved for issuance pursuant to options granted under the Stock Option Plan is equal to an aggregate number that shall not exceed to 15% of the issued and outstanding Acasti common shares as of August 26, 2020, representing 14,533,881 Acasti common shares.

The Stock Option Plan prescribes various limits to the number of Acasti common shares that can be reserved for issuance for specific grants made under the Stock Option Plan. A copy of the proposed Amended Stock Option Plan is attached hereto as Schedule “A”.

Acasti believes the proposed amendments to the Stock Option Plan are necessary for Acasti to be able to recruit and retain talent as Acasti continues to progress its business plan, will enable Acasti to continue implementing its business and compensation plans, and will provide Acasti with the flexibility to award grants under the Amended Stock Option Plan to achieve appropriate equity incentives, as affirmed by extensive benchmarking work conducted by an independent compensation expert and as reviewed and confirmed by the Acasti board of directors.

The benefits or amounts that will be awarded under the Amended Stock Option Plan for Acasti’s fiscal year ending March 31, 2022 (“Fiscal 2022”) cannot currently be determined because such awards are recommended by the GHR Committee to the Acasti board of directors following its annual review of employee and corporate performance.

The Amended Stock Option Plan must be approved by a majority of the votes cast by all Acasti shareholders at the meeting who are not insiders to whom stock options may be granted under the Stock Option Plan and their associates (the “Disinterested Shareholders”). As at the record date, and based on the information available to Acasti, holders of Acasti common shares are not entitled to vote on the resolution to approve the Amended Stock Option Plan.

Accordingly, Disinterested Shareholders will be asked to approve, with or without variation, the following ordinary resolution (the “Amended Stock Option Plan Resolution”):

RESOLVED THAT:

1.	the amended stock option plan (the “Amended Stock Option Plan”) of Acasti, as described in the proxy statement/prospectus dated July , 2021, is hereby approved, ratified and confirmed;

2.

the board of directors of Acasti be and is hereby authorized on behalf of Acasti to make any amendments to the Amended Stock Option Plan as may be required by regulatory authorities or otherwise made necessary by applicable legislation, without further approval of the Acasti shareholders, in order to ensure the adoption and efficient function of the Amended Stock Option Plan; and

3.

any director or officer of Acasti be and is hereby authorized and directed to do such things and to execute and deliver all such instruments, deeds and documents, and any amendments thereto, as may be necessary or advisable in order to give effect to the foregoing resolutions, and to complete all transactions in connection with the implementation of the Amended Stock Option Plan.

To be adopted, the Amended Stock Option Plan Resolution must be approved by at least a majority of the Acasti shareholders present or represented by proxy.

THE ACASTI BOARD OF DIRECTORS BELIEVES THE PASSING OF THE AMENDED STOCK OPTION PLAN RESOLUTION IS IN THE BEST INTEREST OF ACASTI AND RECOMMENDS THAT ACASTI SHAREHOLDERS VOTE FOR THE AMENDED STOCK OPTION PLAN RESOLUTION.

The voting rights pertaining to Acasti common shares represented by duly executed proxies in favour of the persons named in the accompanying form of proxy will be exercised, in the absence of specifications to the contrary, “FOR” the Amended Stock Option Plan Resolution.

ACASTI PROPOSAL NO. 7—EQUITY INCENTIVE PLAN PROPOSAL

Acasti’s equity incentive plan (the “Equity Incentive Plan”), in its current form, was last approved by Acasti shareholders at a meeting held on August 30, 2020. On June 24, 2021, the Acasti board of directors approved amendments to the existing limits of Acasti common shares reserved for issuance under the Equity Incentive Plan, as described below, which are subject to Acasti shareholder approval and the approval of the TSXV.

At the meeting, Acasti shareholders will be asked to approve a resolution to amend the Equity Incentive Plan to set the total number of Acasti common shares reserved for issuance pursuant to awards granted under the Equity Incentive Plan at the lesser of (i) 10% of the issued and outstanding Acasti common shares as of June 24, 2021, representing 20,837,554 Acasti common shares, and (ii) 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to options issued under the stock option plan (the “Amended Equity Incentive Plan”).

Under the current terms of the Equity Incentive Plan and before the implementation of the proposed amendment, the total number of Acasti common shares reserved for issuance pursuant to awards granted under the Equity Incentive Plan is equal to an aggregate number that shall not exceed the lesser of (x) 2,422,313 Acasti common shares (representing 2.5% of the number of Acasti common shares issued and outstanding as of August 26, 2020) and (y) 15% of the issued and outstanding Acasti common shares as of August 26, 2020, representing 14,533,881 Acasti common shares, which number includes Acasti common shares issuable pursuant to options issued under the Stock Option Plan.

As of the record date, no Acasti common shares were issuable under the Equity Incentive Plan. Further, the Equity Incentive Plan prescribes various limits to the number of Acasti common shares that can be reserved for issuance for specific grants made under the Equity Incentive Plan. A copy of the proposed Amended Equity Incentive Plan is attached hereto as Schedule “B”.

Acasti believes the proposed amendments to the Equity Incentive Plan are necessary for Acasti to be able to continue implementing its business plan and related compensation plan and provide Acasti with the flexibility to award grants under the Amended Equity Incentive Plan to achieve appropriate equity incentives as affirmed by extensive benchmarking work conducted by an independent compensation expert and as reviewed and confirmed by the Acasti board of directors.

The Amended Equity Incentive Plan must be approved by a majority of the votes cast by all Disinterested Shareholders at the Meeting. As at the record date, and based on the information available to Acasti, holders of              Acasti common shares are not entitled to vote on the resolution to approve the Amended Equity Incentive Plan.

Accordingly, Disinterested Shareholders will be asked to consider, and if deemed advisable, to pass, with or without variation, the following ordinary resolution (the “Amended Equity Incentive Plan Resolution”):

RESOLVED THAT:

1.	the amended equity incentive plan (the “Amended Equity Incentive Plan”) of Acasti, as set forth in the proxy statement/prospectus dated July , 2021, is hereby approved, ratified and confirmed;

2.

the board of directors of Acasti be and is hereby authorized on behalf of Acasti to make any amendments to the Amended Equity Incentive Plan as may be required by regulatory authorities or otherwise made necessary by applicable legislation, without further approval of Acasti shareholders, in order to ensure the adoption and efficient function of the Amended Equity Incentive Plan; and

3.

any director or officer of Acasti be and is hereby authorized and directed to do such things and to execute and deliver all such instruments, deeds and documents, and any amendments thereto, as may be necessary or advisable in order to give effect to the foregoing resolutions, and to complete all transactions in connection with the implementation of the Amended Equity Incentive Plan.

To be adopted, the Amended Equity Incentive Plan Resolution must be approved by at least a majority of the Acasti shareholders present or represented by proxy.

THE ACASTI BOARD OF DIRECTORS BELIEVES THE PASSING OF THE AMENDED EQUITY INCENTIVE PLAN RESOLUTION IS IN THE BEST INTEREST OF ACASTI AND RECOMMENDS THAT ACASTI SHAREHOLDERS VOTE FOR THE AMENDED EQUITY INCENTIVE PLAN RESOLUTION.

The voting rights pertaining to Acasti common shares represented by duly executed proxies in favour of the persons named in the accompanying form of proxy will be exercised, in the absence of specifications to the contrary, “FOR” the Amended Equity Incentive Plan Resolution.

ACASTI PROPOSAL NO. 8—APPROVAL ON AN ADVISORY (NON-BINDING BASIS) OF AN AMENDMENT TO THE ACASTI ARTICLES OF INCORPORATION EFFECTING THE ACASTI REVERSE STOCK SPLIT

General

At the Acasti annual and special meeting, Acasti shareholders will be asked to approve on an advisory (non-binding) basis, if necessary to regain compliance with NASDAQ’s minimum bid price rule, an amendment to the Acasti articles of incorporation effecting the reverse stock split. Upon the effectiveness of the amendment to the Acasti articles of incorporation effecting the reverse stock split (the “split effective time”), the issued Acasti common shares immediately prior to the split effective time will be reclassified into a smaller number of shares, within a range of 1-for-6 to 1-for-8, with such specific ratio to be approved by the Acasti board.

The Acasti board may determine to accelerate the timing of the proposed reverse stock split through a directors resolution without shareholder approval pursuant to the QBCA and applicable stock exchange rules, if deemed advisable by the Acasti board in its sole discretion, so long as such ratio is not more than 1-for-10.

Purpose

The Acasti board approved the proposal to seek shareholder approval on an advisory (non-binding basis) to amend the Acasti articles of incorporation to effect the reverse stock split for the following reasons:

•	the reverse stock split may be necessary to increase Acasti’s share price to meet NASDAQ’s minimum bid price requirement;

•	the Acasti board believes effecting the reverse stock split is an effective means of avoiding a delisting of Acasti common shares from NASDAQ in the future;

•	the Acasti board believes a higher share price may help generate healthcare institutional investor and analyst interest in Acasti; and

•

if the reverse stock split successfully increases the price of Acasti common shares, the Acasti board believes this increase may increase trading volume in Acasti common shares and facilitate future financings by Acasti.

NASDAQ Requirements for Listing on NASDAQ

Acasti common shares are quoted on the NASDAQ Capital Market under the symbol “ACST.”

The principal reason for the reverse stock split will be if it is necessary to ensure the continued listing of Acasti common shares on the NASDAQ Capital Market by increasing the trading price of Acasti common shares in order to help ensure a share price high enough to continue to satisfy the $1.00 per share minimum bid price requirement, although there can be no assurance that the trading price of Acasti common shares would be maintained at such level or that Acasti will be able to maintain the listing of Acasti common shares on the NASDAQ Capital Market.

Potential Increased Investor Interest

Another principal reason for the reverse stock split would be to generate investor and analyst interest in Acasti common shares. On July 12, 2021, Acasti common shares closed on NASDAQ at $0.55 per share. An investment in Acasti common shares may not appeal to healthcare institutional investors and brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Acasti board believes that most investment funds are reluctant to invest in lower priced stocks. Accordingly, the Acasti board believes that a higher share price may help to generate additional investor interest in Acasti common shares.

Criteria to be Used for Determining Whether to Implement the Reverse Stock Split

In determining whether to implement the reverse stock split and which reverse stock split ratio to implement, if any, Acasti may consider, among other things, various factors, such as:

•	whether the reverse stock split is necessary to continue listing of Acasti common shares on the NASDAQ Capital Market;

•	the historical trading price and trading volume of the Acasti common shares;

•

the then-prevailing trading price and trading volume of the Acasti common shares and the expected impact of the reverse stock split on the trading market for Acasti common shares in the short- and long-term;

•	which reverse stock split ratio would result in the least administrative cost to Acasti; and

•	prevailing general market and economic conditions.

Principal Effects of the Acasti Reverse Stock Split

If implemented, the principal effects of the reverse stock split would include the following, all of which have been considered by the Acasti board in submitting to Acasti shareholders for approval on an advisory (non-binding) basis of the reverse stock split:

•	The number of outstanding Acasti common shares will be reduced and each Acasti shareholder will own fewer shares than they currently own.

•

Except for adjustments that may result from the treatment of fractional shares resulting from the reverse stock split, which are explained below under the section entitled “—Fractional Shares,” each Acasti shareholder will hold the same percentage of Acasti common shares immediately following the reverse stock split as the shareholder held immediately prior to the reverse stock split. In addition, the reverse stock split would have the same effect on Grace stockholders who would become Acasti shareholders upon consummation of the merger as it would have on existing Acasti shareholders.

•

The number of Acasti common shares reserved and available for issuance under Acasti’s equity-based compensation plans and the number Acasti common shares issuable upon exercise of outstanding options and warrants will be reduced proportionately based on the reverse stock split ratio selected by the Acasti board, and the exercise price of all outstanding options and warrants will be increased proportionately.

•	The voting rights, rights to dividends and distributions and other rights of Acasti common shares will not be changed as a result of the reverse stock split.

•	The reverse stock split will not affect the number of authorized Acasti common shares, which will continue to be an unlimited number of common shares pursuant to the Acasti articles of incorporation.

The reverse stock split will not affect Acasti continuing to be subject to the periodic reporting requirements of the Exchange Act. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The reverse stock split will be affected simultaneously for all outstanding Acasti common shares, including the Acasti common shares issuable to Grace stockholders in the proposed merger. The reverse stock split will affect all Acasti shareholders (including Grace stockholders who become Acasti shareholders upon consummation of the proposed merger) uniformly and will not affect any shareholder’s percentage interest in

Acasti, except to the extent that the reverse stock split results in any Acasti shareholders owning a fractional share. Acasti common shares issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split does not affect the total proportionate ownership of Acasti for Acasti shareholders and Grace stockholders following the merger.

Acasti cannot predict whether the reverse stock split will increase the market price for Acasti common shares. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the bid price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by NASDAQ for continued listing;

•

the market price of Acasti common shares after the reverse stock split will rise in proportion to the reduction in the number of shares of Acasti common shares outstanding before the reverse stock split; or

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks.

The market price of Acasti common shares will also be based on the performance of Acasti and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Acasti common shares declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Acasti may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of Acasti common shares could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, there can be no assurance that Acasti common shares will not be delisted due to a failure to meet other listing requirements even if the market price per share of Acasti common shares post reverse stock split remains in excess of the minimum bid price requirement.

The anticipated resulting increase in the per share price of Acasti common shares due to the reverse stock split is expected to encourage greater interest in its common shares by brokers and healthcare institutional investors and possibly promote greater liquidity for its Acasti shareholders. However, there is no assurance that such greater interest will occur.

Since the reverse stock split will decrease the number of shares held by Acasti shareholders, the reverse stock split may increase the number of Acasti shareholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing Acasti shareholders in the event they wish to sell all or a portion of their shares.

Procedure for Effecting the Acasti Reverse Stock Split and Exchange of Stock Certificates

If the Acasti board determines that a reverse stock split is in the best interests of Acasti and Acasti shareholders and necessary to regain compliance with NASDAQ’s minimum bid price rule, Acasti will file the articles of amendment with the Quebec Enterprise Registrar at such time as the Acasti board has determined to be the appropriate reverse split effective time. Beginning at the reverse split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, Acasti shareholders will be notified that the reverse stock split has been effected. Acasti expects that Computershare, Acasti’s transfer agent, will act as exchange agent for purposes of implementing the exchange of share certificates, if any. Holders of Acasti common shares holding all of their shares electronically in book-entry form with Computershare do not need to take any action (the exchange will be automatic) to receive post-split shares. Holders of pre-split shares held in certificated form will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Acasti. Upon receipt of the holder’s pre-split certificate(s) and the properly completed and executed letter of transmittal, the holder will be issued the appropriate number of common shares electronically in book-entry form under the Direct Registration System. No new shares in book-entry form will be reflected until the holder surrenders the holder’s outstanding pre-reverse stock split certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Acasti shareholders should not destroy any share certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

No fractional shares will be issued in connection with the proposed reverse stock split. Any fractional shares that would have otherwise been held by Acasti shareholders of record because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares to be reclassified into one post-split share shall be (i) with respect to any fraction equal to or greater than 0.5, rounded up to the next highest whole number of Acasti common shares; and (ii) with respect to any fraction less than 0.5, rounded down to the next lowest whole number of Acasti common shares.

Alternatively, Acasti may elect in its sole discretion, that Acasti shareholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares to be reclassified into one post-split share, will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common shares on NASDAQ on the date of the split effective time; provided, however, holders of certificated shares must first surrender to the exchange agent the certificates representing such pre-split shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

If applicable, Acasti shareholders should be aware that, under the escheat laws of the various jurisdictions where Acasti shareholders reside, where Acasti is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Acasti or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, Acasti shareholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Consequences

If implemented, after the reverse stock split (and disregarding the impact of shares of Acasti common shares issued in the merger), net income or loss per share, and other per share amounts will be increased because there will be fewer Acasti common shares outstanding. In future financial statements, net loss per share and other per share amounts for comparative periods ending before the reverse stock split will be restated to give retroactive effect to the reverse stock split.

Certain United States Federal Income Tax Considerations related to the Acasti Reverse Stock Split

The reverse stock split should constitute a “recapitalization” under Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. Accordingly, an Existing U.S. Holder of Acasti common shares should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional Acasti common share. The aggregate tax basis of the Acasti common shares received pursuant to the reverse stock split should be the same as the aggregate adjusted tax basis of the Acasti common shares surrendered

(excluding any portion of such basis that is allocated to any fractional Acasti common share), and the holding period of such received Acasti common shares should include the period during which the surrendered Acasti common shares were held by such holder.

U.S. Holders of Grace common stock should not have U.S. federal income tax consequences from the reverse stock split.

For a more complete discussion of certain U.S. federal income tax considerations relating to the reverse stock split, see “Certain United States Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Acasti Reverse Stock Split to Existing U.S. Holders of Acasti Common Shares” beginning on page 156.

Vote Required

To be adopted, the advisory resolution approving the Acasti reverse stock split proposal as disclosed in this proxy statement/prospectus must be approved by at least a majority of the Acasti shareholders present or represented by proxy.

THE ACASTI BOARD OF DIRECTORS BELIEVES THE PASSING OF THE REVERSE STOCK SPLIT PROPOSAL IS IN THE BEST INTEREST OF ACASTI AND RECOMMENDS THAT ACASTI SHAREHOLDERS VOTE FOR THE REVERSE STOCK SPLIT PROPOSAL.

The voting rights pertaining to Acasti common shares represented by duly executed proxies in favour of the persons named in the accompanying form of proxy will be exercised, in the absence of specifications to the contrary, “FOR” the reverse stock split proposal.

CONSENT OF CERTAIN GRACE STOCKHOLDERS

Under the terms of the Voting and Lock-up Agreements, certain Grace stockholders representing the requisite majority required to approve the proposed merger have agreed, within 5 business days after the Form S-4 registration statement of which this prospectus / proxy statement forms a part, has been declared effective by the SEC, to deliver a written consent approving the adoption of the merger agreement and the merger and the other transactions contemplated by the merger agreement.

THE MERGER

Effects of the Merger

At the effective time of the merger, MergerCo will merge with and into Grace. Grace will survive the merger to become a wholly-owned subsidiary of Acasti.

At the effective time of the merger, each issued and outstanding share of Grace common stock (after giving effect to the acceleration of the Grace restricted stock and the conversion of the Grace promissory notes) will automatically be converted into the right to receive a number of Acasti common shares per share of Grace common stock equal to the equity exchange ratio set forth in the merger agreement such that, immediately following the consummation of the merger, existing Acasti shareholders are expected to own at least 55% and existing Grace stockholders are expected to own at most 45% of the outstanding capital stock of the combined company on a fully-diluted basis. The equity exchange ratio is subject to upward adjustment in favor of Acasti shareholders based on each company’s capitalization and net cash balance at the effective time of the merger, as specified in the merger agreement. For more information on the equity exchange ratio see the section entitled “Merger Agreement – Equity Exchange Ratio” beginning on page 121. Acasti shareholders will continue to own their existing Acasti common shares after the merger.

As of July 13, 2021, there were 208,375,549 Acasti common shares outstanding. It is currently estimated that, if the transactions contemplated by the merger agreement are completed, Acasti will issue up to a maximum of 170,500,000 additional Acasti common shares to holders of Grace common stock pursuant to the merger consideration.

The merger is an arm’s length transaction in accordance with the policies of the TSXV and does not constitute a “related party transaction” as defined under Regulation 61-101 – respecting Protection of Minority Security Holders in Special Transactions. Based on the information available to Acasti, no finder’s fees are payable in connection with the merger and the merger will not result in the creation of a new “control person” of Acasti as defined under the applicable policies of the TSXV. Pursuant to the applicable policies of the TSXV, disinterested shareholder approval is required to approve the creation of a new control person.

Background of the Merger

The terms of the merger agreement are the result of extensive arm’s-length negotiations between members of the management team of Acasti and the management team of Grace, along with their respective advisors, and under the direction of each company’s board of directors. Acasti followed a careful process assisted by experienced outside financial and legal advisors to rigorously examine potential candidates and transactions through broad outreach to life sciences companies and a thorough process of evaluation of prospective strategic partners. The following is a summary of the background of the events leading up to the decision by Acasti to engage in a strategic transaction, the process undertaken by Acasti to identify and evaluate prospective merger partners, and the negotiation of the merger agreement with Grace.

Acasti is a biopharmaceutical innovator that has historically focused on the research, development and commercialization of prescription drugs using OM3 fatty acids delivered both as free fatty acids and bound-to-phospholipid esters derived from krill oil for the treatment of cardiometabolic diseases, specifically hypertriglyceridemia. Acasti’s lead product candidate, CaPre, is an OM3 phospholipid therapeutic that has been the subject of two recently completed Phase 3 clinical trials. These trials, designated as TRILOGY 1 & 2, randomized a total of 242 and 278 patients, respectively, and were designed to evaluate the efficacy, safety and tolerability of CaPre in patients with severe hypertriglyceridemia. The top-line results were announced on January 13, 2020 and August 31, 2020, respectively, and neither TRILOGY 1 nor TRILOGY 2 met its primary endpoint for lowering triglycerides. Following the announcement of the TRILOGY 2 results, Acasti’s management and the Acasti board engaged in in-depth discussions relating to potential measures to preserve Acasti’s cash while exploring a range of strategic options to preserve and maximize shareholder value.

In the months leading up to the anticipated top-line results for TRILOGY 2, Acasti initiated discussions with a potential strategic partner (Company A) concerning a potential in-licensing opportunity to complement a planned commercial launch of CaPre, had the TRILOGY results been conclusive and allowed for regulatory approval and commercial launch. The financing for this in-licensing transaction, which would have involved a material upfront payment from Acasti, became impossible to realize after TRILOGY 2 failed to meet its primary endpoint for lowering triglycerides. Nevertheless, following the announcement of TRILOGY 2 topline results but prior to the engagement of Oppenheimer as financial adviser in September 2020 as described below, Acasti refocused the discussions with Company A to assess whether an in-licensing arrangement on revised terms, or a potential merger transaction, could be contemplated between the parties, given the good level of knowledge it had acquired on Company A and its assets.

Following these discussions and additional financial, corporate and legal diligence conducted between the parties, Company A presented to Acasti on September 9, 2020 a non-binding merger offer that, in light of Acasti’s assets, market price, cash position and experienced personnel, did not provide adequate value to Acasti and its shareholders for the Acasti board to support it. Furthermore, the discussions with Company A on transaction structuring highlighted significant cross-jurisdictional complexities, including from a tax standpoint. Based on the Acasti board’s recommendation, Acasti management went back to Company A to determine whether the low valuation referenced in the non-binding indication of interest could be meaningfully increased, and received a negative response from Company A.

As a result, Acasti’s board determined to consider other alternatives with the intent to conduct a canvassing of potential strategic opportunities with the support of a life science financial advisor. The Acasti board interviewed three financial advisory firms and selected Oppenheimer based on its expertise in the pharmaceutical sector, and overall proposal to Acasti. Acasti management, under the oversight of the Acasti board, engaged in discussions with Oppenheimer regarding the terms of a potential engagement to assist Acasti in conducting a broad strategic review process and canvassing of potential transaction opportunities.

On September 8, 2020, the Acasti board held a telephonic special meeting at which a representative of Oppenheimer outlined a potential strategic review process for the Acasti board’s consideration. The strategic review process would include an evaluation of a range of reasonable options to maximize value for Acasti shareholders, including the potential sale of Acasti’s assets, possible business combinations with other life science companies and a reverse merger with or acquisition of a privately-held life sciences company, with Acasti common shares being the consideration in the transaction.

At the beginning of the process, with the announcement of Acasti’s results from its second Phase 3 trial in late August 2020, the Acasti common share price decreased, with much higher trading volumes than usual, from $0.82 per share immediately prior to the announcement of the TRILOGY 2 study results to a low price of $0.19/share on September 14, 2020. Acasti’s’s market capitalization had lowered drastically to under $20 million from over $80 million and Acasti’s’s cash resources were approximately $11 million. This profile left Acasti in a relatively weak position at the start of the process to negotiate a strategic transaction and made the prospects of a reverse takeover with a relatively small ownership position for Acasti shareholders the most likely outcome at the outset. As a strategic option, a reverse merger with a strategic partner using Acasti common shares as consideration appeared to initially be the most realistic strategic alternative in Acasti’s circumstances, given the limited value that the marketplace appeared to assign to Acasti’s remaining non-cash assets, its relatively limited cash runway at the time, and the value of Acasti’s public listing. Further, the Acasti board considered that a reverse merger transaction could provide Acasti shareholders with a meaningful stake in a combined company possessing potentially promising clinical prospects and the means to pursue them, establishing the opportunity for long-term value creation for Acasti shareholders.

At the same Acasti board meeting held on September 8, 2020, Jan D’Alvise, Acasti’s president and chief executive officer and a member of the Acasti board, provided a summary of management’s discussions with representatives of Oppenheimer and recommended that the Acasti board engage Oppenheimer as its financial advisor for the strategic review process. The Acasti board unanimously approved the engagement of Oppenheimer based on its strong experience with recent strategic review processes involving life science companies, as well as the competitiveness of its fees. The Acasti board also determined, with the advice of outside legal counsel, Osler, Hoskin & Harcourt LLP (“Osler”), that the establishment of a special committee in connection with the strategic review process was not necessary or practical given the relatively small size of the Acasti board, which is comprised of four directors (three of which are independent within the meaning of applicable securities laws and stock exchange rules). Representatives of Osler also provided advice on board fiduciary duties and process considerations in discharging such duties.

Oppenheimer was engaged to provide financial advisory services, including conducting a broad market search to identify and reach out to suitable strategic partners. Representatives of Oppenheimer recommended a two-step strategic review process, with an initial phase involving representatives of Oppenheimer issuing a process letter to a large number of prospective parties to solicit non-binding initial indications of interest with summaries of the proposed strategic partner’s indication of relative valuations and resulting ownership split of the combined company, board representation for Acasti shareholders, estimated financing needs, business strategy, diligence plan, proposed timing and other matters. Following the receipt of indications of interest, the Acasti board, with the assistance of management and representatives of Oppenheimer, reviewed the indications of interest to focus on selecting a subset of candidates to progress to the next round of consideration. This next round would include presentations by the management teams of the subset of potential strategic partners to members of Acasti’s management and the Acasti board, due diligence reviews of each party’s business, and refinement of the indications of interest. Thereafter, the Acasti board would select one or more potential finalists with which to negotiate a definitive agreement.

On September 29, 2020, Acasti issued a press release announcing that it had commenced a process to explore and evaluate strategic alternatives to enhance shareholder value and that it had engaged Oppenheimer as its financial advisor to assist in the strategic review process. The press release indicated that the potential range of strategic alternatives that may be explored or evaluated as part of the strategic review process could include an acquisition, merger, reverse merger, other business combination, sales of assets, and licensing or other strategic transactions involving Acasti, or a combination of these options. Acasti did not set a timetable for completion of the strategic review process in the press release.

Following the public announcement on September 29, 2020, at the direction of Acasti’s board, representatives of Oppenheimer initiated a process of broad outreach to potential strategic partners in the life science industry that were pursuing the development of product candidates in therapeutic areas that were of interest to life science investors. Such parties also included a limited number of parties known to Acasti, including Company A, which were included in the process and coordinated through representatives of Oppenheimer. As part of this process, representatives of Oppenheimer contacted a total of 118 companies. Ultimately, a total of 21 non-binding letters of intent were received from interested parties.

In the period between September 2020 and early January 2021, 18 companies signed a confidentiality agreement with Acasti, expressing their interest in learning more about a transaction with Acasti, and a small group of parties indicated interest without signing a confidentiality agreement based on their review of publicly available information. The confidentiality agreements included customary confidentiality provisions with standstill provisions prohibiting the potential strategic partners from engaging in certain types of actions, including making an acquisition proposal to Acasti shareholders without Acasti’s prior written consent. The potential strategic partners’ preclinical and clinical development programs and, in some cases, commercial products, were focused on a variety of indications and markets, including pharmaceuticals, medical devices and diagnostics. Acasti’s management, along with representatives of Oppenheimer, reviewed each of these potential strategic partners in detail and evaluated the candidates based on numerous factors, including their businesses model, differentiation of their products and technologies, strength of patents, stage of development, commercial opportunity, experience of their management team, cash position and financing needs, relative valuation proposals, certainty to close and other criteria.

During that same period from September 2020 to early January 2021, representatives from Oppenheimer arranged numerous calls with representatives of the various individual potential bidders, with Acasti management present for a vast majority of those calls, to discuss their businesses and address a range of important diligence topics with their management teams. During those same months, Acasti devoted significant time and resources, with the support of external advisors and consultants, where appropriate, including Oppenheimer and Osler, to run an extensive first phase of due diligence with respect to the entire field of 21 potential bidders, through both documentary due diligence and calls with potential bidders, covering a range of diligence topics, including each bidder’s business model, pipeline products and unmet clinical needs being addressed, market potential, commercialization strategies, partnering prospects, financial projections, technologies and patents, clinical and regulatory plans, strength and experience of their management team, cash position, financing needs and ability to attract capital at or prior to closing, and their valuation proposal.

On October 29, 2020, the Acasti board held a telephonic meeting, with representatives of each of Acasti management, Oppenheimer and Osler present. At the meeting, the senior management team of Acasti, and a representative from Oppenheimer reviewed the indications of interest that had been received from potential strategic partners and discussed the strategic review process to date, noting that representatives of Oppenheimer initiated outreach to 109 companies and received 9 inbound inquiries, and that Acasti had received written initial indications of interest from 21 companies, all of which were structured as reverse merger transactions. An Oppenheimer representative discussed with the board the approach that representatives of Oppenheimer and Acasti had followed in evaluating the proposals and the various selection criteria considered, including each bidder’s business model, differentiation of their products and technologies, strength of patents, stage of development, commercial opportunity, experience of their management team, cash position and financing needs, relative valuation proposal, certainty and timing to close and other criteria. Representatives of Oppenheimer provided the Acasti board with a summary of the indicative proposals received from the 21 companies that provided initial indications of interest, and management provided feedback on findings to date on such companies. The Acasti board discussed the various preliminary proposals and completed an assessment of the companies that should continue in the process. In completing that assessment, the Acasti board considered valuation and pro forma Acasti shareholder ownership, quality of the product/technology and its stage of development, certainty and timing to close, potential for investor interest, strength of the management team and their capabilities, and financing needs going forward.

As a result of this assessment, the Acasti board, with inputs from senior management and in consultation with representatives of Oppenheimer, selected four companies, consisting of Company B, Company C, Company D and Company E, as transaction candidates that should proceed to the next round of the strategic review process. It was agreed at the board meeting that Acasti would engage primarily with those four parties for the next stage of the process, but that it would through representatives of Oppenheimer maintain contact as appropriate with other potential bidders of interest.

A brief summary of the initial indications of interest of the four parties that were identified as semi-finalists to continue to the next phase of the strategic review process is provided below:

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Company E submitted on October 22, 2020 an initial indication of interest to representatives of Oppenheimer for a reverse merger transaction, which assigned a value of approximately $32.5 million for Acasti, assuming Acasti delivered at least $2.5 million cash at closing, $130 million for Company E, and included an assumption of a $25 million round of financing to be closed immediately prior to a merger closing, which would result in a post-closing ownership allocation of approximately 17.3% for Acasti shareholders and approximately 82.7% for Company E stockholders.

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Company B submitted on October 23, 2020 an initial indication of interest to representatives of Oppenheimer for a reverse merger transaction, which assigned a value of approximately $27.5 million for Acasti, assuming Acasti delivered at least $2.5 million cash at closing, $110 million for Company B, and included an assumption of a $35 million round of financing to be closed immediately prior to a merger closing, which would result in a post-closing ownership allocation of approximately 15.9% for Acasti shareholders and approximately 84.1% for Company B stockholders.

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Company D submitted on October 27, 2020 an initial indication of interest to representatives of Oppenheimer for a reverse merger transaction, which assigned a value of approximately $30 million for Acasti, $192 million for Company D, and included an assumption of a $20 million financing round to be closed upon the signing of a definitive agreement and an additional $60 million financing round to be closed immediately prior to a merger closing, which would result in a post-closing ownership allocation of approximately 9.3% for Acasti shareholders, approximately 82.5% for existing Company D stockholders, and approximately 8.2% for new investors that would invest in Company D prior to closing.

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Company C submitted on October 29, 2020 an initial indication of interest to representatives of Oppenheimer for a reverse merger transaction, which assigned a value of approximately $27.5 million for Acasti, assuming Acasti delivered at least $2.5 million cash at closing, $250 million for Company C, and included an assumption of a $25 million round of financing to be closed immediately prior to a merger closing, which would result in a post-closing ownership allocation of approximately 9.9% for Acasti shareholders and approximately 90.1% for Company C stockholders.

From the beginning of November 2020 to the end of January 2021:

•	Representatives from Oppenheimer had discussions with representatives of the four semi-finalist bidders regarding the strategic review process and the bidders’ offers;

•	Acasti management requested of Company B, Company C, Company D and Company E additional legal, patent, clinical, manufacturing, business and financial diligence information; and

•	Company B, Company C, Company D and Company E responded to a number of Acasti management’s legal, patent, clinical, manufacturing, business and financial diligence requests.

During that second phase of due diligence focused on the four semi-finalist bidders, Acasti management conducted deeper due diligence of each of the semi-finalists, including conducting secondary and primary market research with key opinion leaders (KOLs) to better understand each company’s strengths, weaknesses/risks, opportunities and threats. Acasti also engaged a third-party market and technology research expert firm to conduct an in-depth technology, patent and market assessment. Acasti management had numerous additional conference calls with each of the four semi-finalists to discuss these additional due diligence items.

In November 2020, the Acasti board held meetings telephonically, with representatives of each of Acasti management and Oppenheimer present, to meet with, and receive presentations from selected potential bidders, including each of Company B, Company C, Company D and Company E. The presentations generally covered, among other things, a description of each company’s proposal, and a deeper analysis of certain aspects of its business, products and technologies, patent portfolio, commercial opportunity and strategies, regulatory pathway, management team, clinical development plans, proposed relative valuations, available cash, financing needs, financial models and budgets, and signing and closing timeline.

On January 12, 2021, following a general shift in stock market conditions that started in December 2020 with an upward trend in the Company’s share price, and an improved cash position of Acasti through capital raises under its ATM, Grace entered into the process and its financial advisor, William Blair & Company, L.L.C. (“William Blair”), submitted an initial indication of interest to representatives of Oppenheimer for a reverse merger transaction, which assigned a value of approximately $80 million for Acasti, assuming Acasti delivered at least $40 million of cash at closing, and $120 million for Grace, which would result in a post-closing ownership allocation of approximately 40% for Acasti shareholders and approximately 60% for Grace stockholders.

As a result of the favorable initial assessment of Grace’s business and product pipeline, and attractiveness of the proposal at that point in time, the Acasti board determined to add Grace as a semi-finalist in the process, along with the four semi-finalists previously selected. From that point, Acasti engaged in significant due diligence, to bring its diligence level on Grace to a similar level that it had performed on the other semi-finalist bidders.

On January 28 and January 30, 2021, the Acasti board held a two-part telephonic meeting, with representatives of each of Acasti management, Oppenheimer and Osler present. Acasti management presented each of the four semi-finalist bidders that had been identified earlier in the process, along with Grace which had subsequently come to the process in January 2021, to the Acasti board in greater detail, including the findings to date from management’s diligence process into the bidders’ respective presentations, proposals, business plans, market research, financial models, management teams, technologies and patents, regulatory pathways, commercial opportunities, cash reserves and financing needs. After discussion, the Acasti board unanimously decided to identify Grace, Company B and Company C, as the finalists in the strategic review process due to, among other things, the Acasti board’s view that these bidders presented more meaningful opportunities for Acasti shareholders than the other remaining bidders. While Company D and Company E were not selected as finalists by the Acasti board for different reasons, including their relatively low valuation of Acasti (particularly given Acasti’s higher market capitalization at that time), the Acasti board reserved the ability to consider them as alternatives to the finalists in the event any of the finalists dropped out of the process before the presentation meetings.

At the same meeting, representatives of Oppenheimer discussed with the Acasti board and management the implications of Acasti’s recent significantly higher market capitalization and stronger cash position for a potential transaction. The Acasti board formulated as an objective that ownership consideration for Acasti shareholders offered by the finalists in the process should be negotiated upwards to better align with the value ascribed by the market to Acasti, and its stronger cash position. It was also determined to consider if, in the event of a successful upward negotiation of valuation, a transaction could be structured as an acquisition by Acasti, with potential additional benefits, in addition to the greater ownership by Acasti shareholders, of a simpler transaction and tax structuring, shorter timing to close, and better representation of the best interests of Acasti shareholders after the transaction.

On February 3, 2021, Acasti management, with representatives of Oppenheimer and Osler attending, held a call with management of Company C to discuss at a high level a potential process to explore terms and structuring of a potential transaction between the parties.

On February 6, 2021, the Acasti board approved the entering into of a 30-day exclusivity agreement with Company C to explore in more detail whether a transaction with Company C could be entered into, with the more specific objective to assess whether (i) a transaction could be structured in a mutually acceptable manner, principally from a tax perspective, and (ii) the valuation of Acasti by Company C could be negotiated upwards in a way that would result in a more favorable equity exchange ratio for Acasti shareholders.

On February 6, 2021, Acasti entered into an exclusivity agreement with Company C (the “Company C Exclusivity Agreement”). The Company C Exclusivity Agreement provided that the parties would work exclusively together on pursuing a strategic transaction for an initial 30-day period.

Following the signing of the Company C Exclusivity Agreement, Acasti and Company C promptly entered into discussions concerning potential structuring of a transaction, with inputs from their respective financial, tax and legal advisors. It became apparent from such discussions that significant cross-border complexities, including from a tax standpoint, may arise from a transaction between the parties structured as a reverse takeover. While a preliminary assessment of potential structuring alternatives was discussed, those were highly complex, raised material transaction risk, and did not provide reasonable assurances on the absence of negative tax consequences for Acasti and its shareholders.

No mutually acceptable structure emerged from discussions between Acasti and Company C, and as a result the parties agreed to terminate the Company C Exclusivity agreement by mutual consent on February 16, 2021. The parties agreed that Acasti would keep Company C informed of its process, despite termination of the exclusivity.

In parallel to Acasti’s process and its consideration of strategic alternatives, and in particular the proposals made by the three finalists, market and financing developments continued to fundamentally improve Acasti’s valuation in the market and financial position.

Acasti’s share price continued to rise through January and February 2021, reaching $1.20 by February 10, 2021, resulting in a market capitalization for Acasti of approximately $230 million as of that date. Continued access to its ATM program and exercises of outstanding warrants enabled Acasti to raise over $50 million between December 2020 and February 2021, ultimately providing Acasti with $61 million in cash at March 31, 2021.

On February 18, 2021, the Acasti board held a two-part telephonic meeting, with representatives of each of Acasti management, Oppenheimer and Osler present. As a result of Acasti’s increased market capitalization, and stronger cash position resulting from proceeds raised under the ATM, the Acasti board, consistent with advice received from Oppenheimer, stipulated that a transaction should appropriately reflect Acasti’s higher market valuation at that time. In the context of the three finalists that were still part of the process in February 2021, this stipulation implied a renegotiation of their proposals to reflect such higher valuation, with a shift of the transaction structure from a reverse take-over to an acquisition in which, after issuance of Acasti shares as acquisition consideration, current Acasti shareholders would continue to hold more than 50% of the outstanding shares of the combined company (on a non-diluted basis) at the closing of the transaction.

As a result of the above, the Acasti board and management instructed representatives of Oppenheimer to present non-binding acquisition proposals to each of three finalists, reflective of Acasti’s higher market valuation at that time.

On February 19, 2021, Acasti provided indications of interest to each of Grace, Company B and Company C, which, at Acasti’s direction, were discussed and negotiated with the assistance of representatives of Oppenheimer within the following days. Company B rejected the acquisition proposals on the same day of their receipt. Company C entered in discussions with representatives of Oppenheimer and Acasti management, but there was no pathway to change the structuring complexities and risks, including from a tax perspective, that had made reaching a mutually satisfactory structure likely.

Of the two remaining bidders, only Grace was accepting of substantially all of the key materials terms of Acasti’s proposal. The indication of interest provided by Acasti to Grace assumed Acasti would deliver at least $50 million of cash at closing with no additional financing from Grace required prior to a merger closing. This proposal would result in a post-closing ownership allocation of 55% for Acasti shareholders and 45% for Grace stockholders, with the ability to adjust the equity exchange ratio upwards in Acasti’s favor based on working capital adjustments at closing. Grace’s board was receptive to this acquisition proposal.

On February 22, 2021, the Grace and Acasti management teams met telephonically to discuss remaining diligence items, including research and development, commercial and marketing matters, and to address key terms and assumptions of a potential transaction.

On February 25, 2021, the Acasti board met telephonically to receive an update from Acasti management and representatives of Oppenheimer on the negotiations of the last few days, and to compare potential terms negotiated on a non-binding basis with Grace and Company C. At that meeting, after deliberation among Acasti board members and discussions with Acasti management, representatives of Oppenheimer and Osler, the Acasti board approved Acasti’s non-binding acquisition proposal for Grace and the signing of an exclusivity agreement for negotiating a definitive agreement. The decision to select Grace to advance exclusive negotiations was made after due consideration by the Acasti board of a range of key factors, including Grace (i) recognizing a valuation and formulating an equity exchange ratio for Acasti that aligned with Acasti’s then-applicable market capitalization and, as a result, accepting an acquisition of Grace by Acasti instead of a reverse takeover by Grace, (ii) Acasti shareholders owning a majority of the outstanding shares of Acasti on a fully-diluted basis at closing of the transaction, (iii) the assessment of the drug candidates of Grace, Grace’s deep pipeline of assets, relative late stage of development and Grace’s relatively low-complexity, low cost regulatory pathway, (iv) the simpler structuring considerations of an acquisition versus a reverse takeover and other bids, including from tax, transaction implementation and timing standpoints, (v) the greater ability for oversight of the interests of Acasti shareholders after the transaction, including through board composition, and (v) the synergies between the two companies and their management teams.

On February 25, 2021, at the direction of the Acasti board, representatives of Oppenheimer informed Grace management that the Acasti board had selected Grace as the primary bidder in the strategic review process. On February 25, 2021, at the direction of the Acasti board, representatives of Oppenheimer informed representatives of Company B and Company C that they were selected as alternates to a primary bidder in the strategic review process.

On February 26, 2021, Acasti and Grace entered into an exclusivity agreement (the “Grace Exclusivity Agreement”). The Grace Exclusivity Agreement provided that the parties would work exclusively together on pursuing a strategic transaction until March 26, 2021 (as automatically extended to April 12, 2021, as further extended by the parties to May 3, 2021, and as further extended by the parties to May 10, 2021).

On February 26, 2021, representatives of each of Acasti management, Grace management, Oppenheimer, Osler and Reed Smith LLP (“Reed Smith”), Grace’s legal counsel, and William Blair met telephonically to discuss various transaction matters, including transaction documents, transaction structure and timing.

Between February 26, 2021 and May 6, 2021, representatives of Acasti and Grace coordinated on several remaining diligence matters, and diligence calls between Grace and Acasti management teams took place relating to, among other things, program plans and timelines, employee compensation and benefits, financial models, patents and regulatory matters.

On March 3, 2021, the Grace and Acasti management teams met telephonically for preliminary integration planning purposes.

On March 5, 2021, the Acasti board met telephonically to discuss the status of the transaction and negotiations with Grace.

Also on March 5, 2021, Osler delivered an initial draft of the merger agreement and Grace voting agreement to Reed Smith.

Between March 8, 2021 and March 16, 2021, telephonic meetings were held between the Grace and Acasti management teams and representatives of each of their respective legal and financial advisors to discuss the merger announcement, the Acasti shareholders, Grace’s product pipeline, and open issues relating to the merger agreement and deal structure.

On March 12, 2021, Reed Smith delivered comments to the merger agreement to Osler.

Between March 12, 2021 and March 17, 2021, Reed Smith responded to a number of Osler’s legal diligence requests.

On March 18, 2021, the Acasti board held a telephonic special meeting, with representatives of Oppenheimer and Osler present. At the meeting, Ms. D’Alvise, representatives of Oppenheimer and Osler provided an update to the Acasti board regarding, among other things, the status of negotiations with Grace and the material open issues in the merger agreement.

On March 19, 2021, the research and development teams of Grace and Acasti met telephonically to conduct a virtual laboratory tour of Grace’s facilities.

On March 23, 2021, the management teams of Grace and Acasti and their respective legal counsels met telephonically to discuss and resolve open issues relating to the merger agreement.

On March 23, 2021, Reed Smith delivered an issues list with respect to the merger agreement.

On March 24, 2021, Reed Smith delivered a revised draft of the Grace voting agreement.

On March 25, 2021, the Acasti board held a telephonic special meeting, with representatives of Oppenheimer and Osler present. At the meeting, Ms. D’Alvise, representatives of Oppenheimer and Osler provided an update to the Acasti board regarding, among other things, the status of negotiations with Grace and the material open issues in the merger agreement and voting agreement.

On March 26, 2021, Reed Smith delivered an updated draft of the merger agreement to Osler.

On March 26, 2021, the management teams of Grace and Acasti met telephonically to discuss open issues relating to the merger and the timeline.

On March 28, 2021, the exclusivity agreement was extended to April 12, 2021.

On April 2, 2021, the Acasti board held a telephonic special meeting, with representatives of Oppenheimer and Osler present. At the meeting, Ms. D’Alvise, representatives of Oppenheimer and Osler provided an update to the Acasti board regarding, among other things, the status of negotiations with Grace and the material open issues in the merger agreement and the voting agreement.

On April 12, 2021, the exclusivity agreement was extended to April 19, 2021. Also on April 12, 2021, the Acasti board met telephonically to discuss the status of the transaction and negotiations with Grace.

On April 13, 2021, members of Acasti and Grace management met telephonically on four occasions to resolve open issues relating to the merger agreement.

On April 14, 2021, the management teams of Grace and Acasti met telephonically to discuss the remaining open issues relating to the merger agreement and voting agreement.

On April 20, 2021, Osler delivered updated drafts of the merger agreement and the voting agreement and an initial draft of the Acasti disclosure schedules to the merger agreement to Reed Smith.

On April 22, 2021, the Acasti board held a telephonic special meeting, with representatives of Oppenheimer and Osler present. At the meeting, Ms. D’Alvise, representatives of Oppenheimer and Osler provided an update to the Acasti board regarding, among other things, the status of negotiations with Grace and the material open issues in the merger agreement.

On April 22, 2021, Reed Smith delivered updated drafts of the merger agreement and the voting agreement to Osler.

On April 23, 2021, members of the Acasti and Grace management teams met telephonically to discuss remaining business issues.

On April 23, 2021, Reed Smith delivered an initial draft of Grace’s disclosure schedules to the merger agreement to Osler.

On April 25, 2021, Osler delivered an updated draft of the voting agreement to Reed Smith.

On April 26, 2021, the management teams of Grace and Acasti met telephonically to discuss the remaining open issues relating to the merger agreement and the Grace voting agreement.

On April 26, 2021, certain members of Acasti and Grace management met telephonically to discuss intellectual property matters. Also on April 26, 2021, certain members of Acasti and Grace management met telephonically to discuss the remaining open issues relating to the merger agreement and the Grace voting agreement.

Between April 26, 2021 and April 29, 2021, representatives of each of Acasti management, Grace management, Osler, Reed Smith, Oppenheimer and William Blair negotiated the material outstanding terms of the merger agreement, Grace voting agreement, ancillary agreements and disclosure schedules. Specific items that continued to be negotiated by Acasti included improving terms related to the following:

•	lock-up period and Grace shareholders subject to the lock-up;

•	board governance, board election and composition;

•	equity exchange ratio, and how to treat any Grace cash deficits;

•	termination fees;

•	tax matters; and

•	employee matters.

On April 29, 2021, the Acasti board held a telephonic special meeting, with representatives of Osler present, to review a near final version of the merger agreement and Grace voting agreement, which had previously been circulated to the Acasti board.

Between April 29, 2021 and May 6, 2021, the parties continued to finalize the outstanding terms of the merger agreement, voting agreement, ancillary agreements and disclosure schedules.

On May 3, 2021, the Grace board gave its unanimous approval by written consent for Grace to sign the merger agreement with Acasti.

On May 6, 2021, the Acasti board held a telephonic special meeting, with representatives of Oppenheimer and Osler present. At the meeting, the following occurred, among other things:

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the Acasti board received a recap of the advice provided by representatives of Osler throughout the process on board fiduciary duties, and on considerations related to the discharge of such duties in connection with the potential approval of a merger agreement with Grace;

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the Acasti board received a presentation from representatives of Oppenheimer regarding their financial analyses of the equity exchange ratio, and stated Oppenheimer’s oral opinion, to be confirmed in writing, to the effect and that based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in its written opinion, as of that date, the equity exchange ratio in the proposed merger was fair, from a financial point of view, to Acasti;

•	the Acasti board engaged in discussions relating to Grace and the terms of the proposed merger and related transactions; and

•

after further discussion, the Acasti board unanimously determined that it was advisable and fair to, and in the best interests of, Acasti and Acasti shareholders to enter into the merger agreement and Grace voting agreements, approved the merger agreement and Grace voting agreements.

The presentation by Oppenheimer to the Acasti board contemplated an estimated equity exchange ratio of 6.13 shares of Acasti for 1 share of Grace, which was calculated pursuant to the merger agreement terms negotiated with Grace and based on (i) for Grace, an implied equity value of $71.5 million and (ii) for Acasti, an implied equity value of $100.8 million assuming reasonable estimates of net cash balances anticipated at closing for each of Acasti and Grace, based on the net cash adjustment provisions in the merger agreement.

On May 6, 2021, the Acasti board unanimously approved by written consent that Acasti sign the merger Agreement with Acasti.

On May 7, 2021, Acasti and Grace management signed the merger agreement and issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Acasti Board of Directors; Acasti’s Reasons for the Merger

The Acasti board of directors recommends that the Acasti shareholders vote “FOR” each of the proposals being submitted to a vote at the Acasti annual and special meeting.

Acasti Reasons for the Merger

At a special meeting held on May 6, 2021, the Acasti board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger are fair, advisable and in the best interests of Acasti and its shareholders, and (ii) approved and declared advisable the merger agreement and the merger, including the issuance of Acasti common shares to Grace stockholders pursuant to the terms of the merger agreement.

In the course of its evaluation of the merger agreement and merger with Grace, the Acasti board held weekly meetings, consulted with Acasti senior management, outside legal counsel and its financial advisor, and reviewed and assessed a significant amount of information, and considered a large range of factors, including the following:

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Based in part on the scientific diligence and analysis of Grace’s product pipeline, the potential market opportunity for its products and the expertise of its scientific team, Acasti’s board of directors believes that Grace’s product candidates have the potential to meet unmet medical needs that currently exist and address a sizable market opportunity, thereby creating value for the shareholders of the combined organization and an opportunity for Acasti shareholders to participate in the potential growth of the combined organization.

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Acasti’s board also reviewed its assessment of Grace’s drug development capabilities and technologies with Acasti’s management. Based in part on this analysis, Acasti’s board of directors believes that Grace has the potential to develop multiple new therapies using its drug formulation expertise and applying its platform drug delivery technologies that would broaden Acasti’s pipeline, which in turn may reduce the risk to the combined organization and its shareholders that one or more of its product candidates is not commercialized.

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Acasti’s board considered the strength of the balance sheet and sufficiency of the expected cash resources of the combined organization. Acasti and Grace believe that the approximately $60 million in cash resources expected to be held by Acasti at the time of the closing of the merger is sufficient to fund the combined organization for at least 2 years and to complete clinical development and file an NDA for GTX-104, while significantly advancing other key drug candidates in the Grace pipeline.

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Acasti’s board of directors also reviewed with Acasti’s management the current operating plans of Grace to confirm the likelihood that the combined organization would possess sufficient financial resources to allow the management team to focus on implementing Grace’s business plan and growing Grace’s business. Acasti’s board also considered the ability of Grace to take advantage of the potential benefits resulting from becoming a part of a public reporting company listed on Nasdaq should the combined company be required to raise additional equity or debt in the future.

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Acasti’s board of directors considered the financial analyses of Oppenheimer, including its opinion to Acasti’s board (in its capacity as such) as to the fairness to Acasti, from a financial point of view and as of the date of the opinion, of the equity exchange ratio, as more fully described below under the caption “The Merger—Opinion of Acasti’s Financial Advisor.”

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Acasti’s board considered the strength of Grace’s management and scientific team, and their expertise in the biotechnology industry and in the fields of novel drug delivery technology and rare diseases.

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Acasti’s board concluded that the merger would provide Acasti’s current shareholders with a significant opportunity to participate in the potential increase in value of the combined organization following the merger.

Acasti’s board also reviewed various factors impacting the financial condition, results of operations and prospects for Acasti, including:

•	the strategic alternatives to the merger, including potential transactions that could have resulted from discussions that Acasti’s management conducted with other potential merger partners;

•

the consequences of the negative results from its TRILOGY clinical trials, and the likelihood that the resulting circumstances for Acasti would not change for the benefit of Acasti shareholders in the foreseeable future on a stand-alone basis without additional cash and new assets;

•	the risks associated with, and the limited value and high costs of, liquidating Acasti and thereafter distributing the remaining proceeds to Acasti shareholders; and

•	Acasti’s potential inability to maintain its Nasdaq listing without completing a merger or strategic combination.

Acasti’s board of directors also reviewed the terms and conditions of the merger agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

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that the equity exchange ratio used to establish the number of Aacsti shares to be issued to Grace stockholders in the merger is not subject to market volatility, and any adjustments to the equity exchange ratio will only benefit Acasti shareholders;

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the limited number and nature of the conditions to Grace’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis;

•

the respective rights of, and limitations on, Acasti and Grace under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances should Acasti or Grace receive a superior proposal (as defined in the section entitled “The Merger Agreement—Third Party Acquisition Proposals” below);

•

the reasonableness of the potential termination fee of $1,000,000, inclusive of related reimbursement of certain transaction expenses of up to $500,000, which could become payable by either Acasti or Grace to the other party if the merger agreement is terminated in certain circumstances;

•

the Grace voting agreements, pursuant to which certain Grace stockholders have agreed to vote all of their shares of Grace common stock in favor of the adoption of the merger agreement and against competing transactions;

•

the agreement of Grace to provide a written consent of its stockholders necessary to adopt the merger agreement thereby approving the merger and related transactions within 5 business days of the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, becoming effective; and

•

the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, Acasti’s board of directors also considered a variety of risks and other countervailing factors related to entering into the merger, including:

•

the $1,000,000 termination fee or up to $500,000 in related expense reimbursement obligations payable by Acasti to Grace upon the occurrence of certain events and the potential effect of such fees in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Acasti shareholders;

•	the substantial expenses to be incurred in connection with the merger;

•	the possible volatility, at least in the short term, of the trading price of Acasti common shares resulting from the announcement of the merger;

•

the risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger or of the delay or failure to complete the merger on the reputation of Acasti;

•	the likely detrimental effect on Acasti’s cash position, share price and ability to initiate another process and to successfully complete an alternative transaction should the merger not be completed;

•	the risk to Acasti’s business, operations and financial results in the event that the merger is not consummated;

•	the likelihood of disruptive shareholder litigation following announcement of the merger;

•	the unproven, development-stage nature of Grace’s product candidates, which may not be successfully developed, commercialized, marketed and sold;

•

the strategic direction of the combined organization following the completion of the merger, which will be determined by a board of directors initially comprised of a majority of the directors designated by Acasti; and

•	various other risks associated with the combined organization and the merger, including those described in the section entitled “Risk Factors” in this proxy statement/prospectus/information statement.

The foregoing information and factors considered by the Acasti board are not intended to be exhaustive but are believed to summarize key reasons considered by the Acasti board in entering into the transaction. A wide variety of factors were considered by members of the Acasti board in connection with its evaluation of the acquisition of Grace. To assist in their decision-making process with respect to these complex matters, the Acasti board used a decision matrix which assisted in assessment of the relative weight of different criteria, with a particular emphasis on valuation and pro forma Acasti ownership, quality of the products/patents/technology and stage of development, market opportunity, certainty and timing to close, potential for investor interest, management team capabilities and financing needs going forward. This decision matrix was used as a tool to support the board’s consideration of different alternatives and was not solely determinative of outcome which was the result of a multi-faceted and thorough board process and deliberations. In considering the factors described above, individual members of the Acasti board may have given different weight to different factors. The Acasti board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Acasti’s management team, members of the Acasti board, the legal and financial advisors of Acasti, other external advisors including an expert market and technology research firm and key opinion leaders (KOLs), and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Acasti’s Financial Advisor

Acasti engaged Oppenheimer to render a written opinion, which we refer to as the opinion, to the Acasti board of directors as to the fairness, from a financial point of view, to Acasti of the equity exchange ratio in the proposed merger pursuant to the merger agreement. Acasti selected Oppenheimer because Oppenheimer is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed merger.

As part of Oppenheimer’s engagement, representatives of Oppenheimer attended (via conference call) the meeting of the Acasti board of directors held on May 6, 2021, at which the Acasti board of directors evaluated the proposed merger. At this meeting, Oppenheimer reviewed the financial aspects of the proposed merger and rendered its opinion, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Oppenheimer as set forth in its opinion, as to the fairness, from a financial point of view, to Acasti of the equity exchange ratio in the proposed merger pursuant to the merger agreement.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Oppenheimer in preparing its opinion. Oppenheimer’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Acasti board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed the fairness, from a financial point of view, to Acasti of the equity exchange ratio in the proposed merger pursuant to the merger agreement. It did not address the underlying business decision of the Acasti board of directors to engage in the merger or enter into the merger agreement. It does not constitute a recommendation to the Acasti board of directors in connection with the merger or a recommendation to any holder of Acasti common shares as to how to vote or act in connection with the merger or any other matter, nor does it constitute a recommendation on whether or not any Acasti shareholder should exercise any dissenters’ or appraisal rights that may be available to any Acasti shareholder.

In connection with the opinion, Oppenheimer reviewed, analyzed and relied upon information and material bearing upon the financial and operating condition of Acasti and the merger, including, among other things:

•	a draft dated May 2, 2021 of the merger agreement;

•	audited financial statements of Grace for the fiscal years ended December 31, 2020, 2019 and 2018, and financial information for the three months ended March 31, 2021;

•

financial forecasts and estimates related to Grace prepared by the management of Grace, as adjusted by management of Acasti and approved for Oppenheimer’s use by Acasti (which we refer to as the “Projections”);

•	discussions with the senior management and advisors of each of Acasti and Grace with respect to the business and prospects of each of Acasti and Grace, respectively;

•	certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating Grace;

•	certain publicly available financial information for transactions that Oppenheimer deemed relevant in evaluating the merger;

•	other public information concerning Grace;

•

a certificate addressed to Oppenheimer from senior management of Acasti which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Oppenheimer by or on behalf of Acasti; and

•	certain other analyses, other information and other factors as Oppenheimer deemed appropriate.

In rendering the opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by Acasti and its employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the Projections, Oppenheimer assumed, at the direction of Acasti management and with Acasti’s consent, without independent verification or investigation, that those forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of Grace, as adjusted by Acasti management, as to Grace’s future financial condition and operating results. At the direction of representatives of Acasti, Oppenheimer also assumed that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by it. Oppenheimer also assumed, with Acasti’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would result in the disposition of any assets of Acasti or Grace or otherwise have an adverse effect on Acasti, Grace or the merger. Oppenheimer also assumed that there were no material changes in the assets, liabilities, financial conditions, results of operations, business or prospects of either Acasti or Grace since the date of the last financial statements of Acasti and Grace, respectively, that were made available to Oppenheimer. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Acasti or Grace. For purposes of its opinion and its financial analyses underlying its opinion, Oppenheimer relied upon and assumed, at the direction of Acasti’s management with Acasti’s consent, without independent verification, that (i) Acasti and Grace had approximately 208,696,940 common shares issued and outstanding on a fully-diluted basis and approximately 24,136,327 shares of common stock issued and outstanding on a fully-diluted basis, respectively, (ii) upon consummation of the transaction, the then-current stockholders of Acasti would own approximately 58.7% of the combined company and the then-current stockholders of Grace would own approximately 41.3% of the combined company, (iii) the equity exchange ratio was 6.13 Acasti common shares for each share of Grace common stock, and (iv) Acasti’s equity value was equal to approximately $101 million.

The forecasts, projections and estimates of Grace provided to Oppenheimer were not prepared with the expectation of public disclosure. All such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in those forecasts, projections and estimates. Oppenheimer assumed, based on discussions with Acasti management, that the Projections provided a reasonable basis upon which Oppenheimer could form its opinion and Oppenheimer expressed no view as to any such information or the assumptions or bases therefor. Oppenheimer relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Oppenheimer did not express any opinion as to Acasti’s underlying valuation, future performance or long-term viability of Acasti or the price at which Acasti common shares would trade at any time. Oppenheimer did not express any view as to, and its opinion did not address, any terms or other aspects or implications of the merger (other than the equity exchange ratio to the extent expressly specified therein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of the compensation resulting from the merger to any individual officers, directors or employees of Acasti, or class of such persons, relative to the equity exchange ratio or otherwise. In addition, Oppenheimer expressed no view as to, and its opinion did not address, Acasti’s underlying business decision to proceed with or effect the merger nor did its opinion address the relative merits of the merger as compared to any alternative business strategies that might have existed for Acasti or the effect of any other transaction in which Acasti might have engaged. Oppenheimer’s opinion was necessarily based on the information available to Oppenheimer and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion. It should be understood that although subsequent developments may affect Oppenheimer’s opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion. There was significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on Oppenheimer’s analyses and its opinion.

Oppenheimer is not a legal, tax, regulatory or accounting advisor and Oppenheimer relied on the assessments made by Acasti and its other advisors with respect to such issues. Oppenheimer’s opinion did not address any legal, tax, regulatory or accounting matters. In addition, Oppenheimer’s opinion did not constitute a solvency opinion or a fair value opinion, and Oppenheimer did not evaluate the solvency or fair value of Acasti or Grace under any federal or state laws relating to bankruptcy, insolvency, similar matters or otherwise.

In performing its analyses, Oppenheimer made numerous assumptions with respect to the industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Oppenheimer and Acasti. Any estimates contained in the analyses performed by Oppenheimer are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such business or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses presented by Oppenheimer to the Acasti board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Oppenheimer to the Acasti board of directors, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of an opinion regarding fairness, from a financial point of view, is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion regarding fairness, from a financial point of view, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Oppenheimer did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Oppenheimer believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Selected Public Companies Analyses

Oppenheimer performed selected public companies analyses of Grace as described below. To perform these analyses, Oppenheimer used financial information as of May 5, 2021 and market price information as of market close on May 5, 2021. Certain financial data prepared by Oppenheimer, and as referenced in the tables presented below, may not correspond to the data presented in Grace’s historical financial statements as a result of the different periods, assumptions and method used by Oppenheimer to compute the financial data presented. No company used as a comparison in the following selected public companies analyses is identical or directly comparable to Grace. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Using publicly available information, Oppenheimer compared the financial performance, financial condition and market performance of Grace to the following seven selected publicly traded specialty pharmaceutical companies with development stage small molecule assets, no significant revenues and market capitalizations under $1 billion:

•	Avadel Pharmaceutical plc

•	TFF Pharmaceuticals, Inc.

•	Eyenovia, Inc.

•	Processa Pharmaceuticals, Inc.

•	Avenue Therapeutics, Inc.

•	Ocuphire Pharma, Inc.

•	Satsuma Pharmaceuticals, Inc.

Oppenheimer reviewed enterprise values of the selected public companies, calculated as equity values based on closing stock prices on May 5, 2021 plus debt, less cash and cash equivalents. Financial data of the selected companies were based on public filings and other publicly available information. The overall low to high ranges of enterprise values observed for the selected companies were $15.9 million to $354.8 million (with a median of $94.7 million).

Oppenheimer then applied the median selected ranges of the enterprise values derived from the selected companies, after adding Grace’s net cash balance of $700,000 as of March 31, 2021, excluding its Paycheck Protection Program (“PPP”) loan (based on internal estimates provided by Grace management, as directed by Acasti to be used), as adjusted by +/- 10%, to derive an equity value reference range of $85.9 million to $104.9 million.

Selected Transactions Analysis

Oppenheimer performed a selected transactions analysis as described below. To perform this analysis, Oppenheimer used financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition. No company or transaction used as a comparison in the following selected transactions analysis is identical or directly comparable to Grace or the proposed merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies involved.

Oppenheimer reviewed publicly available information related to the following seven selected merger and acquisition transactions announced since January 1, 2019:

Date announced	Acquirer	Target
Feb-21	Leisure Acquisition Corp.	Ensysce Biosciences, Inc.

Jan-21	Amneal Pharmaceuticals, L.L.C.	Kashiv Specialty Pharmaceuticals, LLC

Dec-20	Novartis AG	Cadent Therapeutics, Inc.

Aug-20	ACADIA Pharmaceuticals Inc.	CerSci Therapeutics Inc.

Jun-20	UCB SA	Engage Therapeutics, Inc.

May-20	PTC Therapeutics, Inc.	Censa Pharmaceuticals Inc.

Aug-19	Jazz Pharmaceuticals plc	Cavion LLC

Oppenheimer reviewed adjusted total enterprise values, calculated as the purchase prices paid at closing for the target companies’ equity in the selected transactions plus deferred payments, discounted by 25.3% to adjust for the probability of regulatory approval as directed by Acasti management. Financial data of the selected transactions were based on public filings and other information publicly available (at the announcement of the applicable transaction). The overall low to high range of total enterprise value observed for the selected transactions was $100 million to $939.5 million (with a median of $135.8 million).

Oppenheimer then applied median ranges of the enterprise values derived from the precedent merger and acquisition transactions, after adding Grace’s net cash balance of $700,000 as of March 31, 2021, excluding its PPP loan (based on internal estimates provided by Grace management, as directed by us to be used), as adjusted by +/- 10%, to derive an equity value reference range of $122.9 million to $150.1 million.

Discounted Cash Flow Analysis

Oppenheimer conducted a discounted cash flow analysis, which is designed to imply a potential current value of Grace by calculating the estimated present value of the standalone after-tax free cash flows that Grace management forecasted to be generated during the calendar years ending December 31, 2021 through the calendar year ending December 31, 2031. Oppenheimer calculated terminal values for Grace by applying a range of declining perpetuity rates of 0.0% to 1.0% to calendar year 2031 unlevered free cash flow in order to derive a range of terminal values for Grace. The cash flow and terminal values were then discounted to present value using discount rates ranging from 10.5% to 11.5%, which were based on an estimated weighted average cost of capital. After adding Grace’s net cash balance of $700,000 as of March 31, 2021, excluding its PPP loan (based on internal estimates provided by Grace management, as directed to be used by Acasti), Oppenheimer derived an approximate implied total equity value of Grace of $174.4 million to $227.5 million.

Implied Equity Exchange Ratio Range Analysis

Oppenheimer utilized the range of implied equity values of Grace based on the Selected Public Company Analysis, the Selected Transactions Analysis and the Discounted Cash Flow Analysis to calculate the implied Grace equity value contribution to the combined company’s implied equity values. In making such calculations, Oppenheimer calculated the high and the low of Acasti’s market capitalization since August 31, 2020. Oppenheimer also calculated the implied number of Acasti common shares that would be issued to Grace stockholders in the merger based on the implied equity value of Acasti to the combined company’s implied equity value based on the foregoing analytical methods.

Based on the Selected Public Company Analysis of equity valuation of Grace, Oppenheimer calculated that Acasti equity value represents 26.38% to 74.45% of the combined company equity value. Based on the Selected Transactions Analysis of equity valuation of Grace, Oppenheimer calculated that Acasti equity value represents 20.02% to 67.07% of the combined company equity value. Based on the Discounted Cash Flow Analysis of equity valuation of Grace, Oppenheimer calculated that Acasti equity value represents 14.17% to 58.95% of the combined company equity value, in each case, as compared to the 58.70% that Acasti equity value represents in the merger.

Miscellaneous

In the two years preceding the date of its opinion, Oppenheimer did not provide investment banking and financial services to Grace, but did provide investment banking, financial advisory and/or other financial services to Acasti, for which Oppenheimer received consideration, including having acted as a placement agent to Acasti in connection with Acasti’s at-the-market offering in the first quarter of 2021 for which Oppenheimer was paid approximately $800,000. Oppenheimer may in the future provide investment banking and financial advisory services to Acasti or Grace and may receive compensation for those services. The decision to enter into the merger agreement was solely that of the Acasti board of directors. Oppenheimer’s opinion and financial analyses were only one of a number of factors considered by the Acasti board of directors in evaluating the merger and should not be viewed as determinative of the views of the Acasti board of directors or management of Acasti with respect to the merger or the equity exchange ratio in the merger. Under the terms of Oppenheimer’s engagement, Acasti has agreed to pay Oppenheimer for its opinion in connection with the merger a fee of $400,000 payable upon delivery of Oppenheimer’s opinion (creditable against the fee payable upon consummation of the merger) and has agreed to pay Oppenheimer a fee of $1.2 million upon the consummation of the merger. In addition, Acasti has agreed to reimburse Oppenheimer for its expenses, including fees and expenses of counsel, and to indemnify Oppenheimer and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Oppenheimer under its engagement.

Recommendation of the Grace Board of Directors; Grace’s Reasons for the Merger

The Grace board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Grace and its stockholders, (ii) approved the merger agreement, and all of the transactions contemplated thereby, including, without limitation, the merger, and (iii) recommended that the holders of Grace Class A common stock vote to adopt the merger agreement.

Throughout the course of the board of directors making such determinations, the board consulted with management of Grace as well as legal and financial advisors. The following potentially positive factors, although not an exhaustive list or in order of importance, became clear:

•

Merger Consideration: the board considered the equity exchange ratio of 6.13 to be an appropriate presentation of (i) the board’s perspective on current and future value of the Grace operating independently (ii) the market value of the Acasti Common Stock (iii) the amount of capital available $60 million from Acasti that could be used to fund Grace’s on-going operations and asset development activities and (iv) the additional management expertise brought by the Acasti management team in the areas of clinical development, commercial execution, marketing, and finance

•

Negotiations with Acasti: the board considered its belief that after an extensive search, the price offered by Acasti, obtained the highest price and most favorable terms for Grace to which Acasti was willing to agree

•	Business and financial condition: the board considered Grace’s historical and projected business, industry, markets and financial performance

•

Risks and uncertainties: the board considered, among other factors, that Grace’s business and its shareholders would continue to be subject to significant risks and uncertainties if Grace remained an independent private company, including:

•

The achievement of the Grace’s standalone plan has been and would continue to be subject to numerous risks and uncertainties related to regulatory approval, COVID-19 pandemic, and market acceptance of the Grace’s pipeline

•	The pace a magnitude of on-going changes in the market

•	Changes to legislation and regulatory requirements

•	Revenue path depends on a limited number of patients

•	Developing and introducing Grace’s products requires long-term and strategic investments with significant risks the products may be unsuccessful

•	Risks set forth in the risk factors section of the document

•

Strategic Alternatives: the board considered the likelihood and potential benefits of other potential strategic or other business combination transactions (including debt and equity capital raises, private placement, and other strategic acquirors) and continuing as an independent company.

•

The board considered the potential values, benefits, risks and uncertainties facing Grace’s shareholders associated with the possible strategic alternatives to the Merger, including timing and risks associated with accomplishing the strategic alternatives, taking into account the board’s belief that there were likely no other potential strategic purchasers that would be reasonably likely to make an offer at price higher than the price being offered by Acasti

•	The board also considered the fact that Grace had not been contacted regarding any alternative acquisition proposals since the initial contact from Acasti

•	The board also considered the capital needs of Grace and the benefit of Acasti accessing public markets

•

The board also considered the risk that engaging in a prolonged sale process could have resulted in the loss of an opportunity to consummate a transaction with Acasti and distracted senior management from executing Grace’s strategic plan

•

While the board remained supportive of Grace’s strategic plan and is optimistic about its prospect as a stand-alone basis, the board considered Grace’s future prospects if Grace were to remain a private entity, including the competitive landscape, the business, financial and execution risks

•

Based on the value, risk allocation, timing and other terms and conditions negotiated with Acasti, the board determined the acquisition by Acasti is more favorable to Grace’s shareholders than any other strategic alternative

•

Premium Price: the board considered the strategic alternatives and the impact on shareholder value. The offer from Acasti of an equity exchange ratio of 6.13 the board has determined to be the option which maximizes shareholder value

•	Majority shareholder support: the board considered the support of the majority shareholders, who support Grace and its merger with Acasti

•	Acasti reputation: The board considered the business reputation, experience and capabilities of Acasti and its management

Governing Documents Following the Merger

The Notice of Articles and Articles of Acasti immediately following the effective time of the merger will be identical to the Notice of Articles and Articles of Acasti as in effect immediately prior to the effective time of the merger. At the effective time of the merger, the certificate of incorporation and bylaws of Grace will be amended and restated in their entirety to read as the certificate of incorporation and by-laws of MergerCo in effect immediately prior to the effective time of the merger, until thereafter changed or amended as provided therein or by applicable law.

Interests of Acasti Directors and Executive Officers in the Merger

In considering the recommendation of the Acasti board with respect to issuing Acasti common shares as contemplated by the merger agreement and the other matters to be acted upon by Acasti shareholders at the Acasti annual and special meeting, Acasti shareholders should be aware that certain members of the Acasti board and certain of Acasti’s executive officers may have interests in the merger that may be different from, or in addition to, the interests of Acasti shareholders. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

Each of the Acasti board and the Grace board was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the merger, and to recommend, as applicable, that Acasti shareholders approve the proposals to be presented to Acasti shareholders for consideration at the Acasti annual and special meeting as contemplated by this proxy statement/prospectus, and that Grace stockholders sign and return the written consent as contemplated by this proxy statement/prospectus.

Ownership Interests

As of July 13, 2021, Acasti’s directors and current executive officers owned, in the aggregate, less than one percent of Acasti’s common shares, which for purposes of this subsection excludes any Acasti common shares issuable upon exercise of Acasti stock options held by such individual. See the section entitled “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” in Acasti’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended March 31, 2021 for a description of the beneficial ownership of Acasti’s directors and officers.

Effect of Merger on Acasti Options

As of July 13, 2021, Acasti’s directors and current executive officers owned, in the aggregate, unvested Acasti stock options covering 1,676,481 Acasti common shares and vested Acasti stock options covering 5,051,342 Acasti common shares. The consummation of the merger will not result in a “change of control” of Acasti (as such term is defined in Acasti’s stock option plan) and as such will not trigger any effect on Acasti’s outstanding stock options or severance related provisions.

Director Positions Following the Merger

Each of Dr. Roderick N. Carter, Mr. Jean Marie (John) Canan, Mr. Donald Olds (collectively “Independent Directors”) and Ms. Jan D’Alvise (President and CEO), currently each a member of the Acasti board, is expected to remain a member of the board of directors of the combined company and Independent Directors will receive compensation to be paid as directors of the combined company. For a description of Acasti’s Independent Director compensation policy and the amounts paid to Acasti’s directors in fiscal 2020, please see “Executive Compensation” in Acasti’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended March 31, 2021.

Merger-Related Compensation of Executive Officers

Retention Agreements

In connection with its strategic review process and upon the recommendation of its governance and human resources committee, in October 2020 Acasti entered into retention incentive agreements with Ms. Jan D’Alvise, President and Chief Executive Officer, and Mr. Pierre Lemieux, Chief Operating Officer and Chief Scientific Officer (the “Retention Agreements”).

The Retention Agreements provide that Acasti will pay Ms. D’Alvise an employment retention incentive of $100,000 provided that she remains employed with Acasti until the earlier of April 30, 2021 or the closing of a merger or like transaction with a third party. As per the terms of the Retention Agreements, this amount was paid on May 6, 2021. Mr. Lemieux was also awarded a $25,000 retention bonus which was paid on May 6, 2021.

In addition, the Retention Agreements also provide that Acasti will pay each of Ms. D’Alvise and Mr. Lemieux an amount of up to $125,000 in the event that certain milestones are met, including the closing of a merger or like transaction with a third party. A minimum amount of $75,000 is also payable by Acasti to each of Ms. D’Alvise and Mr. Lemieux in the event of the termination of their employment without cause prior to the achievement of such milestones.

Indemnification of the Acasti Officers and Directors

The merger agreement provides that Acasti will fulfill and honor in all respects the obligations of Acasti which existed prior to the date of the merger agreement to indemnify Acasti’s present and former directors and officers and their heirs, executors and assigns.

The merger agreement also provides that from and after the effective time of the merger, Acasti will maintain directors’ and officers’ liability insurance policies with an effective date as of the date of the closing of the merger.

Interests of Grace Directors and Executive Officers in the Merger

In considering the recommendation of the Grace board of directors with respect to the merger, Grace stockholders should be aware that the directors and executive officers of Grace have interests in the merger that may be different from, or in addition to, the interests of Grace stockholders generally. The Grace board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommend that the Grace stockholders adopt the merger agreement.

As of the date of this proxy statement/prospectus, and based on the information available to Acasti, the stockholders of Grace do not beneficially own or control any Acasti common shares or securities convertible into Acasti common shares. In the event that any stockholders of Grace were to acquire beneficial ownership or control over any Acasti common shares or securities convertible into Acasti common shares prior to the Acasti record date, such stockholders of Grace would be deemed to have an interest in the merger that differs from the other holders of Acasti common shares and would not be entitled to vote on the resolution to approve the share issuance proposal in respect of the merger which requires “disinterested” shareholder approval under the rules of the TSXV.

Grace Convertible Notes

Prior to the effective time of the merger, Grace has agreed to take all actions that are required under the terms of its outstanding convertible promissory notes, and related Note Purchase Agreements, to convert or exchange all such issued and outstanding convertible promissory notes into the number of shares of Grace common stock required pursuant to the terms of such convertible promissory notes, which shares will be converted into the right to receive Acasti common shares without the need for any action by Acasti, Grace, Acasti shareholders or Grace stockholders in the manner described in the section entitled “—Exchange of Shares in the Merger ” above on page 116. As of June 30, 2021, Grace had $5,000,000 aggregate principal amount of convertible promissory notes issued to Shore Pharma LLC and SS Pharma LLC on December 1, 2017, entities owned by Mr. Kavuru and Ms. Thorgarchedu, respectively, and $4,915,000 aggregate principal amount of convertible promissory notes issued to certain purchasers from June to September 2018, including $1,500,000 held by Mr. Kottayil and Mr. Haseltine.

The tables below set forth the conversion of the Grace promissory notes held by Grace directors and executive officers as of June 30, 2021 (assuming a conversion as of June 30, 2021 using Acasti’s 10-Day VWAP as of June 25, 2021).

Person or Entity	Total Outstanding Principal	Interest	Number of Grace Shares Issuable	Number of Acasti Shares Issuable
SS Pharma LLC (NJ)	$2,750,000	$591,288	977,762	5,970,406

Shore Pharma LLC (NJ)	2,250,000	483,781	799,987	4,884,878

Total	$5,000,000	$1,075,068	1,777,749	10,855,284

Person or Entity	Total Outstanding Principal	Interest	Number of Grace Shares Issuable	Number of Acasti Shares Issuable
S. George Kottayil	$500,000	$86,795	166,510	1,016,745

William A. Haseltine	1,000,000	183,123	335,726	2,050,010

Total	$1,500,000	$269,918	502,236	3,066,755

Grace Restricted Stock

At the effective time of the merger, any restrictions on any Grace restricted stock will lapse and such Grace restricted stock will vest, and each share of such Grace restricted stock that is outstanding as of immediately prior to the effective time of the merger will be automatically converted into the right to receive Acasti common shares without the need for any action by Acasti, Grace, Acasti shareholders or Grace stockholders in the manner described in the section entitled “—Exchange of Shares in the Merger ” above on page 116.

The table below sets forth the outstanding unvested shares of Grace restricted stock beneficially held by Grace directors and executive officers that will accelerate and vest automatically at the effective time of the merger.

Class B Common Stock Restricted Shares Reserved for Issuance	Number of Grace Shares Issuable	Number of Acasti Shares Issuable
S. George Kottayil(1)	62,611	382,314
William A. Haseltine	10,000	61,062

Total	76,611	443,376

(1)	Issuable to Mr. Kottayil, at Grace’s option, in satisfaction of certain amounts owed by Grace to Mr. Kottayil, in accordance with the Merger Agreement.

Board of Directors and Management Following the Merger

Board of Directors. Pursuant to the terms of the merger agreement, Acasti and Grace have agreed to use commercially reasonable best efforts to take such action to cause the Acasti board of directors following the closing, and continuing until the 2022 annual general meeting of Acasti, to consist of: (i) two (2) individuals designated by Grace in this proxy statement/prospectus, being William A. Haseltine and Vimal Kavuru, each a current director of Grace, (ii) one (1) individual designated by Grace stockholders representing a majority of the Acasti common shares held by such Grace stockholders at the relevant time, and (iii) four (4) individuals designated by Acasti in this proxy statement/prospectus, being Roderick N. Carter, Jean-Marie (John) Canan, Jan D’Alvise and Donald Olds, each a current director of Acasti. To the extent that Acasti shareholder approval to effect this board composition is not obtained prior to the closing, Acasti has agreed to take all actions necessary so that the Acasti board of directors will consist of four (4) individuals designated by Acasti and three (3) individuals designated by Grace.

Chief Executive Officer. Following the completion of the merger, Jan D’Alvise, Chief Executive Officer of Acasti, will remain as the Chief Executive Officer of the combined company.

Regulatory Clearances Required for the Merger

Acasti and Grace have each agreed to cooperate and use commercially reasonable efforts to (i) provide such notices and obtain such waivers, consents, clearances and approvals that may be required or reasonably necessary to consummate the merger under any Relevant Laws, and (ii) respond to any requests of any governmental authority for information or documentary material under any Relevant Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any judgment, injunction, order, decision, ruling, determination, award, decree or similar action (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the merger under any Relevant Law. Acasti and Grace have also each agreed to consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Relevant Law prior to their submission.

Acasti and Grace have determined that, subject to additional changes, including, without limitation, an increase in Acasti’s share price, no waivers, consents, clearances or approvals are required under any Relevant Law to consummate the merger.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Acasti will appoint Computershare to handle the exchange of shares of Grace common stock for Acasti common shares using the equity exchange ratio. At the effective time of the merger, shares of Grace common stock will be automatically converted into the right to receive Acasti common shares without the need for any action by Acasti, Grace, Acasti shareholders or Grace stockholders. Prior to or at the effective time of the merger, Acasti will deposit (or cause to be deposited) with Computershare, in trust for the benefit of holders of shares of Grace common stock immediately prior to the effective time of the merger, certificates representing the aggregate number of Acasti common shares issuable pursuant to the merger agreement.

As soon as reasonably practicable after the effective time of the merger, Acasti will cause Computershare to send a letter of transmittal to each holder of record of Grace common stock immediately prior to the effective time of the merger specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing the Grace common stock will pass, only upon proper delivery of such certificates to Computershare. The letter will also include instructions explaining the procedure for surrendering any such certificates in exchange for the merger consideration.

With respect to such Acasti common shares deliverable upon the surrender of Grace common stock certificates, until holders of such Grace common stock have surrendered such stock certificates to Computershare for exchange, those holders will not receive dividends or distributions with respect to such Acasti common shares with a record date after the effective time of the merger.

After the effective time of the merger, shares of Grace common stock will no longer be outstanding, will be automatically cancelled and will cease to exist and each certificate, if any, that previously represented shares of Grace common stock will represent only the right to receive the merger consideration, as described above.

Restrictions on Resales

The Acasti common shares received by Grace stockholders in the merger will be freely tradable, except that Acasti common shares received in the merger by persons who become affiliates of Acasti for purposes of Rule 144 under the Securities Act, may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

The Acasti common shares received by Grace stockholders in the merger will not be legended and may be resold through registered dealers in each of the provinces of Canada provided that (a) the trade is not a “control distribution” (as defined in National Instrument 45-102—Resale of Securities); (b) no unusual effort is made to prepare the market or create a demand for those securities; (c) no extraordinary commission or consideration is paid in respect of that trade; and (d) if the selling security holder is an insider (as defined under applicable Canadian securities legislation) or officer of Acasti, the insider or officer has no reasonable grounds to believe that Acasti is in default of that legislation. Grace stockholders are urged to consult their own professional advisors with respect to restrictions applicable to trades in common shares of Acasti under applicable Canadian securities legislation.

Treatment of Grace Restricted Stock

At the effective time of the merger, any restrictions on any Grace restricted stock will lapse and such Grace restricted stock will vest, and each share of such Grace restricted stock that is outstanding as of immediately prior to the effective time of the merger will be automatically converted into the right to receive Acasti common shares without the need for any action by Acasti, Grace, Acasti shareholders or Grace stockholders in the manner described in the section entitled “—Exchange of Shares in the Merger ” above on page 116.

For a more complete discussion of the treatment of Grace restricted stock, see the section entitled “The Merger Agreement—Treatment of Grace Restricted Stock” beginning on page 121.

Dividend Policy

Acasti does not anticipate paying any cash dividends on the Acasti common shares in the foreseeable future. Acasti presently intends to retain any future earnings to finance the expansion and growth of its business. Any future determination to pay dividends will be at the discretion of Acasti’s board of directors and will depend on Acasti’s financial condition, results of operations, capital requirements and other factors the Acasti board of directors deems relevant. In addition, the terms of any future debt or credit facility may preclude Acasti from paying dividends.

The merger agreement includes restrictions on the declaration or payment of dividends or other distributions on Acasti common shares and Grace common stock between the date of the merger agreement and the effective time of the merger.

NASDAQ Listing of Acasti Common Shares

It is a condition of the merger that the Acasti common shares to be issued to Grace stockholders pursuant to the merger be authorized for listing on NASDAQ at the effective time of the merger.

THE MERGER AGREEMENT

The following is a summary of certain material terms of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated into this proxy statement/prospectus by reference in its entirety and is attached hereto as Annex A. The provisions of the merger agreement are extensive and not easily summarized. Accordingly, this summary may not contain all the information concerning the merger agreement that is important to you. You are urged to read the merger agreement carefully and in its entirety for a more complete understanding of the merger agreement.

Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the merger, Acasti and Grace do not intend for the merger agreement to be a source of factual, business or operational information about the companies. The merger agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties were made solely for the benefit of the other parties to the merger agreement and are qualified in several important respects, which you should consider as you read the merger agreement. The representations and warranties are qualified in their entirety by certain information filed by Acasti with the SEC or the Canadian Securities Administrators, prior to the date of the merger agreement, as well as by confidential disclosure letters that Acasti and Grace delivered to each other in connection with the execution of the merger agreement, and are qualified by contractual standards of materiality that may differ from what shareholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as accurate statements as of the date of the merger agreement or any other date.

Closing of the Merger

Unless the merger agreement is terminated prior to such time (see “—Termination of the Merger Agreement” below), the closing of the merger will occur on the earlier of the second business day following the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in the merger agreement (other than conditions that by their terms cannot be satisfied until the closing date, but subject to the satisfaction or waiver of those conditions), the business day prior to the Outside Date or such other date as the parties may mutually agree.

As of the date of this proxy statement/prospectus, the parties expect to complete the merger during the third quarter of 2021, subject to receipt of required shareholder approvals and the satisfaction or waiver of the other conditions to the merger described in the merger agreement. There can be no assurance as to when, or if, the merger will occur.

On the closing date, the parties have agreed to file a certificate of merger with the Delaware Secretary of State. The merger will become effective at the time the certificate of merger has been so filed or at such other time as is agreed by the parties and specified in the certificate of merger in accordance with the relevant provisions of the DGCL. On the terms and subject to the conditions of the merger agreement, at the effective time of the merger, MergerCo will be merged with and into Grace and the separate existence of MergerCo will cease. Grace will survive the merger as a wholly-owned subsidiary of Acasti.

Merger Consideration

At the effective time of the merger, each share of Grace common stock issued and outstanding as of immediately prior to the effective time of the merger (other than shares owned by Grace, Acasti or any subsidiary of Acasti) by virtue of the merger and without any action on the part of the parties to the merger agreement or the holders of shares of Grace common stock will be automatically converted into the right to receive number of validly issued, fully paid and nonassessable Acasti common shares equal to the equity exchange ratio such that, immediately following the consummation of the merger, existing Acasti shareholders are expected to own at least 55% and existing Grace stockholders are expected to own at most 45% of the outstanding capital stock of the combined company on a fully-diluted basis. The equity exchange ratio is subject to upward adjustment in favor of Acasti shareholders based on each company’s capitalization and net cash balance at the effective time of the merger. See “—Equity Exchange Ratio” below for a description of the equity exchange ratio.

Each share of Grace common stock issued and outstanding as of immediately prior to the effective time of the merger that is owned by Grace, Acasti or any subsidiary of Acasti will no longer be outstanding and will automatically be cancelled and will cease to exist without any consideration therefor. Each share of MergerCo common stock issued and outstanding as of immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the surviving corporation at the effective time of the merger. Finally, the surviving corporation will issue to Acasti a number of shares of common stock equal to the number of shares of Grace common stock issued and outstanding as of immediately prior to the effective time of the merger (other than shares owned by Grace).

Exchange of Grace Stock Certificates Following the Merger

Prior to the effective time of the merger, Acasti has agreed to appoint a bank or trust company reasonably acceptable to Grace to act as exchange agent (the “exchange agent”) for the payment and delivery of the merger consideration.

MergerCo has agreed to deposit with the exchange agent, at or prior to the effective time of the merger, for the benefit of the holders of Grace common stock, for exchange through the exchange agent, certificates representing the aggregate number of Acasti common shares to be delivered as merger consideration (or if uncertificated Acasti common shares will be issued, Acasti has agreed to make appropriate alternative arrangements).

As promptly as reasonably practicable after the effective time of the merger, and in any event within two business days after the effective time of the merger, Acasti has agreed to cause the exchange agent to mail to each holder of record of shares of Grace common stock as of immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of such holder’s certificates and book entry shares in exchange for the merger consideration.

Grace stockholders should not return stock certificates with their proxy card. Stock certificates should be returned with a letter of transmittal that will be sent to Grace stockholders following the effective time of the merger, validly executed in accordance with the instructions you will receive.

Upon delivery of a duly completed and executed letter of transmittal and surrender of a certificate representing Grace common stock to the exchange agent, the holder of such certificate will be entitled to receive in exchange therefor the number of Acasti common shares equal to the number of shares of Grace common stock represented by such certificate multiplied by the equity exchange ratio (with any fractional shares rounded down). No interest will be paid or accrued on any amount payable upon surrender of certificates representing Grace common stock. Acasti, MergerCo, the surviving corporation and the exchange agent will be entitled to deduct and withhold from any amount payable to shareholders such amounts as required with respect to the making of such payment for taxes, provided that it shall provide the applicable payee with reasonable advance notice of such intention to withhold and shall permit such payee to provide such certification or documentation as may be necessary and appropriate to allow the payor to determine in its sole discretion in good faith that such payment should be made free of, or at a reduced rate of, withholding. Any such amounts withheld and timely paid over to the appropriate governmental authority will be treated as having been paid to such shareholder. Upon the effective time of the merger, the stock transfer books of Grace will be closed and there will be no further registration of transfers of Grace common stock on the stock transfer books of the surviving corporation. If certificates representing Grace common stock are presented after the effective time of the merger, they will be cancelled and exchanged as provided above. If a certificate representing Grace common stock has been lost, stolen or destroyed, the exchange agent shall issue to such shareholder the consideration described above in respect of the Grace common stock represented by such certificate only upon such shareholder making an affidavit regarding the loss, theft or destruction, and, if required by Acasti, posting a bond in such reasonable and customary amount as Acasti may reasonably direct as indemnity against any claim that may be made against Acasti or the exchange agent in respect of the certificate alleged to have been lost, stolen or destroyed.

Any portion of the consideration deposited with the exchange agent that has not been transferred to the holders of certificates representing Grace common stock as of the date of the first anniversary of the effective time of the merger shall be delivered to Acasti or its designee and holders of Grace common stock that have not exchanged such shares in accordance with the procedures set forth above shall thereafter look only to Acasti (subject to abandoned property, escheat or other similar laws) for satisfaction of any claims for merger consideration and any dividends and distributions which such holder has the right to receive pursuant to the merger agreement, without any interest thereon.

Treatment of Grace Promissory Notes

Prior to the effective time of the merger, Grace has agreed to take all actions that are required under the terms of its outstanding convertible promissory notes, and related Note Purchase Agreements, to convert or exchange all such issued and outstanding convertible promissory notes into the number of shares of Grace common stock required pursuant to the terms of such convertible promissory notes, which shares will be converted into the right to receive Acasti common shares without the need for any action by Acasti, Grace, Acasti shareholders or Grace stockholders in the manner described in the section entitled “—Exchange of Shares in the Merger ” above on page 116. As of July 13, 2021, Grace had $5,000,000 aggregate principal amount of convertible promissory notes issued to Shore Pharma LLC and SS Pharma LLC on December 1, 2017, entities owned by Mr. Kavuru and Ms. Thorgarchedu, respectively, and $4,915,000 aggregate principal amount of convertible promissory notes issued to certain purchasers from June to September 2018, including $1,500,000 held by Mr. Kottayil and Mr. Haseltine.

Treatment of Grace Restricted Stock

At the effective time of the merger, any restrictions on any Grace restricted stock will lapse and such Grace restricted stock will vest, and each share of such Grace restricted stock that is outstanding as of immediately prior to the effective time of the merger will be automatically converted into the right to receive Acasti common shares without the need for any action by Acasti, Grace, Acasti shareholders or Grace stockholders in the manner described in the section entitled “—Exchange of Shares in the Merger ” above on page 116.

Equity Exchange Ratio

The equity exchange ratio is calculated using a formula intended to allocate Grace’s existing stockholders (on a fully-diluted basis), an ownership percentage of post-closing Acasti, based on a base valuation for Acasti of $108 million and for Grace of $71 million and as adjusted based on changes to (i) Acasti’s net cash and Grace’s net cash and (ii) Acasti’s and Grace’s capitalization prior to the consummation of the merger, each as described below. The discussion below is subject to adjustment to account for the effect of the Acasti reverse share split, which is expected to be implemented prior to the consummation of the merger.

Based on Acasti’s and Grace’s capitalization as of July 13, 2021 and without any adjustment based on Acasti’s net cash and Grace’s net cash positions as discussed below, the equity exchange ratio would result in Grace’s existing stockholders owning at most 45% of the combined company (on a fully-diluted basis) and Acasti’s existing shareholders owning, or holding rights to acquire, at least 55% of the combined company (on a fully-diluted basis).

The equity exchange ratio set forth above is subject to adjustments in favor of Acasti prior to closing of the merger, as follows: (1) adjustments to account for changes to the outstanding capitalization of Acasti or Grace (in each case, on a fully-diluted basis), (2) an adjustment to the extent that Acasti’s net cash at the effective time of the merger is more than $50 million, and (3) an adjustment to the extent that Grace’s negative net cash at the effective time of the merger is above $0 and less than $3 million or more than $3 million. As a result of these adjustments, Grace’s stockholders could own less, and Acasti’s shareholders could own more, of the combined company.

Adjustments based on Acasti’s Net Cash and Grace’s Net Cash

The target amounts of Acasti net cash and Grace net cash required without a resulting change in the pro forma equity exchange ratio set forth above would be net cash of $50 million for Acasti and negative net cash of $0 for Grace.

If the Acasti net cash is more than $50 million then the Acasti percentage of the equity exchange ratio shall be adjusted upward at the rate of 0.13% per $1 million of Acasti net cash in excess of $50 million and the Grace percentage of the equity exchange ratio shall be adjusted downward by a corresponding amount.

If Grace net cash is negative, then the Acasti percentage of the equity exchange ratio shall be adjusted upward at the net cash deficit make whole rate illustrated in the sensitivity analysis below per $1 million of Grace net cash below $0, provided that if Grace net cash is in excess of -$3 million, then the Acasti percentage of the equity exchange ratio shall be further adjusted upward at the rate of 1.00% per $1 million of Grace net cash below -3 million, and the Grace percentage of the equity exchange ratio shall be adjusted downward by a corresponding amount.

There will be no adjustment to the equity exchange ratio if Acasti holds less than $50 million of net cash.

Determination of Acasti’s and Grace’s Capitalization

The equity exchange ratio is calculated based on each companies’ capitalization, on a fully diluted basis subject to the following:

•

Grace capitalization will be the total number of shares of Grace common stock outstanding immediately prior to the effective time of the merger expressed on a fully-diluted basis and assuming, without limitation or duplication, (i) the vesting in full of all Grace restricted stock outstanding, (ii) the issuance of all shares of Grace common stock in connection with the conversion of the Grace convertible promissory notes outstanding as of immediately prior to the effective time of the merger, and (iii) the settlement of certain liabilities of Grace through issuance of Grace common stock.

•	Acasti capitalization will be the total number of Acasti common shares outstanding immediately prior to the effective time of the merger and assuming:

•	if the 10-day VWAP of Acasti’s common shares is at or below $0.84 per share, the exercise in full of 1,705,838 Acasti stock options; and

•

if the 10-day VWAP of Acasti’s common shares is above $0.84 per share, the exercise in full of the then in-the-money Acasti stock options and warrants to purchase Acasti common shares assuming the exercise price of such 10-day VWAP and using the treasury stock method.

Sensitivity Analysis

Set forth below is a table illustrating the effect of variations of Acasti’s adjusted cash position and Grace’s cash deficiency at closing on the equity exchange ratio pursuant to the adjustment mechanism in the merger agreement, under two separate Acasti common share market price scenarios set at $0.55 and $1.00 per share.

For each $1 million of Acasti’s adjusted cash exceeding $50 million, the equity exchange ratio is adjusted upwards by 0.13% in favor of Acasti shareholders. For each $1 million of Grace’s cash deficiency, up to $3 million, the upward adjustment to the equity exchange ratio in favor of Acasti shareholders is based on a “make whole” adjustment to offset debts assumed from Grace, and for each $1 million of Grace’s cash deficiency in excess of $3 million, the equity exchange ratio will increase in favor of Acasti shareholders by 1%. Variations in Acasti’s common share price affect the equity exchange ratio scenarios depicted below through an increase to Acasti’s fully diluted shares, whereby, as the Acasti common share prices increase, it is assumed that more of Acasti’s outstanding options and warrants will be exercised, and therefore the Acasti common shares underlying those options and warrants are added to the calculation of fully diluted shares in the $1.00 share price scenario.

Acasti Share Price @ $0.55

		Acasti net cash adjustment
		$8,000,000	$10,000,000	$12,000,000	$14,000,000	$16,000,000	$18,000,000	$20,000,000
	$2,500,000	57.3%	57.6%	57.8%	58.1%	58.3%	58.6%	58.9%
	$2,750,000	57.4%	57.7%	58.0%	58.2%	58.5%	58.7%	59.0%
	$3,000,000	57.6%	57.8%	58.1%	58.3%	58.6%	58.9%	59.1%
Grace net cash deficit	$3,250,000	57.8%	58.1%	58.3%	58.6%	58.8%	59.1%	59.4%
	$3,500,000	58.1%	58.3%	58.6%	58.8%	59.1%	59.4%	59.6%
	$3,750,000	58.3%	58.6%	58.8%	59.1%	59.3%	59.6%	59.9%
	$4,000,000	58.6%	58.8%	59.1%	59.3%	59.6%	59.9%	60.1%

Acasti Share Price @ $1.00

		Acasti net cash adjustment
		$8,000,000	$10,000,000	$12,000,000	$14,000,000	$16,000,000	$18,000,000	$20,000,000
	$2,500,000	56.7%	57.0%	57.2%	57.5%	57.8%	58.0%	58.3%
	$2,750,000	56.8%	57.1%	57.3%	57.6%	57.8%	58.1%	58.4%
	$3,000,000	56.9%	57.1%	57.4%	57.6%	57.9%	58.2%	58.4%
Grace net cash deficit	$3,250,000	57.1%	57.4%	57.6%	57.9%	58.2%	58.4%	58.7%
	$3,500,000	57.4%	57.6%	57.9%	58.1%	58.4%	58.7%	58.9%
	$3,750,000	57.6%	57.9%	58.1%	58.4%	58.7%	58.9%	59.2%
	$4,000,000	57.9%	58.1%	58.4%	58.6%	58.9%	59.2%	59.4%

Representations and Warranties

Acasti, MergerCo and Grace made representations and warranties in the merger agreement on behalf of themselves and with respect to their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement (including qualifications by concepts of knowledge, materiality and/or dollar thresholds) and are further modified and limited by confidential disclosure letters delivered by Acasti and Grace to each other. The representations and warranties made by Acasti are also subject to and qualified by certain information included in Acasti’s filings made with the SEC and the Canadian Securities Administrators from December 31, 2019 to the date of the merger agreement.

Acasti and MergerCo Representations and Warranties

The representations and warranties made by Acasti and MergerCo relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	authority to enter into the merger agreement and due execution and delivery of the merger agreement and the completion of the transactions contemplated thereby;

•	required approvals;

•

absence of the violation of applicable laws, constating documents, material contracts, or material permits as a result of the execution and delivery of the merger agreement, performance of obligations thereunder or consummation of the merger;

•	capitalization of Acasti;

•	Acasti subsidiaries;

•	“reporting issuer” status under and compliance with applicable Canadian and U.S. securities laws and stock exchange rules;

•	certain financial statements;

•	internal controls and disclosure controls;

•	absence of certain undisclosed liabilities;

•	absence of certain changes and events;

•	compliance with applicable laws;

•	litigation;

•	real property leases;

•	ownership of assets;

•	material contracts, including the absence of violation or breach in any material respect of each such contract;

•	certain tax matters;

•	labor and other employment matters, including benefit plans;

•	intellectual property;

•	compliance with certain regulatory matters;

•	corporate books and records;

•	opinion of Acasti’s financial advisor;

•	Acasti board of directors’ approval;

•	environmental matters;

•	insurance;

•	Acasti shareholder approval; and

•	brokers and finders.

Grace Representations and Warranties

The representations and warranties made by Grace relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	authority to enter into the merger agreement and due execution and delivery of the merger agreement and the completion of the transactions contemplated thereby;

•	required approvals;

•

absence of the violation of applicable laws, organizational documents, material contracts, or material permits as a result of the execution and delivery of the merger agreement, performance of obligations thereunder or the consummation of the merger;

•	capitalization of Grace;

•	Grace subsidiaries;

•	compliance with U.S. securities laws;

•	certain financial statements;

•	internal controls and disclosure controls;

•	absence of certain undisclosed liabilities;

•	absence of certain changes and events;

•	compliance with applicable laws;

•	litigation;

•	real property leases;

•	ownership of assets;

•	material contracts, including the absence of violation or breach in any material respect of each such contract;

•	certain tax matters;

•	labor and other employment matters, including benefit plans;

•	intellectual property;

•	compliance with certain regulatory matters;

•	corporate books and records;

•	approval by the Grace board of directors;

•	environmental matters;

•	insurance;

•	Grace stockholder approval;

•	brokers and finders; and

•	certain regulatory filings.

Under the merger agreement, Acasti and Grace agreed that the parties have made only the representations and warranties contained in the merger agreement.

Survival of Representations and Warranties

The representations and warranties of Acasti, MergerCo and Grace contained in the merger agreement will terminate and expire immediately at the effective time of the merger (or, if the merger agreement is earlier terminated in accordance with its terms, at the time of the termination).

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the merger agreement refer to and are qualified by the concept of a “material adverse effect.”

For purposes of the merger agreement, a “material adverse effect” with respect to each of Acasti or Grace means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has, or would reasonably be expected to have, a material adverse effect on (i) the business, operations, results of operations or condition (whether financial or otherwise) of the subject party and its subsidiaries, taken as a whole, or (ii) the ability of the subject party or its subsidiaries to perform their covenants or obligations under the merger agreement or to consummate the transactions contemplated thereby, except as arising out of or resulting from any of the following:

•

changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which such party or any of its subsidiaries operates or carries on business;

•

changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

•	any natural disaster;

•	changes or developments in or relating to currency exchange or interest rates;

•	changes or developments affecting the pharmaceutical industry in general;

•	any change in applicable laws (other than orders against a party or a subsidiary thereof) or U.S. GAAP;

•

except for purposes of representations regarding required approvals in connection with the merger and the absence of violations of law, the parties’ respective constating documents or material contracts of the parties or changes in permits held by the parties as a result of the consummation of the transactions contemplated by the merger agreement, the announcement of the execution of the merger agreement or the transactions contemplated thereby;

•	any actions taken (or omitted to be taken) by Acasti or Grace upon the express written request of the other;

•

any changes in the share price or trading volume of Acasti common shares or any failure of Grace to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (although the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded in the merger agreement, may be taken into account in determining whether a material adverse effect has occurred);

•	the COVID-19 pandemic or other epidemic or pandemic outbreaks including any continuation or worsening thereof; or

•	a reverse split of Acasti common shares.

Covenants

Acasti Interim Operating Covenants

Acasti made covenants in the merger agreement relating to the conduct of its business prior to the completion of the merger or the earlier termination of the merger agreement. Unless Grace otherwise consents in writing (to the extent that such consent is permitted by applicable law), which consent shall not be unreasonably withheld, conditioned or delayed, or except as expressly permitted or specifically contemplated by the merger agreement or the confidential disclosure letter delivered by Acasti to Grace in connection with the merger agreement, or as is otherwise required by applicable law or order, Acasti has agreed:

•	that Acasti and its subsidiaries will maintain their respective facilities and will continue to operate and conduct their respective businesses in the ordinary course;

•

that Acasti and its subsidiaries will comply in all material respects with the terms of all material contracts and Acasti has agreed to use its commercially reasonable efforts to maintain and preserve intact its and its subsidiaries’ respective business organizations, assets, permits, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

•	not to, and to cause its subsidiaries not to, directly or indirectly:

•	amend or otherwise change their respective constating documents;

•	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Acasti common shares (whether in cash or property);

•	split, divide, consolidate, combine or reclassify Acasti common shares or any other securities of Acasti (other than as specifically contemplated in the merger agreement);

•

issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Acasti common shares or other securities of Acasti or its subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Acasti common shares, other than the issuance of Acasti common shares issuable pursuant to the merger, the exercise of the Acasti stock options outstanding as of the date of the merger agreement, or the issuance of the Acasti shares pursuant to the Acasti warrants;

•

increase the compensation or benefits of any of the current or former directors or executive officers of Acasti or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (in each case, other than in the ordinary course of business consistent with past practice or as required pursuant to applicable law or the terms of any Acasti plan as in effect on the date of the merger agreement); grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee; accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Acasti equity incentive plan; become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any Acasti equity incentive plan or any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit or other employee benefit plan, agreement or policy with or for the benefit of any director, individual independent contractor, officer or employee; other than routine business and travel expense advances, loan any money or other property to any director, individual independent contractor, officer or employee; or hire any new, or terminate (other than for cause) any employee at the level of vice president or above;

•

redeem, purchase or otherwise acquire any outstanding Acasti common shares or other securities convertible into or exchangeable or exercisable for Acasti common shares, other than in transactions between two or more Acasti wholly-owned subsidiaries or between Acasti and a Acasti wholly-owned subsidiary;

•	amend the terms of any securities of Acasti or any of its subsidiaries;

•	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Acasti or any of its subsidiaries;

•	reorganize, amalgamate or merge with any other person or entity;

•

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated by the merger agreement or in connection with any transactions contemplated by the merger agreement, except as required by applicable laws or U.S. GAAP;

•

except as contemplated by the merger agreement, or in connection with any transactions contemplated by the merger agreement, sell, pledge, lease, license, abandon or dispose of any assets or properties of Acasti (including the shares or other equity securities of any subsidiary of Acasti) or of any of its subsidiaries having a value greater than $200,000 in the aggregate;

•

acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities (other than investments made in accordance with Acasti’s Treasury Policy), contribution of capital, property transfer, or purchase of any property or assets of any other person or entity that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $200,000 in the aggregate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

•

incur any indebtedness, other than trade payables in the ordinary course of business, enter into any hedging, derivative or swap transaction or contract, or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or entity, or make any loans or advances;

•

pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in Acasti’s financial statements, or voluntarily waive, release, assign, settle or compromise any proceeding where such waivers, releases, assignments, settlements or compromises exceed $200,000 in the aggregate or in any case would entail any non-monetary damages;

•

settle or compromise any action, claim or other proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by the merger agreement;

•	enter into any material new line of business, enterprise or other activity;

•	expend or commit to expend any amounts with respect to capital expenses, where such expenditures or commitments exceed $200,000 in the aggregate;

•

enter into any contract that would, if entered into prior to the date of the merger agreement, be a Acasti material contract, or materially modify, materially amend or terminate any Acasti material contract or waive, release or assign any material rights or claims thereunder, or engage in any transaction or series of transactions with an affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

•

except as otherwise required by applicable law, make, change, revoke or rescind in any manner that is material any election relating to taxes, settle or compromise any tax controversy or similar proceeding relating to a material amount of taxes, make any material amendment with respect to any tax return, change any method of tax accounting or in annual tax accounting period, enter into any material agreement with a governmental authority with respect to taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, or surrender any right to claim a material tax refund;

•	materially reduce the amount of insurance coverage or fail to renew any material insurance policies;

•	take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the merger;

•	negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

•	except in the ordinary course of business, abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any material intellectual property owned by Acasti and its subsidiaries; or

•	enter into, modify or terminate any contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing.

Acasti has agreed to notify Grace promptly in writing of any event that would have or would reasonably be expected to have a material adverse effect on Acasti.

Grace Interim Operating Covenants

Grace made covenants in the merger agreement relating to the conduct of its business prior to the completion of the merger or the earlier termination of the merger agreement. Unless Acasti otherwise consents in writing (to the extent that such consent is permitted by applicable law), which consent shall not be unreasonably withheld, conditioned or delayed, or except as is otherwise expressly permitted or specifically contemplated by the merger agreement or the confidential disclosure letter delivered by Grace to Acasti in connection with the merger agreement or as is otherwise required by applicable law or order, Grace has agreed:

•	that Grace will maintain their respective facilities and will continue to operate its business in the ordinary course;

•

that Grace will comply in all material respects with the terms of all material contracts and Grace has agreed to use its commercially reasonable efforts to maintain and preserve intact its business organization, assets, permits, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

•	not to directly or indirectly:

•	amend or otherwise change their respective governing documents, except as may be required to effect the transactions contemplated by the merger agreement;

•

declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its equity securities except the payment of interest or other amounts as and when due pursuant to the terms of Grace promissory notes;

•	split, divide, consolidate, combine, or reclassify Grace common stock or any other securities of Grace;

•

issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Grace common stock or other securities of Grace or its subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Grace common stock;

•

increase the compensation or benefits of any of the current or former directors or executive officers of Grace or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (in each case, other than in the ordinary course of business consistent with past practice or as required pursuant to applicable laws, or the terms of any Grace plan as in effect as of the date of the merger agreement); grant or increase any severance, change in control, termination or similar compensation (including bonuses) or benefits payable to any director, individual independent contractor, officer or employee; except as contemplated by the merger agreement, accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Grace equity incentive plan; become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any Grace equity incentive plan or any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan, agreement or policy with or for the benefit of any director, individual independent contractor, officer or employee; other than routine business and travel expense advances, loan any money or other property to any director, individual independent contractor, officer or employee; or hire any new, or terminate (other than for cause) any employee at the level of vice president or above;

•	redeem, purchase or otherwise acquire any outstanding Grace common stock or other securities convertible into or exchangeable or exercisable for Grace common stock;

•	amend the terms of any securities of Grace;

•	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Grace;

•	reorganize, amalgamate or merge with any other person or entity;

•

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable laws or U.S. GAAP;

•

except for sales in the ordinary course of business, or as contemplated by the merger agreement or in connection with any transactions contemplated by the merger agreement, sell, pledge, lease, license, abandon or dispose of any assets or properties of Grace having a value greater than $100,000 in the aggregate;

•

acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities (other than investments made in accordance with the Grace treasury policy), contribution of capital, property transfer, or purchase of any property or assets of any other person that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $100,000 in the aggregate, or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

•

incur any indebtedness, other than trade payables in the ordinary course of business or pursuant to the loan and security agreement, enter into any hedging, derivative or swap transaction or contract, or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances;

•

pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in Grace’s financial statements or the repayment or prepayment by Grace of any amounts under the Loan Agreement with Acasti, or voluntarily waive, release, assign, settle or compromise any proceeding where such waivers, releases, assignments, settlements or compromises exceed $100,000 in the aggregate or in any case would entail any non-monetary damages;

•

settle or compromise any action, claim or other proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by the merger agreement;

•	enter into any material new line of business, enterprise or other activity;

•	expend or commit to expend any amounts with respect to capital expenses, where such expenditures or commitments exceed $100,000 in the aggregate;

•

enter into any contract that would, if entered into prior to the date of the merger agreement, be a material contract, or materially modify, materially amend or terminate any such material contract or waive, release or assign any material rights or claims thereunder, or engage in any transaction or series of transactions with an affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

•

except as otherwise required by applicable law, make, change, revoke or rescind in any manner that is material any election relating to taxes, settle or compromise any tax controversy or similar proceeding relating to a material amount of taxes, make any material amendment with respect to any tax return, change any method of tax accounting or in annual tax accounting period, enter into any material agreement with a governmental authority with respect to taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, or surrender any right to claim a material tax refund;

•	materially reduce the amount of insurance coverage or fail to renew any material insurance policies;

•	take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the merger;

•	negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

•	except in the ordinary course of business, abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any material Intellectual Property owned by Grace; or

•	enter into, modify or terminate any contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing.

Grace has agreed to notify Acasti promptly in writing of any event that would have or would reasonably be expected to have a material adverse effect on Grace.

Additional Agreements

The merger agreement contains certain other covenants of the parties. Each party has agreed to use commercially reasonable efforts to, and to cooperate with the other parties in, satisfying the conditions to closing under the merger agreement. Additionally, the parties have agreed to certain additional covenants, including the following:

•

Acasti and Grace have each agreed, respectively, to cooperate in the preparation of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and other filings to be made with the SEC and other governmental authorities, and to take all actions necessary to schedule and hold the required shareholders meeting of Acasti and receive the required stockholder approval of Grace in accordance with the terms of the merger agreement;

•

Acasti and Grace have each agreed, respectively, to provide the other party with reasonable access to information regarding its business, properties, books and records, and to keep confidential any information so obtained;

•

Acasti and Grace have agreed to take the actions necessary to ensure that (i) dispositions of Grace securities in connection with the merger by individuals subject to the reporting requirements of Section 16(a) of the Exchange Act will be exempt under Rule 16b-3 of the Exchange Act and (ii) acquisitions of Acasti securities in connection with the merger by individuals subject, or who are expected to become subject, to the reporting requirements of Section 16(a) of the Exchange Act will be exempt under Rule 16b-3 of the Exchange Act;

•

Acasti has agreed to use all reasonable best efforts to (i) maintain its existing listing on NASDAQ and, to the extent required by NASDAQ rules and regulations, to obtain approval of the listing of the combined entity on NASDAQ, and (ii) effect a share consolidation if Acasti deems it necessary or advisable in order to obtain or maintain its listing on NASDAQ;

•	Acasti has agreed to use all reasonable best efforts to cause Acasti common shares issued as merger consideration to be approved for listing on NASDAQ and the TSXV;

•

Acasti has agreed to use its commercially reasonable efforts to enter into a contract following the closing with a third party acquirer providing for the transfer to such acquirer of certain intellectual property owned by Acasti;

•

Grace has agreed to enter into a contract prior to closing with certain of Grace’s affiliates providing for the transfer from such affiliates to Grace of certain intellectual property associated with Grace’s product candidates; and

•	If any anti-takeover statute is applicable to the merger, Acasti and Grace have agreed to waive or grant such approvals as necessary to complete the merger.

Consents and Regulatory Approvals

Each party to the merger agreement has agreed to, and will cause its wholly-owned subsidiaries to, use commercially reasonable efforts to assist and to cooperate with the other parties in taking necessary actions to consummate the merger as promptly as practicable, including:

•

as promptly as practicable, obtain from any governmental authority all waivers, consents, clearances and approvals required to be obtained in connection with the consummation of the transactions contemplated by the merger agreement;

•

as promptly as reasonably practicable, make all filings and submissions that are required to consummate the transactions contemplated by the merger agreement and thereafter make any other required or appropriate submissions; and

•

as promptly as reasonably practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals required or necessary to consummate the transactions contemplated by the merger agreement.

In particular, the merger agreement requires the parties to make such filings as are necessary and cooperate with the other parties with respect to filings required under any law designed to prohibit, restrict or regulate monopolization, trade or foreign investment, and to respond to any requests of any governmental authority for information or documentary material under any such relevant laws.

Governing Documents Following the Merger

The certificate of incorporation of MergerCo in effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation. The by-laws of MergerCo in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation. Prior to the effective time of the merger, the certificate of incorporation of MergerCo shall be amended and restated to increase the number of shares of common stock authorized to be issued to an amount equal to the number of shares of Grace common stock issued and outstanding immediately before the effective time of the merger.

Indemnification

Acasti and Grace agree that all indemnification or exculpation rights existing in favor of present or former directors and officers of Acasti, Grace or any of their respective subsidiaries as provided in the governing documents of such party or contracts by which such party is bound and which are in effect as of the date of the merger agreement will survive the completion of the transactions contemplated by the merger agreement and continue in full force and effect and without modification for the periods contemplated therein.

Acasti has agreed to maintain and cause to be in effect at closing directors’ and officers’ liability insurance which, for the avoidance of doubt, shall provide coverage from and after the closing for the individuals designated by Grace to serve on the Acasti Board of Directors, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Acasti.

Board Recommendations; Acasti Annual and Special Meeting and Grace Written Resolution of Stockholders

The Acasti board of directors has adopted the Acasti Shareholder Resolutions and directed that the Acasti Shareholder Resolutions be submitted to a vote of the Acasti shareholders. The Grace board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Grace and its stockholders, (ii) approved the merger agreement, and all of the transactions contemplated thereby, including, without limitation, the merger, and (iii) recommended that the holders of Grace Class A common stock vote to adopt the merger agreement. In furtherance thereof and subject to the requirements of applicable law, Acasti and Grace each have agreed to take all lawful action to convene a meeting of their respective shareholders (or proceed by way of unanimous written resolution), at which Acasti shareholders will consider the Acasti Shareholder Resolutions and Grace stockholders will consider the adoption of the merger agreement, as promptly as practicable after the registration statement on Form S-4, of which this proxy statement/prospectus is a part, is declared effective. Under the merger agreement, the Grace board of directors and the Acasti board of directors agreed, respectively, to withdraw or modify their recommendations in favor of the adoption of the merger agreement and the approval of the Acasti Shareholder Resolutions and the Acasti Plan Resolution only under certain limited circumstances detailed below, in accordance with the terms of the merger agreement.

Third-Party Acquisition Proposals

Subject to the exceptions described below, Acasti and Grace have each agreed not to, and to cause their respective subsidiaries and representatives not to, directly or indirectly:

•

initiate, solicit, facilitate or knowingly encourage, or take any other action that intentionally promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to an “acquisition proposal”, which, is defined under the merger agreement as any proposal or offer with respect to (i) the acquisition or purchase by any person, entity or group of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Grace common stock or Acasti common shares, as applicable, or other voting securities of the subject party or any of its subsidiaries representing 30% or more of the outstanding voting securities of such party or such subsidiary, (ii) the acquisition or purchase by any person, entity or group of any assets of Acasti or Grace, respectively, and/or one or more of the subject party’s subsidiaries (including equity interests of any such subsidiary) which assets individually or in the aggregate contribute 30% or more of the consolidated revenue or represent 30% or more of the total asset value of the subject party and its subsidiaries taken as a whole (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect), or (iii) a merger, amalgamation, recapitalization, reorganization, or other business combination involving Acasti or Grace, respectively, or any of the subject party’s subsidiaries, whether in a single transaction or a series of related transactions;

•

participate or engage in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other person (other than it or its affiliates) to make or complete an acquisition proposal;

•	effect any change of recommendation by its board of directors, other than in accordance with the terms of the merger agreement, as described below; or

•

accept or enter into or publicly propose to accept or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any acquisition proposal.

However, if, prior to the Acasti annual and special meeting or the Grace special meeting, as applicable, Acasti or Grace receives a written acquisition proposal that did not result from a breach of the restrictions described above:

•

Acasti or Grace, as applicable, may contact the person making the acquisition proposal (or such person’s representatives) solely for the purpose of clarifying the terms of such acquisition proposal and the likelihood of consummation of such acquisition proposal so as to determine whether such acquisition proposal is, or could reasonably be expected to lead to, a “superior proposal” (as defined below); and

•

if the Acasti or Grace board of directors, as applicable, determines in good faith, following consultation with outside legal counsel and its financial advisor, that such acquisition proposal is, or could reasonably be expected to lead to, a “superior proposal” and, after consultation with outside legal counsel, that the failure to take the applicable action would be reasonably likely to be inconsistent with the subject party’s board of directors’ fiduciary duties under applicable law, then Acasti or Grace, as applicable, may:

•

furnish to such person (and such person’s representatives) non-public information relating to Acasti or Grace, as applicable, and such party’s subsidiaries pursuant to a confidentiality agreement, provided such non-public information must be furnished concurrently to the other party; and

•	engage in discussions and negotiations with such person and its representatives with respect to such acquisition proposal.

A “superior proposal” with respect to Acasti or Grace under the merger agreement means a written acquisition proposal (provided, however, that for the purposes of this definition all references to “30%” in the definition of “acquisition proposal” shall be changed to “65%”) which, or in respect of which (i) the relevant board of directors has determined in good faith, after consultation with its financial advisor and outside legal counsel (a) would, if consummated, taking into account all of the terms and conditions of such acquisition proposal (but not assuming away any risk of non-completion), result in a transaction which is more favorable to the shareholders from a financial point of view than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions thereof proposed by the other party following notice of the subject acquisition proposal); (b) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such acquisition proposal and the person or persons making such acquisition proposal; and (c) that funds, securities or other consideration necessary for the acquisition proposal are or are reasonably likely to be available; and (ii) is made available to all of the Grace stockholders or the Acasti shareholders, as applicable, on the same terms and conditions.

Acasti or Grace, respectively, may, prior to the Acasti or Grace special meeting, as applicable, with respect to an acquisition proposal, enter into an agreement in respect of an acquisition proposal or effect a change of recommendation of its board of directors if and only if:

•

such acquisition proposal did not result from a breach of the subject party’s non-solicitation covenants under the merger agreement and the party has complied with its match right covenants under the merger agreement;

•

the subject party’s board of directors has determined in good faith, after consultation with outside legal and financial advisors, that such acquisition proposal constitutes a superior proposal, and that, after consultation with outside legal counsel, the failure to take the relevant action would reasonably be expected to constitute a breach of its board of directors’ fiduciary duties;

•

the subject party has delivered written notice to the other party promptly (but in any event within twenty-four hours) after the determination by its board of directors that a superior proposal exists, advising the other party that the subject party has received a superior proposal and including written notice of the determination of the subject party’s board of directors that the acquisition proposal constitutes a superior proposal, and provided the other party with the document containing the acquisition proposal;

•

a period of five business days (or three business days in the case of an amendment to an acquisition proposal) has elapsed from the date on which the other party received from the subject party the notice and documentation relating to the superior proposal;

•

if the other party has offered to amend the terms of the merger agreement and the merger during such five-business-day period (or such three-business-day period, as applicable) and the subject party’s board of directors has determined in good faith, after consultation with outside legal counsel and its financial advisor, that such acquisition proposal continues to be a superior proposal as compared to the merger agreement and the merger (as proposed during the match period to be amended, if applicable) and, after consultation with outside legal counsel, that the failure to take the relevant action would be reasonably likely to be inconsistent with its board of directors’ fiduciary duties; and

•

its board of directors determines to terminate the merger agreement to enter into an acquisition agreement in respect of such superior proposal and such party pays the termination fee upon termination of the merger agreement.

Other than in connection with an acquisition proposal, as described above, Acasti or Grace, respectively, may, prior to the Acasti or Grace special meeting, as applicable, with respect to an “intervening event” (as defined below), effect a change of recommendation of its board of directors if and only if:

•

the subject party’s board of directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its board of directors’ fiduciary duties;

•

the subject party has delivered a written notice to the other party promptly (and in any event, within twenty-four hours) after the determination by its board of directors that an intervening event exists and specifying the intervening event in reasonable detail;

•

a period of five business days (or three business days in the case of any material change to the facts and circumstances relating to the intervening event) has elapsed from the date on which the other party received from the subject party the notice relating to the intervening event; and

•

if the other party has offered to amend the terms of the merger agreement and the merger during such five-business-day period (or such three-business-day period, as applicable) and the subject party’s board of directors has determined in good faith, after consultation with its outside legal counsel, that when assessed against the merger agreement and the merger (as proposed during the match period to be amended, if applicable), the failure to effect a change of recommendation remains reasonably likely to be inconsistent with its board of directors’ fiduciary duties.

An “intervening event” with respect to Acasti or Grace under the merger agreement, includes a material event, change, effect, development or occurrence occurring or arising after the date of the merger agreement that (i) was not known by nor was it reasonably foreseeable by the board of directors of Acasti or Grace, as applicable, as of or prior to the date of the merger agreement, which event, change, effect, development or occurrence becomes known to the subject party’s board of directors prior to receiving shareholder approval and results in the standalone financial condition of the applicable party and its subsidiaries, taken as a whole, being more favorable to the applicable party’s shareholders than the merger agreement and the transactions contemplated thereby, and (ii) does not relate to or involve (A) in the case of Acasti, an acquisition proposal, or any changes in the market price, or change in trading volume, of its common shares or the results of operations of Acasti with regard to the failure of its prescription drug candidate CaPre to meet its primary endpoint in clinical trials, and (B) in the case of Grace, an acquisition proposal, or any failure of Grace to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures.

Board of Directors and Executive Officers Following the Merger

Board of Directors.    Pursuant to the terms of the merger agreement, Acasti and Grace have agreed to use commercially reasonable best efforts to take such action to cause the Acasti board of directors following the closing, and continuing until the 2022 annual general meeting of Acasti, to consist of: (i) two (2) individuals designated by Grace in this proxy statement/prospectus, being William A. Haseltine and Vimal Kavuru, each a current director of Grace, (ii) one (1) individual designated by Grace stockholders representing a majority of the Acasti common shares held by such Grace stockholders at the relevant time, and (iii) four (4) individuals designated by Acasti in this proxy statement/prospectus, being Roderick N. Carter, Jean-Marie (John) Canan, Jan D’Alvise and Donald Olds, each a current director of Acasti. To the extent that Acasti shareholder approval to effect this board composition is not obtained prior to the closing, Acasti has agreed to take all actions necessary so that the Acasti board of directors will consist of four (4) individuals designated by Acasti and three (3) individuals designated by Grace. To the best of Acasti’s knowledge, there are no directors or executive officers, other than Vimal Kavuru, following the merger who will be beneficial owners of 10% or more of the Acasti common shares.

Chief Executive Officer. Following the completion of the merger, Jan D’Alvise, Chief Executive Officer of Acasti, will remain as the Chief Executive Officer of the combined company.

Conditions to the Completion of the Merger

The completion of the transactions depends upon the satisfaction or waiver of a number of conditions, all of which, to the extent permitted by applicable law, may be waived by Grace and/or Acasti, as applicable.

The following conditions must be satisfied or waived before Acasti or Grace is obligated to complete the merger:

•	Acasti shareholders shall have approved the Acasti Shareholder Resolutions;

•	Grace stockholders shall have approved the merger agreement in accordance with applicable laws;

•

the registration statement on Form S-4 of which this proxy statement/prospectus and circular is a part shall be effective, and no stop order suspending the effectiveness of such registration statement shall be in effect;

•

the existing Acasti common shares shall have been listed on NASDAQ and the Acasti common shares to be issued as merger consideration shall have been approved for listing on NASDAQ, subject only to official notice of issuance;

•

no applicable law or order shall be and remain in effect which imposes, and no suit, action, claim, proceeding or investigation shall be pending or threatened by any governmental authority which seeks to impose, any material limitations on Acasti’s ownership of Grace or any subsidiary of Grace or any requirement that Grace, MergerCo or Acasti or any of their respective subsidiaries agree to or implement any action that would, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•

no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order, in any case which is in effect and which prevents or prohibits consummation of the merger or any of the other transactions contemplated in the merger agreement, and no governmental authority shall have instituted any proceeding before any governmental authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the merger;

•

Grace shall have converted the Grace outstanding promissory notes into the number of shares of Grace common stock required pursuant to the terms of such promissory notes and settled certain liabilities as set forth in the merger agreement; and

•

Grace shall have entered into a contract with certain of Grace’s affiliates providing for the transfer from such affiliates to Grace of certain intellectual property associated with Grace’s product candidates.

The obligations of Acasti to complete the merger are also conditioned on the satisfaction or waiver of certain conditions including the following:

•	Grace shall have complied in all material respects with its obligations, covenants and agreements in the merger agreement to be performed and complied with on or before the closing date;

•

certain representations and warranties made by Grace in the merger agreement relating to organization, authority relative to the merger agreement, capitalization, the opinion of Grace’s financial advisor and brokers shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date (other than representations and warranties which by their terms are made as of a specific date, in which case, as of such date);

•

the remaining representations and warranties made by Grace in the merger agreement shall be true and correct in all respects (disregarding all materiality or material adverse effect qualifications) as of the date of the merger agreement and as of the closing date (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Grace;

•	since the date of the merger agreement, no material adverse effect on Grace shall have occurred and be continuing;

•	Grace shall have delivered to Acasti a notice regarding certain tax related matters as set forth in the merger agreement; and

•	Acasti shall have received a certificate dated the closing date and validly executed by a senior officer of Grace to the effect that the foregoing conditions have been satisfied.

The obligations of Grace to complete the merger are also conditioned on the satisfaction or waiver of certain conditions including the following:

•

each of Acasti and MergerCo shall have complied in all material respects with its obligations, covenants and agreements in the merger agreement to be performed and complied with on or before the closing date;

•

certain representations and warranties made by Acasti and MergerCo in the merger agreement relating to organization, authority relative to the merger agreement, capitalization, the opinion of Acasti’s financial advisor and the absence of brokers shall be true and correct in all material respects, as of the date of the merger agreement and as of the closing date (other than representations and warranties which by their terms are made as of a specific date, in which case, as of such date);

•

the remaining representations and warranties made by Acasti and MergerCo in the merger agreement shall be true and correct (disregarding all materiality or material adverse effect qualifications) as of the date of the merger agreement and as of the closing date (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acasti;

•	since the date of the merger agreement, no material adverse effect on Acasti shall have occurred and be continuing; and

•

Grace shall have received a certificate dated the closing date and validly executed by a senior officer of Acasti to the effect that the foregoing conditions have been satisfied as well as certifying certain organizational and authorizing documents.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing in the following ways:

•	by mutual written consent of Acasti and Grace;

•	by either Acasti or Grace if the closing shall not have occurred on or before 11:59 p.m., Eastern Time, on November 8, 2021 (such date, or January 10, 2022 if the registration statement on Form S-4 of which this proxy statement/prospectus is a part is not declared effective within three months of the initial filing of this proxy statement/prospectus, the “Outside Date”), except that such termination right will not be available to a party if its failure to fulfill any obligation or the breach of any representation or warranty made by such party under the merger agreement has been a principal cause of, or resulted in, the failure of the closing to occur by such date;

•

by either Acasti or Grace if the requisite resolutions in favor of the issuance of Acasti common shares necessary to effect the transactions contemplated by the merger agreement shall not have been adopted by the Acasti shareholders upon the taking of such votes at a duly held meeting of shareholders of Acasti, or at any adjournment thereof;

•

by either Acasti or Grace if there shall be passed any law that makes consummation of the merger illegal or otherwise prohibited or if any governmental authority shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the merger, and such order or other action shall have become final and non-appealable;

•

by Grace, (i) if the Acasti board of directors changes its recommendation to approve the issuance of Acasti common shares necessary to effect the transactions contemplated by the merger agreement, (ii) to permit Grace to enter into an agreement that constitutes a superior proposal, provided Grace complies with its non-solicitation and Acasti match right obligations under the merger agreement, (iii) if Acasti materially breaches its non-solicitation and Grace match right covenants in the merger agreement, (iv) if Acasti breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach would cause any of the conditions precedent to Grace’s obligation to consummate the merger not to be satisfied and which breach is not cured within 30 days following written notice of such breach or that by its nature or timing cannot be cured within that time, (v) if a material adverse effect on Acasti shall have occurred since the date of the merger agreement; or (vi) if the Acasti shares to be issued as merger consideration shall not have been approved for listing on NASDAQ, subject only to official notice of issuance; or

•

by Acasti, (i) if the Grace board of directors changes its recommendation that Grace stockholders adopt the merger agreement, (ii) if the Grace stockholder approval is not obtained within five (5) business days of the date the SEC declares the registration statement on Form S-4 (of which this proxy statement/prospectus is a part) effective in accordance with the provisions of the 1933 Securities Act; (iii) to permit Acasti to enter into an agreement that constitutes a superior proposal, provided Acasti complies with its non-solicitation and Grace match right obligations under the merger agreement, (iv) if Grace materially breaches its non-solicitation and Acasti match right covenants in the merger agreement, (v) if Grace breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach would cause any of the conditions precedent to Acasti’s obligation to consummate the merger not to be satisfied and which breach is not cured within 30 days following written notice of such breach or that by its nature or timing cannot be cured within that time, or (vi) if a material adverse effect on Grace shall have occurred since the date of the merger agreement.

Termination Fee

Under the merger agreement, Acasti will be required to pay Grace the termination fee of $1,000,000 if the merger agreement is terminated:

•	by Acasti to permit Acasti to enter into an agreement that constitutes a superior proposal;

•	by Grace if the Acasti board of directors has changed its recommendation that shareholders approve the Acasti Shareholder Resolutions;

•

by Grace if where the failure to obtain the Acasti shareholders to approve the Acasti Shareholder Resolutions shall have been caused by the action or failure to act of Acasti and such action or failure to act constitutes a material breach by Acasti of its obligations in the merger agreement with respect to the preparation of this proxy statement/prospectus, the Acasti annual and special meeting of shareholders, efforts to effect the merger or the non-solicitation or Grace match rights covenants (other than any breach that is caused by Grace’s material breach of such section that prevents Acasti from timely filing the proxy statement or the Form S-4); or

•	in circumstances in which each of the following has occurred:

•

the merger agreement is terminated (i) by Acasti or Grace if the closing of the transactions does not occur by the Outside Date, (ii) by Acasti or Grace if the Acasti shareholders fail to approve the Acasti Shareholder Resolutions or (iii) by Grace if Acasti materially breaches its non-solicitation or Grace match right covenants under the merger agreement;

•

prior to such termination and before the Acasti annual and special meeting of shareholders, an acquisition proposal for Acasti shall have been publicly announced or made to Acasti or its shareholders and not withdrawn; and

•

within twelve months following such termination, Acasti or any of its subsidiaries shall have consummated any transaction in respect of an acquisition proposal (provided, however, that for the purposes of this provision all references to “30%” in the definition of “acquisition proposal” shall be changed to “50%”).

Under the merger agreement, Grace will be required to pay Acasti the termination fee of $1,000,000 if the merger agreement is terminated:

•	by Grace to permit Grace to enter into an agreement that constitutes a superior proposal;

•	by Acasti if the Grace board of directors has changed its recommendation that stockholders adopt the merger agreement; or

•	in circumstances in which each of the following has occurred:

•

the merger agreement is terminated (i) by Acasti or Grace if the closing of the transactions does not occur by the Outside Date, (ii) by Acasti or Grace if the Grace stockholders fail to adopt the merger agreement or (iii) by Acasti if Grace materially breaches its non-solicitation or Acasti match right covenants under the merger agreement;

•

prior to such termination and before the Grace special meeting of shareholders, an acquisition proposal for Grace shall have been publicly announced or made to Grace or its shareholders and not withdrawn; and

•

within twelve months following such termination, Grace or any of its subsidiaries shall have consummated any transaction in respect of an acquisition proposal (provided, however, that for the purposes of this provision all references to “30%” in the definition of “acquisition proposal” shall be changed to “50%”).

Injunctive Relief

Each party to the merger agreement is entitled to injunctive and other equitable relief to prevent breaches of the merger agreement.

Obligations in the Event of Termination

In the event of a termination as described above, the merger agreement will become void and of no effect except as to those provisions that by their terms contemplate performance following termination. Acasti and Grace agree that the payment of the termination fee is the sole monetary remedy as a result of the occurrence of any of the events referred to in the section entitled “—Termination Fee,” except in the event of a party’s fraud or intentional or willful breach of the merger agreement. Other than in connection with a termination fee event as described in the preceding sentence, the parties may seek damages in respect of losses incurred as a result of any breach of the merger agreement, injunctive relief to restrain any breach or threatened breach of the merger agreement and/or specific performance.

Amendment

The merger agreement may, at any time prior to closing, be amended by written agreement of Grace, Acasti and MergerCo without, subject to applicable law, notice or authorization on the part of Grace stockholders or Acasti shareholders.

Expenses

Except as otherwise specifically set forth in the merger agreement, each party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of the merger agreement and all documents and instruments executed pursuant to the merger agreement and any other costs and expenses incurred by such party. If the merger is not completed and the merger agreement is terminated, in certain circumstances, either Acasti or Grace may be required to reimburse the other party’s expenses up to a maximum of $500,000 (the amount reimbursed shall reduce the amount of any termination fee that is or later becomes payable by such reimbursing party).

No Third-Party Beneficiaries

Other than with respect to the obligations regarding the maintenance of directors’ and officers’ insurance and indemnification of present and former directors and officers of Acasti and Grace, the merger agreement does not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

Governing Law

The merger agreement is governed by and to be construed in accordance with Delaware law, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than those of Delaware.

GRACE VOTING AGREEMENTS

Concurrently with the execution of the merger agreement on May 7, 2021, (i) Acasti entered into the Grace Voting Agreements with each of the Grace Voting Stockholders, pursuant to which each Grace Voting Stockholder agreed during the term of their respective Grace Voting Agreement to, among other things, (a) vote its shares of Grace Class A common stock held of record or beneficially owned as of the date of the Grace Voting Agreements and any shares of Grace Class A common stock (and other voting securities of Grace) that become owned (whether of record or beneficially) by the Grace Voting Stockholders after the execution of the Grace Voting Agreements in favor the merger and the other transactions contemplated in the merger agreement and against any competing transaction that may be proposed, (b) not sell or otherwise transfer or encumber its shares of Grace Class A common stock prior to consummation of the merger, (c) not sell or otherwise transfer the Acasti common shares they receive in connection with the merger during the period from the consummation of the merger and ending on the first anniversary of the consummation of the merger, with certain exceptions specified in the Grace Voting Agreements, and (d) to vote the Acasti common shares they receive in connection with the merger in support of Acasti’s designees during the period from the consummation of the merger and ending on the earlier of (i) the last required date actual date of mailing of the final proxy statement/circular for the 2023 annual general meeting of Acasti shareholders, (ii) the actual mailing date of such final proxy statement/circular or (iii) August 31, 2023, subject to Grace’s designees being nominated to the post-merger board in accordance with the terms and conditions of the merger agreement.

The Grace Voting Stockholders beneficially own, in the aggregate, approximately 98% of the outstanding shares of Grace Class A common stock.

The Grace Voting Agreements will terminate upon the earliest of (i) the termination of the merger agreement in accordance with its terms, (ii) in the event of a change of recommendation by either the Acasti board of directors or the Grace board of directors, as applicable, in any such case in accordance with the terms of the merger agreement, and (iii) in the case of each of the lock-up and board composition support provisions, the earlier of the aforementioned events and the expiry of the applicable lock-up or support period.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion, subject to the limitations provided below, is a summary of (A) the material U.S. federal income tax considerations generally expected to be applicable to U.S. Holders (as defined below) of the merger and the subsequent ownership and disposition of Acasti common shares received pursuant to the merger and (B) certain U.S. federal income tax considerations related to the merge that may be applicable to Existing U.S. Holders of Acasti common shares (as defined below). The discussion below is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions and the Convention between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Treaty”) all as in effect on the date of this proxy statement/prospectus. All of these authorities are subject to change at any time, possibly with retroactive effect, which may have an adverse effect on the U.S. federal income tax considerations described below. This summary addresses only U.S. Holders (as defined below) that exchange their Grace common stock for Acasti common shares pursuant to the merger and Existing U.S. Holders of Acasti common shares (as defined below), in each case, as applicable, that hold their Grace common stock and Acasti common shares as capital assets for U.S. federal income tax purposes (generally, property held for investment).

This discussion is necessarily general and does not discuss all aspects of U.S. federal income taxation, including the effect to a holder of the U.S. federal alternative minimum tax, U.S. federal estate and gift tax, Medicare tax, or any state, local or foreign tax laws. In addition, this summary does not address U.S. federal income tax consequences of the merger or of the ownership and disposition of Acasti common shares received pursuant to the merger to any non-U.S. Holder. The actual tax consequences of the merger and owning and disposing of Acasti common shares received pursuant to the merger will vary depending on the particular circumstances of each holder. This discussion also does not apply to certain categories of holder, some of which may be subject to special rules under the Code, including, but not limited to: (a) banks or other financial institutions; (b) real estate investment trusts; (c) persons holding Grace common stock or Acasti common shares as part of a hedging, integrated or conversion transaction, wash sale, or straddle; (d) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (e) U.S. tax-exempt investors, including charitable remainder unit trusts; (f) common trust funds; (g) insurance companies; (h) mutual funds; (i) holders that received their Grace common stock or Acasti common shares through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation; (j) dealers or brokers in stocks and securities or currencies; (k) partnerships or other entities classified as partnerships for U.S. federal income tax purposes; (l) holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar; (m) U.S. Holders who own or are deemed to own 5% or more of the Grace common stock, or, following the merger, 5% or more of the Acasti common shares, in each case by vote or value; (n) regulated investment companies; (o) accrual method holders that file applicable financial statements (as described in Section 451(b) of the Code) and (p) United States expatriates. Holders that are subject to special provisions under the Code, including such holders described above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences arising from and relating to the merger, as well as the ownership and disposition of Acasti common shares received pursuant to the merger.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of Grace common stock, or, following the merger, Acasti common shares received pursuant to the merger, that exchanges its Acasti common shares for Grace common stockin the merger, and is, for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. In addition, for purposes of this discussion, an “Existing U.S. Holder of Acasti common shares” is a beneficial holder of Acasti common shares prior to the merger that is, for U.S. federal income tax purposes, described in clauses (a), (b), (c) or (d) of the preceding sentence.

If a partnership (or other entity that is treated as a partnership for U.S. federal income tax purposes) holds Grace common stock or Acasti common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding Grace common stock or Acasti common shares should consult their tax advisors.

This summary is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any U.S. Holder. No legal opinion from U.S. legal counsel to Acasti or Grace or ruling from the IRS has been or will be requested with respect to the U.S. federal income tax consequences described in this summary. As a result, there can be no assurance the IRS will not assert, or that a court will not sustain, a position contrary to any of the conclusions summarized below. U.S. Holders and Existing U.S. Holders of Acasti common shares should consult their own tax advisors concerning the U.S. federal, state and local income tax and estate tax consequences of the merger and of owning and disposing of Acasti common shares received pursuant to the merger in their particular situations, as well as any consequences under the laws of any other taxing jurisdiction.

U.S. Tax Residence of Acasti as a Result of the Merger

Application of the Anti-Inversion Rules to the Merger

Acasti, which is and will continue to be organized as a Canadian company at the time of the merger, generally would be classified as a non-U.S. corporation under general rules of U.S. federal income taxation. Section 7874 of the Code, however, contains rules that, in certain circumstances, may result in a non-U.S. corporation being taxed as a U.S. corporation for U.S. federal income tax purposes. In particular, under Section 7874 of the Code, a non-U.S. corporation will be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation acquires, directly or indirectly, or is treated as acquiring under applicable Treasury Regulations, substantially all of the assets held, directly or indirectly, by a U.S. corporation (Acasti’s acquisition of Grace pursuant to the merger will satisfy this requirement), (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold, or are treated as holding, at least 80% (by vote or value) of the shares of the acquiring non-U.S. corporation “by reason of” holding shares of the U.S. acquired corporation, and (iii) after the acquisition, the non-U.S. corporation’s expanded affiliated group does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities (a transaction that satisfies requirements (i) through (iii) is referred to herein as an “80% Inversion”). For this purpose, “expanded affiliated group” means the foreign acquiring corporation and all subsidiaries in which the foreign corporation owns, directly or indirectly, more than 50% of the stock (by vote or value). Under an alternative rule of Section 7874, if the requirements of (i) and (iii) above are met and the former shareholders of the acquired U.S. corporation own, or are treated as owning, at least 60% but less than 80% (by vote or value) of the acquiring non-U.S. corporation after the acquisition “by reason of” holding shares of the U.S. acquired corporation, the non-U.S. corporation will be subject to special adverse U.S. tax rules but will not be treated a U.S. corporation for U.S. federal income tax purposes (a transaction described in this sentence is referred to herein as a “60% Inversion”).

As noted above, neither an 80% Inversion nor a 60% Inversion will occur if, after the acquisition, the “expanded affiliated group” which includes the acquiring non-U.S. corporation has “substantial business activities” in the foreign country in which, or under the law of which, the non-U.S. corporation is created or organized, when compared to the total business activities of such expanded affiliated group (the “Substantial Business Activities Test”). Because of the inherently factual nature of the Substantial Business Activities test and uncertainty regarding the application of this test, there is substantial uncertainty as to whether Acasti will satisfy the Substantial Business Activities test. U.S. Holders and Existing U.S. Holders of Acasti common shares should be aware that Acasti has not made any determination of whether it would satisfy the Substantial Business Activities Test in the event that the merger would otherwise be treated as an 80% Inversion or a 60% Inversion. The remainder of this summary assumes that Acasti will not satisfy the Substantial Business Activities test.

For purposes of determining the percentage of shares of the foreign acquiring corporation that are held by former shareholders of the U.S. target corporation by reason of having held U.S. target shares, a number of complex rules apply under applicable Treasury Regulations. One such rule is that certain shares of an acquiring non-U.S. corporation generally would be disregarded if and to the extent that, prior to the acquisition of a U.S. corporation, the non-U.S. corporation held certain passive assets (which generally include cash, cash equivalents, marketable securities and certain debt obligations), that comprise more than 50% of the gross value of the non-U.S. corporation’s total assets (the “Passive Assets Rule”). Depending on certain factors determined as of the closing date of the merger, including the market price of Acasti common shares, it is possible that the Passive Assets Rule could apply to Acasti in connection with the merger. In particular, if the Passive Assets Rule was determined to apply to Acasti then, notwithstanding that Grace stockholders are expected to own at most 45% of the outstanding capital stock of Acasti immediately after the merger, the Passive Assets Rule may cause a portion of pre-merger Acasti common shares held by existing Acasti shareholders to be disregarded for purposes of computing the ownership fraction under the anti-inversion rules. In such case, the Acasti common shares issued to Grace shareholders pursuant to the merger (which, as noted above, are expected to be approximately 45% of the total outstanding shares of Acasti immediately after the merger) may, after application of the Passive Assets Rule, represent an amount in excess of 45% of the outstanding shares of Acasti for purposes of determining whether there is a 60% Inversion or 80% Inversion. Depending on the market price of Acasti common shares as of the closing (which will, among other things, imply a valuation of Acasti’s non-passive assets), the Passive Assets Rule could apply to the merger and may result in the merger being treated as an 80% Inversion or 60% Inversion of Acasti (assuming that Acasti’s expanded affiliated group (the “Acasti Group”) is not able to satisfy the Substantial Business Activities Test after the merger).

The determination of whether, and to what extent, the Passive Assets Rule applies and whether the merger will be treated as an 80% Inversion or 60% Inversion cannot be made until the date of the merger because the determination of the proportion of Acasti’s gross assets that are passive, relative to its assets that are non-passive, must be measured at the time of the merger. In addition, the determination of which assets of Acasti are treated as passive and non-passive, respectively, for purposes of the Passive Assets Rule is not entirely clear under applicable Treasury Regulations. Due to this uncertainty, the inherently factual nature of the Passive Assets Rule under the applicable Treasury Regulations, and the fact that these tests are generally applied based on the relevant facts at the time of the merger, counsel to Grace and Acasti are unable to opine on the application of anti-inversion rules to the merger. U.S. Holders are cautioned that the closing of the merger is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the merger will not be treated as an 80% Inversion or a 60% Inversion of Acasti. As a result, no assurance can be given that the merger will not be treated as an 80% Inversion or a 60% Inversion of Acasti, and no such opinion or ruling has been requested. In addition, even if Acasti takes the position that merger is not treated as an 80% or 60% Inversion, there can be no assurance that the IRS will not challenge such position based upon its view of the legal and factual issues involved or that a court will not agree with the IRS in the event of litigation. Acasti intends to notify shareholders of Acasti via one or more website announcements following the completion of the merger as to whether, contrary to current expectations, Acasti has undergone an 80% Inversion as a result of the merger.

Tax Treatment of Acasti if the Merger Results in an 80% Inversion of Acasti

If the merger were to be treated as an 80% Inversion of Acasti, Acasti would be treated for U.S. federal income tax purposes as if it converted to a U.S. corporation at the end of the day immediately preceding the merger in a reorganization that is described in Section 368(a)(1)(F) of the Code. As a U.S. corporation for U.S. federal income tax purposes, Acasti generally would be subject to U.S. federal income tax on its worldwide income, and any such U.S. federal income tax liability could have a material adverse effect on the results of

Acasti’s operations. Moreover, dividends (if any) paid by Acasti to a U.S. Holder generally would be characterized as U.S. source income for purposes of the foreign tax credit rules under the Code. As a result, U.S. Holders generally would not be able to claim a credit for any Canadian tax withheld on such dividends unless, depending on the circumstances, they have excess foreign tax credit limitation with respect to other foreign source income or other exceptions apply. The application of the foreign tax credit rules to dividends (if any) paid by Acasti in these circumstances is complex and U.S. Holders should consult their tax advisors regarding the tax consequences to them if the merger were treated as an 80% Inversion of Acasti.

Tax Treatment of Acasti if the Merger Results in a 60% Inversion of Acasti

If the merger were to be treated as a 60% Inversion of Acasti, Acasti would not be treated as a U.S. corporation for U.S. tax purposes, but Section 7874 may still have an adverse impact by limiting the ability of Grace and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. In particular, if the merger gave rise to a 60% Inversion of Acasti, the taxable income of Grace (and any person related to Grace) for any given taxable year within a ten-year period beginning on the date of the merger would generally be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a foreign related person. Additionally, a 60% Inversion may have further adverse effects on the Acasti group after the merger including, without limitation, by expanding the application of the rules regarding “base erosion payments” that may be subject to a minimum U.S. federal income tax.

Tax Treatment of Existing U.S. Holders of Acasti Common Shares

If the merger were to be treated as an 80% Inversion of Acasti, Existing U.S. Holders of Acasti common shares would be deemed to have exchanged their common shares in “non-U.S. Acasti” for shares in “U.S. Acasti” in a reorganization under Section 368(a)(1)(F) of the Code at the end of the day preceding the date of the merger (the “Deemed Exchange”). The consequences of this exchange are described below. If the merger is not treated as an 80% Inversion of Acasti (and assuming Section 7874 is not amended in a manner that would cause Acasti to be treated as a U.S. corporation for U.S. federal income tax purposes even absent an 80% Inversion), there would be no Deemed Exchange.

Subject to the discussion below under “—Coordination with the PFIC Rules”, an Existing U.S. Holder of Acasti common shares that beneficially owns Acasti common shares with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Deemed Exchange and should not be required to include any part of the “all earnings and profits amount” (described below) in income.

Existing U.S. Holders of Acasti common shares that own Acasti common shares with a fair market value of $50,000 or more (but are not 10% U.S. Holders)

Pursuant to Section 367(b) of the Code and applicable Treasury Regulations, an Existing U.S. Holder of Acasti common shares who, as of the end of the day prior to the merger, is not a 10% U.S. Holder and beneficially owns Acasti common shares with a fair market value of $50,000 or more must either (a) recognize a gain (if any), but not a loss, with respect to the Deemed Exchange or, in the alternative, (b) may elect to recognize the “all earnings and profits amount” attributable to such shares. Unless such holder makes the “all earnings and profits” election, such holder generally (subject to the potential application of the PFIC rules):

•

should recognize gain (if any), but not loss, with respect to such Acasti common shares in an amount equal to the difference between the fair market value of the shares as of the end the of day prior to the merger and such holder’s adjusted tax basis in the shares at such time. Such gain would be capital gain and should be long-term capital gain if such holder’s holding period for the Acasti common shares at the time of the Deemed Exchange is longer than one year.

•	should increase its aggregate tax basis in such Acasti common shares by the amount of gain, if any, recognized by such holder pursuant to the Deemed Exchange; and

•

should, if such holder recognizes gain with respect to the Deemed Exchange, restart its holding period for such shares as of the date of the merger. Otherwise, if such holder does not recognize a gain with respect to the Deemed Exchange, such holder’s holding period in such shares should include the period during which it held such shares prior to the deemed exchange.

In lieu of recognizing any gain as described above, an Existing U.S. Holder of Acasti common shares that is described in the paragraph preceding the bullet points above and that validly makes the “all earnings and profits” election will be required to include in income as a deemed dividend the “all earnings and profits amount” (within the meaning of Treasury Regulations Section 1.367(b)-2(d)) attributable to the Acasti common shares owned directly by such holder. Treasury Regulations under Section 367 provide that all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock. Accordingly, the “all earnings and profits amount” attributable to the Acasti common shares held by an Existing U.S. Holder of Acasti common shares should generally depend on Acasti’s accumulated earnings and profits (as determined under U.S. federal income tax principles) from the date that the Acasti common shares were acquired by such holder through the date of the Deemed Exchange.

If an Existing U.S. Holder of Acasti common shares makes the “all earnings and profits” election, the election must comply with strict conditions for making this election under applicable Treasury Regulations. In addition, the election must be attached by such holder to its timely filed U.S. federal income tax return for the year of the Deemed Exchange, and such holder must send notice to Acasti of the election no later than the date such tax return is filed. Existing U.S. Holders of Acasti common shares should consult their tax advisors regarding the formal requirements for making the “all earnings and profits” election.

10% U.S. Holders

An Existing U.S. Holder of Acasti common shares who, at the time of the Deemed Exchange, is a 10% U.S. Holder is subject to special rules that generally require such 10% U.S. Holder to include in income as a deemed dividend the “all earnings and profits amount” attributable to the Acasti common shares owned directly by such holder. Existing U.S. Holders of Acasti common shares that are 10% U.S. Holders are strongly urged to consult their tax advisors regarding the “all earnings and profits” inclusion and any special rules that may apply to such holders.

Determination of the “All Earnings and Profits Amount”

As noted above, the “all earnings and profits amount” attributable to Acasti common shares held by a particular Existing U.S. Holder of Acasti common shares should generally depend on Acasti’s accumulated earnings and profits from the date that the shares were acquired by such holder through the date of the Deemed Exchange. Acasti has not determined whether it will provide holders with information regarding Acasti’s earnings and profits in the event that the merger is treated as an 80% Inversion (or if Acasti is otherwise treated as converting to a U.S. corporation under Section 7874 of the Code). Even if Acasti were to provide such information, the determination of Acasti’s earnings and profits is a complex determination and may be impacted by numerous factors. Accordingly, there can be no assurance that the IRS would agree with Acasti’s determination of such earnings and profits. Existing U.S. Holders of Acasti common shares should consult their tax advisors regarding the potential application to them of Section 367(b) in the event the merger is treated as an 80% Inversion of Acasti (or if Acasti is otherwise treated as converting to a U.S. corporation under Section 7874 of the Code), including the availability and impact of an all earnings and profits election in a holder’s particular circumstances.

Coordination with the PFIC Rules

If Acasti was classified as a PFIC (as described below under “Consequences of ownership and disposition of Acasti common shares—Passive Foreign Investment Company Rules”) for U.S. federal income tax purposes during any portion of the holding period of an Existing U.S. Holder of Acasti common shares in its Acasti common shares, such holder could be subject to the adverse PFIC rules described below with respect to any gain on such shares as if such holder had disposed of such shares at the time of the Deemed Exchange (regardless of whether such holder is able to make the “all earnings and profits” election described above with respect to such shares).

Specifically, Section 1291(f) of the Code generally requires that, to the extent provided in regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any provision of law. No final Treasury Regulations have been promulgated under this statute. Proposed Treasury Regulations were promulgated in 1992 with a retroactive effective date (the “Proposed PFIC Regulations”). If finalized in their current form, the Proposed PFIC Regulations would generally require gain recognition by Existing U.S. Holders of Acasti common shares deemed to exchange Acasti common shares pursuant to the Deemed Exchange, if Acasti was classified as a PFIC at any time during such holder’s holding period in such stock and such person had not made either a “qualified electing fund” election under Section 1295 of the Code for the first taxable year in which such U.S. Holder owned Acasti common shares or in which Acasti was a PFIC, whichever is later, or a “mark-to-market” election under Section 1296 of the Code. The tax on any such gain so recognized would be subject to the special adverse rules described below for dispositions of PFIC stock under “Consequences of ownership and disposition of Acasti common shares—Passive Foreign Investment Company Rules”. In addition, the Proposed PFIC Regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed PFIC Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a deemed dividend (as described above), the gain realized on the transfer is taxable as an excess distribution under the PFIC rules, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under the PFIC rules is taxable as provided under Section 367(b).

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. The PFIC rules are very complex and are affected by various factors in addition to those described above. Accordingly, Existing U.S. Holders of Acasti common shares should consult their tax advisors concerning the potential application of the PFIC rules to such holder under their particular circumstances.

EXISTING U.S. HOLDERS OF ACASTI COMMON SHARES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND ITS CONSEQUENCES TO THEM IF THE MERGER IS TREATED AS AN 80% INVERSION OF ACASTI (OR IF ACASTI IS OTHERWISE TREATED AS CONVERTING TO A U.S. CORPORATION FOR U.S. FEDERAL INCOME TAX PURPOSES).

Possible Changes to the Anti-Inversion Rules

It is possible that a future change in law could expand the scope of Section 7874 on a retroactive basis. In this regard, (1) a bill recently introduced in Congress proposes a change to the anti-inversion rules that would, if the bill were enacted in its current form (which includes retroactive application), create a significant risk that Section 7874 would treat Acasti, for U.S. federal income tax purposes, as a U.S. corporation as a result of the merger (depending on factors outside of Acasti or Grace’s control, including the trading price of Acasti common shares on the closing date of the merger) and (2) on April 7, 2021, the U.S. Treasury Department released the ‘‘Made in America Tax Plan,’’ which announced President Biden’s proposal to adopt such change, but was silent on whether such change would apply retroactively. More recently, on May 28, 2021, the Treasury Department released its explanation of the Biden administration’s tax proposals (commonly referred to as the ‘‘Green Book’’), which provides that the Biden administration’s proposed changes to the anti-inversion rules would be effective only for transactions that are completed after the date of enactment. If Section 7874 were to be amended prior to the closing of the merger (or after the closing of the merger but with retroactive effect to a date on or prior to the date of the merger) in a manner that was adverse to the treatment of Acasti as a result of the merger, and if such amendment were enacted without an exception for transactions occurring pursuant to agreements entered into prior to the date of enactment, it is possible that Acasti could be treated as a U.S. corporation for U.S. federal income tax purposes in circumstances where an 80% Inversion would not have occurred under the existing rules of Section 7874 and applicable Treasury Regulations. There can be no assurance that such an amendment will not occur or that Section 7874 will not otherwise apply to the merger.

The rules under Section 7874 are complex, and the consequences if these rules apply could be substantial. Each Holder should consult its own tax advisor regarding the anti-inversion rules under Section 7874 of the Code.

Except as specifically provided below, the remainder of this summary assumes that the merger will not be treated as an 80% Inversion of Acasti and, accordingly, that Acasti will be treated as a non-U.S. corporation for U.S. federal income tax purposes.

U.S. Federal Income Tax Treatment of the Merger to U.S. Holders

Sections 368 and 367 of the Code Generally

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368 of the Code. Except as specifically provided below, the remainder of this summary assumes that the merger will qualify as a reorganization within the meaning of Section 368 of the Code.

However, even if the merger qualifies as a reorganization, as discussed below, Section 367(a) of the Code and the Treasury Regulations promulgated thereunder may require a U.S. Holder to recognize gain with respect to the merger. Since Section 367(a) of the Code applies only to transfers by a U.S. person to a non-U.S. acquiring corporation, Section 367(a) of the Code would not be applicable if the merger were treated as an 80% Inversion of Acasti.

Section 367(a) of the Code generally requires a holder of stock in a U.S. corporation to recognize gain (but not loss) when such stock is exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for tax-deferred reorganization treatment if any of the following is true: (i) the U.S. corporation fails to comply with certain reporting requirements; (ii) U.S. shareholders of the acquired U.S. corporation receive more than 50% (by vote or value) of the stock of the non-U.S. corporation; (iii) U.S. persons that are officers, directors, or 5% or greater shareholders of the acquired U.S. corporation own more than 50% (by vote or value) of the stock of the non-U.S. corporation immediately after the acquisition; (iv) such holder is a 5% or greater shareholder (by vote or value and taking into account attribution rules under applicable Treasury Regulations) of the non-U.S. corporation immediately after the acquisition and fails to enter into a 5-year gain recognition agreement with the IRS in accordance with Treasury Regulation 1.367(a)-8; or (v) the U.S. and non-U.S. corporations (together with other relevant parties) fail to meet the “active trade or business test.” A shareholder of an acquired U.S. corporation is presumed to be a U.S. person for purposes of the tests described above unless that person signs an ownership statement certifying certain information, including its residency.

The “active trade or business test” generally requires (A) that the non-U.S. corporation (and its “qualified subsidiaries”) be engaged in an “active trade or business” outside of the United States for the 36-month period immediately preceding the exchange and that neither the shareholders of the acquired U.S. corporation nor the non-U.S. corporation have an intention to substantially dispose of or discontinue such trade or business and (B) that the fair market value of the non-U.S. corporation be at least equal to the fair market value of the U.S. corporation, as specifically determined for purposes of Section 367 of the Code, as of the closing of the exchange (the “substantiality test”). For purposes of applying the substantiality test to the merger, the fair market value of Grace generally will be deemed to include the value of any non-ordinary course distributions (if any), as determined under applicable Treasury Regulations, made by Grace during the 36-month period ending on the closing date of the merger.

Acasti and Grace intend to treat the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368 of the Code that does not result in gain recognition pursuant to Section 367(a) of the Code for any U.S. Holder (assuming that, in the case of any 5% U.S. Holder, such U.S. Holder enters into the 5-year gain recognition agreement described above). However, there is uncertainty regarding the application of the Section 367(a) requirements, including uncertainty regarding the active trade or business test and its application to Acasti in the context of the merger. Moreover, because of this uncertainty, the inherently factual nature of the Section 367(a) tests under the applicable Treasury Regulations, and the fact that these tests are generally applied based on the relevant facts at the time of the completion of the merger, counsel to Grace and Acasti are unable to opine on the application of Section 367(a) of the Code to the exchange of Grace common stock for Acasti common shares in the merger. U.S. Holders are cautioned that the closing of the merger is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the merger will not result in gain being recognized by U.S. Holders under Section 368 or Section 367(a) of the Code, and no such opinion or ruling has been requested. As a result, no assurance can be given that the IRS will not assert that the merger should be treated as a transaction in which U.S. Holders recognize gain, whether as a result of the merger not being treated as a reorganization under Section 368 of the Code or the application of Section 367(a) of the Code, or that a court would not agree. The rules dealing with Section 368 and Section 367(a) of the Code discussed above are complex, subject to differing interpretations and are affected by various factors in addition to those described above. Accordingly, U.S. Holders are strongly urged to consult their tax advisors concerning the application of these rules to the exchange of Grace common stock for Acasti common shares pursuant to the merger, including, for a U.S. Holder that may be a 5% or greater shareholder of Acasti after the merger, the possibility of entering into a 5-year gain recognition agreement under applicable Treasury Regulations.

Consequences of the Merger if the Merger is a Section 368 Reorganization and Section 367(a) does not apply

If the merger qualifies as a “reorganization” within the meaning of Section 368 of the Code and Section 367(a) of the Code does not require a U.S. Holder to recognize gain as a result of the exchange of Grace common stock for Acasti common shares in the merger (because, for example, the active trade or business test is met or because the merger is treated as an 80% Inversion of Acasti), a U.S. Holder that exchanges its Grace common stock for Acasti common shares pursuant to the merger should not recognize gain or loss on the exchange. The aggregate tax basis of the Acasti common shares received by such U.S. Holder should be the same as the aggregate adjusted tax basis of the Grace common stock exchanged therefor, and the holding period of the Acasti common shares received by such U.S. Holder should include the period during which such Grace common stock was held by such U.S. Holder.

Consequences of the Merger if the Merger is a Section 368 Reorganization and Section 367(a) applies

If the merger qualifies as a “reorganization”, but one or more of the requirements described above with respect to Section 367(a) is not met (and the merger is not treated as an 80% Inversion of Acasti), a U.S. Holder generally would recognize gain (but not loss) in an amount equal to the excess of (i) the sum of the fair market value of the Acasti common shares received, over (ii) such U.S. Holder’s adjusted tax basis in the Grace common stock exchanged therefor. Any such gain would generally be capital gain and would be long-term capital gain if the U.S. Holder’s holding period for the Grace common stock exceeded one year at the time of the merger. If the U.S. Holder recognized gain on the exchange, the U.S. Holder’s holding period for the Acasti common shares generally should begin on the day after the merger. Otherwise, if the U.S. Holder does not recognize gain on the exchange (because, for example, the U.S. Holder has built-in loss in its Grace common stock), the U.S. Holder’s holding period for the Acasti common shares generally should include the period during which the Grace common stock was held by the U.S. Holder. The U.S. Holder’s tax basis in the Acasti common shares received in the exchange would be equal to the greater of (x) fair market value of such Acasti common shares at the time of the merger (determined in U.S. dollars at the spot rate in effect at the time of the merger) and (y) the U.S. Holder’s adjusted tax basis in the Grace common stock exchanged therefor. A U.S. Holder would not recognize any loss in such holder’s Grace common stock.

Consequences of the Merger if the Merger does not qualify as a Section 368 Reorganization

If, contrary to the intention of Acasti and Grace, the merger does not qualify as a reorganization under Section 368 of the Code, the exchange of Grace common stock for Acasti common shares by a U.S. Holder pursuant to the merger will generally be treated as a taxable exchange, and a U.S. Holder would generally recognize gain or loss in an amount equal to the excess of (i) the fair market value of the Acasti common shares received over (ii) such holder’s adjusted tax basis in the Grace common stock exchanged therefor. Any such gain would generally be capital gain and generally would be long-term capital gain if the U.S. Holder’s holding period for the Grace common stock exceeded one year at the time of the merger. The U.S. Holder’s holding period for the Acasti common shares should begin on the day after the merger, and the U.S. Holder’s tax basis in the Acasti common shares received in the exchange should equal the fair market value of such Acasti common shares (determined in U.S. dollars at the spot rate in effect at the time of the merger).

Long-term capital gains recognized by a non-corporate U.S. Holder generally are eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If a U.S. Holder acquired different blocks of Grace common stock at different times and at different prices, the holder’s tax basis and holding period in Acasti common shares may be determined with reference to each such block of Grace common stock.

The rules with respect to reorganizations under Section 368 of the Code and gain recognition under Section 367(a) of the Code discussed above are complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to the exchange of Grace common stock under your particular circumstances, including, if you believe you will be a 5% U.S. Holder, entering into a “gain recognition agreement” under applicable Treasury Regulations.

Consequences of Ownership and Disposition of Acasti Common Shares

Distributions. Subject to the discussion under “—Passive Foreign Investment Company Rules” below, a U.S. Holder that receives a distribution, including a constructive distribution or a taxable stock distribution, with respect to Acasti common shares generally will be required to include the amount of that distribution in gross income as a dividend (without reduction for Canadian income tax withheld, if any, from such distribution) to the extent of Acasti’s current or accumulated “earnings and profits” (as computed for U.S. federal income tax purposes). To the extent that a distribution exceeds such current and accumulated “earnings and profits”, the excess amount will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in the Acasti common shares with respect to which the distribution is made (resulting in a corresponding reduction in the tax basis of those Acasti common shares) and (b) thereafter, as gain from the sale or exchange of those Acasti common shares (see the more detailed discussion under “—Dispositions” below). Acasti does not intend to calculate its current or accumulated earnings and profits for U.S. federal income tax purposes and, therefore, will not be able to provide U.S. Holders with that information. U.S. Holders should therefore assume that any distribution with respect to Acasti common shares will constitute a dividend. However, U.S. Holders should consult their own tax advisors regarding whether distributions should be treated as dividends for U.S. federal income tax purposes. Unless the merger is treated as an 80% Inversion of Acasti, dividends paid on Acasti common shares generally will not be eligible for the “dividends received deduction” allowed to corporations under the Code with respect to dividends received from U.S. corporations.

A distribution paid by Acasti that is treated as a dividend generally will be taxed at the preferential tax rates applicable to long-term capital gains if, among other requirements, (a) Acasti is a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving the dividend is an individual, estate, or trust, and (c) the dividend is paid on Acasti common shares that have been held by the U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date” (i.e., the first date that a purchaser of the Acasti common shares will not be entitled to receive the dividend).

Acasti generally will be a “qualified foreign corporation” (“QFC”) if (a) it is eligible for the benefits of the Canada-U.S. Tax Treaty or (b) Acasti common shares are readily tradable on an established securities market in the United States, within the meaning provided in the Code. However, Acasti would not be treated as a qualified foreign corporation if Acasti is classified as a PFIC for the taxable year during which it pays the applicable dividend or for the preceding taxable year or if the merger were treated as a 60% Inversion of Acasti.

The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of those rules to them in their particular circumstances.

Dispositions. Subject to the discussion under “—Passive Foreign Investment Company Rules” below, a U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Acasti common shares (that is treated as a sale or exchange for U.S. federal income tax purposes) equal to the difference, if any, between (a) the U.S. dollar value of the amount realized on the date of the sale or disposition and (b) the U.S. Holder’s adjusted tax basis (determined in U.S. dollars) in the Acasti common shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will generally be long-term capital gain or loss if the holding period for the Acasti common shares is more than one year.

Long-term capital gains recognized by a non-corporate U.S. Holder generally are eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules. Special, generally unfavorable, rules apply to the ownership and disposition of the stock of a PFIC. For U.S. federal income tax purposes, a non-U.S. corporation is classified as a PFIC for each taxable year in which either:

•	at least 75% of its gross income is “passive” income (referred to as the “income test”); or

•	at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (referred to as the “asset test”).

Passive income includes the following types of income:

•	dividends, royalties, rents, annuities, interest, and income equivalent to interest; and

•	net gains from the sale or exchange of property that gives rise to dividends, interest, royalties, rents, or annuities and certain gains from the commodities transactions.

The determination of whether Acasti is a PFIC will take into account a pro rata portion of the income and assets of each corporation in which Acasti owns, directly or indirectly, at least 25% by value, including, after the merger, Grace. Acasti will not be a PFIC if the merger were treated as an 80% Inversion of Acasti.

As described above, PFIC status of a non-U.S. corporation depends on the relative values of certain categories of assets and the relative amounts of certain kinds of income for a taxable year. Therefore, Acasti’s status as a PFIC for any given taxable year depends upon the financial results for such year and upon relative valuations, which are subject to change and beyond Acasti’s ability to predict or control. Acasti has not yet determined whether it will be a PFIC for its taxable year that includes the merger or the likelihood that it will be a PFIC in future taxable years, but Acasti believes that it may not be classified as a PFIC for the current taxable year or future taxable years. However, PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules (which are subject to differing interpretations), generally cannot be determined until the close of the taxable year in question and is determined annually. Accordingly, there can be no assurance that Acasti will not be a PFIC in its current taxable year or subsequent years. The PFIC rules are complex, and each U.S. Holder should consult its tax advisor regarding the application of the PFIC rules to Acasti.

Default PFIC Rules Under Section 1291 of the Code

Generally, if Acasti is or has been treated as a PFIC for any taxable year during a U.S. Holder’s holding period of Acasti common shares, subject to the special rules described below applicable to a U.S. Holder who makes a Mark-to-Market Election or a QEF Election (each as defined below), any “excess distribution” with respect to the Acasti common shares would be allocated ratably over the U.S. Holder’s holding period. The amounts allocated to the taxable year of the excess distribution and to any year before Acasti became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations in that taxable year, as appropriate, and an interest charge would be imposed on the amount allocated to that taxable year. Distributions made in respect of Acasti common shares during a taxable year will be excess distributions to the extent they exceed 125% of the average of the annual distributions on Acasti common shares received by the U.S. Holder during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter. In addition, dividends generally will not be qualified dividend income if Acasti is a PFIC in the taxable year of payment or the preceding year.

Generally, if Acasti is treated as a PFIC for any taxable year during which a U.S. Holder owns Acasti common shares, any gain on the disposition of the Acasti common shares would be treated as an excess distribution, would be allocated ratably over the U.S. Holder’s holding period and subject to taxation in the same manner as described in the preceding paragraph and would not be eligible for the preferential long-term capital gains rate.

Certain elections (including the Mark-to-Market Election and the QEF Election, as defined and discussed below) may sometimes be used to mitigate the adverse impact of the PFIC rules on U.S. Holders, but these elections may not be available or may accelerate the recognition of taxable income and have other adverse results.

Each U.S. Holder should consult its own tax advisor regarding potential status of Acasti as a PFIC, the possible effect of the PFIC rules to such holder in their particular circumstances, information reporting required if Acasti were treated as a PFIC and the availability of any election that may be available to the holder to mitigate adverse U.S. federal income tax consequences of holding shares in a PFIC.

QEF Election

A U.S. Holder of shares in a PFIC generally would not be subject to the PFIC rules discussed above if the U.S. Holder had made a timely and effective election (a “QEF Election”) to treat Acasti as a “qualified electing fund” (a “QEF”). Instead, such U.S. Holder would be subject to U.S. federal income tax on its pro rata share of Acasti’s (i) net capital gain, which would be taxed as long-term capital gain to such U.S. Holder, and (ii) ordinary earnings, which would be taxed as ordinary income to such U.S. Holder, in each case regardless of whether such amounts are actually distributed to such U.S. Holder. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election generally (a) may receive a tax-free distribution from Acasti to the extent that such distribution represents Acasti’s “earnings and profits” that were previously included in income by such U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Acasti common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, for U.S. federal income tax purposes, a U.S. Holder that makes a timely QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of the Acasti common shares.

A QEF Election will be treated as “timely” if such QEF Election is made for the first taxable year in the U.S. Holder’s holding period for the Acasti common shares in which Acasti is a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such first year. If a U.S. Holder makes a QEF Election after the first taxable year in the U.S. Holder’s holding period for the Acasti common shares in which Acasti is a PFIC, then, in addition to filing the QEF Election documents, a U.S. Holder may elect to recognize gain (which will be taxed under the rules discussed under “—Default PFIC Rules Under Section 1291 of the Code”) as if the Acasti common shares were sold on the qualification date. The “qualification date” is the first day of the first taxable year in which Acasti is a QEF with respect to such U.S. Holder. The election to recognize such gain can only be made if such U.S. Holder’s holding period for the Acasti common shares includes the qualification date. By electing to recognize such gain, such U.S. Holder will be deemed to have made a timely QEF Election. In addition, under very limited circumstances, it is possible that a U.S. Holder might make a retroactive QEF Election if such U.S. Holder failed to file the QEF Election documents in a timely manner. If a U.S. Holder fails to make a QEF Election for the first taxable year in the U.S. Holder’s holding period for the Acasti common shares in which Acasti is a PFIC and does not elect to recognize gain as if the Acasti common shares were sold on the qualification date, such holder will not be treated as having made a “timely” QEF Election and will continue to be subject to the special adverse taxation rules discussed above under “—Default PFIC Rules Under Section 1291 of the Code”.

A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, Acasti ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which Acasti is not a PFIC. Accordingly, if Acasti becomes a PFIC in another subsequent taxable year, the QEF Election will be effective, and the U.S. Holder will be subject to the rules described above during any such subsequent taxable year in which Acasti qualifies as a PFIC.

A U.S. Holder cannot make and maintain a valid QEF Election unless Acasti provides certain U.S. tax information necessary to make such an election. On an annual basis, Acasti intends to use commercially reasonable efforts to make available to U.S. Holders, upon their written request (a) timely information as to Acasti’s status as a PFIC, and (b) for each year in which Acasti is a PFIC, information and documentation that a U.S. Holder making a QEF Election with respect to Acasti is required to obtain for U.S. federal income tax purposes. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election with respect to Acasti.

Mark-to-Market Election

A U.S. Holder of shares in a PFIC would not be subject to the PFIC rules discussed above under “—Default PFIC Rules Under Section 1291 of the Code” if the U.S. Holder had made a timely and effective election to mark the shares to market (a “Mark-to-Market Election”).

A U.S. Holder may make a Mark-to-Market Election with respect to the Acasti common shares only if such shares are marketable stock. Such shares generally will be “marketable stock” if they are regularly traded on a “qualified exchange,” which is defined as (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the Exchange Act, or (c) a non-U.S. securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such non-U.S. exchange has trading volume, listing, financial disclosure, surveillance, and other requirements, and the laws of the country in which such non-U.S. exchange is located, together with the rules of such non-U.S. exchange, ensure that such requirements are actually enforced and (ii) the rules of such non-U.S. exchange ensure active trading of listed stocks. The Acasti common shares will generally be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of Acasti common shares is traded on a qualified exchange for at least 15 days during each calendar quarter. Each U.S. Holder should consult its own tax advisor with respect to the availability of a Mark-to-Market Election with respect to the Acasti common shares.

In general, a U.S. Holder that makes a timely Mark-to-Market Election with respect to the Acasti common shares will include in ordinary income, for each taxable year in which Acasti is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Acasti common shares as of the close of such taxable year over (b) such U.S. Holder’s tax basis in such shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Acasti common shares over (ii) the fair market value of such shares as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (ii) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years. If a U.S. Holder makes a Mark-to-Market Election after the first taxable year in which Acasti is a PFIC and such U.S. Holder has not made a timely QEF Election with respect to us, the PFIC rules described above under “—Default PFIC Rules Under Section 1291 of the Code” will apply to certain dispositions of, and distributions on, the Acasti common shares, and the U.S. Holder’s mark-to-market income for the year of the election. If Acasti were to cease being a PFIC, a U.S. Holder that marked its Acasti common shares to market should not include mark-to-market gain or loss with respect to its Acasti common shares for any taxable year that Acasti was not a PFIC.

A U.S. Holder that makes a Mark-to-Market Election generally will also adjust such U.S. Holder’s tax basis in its Acasti common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of the Acasti common shares subject to a Mark-to-Market Election, any gain or loss on such disposition will be ordinary income or loss (to the extent that such loss does not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years). A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year unless the Acasti common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election with respect to the Acasti common shares.

Reporting

If Acasti were to be treated as a PFIC in any taxable year, a U.S. Holder will generally be required to file an annual report with the IRS containing such information as the U.S. Treasury Department may require.

Each U.S. Holder should consult its own tax advisor regarding Acasti’s potential status as a PFIC, the possible effect of the PFIC rules to such holder and information reporting required if Acasti were a PFIC, as well as the availability and effect of any election that may be available to the holder to mitigate adverse U.S. federal income tax consequences of holding shares in a PFIC.

Receipt of Foreign Currency. The amount of a distribution paid in Canadian dollars or Canadian dollar proceeds received on the sale or other taxable disposition of Acasti common shares will generally be equal to the U.S. dollar value of the currency on the date of receipt, and the recipient U.S. Holder’s tax basis in the Canadian dollars received will equal such U.S. dollar value. If any Canadian dollars received with respect to the Acasti common shares are later converted into U.S. dollars, U.S. Holders may realize gain or loss on the conversion. Any such gain or loss generally will be treated as ordinary income or loss and generally will be from sources within the United States for U.S. foreign tax credit purposes. Each U.S. Holder should consult its own tax advisor concerning the possibility of foreign currency gain or loss if any such currency is not converted into U.S. dollars on the date of receipt.

Foreign Tax Credit. Subject to certain limitations and the discussion above under “—U.S. Tax Residence of Acasti as a Result of the merger”, a U.S. Holder who pays (whether directly or through withholding) Canadian or other non-U.S. income tax with respect to the Acasti common shares may be entitled, at the election of the U.S. Holder, to receive either a deduction or a credit for Canadian or other non-U.S. income tax paid. Dividends paid on Acasti common shares generally will constitute income from sources outside the United States. Gain or loss, if any, realized upon a sale, exchange or other taxable disposition of the Acasti common shares generally will be treated as having a United States source for U.S. foreign tax credit limitation purposes. Consequently, a U.S. Holder may not be able to use any foreign tax credits arising from any Canadian tax imposed on the sale, exchange or other taxable disposition of the Acasti common shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources or unless an applicable treaty provides otherwise. The foreign tax credit rules (including the limitations with respect thereto) are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules, having regard to such U.S. Holder’s particular circumstances.

U.S. Federal Income Tax Consequences of the Acasti Reverse Stock Split to Existing U.S. Holders of Acasti Common Shares

The Acasti Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, an Existing U.S. Holder of Acasti common shares should not recognize gain or loss upon the Acasti Reverse Stock Split, except with respect to cash received in lieu of a fractional Acasti common share, as discussed below. The aggregate tax basis of an Existing U.S. Holder of Acasti common shares in the Acasti common shares received pursuant to the Acasti Reverse Stock Split should equal the aggregate tax basis of the Acasti common shares surrendered (excluding any portion of such basis that is allocated to any fractional Acasti common share), and the holding period of such Existing U.S. Holder of Acasti common shares in the Acasti common shares received should include the holding period in the Acasti common shares surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the Acasti common shares surrendered to the Acasti common shares received pursuant to the Acasti Reverse Stock Split. Existing U.S. Holders of Acasti common shares that acquired such shares on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

An Existing U.S. Holder of Acasti common shares that receives cash in lieu of a fractional Acasti common share pursuant to the Acasti Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis in the Acasti common shares surrendered that is allocated to such fractional Acasti common share. Such capital gain or loss should be long-term capital gain or loss if the holding period of such Existing U.S. Holder of Acasti common shares for the Acasti common shares surrendered exceeded one year at the effective time of the Acasti Reverse Stock Split.

Information Reporting and Backup Withholding

Unless the merger is treated as an 80% Inversion of Acasti, certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to Acasti. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply.

Generally, unless a U.S. Holder or Existing U.S. Holder of Acasti common shares is a corporation or other exempt entity, information reporting and backup withholding may apply to (i) proceeds from the exchange of Grace common stock for Acasti common shares, (ii) cash received in lieu of fractional Acasti common shares in the Acasti Reverse Stock Split and (iii) distributions on, and the payment of proceeds from, the sale or other taxable disposition of Acasti common shares. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. The IRS may impose a penalty upon any taxpayer that fails to provide a correct taxpayer identification number.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

In addition, certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds will be required to report information to the IRS relating to Acasti common shares if Acasti is not treated as a U.S. corporation or the shares are held in a “financial account” maintained by a “foreign financial institution” (each as defined in Section 1471(d) of the Code) by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Acasti common shares in such an account. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Acasti common shares.

ACCOUNTING TREATMENT

The merger will be accounted for using the acquisition method of accounting under U.S. GAAP, with Acasti considered the acquirer of Grace. Acasti will record assets acquired, including identifiable intangible assets, and liabilities assumed from Grace at their respective fair values upon closing of the merger. The purchase price will be based on the equity exchange ratio multiplied by Acasti’s share price as of the date of the merger. Any excess of the purchase price over the fair value of such net assets assumed will be recorded as goodwill. Alternatively, any excess of the fair values of such net assets over the purchase price will be recorded by as a bargain purchase gain.

The financial condition and results of operations of Acasti after completion of the merger will include Grace’s from the date of acquisition and, will not be restated retroactively to include the historical financial condition or results of operations of Grace. The earnings of Acasti following completion of the merger will reflect acquisition accounting adjustments, which include but are not limited to, the effect of changes in the carrying value of assets recognized and liabilities assumed on depreciation expense, amortization expense and interest expense. Indefinite lived intangible assets, including in-process research and development and any potential resulting goodwill, will not be amortized, but will be tested for impairment annually and whenever impairment indicators arise. All tangible and intangible assets that are subject to amortization will be tested for impairment whenever impairment indicators arise. If, in the future, Acasti determines that tangible or intangible assets (including any potential resulting goodwill) are impaired, Acasti will record an impairment charge.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

(Expressed in thousands of dollars except share data)

	Acasti	Grace	Transaction Accounting Adjustments	Note	Pro Forma Combined Total
Assets
Current assets:
Cash and cash equivalents	50,942	741	(5,428)	A	46,255
Short- term investments	9,789	—	—		9,789
Receivables	530	—	—		530
Assets held for sale	768	—	—		768
Prepaid expenses	343	6	—		349

Total current assets	62,372	747	(5,428)		57,691
Right of use asset	86	—	134	B	220
Deposits	—	38	—		38
Intangible assets—IPR&D	—	—	72,888	C	72,888
Goodwill	—	—	12,495	C	12,495

Total assets	62,458	785	80,089		143,332

Liabilities and shareholders’ equity
Current liabilities:
Trade and other payables	1,493	1,320	(273)	D	2,540
Lease liability	86	—	134	B	220
Paycheck protection program	—	153	(153)	E	—
Derivative liabilities	—	1,868	(1,868)	F	—
Convertible notes payable	—	11,185	(11,185)	F	—

Total current liabilities	1,579	14,526	(13,345)		2,760
Derivative warrant liabilities	5,219	—	—		5,219
Paycheck protection program	—	7	(7)	E	—

Total liabilities	6,798	14,533	(13,352)		7,979

Shareholders’ equity:
Common shares	197,194	2	81,968	G	279,164
Additional paid-in capital	10,817	4,708	(4,708)	G	10,817
Accumulated other comprehensive loss	(6,333)	—	—		(6,333)
Accumulated deficit	(146,018)	(18,458)	16,181	G	(148,295)

Total shareholder’s equity	55,660	(13,748)	93,441		135,353

Total liabilities and shareholders’ equity	62,458	785	80,089		143,332

Unaudited Pro Forma Condensed Combined Statements of Operations

Twelve months ended March 31, 2021

(Expressed in thousands of dollars except share data)

	Acasti	Grace	Transaction Accounting Adjustments	Note	Pro Forma Combined Total
Revenues
Revenues from product sales	196	—	—		196
Operating expenses
Cost of sales of products	(76)	—	—		(76)
Research and development expenses, net of government assistance	(4,173)	(1,857)	—		(6,030)
General and administrative expenses	(5,521)	(782)	(5,388)	A, G	(11,691)
Sales and marketing	(1,142)	—	—		(1,142)
Impairment of intangible assets	(3,706)	—	—		(3,706)
Impairment of equipment	(1,584)	—	—		(1,584)
Impairment of other assets and prepaid	(413)	—	—		(413)

Loss from operating activities	(16,419)	(2,639)	(5,388)		(24,446)

Financial expenses	(3,259)	(99)	(320)	F	(3,678)

Net loss and total comprehensive loss	(19,678)	(2,738)	(5,708)		(28,124)

Basic and diluted loss per share	(0.17)				(0.11)

Weighted average number of shares outstanding	118,625,833				267,734,304

Notes to Unaudited Pro Forma Combined Financial Statements

(Expressed in thousands of dollars except share data, unless otherwise stated)

1.	Description of the Transaction

On May 7, 2021, Acasti and Grace entered into the merger agreement, under the terms of an Agreement and Plan of Merger by and among Acasti, Grace and MergerCo. In order to effect the merger, MergerCo will be merged with and into Grace. Grace will be the surviving corporation of the merger and, through the merger, will become a wholly owned subsidiary of Acasti.

At the effective time of the merger, each issued and outstanding share of Grace common stock (after giving effect to the acceleration of the Grace restricted stock and the conversion of the Grace convertible promissory notes) will automatically be converted into the right to receive a number of Acasti common shares per share of Grace common stock equal to the equity exchange ratio set forth in the merger agreement such that, immediately following the consummation of the merger, existing Acasti shareholders are expected to own at least 55% and existing Grace stockholders are expected to own at most 45% of the outstanding capital stock of the combined company on a fully-diluted basis. The equity exchange ratio is subject to upward adjustment in favor of Acasti shareholders based on each company’s capitalization and net cash balance at the effective time of the merger, as specified in the merger agreement. The equity exchange ratio is initially estimated to be 6.13 Acasti common shares for each share of Grace’s common stock. Acasti shareholders will continue to own their existing Acasti common shares after the merger.

Because, among other things, the number Acasti’s common shares issuable to Grace stockholders is determined based on Acasti’s and Grace’s net cash balance to be mutually agreed upon at least two (2) business days prior to the closing date and the capitalization of Acasti and Grace at the closing, Acasti’s shareholders cannot be certain of the exact number of shares that will be issued to (or reserved for issuance to) Grace stockholders when Acasti’s shareholders vote on the proposals at the shareholders meeting. The equity exchange ratio referenced above is an estimate only and the final equity exchange ratio will be determined pursuant to a formula described in detail in the merger agreement and in this proxy statement/prospectus. Consummation of the merger is subject to certain closing conditions, including, among other things, approval by the Acasti shareholders.

2.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet as of March 31, 2021, was prepared using the historical balance sheets of Acasti and Grace and gives effect to the merger as if it occurred on March 31, 2021. The unaudited pro forma combined statements of operations for the period ended March 31, 2021, give effect to the merger as if it occurred on April 1, 2020, and were prepared using the historical consolidated statement of operations and comprehensive income of Acasti for the year ended March 31, 2021. The Grace historical statement of operations utilized were computed by deducting the unaudited historical statement of operations for the three-month period ended of March 31, 2020, from the audited historical statement of operations for the year ended December 31, 2020, and adding the unaudited historical statement of operations for the three month period ended of March 31, 2021. For accounting purposes, Acasti has been identified as the accounting acquirer of Grace.

The historical financial statements of Grace have been adjusted to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements of Acasti and Grace.

3.	Computation of Grace Historical Statement of Operations and Comprehensive Income

The following table shows the computation of Grace historical Statement of Operations included in the pro forma, computed by deducting the unaudited historical statement of operations for the three- month period ended of March 31, 2020, from the audited historical consolidated statement of operations for the year ended December 31, 2020, and adding the unaudited historical statement of operations and comprehensive income for the three-month period ended of March 31, 2021.

	Statement of Operations
	Year ended December 31, 2020	Three-month period ended March 31, 2020	Three-month period ended March 31, 2021	Twelve months ended March 31, 2021
Operating Expenses
Research and development expenses	(1,937)	(386)	(306)	(1,857)
General and administrative expenses	(780)	(260)	(262)	(782)

Loss from operating activities	(2,717)	(646)	(568)	(2,639)

Financial Expenses	(211)	(353)	(663)	(99)

Net loss	(2,506)	(999)	(1,231)	(2,738)

4.	Pro Forma Adjustments

Based on Acasti management’s review of Grace’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Grace to conform to the accounting policies of Acasti are not expected to be significant.

The pro forma adjustments set out below are based on preliminary estimates and could change materially as additional information is obtained.

Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on information contained within the merger agreement. Further analysis will be performed after the completion of the merger to confirm these adjustments.

A.	To reflect transaction and issuance costs in connection with the consummation of the merger as follows:

i)

To reflect preliminary estimated transaction costs of $2,300 in connection with the merger, such as adviser fees, legal, and accounting expenses that were not accrued as at March 31, 2021, but are expected to be incurred by Acasti as a decrease in cash and an increase to accumulated deficit in the unaudited pro forma condensed combined balance sheet.

ii)

To reflect preliminary estimated share issuance costs of $40 in connection with the merger, such as legal fees that are expected to be incurred by Acasti as a decrease in cash and share capital in the unaudited pro forma condensed combined balance sheet.

iii)

To reflect preliminary estimated transaction costs of $3,100 in connection with the merger, such as adviser fees, legal, and accounting expenses that were not accrued as at March 31, 2021 but are expected to be incurred by Grace as a decrease in cash and an increase to accumulated deficit in the unaudited pro forma condensed combined balance sheet.

B.

To reflect the adjustments to account for unrecognized operating lease liabilities and right-of-use assets of Grace at their fair values as of March 31, 2021, in the unaudited pro forma condensed combined balance sheet.

C.	Estimated purchase price and preliminary purchase price allocation:

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price consideration of approximately $82,010 based on Acasti’s closing share price of $0.55 on June 11, 2021. The value of purchase price consideration will change based on fluctuations in the share price of Acasti’s common shares and the number shares of Grace common stock outstanding on the closing date. The following table summarizes the components of the estimated consideration:

Estimated Grace shares outstanding	24,772,964
Estimated equity exchange ratio	6.019
Total common shares issued	149,108,471
Share price	$0.55
Total estimated purchase price	$82,010

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired. The allocation is preliminary pending the finalization of the valuation of the identifiable intangible assets—in process R&D. Furthermore, the identified intangible assets—in process R&D are not subject to amortization expense.

Net liabilities assumed	$(3,373)
Identifiable intangible assets—In process R&D	$72,888
Goodwill	$12,495
Total estimated purchase price	$82,010

The estimated purchase price will depend on the market price of Acasti’s common shares and the equity exchange ratio when the acquisition is consummated. Management believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on purchase price would be as follows with an offsetting adjustment to Goodwill:

	Acasti share price	Estimated consideration to be paid
As presented	$0.55	$82,010
10% increase	$0.61	$90,211
10% decrease	$0.50	$73,809

D.

To reflect the pre-closing adjustments for Grace regarding settlement of certain liabilities for $273 related to Board of Directors and Chief Executive Officer fees as required in the merger agreement, reflected as a decrease in accounts payable and an increase to accumulated deficit in the unaudited pro forma condensed combined balance sheet.

E.

To reflect the pre-closing adjustments for Grace regarding settlement of certain liabilities under the Paycheck Protection Program loan for $160 as required in the merger agreement, reflected as a decrease in accounts payable and an increase to accumulated deficit in the unaudited pro forma condensed combined balance sheet.

F.

Included in Grace’s March 31, 2021, balance sheet is $11,185 related to convertible notes payable and $1,868 of derivative liability. The convertible feature of the note’s payable was deemed to be an embedded feature, and pursuant to ASC 815 was bifurcated from the host instrument and recorded at fair value within Grace’s financial statements. For pro forma purposes, these convertible notes are mandatorily convertible into common shares due to a change in control clause before the completion of the merger transaction and as such, the as-converted Grace common shares will receive Acasti common shares on completion of the merger. Not included in the pro forma are any gain or loss adjustments related to the extinguishment of the convertible debt as these would have occurred prior to the proposed merger. Furthermore, an adjustment of $320 is included removing any impact of interest expense and any fair value loss related to the convertible debt and derivative liability included in Grace financial expenses.

G.	Adjustments to shareholders equity.

The estimated impact to total shareholders’ equity as at March 31, 2021, is summarized as follows:

	Eliminate Grace historical equity[1]	Estimated transaction costs[2]	Equity issuance net of share issuance costs[3]	Total Transaction accounting adjustments
Common shares	—	—	81,968	81,968
Additional paid-in capital	(4,708)	—	—	(4,708)
Accumulated deficit	21,569	(5,388)	—	16,181

Total shareholder’s equity	16,861	(5,388)	81,968	93,441

[1]	Grace historical equity of $18,458 adjusted for transaction related adjustments other than those related to convertible notes payable and debenture liability.
[2]	Estimated transaction costs of $2.3 million related to Acasti and $3.1 million related to Grace.
[3]	$82,010 estimated purchase price net of estimated share issuance costs of $40 and $2 of Grace’s common stock.

COMPARATIVE PER SHARE DATA

The following tables set forth certain historical and pro forma per share financial information related to Acasti common shares and Grace common stock.

The following information should be read in conjunction with:

(i)	the audited consolidated financial statements of Acasti that are incorporated by reference into this proxy statement/prospectus,

(ii)	the audited and unaudited consolidated financial statements of Grace that are included in this proxy statement/prospectus, and

(iii)	the financial information contained in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 159.

The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have resulted if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to present balance sheet data or results of operations data as of any future date or for any future period.

For the twelve months ended or as at March 31, 2021
Acasti Historical Data Per Share
Basic and diluted loss per share	$(0.17)
Cash dividends declared per share	—
Book value per share	$0.01
Combined Unaudited Pro Forma Data Per Share
Basic and diluted loss per share	$(0.11)
Cash dividends declared per share	—
Book value per share	$0.01

GRACE BUSINESS

Grace Therapeutics, Inc., organized in New Jersey under the laws of Delaware, is a rare and orphan disease specialty pharmaceutical company focused on developing and commercializing products that improve clinical outcomes using novel drug delivery technologies. Grace seeks to apply new proprietary formulations to existing pharmaceutical compounds to achieve enhanced efficacy, faster onset of action, reduced side effects, convenient delivery, and increased patient compliance. The active ingredients chosen by Grace for further development may be already approved in a target indication or could be repurposed for use in new indications.

Rare disorders represent an attractive area for drug development, as there remains an opportunity for Grace to utilize already approved drugs that have established safety profiles and clinical experience to potentially address significant unmet medical needs. A key advantage of pursuing therapies for rare disorders is the potential to receive orphan drug designation (ODD) from the FDA. ODD provides for seven years of marketing exclusivity in the U.S. post-launch, provided the appropriate conditions are met. Rare diseases also allow for more manageably scaled clinical trials and provide market opportunities that may require a smaller, more targeted commercial infrastructure.

In addition, the existing safety profiles of these products combined with the ability to utilize the Section 505(b)(2) regulatory pathway under the Federal Food, Drug and Cosmetic Act (the “FFDCA”) may provide a potentially shorter path to regulatory approval. Under Section 505(b)(2), if sufficient support of a product’s safety and efficacy either through previous FDA experience or sufficiently within the scientific literature can be established, it may eliminate the need to conduct some of the early studies that new product candidates might otherwise require.

Grace has initially focused its drug development efforts on three underserved orphan indications:

•	Central nervous system (“CNS”);

•	Cardiovascular; and

•	Gastrointestinal disorders.

The specific diseases targeted for drug development by Grace are well understood although these patient populations may remain poorly served by available therapies or in some cases approved therapies do not yet exist. Grace aims to effectively treat debilitating symptoms that result from these underlying diseases.

Grace’s three most advanced programs are:

•

GTX-104, an IV formulation of nimodipine designed to treat Subarachnoid Hemorrhage (“SAH”), a rare brain disorder for which Grace has completed multiple pharmacokinetic (“PK”) studies. SAH is a CNS condition that causes acute bleeding in the brain and requires immediate medical attention to prevent long-term disability or death. GTX-104 could be administered to improve the management of hypotension and reduce the incidence of vasospasm in these patients and potentially lead to better outcomes.

•

GTX-102, an oral-mucosal betamethasone spray for the treatment of Ataxia Telangiectasia (“A-T”), an orphan pediatric complex genetic neurodegenerative disorder usually diagnosed in young children, for which no FDA approved treatment exists.

•

GTX-101, a topical bioadhesive film-forming bupivacaine spray for Postherpetic Neuralgia (“PHN”), which is persistent and often causes debilitating pain following infection by the shingles virus. Grace believes that GTX-101 could be administered to patients with PHN to treat pain associated with the disease.

As discussed above, Grace intends to utilize the Section 505(b)(2) regulatory pathway to seek approval for these lead programs.

Grace’s management team possesses significant experience in drug delivery research and evaluation, clinical development, regulatory affairs, and business development, which will combine well with Acasti’s existing management team, the latter being well versed in late-stage development and commercialization. Grace’s team have been collectively involved in the development and approval of several successful marketed drugs including ANDROGEL™, SUBSYS™, MARINOL™ and KEPPRA XR™.

Clinical Pipeline and Near-Term Milestones

Acasti is a leading specialty pharmaceutical company that will leverage its newly combined expertise in novel drug delivery in rare and orphan diseases from Grace with its own late-stage clinical, pharmaceutical development and commercialization competencies. Following the Grace acquisition, the combined Company’s clinical pipeline will consist of three clinical-stage drug candidates, GTX-104, GTX-102, and GTX-101, each having received orphan designations from the FDA, as well as an additional five assets in pre-clinical development. Key near-term milestones are summarized in the chart below and detailed discussion of the pipeline are discussed in the paragraphs that follow.

GTX-104 Overview

Granted FDA approval in 1988, nimodipine is the only drug approved to improve neurological outcomes in SAH. It is only available in the U.S. as a generic oral capsule and as a branded oral liquid solution called NYMALIZE™, which is manufactured and sold by Arbor Pharmaceuticals. Oral nimodipine has poor water solubility and high permeability characteristics as a result of its high lipophilicity. Additionally, oral nimodipine has dose-limiting side-effects such as hypotension, low bioavailability resulting from high first-pass metabolism, and a narrow administration window as food effects lower bioavailability significantly. Nimodipine capsules are also difficult to administer, particularly to unconscious patients or those with impaired swallowing. Concomitant use with CYP3A inhibitors is contraindicated (NIMODIPINE Capsule PI).

NIMOTOP™ is an injectable form of nimodipine that is manufactured by Bayer Healthcare, is approved in Europe and other regulated markets (but not in the U.S.), and has limited utility for SAH patients because of its high organic solvent content, namely 23.7% ethanol and 17% polyethylene glycol 400 (NIMOTOP SmPC).

GTX-104 is a clinical stage, novel nanoparticle formulation of nimodipine for IV infusion in SAH patients. It uses surfactant micelles as the drug carrier to solubilize nimodipine. This nimodipine injectable formulation is composed of a nimodipine base, an effective amount of a hydrophilic surfactant, and a pharmaceutically acceptable carrier for injection. GTX-104 is an aqueous solution substantially free of organic solvent, such that the nimodipine is contained in a concentrated injection solution, suspension, emulsion or complex as a micelle, a colloidal particle or an inclusion complex, and the formulation is stable and clear.

GTX-104 could provide a more convenient dosing schedule as it may be administered every twelve hours in patients with SAH as compared to nimodipine capsules or Nymalize, which must be administered every four hours. In addition, since GTX-104 is peripherally infused, the dosing regimen is continuous during the period of therapy as compared to six times per day for both Nymalize oral solution and nimodipine oral capsules. Therefore, GTX-104 could be considered a major contribution to patient care (MCTPC) by potentially reducing the dosing frequency to twice daily from six times a day. In addition, GTX-104 has the potential to provide improved bioavailability (“BA”), and lower intra-subject variability. Because of its IV formulation, it is also expected to reduce drug-drug interactions or food effects.

Despite the positive impact it has on recovery, physicians often discontinue their patients on oral nimodipine, primarily as a result of hypotensive episodes that cannot be controlled by titrating the drug. Such discontinuation could potentially be avoided by administering GTX-104, which because of its IV administration, may obviate the complexity that results from the need for careful attention to the timing of nimodipine administration every four hours relative to meals. Administration of GTX-104 via a peripheral vein is often much more comfortable for the patients compared to administration by central venous access, which can often be a difficult and invasive procedure. Also, unconscious patients will likely receive more consistent concentrations of nimodipine when delivered by the IV route as compared to oral gavage or a nasogastric tube, which should result in a reduction of vasospasm and a better, more consistent management of hypotension. As summarized in the table below, Grace anticipates reduced use of rescue therapies, such as vasopressors, and expensive hospital resources, such as the angiography suite, by more effectively managing blood pressure with GTX-104.

About Subarachnoid Hemorrhage (SAH)

SAH is bleeding over the surface of the brain in the subarachnoid space between the brain and the skull, which contains blood vessels that supply the brain. A primary cause of such bleeding is rupture of an aneurysm. The result is a relatively uncommon type of stroke that accounts for about one-in-twenty (5%) of all strokes and has an incidence of six per 100,000 person years (Becske, 2018).

In contrast to common types of stroke in elderly individuals, an SAH often occurs at a relatively young age, with approximately half the effected patients younger than 60 years old (Becske, 2018). Particularly devastating for patients younger than 45, around 10 to 15% of aneurysmal SAH (“aSAH”) patients die before reaching the hospital (Rinkel, 2016), and those who survive the initial hours post hemorrhage are admitted or transferred to tertiary care centers with high risk of complications, including rebleeding and delayed cerebral ischemia (“DCI”). Systemic manifestations affecting cardiovascular, pulmonary, and renal function are common, and often complicate management of DCI. Approximately 70% of aSAH patients experience death or a permanent dependence on family members, and half die within one month after the hemorrhage. Of those who survive the initial month, half remain permanently dependent on a caregiver to maintain daily living (Becske, 2018).

Treatment offerings currently include sustained hypervolemia, hemodilution, and/or induced hypertension (Triple-H therapy), calcium antagonists and angioplasty. Because vasospasm may result from an increase of calcium in the vascular smooth-muscle cell, a medical rationale has emerged for the use of calcium antagonists. The addition of calcium antagonists like nimodipine to the treatment arsenal for the prevention of cerebral vasospasm after aSAH is based on the notion that these drugs can counteract the influx of calcium into the vascular smooth-muscle cell (Rinkel, 2002).

The incidence of SAH in the US is approximately 10 in every 100,000 persons per year (Becske, 2016; NINDS, 2016; Ingall, 1989; Schievink, 1995; Schievink, 1997; Zacharia, 2010), based on multiple analyses of the population of Rochester, Minn. Ingall (1989) studied the incidence of SAH in this population over the 40-year period from 1945 through 1984. At that time, the population of Rochester lent itself well to epidemiological studies because medical care was provided primarily by the Mayo Clinic. Over this period the average annual incidence rate of aSAH remained constant at approximately 11 per 100,000 population. More recently, the American Heart Association/American Stroke Association Guidelines for the Management of Aneurysmal Subarachnoid Hemorrhage (Connolly, 2012) refer to the 2003 Nationwide Inpatient Sample as providing an annual estimate of 14.5 discharges for aSAH per 100,000 adults, although, because death resulting from aSAH often occurs before hospital admission (in an estimated 12% to 15% of cases), the true incidence may be higher. According to the US Census Bureau, Population Estimates for 2015, the US population is currently estimated at 321,418,820. Therefore, approximately 53,596 individuals experience aSAH each year. The total addressable market for SAH is approximately $300 million in the U.S., and an estimated 50,000 patients in the European Union based on annual inpatient admissions and the average length-of-stay.

GTX-104—R&D History and Clinical Studies to Date

During 2017-2018, Grace evaluated GTX-104 in a four-part, single center, randomized, safety and dose-escalation and crossover study in over 80 healthy male and female subjects designed to assess the PK, bioavailability (“BA”), and the safety of GTX-104 administered via IV infusion compared to nimodipine oral capsules (the “GTX-104-001 Study”).

Details of the four-part PK study follow below:

Part One

Primary objective:	Evaluate the preliminary cardiovascular safety and tolerability of incremental doses of IV GTX-104 in healthy male and female subjects

Method:	Evaluate incremental dose-escalation of GTX-104 administered at dose levels of 0.3 mg/h to 1.22 mg/h over 16 hours, with dose-escalation occurring every 4 hours (0.3, 0.6, 0.9, and 1.22 mg/h)

Adverse Events:	Arthralgia, constipation, flatulence, headache, infusion site irritation, peripheral edema, and vomiting—all adverse events (“AEs”) were rated as mild in severity

Part Two:

Primary Objective:

Evaluate the PK and BA of GTX-104 administered via IV infusion compared to the reference product of oral nimodipine capsules and to select the dose of IV GTX-104 with an exposure profile most closely matching that of oral nimodipine capsules

Method:

Two-period, crossover BA study. Pilot study that evaluated GTX-104 administered open-label as 1.22 mg/h continuous IV infusion for 16 hours compared to oral nimodipine (60 mg every 4 hours for 12 hours) in twelve subjects

Adverse Events:

No serious adverse events (SAEs) in any subjects. 20.0% of subjects reported non-serious AEs following administration of GTX-104 compared to 50.0% of subjects reporting AEs following administration of oral nimodipine

Part Three:

Primary Objective:

Determine the comparative bioavailability of IV GTX-104 versus oral nimodipine capsules and to evaluate the safety and tolerability of IV GTX 104 compared to oral nimodipine capsules in healthy male and female subjects

Method:

BA study, with GTX-104 administered as 1.1 mg/h continuous IV infusion for 28 hours compared to oral nimodipine capsules administered every four hours for 24 hours at a dose level of 60 mg in approximately 32 subjects

Adverse Events:

No SAEs; 20.0% of the subjects reported non-serious AEs following administration of GTX-104 whereas eight (50.0%) subjects reported AEs following administration of oral nimodipine. Fourteen (34.1%) subjects reported AEs following administration of GTX-104 whereas 18 (43.9%) subjects reported AEs following administration of oral nimodipine

Part Four:

Primary Objective:

Determine the comparative BA of IV GTX-104 versus oral nimodipine capsules and to evaluate the safety and tolerability of IV GTX 104 compared to oral nimodipine capsules in healthy male and female subjects

Method:

BA study; extension study with the same study design as Part Three, where only GTX-104 was administered open-label as a continuous IV infusion of 1.4 mg/h for 36 hours with oral nimodipine administered for 20 hours (approximately 24 subjects)

Adverse Events:	No SAEs; 10 (41.7%) subjects reported AEs following administration of GTX-104 whereas eight (36.4%) subjects reported AEs following administration of oral nimodipine

Box and Whiskers Plot: AUC 12-16hr Between GTX-104 IV infusion VS Oral capsule

GTX-104 Near Term Milestones:

Conduct PK Bridging and Phase 3 safety studies

In April 2020, Grace received FDA Type C meeting minutes from the FDA Division of Neurology on the clinical studies the agency required to be considered for product approval. Grace has utilized the data from its completed Phase 1 clinical trials for GTX-104, along with clinical and regulatory guidance from the FDA through a Type C meeting to finalize the infusion paradigm via a PK Bridging Study. That study is planned to start in 2H21 with results expected in calendar IH22.

Should that study meet its endpoints, then Grace plans to utilize this infusion paradigm to conduct a Phase 3 safety study in SAH patients. Assuming the PK Bridging study finishes on schedule, the Phase 3 Safety Study is expected to be initiated in 2H22. Assuming both studies meet their primary end points Grace expects to submit the data in a Section 505(b)(2) New Drug Application (“NDA”) filing with the goal to obtain FDA approval.

GTX-104 Competitive Outlook:

Oral nimodipine is the current standard of care for SAH in the U.S. and its use and administration is tracked by the Joint Commission, which manages the stroke certification hospitals in the United States. While there is no comparable product on the market, the main competitor to GTX-104 is NYMALIZETM, a nimodipine oral solution, sold by Arbor Pharmaceuticals, LLC., and generic nimodipine capsules. Among the drugs currently in clinical development for SAH, includes Pivlaz (clazosentan disodium) with on-going clinical development studies conducted by Idorsia Pharmaceutical Ltd. The expected use of this drug would potentially be as an add-on to nimodipine but is not expected to replace it.

GTX-102 Overview

GTX-102 is a novel, oral-mucosal spray of betamethasone intended to improve neurological symptoms of Ataxia Telangiectasia (A-T) for which there are no FDA approved therapies. GTX-102 is a stable oral spray formulation comprised of the glucocorticoid betamethasone and other excipients, that can be sprayed conveniently over the tongue of the patient.

About Ataxia Telangiectasia (A-T)

A-T is a rare genetic progressive autosomal recessive neurodegenerative disorder that affects children, with the hallmark symptoms of cerebellar ataxia and other motor dysfunction, and dilated blood vessels (telangiectasia) that occur in the sclera of the eyes. A-T is caused by mutations in the ataxia telangiectasia gene, which is responsible for modulating cellular response to stress, including breaks in the double strands of DNA.

Children with A-T begin to experience balance and coordination problems when they begin to walk (toddler age), and ultimately become wheelchair-bound in their second decade of life. In pre-adolescence (ages between five and eight), patients experience oculomotor apraxia, dysarthria, and dysphagia. They also often develop compromised immune systems and are at increased risk of developing respiratory tract infections and cancer (typically lymphomas and leukemia) (U.S. National Cancer Institute A-T, 2015).

A-T is diagnosed through a combination of clinical assessment (especially neurologic and oculomotor deficits), laboratory analysis, and genetic testing. There is no known treatment to slow disease progression, and treatments that are used are strictly aimed at controlling the symptoms (e.g., physical, occupational or speech therapy for neurologic issues), or conditions secondary to the disease (e.g., antibiotics for lung infections, chemotherapy for cancer, etc.) (U.S. National Cancer Institute A-T, 2015). There are no FDA-approved therapeutic options currently available. Patients typically die by age 25 from complications of lung disease or cancer. A-T affects approximately 4,300 patients per year in the U.States and according to Fletcher Spaght, Inc., has a potential total addressable market of $150 million based on treatable patients in the United States.

The U.S. National Institutes of Health (NIH) Genetics Home Reference, the U.S. National Organization for Rare Disorders (NORD), the U.S. National Cancer Institute, and the U.S. National Ataxia Foundation, all estimate the incidence of A-T worldwide to be between 1:40,000 and 1:100,000 live births. It has been reported in all races throughout the world and is represented equally in males and females (Lavin, 2007; Sedgwick and Boder, 1972).

For the purposes of estimating prevalence, the maximum survival age observed by Crawford et al, 40 years, has been used. Assuming a maximum survival of 40 years from 2015, the total number of A-T cases has been calculated from 1975. The highest incidence rate reported in the U.S. of 1:40,000 has been used to obtain an estimate of A-T prevalence today. Between 1975 and 2015, the highest number of births in one year was 4,316,233 in 2007 (Martin, 2010; Martin, 2015) and so for the purposes of this prevalence calculation, this has been taken as the number of births per year.

Total A-T cases/year = 25 A-T births/million live births x 4.32 million live births/year = 108 A-T cases/year. Assuming that all 108 people possibly born with A-T are still alive today, the total number of individuals with A-T today in the US, at the very outside estimate = 108 births/year x 40 years = 4320 cases. With a current US population of 321,251,852 (United States Census Bureau) the highest estimated prevalence of A-T is 4320:321,251,852 or 1:74,364.

GTX-102—R&D and Clinical Studies to Date

In a multicenter, double-blind, randomized, placebo-controlled crossover trial conducted in Italy, Zannolli et. al. studied the effect of betamethasone on the reduction of ataxia symptoms in 13 children (ages between two to eight years) with A-T. Patients were randomly assigned to first receive either betamethasone or placebo at a dose of 0.1 mg/kg/day for 30 days: at full dose for the first 10 days, at a tapered dose on days 11–20 (i.e., for 4 days, 0.075 mg/kg/day; for 4 days, 0.050 mg/kg/day; and for 2 days, 0.025 mg/kg/day); and at full dose for the last 10 days (the full dose was tapered in the middle of the treatment phase to reduce risk from potential functional suppression of the hypothalamus-hypophysis-adrenal axis). Each phase of the trial was followed by a washout period of 30 days. The primary outcome measure was the reduction in ataxia symptoms as assessed by the International Cooperative Ataxia Rating Scale (“ICARS”).

In the trial, betamethasone reduced the ICARS total score by a median of 13 points in the intent-to-treat (ITT) population and 16 points in the per-protocol (PP) population (the median percent decreases of ataxia symptoms of 28% and 31%, respectively). In the ITT population, significant differences were observed in the posture and gait disturbance (p = 0.02), kinetic function (p = 0.02), and speech disorders ICARS subscales (p = 0.02), but not in the oculomotor disorders subscale (p > 0.05). Similar results were found in the PP population. Adverse events in the trial were minimal, with no compulsory withdrawals and only minor side effects that did not require medical intervention. Small increases in body weight were observed in 12 patients on betamethasone and in 4 patients on placebo. Moon face was present in 8 patients on betamethasone. Clinical study results in A-T patients administered oral betamethasone indicated that betamethasone significantly reduced ICARS total score relative to placebo (P = 0.01). The median ICARS change score (change in score with betamethasone minus change in score with placebo) was -13 points (95% CI for the difference in medians was -19 to -5.5 points).

	Clinical Study Results in A-T Patients Administered Oral Betamethasone
	Placebo		Betamethasone		Efficacy
ICARS	Day -1	Day 31	Day -1	Day 31	Δb	95% Cl for the median	P value[c]
Total score	46 (14-69)	41.5 (26-68)	50 (20-68)	33 (19-55)	-13 (-28 to 14)	-19 to -5.5	.01
I. Posture and gait disturbance	13.5 (3-30)	14.5 (7-30)	18 (7-29)	9 (4-26)	-5 (-15 to 5)	-9.5 to -1.5	.02
II. Kinetic function	22 (6-32)	20.5 (13-31)	23 (10-33)	18 (8-28)	-8 (-15 to 10)	-10 to -0.5	.02
III. Speech disorder	3 (1-5)	2.5 (2-5)	3 (2-5)	2 (1-5)	-1 (-3 to 1)	-2.5 to -0.5	.02
IV. Oculomotor disorders	3 (2-5)	3.5 (1·5)	3 (1-5)	3 (1-5)	0 (-2 to 2)	-2 to 1.43

[a]	Data are medians (ranges). Thirteen ITT A-T patients are included.

[b]	Median differences between the change in the ICARS score related to BETA treatment (d BETA) and the change related to placebo treatment (d placebo).
[c]	P values calculated using the Wilcoxon rank sum test.

Betamethasone significantly reduced ICARS total score relative to placebo (P = .01). The median ICARS change score (change in score with Betamethasone minus change in score with placebo) was -13 points (95% CI for the difference in medians was -19 to -5.5 points).

Based on the Zannolli data, Grace believes GTX-102 has the potential to provide clinical benefits in decreasing A-T symptoms, including assessments of posture and gait disturbance and kinetic, speech and oculomotor functions. In addition, GTX-102 may ease drug administration for patients experiencing A-T given its application of 1-3x 140µL of concentrated betamethasone liquid spray onto the tongue using a more convenient metered dose spray, as these A-T patients typically have difficulty swallowing (lefton-greif 2000).

GTX-102 PK data to date:

GTX-102 administered as an oral spray achieves similar blood levels at only 1/70th the volume of an oral solution of betamethasone. This is important for A-T patients who have difficulties swallowing large volumes of liquids.

GTX-102 Near-Term Milestones:

Conduct PK Bridging and confirmatory Phase 3 clinical trials.

Grace has licensed the data from the multicenter, double-blinded, randomized, placebo-controlled crossover trial, from Azienda Ospedaliera Universitaria Senese, Siena, Italy, where Dr. Zannolli et. al. studied the effect of oral betamethasone liquid to reduce ataxia symptoms in patients with A-T. This gives Grace the right to reference this data in its NDA filing. On November 12, 2015, Grace submitted the data from the Zannolli Study to the FDA’s Division of Neurology at a pre-Investigational New Drug (“IND”) meeting and received guidance from the agency on the regulatory requirements to seek approval.

Based on such FDA guidance, Grace plans to conduct a PK bridging study of its proprietary oral spray as compared to the oral liquid drops used in the Zannolli Study. It is believed that this study may result in a better, more convenient use experience as patients with A-T often have trouble swallowing. Additionally, based on FDA’s subsequent guidance and assuming the PK bridging study meets its primary endpoint Grace plans to conduct a confirmatory Phase 3 safety and efficacy trial in A-T patients. Assuming both studies meet their primary endpoints, an NDA filing under Section 505(b)(2) would follow.

GTX-102 Competitive Outlook:

In the A-T space, one of the key potential competitors for GTX-104 could be EryDex, which is currently in clinical development by a company called Erydel SpA for the treatment of A-T. It is a novel, proprietary method of encapsulating a potent steroid, dexamethasone sodium phosphate (a stereoisomer of betamethasone), into red blood cells (RBCs) allowing for its gradual dephosphorylation and release in a patient’s circulation for up to thirty days. The process is cumbersome since it involves drawing blood, encapsulating dexamethasone inside the RBCs and reinfusing the dexamethasone infused RBCs into the patient (Chessa, 2014). The process may take several days to complete, and the encapsulation machine takes up valuable hospital space. Since many A-T patients and their families live far away from the center, Grace believes it will be difficult to gain adoption. In contrast, GTX-102 is being developed for either self-administration, or administration by a caregiver, which may result in significantly lower cost of treatment and potentially improved patient convenience and compliance.

GTX-101 Overview

GTX-101 is a topical bio-adhesive film forming bupivacaine spray designed to ease the symptoms of patients suffering with PHN. GTX-101’s metered-dose of bupivacaine spray forms a thin bioadhesive topical film on the surface of the patient’s skin, which enables a touch-free, non-greasy application. It also comes in convenient, portable 30 ml plastic bottles. Unlike oral gabapentin and lidocaine patches, Grace believes that the biphasic delivery mechanism of GTX-101 has the potential for rapid onset and continuous pain relief for up to eight hours. No skin sensitivity was reported in its Phase 1 study.

About Postherpetic Neuralgia (PHN)

PHN is neuropathic pain due to damage caused by the varicella zoster virus. Infection with varicella zoster virus (“VZV”) causes two distinct clinical conditions. Primary VZV infection causes varicella (i.e., chickenpox), a contagious rash illness that typically occurs among young children. Secondary VZV can reactivate clinically, decades after initial infection, to cause herpes zoster (“HZ”) otherwise known as shingles. Acute HZ arises when dormant virus particles, persisting within an affected sensory ganglion from the earlier, primary infection with VZV become reactivated when cellular immunity to varicella decreases. Viral particles replicate and may spread to the dorsal root, into the dorsal horn of the spinal cord, and through peripheral sensory nerve fibers down to the level of the skin. Viral particles also may circulate in the blood. This reactivation is accompanied by inflammation of the skin, immune response, hemorrhage, and destruction of peripheral and central neurons and their fibers. Following such neural degeneration, distinct types of pathophysiological mechanisms involving both the central and peripheral nervous systems may give rise to the pain associated with PHN.

While the rash associated with HZ typically heals within two to four weeks, the pain may persist for months or even years, and this PHN manifestation is the most common and debilitating complication of HZ. There is currently no consensus definition for PHN, but it has been suggested by CDC that PHN is best defined as pain lasting at least three months after resolution of the rash. PHN persisting beyond three months may occur in 10 to 20% of HZ patients aged over fifty years (CDC Morbidity and Mortality Weekly Report, 2008).

PHN is associated with significant loss of function and reduced quality of life, particularly in the elderly. It has a detrimental effect on all aspects of patients’ quality of life. The nature of PHN pain varies from mild to excruciating in severity, constant, intermittent, or triggered by trivial stimuli. Approximately half of patients with PHN describe their pain as “horrible” or “excruciating,” ranging in duration from a few minutes to constant on a daily or almost daily basis (Katz, 2004). The pain can disrupt sleep, mood, work, and activities of daily living, adversely impacting the quality of life and leading to social withdrawal and depression. PHN is the number-one cause of intractable, debilitating pain in the elderly, and it is often claimed that it is the leading cause of suicide in chronic pain patients over the age of seventy (Hess, 1990).

Current treatment of PHN most often consists of oral gabapentin and lidocaine patches, and refractory cases may be prescribed opioids to address persistent pain. Gabapentin and opioid abuse have continued to proliferate, and lidocaine patches are suboptimal for many reasons. According to Fletcher Spaght, Inc., approximately 40% of patients using lidocaine patches experience insufficient pain relief. Lidocaine patches are difficult to use, fall off, and look unsightly with possible skin sensitivity and irritation. Additionally, an optimal analgesic effect could take up to two weeks to be achieved. PHN affects approximately 150,000 patients per year in the United States. According to Fletcher Spaght the total addressable market for GTX-101 is $1.6 billion consisting of $400 million for PHN pain and $1.2 billion for non-PHN pain.

While the PHN will resolve within 1 to 2 months in many cases, and within the year in the majority of cases, it may persist in some patients for an extended period of time (more than 1 year), adding to the prevalence. On average, 4.6% of patients with PHN still experience pain at 1 year following development of the HZ rash, with 9% being the most reported. In a very small number of patients (≤ 2%), PHN remains persistent for over 5 years. Assuming in the worst case that 2% of PHN patients will experience pain for up to 10 years, an extra 2500 patients per year for 10 years could be added to the prevalence of 125,000 a year, adding 25,000 patients to any given year.

The CDC estimates that there are 1 million cases of herpes zoster (HZ) a year in the US. The definition of PHN used in the pivotal study for the approved HZ vaccine was, “pain persisting or appearing more than 90 days after the onset of rash (Oxman, 2005).” Using this definition, and the numbers provided by the CDC, PHN would occur in around 125,000-150,000 new cases per year.

GTX-101 R&D History and Clinical Studies Completed to Date

Prior to acquisition, Grace conducted three Phase I studies in healthy volunteers to assess he PK, safety and tolerability of GTX-101 and to determine the plasma levels of bupivacaine HCl administered as a single dose in various concentrations, namely 30 mg (three sprays), 50 mg (five sprays), 70 mg (seven sprays) or 100 mg (ten sprays).

The initial study was conducted to determine the PK levels of GTX-101 following a single dose of either 30 mg, 50 mg or 70 mg, and to compare the plasma levels to those produced by a single 30 mg dose of injectable bupivacaine (SENSORCAINETM). In this study, the plasma levels of bupivacaine were below the limit of quantitation (BLQ) (limit of quantitation [LOQ] was 1.00 ng/mL) for almost all subjects administered GTX-101, and at almost all time points. Mean Cmax and AUC0-T for injectable bupivacaine were 129.3 ng/mL and 517.7 ng/mL, respectively. Bupivacaine was not detected due to assay sensitivity limited to 1ng/ml.

The second study investigated the PK, safety, and tolerability of a single 100 mg dose (ten sprays) of GTX-101. The mean bupivacaine Cmax in this study was 1.249 ng/mL for the first set of samples and 1.067 ng/mL for the second set of samples; the two mean values differing from each other by less than 20%. The LOQ of the bioanalytical method used for this study was 5 pg/mL. This study confirmed the Cmax values as being similar from two sets of samples collected from the same patients at the same time points.

In the third study, the PK, safety, and tolerability of a single 100 mg dose (ten sprays) of GTX-101 were again investigated. This study was a single-center, non-randomized, single dose, open-label, 1-period, 1-treatment design in ten healthy male and female subjects. The PK results show the maximum observed plasma concentration of bupivacaine was reached within 20 to 48 hours for all subjects. The maximum concentration reached was 19.59 ng/mL. This confirmed that bupivacaine delivered as a spray (GTX-101) is well absorbed through the skin, as demonstrated in the graph below.

In all three studies, the administration of GTX-101 to healthy volunteers was safe and well tolerated. In addition, no evidence of skin irritation was observed at the application site following the spray administrations.

Phase 1 Single Dose PK Data in Humans

GTX-101 Near-Term Milestones:

Conduct dose ranging Phase 1 clinical trials of GTX-101

Grace believes that the PHN pain market will continue to grow, and non-opioid products like GTX-101 that can relieve PHN pain more quickly and in a sustained manner by means of a more efficient delivery system, will be an attractive therapy option for patients and physicians. GTX-101 is administered by spraying a proprietary bupivacaine formulation over the affected area, which Grace believes has the potential to provide several advantages over currently marketed products such as the lidocaine patch, including faster onset of action, sustained pain relief, possibly lower dosing requirements and improved dosing convenience, all which could lead to increased patient compliance. The data from the single dose Phase 1 clinical trial for topical bupivacaine spray along with regulatory guidance from the FDA’s Division of Anesthesiology received at a pre-IND meeting on April 18, 2018, has informed the design of the preclinical toxicology, clinical and regulatory pathway to approval.

GTX-101 Competitive Outlook:

Key competitors including gabapentin products, such as HORIZANT™, sold by Arbor Pharmaceuticals, and GRALIZE™, sold by Depomed, and the prescription lidocaine patch including LIDODERM™, sold by Endo Pharmaceuticals.

Overall Commercialization Strategy

Upon consummation of the merger, and once necessary approvals are granted, Grace plans to retain its worldwide commercialization rights for some of its key product candidates, while for other product candidates it might consider collaboration opportunities to maximize market penetration and returns. Acasti expects to build a small and focused commercial organization in the U.S. to market and sell GTX-104 and GTX-102 upon approval. Grace believes the patient populations and medical specialists for these indications are sufficiently concentrated to allow it to cost-effectively promote these products following approval for commercial sale. Given that GTX-101 will be targeted to a larger primary care and pain specialist market, it is likely Grace will seek commercial partnerships to fully exploit the market potential of this drug.

As product candidates advance through the pipeline, Grace’s commercial plans may change. Clinical data, the size of the development programs, the size of the target market, the size of a commercial infrastructure and manufacturing needs may all have influence on U.S., European Union, and rest-of-world strategies.

Overall Competition

Drug development is highly competitive and subject to rapid and significant technological advancements. Acasti’s ability to compete will significantly depend upon its ability to complete necessary clinical trials and regulatory approval processes, as well as to effectively market any drug that Grace may successfully develop. Current and potential future competitors include pharmaceutical and biotechnology companies, academic institutions, and government agencies.

The primary competitive factors that will affect the commercial success of any of Acasti’s drug candidates that may receive marketing approval include efficacy, safety and tolerability profile, dosing convenience, price, coverage and reimbursement. Existing or potential competitors may have substantially greater financial, technical, and human resources than it does and/or significantly greater experience in the discovery and development of drug candidates. They may have more success in obtaining regulatory approvals of their drug candidates in the U.S. and in foreign countries and well as potentially more experience commercializing drugs that have been approved for marketing. It is also possible that the development of a cure or more effective treatment method for the disorders currently being targeting by a competitor could reduce the demand for Grace’s drug candidates, render current or future drug candidates non- competitive or obsolete before it can recover its development and commercialization expenses.

Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. These competitors also may compete in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Grace’s programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Manufacturing and Supply

Grace currently does not own any manufacturing facilities. The manufacture of Grace’s pipeline products is highly reliant on complex techniques and personnel aseptic techniques, which present significant challenges and requires specialized expertise. Further, these processes have a high level of scrutiny by regulatory agencies. Consequently, Grace utilizes a network of third-party contract manufacturers (each, a “CMO”) for manufacturing of its products. All CMOs are monitored and evaluated by Grace to assess compliance with regulatory requirements.

Grace works with and regularly inspect its manufacturers to review the manufacturing process for its products and to provide input on quality issues. Grace has recognized the risk of such supply chain disruptions and approached the situation through risk management strategies designed to mitigate the effects of such disruptions. While this creates additional effort and requires maintaining dialogue and traveling to and overseeing production at a number of facilities, Grace believes its manufacturing risks are better managed by utilizing a range of third-party manufacturers at diverse locations. Grace seeks to minimize the risk of catastrophic events that could occur if its products were manufactured in a single location.

Intellectual Property Portfolio

Grace has implemented a strong and multi-layered intellectual property protection strategy, which it believes will create barriers to entry and solidify its position in the market. All leading pipeline products have received orphan status designation from the FDA, which could result in seven years of marketing exclusivity in the U.S. and ten years in Europe provided they receive the final marketing authorizations from the applicable government agencies, and they can meet the conditions for receiving such marketing exclusivity. In addition, Grace protects its products through a well-defined patent filing strategy. Grace’s patent estate includes more than 40 granted and pending patents in various global jurisdiction including four U.S. issued patents and seven filed

U.S. patent applications. Grace believes that its intellectual property portfolio, consisting primarily of composition and method-of-use patents, will protect the market value of its products by extending exclusivity beyond what is granted through the orphan designation. Grace intends to continue to build its patent portfolio by filing for patent protection on new developments with respect to its product candidates. Grace expects that these patents will, if and when issued, allow it to list its own patents in the Orange Book: Approved Drug Products with Therapeutic Equivalence issued by the FDA, to which potential competitors will be required to certify upon submission of their applications referencing its products, if approved.

Grace strives to protect and enhance the proprietary technology, inventions, and improvements that are commercially important to the development of its business, including seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties. It also relies on trade secrets relating to manufacturing know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen, and maintain its proprietary position. It may also rely on regulatory protections afforded through orphan drug status, data exclusivity, market exclusivity, and patent term extensions, where available.

Commercial success may depend in part on the ability to obtain and maintain patent and other proprietary protections for commercially important technology, inventions and know-how related to Grace’s business, defend and enforce its patents, and operate without infringing the valid enforceable patents and proprietary rights of third parties. The ability to prevent third parties from making, using, selling, offering to sell, or importing its products may depend on the extent to which Grace has rights under valid and enforceable licenses, patents or trade secrets that cover these activities. In some cases, these rights may need to be enforced by third-party licensors. With respect to both licensed and company-owned intellectual property, patents may not be granted with respect to any of its pending patent applications or with respect to any patent applications filed in the future, nor can Grace be sure that any of its existing patents or any patents that may be granted to it in the future will be commercially useful in protecting its commercial products and methods of manufacturing the same.

Grace is actively seeking U.S. and international patent protection for a variety of technologies and intends to seek patent protection or rely upon trade secret rights to protect other technologies that may be used to discover and validate targets and that may be used to identify and develop novel pharmaceutical products. Grace seeks these protections, in part, through confidentiality and proprietary information agreements.

Individual patents extend for varying periods depending on the date of filing or the date of issuance, and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of twenty years from the earliest effective filing date of a non-provisional patent application. In addition, in certain instances, a patent term can be extended to recapture a portion of the U.S. Patent and Trademark Office, delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also twenty years from the earliest effective filing date. The actual protection afforded by a patent may vary on a product-by-product basis, from country to country and can depend upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

As of March 9, 2021, Grace had several issued U.S. patents and patent applications as well as patents and patent applications in other jurisdictions. Four patents have been issued in U.S. related to GTX-104.

Regulation

Grace is subject to extensive regulation by the various national health regulatory authorities such as the FDA, Health Canada, European Medicines Agency and other national, state and provincial regulatory agencies.

Failure to comply with the regulations of these governmental agencies may result in suspension of regulatory approval and potential civil and criminal actions against Acasti in addition to other potential sanctions. The regulatory environment, particularly enforcement positions, statutes, and legal interpretations applicable to the pharmaceutical industry are constantly in flux and not always clear. Significant changes in this environment could have a material adverse effect on Grace’s financial condition and results of operations.

U.S. Food and Drug Administration

The research, development, and marketing authorization of drugs and other pharmaceutical products in the United States is subject to the FFDCA, which authorizes the FDA to require extensive non-clinical and clinical testing before a new drug or biologic is deemed safe and effective and receives marketing authorization. Following pre-clinical laboratory and animal testing that show that investigational use in humans is reasonably safe, a drug can be studied in clinical trials in humans under an IND in accordance with the regulations at 21 CFR 312. Clinical trial programs must establish efficacy, determine an appropriate dose and dosing regimen, and define the conditions for safe use. Clinical development is a high-risk process that requires stepwise clinical studies in which the candidate product must successfully meet predetermined endpoints. The results of the preclinical and clinical testing of a product are then submitted to the FDA in the form of a New Drug Application (“NDA”) or a Biologics License Application (“BLA”). In response to an NDA or BLA, the FDA may grant marketing approval, request additional information or deny the application if it determines the application does not provide an adequate basis for approval.

The receipt of regulatory approval often takes several years, involves the expenditure of substantial resources and depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments, potential safety signals observed in preclinical or clinical tests, and the risks and benefits of the product as demonstrated in clinical trials. The FDA has substantial discretion in the product approval process, and it is impossible to predict with any certainty whether and when the FDA will grant marketing approval. The agency may on occasion require the sponsor of an NDA or BLA to conduct additional clinical studies or to provide other scientific or technical information about the product, and these additional requirements may lead to unanticipated delay or expense.

Hatch-Waxman Act

Section 505 of the FDCA describes three types of NDAs that may be submitted to request marketing authorization for a new drug. A 505(b)(1) NDA is an application that contains full reports of investigations of safety and effectiveness. The Hatch-Waxman Act created two additional marketing pathways under Sections 505(j) and 505(b)(2) of the FDCA. Section 505(j) establishes an abbreviated approval process for generic versions of approved drug products through the submission of an Abbreviated New Drug Application (an “ANDA”). An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown to be bioequivalent to the listed drug. ANDA applicants in most cases must are required to conduct bioequivalence testing to confirm chemical and therapeutic equivalence to the branded reference drug. Generic versions of drugs can often be substituted by pharmacists under prescriptions written for the branded reference drug. A 505(b)(2) NDA is an application that contains full reports of investigations of safety and effectiveness but where at least some of the information required for approval comes from studies not conducted by or for the applicant. This alternate regulatory pathway enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy for an existing product, or published literature, in support of its application. The FDA may then approve the new product candidate for all or some of the labeled indications for which the referenced product has been approved, as well as for any new indication sought by the 505(b)(2) applicants. Upon submission of an ANDA or a 505(b)(2) NDA with respect to each patent listed in FDA’s so-called Orange Book for the branded reference drug, an applicant must certify to the FDA that (1) no patent information on the drug product that is the subject of the application has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. This last certification is known as a paragraph IV certification. If the paragraph IV certification is challenged by an NDA holder or patent owner(s) asserts a patent challenge to the paragraph IV certification, the FDA may not approve that application until the earlier of 30 months from the date of receipt of the notice of the paragraph IV certification, the expiration of the patent, when the infringement case concerning each such patent was favorably decided in the applicant’s favor or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the thirty-month stay. Thus, approval of an ANDA or 505(b)(2) NDA could be delayed for a significant period depending on the patent certification the applicant makes and the reference drug sponsor’s decision to initiate patent litigation. The Hatch- Waxman Act establishes periods of regulatory exclusivity for certain approved drug products, during which the FDA cannot approve (or in some cases accept) an ANDA or 505(b)(2) application that relies on the branded reference drug. For example, the holder of an NDA may obtain five years of exclusivity upon approval of a new drug containing a new chemical entity, or NCE, that has not been previously approved by the FDA. The Hatch- Waxman Act also provides three years of marketing exclusivity to the holder of an NDA (including a 505(b)(2) NDA) for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant. This three- year exclusivity period protects against FDA approval of ANDAs and 505(b)(2) NDA for drugs that include the innovation that required the new clinical data.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act of 1983, the FDA may designate a drug product as an “orphan drug” if it is intended to treat a rare disease or condition (generally meaning that it affects fewer than 200,000 individuals in the U.S. per year, or more in cases in which there is no reasonable expectation that the cost of developing and making a drug product available in the U.S. for treatment of the disease or condition will be recovered from sales of the product). A company must request orphan product designation before submitting an NDA. If the request is granted, the FDA will disclose the identity of the therapeutic agent and its potential use. Orphan product designation does not convey any advantage in shortening the duration of the regulatory review and approval process.

If a product with orphan status receives the first FDA approval for the disease or condition for which it has such designation or for a select indication or use within the rare disease or condition for which it was designated, the product generally will receive orphan product exclusivity. Orphan product exclusivity means that the FDA may not approve any other applications for the same product for the same indication for seven years, except in certain limited circumstances. If a drug or drug product designated as an orphan product ultimately receives marketing approval for an indication broader than what was designated in its orphan product application, it may not be entitled to exclusivity. Orphan exclusivity will not bar approval of another product under certain circumstances, including if a subsequent product with the same active ingredient for the same indication is shown to be clinically superior to the approved product based on greater efficacy or safety, or providing a major contribution to patient care, or if Grace with orphan product exclusivity is not able to meet market demand. Further, the FDA may approve more than one product for the same orphan indication or disease as long as the products contain different active ingredients. Moreover, competitors may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity.

United States Marketing Exclusivity

Market exclusivity provisions under the FFDCA also can delay the submission or the approval of certain follow-on drug approval applications. The FFDCA provides a five-year period of non-patent marketing exclusivity within the U.S. to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not approve an Abbreviated ANDA, or a 505(b)(2) NDA submitted by another company for review for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement, a so-called Paragraph IV certification described above. The FFDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA, seven years of marketing exclusivity for an NDA, 505(b)(2) NDA for an approved orphan drug if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for the original non-modified version of the drug. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical studies necessary to demonstrate safety and effectiveness.

Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds an additional six months of exclusivity to the end of listed patents and marketing exclusivity for the sponsor’s drug products containing the active moiety (for example, seven-year orphan product exclusivity is extended to seven and a half years, while 5-year NCE exclusivity is extended to five and a half years). This six-month exclusivity may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

Third-Party Payor Coverage and Reimbursement

The commercial success of Grace’s product portfolio, should the products be approved by the FDA, will in part depend upon the availability of coverage and adequate reimbursement from third-party payors at the federal, state and private levels. Patients who are prescribed treatments for their conditions by medical providers generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Sales of Grace’s product portfolio will therefore depend substantially, both domestically and abroad, on the extent to which the costs of its product portfolio will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or are reimbursed by government health administration authorities, such as Medicare and Medicaid, private health coverage insurers and other third-party payors.

Also, third-party payors are developing increasingly sophisticated methods of controlling healthcare costs and coverage and reimbursement for therapeutic products can differ significantly from payor to payor. As a result, the coverage determination process will require scientific and clinical support to each payor separately, with no assurance that adequate coverage and reimbursement will be obtained. The cost of pharmaceuticals and medical devices continues to generate substantial governmental and third-party payor scrutiny. It is to be expected that the pharmaceutical industry will continue to experience pricing pressures due to the trend toward managed healthcare, the increasing influence of managed care organizations and additional legislative proposals. Operations could be adversely affected by current and future third-party payor policies as well as healthcare legislative reforms. Some third-party payors also require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. While Grace cannot predict whether any proposed cost-containment measures will be adopted or otherwise implemented in the future, these requirements could have a material adverse effect on the ability to obtain adequate pricing for its product portfolio and to operate profitably. In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. There can be no assurance Grace’s products will be considered medically reasonable and necessary for a specific indication, that its products will be considered cost- effective by third- party payors, that an adequate level of reimbursement will be available or that the third- party payors’ reimbursement policies will not adversely affect its ability to sell its products profitably.

Healthcare Reform

In the U.S. and foreign jurisdictions, the legislative landscapes continue to evolve. There have been a number of legislative and regulatory changes to the healthcare system that could affect Grace’s future results of operations. There have been and continue to be several initiatives at the U.S. federal and state levels that seek to reduce healthcare costs. In 2010, the Patient Protection and Affordable Care Act (“ACA”) and the Health Care Education and Reconciliation Act of 2010 were passed, which include measures that have the potential to significantly change health care financing by both governmental and private insurers. Among the provisions of the ACA of importance to the pharmaceutical and biotechnology industry are:

•

an annual, non-deductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, that began in 2011;

•	an increase in the rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for branded and generic drugs, respectively;

•

methodologies by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, and for drugs that are line extension products;

•

a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts to negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D (which, as a result of the Bipartisan Budget Act of 2018 (BBA), the discount was increased from 50% to 70% beginning in 2019);

•

extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations, unless the drug is subject to discounts under the 340B drug discount program;

•

expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level beginning in 2014, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•	expansion of healthcare fraud and abuse laws, including the False Claims Act and the Anti- Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

•	a licensure framework for follow-on biologic products;

•

new requirements under the federal Physician Payment Sunshine Act for drug manufacturers to report information related to payments and other transfers of value made to physicians and teaching hospitals as well as ownership or investment interests held by physicians and their immediate family members; and

•

a new requirement to annually report certain drug samples that manufacturers and distributors provide to licensed practitioners, or to pharmacies of hospitals or other healthcare entities, effective April 1, 2012.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. In August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee on Deficit Reduction did not achieve its targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reductions to several government programs. These reductions include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect on April 1, 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, further reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws (collectively with the ACA, the Health Care Education and Reconciliation Act of 2010 and other Federal laws referred to herein as the “Health Reform Laws”) may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers and accordingly, Grace’s financial operations. It is expected that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for its product portfolio or additional pricing pressures.

The Health Reform Laws also are the subject of ongoing litigation. A collection of 20 state governors and state attorneys general (subsequently two states have dropped out) filed a lawsuit against the federal government in the Northern District of Texas seeking to enjoin the entire ACA following the elimination of the individual mandate penalty in 2019. The District Court ruled that without the penalty the individual mandate was unconstitutional and that all other provisions of the ACA should be overturned as well. The U.S. Court of Appeals for the 5th Circuit affirmed the trial court’s decision; however, instead of deciding whether the rest of the ACA must be struck down, the 5th Circuit sent the case back to the trial court for additional analysis. In March 2020, the United States Supreme Court granted certiorari in the case, and on November 10, 2020, heard oral arguments. The ultimate outcome of the lawsuit is unpredictable, but it could significantly impact the Health Reform Laws moving forward. If the ACA were found to be unconstitutional in its entirety, it would result in tens of millions of Americans losing their health insurance coverage, which could have a material adverse effect on operations and Grace’s financial condition.

Federal and state governments will likely continue to review and assess alternative healthcare delivery systems and payment methodologies, and public debate regarding these issues will continue in the future. Changes in the law or new interpretations of existing laws can have a substantial effect on permissible activities, the relative costs associated with doing business in the healthcare industry, and the amount of reimbursement available from government and other third-party payors. If the Health Reform Laws are repealed or modified, or if implementation of certain aspects of the Health Reform Laws continues to be delayed, such repeal, modification, or delay may have a material and adverse impact on Grace’s business, financial condition, results of operations, cash flow, capital resources and liquidity.

Foreign Regulation

To market any product outside of the United States, it is necessary to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of its products. Regardless of FDA approval for a product, the necessary approvals by comparable foreign regulatory authorities are required before commencing clinical trials or marketing any product in foreign countries and jurisdictions. Although many of the issues discussed above with respect to the United States may apply similarly in the context of foreign countries, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Other Regulatory Requirements

Grace is also subject to various laws and regulations regarding laboratory practices, the experimental use of animals, and the use and disposal of hazardous or potentially hazardous substances in connection with its research. In each of these areas the FDA and other government agencies have broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals, any of which could have a material adverse effect.

Should operations be found to be in violation of any of such laws or any other applicable governmental regulations, Grace may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of its operations, exclusion from participation in federal and state healthcare programs and individual imprisonment, any of which could adversely affect the ability to operate a business and achieve financial results.

Grace Founders, Board and Employees

Grace’s chief executive officer and member of its board of directors, Dr. George Kottayil was a co-founder and president of Insys Therapeutics, Inc. and principal inventor of SUBSYS®, a sublingual fentanyl spray for the treatment of breakthrough cancer pain, which generated annual revenue of approximately $250 million during the fiscal year ended 2015. He has previously held senior positions at Unimed Pharmaceuticals Inc., which was later acquired by Solvay Pharmaceuticals, Inc., which in turn was acquired by AbbVie Inc. He has held key roles in product development and obtaining FDA approval for ANDROGEL®, which generated annual revenue of approximately $1.15 billion during the fiscal year ended 2012, as well as formulating and executing a strategy that resulted in down-scheduling of the controlled prescription drug MARINOL® by the United States Drug Enforcement Administration.

Grace’s chairman, Vimal Kavuru, is the founder, chairman and chief executive officer of Rising Pharma Holdings, Inc. He is a pharmacist and has been a pharmaceutical executive at several other companies. Dr. William Haseltine is a member of the Grace Board of Directors, and currently serves as Chairman and President of ACCESS Health International Inc. and Chairman of the William A. Haseltine Foundation for Medical Sciences and the Arts. He was also a clinical researcher, professor, CEO and senior drug development executive at Human Genome Sciences.

The other members of its management team collectively have experience in orphan drug development and evaluation.

As of June 30, 2021, Grace had six full-time employees, including three with Ph.D. degrees and four who are engaged in research and development activities. None of Grace’s employees are represented by labor unions or covered by collective bargaining agreements.

Property

Grace’s corporate headquarters are in East Brunswick, New Jersey. Grace also leases a facility in the Biotechnology Development Center located in North Brunswick, New Jersey, United States, which provides offices, research laboratories and related manufacturing and training space. The space is approximately 3,000 square feet and provides various fee-for-use services. The lease expires in March 2022 and contains an option to extend for additional years. Grace believes that its current facility is sufficient to meet its needs for the foreseeable future and that any additional space it may require will be available at commercially reasonable terms.

Legal Proceedings

As of the date of this registration statement, the Grace is not party to any material legal matters or claims. Grace may become party to legal matters and claims arising in the ordinary course of business. Grace cannot predict the outcome of any such legal matters or claims, and despite the potential outcomes, the existence thereof may have an adverse impact on it because of defense and settlement costs, diversion of management resources and other factors.

GRACE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing at the end of this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements. For convenience of presentation some of the numbers have been rounded in the text below.

Overview

Grace Therapeutics, Inc., (“Grace” or, for purposes of this section, “we” or “us” or the “Company”) is a rare and orphan disease specialty pharmaceutical company focused on developing and commercializing products that improve clinical outcomes using novel drug delivery technologies. Grace seeks to apply new proprietary formulations to existing pharmaceutical compounds to achieve enhanced efficacy, faster onset of action, reduced side effects, convenient delivery, and increased patient compliance. The active ingredients chosen by Grace for further development may be already approved in a target indication or could be repurposed for use in new indications.

Since our inception in 2014, our operations have focused on organizing and staffing our company, business planning, raising capital, establishing our intellectual property portfolio and performing research and development of GTX-104, GTX-102 and GTX-101. To date, we have financed our operations primarily with proceeds from convertible notes and equity sources.

Components of Our Results of Operations

Revenues

We did not recognize revenues for the years ended December 31, 2020 and 2019. We also did not recognize any revenues during the three months ended March 31, 2021 and 2020.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, related benefits, travel and stock-based compensation expense for personnel in executive, finance and administrative functions. General and administrative expenses also include professional fees for legal, consulting, accounting, tax and audit services, and information technology infrastructure costs. We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates. Additionally, we may experience an increase in payroll and expense as a result of our preparation for potential commercial operations, especially as it relates to sales and marketing costs.

General and administrative expenses were $780,000 and $988,000 for the years ended December 31, 2020 and 2019, respectively. The decrease is mainly attributable to a reduction in salary expense as our chief operating officer resigned in 2019 and lower travel expense.

General and administrative expenses were $262,000 and $260,000 for the three months ended March 31, 2021 and 2020, respectively.

Research and Development Expenses

Research and development expenses primarily consist of costs incurred in connection with the research and development of our lead products, GTX-104, GTX-102 and GTX-101.

These expenses include:

•	fees and expenses incurred in connection with the in-license of technology and intellectual property rights;

•

expenses incurred under agreements with third parties, including contract research organizations, or CROs, and other third parties that conduct research, preclinical and clinical activities on our behalf as well as third parties that manufacture our product candidates for use in our preclinical studies and planned clinical trials;

•	employee-related expenses, including salaries, related benefits, travel and stock-based compensation expense for employees engaged in research and development functions;

•	the costs of laboratory supplies and acquiring, developing preclinical studies and clinical trial materials; and

•	Facilities costs which include depreciation costs of equipment and allocated expenses for rent, utilities and other operating expenses

Research and development activities are central to our business model. We have incurred research and development costs of $1,937,000 and $1,511,000 for the years ended December 31, 2020 and 2019, respectively. The increase is primarily attributable to increases in use of clinical research organizations and other consultants used to conduct preclinical and clinical activities.

We have incurred research and development costs of $306,000 and $386,000 for the three months ended March 31, 2021 and 2020, respectively. The decrease is primarily attributable to lower costs associated with the use of clinical research organizations and other consultants used to conduct preclinical and clinical studies as we were focused on completing this contemplated transaction.

We expect that our research and development costs will continue for the foreseeable future as we initiate additional clinical trials of GTX-104, GTX-102 and GTX-101, scale our manufacturing processes and advance development of additional product candidates.

The successful development of GTX-104, GTX-102 and GTX-101, and other potential future product candidates is highly uncertain. Accordingly, at this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the development of any product candidate. We are also unable to predict when, if ever, we will generate revenue and material net cash inflows from the commercialization and sale of any of our product candidates for which we may obtain marketing approval. We may never succeed in achieving marketing approval for any of our product candidates. The success of GTX-104, GTX-102 and GTX-101, and any other product candidate we develop will depend on a variety of factors, including:

•	successfully enrolling patients in and completing clinical trials;

•	scaling up manufacturing processes and capabilities to support clinical trials of GTX-104, GTX-102 and GTX-101, and any other product candidates we develop;

•	applying for and receiving marketing approvals from applicable regulatory authorities;

•	obtaining and maintaining intellectual property protection and regulatory exclusivity for GTX-104,GTX-102 and GTX-101, and any other product candidates we develop;

•	making arrangements for commercial manufacturing capabilities;

•	establishing sales, marketing and distribution capabilities and launching commercial sales of GTX-104, GTX-102 and GTX-101, and any other product

•	candidates we develop, if and when approved, whether alone or in collaboration with others;

•	acceptance of GTX-104, GTX-102 and GTX-101, and any other product candidates we develop, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies;

•	obtaining and maintaining coverage, adequate pricing and adequate reimbursement from third-party payors, including government payors;

•	maintaining, enforcing, defending and protecting our rights in our intellectual property portfolio;

•	not infringing, misappropriating or otherwise violating others’ intellectual property or proprietary rights; and

•	maintaining a continued acceptable safety profile of our products following receipt of any marketing approvals.

A change in the outcome of any of these variables with respect to the development, manufacture or commercialization activities of any of our product candidates could mean a significant change in the costs, timing and viability associated with the development of that product candidate. For example, if we are required to conduct additional clinical trials or other testing beyond those that we anticipate will be required for the completion of clinical development of a product candidate, or if we experience significant delays in our clinical trials due to patient enrollment or other reasons, we would be required to expend financial resources and time on the completion of clinical development.

Loss from Operations

Loss from operations increased to $2,716,000 for the year ended December 31, 2020 from $2,499,000 for the year ended December 31, 2019. The increase in the Company’s loss from operations is mainly attributable to a decrease of $209,000 in general and administrative expenses, partially offset by an increase of $426,000 in research and development expenses, as discussed further above.

Loss from operations decreased to $568,000 for the three months ended March 31, 2021 from $646,000 for the three months ended March 31, 2020. The decrease in the Company’s loss from operations is mainly attributable to a decrease of $80,000 in research and development expenses, as discussed further above.

Interest Expense

Interest expenses was $1,260,000 and $1,263,000 for the years ended December 31, 2020 and 2019, respectively and related to the Company’s convertible notes payable.

Interest expenses was $403,000 and $326,000 for the three months ended March 31, 2021 and 2020, respectively and related to the Company’s convertible notes payable.

Loss on Extinguishment of Debt

On September 7, 2020, the term of the 2018 Notes were extended to September 30, 2021 and the conversion rate was changed to 82.5% from 85% of the price per shared being offered at the next financing. The Company evaluated the modification under the guidance in ASC 470-50 and determined that the amendment entered into during September 2020 represents an extinguishment because the present value of future cash flows before and after the modification changed by more than 10%, which resulted in a loss on extinguishment of $419,000 for the year ended December 31, 2020. No such item was present during the year ended December 31, 2019 or in either of the three months ended March 31, 2021 or 2020.

Change in Fair Value of Derivative Liability

The convertible notes payable issued by the Company included an embedded redemption feature, which met the definition of a derivative instrument and required that such feature be bifurcated from the convertible notes payable and accounted for separately as a derivative liability with changes in fair value recorded in the statement of operations at each reporting period.

The change in fair value of the derivative was a decrease $1,890,000 and a decrease of $96,000 for the years ended December 31, 2020 and 2019, respectively.

The change in fair value of the derivative was an increase of $260,000 and an increase of $28,000 for the three months ended March 31, 2021 and 2020, respectively.

Liquidity and Capital Resources

As of December 31, 2020 and 2019, we had $1,155,000 and $2,637,000 of cash, respectively. For the years ended December 31, 2020 and 2019, we incurred net losses of $2,506,000 and $3,666,000, respectively, and net cash used in operating activities was $1,642,000 and $2,473,000, respectively.

Net cash provided by financing activities for the year ended December 31, 2020 was $160,000, attributable to proceeds from the PPP Loan. There were no cash flows from financing activities during the year ended December 31, 2019.

As of March 31, 2021, we had $741,000 of cash. For the three months ended March 31, 2021 and 2020, we incurred net losses of $1,231,000 and $999,000, respectively, and net cash used in operating activities was $414,000 and $479,000, respectively.

The Company has not received FDA approval for its therapeutics products. The Company expects that its research and development expenses will continue to increase as the Company continues with its pre-clinical and clinical trials and pursues FDA approval. As a result, the Company expects to continue to incur substantial losses for the foreseeable future, and these losses are expected to increase. The Company is uncertain when, or if, the Company will be able to achieve or sustain profitability.

Since inception, the Company has incurred net losses. The Company’s success in developing and bringing its products to market are dependent upon, among several other factors, the Company’s ability to raise adequate capital. Management believes that the Company has access to capital through private placements and other potential equity transactions, as well as potential debt raises. There can be no assurance that any contemplated financing will be available on the terms acceptable, if at all. These conditions cause management to determine there is substantial doubt about the company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainty.

We have no products approved for commercial sale and have not generated any revenue to date, and we continue to incur research and development and other expenses related to our ongoing operations. Our ability to generate product revenue sufficient to achieve profitability, if ever, will depend on the successful development of our pipeline assets and any future product candidates, which we expect will take a number of years. We intend to build a highly specialized commercial organization to support the commercialization of our pipeline assets if approved in the United States.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

We believe that the proposed transaction will enable us to fund our operating expenses and capital expenditure requirements. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Our significant accounting policies are described in Note C – Summary of Significant Accounting Policies to our consolidated financial statements attached hereto. We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Research and Development

Research and development costs are expensed as incurred. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. Upfront and milestone payments due to third parties that perform research and development services on Grace’s behalf are expensed as services are rendered or when the milestone is achieved.

Research and development costs primarily consist of personnel related expenses, including salaries, benefits, payments made to third parties for products and technology, payments made to third party contract research organizations, consultants, and costs associated with regulatory filings, laboratory costs and other supplies.

As part of its process of preparing its financial statements, Grace is required to estimate its accrued expenses. This process includes reviewing open contracts and purchase orders, communicating with its applicable personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated costs incurred for the service when Grace has not yet been invoiced or otherwise notified of actual costs. The majority of Grace’s service providers invoice monthly in arrears for services performed. Grace makes estimates of its accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known at the time. Grace periodically confirms the accuracy of these estimates with the service providers and makes adjustments if necessary.

Fair Value of Financial Instruments

Grace measures and discloses fair value in accordance with Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Unadjusted quoted prices are available in active markets for identical assets or liabilities that Grace has the ability to access as of the measurement date.

Level 2—Pricing inputs are other than quoted prices in active markets that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3—Pricing inputs are unobservable for the asset or liability and only used when there is little, if any, market activity for the asset or liability at the measurement date. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

This hierarchy requires Grace to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The derivative liabilities are recorded at fair value utilizing inputs that are unobservable in the market and classified within Level 3. The fair value of cash is based on its respective demand value, which is equal to the carrying value. The carrying value of all other short-term monetary assets and liabilities is estimated to be approximate to their fair value due to the short-term nature of these instruments.

Inflation

Management does not believe inflation had a significant effect on the consolidated financial statements for the periods presented.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements for any of the periods presented herein.

Recent Accounting Pronouncements

See the sections titled “Summary of Significant Accounting Policies—New accounting pronouncements” in Note C—Summary of Significant Accounting Policies to our Consolidated Financial Statements for more information.

GRACE EXECUTIVE COMPENSATION

Compensation Paid to Named Executive Officers

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plans ($)	All Other Compensation ($)	Total Compensation ($)
S George Kottayil, CEO	2020	140,000	None	None	None	None	None	140,000	[1]
	2019	260,000	None	None	None	None	None	260,000

Prashant Kohli VP Commercial Operations	2020	250,000	None	None	None	None	None	250,000
	2019	250,000	None	None	None	None	None	250,000

(1)

George Kottayil, Ph.D., CEO of Grace Therapeutics was paid a total compensation of $140,000 in the form of a salary from January 1 to June 30, 2020 and will receive Grace common stock in lieu of his salary compensation of $115,000 for the time period July 1 to December 31, 2020, prior to closure of the merger. Dr Kottayil was not paid a bonus and did not receive stock or stock option awards for the year 2020.

Compensation Paid to Non-Executive Directors

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Vimal Kavuru	None	None	None	None	None	None	0
William Haseltine	50,000	10,000	None	None	None	None	50,000
Robert Hormats	50,000	10,000	None	None	None	None	50,000

RELATED PARTY TRANSACTIONS OF GRACE DIRECTORS AND EXECUTIVE OFFICERS

Stockholders’ Agreement

Certain holders of Grace Common Stock, including Mr. Kottayil and affiliates of Mr. Kottayil, Mr. Kavuru and Ms. Thogarchedu, are parties to a stockholders’ agreement, pursuant to which the stockholders’ signatories thereto agree to vote to ensure that the Grace board of directors has up to five directors, and that the composition of the officers and directors shall be comprised as set forth therein, and that the stockholders have agreed to certain transfer restrictions for their Grace common stock.

Grace Convertible Notes

On December 1, 2017, Grace issued convertible promissory notes to Shore Pharma LLC and SS Pharma LLC, entities owned by Mr. Kavuru and Ms. Thorgarchedu, respectively, for an aggregate principal amount of $5,000,000. Additionally, between June to September 2018, Grace issued additional convertible promissory notes to certain purchasers for an aggregate principal amount of $4,915,000, including Mr. Kottayil and Mr. Haseltine, for $500,000 and $1,000,000, respectively.

The table below sets forth the total principal amount of the convertible notes held by Grace’s directors and officers:

Person or Entity	Total Outstanding Principal
SS Pharma LLC (NJ)	$2,750,000
Shore Pharma LLC (NJ)	2,250,000
S. George Kottayil	500,000
William A. Haseltine	1,000,000

The Grace Convertible Notes carry a simple interest at the rate of 6% per annum and the principal amounts and accrued and unpaid interest thereunder become due and payable upon maturity on September 30, 2021. Grace can prepay the outstanding balance of the note, without penalty. If, prior to maturity, Grace undergoes a transaction resulting in a change of control, the promissory notes will be converted to equity securities of Grace at a price per share determined based on the lesser of Grace’s valuation (A) of $100 million, and (B) obtained by Grace in connection with the applicable transaction) (clauses (A) and (B) collectively referred to as the “Exit Transaction Valuation”). The conversion equation (rounded to the nearest whole number) is as follows:

Principal Amount + Accrued Interest
Exit Transaction Price Per Share

“Exit Transaction Price Per Share” means:

Exit Transaction Valuation
Total Number of Equity Securities of Grace prior to the transaction closing date

If using the value obtained by Grace in connection with the transaction, the quotient for the Exit Transaction price Per Share is then multiplied by 80% for the 2017 Notes and 82.5% for the 2018 Notes.

Prior to the effective time of the merger, Grace has agreed to take all actions that are required under the terms of the Grace outstanding promissory notes to convert or exchange all such issued and outstanding promissory notes into the number of shares of Grace common stock required pursuant to the terms of such promissory notes, which shares will be converted into the right to receive Acasti common shares without the need for any action by Acasti, Grace, Acasti shareholders or Grace stockholders in the manner described in the section entitled “—Exchange of Shares in the Merger ” above on page 116.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out, as at the Acasti record date the share-based compensation plans of Acasti pursuant to which shares can be issued from treasury prior to giving effect to the stock option plan proposal and the equity incentive plan proposal.

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options	(B) Weighted average exercise price of outstanding options	(C) Numbers of Shares available for further issuance under the stock-based compensation plans (excluding shares from (A)) (Acasti common shares)
Equity incentive plans approved by security holders	Acasti Stock Option Plan: 7,230,978	Acasti Stock Option Plan: $1.04	Acasti Stock Option Plan: 6,960,212
	Equity Incentive Plan: nil	Equity Incentive Plan: nil	Equity Incentive Plan: nil
Equity incentive plans not approved by security holders	nil	nil	nil
Total	7,230,978	$1.04	6,960,212

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF ACASTI

The following table sets forth information with respect to the beneficial ownership of Acasti common shares as of July 13, 2021 by (i) each of Acasti’s directors, (ii) each of Acasti’s named executive officers, (iii) all of Acasti’s directors and executive officers as a group and (iv) each person, or group of affiliated persons, who is known to Acasti to beneficially own more than 5% of the outstanding Acasti common shares.

Except as otherwise indicated, to the knowledge of Acasti, the persons named in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable, and the address for each of the named individuals is c/o 3009 boul. De la Concorde E., Suite 102 Laval, Québec, Canada H7E 2B5.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under those rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of stock options held by the respective person or group that may be exercised and/or restricted stock units which may vest within 60 days of July 13, 2021. For purposes of calculating each person’s or group’s percentage ownership, common shares issuable pursuant to stock options exercisable and/or restricted stock units vesting within 60 days after July 13, 2021 are reflected in the table below and included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The percentages of shares outstanding provided in the table are based on a total of 208,375,549 common shares outstanding on July 13, 2021. Acasti is not aware of any shareholders beneficially owning 5% or more of its outstanding common shares.

	Total Number of Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Executive Officers and Directors:
Jan D’Alvise	3,059,810	1.4%
Pierre Lemieux	1,073,272	*	%
Brian D. Ford	—	*	%
Roderick N. Carter	505,577	*	%
Jean-Marie (John) Canan	383,983	*	%
Donald Olds	226,200	*	%
All current executive officers and directors as a group (6 persons)	5,248,842	2.5%

*	Represents less than 1%.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF GRACE

The following table sets forth information with respect to the beneficial ownership of Grace common stock as of July 13, 2021 (unless otherwise noted) with respect to:

•	each person, or group of affiliated persons, known to Grace to be the beneficial owner of 5% or more of the outstanding shares of Grace common stock as of such date;

•	each of Grace’s executive officers and directors; and

•	all of Grace’s current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or other securities that are immediately exercisable or exercisable within 60 days after July 13, 2021, although these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Inclusion of shares of common stock included in the following table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner for any other purposes. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock, and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose. Percentage of ownership is based on 20,000,000 shares of common stock outstanding on July 13, 2021.

Except as otherwise indicated in the table below, addresses of named beneficial owners are c/o Grace Therapeutics Inc., 2 Tower Center Boulevard, Suite 1101G, East Brunswick, NJ 08816.

	Total Number of Class A Shares Beneficially Owned	Percentage of Class A Common Stock Beneficially Owned
5% or Greater Stockholders:
Rajitha Grace 2018 Irrevocable Trust(1)	6,600,000	33.0%
Kavuru 2017 Grace Therapeutics LLC Irrevocable Family Trust(2)	3,600,000	18.0%
Shore Pharma LLC(3)	3,329,000	16.6%
S. George Kottayil	2,950,000	14.8%
SS Pharma LLC(4)	2,200,000	11.0%
Kottayil Grace Pharma LLC(5)	1,050,000	5.3%

Executive Officers and Directors:
Vimal Kavuru	3,329,000	16.6%
Subha Thogarchedu	2,200,000	11.0%
S. George Kottayil	4,000,000	20.1%
All current executive officers and directors as a group (three persons)	9,529,000	47.7%

(1)

The trustee of the Rajitha Grace 2018 Irrevocable Trust is Swami Sambamurty. Mr. Sambamurty disclaims beneficial ownership over the shares except to the extent of his pecuniary interest therein. The principal business addess for the Rajitha Grace 2018 Irrevocable Trust is 40 Bey Lea Road, Suite C 202, Toms River, New Jersey 08753.

(2)

The trustee of the Kavuru 2017 Grace Therapeutics LLC Irrevocable Family Trust is Sudha Kavuru. The principal business address for the Kavuru 2017 Grace Therapeutics LLC Irrevocable Family Trust is 40 Bey Lea Road, Suite C 202, Toms River, New Jersey 08753.

(3)	The sole member of Shore Pharma LLC is Vimal Kavuru, a director of Grace. The principal business address for Shore Pharma is 11 Maacka Drive, Holmdel, NJ 07733.

(4)	The sole member of SS Pharma LLC is Subha Sri Thogarchedu. The principal business address for SSPharma LLC is 186 Princeton Hightsown Road, Building 3A, Suite 6, West Windsor, New Jersey 08550
(5)

The sole member of Kottayil Grace Pharma LLC is S. George Kottayil, the Chief Executive Officer of Grace. The managers of Kottayil Grace Pharma LLC are S. George Kottayil and Vimal Kavuru. The principal place of business for Kottayil Grace Pharma LLC is 49 Old Bear Brook Road, Princeton, New Jersey 08540.

	Total Number of Class B Shares Beneficially Owned	Percentage of Class B Common Stock Beneficially Owned
Executive Officers and Directors:
William A. Haseltine	10,000	*	%

*	Less than 1%.

COMPARISON OF RIGHTS OF ACASTI SHAREHOLDERS AND GRACE STOCKHOLDERS

Acasti is incorporated under the laws of Québec and, accordingly, the rights of Acasti shareholders are governed by the QBCA and the Acasti articles of incorporation (referred to herein as Acasti’s “articles”) and the Acasti bylaws (referred to herein as Acasti’s “by-laws”). Grace is incorporated under the laws of the State of Delaware and, accordingly, the rights of Grace stockholders are currently governed by the DGCL, the Grace certificate of incorporation, as amended (referred to herein as Grace’s “certificate of incorporation”), and the Grace bylaws (referred to herein as Grace’s “by-laws”). Upon completion of the merger, the rights of the former Grace stockholders will be governed by the QBCA and by Acasti’s articles and by-laws.

The table below summarizes material differences between the rights of Acasti shareholders and those of Grace stockholders pursuant to the QBCA, the DGCL and their respective constating documents as they are currently in effect. While Acasti and Grace believe that the summary table includes the material differences between the rights of their respective shareholders/stockholders prior to the merger, this summary does not include a complete description of all the differences between the rights of the Acasti shareholders and those of Grace stockholders, nor does it include a complete description of the specific rights of the respective shareholders/stockholders discussed. The inclusion of differences in the rights of these shareholders/stockholders in the table is not intended to indicate that all of such differences should necessarily be considered material by you or that other differences that you may consider equally important do not exist. This summary does not reflect any of the rules of NASDAQ or the TSXV that may apply to Acasti or Grace in connection with the merger or otherwise.

Each of Acasti and Grace urges you to carefully read this entire proxy statement/prospectus, the relevant provisions of the QBCA and the DGCL, and the other documents to which Acasti and Grace refer in this proxy statement/prospectus for a more complete understanding of the differences between being a Acasti shareholder and Grace stockholder. Acasti’s articles are attached as Exhibit 3.1 to the registration statement on Form S-4 of which this proxy statement/prospectus is a part. See the section entitled “Where You Can Find Additional Information” beginning on page 214.

	Grace	Acasti
Outstanding Capital Stock

Grace has outstanding only two classes of common stock, the Grace Class A common stock and the Grace Class B common stock. Holders of Grace common stock are entitled to all of the respective rights and obligations provided to common stockholders under Delaware law and Grace’s certificate of incorporation and by-laws.

As of July 13, 2021, there were (i) 20,000,000 shares of Grace Class A common stock issued and outstanding and (ii) 558,000 shares of Grace Class B common stock issued and outstanding.

Acasti has outstanding only one class of common shares (the Class A shares). Holders of Acasti common shares are entitled to all of the respective rights and obligations provided to shareholders under the QBCA and Acasti’s articles.

As of July 13, 2021, there were 208,375,549 Acasti Class A shares outstanding.

Authorized Capital Stock	Grace is authorized to issue 40,000,000 shares of common stock, $0.0001 par value per share,	The authorized share structure of Acasti consists of an unlimited number of Class A, Class B,

	Grace	Acasti
	divided into two classes consisting of: (1) 38,000,000 shares of Grace Class A common stock; and (2) 2,000,000 shares of Grace Class B common stock.	Class C, Class D, and Class E shares, without par value.

Designations of Preferred Stock	Grace’s certificate of incorporation does not authorize the issuance of any preferred stock.	Under the QBCA, the Acasti board of directors may create one or more series of preferred shares and may attach special rights and restrictions to such series. In addition, one or more classes or series of shares may be created by an ordinary resolution of the Acasti shareholders. Special rights or restrictions may be attached to a series or class of shares by special resolution.

Voting Rights	Holders of shares of Grace Class A common stock are entitled to one vote per share on all matters to be voted on by stockholders, with no cumulative voting rights. Grace Class B common stock is non-voting stock, and no holder of Grace Class B common stock is entitled to vote any such shares with respect to any matters to be voted on by Grace stockholders.	Acasti’s articles provide that holders of Class A shares and Class B shares have one vote and ten votes per share, respectively, on all matters to be voted on by stockholders. Class C, D and E shares are non-voting.

Dividend Rights	Under the DGCL and Grace’s certificate of incorporation, the Grace board of directors may declare and pay dividends out of any assets of Grace legally available therefor. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Under the QBCA and Acasti’s by-laws, dividends may be declared at the discretion of the Acasti board of directors. Acasti may pay dividends unless there are reasonable grounds for believing that (i) Acasti is insolvent, or (ii) the payment of the dividend would render Acasti insolvent.

Acasti’s articles provide that the holders of common shares shall be entitled to receive any dividends declared by the Acasti board of directors and Acasti shall pay

	Grace	Acasti
dividends thereon, as and when declared by the Acasti board of directors, according to the order of priority applicable to the classes of shares set out in the articles.

Size of the Board of Directors

Grace’s by-laws state that the number of members of the Grace board of directors shall be fixed from time to time by resolution of the Grace board of directors.

The Grace board of directors currently has four members and one vacancy.

Under the QBCA, the board of directors of a corporation must consist of at least three members, at least two of whom must not be officers or employees of the corporation or an affiliate of the corporation, so long as the corporation remains a “reporting issuer” for purposes of the QBCA, which includes a corporation that has made a distribution of securities to the public.

Acasti’s articles provide that the minimum number of directors is one.

The Acasti board of directors currently has four members.

Classification of the Board of Directors	The Grace board of directors is not divided into classes.	The Acasti board of directors is not divided into classes.

Election of Directors

An affirmative vote of a majority of shares entitled to vote that are present in person or represented by proxy is required for the election of directors.

There is no cumulative voting with respect to the election of directors.

Under the QBCA, directors are elected by the shareholders, in the manner and for the term, not exceeding three years, set out in the corporation’s by-laws. Acasti’s by-laws provide that its directors are elected at each annual meeting of shareholders at which such an election is required by an ordinary resolution adopted by a majority of the votes cast by shareholders able to vote on such resolution.

There is no cumulative voting with respect to the election of directors.

Removal of Directors	Grace’s by-laws provide that, any director, or the entire Grace board of directors may be removed, with or without cause, by the holders of	Under the QBCA and Acasti’s by-laws, shareholders may, by resolution passed by a majority of the vote cast thereon at a special

	Grace	Acasti
	a majority of the shares entitled to vote at an election of directors.	meeting of shareholders, remove any or all directors from office and may elect any qualified person to fill the resulting vacancy.

Filling of Vacancies on the Board of Directors	Grace’s by-laws provide that a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the QBCA and Acasti’s by-laws, vacancies that exist on the board of directors may generally be filled by the board if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a special meeting of shareholders to fill the vacancy.

A director appointed or elected to fill a vacancy holds office for the unexpired term of his predecessor and remains in office until his successor is elected or nominated.

Ability to Call Special Meetings of Stockholders/Shareholders	Special meetings of stockholders may be called by the Grace board of directors, the chairperson of the Grace board of directors, the chief executive officer or president (in the absence of a chief executive officer) or by one or more stockholders of record holding shares in the aggregate entitled to cast not less than 20% of the votes entitled to cast votes at that meeting. Only those matters set forth in the notice of the special meeting may be considered or acted upon at any special meeting of stockholders.	Under the QBCA and Acasti’s by-laws, the directors of a corporation may call a special meeting at any time. In addition, holders of not less than 10 percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders.

Notice of Annual and Special Meetings of Stockholders/Shareholders

Grace’s by-laws require notice of any meeting of Grace stockholders to be given not less than ten nor more than 60 days before the date of the meeting.

Meetings of stockholders may be held within or outside the State of Delaware.

The Grace board of directors may fix a record date for any meeting of stockholders, which record date must not precede the date upon which the resolution fixing the

Under the QBCA, an annual meeting of shareholders must be held no later than fifteen months after holding the last preceding annual meeting.

Under the articles, the annual meeting of shareholders is to be held at the place within Québec or elsewhere, as determined by the directors.

Under the QBCA, notice of the date, time and place of a meeting of Acasti shareholders must be

	Grace	Acasti
record date is adopted by the Grace board of directors, and which record date must, unless otherwise required by law, not be more than 60 nor less than ten days before the date of the meeting.

given not less than 21 days nor more than 60 days prior to the meeting to each director and to each shareholder entitled to vote at the meeting.

Under the QBCA and Acasti’s by-laws, the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders. The record date must not be less than 21 days and not more than 60 days before the meeting.

Stockholder/ Shareholder Action by Written Consent	Grace’s certificate of incorporation and by-laws provide that any action required by Delaware law to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.	Under the QBCA, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Advance Notice Requirements for Director Nominations and Other Proposals by Stockholders / Shareholders	Grace’s by-laws do not include provisions which provide for a stockholder to submit a director nomination or proposal of business.	Under the QBCA, a shareholder entitled to vote at a shareholders’ meeting may submit a shareholder proposal relating to matters which the shareholder wishes to propose and discuss at an annual shareholders’ meeting and, subject to such shareholder’s compliance with the prescribed time periods and other requirements of the QBCA pertaining to shareholder proposals, the corporation is required to include such proposal in the information circular pertaining to any annual meeting at which it solicits proxies, subject to certain exceptions. Notice of such a proposal must be provided to the corporation at least 90 days

	Grace	Acasti

before the anniversary date of the notice of meeting for the last annual shareholders’ meeting.

In addition, the QBCA requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than five per cent of the shares or five per cent of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

Acasti has an “advance notice” by-law, which establishes a deadline for submitting notice of director nominations. For the annual meeting of shareholders, the deadline is no less than 30 and no more than 65 days prior to the annual meeting. For a special meeting, the deadline is no later than 15 days following the first public announcement of the special meeting.

Amendments to the Certificate of Incorporation	The DGCL generally provides that amendments to the certificate of incorporation must be approved by the Grace board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote. Under Grace’s certificate of incorporation, amendments to Grace’s certificate of incorporation requiring a vote of stockholders generally may be made in accordance with these default provisions of Delaware law.	Under the QBCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Specified amendments may also require the approval of other classes of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.

Amendments to By-laws	Grace’s certificate of incorporation and Grace’s by-laws provide that the Grace board of	Under the QBCA, the directors may, by resolution, make, amend or repeal any by-laws that

	Grace	Acasti
	directors is expressly authorized to adopt, amend or repeal the by-laws of Grace. The stockholders of Grace may adopt, amend or repeal the by-laws of Grace with the affirmative vote of a majority of directors then in office.	regulates the business or affairs of the corporation. Where the directors make, amend or repeal a by-law, they are required under the QBCA to submit that action to the shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend that action by simple majority, or ordinary resolution. If the action is rejected by shareholders, or the directors of a corporation do not submit the action to the shareholders at the next meeting of shareholders, the action will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect will be effective until it is confirmed.

State Anti-Takeover Statutes	Grace is governed by Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder and, subject to certain exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns (or within three years prior,	While the QBCA does not contain specific anti- takeover provisions with respect to “business combinations”, rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, or Multilateral Instrument 61-101, contain requirements in connection with, among other things, ‘related party transactions” and “business combinations”, including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

	Grace	Acasti
did own) 15% or more of the corporation’s voting stock.

The term “related party” includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction including related to the valuation.

Multilateral Instrument 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

Mergers, Consolidations and Other Transactions	Unless the certificate of incorporation of the surviving corporation provides otherwise, Delaware law does not require a stockholder vote of the surviving corporation in a merger if: (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger, and (iii) either (a) no shares of common stock of the surviving corporation (and no shares, securities, or obligations convertible into such stock) are to be issued in the merger, or (b) the shares of common stock of the surviving corporation to be issued

Under the QBCA, certain extraordinary corporate actions, such as amalgamations (other than with certain affiliated corporations), continuances and sales, leases or exchanges of the property of a corporation if as a result of such alienation the corporation would be unable to retain a significant part of its business activities, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by “special resolution.”

A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect

	Grace	Acasti

or delivered in the merger (upon conversion of any other shares, securities, or obligations to be issued or delivered in the merger) do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction.

Neither Grace’s certificate of incorporation nor Grace’s by-laws provide for different voting procedures for business combinations.

of the resolution or signed by all shareholders entitled to vote on the resolution. In specified cases, a special resolution to approve the extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Preemptive Rights of Stockholders / Shareholders	None.	None.

Registration Lock-Up period / Right of First Refusal

Grace’s by-laws provide that in connection with any underwritten public registration of Grace’s capital stock, Grace or the applicable underwriter may request that a stockholder of Grace does not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of Grace’s securities without the prior written of Grace and such underwriters for a period of time not to exceed 30 days before and 180 days after the effective date of the registration.

Grace has a right of first refusal to purchase any shares of Grace common stock which any stockholder might consider selling, assigning, pledging, or in any manner transferring such shares of Grace common stock.

None.

Directors’ and Officers’ Liability and Indemnification	Grace’s certificate of incorporation provides that Grace must indemnify and hold harmless each director and officer of Grace to the fullest extent authorized by the DGCL. Under the certificate of incorporation, each director and officer who was or is made, or is	Under the QBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity of another group (who is referred to

	Grace	Acasti
threatened to be a made, a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including, without limitation, any action, suit, or proceeding by or in the right of Grace) whether civil, criminal, administrative, or investigative (including, without limitation, a grand jury proceeding) shall be indemnified and held harmless against any and all suits, ordered, losses, damages, penalties, dues, fines, costs, amounts paid in settlement, liabilities, obligations, expenses, interest and fees (including, without limitation, all attorneys’, consultants’, and experts’ fees and disbursements and court costs) actually and reasonably incurred by such person in connection with such proceeding, or in connection with any appeal thereof, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Grace, and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s action to be unlawful.

in this document as an indemnifiable person) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person on the exercise of the person’s functions or arising from any investigative or other proceeding in which the person is involved if:

•  the person acted honestly and loyalty in the interest of the corporation or other group, and

•  in the case of a proceeding enforceable by a monetary penalty, the person had reasonable grounds for believing the person’s conduct was lawful.

An indemnifiable person is also entitled to indemnity for reasonable defense costs and expenses if the person fulfils the above-mentioned requirements and was not judged to have committed any fault or omitted to do anything the person ought to have done. In the case of a derivative action, indemnity may be made only with court approval.

Stockholder / Shareholder Rights Agreement	Pursuant to Grace’s stockholders’ agreement, the stockholders signatories thereto agree to vote to ensure that the Grace board of directors has up to five directors, and that the composition of the officers and directors shall be comprised as set forth therein, and that the stockholders who are signatories thereto have agreed to certain transfer restrictions for their Grace common stock.	Acasti currently has no shareholder rights plan in place. The Acasti board of directors could adopt a shareholder rights plan at any future time, which plan must, pursuant to the rules of the TSX, be approved by shareholders within six months of its adoption.

Oppression Remedy	The DGCL does not provide for a remedy similar to the oppression remedy under the QBCA;	The QBCA provides an oppression remedy (called “rectification of abuse of power or

Grace	Acasti
however, stockholders are entitled to remedies for a violation of a director’s fiduciary duties under Delaware common law.

iniquity”) that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to the interests of any securityholder, director or officer of the corporation if an application is made to a court by an “applicant”. An “applicant” with respect to a corporation means any of the following:

•  a present or former registered holder or beneficiary of securities of the corporation or any of its affiliates;

•  a present or former officer or director of the corporation or any of its affiliates; and

•  any other person who in the discretion of the court has the interest to make the application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights. Furthermore, the court may order a corporation to pay the interim expenses of an applicant seeking an oppression remedy, but the applicant may be held accountable for interim costs on final disposition of the complaint (as in the case of a derivative action as described in “Shareholder Derivative Actions” below).

	Grace	Acasti

Quorum Requirements	At each meeting of Grace stockholders, except where otherwise provided by the DGCL, a majority of the outstanding shares of Grace common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.	The quorum for the transaction of business at a meeting of shareholders is two persons who are, or represent by proxy, shareholders holding, in the aggregate, at least 33 1/3% of the issued shares entitled to be voted on the proposals at the meeting.

Inspection of Corporate Records

Grace’s by-laws and the DGCL provides any stockholder with the right to inspect Grace’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder. Any Grace director also has the right to inspect Grace’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the director’s position as a director.

A complete list of the stockholders entitled to vote at a stockholders meeting must be available for stockholder inspection at least 10 days before the meeting.

Under the QBCA, directors of Acasti have the right to examine all of Acasti’s corporate records. Shareholders have the right to examine certain corporate records such as Acasti’s minutes of shareholder meetings, shareholder resolutions, articles and by-laws, and the securities register during the regular office hours of Acasti and obtain extracts from them without charge.

APPRAISAL AND DISSENTER’S RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the “fair value” of their shares of common stock. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof, (b) shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above, or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) or (c) above.

Since Grace stockholders will receive only Acasti common shares in the merger, which will be publicly listed on NASDAQ following the merger, holders of Grace common stock will not be entitled to appraisal rights in the merger with respect to their shares of Grace common stock.

The proposals to be considered by shareholders at the Acasti annual and special meeting do not give rise to any dissent rights under the QBCA.

LEGAL MATTERS

Osler, Hoskin & Harcourt LLP, U.S. and Canadian counsel for Acasti, will provide an opinion regarding the legality of the Acasti common shares to be issued in the merger and related transactions.

EXPERTS

Acasti

The consolidated balance sheets of Acasti as of March 31, 2021 and 2020, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years ended March 31, 2021 and 2020, and the related notes, of Acasti, have been incorporated by reference herein from Acasti’s Annual Report on Form 10-K in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Grace

The balance sheets of Grace as of December 31, 2020, 2019 and 2018, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their reports which are included herein, which reports include an explanatory paragraph about the existence of substantial doubt concerning Grace’s ability to continue as a going concern. Such financial statements have been included herein in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented in proxy materials relating to Acasti’s 2022 annual meeting of shareholders must be received by Acasti on or before March         , 2022, unless the date of the meeting is changed by more than 30 calendar days from the date of the meeting (in which case proposals must be received a reasonable time before Acasti begins to print and mail its proxy materials), and must satisfy the requirements of the proxy rules promulgated by the SEC. For a proposal to be valid, it must comply with both the QBCA and the Exchange Act.

In order for a shareholder proposal to be eligible for inclusion in the proxy statement for Acasti’s 2022 annual meeting of shareholders under the QBCA, the proposal must be in writing, accompanied by the requisite declarations and signed by the submitter and qualified shareholders who at the time of signing are the registered or non-registered owners of Acasti common shares that, in the aggregate: (a) constitute at least 1% of the issued Acasti common shares; or (b) have a fair market value in excess of C$2,000. For the submitter or a qualified shareholder to be eligible to sign the proposal, that shareholder must have been the registered or non-registered owner of the Acasti common shares for an uninterrupted period of at least 6 months before the date the proposal is submitted.

In order for a shareholder proposal to be eligible for inclusion in the proxy statement for Acasti’s 2022 annual meeting of shareholder under the Exchange Act, the shareholder must submit the proposal in accordance with Rule 14a-8 of the Exchange Act, and the shareholder must have continuously held at least $2,000 in market value for at least 3 years, $15,000 in market value for at least 2 years, or $25,000 in market value for 1 year by the date the shareholder submits the proposal. Alternatively, if the shareholder continuously held at least $2,000 Acasti common shares for at least one year as of January 4, 2021, and has continuously maintained a minimum investment of at least $2,000 of Acasti common shares from January 4, 2021 through the date the proposal is submitted to Acasti, the shareholder will be eligible to submit a proposal for Acasti’s 2022 annual meeting of shareholders. In each case, the shareholder must continue to hold those Acasti common shares through the date of Acasti’s 2022 annual meeting of shareholders.

A shareholder wishing to nominate an individual to be a director, other than pursuant to a requisition of a meeting made pursuant to the QBCA or a shareholder proposal made pursuant to the QBCA and Exchange Act proxy access provisions described above, is required to comply with Acasti’s advance notice bylaw (the “Advance Notice Bylaw”). The Advance Notice Bylaw provides, inter alia, that proper written notice of any such director nomination (the “Nomination Notice”) for an annual general meeting of shareholders must be provided to the Secretary of Acasti not less than 30 days nor more than 65 days prior to the date of the annual general meeting of shareholders; provided, however, that if the annual general meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual general meeting was made, the Nomination Notice must be provided no later than the close of business on the 10th day following the Notice Date. The foregoing is merely a summary of provisions contained in the Advance Notice Bylaw and is qualified by the full text of the Advance Notice Bylaw provisions. The full text is set out in the Advance Notice Bylaw, a copy of which is filed under Acasti’s profile at www.sedar.com or www.sec.gov.

For any other shareholder proposals to be presented at Acasti’s 2022 annual meeting of shareholders, Rule 14a-4(c) under the Exchange Act provides that if a proponent of a proposal fails to notify Acasti at least 45 days prior to the first anniversary of the date of first mailing of this proxy statement/prospectus (or any date specified in the Advance Notice Bylaw), then brokers or nominees will be allowed to use their discretionary voting authority with respect to the voting of proxies when the proposal is presented at the meeting, without any discussion of the matter in the proxy statement. With respect to Acasti’s 2022 annual meeting of shareholders, if Acasti is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in Acasti’s proxy statement for that meeting, by                     , 2022 (or any date specified in the Advance Notice Bylaw), brokers or nominees will be allowed to use their discretionary authority with respect to the voting of proxies.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Acasti files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Acasti. The SEC’s Internet site can be found at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus. Acasti also files with Canadian provincial securities regulators the material it files with the SEC. The CSA also maintains an Internet site that contains reports, proxy and information statements and other information regarding reporting issuers, including Acasti. The CSA’s Internet site can be found at www.sedar.com. The information contained on the CSA’s website is expressly not incorporated by reference into this proxy statement/prospectus.

Acasti has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the Acasti common shares to be issued or that are issuable in connection with the merger. The registration statement, including the attached exhibits, contains additional relevant information about Acasti and Acasti common shares. The rules and regulations of the SEC allow Acasti to omit certain information included in the registration statement from this proxy statement/prospectus. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

The SEC and the CSA allow Acasti to incorporate by reference the information Acasti files with it, which means that Acasti can disclose important information to you by referring you to other documents filed separately with the SEC and the CSA. You should read the information incorporated by reference because it is an important part of this proxy statement/ prospectus.

The following documents, which have been filed with the SEC by Acasti are hereby incorporated by reference into this proxy statement/prospectus.

Acasti incorporates by reference the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the SEC on June 22, 2021;

•

the description of Acasti common shares set forth in Acasti’s registration statement on Form F-1 (File No. 333-220755) filed with the SEC on September 29, 2017 and declared effective on December  19, 2017 and Acasti’s Form 8-A filed with the SEC on January 4, 2013, including any amendment or report filed for the purpose of updating that description; and

•	Current Report on Form 8-K filed with the SEC on May 7, 2021 (with respect to Item 1.01 and 8.01).

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this proxy statement/prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC by Acasti pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to the effectiveness of the registration statement, and (ii) after the date of this proxy statement/prospectus and prior to the date on which the offering pursuant to this proxy statement/prospectus is terminated shall also be deemed incorporated by reference. Information in such future filings updates and supplements the information provided in this proxy statement/prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document previously filed with the SEC by Acasti that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus through Acasti or from the SEC through the SEC’s Internet Web site at the address included above or the Canadian provincial regulatory authorities through the SEDAR Internet Web site at the address included above.

Acasti will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this proxy statement/prospectus, including exhibits to these documents. You should direct any requests for documents to:

Acasti Pharma Inc. 3009 boul. De la Concorde E., Suite 102, Laval, Québec, Canada H7E 2B5 (450) 686-4555 Attention: Chief Financial Officer

If you would like to request documents, please do so by August 24, 2021, in order to receive them before the Acasti annual and special meeting.

GRACE THERAPEUTICS, INC. FINANCIAL STATEMENTS DECEMBER 31, 2019 and 2018

GRACE THERAPEUTICS, INC

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Grace Therapeutics, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Grace Therapeutics, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grace Therapeutics, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has incurred losses since inception and expects to continue to incur substantial losses for the foreseeable future that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 2, 2021

GRACE THERAPEUTICS, INC

Balance Sheets

	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$2,636,943	$5,109,555
Prepaid expenses	18,501	24,195

Total current assets	2,655,444	5,133,750

Property and equipment, net	6,470	48,565
Deposits	37,562	9,200

Total assets	$2,699,476	$5,191,515

LIABILITIES
Current liabilities:
Accounts payable	$44,462	$130,178
Accrued expenses	108,995	76,136

Total current liabilities	153,457	206,314

Derivative liability	1,981,067	2,077,261
Accrued interest	1,062,856	468,356
Convertible notes payable, net of debt discount	9,555,743	8,886,962

Total liabilities	12,753,123	11,638,893

Commitments and contingencies (Note I)

STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value, 40,000,000 shares authorized, 20,182,000 and 20,000,000 shares issued and outstanding at December 31, 2019 and 2018, respectively	$2,018	$2,000
Additional paid-in capital	4,664,989	4,604,947
Accumulated deficit	(14,720,654)	(11,054,325)

Total stockholders’ deficit	(10,053,647)	(6,447,378)

Total liabilities and stockholders’ deficit	$2,699,476	$5,191,515

See accompanying notes to financial statements

GRACE THERAPEUTICS, INC

Statements of Operations

	Year Ended December 31,
	2019	2018
Operating expenses:
General and administrative	$988,245	$1,312,794
Research and development	1,510,997	2,931,741

Loss from operations	2,499,242	4,244,535

Other (income) expense:
Interest expense	1,263,281	1,271,249
Loss on debt extinguishment	—	163,857
Change in fair value of derivative liability	(96,194)	57,473

Total other expense	1,167,087	1,492,579

Net loss	$3,666,329	$5,737,114

See accompanying notes to financial statements

GRACE THERAPEUTICS, INC

Consolidated Statements of Changes in Stockholders’ Deficit

Years Ended December 2019 and 2018

	Class C-1 Units		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Units	Amount	Shares	Amount
Balance at January 1, 2018	500,000	$4,571,912	—	$—	$—	$(5,317,211)	$(745,299)
Conversion from LLC to C-corporation	(500,000)	(4,571,912)	20,000,000	2,000	4,569,912	—	—
Net loss	—	—	—	—	—	(5,737,114)	(5,737,114)
Stock based compensation	—	—	—	—	35,035	—	35,035

Balance at December 31, 2018	—	—	20,000,000	2,000	4,604,947	(11,054,325)	(6,447,378)

Net loss	—	—	—	—	—	(3,666,329)	(3,666,329)
Stock based compensation	—	—	182,000	18	60,042	—	60,060

Balance at December 31, 2019	—	$—	20,182,000	$2,018	$4,664,989	$(14,720,654)	$(10,053,647)

See accompanying notes to financial statements

GRACE THERAPEUTICS, INC

Statements of Cash Flows

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(3,666,329)	$(5,737,114)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	42,095	42,095
Stock-based compensation	60,060	35,035
Loss on debt extinguishment	—	163,857
Amortization of debt discount	668,781	827,893
Change in fair value of derivative liability	(96,194)	57,473
Increase (decrease) in operating assets and liabilities:
Prepaid expenses	5,694	650,805
Deposits	(28,362)	—
Accounts payable	(85,716)	15,300
Accrued expenses	32,859	(26,418)
Accrued interest	594,500	443,356

Net cash used in operating activities	(2,472,612)	(3,527,718)

Cash flows from financing activities:
Proceeds from the issuance of convertible notes payable	—	4,915,000

Net cash provided by financing activities	—	4,915,000

Net increase (decrease) in cash and cash equivalents	(2,472,612)	1,387,282
Cash and cash equivalents, beginning of year	5,109,555	3,722,273

Cash and cash equivalents, end of year	$2,636,943	$5,109,555

Supplemental disclosure of non-cash activities
Conversion from LLC to C-corporation	$—	$4,571,912

See accompanying notes to financial statements

GRACE THERAPEUTICS, INC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE A—NATURE OF OPERATIONS

Grace Therapeutics Inc. (the “Company”, “GTRx” or “we”) is a biopharmaceutical company with a focus on developing improved formulations of select approved products including combination drugs for existing and/or additional therapeutic indications. Currently, GTRx is actively developing three product candidates which are all in different stages of the research and development process. The Company was formed on September 11, 2014 as a limited liability company (“LLC”). Effective April 12, 2018, the Company converted into a Delaware C-corporation and the Company exchanged its 500,000 outstanding C-1 units for 20,000,000 shares of Class A common stock. The Company’s current operations have been funded through capital contributions and the issuance convertible notes payable.

The Company’s operations are subject to a number of factors that can affect its operating results and financial condition. Such factors include, but are not limited to: the results of clinical testing and trial activities of the Company’s products, the Company’s ability to obtain regulatory approval to market its products, competition from products manufactured and sold or being developed by other companies, the price of, and demand for, Company products, the Company’s ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products, and the Company’s ability to raise capital.

NOTE B—GOING CONCERN

The Company has not received Food and Drug Administration (“FDA”) approval for its therapeutics products. The Company expects that its research and development expenses will continue to increase as the Company continues with its pre-clinical and clinical trials and pursues FDA approval. As a result, the Company expects to continue to incur substantial losses for the foreseeable future, and these losses are expected to increase. The Company is uncertain when, or if, the Company will be able to achieve or sustain profitability.

Since inception, the Company has incurred net losses. The Company’s success in developing and bringing its products to market are dependent upon, among several other factors, the Company’s ability to raise adequate capital. Management believes that the Company has access to capital through private placements and other potential equity transactions, as well as potential debt raises. There can be no assurance that any contemplated financing will be available on the terms acceptable, if at all. These conditions cause management to determine there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Basis of presentation:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

[2]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GRACE THERAPEUTICS, INC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[3]	Concentration of credit risk:

The Company maintains cash primarily with one financial institution and such deposits may exceed federally insured limits. The Company believes that it is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

[4]	Risks and uncertainties:

The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. Operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory, and other risks, including the potential risk of business failure.

The extent of the impact and effects of the recent outbreak of the coronavirus (“COVID-19”) on the operation and financial performance of the business will depend on future developments, including the duration and spread of the outbreak, related travel advisories and restrictions, the recovery time of the disrupted supply chains, including obtaining certain active pharmaceutical ingredients from other countries in a timely manner, production delays, access to healthcare professional offices and uncertainty with respect to the accessibility of additional liquidity, all of which are highly uncertain and cannot be predicted. Based on the Company’s initial assessment Management is projecting low impact, however, if the demand for the Company’s research activities are impacted by this outbreak for an extended period, its results of operations may be materially adversely affected. Management continues to monitor this matter closely.

[5]	Research and development:

Research and development costs are expensed as incurred. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. Upfront and milestone payments due to third parties that perform research and development services on the Company’s behalf are expensed as services are rendered or when the milestone is achieved.

Research and development costs primarily consist of personnel related expenses, including salaries, benefits, payments made to third parties for products and technology, payments made to third party contract research organizations, consultants, and costs associated with regulatory filings, laboratory costs and other supplies.

As part of its process of preparing its financial statements, the Company is required to estimate its accrued expenses. This process includes reviewing open contracts and purchase orders, communicating with its applicable personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated costs incurred for the service when the Company has not yet been invoiced or otherwise notified of actual costs. The majority of the Company’s service providers invoice monthly in arrears for services performed. The Company makes estimates of its accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known at the time. The Company periodically confirms the accuracy of these estimates with the service providers and makes adjustments if necessary.

GRACE THERAPEUTICS, INC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[6]	Property and equipment:

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives as follows:

	Depreciation Method	Estimated Useful Life
Computer equipment	Straight-line	3 years
Laboratory equipment	Straight-line	5 years
Furniture and fixtures	Straight-line	7 years

[7]	Stock-based compensation:

Stock-based awards have been accounted for as required by Accounting Standards Codification (“ASC”) 718 Compensation—Stock Compensation. Under ASC 718, awards are valued at fair value on the date of grant, and that fair value is recognized over the requisite service period. Forfeitures are accounted for as they occur.

[8]	Income taxes:

The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic 740, Income Taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the guidance in ASC Topic 740-10 in assessing uncertain tax positions. The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the income tax provision. The standard applies to all tax positions and clarifies the recognition of tax benefits in the financial statements by providing for a two-step approach of recognition and measurement. The first step involves assessing whether the tax position is more-likely-than-not to be sustained upon examination based upon its technical merits. The second step involves measurement of the amount to be recognized. Tax positions that meet the more-likely-than-not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate finalization with the taxing authority. There were no uncertain tax positions nor income tax related interest and penalties recorded for the years ended December 31, 2019 and 2018. The Company’s policy is to recognize interest and penalties related to tax matters within the income tax provision.

[9]	Fair value of financial instruments:

The Company measures and discloses fair value in accordance with Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement

GRACE THERAPEUTICS, INC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[9]	Fair value of financial instruments (Continued):

that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	—	Unadjusted quoted prices are available in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2	—	Pricing inputs are other than quoted prices in active markets that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3	—

Pricing inputs are unobservable for the asset or liability and only used when there is little, if any, market activity for the asset or liability at the measurement date. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The derivative liabilities are recorded at fair value utilizing inputs that are unobservable in the market and classified within Level 3. See Note G. The fair value of cash is based on its respective demand value, which is equal to the carrying value. The carrying value of all other short-term monetary assets and liabilities is estimated to be approximate to their fair value due to the short-term nature of these instruments.

[10]	New accounting pronouncements:

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, (Topic 842) (“ASU 2016-02”), which will increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The new standard requires an entity to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessor accounting will remain substantially similar to the current accounting; however, ASU 2016-02 limits the capitalization of leasing costs to initial direct costs. The standard is effective for the Company beginning January 1, 2021, with early adoption permitted. In June 2020, an optional one-year deferral of the effective date of ASU 2016-02 was issued by the FASB in ASU 2020-05 which would make the standard effective for the Company beginning January 1, 2022 if elected. The Company is currently evaluating the impact of adopting ASU 2016-02 on its financial statements and related disclosures and will adopt as of January 1, 2022.

GRACE THERAPEUTICS, INC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE D—REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS FOR CORRECTION OF IMMATERIAL ERROR

The January 1, 2018 opening balances of long-term liabilities have been revised to reflect an immaterial correction of an error. The Company incorrectly accounted for the embedded redemption feature in its convertible notes issued during 2017 as a contingent beneficial conversion feature and not as a derivative that required bifurcation and separate accounting in accordance with ASC 470, Debt. The income statement impact of the correction of the error was immaterial and accordingly has not been adjusted. The opening balances as of January 1, 2018 have been adjusted for the effects of this revision. The following table illustrates the effect of this revision:

	As Previously Reported	As Revised
Convertible notes payable	$5,000,000	$3,927,882
Derivative liability	—	1,072,118

	$5,000,000	$5,000,000

NOTE E—PROPERTY AND EQUIPMENT

As of December 31, 2019 and 2018, property and equipment consisted of the following:

	2019	2018
Computer equipment	$10,049	$10,049
Laboratory equipment	198,148	198,148
Furniture and fixtures	3,954	3,954

	212,151	212,151
Less: accumulated depreciation	(205,681)	(163,586)

	$6,470	$48,565

Depreciation expense for each of the years ended December 31, 2019 and 2018 was approximately $42,000 and is included in general and administrative expenses in the accompanying statements of operations.

NOTE F—CONVERTIBLE NOTES PAYABLE

The Company’s convertible notes payable consisted of the following at December 31, 2019 and 2018:

	December 31,
	2019	2018
Convertible notes payable—2017 Notes	$5,000,000	$5,000,000
Convertible notes payable—2018 Notes	4,915,000	4,915,000
Unamortized debt discounts	(359,257)	(1,028,038)

Net carrying value	$9,555,743	$8,886,962

[1]	2017 Notes:

On December 1, 2017, the Company issued convertible notes payable to certain shareholders totaling $5,000,000 (the “2017 Notes”). The 2017 Notes bear interest at 6% compounded annually and originally

GRACE THERAPEUTICS, INC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE F—CONVERTIBLE NOTES PAYABLE (CONTINUED)

[1]	2017 Notes: (continued)

matured December 31, 2018. The accrued interest and principal amounts are all due on the maturity date. The 2017 Notes shall be converted into the number of common shares equal to the principal amount outstanding plus accrued interest divided by 80% of the price per unit being offered in the next qualified equity financing, as defined. This feature was deemed to be an embedded redemption feature.

The Company determined the redemption feature was not clearly and closely related to the host instruments. Pursuant to ASC 815, the Company bifurcated the redemption feature from the host instruments at issuance and recorded it at its initial fair value a derivative liability. The derivative liability generated a corresponding initial discount to the carrying value of the host instrument of approximately $1,072,000. The Company amortized approximately $501,000 of this discount during 2018, through the date of the debt extinguishment.

On April 12, 2018, the 2017 Notes were amended to extend the maturity date to June 30, 2020. The Company evaluated the modification under the guidance in ASC 470-50 and determined that the modification entered into during June 2018 represents an extinguishment because the present value of future cash flows before and after the modification changed by more than 10%.

On the date of the amendment, the carrying value of the 2017 Notes was approximately $4,429,000 and the fair value of the related derivative liability was approximately $1,141,000. The Company determined the fair value of the debt on the amendment date to be approximately $5,734,000, which resulted in a loss on extinguishment of approximately $164,000. The Company then allocated the $5,734,000 fair value between the debt and the embedded redemption feature derivative liability. The fair value allocated to the derivative liability was approximately $1,053,000 and the balance allocated to the debt was $4,681,000. The discount on the debt of approximately $319,000 (representing the difference between the face value of the debt of $5,000,000 and the allocated fair value of $4,681,000) is amortized using the effective interest method over the term of the debt. The Company recorded interest expense for the amortization of the discount of approximately $159,000 and $78,000 during the years ended December 31, 2019 and 2018, respectively. The related unamortized debt discount was approximately $82,000 and $241,000 at December 31, 2019 and 2018, respectively.

In September 2020, the terms of the 2017 Notes were extended to September 2021.

Total related party interest expense for the 2017 Notes, including the amortization of the debt discount, was approximately $459,000 and $880,000 for the years ended December 31, 2019 and 2018, respectively. The Company had accrued interest related to the 2017 Notes of approximately $625,000 and $325,000 recorded as of December 31, 2019 and 2018, respectively.

[2]	2018 Notes:

On June 30, 2018, the Company issued convertible notes payable totaling $4,915,000 (of which approximately $1,500,000 was issued to related parties) at an interest rate of 6% compounded annually that mature June 30, 2020 (the “2018 Notes”). These notes shall be converted into the number of units equal to the principal amount outstanding plus accrued interest divided by 85% of the price per unit being offered in the next equity financing. The feature was deemed to be an embedded redemption feature. In September 2020, the terms of the 2018 Notes were extended to September 2021 and modified the conversion rate to 82.5% of the price per share being offered at the next financing.

GRACE THERAPEUTICS, INC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE F—CONVERTIBLE NOTES PAYABLE (CONTINUED)

[2]	2018 Notes: (continued)

The Company determined that the redemption feature was not clearly and closely related to the host instruments. Pursuant to ASC 815, the Company bifurcated the redemption features from the host instruments at issuance and recorded them at their initial fair value as a derivative liability. The initial fair value of the derivative of approximately $1,035,000 was recorded as a debt discount and is amortized to interest expense using the effective interest method over the term of the debt. See Note G.

The Company recorded interest expense for the amortization of the discount of approximately $510,000, including $76,000 for related parties, and $249,000, including $155,000 for related parties, during the years ended December 31, 2019 and 2018, respectively. The related unamortized debt discount was approximately $277,000 and $787,000 at December 31, 2019 and 2018, respectively.

Total interest expense for the 2018 Notes, including the amortization of the debt discount, from the 2018 Notes was approximately $804,000, including $245,000 for related parties and $391,000, including $121,000 for related parties, for the years ended December 31, 2019 and 2018, respectively. The Company had accrued interest related to the 2018 Notes of approximately $438,000, including $135,000 for related parties, and $143,000, including $45,000 for related parties, as of December 31, 2019 and 2018, respectively.

NOTE G—DERIVATIVES LIABILITY

The following table summarizes the Company’s liabilities measured at fair value as of December 31, 2019 and 2018:

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Derivative liability	$—	$—	$1,981,067	$1,981,067

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Derivative liability	$—	$—	$2,077,261	$2,077,261

As discussed in Note F, the convertible notes payable issued by the Company included an embedded redemption feature, which met the definition of a derivative instrument and required that such feature be bifurcated from the convertible notes payable and accounted for separately as a derivative liability. The Company estimated the fair value of its derivative liabilities using a with and without method and valuing the debt with and without the derivative to determine a fair value.

GRACE THERAPEUTICS, INC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE G—DERIVATIVES LIABILITY (CONTINUED)

The table below provides a reconciliation of the derivative liability measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2019 and 2018:

Balance at January 1, 2018	$1,072,118
Extinguishment of derivative liability	(1,140,675)
Initial measurements	2,088,345
Change in fair value	57,473

Balance at December 31, 2018	2,077,261
Change in fair value	(96,194)

Balance at December 31, 2019	$1,981,067

NOTE H—RELATED PARTY TRANSACTIONS

See Note F for convertible notes due to related parties.

See Note I for related party rent payments.

On April 12, 2018, the Company transferred ownership of nine of their pending patent applications to Nortic Holdings, LLC, an entity under common ownership. Simultaneous with the transfer, the Company entered into licensing agreements with Nortic Holdings, LLC to license the patents back in exchange for a royalty of 10% of future net sales, as defined in the agreement. There were no related sales during the years ended December 31, 2019 and 2018.

NOTE I—COMMITMENTS AND CONTINGENCIES

[1]	Operating leases:

On October 15, 2017, the Company entered into a one-year lease agreement for research and laboratory space. The annual rent under this arrangement was approximately $58,000. Upon the expiration of the term of the lease in October 2018, the Company continued to pay approximately $5,000 monthly through February 2019 under a month-to-month arrangement.

On March 1, 2019, the Company entered into a lease agreement for research and laboratory space for a three year period ending on February 28, 2022 for approximately $150,000 per year.

Additionally, the Company pays rent to a related party for shared space on a month to month basis. Total rent paid to the related party was approximately $56,000 and $96,000 during the years ended December 31, 2019 and 2018.

Total rental expense was approximately $202,000 and $159,000 for the years ended December 31, 2019 and 2018, respectively, and is included in general and administrative expenses in the accompanying statements of operations.

GRACE THERAPEUTICS, INC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE I—COMMITMENTS AND CONTINGENCIES (CONTINUED)

[1]	Operating leases: (continued)

Future minimum annual lease obligations as of December 31, 2019 under non-cancellable operating leases is as follows:

Year Ended December 31,
2020	$154,000
2021	159,000
2022	27,000

Total	$340,000

[2]	Legal matters:

The Company is not party to any currently pending litigation, the outcome of which would be reasonably likely to have a material adverse effect on its financial condition, results of operations, or cash flows. However, the ultimate outcome of any litigation is uncertain and, regardless of outcome, litigation can have an adverse impact on the Company because of defense costs, potential negative publicity, diversion of management resources and other factors.

[3]	License agreement:

The Company entered licensing agreement with Medicas Group, LLC (“Medicas”) during 2015, pursuant to which the Company is required to make certain milestone and contingent payments of up to $2,350,000, as defined in the agreement. The milestone payments are related to the successful completion of a pre-Investigational New Drug meeting with the FDA, the submission of a New Drug Application (“NDA”) for such program, and the final approval by the FDA of the NDA. As of December 31, 2019 $2,200,000 remains under the commitment, which will be recognized if and when milestones probable of being met. The contingent payments included within the agreement require the Company to pay royalties on future sales of the product ranging from 4%-8%. No related product has been approved as of December 31, 2019.

NOTE J—STOCKHOLDERS’ EQUITY

On April 12, 2018, the Company changed its legal structure and converted from an LLC to a C-corporation. In connection with the conversion from an LLC to a C-corporation, all of the issued and outstanding Class C-1 Units were exchanged for 20,000,000 shares of Class A common stock.

The total number of all shares of stock that the Company is authorized to issue is 40,000,000 shares of common stock, par value $0.0001 per share, and of which: (i) 38,000,000 shares are designated as Class A common stock and (ii) 2,000,000 shares are designated as Class B common stock. As of December 31, 2019 and 2018, the Company has 20,000,000 shares of Class A common stock issued and outstanding. As of December 31, 2019 and 2018, the Company has 182,000 and 0 shares of Class B common stock issued and outstanding, respectively.

Voting Rights

All holders of Class A common stock are entitled to one vote for each share of Class A common stock held on all matters to be voted on by the stockholders. The Class B common stock is non-voting.

GRACE THERAPEUTICS, INC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE J—STOCKHOLDERS’ EQUITY (CONTINUED)

Dividends

Holders of common stock will be entitled to receive, when, as, and if declared by the board of directors of the Company, out of any assets of the Company legally available therefore, such dividends as might be declared from time to time by the board. No dividends have been declared through December 31, 2019.

Liquidation

Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of common stock will be entitled to participate ratably in all assets of the Company available for distribution to stockholders.

NOTE K—STOCK-BASED COMPENSATION

On May 21, 2018, the Company established the 2018 Equity Incentive Plan. The number of shares available for grant or option under the Plan shall not exceed 1,000,000 shares of common stock.

In accordance with the 2018 Equity Incentive Plan, the Company may grant stock awards to eligible persons which entitles the participants to receive the shares underlying those awards upon vesting.

During the year ended December 31, 2018, the Company granted 708,000 restricted shares which vest over two to four year terms. The Company recorded stock-based compensation expense of approximately $60,000 and $35,000, for the years ended December 31, 2019 and 2018, respectively. The unamortized stock-based compensation expense at December 31, 2019 of $97,000 will be recognized over a weighted average of 2.3 years.

A summary of restricted stock and changes made during the years ended December 31, 2019 and 2018 is presented below:

	Restricted Shares	Weighted Average Grant Price
Unvested restricted stock outstanding, May 21, 2018	—	$—
Granted	708,000	0.33

Unvested restricted stock outstanding, December 31, 2018	708,000	0.33
Vested	(182,000)	0.33
Forfeitures	(150,000)	0.33

Unvested restricted stock outstanding, December 31, 2019	376,000	$0.33

NOTE L—INCOME TAXES

	December 31,
	2019	2018
Significant components of the Company’s deferred taxes (liabilities) are as follows:
Expected income tax benefit from net operating loss carryforwards	$1,957,479	$1,243,033
Other	323,097	149,703

Total deferred tax assets	2,280,576	1,392,736
Less: valuation allowance	(2,280,576)	(1,392,736)

Net deferred tax assets	$—	$—

GRACE THERAPEUTICS, INC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE L—INCOME TAXES (CONTINUED)

At December 31, 2019 and 2018, the Company has recorded a full valuation allowance against its net deferred tax assets of approximately $2,281,000 and $1,393,000, respectively, since in the judgment of management, these assets are not more than likely than not to be realized. The valuation allowance increased by approximately $888,000 and $1,382,000 as of December 31, 2019 and 2018, respectively.

At December 31, 2019 and 2018, the Company had federal net operating loss (“NOL”) carryforward of approximately $6,570,000 and $4,185,000, respectively, that have an unlimited carryforward period and state and local net operating loss carryforward of approximately $6,570,000 and $4,185,000, respectively, which begin to expire in 2038. No federal or state tax benefit has been reported in the accompanying financial statements since the Company believes that the realization of its net deferred tax asset was not considered more likely than not based upon the Company’s losses since inception. Accordingly, the potential tax benefits are fully offset by a valuation allowance.

The Internal Revenue Code (the “IRC”) contains limitations on the use of NOL carryforwards after the occurrence of a substantial ownership change as defined by IRC Section 382. Utilization of such NOL carryforwards may be limited if such capital raises are determined to be a change in ownership under IRC Section 382.

The income tax expense for the years ended December 31, 2019 and 2018 differed from the amounts computed by applying the U.S. federal income tax rate of 21% primarily due to the deferred tax asset valuation allowance.

NOTE M—SUBSEQUENT EVENTS

The Company has evaluated subsequent events or transactions that occurred after December 31, 2019 through March 2, 2021, the date which these consolidated financial statements were available to be issued.

As discussed in Note F, the maturity date of the 2017 Notes was extended to September 2021.

As discussed in Note F, the maturity date of the 2018 Notes was extended to September 2021 and the conversion rate modified to 82.5% of the price per share being offered at the next financing.

GRACE THERAPEUTICS, INC. FINANCIAL STATEMENTS DECEMBER 31, 2020 and 2019

GRACE THERAPEUTICS, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Grace Therapeutics, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Grace Therapeutics, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grace Therapeutics, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has incurred losses since inception and expects to continue to incur substantial losses for the foreseeable future which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 26, 2021

GRACE THERAPEUTICS, INC.

Balance Sheets

	December 31,
	2020	2019
ASSETS
Current assets:
Cash	$1,155,282	$2,636,943
Prepaid expenses	6,077	18,501

Total current assets	1,161,359	2,655,444

Property and equipment, net	—	6,470
Deposits	37,562	37,562

Total assets	$1,198,921	$2,699,476

LIABILITIES
Current liabilities:
Accounts payable	$32,890	$44,462
Accrued expenses	1,142,798	108,995
Paycheck Protection Program loan, current portion	125,757	—
Derivative liability	1,607,837	—
Accrued interest	1,658,156	—
Convertible notes payable, net of debt discount	9,123,875	—

Total current liabilities	13,691,313	153,457

Derivative liability	—	1,981,067
Accrued interest	—	1,062,856
Convertible notes payable, net of debt discount	—	9,555,743
Paycheck Protection Program loan, net of current portion	34,250	—

Total liabilities	13,725,563	12,753,123

Commitments and contingencies (Note H)

STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value, 40,000,000 shares authorized, 20,314,000 and 20,182,000 shares issued and outstanding at December 31, 2020 and 2019, respectively	2,031	2,018
Additional paid-in capital	4,698,209	4,664,989
Accumulated deficit	(17,226,882)	(14,720,654)

Total stockholders’ deficit	(12,526,642)	(10,053,647)

Total liabilities and stockholders’ deficit	$1,198,921	$2,699,476

See accompanying notes to financial statements

GRACE THERAPEUTICS, INC.

Statements of Operations

	Year Ended December 31,
	2020	2019
Operating expenses:
General and administrative	$779,659	$988,245
Research and development	1,936,767	1,510,997

Loss from operations	(2,716,426)	(2,499,242)

Other (income) expense:
Interest expense	1,260,457	1,263,281
Loss on debt extinguishment	419,024	—
Change in fair value of derivative liability	(1,889,679)	(96,194)

Total other (income) expense	(210,198)	1,167,087

Net loss	$(2,506,228)	$(3,666,329)

See accompanying notes to financial statements

GRACE THERAPEUTICS, INC.

Consolidated Statements of Changes in Stockholders’ Deficit

For the Years Ended December 2020 and 2019

	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
Balance at January 1, 2019	20,000,000	$2,000	$4,604,947	$(11,054,325)	$(6,447,378)
Net loss	—	—	—	(3,666,329)	(3,666,329)
Stock based compensation	182,000	18	60,042	—	60,060

Balance at December 31, 2019	20,182,000	2,018	4,664,989	(14,720,654)	(10,053,647)

Net loss	—	—	—	(2,506,228)	(2,506,228)
Stock based compensation	132,000	13	33,220	—	33,233

Balance at December 31, 2020	20,314,000	$2,031	$4,698,209	$(17,226,882)	$(12,526,642)

See accompanying notes to financial statements

GRACE THERAPEUTICS, INC.

Statements of Cash Flows

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(2,506,228)	$(3,666,329)
Adjustments to reconcile net loss to net cash:
Depreciation	6,470	42,095
Stock-based compensation	33,233	60,060
Loss on debt extinguishment	419,024	—
Amortization of debt discount	665,557	668,781
Change in fair value of derivative liability	(1,889,679)	(96,194)
Increase (decrease) in operating assets and liabilities:
Prepaid expenses	12,424	5,694
Deposits	—	(28,362)
Accounts payable	(11,572)	(85,716)
Accrued expenses	1,033,803	32,859
Accrued interest	595,300	594,500

Net cash used in operating activities	(1,641,668)	(2,472,612)

Cash flows from financing activities:
Proceeds from Paycheck Protection Program loan	160,007	—

Net cash provided by financing activities	160,007	—

Net decrease in cash and cash equivalents	(1,481,661)	(2,472,612)
Cash and cash equivalents, beginning of year	2,636,943	5,109,555

Cash and cash equivalents, end of year	$1,155,282	$2,636,943

See accompanying notes to financial statements

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

December 31, 2020 and 2019

NOTE A—NATURE OF OPERATIONS

Grace Therapeutics Inc. (the “Company”, “GTRx” or “we”) is a biopharmaceutical company with a focus on developing improved formulations of select approved products including combination drugs for existing and/or additional therapeutic indications. Currently, GTRx is actively developing three product candidates which are all in different stages of the research and development process. The Company was formed on September 11, 2014 as a limited liability company (“LLC”).

The Company’s operations are subject to a number of factors that can affect its operating results and financial condition. Such factors include, but are not limited to: the results of clinical testing and trial activities of the Company’s products, the Company’s ability to obtain regulatory approval to market its products, competition from products manufactured and sold or being developed by other companies, the price of, and demand for, Company products, the Company’s ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products, and the Company’s ability to raise capital.

NOTE B—GOING CONCERN

The Company has not received FDA approval for its therapeutics products. The Company expects that its research and development expenses will continue to increase as the Company continues with its pre-clinical and clinical trials and pursues FDA approval. As a result, the Company expects to continue to incur substantial losses for the foreseeable future, and these losses are expected to increase. The Company is uncertain when, or if, the Company will be able to achieve or sustain profitability.

Since inception, the Company has incurred net losses. The Company’s success in developing and bringing its products to market are dependent upon, among several other factors, the Company’s ability to raise adequate capital. Management believes that the Company has access to capital through private placements and other potential equity transactions, as well as potential debt raises. There can be no assurance that any contemplated financing will be available on the terms acceptable, if at all. These conditions cause management to determine there is substantial doubt about the company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainty.

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Basis of presentation:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

[2]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[3]	Concentration of credit risk:

The Company maintains cash primarily with one financial institution and such deposits may exceed federally insured limits. The Company believes that it is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

December 31, 2020 and 2019

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[4]	Risks and uncertainties:

The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. Operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory, and other risks, including the potential risk of business failure.

The extent of the impact and effects of the recent outbreak of the coronavirus (“COVID-19”) on the operation and financial performance of our business will depend on future developments, including the duration and spread of the outbreak, related travel advisories and restrictions, the recovery time of the disrupted supply chains, including obtaining certain active pharmaceutical ingredients from other countries in a timely manner, production delays, access to healthcare professional offices and uncertainty with respect to the accessibility of additional liquidity, all of which are highly uncertain and cannot be predicted. Based on the Company’s initial assessment we are projecting low impact, however, if the demand for the Company’s research activities are impacted by this outbreak for an extended period, its results of operations may be materially adversely affected. Management continues to monitor this matter closely.

[5]	Research and development:

Research and development costs are expensed as incurred. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. Upfront and milestone payments due to third parties that perform research and development services on the Company’s behalf are expensed as services are rendered or when the milestone is achieved.

Research and development costs primarily consist of personnel related expenses, including salaries, benefits, payments made to third parties for products and technology, payments made to third party contract research organizations, consultants, and costs associated with regulatory filings, laboratory costs and other supplies.

As part of its process of preparing its financial statements, the Company is required to estimate its accrued expenses. This process includes reviewing open contracts and purchase orders, communicating with its applicable personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated costs incurred for the service when the Company has not yet been invoiced or otherwise notified of actual costs. The majority of the Company’s service providers invoice monthly in arrears for services performed. The Company makes estimates of its accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known at the time. The Company periodically confirms the accuracy of these estimates with the service providers and makes adjustments if necessary. Included in accrued expenses at December 31, 2020 and 2019 are approximately $706,000 and $0, respectively, related to research and development projects.

[6]	Property and equipment:

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives as follows:

	Depreciation Method	Estimated Useful Life
Computer equipment	Straight-line	3 years
Laboratory equipment	Straight-line	5 years
Furniture and fixtures	Straight-line	7 years

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

December 31, 2020 and 2019

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[7]	Stock-based compensation:

Stock-based awards have been accounted for as required by ASC 718 Compensation—Stock Compensation. Under ASC 718, awards are valued at fair value on the date of grant, and that fair value is recognized over the requisite service period. Forfeitures are accounted for as they occur.

[8]	Income taxes:

The Company accounts for income taxes using the asset and liability method in accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the guidance in ASC Topic 740-10 in assessing uncertain tax positions. The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the income tax provision. The standard applies to all tax positions and clarifies the recognition of tax benefits in the financial statements by providing for a two-step approach of recognition and measurement. The first step involves assessing whether the tax position is more-likely-than-not to be sustained upon examination based upon its technical merits. The second step involves measurement of the amount to be recognized. Tax positions that meet the more-likely-than-not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate finalization with the taxing authority. There were no uncertain tax positions nor income tax related interest and penalties recorded for the years ended December 31, 2020 and 2019. The Company’s policy is to recognize interest and penalties related to tax matters within the income tax provision.

[9]	Paycheck Protection Program:

On March 27, 2020, Congress enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Paycheck Protection Program (“PPP”), established by the CARES Act, implemented by the U.S. Small Business Administration (“SBA”), provides businesses with funds to pay payroll and other costs during the COVID-19 outbreak. During the fiscal year 2020, the Company applied for and received PPP funds. The Company has elected to record the PPP funds as a loan under FASB Accounting Standards Codification (“ASC”) 470, Debt. The Company is in the process of applying for loan forgiveness, which will be recognized as a gain on debt extinguishment if and when the application is formally approved by the lending institution and the SBA (see Note L).

[10]	Fair value of financial instruments:

The Company measures and discloses fair value in accordance with Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

December 31, 2020 and 2019

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[10]	Fair value of financial instruments: (continued)

that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Unadjusted quoted prices are available in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2—Pricing inputs are other than quoted prices in active markets that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3—Pricing inputs are unobservable for the asset or liability and only used when there is little, if any, market activity for the asset or liability at the measurement date. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The derivative liabilities are recorded at fair value utilizing inputs that are unobservable in the market and classified within Level 3. See Note F. The fair value of cash is based on its respective demand value, which is equal to the carrying value. The carrying value of all other short-term monetary assets and liabilities is estimated to be approximate to their fair value due to the short-term nature of these instruments.

[11]	NEW ACCOUNTING PRONOUNCEMENTS:

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which will increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The new standard requires an entity to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessor accounting will remain substantially similar to the current accounting; however, ASU 2016-02 limits the capitalization of leasing costs to initial direct costs. The standard is effective for the Company beginning January 1, 2021, with early adoption permitted. In June 2020, an optional one-year deferral of the effective date of ASU 2016-02 was issued by the FASB in ASU 2020-05 which would make the standard effective for the Company beginning January 1, 2022, if elected. The Company is currently evaluating the impact of adopting ASU 2016-02 on its financial statements and related disclosures and will adopt as of January 1, 2022.

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

December 31, 2020 and 2019

NOTE D—PROPERTY AND EQUIPMENT

As of December 31, 2020 and 2019, property and equipment consisted of the following:

	2020	2019
Computer equipment	$10,049	$10,049
Laboratory equipment	198,148	198,148
Furniture and fixtures	3,954	3,954

	212,151	212,151
Less: accumulated depreciation	(212,151)	(205,081)

	$—	$6,470

Depreciation expense for each of the years ended December 31, 2020 and 2019 was approximately $6,000 and $42,000, respectively, and is included in research and development in the accompanying statements of operations.

NOTE E—CONVERTIBLE NOTES PAYABLE

The Company’s convertible notes payable consisted of the following at December 31, 2020 and 2019:

	December 31,
	2020	2019
Convertible notes payable—2017 Notes	$5,000,000	$5,000,000
Convertible notes payable—2018 Notes	4,915,000	4,915,000
Unamortized debt discounts	(791,125)	(359,257)

Net carrying value	$9,123,875	$9,555,743

[1]	2017 Notes:

On December 1, 2017, the Company issued convertible notes payable to certain shareholders totaling $5,000,000 (the “2017 Notes”). The 2017 Notes bear interest at 6% compounded annually, originally matured December 31, 2018 and during 2018 were extended to June 30, 2020. The accrued interest and principal amounts are all due on the maturity date. The 2017 Notes shall be converted into the number of common shares equal to the principal amount outstanding plus accrued interest divided by 80% of the price per unit being offered in the next qualified equity financing, as defined. This feature was deemed to be an embedded redemption feature.

The Company determined the redemption feature was not clearly and closely related to the host instruments. Pursuant to ASC 815, the Company bifurcated the redemption feature from the host instruments at issuance and recorded it at its initial fair value a derivative liability and a debt discount.

On April 12, 2018, the 2017 Notes were amended to extend the maturity date to June 30, 2020. The Company recorded a debt discount of approximately $319,000 on the 2017 Notes on April 12, 2018 and amortized that to interest expense using the effective interest method over the term of the debt through June 30, 2020. During the years ended December 31, 2020 and 2019, the Company amortized approximately $82,000 and $159,000 of the debt discount. This debt discount was fully amortized as of June 30, 2020.

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

December 31, 2020 and 2019

NOTE E—CONVERTIBLE NOTES PAYABLE (CONTINUED)

[1]	2017 Notes: (continued)

On September 7, 2020 (subsequent to the maturity of the 2017 Notes on June 30, 2020), the Company amended the term of the 2017 notes extending them until September 30, 2021. The Company evaluated the modification under the guidance in ASC 470-50 and determined that the amendment entered into during September 2020 represented a modification because the present value of future cash flows before and after the modification did not change by more than 10%. The Company determined the fair value of the derivative to be approximately $827,000 on September 7, 2020 and recorded a corresponding debt discount on the 2017 Notes. This discount is being amortized to interest expense using the effective interest method over the term of the debt through September 2021. During the year ended December 31, 2020, the Company amortized $229,000 of the debt discount and the unamortized portion of the debt discount is $598,000 at December 31, 2020.

Total related party interest expense for the 2017 Notes, including the amortization of the debt discount, was approximately $611,000 and $459,000 for the years ended December 31, 2020 and 2019, respectively. The Company had accrued interest related to the 2017 Notes of approximately $925,000 and $625,000 recorded as of December 31, 2020 and 2019, respectively.

[2]	2018 Notes:

On June 30, 2018 Company issued convertible notes payable totaling $4,915,000 (of which approximately $1,500,000 was issued to related parties) at an interest rate of 6% compounded annually that matured June 30, 2020 (the “2018 Notes”). These notes shall be converted into the number of units equal to the principal amount outstanding plus accrued interest divided by 85% of the price per unit being offered in the next equity financing. The feature was deemed to be an embedded redemption feature.

The Company determined that the redemption feature was not clearly and closely related to the host instruments. Pursuant to ASC 815, the Company bifurcated the redemption features from the host instruments at issuance and recorded them at their initial fair value as a derivative liability.

The initial fair value of the derivative of approximately $1,035,000 was recorded as a debt discount and is amortized to interest expense using the effective interest method over the term of the debt. During the years ended December 31, 2020 and 2019, the Company amortized approximately $278,000 and $510,000 of the debt discount. This debt discount was fully amortized as of June 30, 2020.

On September 7, 2020, the term of the 2018 Notes were extended to September 30, 2021 and the conversion rate was changed to 82.5% from 85% of the price per shared being offered at the next financing. The Company evaluated the modification under the guidance in ASC 470-50 and determined that the amendment entered into during September 2020 represents an extinguishment because the present value of future cash flows before and after the modification changed by more than 10%.

On September 7, 2020 (the date of the amendment), the carrying value of the 2018 Notes was $4,915,000. The Company determined the fair value of the debt on the amendment date to be approximately $5,334,000, which resulted in a loss on extinguishment of approximately $419,000. The Company then allocated the $5,334,000 fair value between the debt and the embedded redemption feature derivative liability. The fair value allocated to the derivative liability was approximately $689,000 and the balance allocated to the debt was $4,644,000. The discount on the debt of approximately $271,000 (representing the difference between the face value of the debt of $4,915,000 and the allocated fair value of $4,644,000) is amortized using the effective interest method over the term of the debt. The Company amortized approximately $78,000 of this

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

December 31, 2020 and 2019

NOTE E—CONVERTIBLE NOTES PAYABLE (CONTINUED)

[2]	2018 Notes: (continued)

discount during the year ended December 31, 2020 and the remaining unamortized debt discount was $193,000 at December 31, 2020.

Total interest expense for the 2018 Notes, including the amortization of the debt discount from the 2018 Notes was approximately $651,000, including $200,000 for related parties and $804,000, including $245,000 for related parties, for the years ended December 31, 2020 and 2019, respectively. The Company had accrued interest related to the 2018 Notes of approximately $733,000, including $225,000 for related parties, and $438,000, including $135,000 for related parties, as of December 31, 2020 and 2019, respectively.

NOTE F—DERIVATIVE LIABILITY

The following table summarizes the Company’s liabilities measured at fair value as of December 31, 2020 and 2019:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Derivative liability	$—	$—	$1,607,837	$1,607,837

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Derivative liability	$—	$—	$1,981,067	$1,981,067

As discussed in Note E, the convertible notes payable issued by the Company included an embedded redemption feature, which met the definition of a derivative instrument and required that such feature be bifurcated from the convertible notes payable and accounted for separately as a derivative liability. The Company estimated the fair value of its derivative liabilities using a with and without method and valuing the debt with and without the derivative to determine a fair value.

The table below provides a reconciliation of the derivative liability measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2020 and 2019:

Balance at January 1, 2019	$2,077,261
Change in fair value	(96,194)

Balance at December 31, 2019	1,981,067
Initial measurement	1,516,449
Change in fair value	(1,889,679)

Balance at December 31, 2020	$1,607,837

As discussed in Note E, the 2017 Notes and 2018 Notes matured on June 30, 2020 and were amended subsequently on September 7, 2020. The Company had recorded derivative liabilities at December 31, 2019 of approximately $1,981,000 related to the embedded redemption features. These derivative liabilities were remeasured on June 30, 2020 at the maturity date of the debt and the resulting fair value was de minimis. As

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

December 31, 2020 and 2019

NOTE F—DERIVATIVE LIABILITY (CONTINUED)

such, the Company recorded a gain on this remeasurement of approximately $1,981,000. In connection with the September 7, 2020 amendments to the 2017 and 2018 Notes the Company recorded derivative liabilities having an initial fair value of $1,516,449. The Company remeasured these derivative liabilities on December 31, 2020, which resulted in an increase in the fair value of these derivative liabilities of approximately $91,000.

NOTE G—RELATED PARTY TRANSACTIONS

See Note E for convertible notes due to related parties.

See Note H for related party rent payments.

On April 12, 2018, the Company transferred ownership of nine of their pending patent applications to Nortic Holdings, LLC, an entity under common ownership. Simultaneous with the transfer, the Company entered into licensing agreements with Nortic Holdings, LLC to license the patents back in exchange for a royalty of 10% of future net sales, as defined in the agreement. There were no related sales during the years ended December 31, 2020 and 2019.

NOTE H—COMMITMENTS AND CONTINGENCIES

[1]	Operating leases:

On March 1, 2019, the Company entered into a lease agreement for research and laboratory space for a three year period ending on February 28, 2022, for approximately $150,000 per year.

Additionally, the Company pays rent to a related party for shared space on a month to month basis. Total rent paid to the related party was approximately $0 and $56,000 during the years ended December 31, 2020 and 2019. The Company did not utilize the space in 2020.

Total rental expense was approximately $154,000 and $202,000 for the years ended December 31, 2020 and 2019, respectively, and is included in general and administrative expenses in the accompanying statements of operations.

Future minimum annual lease obligations as of December 31, 2020 under non-cancellable operating leases is as follows:

Year Ending December 31,
2021	$159,000
2022	27,000

Total	$186,000

[2]	License agreement:

The Company entered licensing agreement with Medicas Group, LLC (“Medicas”) during 2015, pursuant to which the Company is required to make certain milestone and contingent payments of up to $2,350,000, as defined in the agreement. The milestone payments are related to the successful completion of a pre-Investigational New Drug meeting with the Food and Drug Administration (“FDA”), the submission of a New Drug Application (“NDA”) for such program, and the final approval by the FDA of the NDA. As of

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

December 31, 2020 and 2019

NOTE H—COMMITMENTS AND CONTINGENCIES (CONTINUED)

[2]	License agreement: (continued)

December 31, 2020 and 2019, $2,200,000 remains under the commitment, which will be recognized if and when milestones are probable of being met. The contingent payments included within the agreement require the Company to pay royalties on future sales of the product ranging from 4%-8%. No related product has been approved as of December 31, 2020.

NOTE I—STOCKHOLDERS’ EQUITY

The total number of all shares of stock that the Company is authorized to issue is 40,000,000 shares of common stock, par value $0.0001 per share, and of which: (i) 38,000,000 shares are designated as Class A common stock and (ii) 2,000,000 shares are designated as Class B common stock. As of December 31, 2020 and 2019, the Company has 20,000,000 shares of Class A common stock issued and outstanding. As of December 31, 2020 and 2019, the Company has 314,000 and 182,000 shares of Class B common stock issued and outstanding, respectively.

Voting Rights

All holders of Class A common stock are entitled to one vote for each share of Class A common stock held on all matters to be voted on by the stockholders. The Class B common stock is non-voting.

Dividends

Holders of common stock will be entitled to receive, when, as, and if declared by the board of directors of the Company, out of any assets of the Company legally available therefor, such dividends as might be declared from time to time by the board. No dividends have been declared through December 31, 2020.

Liquidation

Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of common stock will be entitled to participate ratably in all assets of the Company available for distribution to stockholders.

NOTE J—STOCK-BASED COMPENSATION

On May 21, 2018, the Company established the 2018 Equity Incentive Plan. The number of shares available for grant or option under the plan shall not exceed 1,000,000 shares.

In accordance with the 2018 Equity Incentive Plan, the Company may grant stock awards to eligible persons which entitles the participants to receive the shares underlying those awards upon vesting.

During the year ended December 31, 2018, the Company granted 708,000 restricted shares which vest over two to four year terms. The Company recorded stock-based compensation expense of approximately $33,000 and $60,000, for the years ended December 31, 2020 and 2019, respectively. The unamortized stock-based compensation expense at December 31, 2020 of $56,000 will be recognized over a weighted average of 1.3 years.

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

December 31, 2020 and 2019

NOTE J—STOCK-BASED COMPENSATION (CONTINUED)

A summary of restricted stock and changes made during, the years ended December 31, 2020 and 2019, is presented below:

	Restricted Shares	Weighted Average Grant Price
Unvested restricted stock outstanding, December 31, 2018	708,000	$—
Vested	(182,000)	0.33
Forfeited	(150,000)	—

Unvested restricted stock outstanding, December 31, 2019	376,000	0.33
Vested	(132,000)	0.33

Unvested restricted stock outstanding, December 31, 2020	244,000	$0.33

NOTE K—INCOME TAXES

Significant components of the Company’s deferred taxes (liabilities) are as follows:

	December 31,
	2020	2019
Expected income tax benefit from net operating loss carryforwards	$2,728,227	$1,957,479
Accrued interest	489,947	311,357
Other	57,261	11,740

Total deferred tax assets	3,275,435	2,280,576
Less: valuation allowance	(3,275,435)	(2,280,576)

Net deferred tax assets	$—	$—

At December 31, 2020 and 2019, the Company has recorded a full valuation allowance against its net deferred tax assets of approximately $3,275,000 and $2,281,000, respectively, since in the judgment of management, these assets are not more than likely than not to be realized. The valuation allowance increased by approximately $995,000 and $888,000 as of December 31, 2020 and 2019, respectively.

At December 31, 2020, the Company had federal net operating loss (“NOL”) carryforward of approximately $9,094,000 that have an unlimited carryforward period, and state and local net operating loss carryforward of approximately $9,095,000, which begin to expire in 2038. No federal or state tax benefit has been reported in the accompanying financial statements since the Company believes that the realization of its net deferred tax asset was not considered more likely than not based upon the Company’s losses since inception. Accordingly, the potential tax benefits are fully offset by a valuation allowance.

The Internal Revenue Code (the “IRC”) contains limitations on the use of NOL carryforwards after the occurrence of a substantial ownership change as defined by IRC Section 382. Utilization of such NOL carryforwards may be limited if such capital raises are determined to be a change in ownership under IRC Section 382.

The income tax expense for the years ended December 31, 2020 and 2019 differed from the amounts computed by applying the U.S. federal income tax rate of 21% primarily due to the deferred tax asset valuation allowance.

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

December 31, 2020 and 2019

NOTE L—PAYCHECK PROTECTION ACT LOAN

On April 17, 2020 the Company entered into an unsecured promissory note in the amount of $160,007 (the “Note”) with Valley National Bank (the “Loan Servicer”) under the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Administration and established as part of the CARES Act. The Company received these proceeds on April 20, 2020. Under the terms of the Note, the Company can apply for forgiveness on this Note with the Loan Servicer if certain conditions including the use of the Note proceeds are met over a 24-week period commencing from the date of the Note. The Note has an interest rate of 1%. The Note must be repaid within two years, originally scheduled to begin November 2020. The Company is in the process of applying for forgiveness. Until the determination of forgiveness, the scheduled future principle maturities as of December 31, 2020 are as follows:

2021	$125,757
2022	34,250

NOTE M—SUBSEQUENT EVENTS

The Company has evaluated subsequent events or transactions that occurred after December 31, 2020 through March 26, 2021, the date which these consolidated financial statements were available to be issued.

GRACE THERAPEUTICS, INC.

GRACE THERAPEUTICS, INC.

Balance Sheets

	March 31, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets:
Cash	$740,900	$1,155,282
Prepaid expenses	6,077	6,077

Total current assets	746,977	1,161,359

Deposits	37,562	37,562

Total assets	$784,539	$1,198,921

LIABILITIES
Current liabilities:
Accounts payable	$302,119	$32,890
Accrued expenses	1,017,502	1,142,798
Paycheck Protection Program loan, current portion	152,875	125,757
Derivative liability	1,867,604	1,607,837
Accrued interest	1,806,881	1,658,156
Convertible notes payable, net of debt discount	9,378,311	9,123,875

Total current liabilities	14,525,292	13,691,313

Paycheck Protection Program loan, net of current portion	7,132	34,250

Total liabilities	14,532,424	13,725,563

Commitments and contingencies (Note H)

STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value, 40,000,000 shares authorized, 20,314,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	2,031	2,031
Additional paid-in capital	4,708,274	4,698,209
Accumulated deficit	(18,458,190)	(17,226,882)

Total stockholders’ deficit	(13,747,885)	(12,526,642)

Total liabilities and stockholders’ deficit	$784,539	$1,198,921

See accompanying notes to financial statements.

GRACE THERAPEUTICS, INC.

Statements of Operations (unaudited)

	For the Three Months Ended March 31,
	2021	2020
Operating expenses:
General and administrative	$262,253	$259,556
Research and development	306,127	386,190

Loss from operations	(568,380)	(645,746)

Other expense:
Interest expense	403,161	326,167
Change in fair value of derivative liability	259,767	27,570

Total other expense	662,928	353,737

Net loss	$(1,231,308)	$(999,483)

See accompanying notes to financial statements

GRACE THERAPEUTICS, INC.

Statements of Changes in Stockholders’ Deficit

For the Three Months Ended March 31, 2021 and 2020 (unaudited)

	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
Balance at January 1, 2020	20,182,000	$2,018	$4,664,989	$(14,720,654)	$(10,053,647)
Net loss	—	—	—	(999,483)	(999,483)
Stock based compensation	—	—	8,308	—	8,308

Balance at March 31, 2020	20,182,000	$2,018	$4,673,297	$(15,720,137)	$(11,044,822)

	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
Balance at January 1, 2021	20,314,000	$2,031	$4,698,209	$(17,226,882)	$(12,526,642)
Net loss	—	—	—	(1,231,308)	(1,231,308)
Stock based compensation	—	—	10,065	—	10,065

Balance at March 31, 2021	20,314,000	$2,031	$4,708,274	$(18,458,190)	$(13,747,885)

See accompanying notes to financial statements

GRACE THERAPEUTICS, INC.

Statements of Cash Flows (unaudited)

	For the Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(1,231,308)	$(999,483)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	—	1,618
Stock-based compensation	10,065	8,308
Amortization of debt discount	254,436	177,440
Change in fair value of derivative liability	259,767	27,570
Increase (decrease) in operating assets and liabilities:
Prepaid expenses	—	18,501
Accounts payable	269,229	100,138
Accrued expenses	(125,296)	37,908
Accrued interest	148,725	149,125

Net cash used in operating activities	(414,382)	(478,875)

Net decrease in cash and cash equivalents	(414,382)	(478,875)
Cash at beginning of period	1,155,282	2,636,943

Cash at end of period	$740,900	$2,158,068

See accompanying notes to financial statements

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

March 31, 2021 (unaudited)

NOTE A—NATURE OF OPERATIONS

Grace Therapeutics Inc. (the “Company,” “GTRx” or “we”) is a biopharmaceutical company with a focus on developing improved formulations of select approved products including combination drugs for existing and/or additional therapeutic indications. Currently, GTRx is actively developing three product candidates which are all in different stages of the research and development process. The Company was formed on September 11, 2014 as a limited liability company (“LLC”) and converted to a Corporation on December 31, 2018.

The Company’s operations are subject to a number of factors that can affect its operating results and financial condition. Such factors include, but are not limited to: the results of clinical testing and trial activities of the Company’s products, the Company’s ability to obtain regulatory approval to market its products, competition from products manufactured and sold or being developed by other companies, the price of, and demand for, Company products, the Company’s ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products, and the Company’s ability to raise capital.

NOTE B—GOING CONCERN

The Company has not received FDA approval for its therapeutics products. The Company expects that its research and development expenses will continue to increase as the Company continues with its pre-clinical and clinical trials and pursues FDA approval. As a result, the Company expects to continue to incur substantial losses for the foreseeable future, and these losses are expected to increase. The Company is uncertain when, or if, the Company will be able to achieve or sustain profitability.

Since inception, the Company has incurred net losses. The Company’s success in developing and bringing its products to market are dependent upon, among several other factors, the Company’s ability to raise adequate capital. Management believes that the Company has access to capital through private placements and other potential equity transactions, as well as potential debt raises. The Company is also exploring merger and acquisition opportunities. There can be no assurance that any contemplated financing will be available on the terms acceptable, if at all, or that a merger or acquisition will materialize. These conditions cause management to determine there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainty.

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Basis of presentation:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

In the opinion of management, the unaudited financial information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, reflects all adjustments, which are normal recurring adjustments, necessary to present a fair statement of the financial position, results of operations and cash flows of the Company. The results of operations for the three months ended March 31, 2021 and 2020 are not necessarily indicative of the operating results for the full fiscal year or any future period.

[2]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

March 31, 2021 (unaudited)

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[2]	Use of estimates: (continued)

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[3]	Concentration of credit risk:

The Company maintains cash primarily with one financial institution and such deposits may exceed federally insured limits. The Company believes that it is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

[4]	Risks and uncertainties:

The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. Operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory, and other risks, including the potential risk of business failure.

The extent of the impact and effects of the recent outbreak of the coronavirus (“COVID-19”) on the operation and financial performance of our business will depend on future developments, including the duration and spread of the outbreak, related travel advisories and restrictions, the recovery time of the disrupted supply chains, including obtaining certain active pharmaceutical ingredients from other countries in a timely manner, production delays, access to healthcare professional offices and uncertainty with respect to the accessibility of additional liquidity, all of which are highly uncertain and cannot be predicted. Based on the Company’s initial assessment we are projecting low impact, however, if the demand for the Company’s research activities are impacted by this outbreak for an extended period, its results of operations may be materially adversely affected. Management continues to monitor this matter closely.

[5]	Research and development:

Research and development costs are expensed as incurred. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. Upfront and milestone payments due to third parties that perform research and development services on the Company’s behalf are expensed as services are rendered or when the milestone is achieved.

Research and development costs primarily consist of personnel related expenses, including salaries, benefits, payments made to third parties for products and technology, payments made to third party contract research organizations, consultants, and costs associated with regulatory filings, laboratory costs and other supplies.

As part of its process of preparing its financial statements, the Company is required to estimate its accrued expenses. This process includes reviewing open contracts and purchase orders, communicating with its applicable personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated costs incurred for the service when the Company has not yet been invoiced or otherwise notified of actual costs. The majority of the Company’s service providers invoice monthly in arrears for services performed. The Company makes estimates of its accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known at the time. The

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

March 31, 2021 (unaudited)

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[5]	Research and development: (continued)

Company periodically confirms the accuracy of these estimates with the service providers and makes adjustments if necessary. Included in accrued expenses at March 31, 2021 and December 31, 2020 are approximately $545,000 and $706,000, respectively, related to research and development projects.

[6]	Property and equipment:

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives as follows:

	Depreciation Method	Estimated Useful Life
Computer equipment	Straight-line	3 years
Laboratory equipment	Straight-line	5 years
Furniture and fixtures	Straight-line	7 years

[7]	Stock-based compensation:

Stock-based awards have been accounted for as required by ASC 718 Compensation—Stock Compensation. Under ASC 718, awards are valued at fair value on the date of grant, and that fair value is recognized over the requisite service period. Forfeitures are accounted for as they occur.

[8]	Income taxes:

The Company accounts for income taxes using the asset and liability method in accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the guidance in ASC Topic 740-10 in assessing uncertain tax positions. The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the income tax provision. The standard applies to all tax positions and clarifies the recognition of tax benefits in the financial statements by providing for a two-step approach of recognition and measurement. The first step involves assessing whether the tax position is more-likely-than-not to be sustained upon examination based upon its technical merits. The second step involves measurement of the amount to be recognized. Tax positions that meet the more-likely-than-not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate finalization with the taxing authority. There were no uncertain tax positions nor income tax related interest and penalties recorded for the three months ended March 31, 2021 and 2020. The Company’s policy is to recognize interest and penalties related to tax matters within the income tax provision.

[9]	Paycheck Protection Program:

On March 27, 2020, Congress enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Paycheck Protection Program (“PPP”), established by the CARES Act, implemented by the U.S.

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

March 31, 2021 (unaudited)

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[9]	Paycheck Protection Program: (continued)

Small Business Administration (“SBA”), provides businesses with funds to pay payroll and other costs during the COVID-19 outbreak. In April 2020, the Company applied for and received PPP funds. The Company has elected to record the PPP funds as a loan under FASB Accounting Standards Codification (“ASC”) 470, Debt. In June 2021, the Company applied for loan forgiveness, which will be recognized as a gain on debt extinguishment if and when the application is formally approved by the lending institution and the SBA (see Note L).

[10]	Fair value of financial instruments:

The Company measures and discloses fair value in accordance with Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	—	Unadjusted quoted prices are available in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2	—	Pricing inputs are other than quoted prices in active markets that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3	—

Pricing inputs are unobservable for the asset or liability and only used when there is little, if any, market activity for the asset or liability at the measurement date. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The derivative liabilities are recorded at fair value utilizing inputs that are unobservable in the market and classified within Level 3. See Note F. The fair value of cash is based on its respective demand value, which is equal to the carrying value. The carrying value of all other short-term monetary assets and liabilities is estimated to be approximate to their fair value due to the short-term nature of these instruments.

[11]	New accounting pronouncements:

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which will increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The new standard requires an entity to

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

March 31, 2021 (unaudited)

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[11]	New accounting pronouncements: (continued)

recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessor accounting will remain substantially similar to the current accounting; however, ASU 2016-02 limits the capitalization of leasing costs to initial direct costs. The standard is effective for the Company beginning January 1, 2021, with early adoption permitted. In June 2021, an optional one-year deferral of the effective date of ASU 2016-02 was issued by the FASB in ASU 2021-05 which would make the standard effective for the Company beginning January 1, 2022, if elected. The Company is currently evaluating the impact of adopting ASU 2016-02 on its financial statements and related disclosures and will adopt as of January 1, 2022.

NOTE D—PROPERTY AND EQUIPMENT

As of March 31, 2021 and 2020, property and equipment consisted of the following:

	March 31, 2021	March 31, 2020
Computer equipment	$10,049	$10,049
Laboratory equipment	198,148	198,148
Furniture and fixtures	3,954	3,954

	212,151	212,151
Less: accumulated depreciation	(212,151)	(212,151)

	$—	$—

Depreciation expense for each of the three months ended March 31, 2021 and 2020 was approximately $0 and $1,618, respectively, and is included in research and development in the accompanying statements of operations.

NOTE E—CONVERTIBLE NOTES PAYABLE

The Company’s convertible notes payable consisted of the following at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Convertible notes payable—2017 Notes	$5,000,000	$5,000,000
Convertible notes payable—2018 Notes	4,915,000	4,915,000
Unamortized debt discounts	(536,689)	(791,125)

Net carrying value	$9,378,311	$9,123,875

[1]	2017 Notes:

On December 1, 2017, the Company issued convertible notes payable to certain shareholders totaling $5,000,000 (the “2017 Notes”). The 2017 Notes bear interest at 6% compounded annually, originally matured December 31, 2018 and during 2018 were extended to June 30, 2020. The accrued interest and principal amounts are all due on the maturity date. The 2017 Notes shall be converted into the number of

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

March 31, 2021 (unaudited)

NOTE E—CONVERTIBLE NOTES PAYABLE (CONTINUED)

[1]	2017 Notes: (continued)

common shares equal to the principal amount outstanding plus accrued interest divided by 80% of the price per unit being offered in the next qualified equity financing, as defined. This feature was deemed to be an embedded redemption feature.

The Company determined the redemption feature was not clearly and closely related to the host instruments. Pursuant to ASC 815, the Company bifurcated the redemption feature from the host instruments at issuance and recorded it at its initial fair value a derivative liability and a debt discount.

On April 12, 2018, the 2017 Notes were amended to extend the maturity date to June 30, 2020. On September 7, 2020 (subsequent to the maturity of the 2017 Notes on June 30, 2020), the Company amended the term of the 2017 notes extending them until September 30, 2021. The Company evaluated the modification under the guidance in ASC 470-50 and determined that the amendment entered into during September 2020 represented a modification because the present value of future cash flows before and after the modification did not change by more than 10%. The Company determined the fair value of the derivative to be approximately $827,000 on September 7, 2020 and recorded a corresponding debt discount on the 2017 Notes. This discount is being amortized to interest expense using the effective interest method over the term of the debt through September 2021.

During the three months ended March 31, 2021 and 2020, the Company amortized $191,000 and $41,000, respectively of the debt discount. The unamortized portion of the debt discount is $408,000 at March 31, 2021.

Total related party interest expense for the 2017 Notes, including the amortization of the debt discount, was approximately $266,000 and $116,000 for the three months ended March 31, 2021 and 2020, respectively. The Company had accrued interest related to the 2017 Notes of approximately $1,000,000 and $925,000 recorded as of March 31, 2021 and December 31, 2020, respectively.

[2]	2018 Notes:

On June 30, 2018 Company issued convertible notes payable totaling $4,915,000 (of which approximately $1,500,000 was issued to related parties) at an interest rate of 6% compounded annually that matured June 30, 2020 (the “2018 Notes”). These notes shall be converted into the number of units equal to the principal amount outstanding plus accrued interest divided by 85% of the price per unit being offered in the next equity financing. The feature was deemed to be an embedded redemption feature.

The Company determined that the redemption feature was not clearly and closely related to the host instruments. Pursuant to ASC 815, the Company bifurcated the redemption features from the host instruments at issuance and recorded them at their initial fair value as a derivative liability.

The initial fair value of the derivative of approximately $1,035,000 was recorded as a debt discount and was amortized to interest expense using the effective interest method over the term of the debt. During the three months ended March 31, 2020, the Company amortized approximately $137,000 of the discount. This debt discount was fully amortized as of June 30, 2020.

On September 7, 2020, the term of the 2018 Notes were extended to September 30, 2021 and the conversion rate was changed to 82.5% from 85% of the price per shared being offered at the next financing. The Company evaluated the modification under the guidance in ASC 470-50 and determined that the amendment entered into during September 2020, represented an extinguishment because the present value of future cash flows before and after the modification changed by more than 10%.

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

March 31, 2021 (unaudited)

NOTE E—CONVERTIBLE NOTES PAYABLE (CONTINUED)

[2]	2018 Notes: (continued)

On September 7, 2020 (the date of the amendment), the carrying value of the 2018 Notes was $4,915,000. The Company determined the fair value of the debt on the amendment date to be approximately $5,334,000. The Company then allocated the $5,334,000 fair value between the debt and the embedded redemption feature derivative liability. The fair value allocated to the derivative liability was approximately $689,000 and the balance allocated to the debt was $4,644,000. The discount on the debt of approximately $271,000 (representing the difference between the face value of the debt of $4,915,000 and the allocated fair value of $4,644,000) is amortized using the effective interest method over the term of the debt.

The Company amortized approximately $63,000 and $137,000 of the discount during the three months ended March 31, 2021 and 2020, respectively. The remaining unamortized debt discount was $129,000 at March 31, 2021.

Total interest expense for the 2018 Notes, including the amortization of the debt discount from the 2018 Notes was approximately $137,000, including $42,000 for related parties and $210,000, including $64,000 for related parties, for the three months ended March 31, 2021 and 2020, respectively. The Company had accrued interest related to the 2018 Notes of approximately $807,000, including $248,000 for related parties, and $733,000, including $225,000 for related parties, as of March 31, 2021 and December 31, 2020, respectively.

NOTE F—DERIVATIVE LIABILITY

The following table summarizes the Company’s liabilities measured at fair value as of March 31, 2021 and 2020:

	March 31, 2021
	Level 1	Level 2	Level 3	Total
Derivative liability	$—	$—	$1,867,604	$1,867,604

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Derivative liability	$—	$—	$1,607,837	$1,607,837

As discussed in Note E, the convertible notes payable issued by the Company included an embedded redemption feature, which met the definition of a derivative instrument and required that such feature be bifurcated from the convertible notes payable and accounted for separately as a derivative liability. The Company estimated the fair value of its derivative liabilities using a with and without method and valuing the debt with and without the derivative to determine a fair value.

The table below provides a reconciliation of the derivative liability measured at fair value using significant unobservable inputs (Level 3) for the three months ended March 31, 2021:

Balance at December 31, 2020	$1,607,837
Change in fair value	259,767

Balance at March 31, 2021	$1,867,604

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

March 31, 2021 (unaudited)

NOTE G—RELATED PARTY TRANSACTIONS

See Note E for convertible notes due to related parties.

See Note H for related party rent payments.

On April 12, 2018, the Company transferred ownership of nine of their pending patent applications to Nortic Holdings, LLC, an entity under common ownership. Simultaneous with the transfer, the Company entered into licensing agreements with Nortic Holdings, LLC to license the patents back in exchange for a royalty of 10% of future net sales, as defined in the agreement. There were no related sales during the three months ended March 31, 2021 and 2020.

NOTE H—COMMITMENTS AND CONTINGENCIES

[1]	Operating leases:

On March 1, 2019, the Company entered into a lease agreement for research and laboratory space for a three year period ending on February 28, 2022, for approximately $150,000 per year.

Total rental expense was approximately $36,000 and $38,000 for the three months ended March 31, 2021 and 2020, respectively, and is included in general and administrative expenses in the accompanying statements of operations.

Future minimum annual lease obligations as of March 31, 2021 under non-cancellable operating leases is as follows:

Year Ending March 31,
2021 (remaining)	$120,000
2022	27,000

Total	$147,000

[2]	License agreement:

The Company entered licensing agreement with Medicas Group, LLC (“Medicas”) during 2015, pursuant to which the Company is required to make certain milestone and contingent payments of up to $2,350,000, as defined in the agreement. The milestone payments are related to the successful completion of a pre-Investigational New Drug meeting with the Food and Drug Administration (“FDA”), the submission of a New Drug Application (“NDA”) for such program, and the final approval by the FDA of the NDA. As of March 31, 2021, $2,200,000 remains under the commitment, which will be recognized if and when milestones are probable of being met. The contingent payments included within the agreement require the Company to pay royalties on future sales of the product ranging from 4%-8%. No related product has been approved as of March 31, 2021.

[3]	Research and development agreement:

The Company has a commitment to pay approximately $180,000 for a clinical trial report that is due upon completion of the related services. The report has not been completed as of March 31, 2021 and December 31, 2020 and therefore no related amounts have been accrued in the accompanying financial statements.

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

March 31, 2021 (unaudited)

NOTE I—STOCKHOLDERS’ EQUITY

The total number of all shares of stock that the Company is authorized to issue is 40,000,000 shares of common stock, par value $0.0001 per share, and of which: (i) 38,000,000 shares are designated as Class A common stock and (ii) 2,000,000 shares are designated as Class B common stock. As of March 31, 2021 and December 31, 2020, the Company has 20,000,000 shares of Class A common stock issued and outstanding. As of March 31, 2021 and December 31, 2020, the Company has 314,000 shares of Class B common stock issued and outstanding.

Voting rights:

All holders of Class A common stock are entitled to one vote for each share of Class A common stock held on all matters to be voted on by the stockholders. The Class B common stock is non-voting.

Dividends:

Holders of common stock will be entitled to receive, when, as, and if declared by the board of directors of the Company, out of any assets of the Company legally available therefor, such dividends as might be declared from time to time by the board. No dividends have been declared through March 31, 2021.

Liquidation:

Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of common stock will be entitled to participate ratably in all assets of the Company available for distribution to stockholders.

NOTE J—STOCK-BASED COMPENSATION

On May 21, 2018, the Company established the 2018 Equity Incentive Plan. The number of shares available for grant or option under the plan shall not exceed 1,000,000 shares.

In accordance with the 2018 Equity Incentive Plan, the Company may grant stock awards to eligible persons which entitles the participants to receive the shares underlying those awards upon vesting.

During the year ended December 31, 2018, the Company granted 708,000 restricted shares which vest over two to four year terms. The Company recorded stock-based compensation income of approximately $8,000 and $10,000, for the three months ended March 31, 2021 and 2020, respectively.

A summary of restricted stock and changes made during, the three months ended March 31, 2021 is presented below:

	Restricted Shares	Weighted Average Grant Price
Unvested restricted stock outstanding, December 31, 2020 and March 31, 2021	244000	$0.33

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

March 31, 2021 (unaudited)

NOTE K—INCOME TAXES

Significant components of the Company’s deferred taxes (liabilities) are as follows:

	March 31, 2021	December 31, 2020
Expected income tax benefit from net operating loss carryforwards	$2,879,151	$2,728,227
Accrued interest	534,564	489,947
Other	73,507	57,261

Total deferred tax assets	3,487,222	3,275,435
Less: valuation allowance	(3,487,222)	(3,275,435)

Net deferred tax assets	$—	$—

At March 31, 2021 and December 31, 2020, the Company has recorded a full valuation allowance against its net deferred tax assets of approximately $3,487,000 and $3,275,000, respectively, since in the judgment of management, these assets are not more than likely than not to be realized. The valuation allowance increased by approximately $212,000 as of March 31, 2021.

At March 31, 2021, the Company had federal net operating loss (“NOL”) carryforward of approximately $9,597,000 that have an unlimited carryforward period, and state and local net operating loss carryforward of approximately $9,598,000, which begin to expire in 2038. No federal or state tax benefit has been reported in the accompanying financial statements since the Company believes that the realization of its net deferred tax asset was not considered more likely than not based upon the Company’s losses since inception. Accordingly, the potential tax benefits are fully offset by a valuation allowance.

The Internal Revenue Code (the “IRC”) contains limitations on the use of NOL carryforwards after the occurrence of a substantial ownership change as defined by IRC Section 382. Utilization of such NOL carryforwards may be limited if such capital raises are determined to be a change in ownership under IRC Section 382.

The income tax expense for the three months ended March 31, 2021 and 2020 differed from the amounts computed by applying the U.S. federal income tax rate of 21% primarily due to the deferred tax asset valuation allowance.

NOTE L—PAYCHECK PROTECTION ACT LOAN

On April 17, 2020 the Company entered into an unsecured promissory note in the amount of $160,007 (the “Note”) with Valley National Bank (the “Loan Servicer”) under the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Administration and established as part of the CARES Act. The Company received these proceeds on April 20, 2020. Under the terms of the Note, the Company can apply for forgiveness on this Note with the Loan Servicer if certain conditions including the use of the Note proceeds are met over a 24-week period commencing from the date of the Note. The Note has an interest rate of 1%. The Note must be repaid within two years, originally scheduled to begin November 2020. In June 2021, the Company applied for forgiveness which was granted by the SBA. The scheduled future principle maturities as of March 31, 2021 are as follows:

March 31, 2022	$152,875
March 31, 2023	7,132

GRACE THERAPEUTICS, INC.

Notes to Financial Statements

March 31, 2021 (unaudited)

NOTE M—SUBSEQUENT EVENTS

The Company has evaluated subsequent events or transactions that occurred after March 31, 2021 through June 28, 2021, the date which these consolidated financial statements were available to be issued.

On May 7, 2021, the Company agreed to merge into Acasti, Inc. with the Company surviving the merger as a direct wholly-owned subsidiary of Acasti, Inc. The merger has been unanimously approved by the board of directors of Acasti, Inc. and the Company. Pursuant to the merger agreement, each outstanding share of the Company’s stock will be converted into the right to receive a number of shares of Acasti Inc’s common shares equal to the equity exchange ratio set forth in the merger agreement. At the time of merger, existing Acasti shareholders are expected to own approximately 55% and the Company’s existing shareholders are expected to own approximately 45% of the outstanding capital stock of the combined company on a fully diluted basis. The ratio is subject to upward adjustment in favor of Acasti, Inc. shareholders based on each company’s capitalization and net cash balance at the time of the closing.

Additionally, pursuant to the merger agreement, each outstanding share of the Company’s restricted stock outstanding immediately prior to the Merger will become fully vested and be converted into the right to receive the number of Acasti common shares.

The completion of the merger is subject to customary closing conditions, including (i) shareholder approval, (ii) the effectiveness of a Registration Statement on Form S-4, (iii) approval of the listing on the Nasdaq Capital Market (iv) no material adverse effect having occurred with respect to Acasti or the Company, (v) the conversion of all of the Company’s convertible promissory notes into a number of shares of the Company’s common stock, (vi) the settlement of specified liabilities of the Company (vii) agreement for the transfer of intellectual property to the Company from one of its affiliates and (viii) forgiveness or repayment of the Company’s loan under the Paycheck Protection Program.

On May 3, 2021, the Board of Directors approved 300,000 restricted shares of Class B common stock to an employee of the Company and up to 200,000 restricted shares of Class B common shares to certain directors, officers, and employees of the Company prior to the closing of the merger. These restricted shares shall vest and accelerate pursuant to the merger agreement.

In June 2021, the Company applied for forgiveness for the Company’s PPP loan which was granted by the SBA.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ACASTI PHARMA INC.,

GRACE THERAPEUTICS, INC.

AND

ACASTI PHARMA U.S., INC.

May 7, 2021

(continued)

LIST OF SCHEDULES AND EXHIBITS:

SCHEDULE 2.1(E)(3) — PRO FORMA CALCULATION OF ACASTI SHARES TO BE ISSUED IN THE MERGER

EXHIBIT A — GRACE VOTING AND LOCK-UP AGREEMENT

EXHIBIT B — IRS NOTICE AND FIRPTA NOTIFICATION LETTER

EXHIBIT C – EXCHANGE RATIO CALCULATION SPREADSHEET

EXHIBIT D — NET CASH SCHEDULE

EXHIBIT E — NET CASH DEFICIT MAKE WHOLE RATE SCHEDULE

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of May 7, 2021, by and among Acasti Pharma Inc., a corporation incorporated under the Business Corporations Act (Québec) (“Acasti”), Grace Therapeutics, Inc., a corporation incorporated under the laws of the State of Delaware (“Grace”), and Acasti Pharma U.S., Inc., a corporation incorporated under the laws of the State of Delaware and a direct wholly-owned Subsidiary of Acasti (“MergerCo”).

RECITALS

WHEREAS, the Parties intend that MergerCo be merged with and into Grace (the “Merger”), with Grace surviving such Merger as a direct wholly-owned Subsidiary of Acasti on the terms and conditions of this Agreement; and

WHEREAS, certain stockholders of Grace (the “Grace Specified Stockholders”) have entered into voting and lock-up agreements, in substantially the form set forth on Exhibit A, concurrently with the execution of this Agreement, providing that, among other things, the Grace Specified Stockholders will support the Merger and the Transaction (each, a “Grace Voting and Lock-Up Agreement”).

NOW THEREFORE in consideration of the premises and the covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Currency

Except where otherwise specified, all references to currency herein are to lawful money of the United States of America and “$” refers to U.S. dollars.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles and sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof. Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section or schedule by number or letter or both are to that Article, section or schedule in this Agreement.

1.3	Knowledge and Disclosure

Any reference in this Agreement to the “knowledge” of Acasti means to the actual knowledge of the Acasti Senior Management in their capacities as officers of Acasti and not in their personal capacities or in any other capacity, after making due inquiry regarding the relevant matter in the ordinary course of the performance of their employment responsibilities, and does not include any knowledge of any other individual. Any reference in this Agreement to the “knowledge” of Grace means to the actual knowledge of Grace Senior Management in their capacities as officers of Grace and not in their personal capacities or in any other capacity, after making due inquiry regarding the relevant matter in the ordinary course of the performance of their employment responsibilities, and does not include any knowledge of any other individual.

1.4	Extended Meanings, Etc.

Unless the context otherwise requires, words implying only the singular number also include the plural and vice versa; words importing any gender include all genders. The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”. Any Contract, instrument, Law or Order defined or referred to herein means such Contract, instrument, Law or Order as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.5	Date of Any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.6	Definitions

For purposes of this Agreement, unless otherwise defined or expressly stated herein, certain terms shall have the meanings specified in Section 9.16.

ARTICLE 2

THE MERGER

2.1	The Merger

(a)

At the Effective Time, and subject to the terms and conditions contained in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (as the same may be amended, the “DGCL”), MergerCo shall be merged with and into Grace, whereupon the separate corporate existence of MergerCo shall cease, and Grace shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Company”) and a direct wholly-owned Subsidiary of Acasti.

(b)

Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties to the Merger shall file with the Secretary of State of the State of Delaware the Certificate of Merger, executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Acasti and Grace shall agree and specify in the Certificate of Merger (the “Effective Time”). At and immediately after the Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the DGCL.

(c)

The certificate of incorporation of MergerCo, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The by-laws of MergerCo, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(d)

The directors of the Surviving Company upon completion of the Merger shall, until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be, consist of the individuals set forth on Section 2.1(d) of the Acasti Disclosure Letter or otherwise mutually agreed by the Grace Board of Directors and the Acasti Board of Directors prior to the Effective Time. The officers of MergerCo immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(e)	At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i)

Each share of common stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company. From and after the Effective Time, all certificates representing the common stock of MergerCo shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii)

Each Grace Share that is owned or held in treasury by Grace immediately prior to the Effective Time, including each outstanding award of Grace Shares subject to forfeiture restrictions or other restrictions (“Grace Restricted Stock”), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)

Subject to Section 2.3, each Grace Share, including Grace Restricted Stock, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of validly issued, fully paid and non-assessable Acasti Shares (the “Merger Consideration”) per Grace Share equal to the Exchange Ratio, with any fractional shares rounded down to the nearest whole share without any reimbursement or payment associated therewith. All such Grace Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Grace Share (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Annexed hereto as Schedule 2.1(e)(iii) is a schedule which on a pro forma basis calculates the aggregate number of Merger Shares as if Acasti Outstanding Equity was 210,081,387, the Acasti Shareholder Approval had been obtained and there was no net cash adjustment pursuant to Section 2.1(i).

(iv)

Surviving Company, as successor to MergerCo, will issue common shares (the “Surviving Company Shares”) to Acasti in consideration for Acasti issuing its common shares (i.e., the Merger Consideration) to holders of Grace Shares, on behalf of MergerCo. The number of Surviving Company Shares issued to Acasti will be equal to the number of Grace Shares outstanding immediately before the Effective Time (other than such Grace Shares held in Grace’s treasury, immediately before the Effective Time, which shall be cancelled).

Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding Acasti Shares or Grace Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Acasti Reverse Split to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Acasti Shares or Grace Shares, as the case may be, will be appropriately adjusted to provide to Grace and the holders of Grace Shares the same economic effect as contemplated by this Agreement prior to such event.

(f)	Treatment of Grace Equity Awards.

(i)	Immediately prior to the Effective Time, any restrictions on any Grace Restricted Stock granted pursuant to the Grace Equity Plan shall lapse and such Grace Restricted Stock shall vest. Each such Grace Share of Grace Restricted Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(e).

(ii)

Prior to the Effective Time, Grace shall take all actions that are required (under the Grace Equity Plan, the individual equity award agreements, any applicable Laws or otherwise) to effectuate the provisions of this Section 2.1(f) and to ensure that, from and after the Effective Time, holders of Grace Restricted Stock have no rights with respect thereto other than the right to receive the consideration specified in Section 2.1(f)(i).

(g)	The exchange of Certificates shall be effected as follows:

(i)

Prior to the Effective Time, Acasti shall appoint a bank or trust company reasonably acceptable to Grace to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, MergerCo shall deposit with the Exchange Agent, for the benefit of the holders of Grace Shares, for exchange in accordance with this Article 2 through the Exchange Agent, on behalf of itself, certificates representing the aggregate number of Acasti Shares to be delivered as Merger Consideration (or, if uncertificated Acasti Shares will be delivered, Acasti shall make appropriate alternative arrangements).

(ii)

As promptly as reasonably practicable after the Effective Time (and in any event within two (2) Business Days after the Effective Time), Acasti shall cause the Exchange Agent to mail to each holder of record of Grace Shares a form of letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in customary form and have such provisions as Acasti and Grace may reasonably agree, and shall be prepared prior to the Closing, together with instructions thereto.

(iii)

Upon the surrender of such Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Grace Shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Grace Shares have been converted pursuant to Section 2.1(e). In the event of a transfer of ownership of Grace Shares that is not registered in the transfer records of Grace, the Merger Consideration may be delivered to a transferee if the Certificate representing such Grace Share(s) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.1(g)(iii), each Grace Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of Grace Shares are entitled to receive in respect of such shares pursuant to Section 2.1(e).

(iv)

The Acasti Shares delivered and credited as fully paid in accordance with the terms of this Article 2 upon conversion of any Grace Shares shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Grace Shares. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Grace Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Grace Shares are presented to Acasti or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(v)

Any portion of the Merger Consideration that remains undistributed to the holders of Grace Shares for twelve (12) months after the Effective Time shall be delivered to Acasti or its designee, and any holder of Grace Shares who has not theretofore complied with this Article 2 shall thereafter look only to Acasti for its claim for Merger Consideration.

(vi)

None of Grace, Acasti, MergerCo, the Surviving Company or the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acasti, the posting by such Person of a bond, in such reasonable and customary amount as Acasti may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(i)	Net Cash Adjustment.

(A) The number of Merger Shares to be issued pursuant to this Agreement shall be subject to adjustment (to be mutually agreed upon at least two (2) Business Days prior to the Closing Date) (the “Net Cash Adjustment”) as follows:

(i)

if the Acasti Net Cash is more than $50,000,000, then the Acasti Percentage shall be adjusted upward at the rate of 0.13% per $1,000,000 of Acasti Net Cash in excess of $50,000,000 and the Grace Percentage shall be adjusted downward a corresponding amount, in each case, in a manner consistent with the computations set forth in the Exchange Ratio Calculation Spreadsheet; and

(ii)

if the Grace Net Cash is negative, then the Acasti Percentage shall be adjusted upward at the Net Cash Deficit Make Whole Rate per $1,000,000 of Grace Net Cash below $0 (the “Initial Grace Adjustment Amount”), provided that if Grace Net Cash is less than -$3,000,000, then in addition to adjusting for the Initial Grace Adjustment Amount, the Acasti Percentage shall be further adjusted upward at the rate of 1.00% per $1,000,000 of Grace Net Cash below -$3,000,000, and the Grace Percentage shall be adjusted downward a corresponding amount, in each case, in a manner consistent with the computations set forth in the Exchange Ratio Calculation Spreadsheet;

it being understood that if the thresholds are met under both of the foregoing clauses (i) and (ii), both clauses shall be taken into account in adjusting the Acasti Percentage and the Grace Percentage.

(B) Not more than seven (7) and not less than five (5) calendar days prior to the anticipated Closing Date (as mutually agreed in good faith by Acasti and Grace) (the “Anticipated Closing Date”), Acasti will deliver to Grace Acasti’s Net Cash Schedule. Not more than seven (7) and not less than five (5) calendar days prior to the Anticipated Closing Date, Grace will deliver to Acasti Grace’s Net Cash Schedule (the “Grace Delivery Date”). For purposes of this Section 2.1(i)(B), the party delivering its Net Cash Schedule is the “Delivering Party” and the other party is the “Receiving Party.” The Delivering Party shall make available to the Receiving Party, as reasonably requested by the Receiving Party, the work papers and back-up materials used or useful in preparing the Delivering Party’s Net Cash Schedule and, if requested by the Receiving Party, the Delivering Party’s accountants and counsel at reasonable times and upon reasonable notice for the purpose of verifying the Delivering Party’s Net Cash Schedule.

Within three (3) calendar days after the Delivering Party’s delivery of the Net Cash Schedule (the last day of such period, the “Response Date”), the Receiving Party shall have the right to dispute any part of the Delivering Party’s Net Cash Schedule by delivering a written notice to that effect to the Delivering Party (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Delivering Party’s Net Cash Schedule.

If, on or prior to the Response Date, (i) the Receiving Party notifies the Delivering Party in writing that it has no objections to the Delivering Party’s Net Cash Schedule, or (ii) the Receiving Party fails to deliver a Dispute Notice as provided in this Section 2.1(i), then the Delivering Party’s Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement.

If the Receiving Party delivers a Dispute Notice on or prior to the Response Date, then the Receiving Party and the Delivering Party shall promptly meet and attempt in good faith to resolve the disputed items and negotiate an agreed-upon determination of the Delivering Party’s Net Cash, which agreed upon Net Cash amount for the Delivering Party (if so agreed) shall be deemed to have been finally determined for purposes of this Agreement.

If the Receiving Party and the Delivering Party are unable to negotiate an agreed-upon determination of the Delivering Party’s Net Cash pursuant to this Section 2.1(i) within three (3) calendar days after delivery of the Dispute Notice (or such other period as the Receiving Party and the Delivering Party may mutually agree upon), then any remaining disagreements as to the calculation of the Delivering Party’s Net Cash shall be referred to an independent accounting firm selected by mutual agreement of the Parties (the “Accounting Firm”). The Delivering Party shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing its Net Cash Schedule, and the Receiving Party and the Delivering Party shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. The Receiving Party and the Delivering Party shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Receiving Party and the Delivering Party. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of the Delivering Party’s Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Receiving Party and the Delivering Party, shall be final and binding on Receiving Party and the Delivering Party and shall be deemed to have been finally determined for purposes of this Agreement. The Parties shall delay the Closing as necessary until the resolution of the matters described in this Section 2.1(i). The fees and expenses of the Accounting Firm shall be allocated between Receiving Party and the Delivering Party in the same proportion that the disputed amount of the Delivering Party’s Net Cash that was unsuccessfully disputed by such Delivering Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Delivering Party’s Net Cash amount. If this Section 2.1(i) applies as to the determination of the Delivering Party’s Net Cash described, upon resolution of the matter in accordance with this Section 2.1(i), the Parties shall not be required to determine final Net Cash amount of the Delivering Party again even though the Closing Date may occur later than the Anticipated Closing Date, except that either the Receiving Party or the Delivering Party may request one redetermination of final Net Cash amount of the Delivering Party if the Closing Date is more than 45 calendar days after the Anticipated Closing Date.

2.2	The Closing

The closing (the “Closing”) of the Merger shall take place at the offices of Osler, Hoskin & Harcourt LLP, 620 8th Avenue, 36th Floor, New York, New York, at 11:00 a.m., New York City time, on the date (the “Closing Date”) which shall be (i) the earlier of: (A) the date that is no later than the second (2nd) Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 8 (other than the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions); and (B) the date that is the Business Day prior to the Outside Date; provided that the conditions set forth in Article 8 have been satisfied or waived as of such date; or (ii) such other date as mutually agreed in writing by Grace and Acasti. Subject to the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in Article 8, the Merger shall, from and after the Effective Time, have all of the effects provided under applicable Laws.

2.3	Withholding

Each of Acasti, MergerCo, the Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the Merger Consideration or any other consideration or amount payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law; provided, that if any one of them intends to deduct or withhold (or intends to instruct the Exchange Agent to deduct or withhold) from the Merger Consideration or any other consideration or amount payable or otherwise deliverable pursuant to this Agreement, it shall use commercially reasonable efforts to (1) provide the applicable payee with reasonable advance notice of such intention to withhold and (2) permit such payee to provide such certifications or other documentation as may be necessary and appropriate to allow the payor to determine in its sole discretion in good faith that such payment should be made free of, or at a reduced rate of, withholding. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Acasti and MergerCo

Except as disclosed in the applicable section or subsection of the Acasti Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Acasti Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Acasti Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face) or the Acasti Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Acasti and MergerCo represent and warrant to and in favor of Grace as follows and acknowledge that Grace is relying upon such representations and warranties in entering into this Agreement:

(a)

Organization and Qualification. Acasti has been duly incorporated, validly exists and is in good standing under the QC Act and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Acasti Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Acasti and each of the Acasti Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to Acasti and the Acasti Subsidiaries, taken as a whole. Acasti has provided to Grace true, complete and correct copies of the constating documents of each of Acasti and the Acasti Subsidiaries, in each case as amended.

(b)

Authority Relative to this Agreement. Each Acasti Party has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining Acasti Shareholder Approval as contemplated in this Agreement) to perform its obligations hereunder and to complete the Transaction. The execution and delivery of this Agreement and the completion by each Acasti Party of the Transaction has been duly authorized by its respective board of directors and no other corporate proceedings on the part of any Acasti Party are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining Acasti Shareholder Approval as contemplated in this Agreement, the completion by any Acasti Party of the Transaction. This Agreement has been duly executed and delivered by each Acasti Party and constitutes a legal, valid and binding obligation of each Acasti Party, enforceable against such Acasti Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c)

Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery of this Agreement, the performance by any Acasti Party of its obligations hereunder and the completion by the Acasti Parties of the Transaction, other than:

(i)

such filings and other actions required under applicable Canadian Securities Laws and U.S. Securities Laws and the rules and policies of the TSXV and NASDAQ, in each case, as are contemplated by this Agreement; and

(ii)

any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Acasti, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger.

(d)

No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c), the execution and delivery by each Acasti Party of this Agreement, the performance by such Acasti Party of its obligations hereunder and the completion of the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)	result in a contravention, breach, violation or default under any Law or Order applicable to Acasti or any of the Acasti Subsidiaries or any of its or their respective properties or assets;

(ii)	result in a contravention, conflict, violation, breach or default under the constating documents of Acasti or any of the Acasti Subsidiaries;

(iii)

result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Acasti Material Contract or material Permit to which it or any of the Acasti Subsidiaries is a party or by which it or any of the Acasti Subsidiaries is bound or to which any of its or any of the Acasti Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Acasti Material Contract or material Permit; or

(iv)	result in the suspension or alteration in the terms of any material Permit held by Acasti or any of the Acasti Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Acasti.

(e)	Capitalization of Acasti.

(i)

As of the date of this Agreement, the authorized capital of Acasti consists of an unlimited number of Acasti Shares, without par value, of which 208,375,549 Acasti Shares are issued and outstanding as of May 4, 2021, all of which have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, 7,262,519 Acasti Shares are issuable upon the exercise of outstanding Acasti Options granted under the Acasti Equity Plans, 6,622,343 Acasti Shares are reserved for issuance pursuant to the Acasti Equity Plans and 15,649,767 Acasti Shares are reserved for issuance pursuant to the Acasti Warrants. Except for the Acasti Options granted under the Acasti Equity Plans and the Acasti Warrants, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Acasti granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Acasti to issue or sell any Acasti Shares or other securities of Acasti, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Acasti Shares or other security of Acasti. There is no outstanding contractual obligation of Acasti or any Acasti Subsidiary to repurchase, redeem or otherwise acquire any Acasti Shares. Except for the Acasti Options, neither Acasti nor any of the Acasti Subsidiaries has outstanding any stock appreciation right, phantom equity, bonus share, restricted share unit, performance share unit, deferred share, deferred share unit or other share-based award or similar right, agreement, arrangement or commitment based on the book value, Acasti Share price, income or any other attribute of or related to Acasti or any Acasti Subsidiaries. The Acasti Shares are listed on the TSXV and NASDAQ and, except for such listings, no securities of Acasti or any Acasti Subsidiary are listed on any other stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of Acasti or any Acasti Subsidiary having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Acasti Shares on any matter.

(ii)

Section 3.1(e)(ii) of the Acasti Disclosure Letter sets forth a true and complete list of all Acasti Options outstanding as the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Acasti Option, (iii) the grant date of each such Acasti Option, (iv) the per share exercise price for each such Acasti Option, to the extent applicable, (v) the expiration date of each such Acasti Option, to the extent applicable, (vi) the vesting schedule applicable to each such Acasti Option and (vii) with respect to Acasti Options, the Acasti Equity Plan pursuant to which such Acasti Option was granted. With respect to each grant of an Acasti Option, each such grant was made, in all material respects, in accordance with the terms of the Acasti Equity Plans, the Exchange Act and all other applicable Laws and has a grant date identical to or following the date on which the Acasti Board of Directors or compensation committee approved such Acasti Option.

(f)

Acasti Subsidiaries. Section 3.1(f) of the Acasti Disclosure Letter sets forth a true, complete and correct list of each of the Acasti Subsidiaries, its jurisdiction and form of organization. Acasti or an Acasti Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Acasti Subsidiaries free and clear of any Liens (other than Permitted Liens), and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Acasti Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Acasti nor any of the Acasti Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Subsidiary of Acasti, which interest or investment is material to Acasti and the Acasti Subsidiaries, taken as a whole. MergerCo has not incurred any obligations or liabilities except pursuant to this Agreement and has conducted its operations only as contemplated by this Agreement, and MergerCo has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets other than those incident to its formation and pursuant to this Agreement and the Merger.

(g)	Securities Laws Matters.

(i)

The Acasti Shares are registered pursuant to Section 12(b) of the 1934 Exchange Act and Acasti is a “reporting issuer” in each Province of Canada within the meaning of applicable Canadian Securities Laws and not on the list of reporting issuers in default under applicable Canadian Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Acasti, and Acasti is in compliance in all material respects with applicable Canadian Securities Laws and U.S. Securities Laws.

(ii)

Acasti is, and has been since December 31, 2019, in compliance in all material respects with the requirements, rule and regulations of the TSXV and NASDAQ (other than those disclosed in the Acasti Public Disclosure Record) with respect to corporate governance and for continued listing of the Acasti Shares thereon. Acasti has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Acasti Shares under the 1933 Securities Act, the 1934 Exchange Act or, except as contemplated by this Agreement, the listing of such shares on the TSXV or NASDAQ.

(iii)

Trading in Acasti Shares on the TSXV and NASDAQ is not currently halted or suspended. Other than as disclosed in the Acasti Public Record, no delisting, suspension of trading or cease trading order with respect to any securities of Acasti is pending or, to the knowledge of Acasti, threatened. To the knowledge of Acasti, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Acasti by any securities commission or similar regulatory authority under applicable U.S. Securities Laws, Canadian Securities Laws, the TSXV or NASDAQ is in effect or ongoing or expected to be implemented or undertaken.

(iv)	Except as set forth above in this Section 3.1(g), neither Acasti nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

(v)

Since December 31, 2019, Acasti has timely filed or furnished, all forms, reports, statements, certifications and documents, including, but not limited to, financial statements and management’s discussion and analysis, required to be filed or furnished by Acasti under applicable Canadian Securities Laws and U.S. Securities Laws and the rules and policies of the TSXV and NASDAQ. Each document in the Acasti Public Disclosure Record, as at the respective date it was filed or furnished, complied in all material respects with applicable requirements of the Canadian Securities Laws, U.S. Securities Laws and, where applicable, the rules and policies of the TSXV and NASDAQ, or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Canadian Securities Laws, U.S. Securities Laws and, where applicable, the rules and policies of the TSXV and NASDAQ.

(vi)

None of the documents in the Acasti Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and any document in the Acasti Public Disclosure Record filed or furnished with SEDAR or EDGAR subsequent to the date of this Agreement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section 3.1(g)(vi), the term “material” shall refer to the materiality standard under U.S. Securities Laws.

(vii)

As of the date of this Agreement, Acasti has timely responded to all comment letters of the staff of the SEC relating to the documents in the Acasti Public Disclosure Record, and the SEC has not advised Acasti that any final reports are inadequate, insufficient or otherwise non-responsive. Acasti has made available to Grace true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Acasti and any of its Subsidiaries, on the other hand, occurring since December 31, 2019 and will, reasonably promptly following receipt thereof, make available to Grace any such correspondence sent or received after the date of this Agreement. As of the date of this Agreement, to the knowledge of Acasti, none of the documents in the Acasti Public Disclosure Record is the subject of ongoing SEC review or outstanding SEC comment.

(viii)

The certifications required by Rule 13a-14(a) and Rule 13a-14(b) under the U.S. Securities Laws relating to any documents in the Acasti Public Disclosure Record are accurate and complete and comply as to form and content with all applicable U.S. Securities Laws.

(ix)	Acasti has not filed any confidential material change report that at the date hereof remains confidential.

(h)	Financial Statements.

(i)

The Acasti Financial Statements, included in or incorporated by reference into the documents in the Acasti Public Disclosure Record, fairly present, in all material respects, the consolidated financial position of Acasti and its consolidated Subsidiaries as of its date, or, in the case of the documents in the Acasti Public Disclosure Record filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. GAAP consistently applied during the period involved, except as may be noted therein. There are no outstanding loans made by Acasti or any of the Acasti Subsidiaries to any director or officer of Acasti. All of such documents in the Acasti Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the Acasti Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

(ii)

Acasti has designed disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) of the 1934 Exchange Act), or caused them to be designed under the supervision of the Chief Executive Officer of Acasti and Chief Financial Officer of Acasti, to provide reasonable assurance that material information relating to Acasti is made known to such officers by others within Acasti. Such disclosure controls are designed to ensure that information required to be disclosed by Acasti in the reports that it files or submits under the U.S. Securities Laws is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and such disclosure controls and procedures are effective (ii) has, to the extent required by Law, disclosed, based on the most recent evaluation of its chief executive officer and its principal financial officer prior to the date of this Agreement, to Acasti’s auditors and the Audit Committee of the Board of Directors of Acasti (and made summaries of such disclosures available to Grace) (A) (y) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Acasti’s ability to record, process, summarize and report financial information and (z) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Acasti’s internal controls over financial reporting.

(iii)

Acasti has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) of the 1934 Exchange Act), or caused them to be designed and maintained under the supervision of the Chief Executive Officer of Acasti and Chief Financial Officer of Acasti, sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Acasti has delivered or made available to Grace complete and correct copies of all material correspondence between NASDAQ and Acasti in the past twelve (12) months and any correspondence with respect to unresolved matters.

(iv)

None of Acasti or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).

(v)

To the knowledge of Acasti, since December 31, 2017: (i) there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Acasti that are reasonably likely to adversely affect Acasti’s ability to record, process, summarize and report financial information, and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Acasti. To the knowledge of Acasti, since December 31, 2020, Acasti has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) reports, whether written or oral, from employees of Acasti regarding questionable accounting or auditing matters. Since December 31, 2019, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, principal financial officer or general counsel of Acasti, the Board of Directors of Acasti or any committee thereof, other than ordinary course audits or reviews of accounting policies or internal controls required by the Sarbanes-Oxley Act.

(i)

No Undisclosed Liabilities. Acasti and the Acasti Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Acasti Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the most recent Acasti Financial Statements (other than those specifically disclosed in the Acasti Public Disclosure Record) that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of Acasti and the Acasti Subsidiaries (other than those disclosed in Acasti Public Disclosure Record), a Material Adverse Effect on Acasti and the Acasti Subsidiaries, taken as a whole, and (iii) liabilities and obligations incurred in connection with this Agreement and the Transaction. Without limiting anything set forth herein, the Acasti Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Acasti and the Acasti Subsidiaries.

(j)

Absence of Certain Changes. From the date of the most recent Acasti Financial Statements to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acasti, and (ii) Acasti and each of the Acasti Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

(k)

Compliance with Laws. Since December 31, 2017, the business of Acasti and of each of the Acasti Subsidiaries has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and neither Acasti nor any Acasti Subsidiary has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Neither Acasti nor any of the Acasti Subsidiaries has taken or committed to take any action which would cause Acasti or any of the Acasti Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Laws of similar effect, and, to the knowledge of Acasti, no such action has been taken by any Person acting on behalf of Acasti or any of the Acasti Subsidiaries.

(l)

Litigation. There is no Proceeding against or involving Acasti or any of the Acasti Subsidiaries (whether in progress, pending or, to the knowledge of Acasti, threatened) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Acasti or would prevent or materially delay the completion of the Merger and, to the knowledge of Acasti, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Acasti nor any of the Acasti Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to (i) prevent or materially delay the completion of the Merger or (ii) have a Material Adverse Effect on Acasti.

(m)

Real Property. Section 3.1(m) of the Acasti Disclosure Letter contains a list of all leases pursuant to which Acasti or any Acasti Subsidiary currently leases real property as tenant. Neither Acasti nor any of the Acasti Subsidiaries owns any real property.

(n)

Assets. Acasti or the Acasti Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest in, all tangible assets and tangible properties that are material or required to conduct the business and operations of Acasti and the Acasti Subsidiaries as presently conducted and there are no Liens (other than Permitted Liens) on any such assets or properties that could individually or in the aggregate, have a Material Adverse Effect on Acasti. The assets owned or leased by Acasti and the Acasti Subsidiaries constitute all material assets used or held for use in the operation and conduct of the business of Acasti and the Acasti Subsidiaries as it is currently conducted.

(o)	Contracts.

(i)

Except as set forth in Section 3.1(o) of the Acasti Disclosure Letter, as of the date of this Agreement, none of Acasti or any of the Acasti Subsidiaries is a party to or bound by any of the following types of Contract (each of the following types of Contracts, a “Acasti Material Contract”):

(A)	any collective bargaining agreement, or similar Contract with any labor union or association, with respect to its employees;

(B)

any Contract entered into outside of the ordinary course of business which is both (i) reasonably expected to involve the payment or receipt in 2021 or any subsequent year of an amount in excess of $200,000, and (ii) not terminable by Acasti or any of the Acasti Subsidiaries on three (3) months’ notice or less;

(C)

any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of Acasti or any Acasti Subsidiary in an amount in excess of $200,000;

(D)	any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of Acasti or any Acasti Subsidiary valued at an amount in excess of $200,000;

(E)	any real property lease, rental or occupancy agreement under which Acasti or any Acasti Subsidiary continues to have obligations or rights;

(F)

any Contract entered into outside of the ordinary course of business pursuant to which Acasti or any Acasti Subsidiary (i) is granted or obtains or agrees to obtain any right to use any material technology or material Intellectual Property rights (excluding commercially available off-the-shelf software), (ii) is restricted in its right to use or register any material technology or material Intellectual Property rights owned by Acasti or any of the Acasti Subsidiaries, or (iii) permits or agrees to permit any other Person, to use, obtain, enforce or register any material technology or material Intellectual Property owned by Acasti or any of the Acasti Subsidiaries, including any license agreements, option agreements, and covenants not to sue;

(G)

except for any non-solicit obligations, any Contract that obligates Acasti or any Acasti Subsidiary or its Affiliates not to compete with another Person, requires Acasti or any Acasti Subsidiary to acquire any material product, assets or service exclusively from any other Person, or otherwise contractually restricts Acasti or any Acasti Subsidiary or its Affiliates from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

(H)	any Contract entered into since December 31, 2017 and for which on-going material obligations remain: (i) relating to the merger, consolidation, reorganization, liquidation,

dissolution or any similar extraordinary transaction with respect to Acasti or any Acasti Subsidiary, (ii) relating to a material acquisition or disposition by Acasti or any Acasti Subsidiary, (iii) relating to the acquisition, issuance or transfer of any securities of Acasti or any Acasti Subsidiary or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

(I)	any Contract with any shareholder of Acasti or any Acasti Subsidiary entered into since December 31, 2017.

(ii)

True, correct and complete copies of each Acasti Material Contract in effect on the date hereof that has not been part of the Acasti Public Disclosure Record has been provided or otherwise made available to Grace.

(iii)

Except as would not reasonably be expected to have a Material Adverse Effect on Acasti, none of Acasti, the Acasti Subsidiaries or, to the knowledge of Acasti, any of the other parties thereto, is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any Acasti Material Contract in any material respect, and none of Acasti or any of the Acasti Subsidiaries has received or given any written notice of default under any Acasti Material Contract which remains uncured. To the knowledge of Acasti, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any Acasti Material Contract or the inability of a party to any Acasti Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on Acasti. To the knowledge of Acasti, no Person has challenged in writing the validity or enforceability of any Acasti Material Contract.

(iv)

There are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Acasti or any Acasti Subsidiary is a party or, to the knowledge of Acasti, with respect to any shares or other equity interests of Acasti or any Acasti Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Acasti or any Acasti Subsidiary.

(v)

As of the date of this Agreement, neither Acasti nor any Acasti Subsidiary has received written notice of the termination of, or intent to terminate or otherwise fail to materially perform any Acasti Material Contract.

(p)	Taxes.

(i)

Each of Acasti and its Subsidiaries has duly and timely made or prepared (or has had prepared on its behalf) all material Returns required to be made or prepared by it and has duly and timely filed (or has had filed on its behalf) all material Returns required to be filed by it with the appropriate Governmental Authority (in each case taking into account extensions validly obtained). All such Returns are true, correct, and complete in all material respects.

(ii)

Each of Acasti and its Subsidiaries has: (A) duly and timely paid all material Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the Acasti Financial Statements; (B) duly and timely withheld all material Taxes and other material amounts required by applicable Laws to be withheld by it (including any amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party) and has duly and timely remitted to the appropriate Governmental Authority such material Taxes and other material amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of sales or transfer Taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such material amounts required by applicable Laws to be remitted by it.

(iii)

No audit, investigation, litigation, proposed adjustment or other Proceeding has commenced or has been asserted in writing or, to the knowledge of Acasti, threatened with respect to material Taxes or material Returns of Acasti or any of its Subsidiaries, and neither Acasti nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of material Taxes and no such Proceeding has been asserted or, to the knowledge of Acasti, threatened against Acasti or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to material Taxes assessed by any Governmental Authority against Acasti or any of its Subsidiaries or relating to material Returns of Acasti or any of its Subsidiaries or any other matters which could result in claims for material Taxes against Acasti or any of its Subsidiaries.

(iv)

There are no currently effective or pending material agreements or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any material Taxes, the filing of any material Return, or the payment of any material Taxes by Acasti or any of its Subsidiaries.

(v)	There are no Liens for material Taxes on the property or assets of Acasti or any of its Subsidiaries, except for Permitted Liens.

(vi)

Neither Acasti nor any of its Subsidiaries has transferred to or acquired property or a service from a non-arm’s length Person (within the meaning of the Tax Act) for consideration the value of which is less than the fair market value of the property or service except, in each case, any capital contributions made by Acasti or any of its Subsidiaries to another wholly owned Acasti Subsidiary.

(vii)

Neither Acasti nor any of its Subsidiaries is subject to liability for material Taxes of any other Person under any applicable Tax Law (including Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-US. Tax law) or otherwise as a result of being a member of an affiliated, aggregate, consolidated, combined or unitary Tax group (other than a group of which Acasti or any of its Subsidiaries was the common parent), as transferee or successor, by contract or otherwise.

(viii)

Neither Acasti nor any of its Subsidiaries has acquired property from any Person in circumstances where Acasti or Subsidiary did or could become liable for any material Taxes of such Person that are currently due or may become due in the future. Neither Acasti nor any of its Subsidiaries has entered into any agreement with, or provided any undertaking to (other than any agreement or undertaking entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), any Person pursuant to which it has assumed liability for the payment of material Taxes owing by such person that are currently due or may become due in the future.

(ix)	No facts, circumstances, or events exist or have existed that have resulted in the application of any of sections 80 to 80.04 of the Tax Act to Acasti or any of its Subsidiaries.

(x)

Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by Acasti and each of its Subsidiaries with respect to all material transactions between the relevant entity and any Person not resident in Canada with whom such entity was not dealing at arm’s length within the meaning of the Tax Act, during a Tax year commencing after 2005 and ending on or before the Closing Date.

(xi)	Acasti is, and at all times since its formation has been, treated as a foreign corporation for U.S. federal income Tax purposes.

(xii)

The unpaid Taxes of Acasti and its Subsidiaries (A) did not, as of the most recent Acasti Financial Statements through the date of this Agreement, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the most recent Acasti

Financial Statements (other than in any notes thereto) and (B) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Acasti and its Subsidiaries in filing their respective Returns.

(xiii)

Acasti is not subject to any material Tax in any jurisdiction outside of Canada, no Acasti Subsidiary is subject to any material Tax in any country outside of the country of its formation, and no claim has been made in writing by a Governmental Authority in a jurisdiction in which Acasti or any of its Subsidiaries does not currently file a Return that Acasti or any of its Subsidiaries is or may be subject to material Taxation by that jurisdiction.

(xiv)

 Acasti is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (without taking into account Section 367 of the Code).

(q)

Employment Agreements. Other than as set forth in Section 3.1(q) of the Acasti Disclosure Schedule, none of Acasti or any of the Acasti Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i)

any employment, retention or change of control agreement providing for any retention, severance, change of control, or termination payments (each, an “Employment Agreement”) to any current or, to the extent any liability remains outstanding, former director, officer, individual independent contractor or employee of Acasti or any of the Acasti Subsidiaries in excess of $200,000;

(ii)

any collective bargaining or union agreement or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of Acasti, threatened application for certification, recognition or bargaining rights in respect of Acasti or any of the Acasti Subsidiaries;

(iii)

any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of Acasti or any of the Acasti Subsidiaries, except as would not be expected to have a Material Adverse Effect on Acasti;

(iv)

any actual or, to the knowledge of Acasti, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by Acasti or any of the Acasti Subsidiaries or the termination thereof except as would not be expected to have a Material Adverse Effect on Acasti; or

(v)

non-compliance with any applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, disability rights, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and employee leave issues, in each case except as would not be expected to have a Material Adverse Effect on Acasti.

(r)	Pension and Employee Benefits.

(i)

Section 3.1(r)(i) of the Acasti Disclosure Letter sets forth a true, complete and correct list of each material employee benefit plan (within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974), as amended (“ERISA”), whether or not subject to ERISA, and each other material employee benefit or compensation plan, agreement, program, policy or arrangement, whether written or unwritten, including without limitation, any option, restricted share, restricted share unit, deferred share unit, stock purchase, phantom stock, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, medical or life insurance, retiree medical or life insurance, profit sharing plan, unemployment or severance compensation plan or health and welfare plan, or Employment Agreement, that is maintained, established, sponsored or contributed to (or required to be contributed to) by Acasti or any Acasti ERISA Affiliate for the benefit of, or that Acasti or any Acasti Subsidiary is a party to with, any current or former (to the extent any liability remains outstanding) employee, individual independent contractor or director, of, or other service provider to, Acasti or any Acasti Subsidiary or any of their dependents or beneficiaries or with respect to which Acasti or any Acasti Subsidiary would reasonably be expected to have any liability (each, without regard to any materiality qualifier contained above, a “Acasti Plan”).

(ii)

With respect to each material Acasti Plan, Acasti has provided or otherwise made available to Grace in the Acasti Data Room or in the Acasti Public Disclosure Record (A) a true and complete copy of such material Acasti Plan, including any amendments thereto; (B) latest annual report, if any; (C) each trust or other funding arrangement, (D) each summary plan description (if applicable), (E) the most recent IRS determination letter or opinion letter, as applicable, (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (G) written summaries of any material non-written Acasti Plan.

(iii)

Except as set forth in Section 3.1(r)(iii) of the Acasti Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, individual independent contractor, officer or director of Acasti or any Acasti Subsidiary to termination or severance pay, or any other payment or benefit, (B) accelerate the time of funding, payment or vesting, or increase the amount of compensation or benefit due any such current or former employee, individual independent contractor, officer or director, or (C) cause amounts payable or benefits provided to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code or result in any excise tax owing under Section 4999 of the Code. No current or former employee or individual independent contractor is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed upon such person.

(iv)

Each Acasti Plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law. There are no pending, or to the knowledge of Acasti, threatened material actions, suits, disputes or claims by or on behalf of any Acasti Plan, by any employee or beneficiary covered under any such Acasti Plan, as applicable, or otherwise involving any such Acasti Plan (other than routine claims for benefits).

(v)

Each Acasti Plan intended to qualify under Section 401(a) of the Code is the subject of an opinion or determination letter from the IRS upon which it can rely and, to the knowledge of Acasti, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Acasti Plan.

(vi)

No Acasti Plan provides health or welfare post-retirement benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to current or former employees, individual independent contractors or directors or to the beneficiaries or dependents of such person, other than coverage mandated solely by applicable Law.

(vii)

Neither Acasti, nor any Acasti ERISA Affiliate sponsors, contributes to or has any liability (including contingent liability) under, or in the past six years sponsored, contributed to or had liability under (including any contingent liability), (i) a plan subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(viii)	No Acasti Plan is a “registered pension plan” as defined in s. 248(1) of the Tax Act.

(s)	Intellectual Property.

(i)

Section 3.1(s)(i) of the Acasti Disclosure Letter sets forth a correct and complete list of all (A) issued Patents and Patent applications, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material

Software, in each case which is owned or exclusively licensed by Acasti and the Acasti Subsidiaries in any jurisdiction in the world (“Acasti Intellectual Property”). Acasti or one of the Acasti Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the record owner of each item of Acasti Intellectual Property set forth in Section 3.1(s)(i) of the Acasti Disclosure Letter, and, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acasti, no Intellectual Property set forth in Section 3.1(s)(i) of the Acasti Disclosure Letter or required to be listed on Section 3.1(s)(i) of the Acasti Disclosure Letter is or has been involved in any proceeding in which the scope, validity or enforceability thereof is being or has been contested or challenged, and to the knowledge of Acasti, no such proceeding has been threatened with respect to any such Intellectual Property and there is no basis for any such proceeding with respect to any material Intellectual Property.

(ii)

Acasti or one of the Acasti Subsidiaries has good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Liens) or otherwise has the right to use, pursuant to a valid and enforceable written license, sublicense, or other agreement, all of the Intellectual Property necessary to enable operation of their business as presently conducted.

(iii)

To the knowledge of Acasti, Acasti’s and the Acasti Subsidiaries’ conduct of their business as presently conducted has not and does not infringe upon, misappropriate or otherwise violate or make unlawful use of any material Intellectual Property rights of others. No person has asserted any written claim (or to the knowledge of Acasti, any oral claim) (i) challenging or questioning Acasti’s right, interest or title in any of the material Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries or (ii) alleging infringement, misappropriation or violation of any material Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries. None of the Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely affects the use, transfer, registration or licensing of any such Intellectual Property by Acasti and the Acasti Subsidiaries, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries.

(iv)

To the knowledge of Acasti, no third person has infringed upon, misappropriated, or otherwise violated or made unlawful use of any material Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries, and no third person is currently infringing upon, misappropriating, or otherwise violating or making unlawful use of any material Intellectual Property owned by Acasti and the Acasti Subsidiaries.

(v)

Acasti has taken reasonable security measures, consistent with practices in the industry in which Acasti operates, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other confidential and technical information. All current and former employees, contractors, and consultants of Acasti and the Acasti Subsidiaries who have been involved in or contributed to the development of Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries have executed written agreements (i) pursuant to which such individuals have assigned, or are required to assign, to Acasti or one of the Acasti Subsidiaries all of their rights in and to all inventions and Intellectual Property rights developed or conceived of in the course of their employment or engagement with Acasti or one of the Acasti Subsidiaries, and (ii) under which each such individual is obligated to maintain the confidentiality of Acasti and the Acasti Subsidiaries’ confidential information (any such agreement an “Acasti IP Agreement”). To the knowledge of Acasti and the Acasti Subsidiaries, no employee, officer, director, consultant or advisor of Acasti or one of the Acasti Subsidiaries (x) has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property owned or purported to be owned by Acasti and the Acasti Subsidiaries, or (y) is in material violation of any Acasti IP Agreement.

(vi)

To the knowledge of Acasti, the information technology systems of Acasti and the Acasti Subsidiaries, including the relevant software and hardware, are reasonably secure against unauthorized access and have not suffered any material failure or security breach within the past two (2) years. Except as would not have or would not reasonably be expected to have a Material Adverse Effect on Acasti and the Acasti Subsidiaries, Acasti and the Acasti Subsidiaries are in compliance with any privacy policies and all Privacy Laws, as well as all contractual and legal requirements that are applicable to Acasti and the Acasti Subsidiaries’ operations pertaining to information privacy and security.

(t)	Regulatory Matters.

(i)

Since December 31, 2017, the businesses of Acasti and the Acasti Subsidiaries have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including, to the extent applicable (A) the Federal Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq. (“FDCA”); (B) the Public Health Service Act of 1944 (the “PHSA”); (C) Canada’s Food and Drugs Act (“CFDA”); (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”), and any comparable state, provincial or local Laws; (F) the Canadian Patent Act and Patented Medicines Regulations and the guidelines of the Patent Medicines Pricing Review Board (“PMPRB”); (G) the Orphan Drug Act of 1983, 96 Stat. 2049 (the “Orphan Act”), (H) state or provincial licensing, disclosure and reporting requirements; (I) all Laws similar to the foregoing in all other jurisdictions; and (J) all binding rules and regulations issued under such Laws.

(ii)

Acasti and the Acasti Subsidiaries hold all material Regulatory Authorizations necessary for the lawful operation of their businesses and the import, testing, manufacturing, handling, storage, transportation, distribution, or export, as applicable, of each of the Acasti Products. All such material Regulatory Authorizations are valid and in full force and effect, or in the process of being obtained in the ordinary course of business. Since December 31, 2017, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acasti and its Subsidiaries, taken as a whole. Acasti and each of the Acasti Subsidiaries are in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of Acasti, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

(iii)

All pre-clinical and clinical investigations conducted or sponsored by Acasti or any of Acasti Subsidiaries have been since December 31, 2017 in compliance in all respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable (A) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (B) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (C) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects (collectively, the “FDA Regulations”), and (D) federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acasti. Neither Acasti nor the Acasti Subsidiaries have received any written notice, correspondence or other communication from any Regulatory Authority, including the FDA or Health Canada, since December 31, 2017 initiating or requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any clinical trial conducted or sponsored by Acasti or the Acasti Subsidiaries.

(iv)

All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA, Health Canada, PMPRB or any other Regulatory Authority by Acasti and the Acasti Subsidiaries since December 31, 2017 have been so filed, maintained or furnished. To the knowledge of Acasti, all such required reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Since December 31, 2017, neither Acasti nor any of the Acasti Subsidiaries, nor, to the knowledge of Acasti, any officer, employee, agent or distributor of Acasti or any of the Acasti Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada, PMPRB or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA, Health Canada, PMPRB or any other Regulatory Authority, or, to the knowledge of Acasti, committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “Fraud Policy”) or for Health Canada or any other Regulatory Authority to invoke any similar policy.

(v)

All statements, representations, summaries, meeting minutes, and other information that Acasti and the Acasti Subsidiaries, and any of their officers, employees, or agents made, provided, or delivered to any individuals or entities regarding (i) the status or progress of any pre-clinical or clinical studies or (ii) any written or oral discussions with FDA and any other Regulatory Authority were truthful, accurate, and not misleading. Prior to its decision to not continue the development of Acasti Products, Acasti had not received any written or oral notice from FDA or any other Regulatory Authority that would have reasonably permitted Acasti to conclude that its application for marketing approval would be denied or would be likely to be denied.

(vi)

None of Acasti, Acasti Subsidiaries, nor any of their officers, employees, or agents have promoted, marketed, communicated, directed, implied, indicated, suggested, provided materials, or otherwise directly or indirectly caused any Person to reach the conclusion that Acasti Products possess, are covered by, or are likely to obtain any Regulatory Authorizations that allow Acasti Products to be used outside of clinical investigations or investigational uses.

(vii)

Acasti has not received any written information from FDA or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before FDA or such other Regulatory Authority.

(viii)

Acasti and Acasti Subsidiaries (A) are not parties to and do not have any obligations under any settlement agreement entered into with any Regulatory Authority and (B) since December 31, 2017, have not been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in each case that would be expected to have a Material Adverse Effect on Grace.

(ix)

Neither Acasti, Acasti Subsidiaries, nor, to the knowledge of Acasti, any officer, employee, agent or distributor of Acasti, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Acasti, Acasti Subsidiaries, nor, to the knowledge of Acasti, any officer, employee, agent or distributor of Acasti, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act or any similar Law or program.

(x)

To the knowledge of Acasti, each product or product candidate that was or had been under development by Acasti and which is subject to the CFDA, FDCA, or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested or distributed by or on behalf of Acasti (each a “Acasti Product”) was developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, and exported in material compliance with all applicable requirements under the CFDA, FDCA, and applicable state, provincial and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, record keeping, filing of reports, security, and FDCA’s requirements on reporting and evaluation of adverse events during clinical investigations, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acasti. To the knowledge of Acasti, no employee of Acasti responsible for management of the development, import, testing, manufacturing, handling, storage, transportation, distribution, or export of Grace Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(xi)

Acasti has not, since December 31, 2017, received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, or other similar correspondence or notice from FDA, state, provincial or any other Regulatory Authority and there is no action or proceeding pending or, to the knowledge of Acasti, threatened (A) contesting the current or prior compliance with Law or Regulatory Guidelines of any facility where an Acasti Product is, was, or used to be developed, tested, manufactured, handled, stored, distributed, or transported or (B) otherwise alleging any violation applicable to any Acasti Product or manufacturing process of any Law or Regulatory Guidelines by Acasti.

(xii)

Since December 31, 2017, Acasti and Acasti Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “Dear Doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Acasti Product. To the extent that this is applicable, Acasti has complied in all material respects with all recalls, market withdrawals or other corrective action and has no obligation or liability with respect to any recall, market withdrawal or corrective action.

(u)

Books and Records. The corporate records and minute books of Acasti and the Acasti Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders except that minutes of certain recent meetings of the Acasti Board of Directors or committees thereof have not been finalized as of the date hereof. The financial books, records and accounts of Acasti and the Acasti Subsidiaries (i) have in all material respects been maintained in accordance with good business practices and in accordance with U.S. GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, and (ii) accurately and fairly reflect the basis for the consolidated financial statements of Acasti. All such corporate records and minute books of Acasti and the Acasti Subsidiaries have been provided or otherwise made available to Grace.

(v)

Opinion of Acasti Financial Advisor. The Acasti Board of Directors has received the opinion of Acasti’s financial advisor to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Acasti. A copy of such written opinion will be provided by Acasti to Grace solely for informational purposes no later than two (2) Business Days after the date such opinion is received by Acasti.

(w)

Acasti Board of Directors Approval. The Acasti Board of Directors has determined that the Merger is fair, from a financial point of view, to Acasti and is in the best interests of Acasti, has approved the execution and delivery of this Agreement and the entering into of the Transaction, and has resolved to recommend that Acasti Shareholders vote in favor of the Acasti Shareholder Resolution and the Acasti Equity Plan Resolution.

(x)

Environmental Matters. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Acasti and the Acasti Subsidiaries are now and have been since December 31, 2017 in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of Acasti, threatened against Acasti, any of the Acasti Subsidiaries or, to the knowledge of Acasti, against any Person whose liability for such Environmental Claims Acasti or any of the Acasti Subsidiaries has retained or assumed either contractually or by operation of law, and to the knowledge of Acasti there are no actions, activities, circumstances, facts, conditions, events or incidents that would reasonably be expected to give rise to such Environmental Claims; (iii) no property currently or formerly owned, leased or operated by Acasti or any of the Acasti Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remedial, investigation or cleanup activities by Acasti or any of the Acasti Subsidiaries or by any Person whose liability for such Environmental Claims Acasti or any of the Acasti Subsidiaries has or may have retained or assumed either contractually or by operation of law; (iv) neither Acasti nor any Acasti Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) each of Acasti and the Acasti Subsidiaries has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing.

(y)

Insurance. Section 3.1(y) of the Acasti Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen’s compensation and other forms of insurance owned by Acasti or any Acasti Subsidiary. All current insurance policies and contracts of Acasti and the Acasti Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. None of Acasti nor any of the Acasti Subsidiaries has received notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of Acasti, have any claims been denied under any current insurance policies, and, to the knowledge of Acasti, no threat has been made to cancel any insurance policy or contract of Acasti or any Acasti Subsidiary as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

(z)

Acasti Shareholder Approval. The only votes of the Acasti Shareholders required to approve the Acasti Shareholder Resolution and the Acasti Equity Plan Resolution in accordance with applicable Law are the Acasti Shareholder Approval and the Acasti Equity Plan Approval, respectively. The Acasti Shareholder Approval is the only vote of the securityholders of Acasti required by Law, the constating documents of Acasti or otherwise to adopt this Agreement and approve the Transaction.

(aa)

Brokers and Finders. Except for Oppenheimer & Co. Inc., neither Acasti nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and no other broker, finder or investment banker is entitled to any fee or commission from Acasti or any of its Subsidiaries in connection with the transactions contemplated hereby, and no Person is or may become entitled to receive any fee or other amount from Acasti or any of its Subsidiaries in connection with the transactions contemplated hereby.

(bb)

No Other Representations and Warranties. Except for the representations and warranties made by Grace in Section 3.2, Acasti acknowledges that neither Grace nor any other Person makes any express or implied representation or warranty with respect to Grace or its businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and agrees that Grace disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Grace in Section 3.2, Acasti acknowledges that neither Grace nor any other Person makes or has made any representation or warranty to Acasti or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Grace or its businesses or operations or (ii) any oral or written information furnished or made available to Acasti or any of its Representatives in the course of their due diligence investigation of Grace, the negotiation of this Agreement or the consummation of the Transaction, including the accuracy, completeness or currency thereof, and Acasti agrees that neither Grace nor any other Person will have any liability to Acasti or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

3.2	Representations and Warranties of Grace

Except as disclosed in the applicable section or subsection of the Grace Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Grace Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Grace Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face), Grace represents and warrants to and in favor of Acasti and MergerCo as follows and acknowledges that Acasti and MergerCo are relying upon such representations and warranties in entering into this Agreement:

(a)

Organization and Qualification. Grace has been duly incorporated, validly exists and is in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Grace is duly qualified to carry on business in each jurisdiction in which the nature or character of its properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to Grace. Grace has provided to Acasti true, complete and correct copies of the constating documents of Grace, in each case as amended.

(b)

Authority Relative to this Agreement. Grace has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Grace Stockholder Approval as contemplated in this Agreement) to perform its obligations hereunder and to complete the Transaction. The execution and delivery of this Agreement and the completion by Grace of the Transaction have been duly authorized by the Grace Board of Directors and no other corporate proceedings on the part of Grace are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the Grace Stockholder Approval as contemplated in this Agreement, the completion by Grace of the Transaction. This Agreement has been duly executed and delivered by Grace and constitutes a legal, valid and binding obligation of Grace, enforceable against Grace in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c)

Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by Grace of this Agreement, the performance by Grace of its obligations hereunder and the completion by Grace of the Transaction, other than any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Grace, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger.

(d)

No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.2(c), the execution and delivery by Grace of this Agreement, the performance by Grace of its obligations hereunder and the completion of the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)	result in a contravention, breach, violation or default under any Law or Order applicable to Grace or any of its properties or assets;

(ii)	result in a contravention, conflict, violation, breach or default under the constating documents of Grace;

(iii)

result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Grace Material Contract or material Permit to which it is a party or by which it is bound or to which any of its properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Grace Material Contract or material Permit; or

(iv)

result in the suspension or alteration in the terms of any material Permit held by Grace or in the creation of any Lien upon any of its properties or assets; except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Grace.

(e)	Capitalization of Grace.

(i)

As of the date of this Agreement, the authorized capital of Grace consists of 38,000,000 Grace Shares and 2,000,000 Grace Class B Shares, of which 20,000,000 Grace Shares were issued and outstanding as of May 7, 2021, all of which have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, (i) 558,000 shares of Grace Restricted Stock are outstanding, and (ii) 442,000 Grace Shares are reserved for issuance pursuant to the Grace Equity Plan. Except for the Grace Equity Plan and the Grace Notes, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Grace granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Grace to issue or sell any Grace Shares or other securities of Grace, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Grace Shares or other security of Grace. There is no outstanding contractual obligation of Grace to repurchase, redeem or otherwise acquire any Grace Shares. Except for the Grace Restricted Stock, Grace does not have outstanding any stock appreciation right, phantom equity, bonus share, restricted share unit, performance share unit, deferred share, deferred share unit or other share-based award or similar right, agreement, arrangement or commitment based on the book value, Grace Share price, income or any other attribute of or related to Grace. No securities of Grace are listed on any stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of Grace having the right to vote (or, other than the Grace Notes, that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Grace Shares on any matter.

(ii)

Section 3.2(e)(ii) of the Grace Disclosure Letter sets forth a true and complete list of all Grace Restricted Stock outstanding as the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares of Grace Restricted Stock held by each such holder, (iii) the grant date of each such Grace Restricted Stock, and (iv)the vesting schedule applicable to each such Grace Restricted Stock. With respect to each grant of a Grace Restricted Stock, each such grant was made, in all material respects, in accordance with the terms of the Grace Equity Plan and all other applicable Laws and has a grant date identical to or following the date on which the Grace Board of Directors or compensation committee approved such Grace Restricted Stock.

(f)	Grace Subsidiaries. Grace has no direct or indirect Subsidiaries and does not own any interest or investment (whether equity or debt) in any Person.

(g)	Securities Laws Matters.

(i)	Grace is not subject to continuous disclosure or other public reporting requirements under any securities Laws.

(h)	Financial Statements.

(i)

The Grace Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements or in the auditor’s report thereon. The Grace Financial Statements present fairly, in all material respects, the consolidated balance sheets and consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Grace as of the respective dates thereof and for the respective periods set forth therein. There are no outstanding loans made by Grace to any director or officer of Grace.

(ii)

Grace has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer (or other similar officer) of Grace, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. To the knowledge of Grace, since December 31, 2017: (i) except as set forth on Section 3.2(h)(ii) of the Grace Disclosure Letter, there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Grace that are reasonably likely to adversely affect Grace’s ability to record, process, summarize and report financial information, and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Grace. To the knowledge of Grace, since December 31, 2017, Grace has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of Grace regarding questionable accounting or auditing matters.

(i)

No Undisclosed Liabilities. Grace has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations incurred in the ordinary course of business since the date of the most recent Grace Financial Statements that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of Grace, a Material Adverse Effect on Grace, and (ii) liabilities and obligations incurred in connection with this Agreement and the Transaction. Without limiting anything set forth herein, the Grace Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Grace.

(j)

Absence of Certain Changes. From the date of the most recent Grace Financial Statements to the date of this Agreement: (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grace, and (ii) Grace has conducted its business in all material respects in the ordinary course of business consistent with past practice.

(k)

Compliance with Laws. Since December 31, 2017, the business of Grace has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and Grace has not received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Grace has not taken or committed to take any action which would cause Grace to be in violation of the United States Foreign Corrupt Practices Act or any applicable Laws of similar effect, and, to the knowledge of Grace, no such action has been taken by any Person acting on behalf of Grace.

(l)

Litigation. There is no Proceeding against or involving Grace (whether in progress, pending or, to the knowledge of Grace, threatened) that, if adversely determined would have a Material Adverse Effect on Grace or would prevent or materially delay the completion of the Merger and, to the knowledge of Grace, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Grace nor any of its properties or assets is subject to any outstanding Order that that would reasonably be expected to (i) prevent or materially delay the completion of the Merger or (ii) have a Material Adverse Effect on Grace.

(m)	Real Property. Section 3.2(m) of the Grace Disclosure Letter contains a list of all leases pursuant to which Grace currently leases real property as tenant. Grace does not own any real property.

(n)

Assets. Grace owns or otherwise holds good and valid legal title to, and, where its interests are registrable, is the sole record owner, or holds a valid leasehold interest or license in, all material tangible assets and tangible properties that are required to conduct the business and operations of Grace as presently conducted and there are no Liens (other than Permitted Liens) on any such assets or properties that could individually or in the aggregate, have a Material Adverse Effect on Grace. The assets owned or leased by Grace constitute all material assets used or held for use in the operation and conduct of the business of Grace as it is currently conducted.

(o)	Contracts.

(i)

Except as set forth in Section 3.2(o) of the Grace Disclosure Letter, as of the date of this Agreement, Grace is not a party to or bound by any of the following types of Contract (each of the following types of Contracts, a “Grace Material Contract”):

(A)	any collective bargaining agreement, or similar Contract with any labor union or association, with respect to its employees;

(B)

any Contract entered into outside of the ordinary course of business which is both (i) reasonably expected to involve the payment or receipt in 2021 or any subsequent year of an amount in excess of $100,000, and (ii) not terminable by Grace on three (3) months’ notice or less;

(C)	any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of Grace in an amount in excess of $100,000;

(D)	any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of Grace valued at an amount in excess of $100,000;

(E)	any real property lease, rental or occupancy agreement under which Grace continues to have obligations or rights;

(F)

any Contract entered into outside of the ordinary course of business pursuant to which Grace (i) is granted or obtains or agrees to obtain any right to use any material technology or material Intellectual Property rights (excluding commercially available off-the-shelf software), (ii) is restricted in its right to use or register any material technology or material Intellectual Property rights owned by Grace, or (iii) permits or agrees to permit any other Person, to use, obtain, enforce or register any material technology or material Intellectual Property owned by Grace, including any license agreements, option agreements, and covenants not to sue;

(G)

except for any non-solicit obligations, any Contract that obligates Grace or its Affiliates not to compete with another Person, requires Grace to acquire any material product, asset or service exclusively from any other Person, or otherwise contractually restricts Grace from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

(H)

any Contract entered into since December 31, 2017 and for which on-going material obligations remain: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to Grace, (ii) relating to a material acquisition or disposition by Grace, (iii) relating to the acquisition, issuance or transfer of any securities of Grace or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

(I)	any Contract with any stockholder of Grace entered into since December 31, 2017.

(ii)	True, correct and complete copies of each Grace Material Contract in effect on the date hereof has been provided or otherwise made available to Acasti.

(iii)

Except as would not reasonably be expected to have a Material Adverse Effect on Grace, none of Grace, to the knowledge of Grace, any of the other parties thereto, is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any Grace Material Contract in any material respect, and Grace has not received or given any written notice of default under any Grace Material Contract which remains uncured. To the knowledge of Grace, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any Grace Material Contract or the inability of a party to any Grace Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on Grace. To the knowledge of Grace, no Person has challenged in writing the validity or enforceability of any Grace Material Contract.

(iv)

Other than pursuant to Grace Voting and Lock-Up Agreement with the Grace Specified Stockholders, there are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Grace is a party or, to the knowledge of Grace, with respect to any shares or other equity interests of Grace or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Grace.

(v)	As of the date of this Agreement, Grace has not received written notice of the termination of, or intent to terminate or otherwise fail to materially perform any Grace Material Contract.

(p)	Taxes.

(i)

Grace has duly and timely made or prepared (or has had prepared on its behalf) all material Returns required to be made or prepared by it and has duly and timely filed (or has had filed on its behalf) all material Returns required to be filed by it with the appropriate Governmental Authority (in each case taking into account extensions validly obtained). All such Returns are true, correct, and complete in all material respects.

(ii)

Grace has (A) duly and timely paid all material Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the Grace Financial Statements; (B) duly and timely withheld all material Taxes and other material amounts required by applicable Laws to be withheld by it (including any amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party) and has duly and timely remitted to the appropriate Governmental Authority such material Taxes and other material amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of sales or transfer Taxes, including sales, value added and federal, state or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such material amounts required by applicable Laws to be remitted by it.

(iii)

No audit, investigation, litigation, proposed adjustment or other Proceeding has commenced or has been asserted in writing or, to the knowledge of Grace, threatened with respect to material Taxes or material Returns of Grace, and Grace is not a party to any Proceeding for assessment, reassessment, or collection of material Taxes and no such Proceeding has been asserted or, to the knowledge of Grace, threatened against Grace or any of its respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to material Taxes assessed by any Governmental Authority against Grace or relating to material Returns of Grace or any other matters which could result in claims for material Taxes against Grace.

(iv)

There are no currently effective or pending material agreements, or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any material Taxes, the filing of any material Return, or the payment of any material Taxes by Grace.

(v)

Within the past 3 years, Grace has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(vi)

Grace does not have any liability for material Taxes of any other Person under any applicable Tax Law (including Treasury Regulation § 1.1502-6 or any similar provision of state, local, or non-US Tax law) or otherwise as a result of being a member of a affiliated, aggregate, consolidated, combined or unitary Tax group (other than a group of which Grace was the common parent), as transferee or successor, by contract or otherwise.

(vii)	There are no Liens for material Taxes on the property or assets of Grace other than

Permitted Liens.

(viii)

Grace has not acquired property from any Person in circumstances where Grace did or could become liable for any material Taxes of such Person that are currently due or may become due in the future. Grace has not entered into any agreement with, or provided any undertaking to (other than any agreement or undertaking entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), any Person pursuant to which it has assumed liability for the payment of material Taxes owing by such person that are currently due or may become due in the future.

(ix)

The unpaid Taxes of Grace (A) did not, as of the most recent Grace Financial Statements through the date of this Agreement, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the most recent Grace Financial Statements (other than in any notes thereto) and (B) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Grace in filing its Returns.

(x)	Grace has disclosed on its U.S. federal income Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(xi)	Grace has not been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

(xii)

Grace is not subject to any material Taxes in any jurisdiction outside of the United States and no claim has been made in writing by a Governmental Authority in a jurisdiction in which Grace does not currently file a Return that Grace is or may be subject to material Taxation by that jurisdiction.

(xiii)

Section 3.2(p)(xiii) of the Grace Disclosure Schedule lists all material federal, state, local, and non-U.S. Returns filed by Grace for the taxable periods ended on or after December 31, 2016, indicates those Returns that have been audited, and indicates those Returns that currently are the subject of audit. Grace has delivered to Acasti correct and complete copies of all federal income Tax Returns of Grace, examination reports issued to Grace, and statements of deficiencies assessed against or agreed to by Grace since December 31, 2016.

(xiv)

Grace is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (without taking into account Section 367 of the Code).

(xv)

Grace will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B)	use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(C)	“closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed prior to the Effective Time;

(D)	intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(E)	installment sale or open transaction disposition made prior to the Effective Time; or

(F)	prepaid amount received prior to the Effective Time.

(q)	Employment Agreements. Grace is not a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i)

any Employment Agreement with any current or, to the extent any liability remains outstanding, former director, officer, individual consultant or independent contractor or employee of Grace in excess of $100,000;

(ii)

any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of Grace, threatened application for certification, recognition or bargaining rights in respect of Grace;

(iii)	any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of Grace, except as would not be expected to have a Material Adverse Effect on Grace;

(iv)

any actual or, to the knowledge of Grace, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by Grace or the termination thereof except as would not be expected to have a Material Adverse Effect on Grace; or

(v)	non-compliance with any applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, disability rights, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and employee leave issues, in each case except as would not be expected to have a Material Adverse Effect on Grace.

(r)	Pension and Employee Benefits.

(i)

Section 3.2(r)(i) of the Grace Disclosure Letter sets forth a true, complete and correct list of each material employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each other material employee benefit or compensation plan, agreement, program, policy or arrangement, whether written or unwritten, including without limitation, any option, restricted share, restricted share unit, deferred share unit, stock purchase, phantom stock, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, medical or life insurance, retiree medical or life insurance, unemployment or severance compensation plan or health and welfare plan, or Employment Agreement, that is maintained, established, sponsored or contributed to (or required to be contributed to) by Grace for the benefit of, or that Grace is a party to with, any current or former (to the extent any liability remains outstanding) employee, individual consultant or independent contractor or director of, or other service provider to, Grace or any of their dependents or beneficiaries or with respect to which Grace would reasonably be expected to have any liability (each, without regard to any materiality qualifier contained above, a “Grace Plan”).

(ii)

With respect to each Grace Plan, Grace has provided or otherwise made available to Acasti in the Grace Data Room (A) a true and complete copy of such Grace Plan, including any amendments thereto; (B) latest annual report, if any; (C) each trust or other funding arrangement, (D) each summary plan description (if applicable), (E) the most recent IRS determination letter or opinion letter, as applicable, (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (G) written summaries of any non-written Grace Plan.

(iii)

Except as otherwise set forth in Section 3.2(r)(iii) of the Grace Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, other than as contemplated by Section 2.1 of this Agreement, (A) entitle any current or former employee, individual independent contractor, officer or director of Grace to termination or severance pay or any other payment or benefit, (B) accelerate the time of funding, payment or vesting, or increase the amount of compensation or benefit due any such current or former employee, individual independent contractor, officer or director, or (C) cause amounts payable or benefits provided to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code or result in any excise tax owing under Section 4999 of the Code. No current or former employee or individual independent contractor is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed upon such person.

(iv)

Each Grace Plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law. There are no pending, or to the knowledge of Grace, threatened material actions, suits, disputes or claims by or on behalf of any Grace Plan, by any employee or beneficiary covered under any such Grace Plan, as applicable, or otherwise involving any such Grace Plan (other than routine claims for benefits).

(v)

Each Grace Plan intended to qualify under Section 401(a) of the Code is the subject of an opinion or determination letter from the IRS upon which it can rely and, to the knowledge of Grace, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Grace Plan.

(vi)	No Grace Plan provides health or welfare post-retirement benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to current or former employees, individual independent contractors or directors or to the beneficiaries or dependents of such person, other than coverage mandated solely by applicable Law.

(vii)

Neither Grace, nor any Grace ERISA Affiliate, sponsors, contributes to or has any liability under, or in the past six years sponsored, contributed to or had liability under, (i) a plan subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(viii)	No Grace Plan is a “registered pension plan” as defined in s. 248(1) of the Tax Act.

(s)	Intellectual Property.

(i)

Section 3.2(s)(i) of the Grace Disclosure Letter sets forth a correct and complete list of all (A) issued Patents and Patent applications, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned or exclusively licensed by Grace in any jurisdiction in the world. Grace is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the record owner of each item of Intellectual Property set forth in Section 3.2(s)(i) of the Grace Disclosure Letter, and, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grace, no Intellectual Property set forth in Section 3.2(s)(i) of the Grace Disclosure Letter or required to be listed on Section 3.2(s)(i) of the Grace Disclosure Letter is or has been involved in any proceeding in which the scope, validity or enforceability thereof is being or has been contested or challenged, and to the knowledge of Grace, no such proceeding has been threatened with respect to any such Intellectual Property and there is no basis for any such proceeding with respect to any material Intellectual Property.

(ii)

Grace has good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Liens) or otherwise has the right to use, pursuant to a valid and enforceable written license, sublicense, or other agreement, all of the Intellectual Property necessary to enable operation of their business as presently conducted.

(iii)

To the knowledge of Grace, Grace’s conduct of its business as presently conducted has not and does not infringe upon, misappropriate or otherwise violate or make unlawful use of any material Intellectual Property rights of others. No person has asserted any written claim (or to the knowledge of Grace, any oral claim) (i) challenging or questioning Grace’s right, interest or title in any of the material Intellectual Property owned or purported to be owned by Grace or (ii) alleging infringement, misappropriation or violation of any material Intellectual Property owned or purported to be owned by Grace. None of the Intellectual Property owned or purported to be owned by Grace is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by Grace, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Intellectual Property owned or purported to be owned by Grace.

(iv)

To the knowledge of Grace, no third person has infringed upon, misappropriated, or otherwise violated or made unlawful use of any material Intellectual Property owned or purported to be owned by Grace, and no third person is currently infringing upon, misappropriating, or otherwise violating or making unlawful use of any material Intellectual Property owned by Grace.

(v)

Grace has taken reasonable security measures, consistent with practices in the industry in which Grace operates, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other confidential and technical information. All current and former employees, contractors, and consultants of Grace who have been involved in or contributed to the development of Intellectual Property owned or purported to be owned by Grace have executed written agreements (i) pursuant to which such individuals have assigned, or are required to assign, to Grace all of their rights in and to all inventions and Intellectual Property rights developed or conceived of in the course of their employment or engagement with Grace, and (ii) under which each such individual is obligated to maintain the confidentiality of Grace’s confidential information (any such agreement an “Grace IP Agreement”). To the knowledge of Grace, no employee, officer, director, consultant or advisor of Grace (x) has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property owned or purported to be owned by Grace, or (y) is in material violation of any Grace IP Agreement.

(vi)

To the knowledge of Grace, the information technology systems of Grace, including the relevant software and hardware, are reasonably secure against unauthorized access and have not suffered any material failure or security breach within the past two (2) years. Except as would not have or would not reasonably be expected to have a Material Adverse Effect on Grace, Grace is in compliance with any privacy policies and all Privacy Laws, as well as all contractual and legal requirements that are applicable to Grace’s operations pertaining to information privacy and security.

(t)	Regulatory Matters.

(i)

Since December 31, 2017, the businesses of Grace have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including, to the extent applicable (A) FDCA; (B) the PHSA; (C) the CFDA; (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, HIPAA, and any comparable state, provincial or local Laws; (F) the PMPRB; (G) the Orphan Act; (H) state or provincial licensing, disclosure and reporting requirements; (I) all Laws similar to the foregoing in all other jurisdictions; and (J) all binding rules and regulations issued under such Laws.

(ii)

Grace holds all material Regulatory Authorizations necessary for the lawful operations of its businesses and the import, testing, manufacturing, handling, storage, transportation, distribution, or export, as applicable, of each of its products. All such material Regulatory Authorizations are valid and in full force and effect or in the process of being obtained in the ordinary course of business. Since December 31, 2017, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grace. Grace is in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of Grace, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

(iii)

All pre-clinical and clinical investigations conducted or sponsored by Grace have been since December 31, 2017, and are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable the FDA Regulations and the federal and state Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Grace. Grace has not received any written notice, correspondence or other communication from FDA or any other Regulatory Authority since December 31, 2017 initiating or requiring, and is not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any clinical trial conducted or sponsored by Grace.

(iv)

All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to FDA or any other Regulatory Authority by Grace since December 31, 2017 have been so filed, maintained or furnished. To the knowledge of Grace, all such required reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no material liability exists with respect to such filing. Since December 31, 2017, neither Grace nor, to the knowledge of Grace, any officer, employee, agent or distributor of Grace, has made an untrue statement of a material fact or a fraudulent statement to FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to FDA or any other Regulatory Authority, or, to the knowledge of Grace, committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for FDA to invoke the Fraud Policy or any other Regulatory Authority to invoke any similar policy.

(v)

All statements, representations, summaries, meeting minutes, and other information that Grace and any of its officers, employees, or agents made, provided, or delivered to any individuals or entities regarding (i) the status or progress of any pre-clinical or clinical studies or (ii) any written or oral discussions with FDA and any other Regulatory Authority were truthful, accurate, and not misleading.

(vi)

Neither Grace nor any of its officers, employees, or agents have promoted, marketed, communicated, directed, implied, indicated, suggested, provided materials, or otherwise directly or indirectly caused any Person to reach the conclusion that Grace Products possess, are covered by, or are likely to obtain any Regulatory Authorizations that allow Grace Products to be used outside of clinical investigations or investigational uses.

(vii)

Grace has not received any written information from FDA or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before FDA or such other Regulatory Authority.

(viii)

Grace (A) is not party to or have any obligations under any settlement agreement entered into with any Regulatory Authority and (B) since December 31, 2017, has not been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in each case that would be expected to have a Material Adverse Effect on Grace.

(ix)

Neither Grace nor, to the knowledge of Grace, any officer, employee, agent or distributor of Grace, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Grace nor, to the knowledge of Grace, any officer, employee, agent or distributor of Grace, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act or any similar Law or program.

(x)

To the knowledge of Grace, each product or product candidate currently under development by Grace and which is subject to the CFDA, FDCA, or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, and/or distributed by or on behalf of Grace (each a “Grace Product”) is being or has been developed, imported, tested, manufactured, handled, stored, transported, distributed, or exported in material compliance with all applicable requirements under the CFDA, FDCA, and applicable state, provincial and similar

Laws and Regulatory Guidelines, including those relating to investigational use, special access, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports, security, and FDCA’s requirements on reporting and evaluation of adverse events during clinical investigations, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grace. To the knowledge of Grace, no employee of Grace responsible for management of the development, import, testing, manufacturing, handling, storage, transportation, distribution, or export of Grace Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(xi)

Grace has not, since December 31, 2017 received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, or other similar correspondence or notice from the FDA, state, provincial or any other Regulatory Authority and there is no action or proceeding pending or, to the knowledge of Grace, threatened (A) contesting the premarket approval of or the uses of any Grace Product (B) contesting the compliance with Law or Regulatory Guidelines of any facility where a Grace Product is developed, tested, manufactured, handled, stored, distributed or transported or (C) otherwise alleging any violation applicable to any Grace Product or manufacturing process of any Law or Regulatory Guidelines by Grace.

(xii)

Since December 31, 2017, Grace has not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “Dear Doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Grace Product. Grace is not aware of any facts which are reasonably likely to cause, and Grace has not received any written notice that FDA or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any Grace Product, or (B) a termination, suspension, or injunction of the manufacture, marketing, storage or distribution of any Grace Products. Grace has complied in all material respects with all recalls, market withdrawals or other corrective action and has no obligation or liability with respect to any recall, market withdrawal or corrective action.

(u)

Books and Records. The corporate records and minute books of Grace a have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders except that minutes of certain recent meetings of the Grace Board of Directors or committees thereof have not been finalized as of the date hereof. The financial books, records and accounts of Grace (i) have in all material respects been maintained in accordance with good business practices and in accordance with U.S. GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, and (ii) accurately and fairly reflect the basis for the consolidated financial statements of Grace. All such corporate records and minute books of Grace have been provided or otherwise made available to Acasti.

(v)

Grace Board of Directors Approval. The Grace Board of Directors has determined that this Agreement, and the Merger are fair to Grace Stockholders and are in the best interests of Grace, has approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and, subject to Section 6.4, has resolved to recommend that Grace Stockholders vote in favor of the adoption of this Agreement.

(w)

Environmental Matters. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Grace is now and has been since December 31, 2017 in compliance with all, and have not violated any, applicable Environmental Laws;

(ii) there is no Environmental Claim pending or, to the knowledge of Grace, threatened against Grace, to the knowledge of Grace, against any Person whose liability for such Environmental Claims Grace has retained or assumed either contractually or by operation of law, and to the knowledge of Grace there are no actions, activities, circumstances, facts, conditions, events or incidents that would reasonably be expected to give rise to such Environmental Claims; (iii) no property currently or formerly owned, leased or operated by Grace (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remedial, investigation or cleanup activities by Grace or by any Person whose liability for such Environmental Claims Grace has or may have retained or assumed either contractually or by operation of law; (iv) Grace is not subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) Grace has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing.

(x)

Insurance. Section 3.2(x) of the Grace Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all material insurance policies owned by Grace. All current insurance policies and contracts of Grace are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. Grace has not received notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of Grace, have any claims been denied under any current insurance policies, and, to the knowledge of Grace, no threat has been made to cancel any insurance policy or contract of Grace as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

(y)

Grace Stockholder Approval. The only vote or written consent of the stockholders of Grace required to adopt this Agreement and approve the Merger is the Grace Stockholder Approval. No other vote or consent of the stockholders of Grace is required by Law, the constating documents of Grace or otherwise to adopt this Agreement and approve the Merger.

(z)

Brokers and Finders. Except for William Blair & Company, L.L.C., Grace has not used any broker or finder in connection with the transactions contemplated hereby, and no other broker, finder or investment banker is entitled to any fee or commission from Grace in connection with the transactions contemplated hereby, and no Person is or may become entitled to receive any fee or other amount from Grace in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with Grace’s financial advisor in connection with the Transaction has been provided to Acasti and has not been subsequently amended, waived or supplemented.

(aa)

Regulatory Filings. No HSR Act filing is required because Grace is its own “ultimate parent entity” as defined under 16 C.F.R. § 801.1(a)(3), and Grace does not meet the thresholds described in 15 U.S.C. §§ 18a(a)(2)(B)(ii)(II) or 18a(a)(2)(B)(ii)(III).

(bb)

No Other Representations and Warranties. Except for the representations and warranties made by Acasti in Section 3.1, Grace acknowledges that neither Acasti nor any other Person makes any express or implied representation or warranty with respect to Acasti or any of the Acasti Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and agrees that Acasti disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Acasti in Section 3.1, Grace acknowledges that neither Acasti nor any other Person makes or has made any representation or warranty to Grace or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Acasti, any of the Acasti Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Grace or any of its Representatives in the course of their due diligence investigation of Acasti, the negotiation of this Agreement or the consummation of the Transaction, including the accuracy, completeness or currency thereof, and Grace agrees that neither Acasti nor any other Person will have any liability to Grace or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

3.3	Survival of Representations and Warranties

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Merger and will expire and be terminated on the earlier of the Effective Time and, subject to the obligation to make any payment hereunder pursuant to Section 7.2, the date on which this Agreement is terminated in accordance with its terms. This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Closing or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4

COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1	Covenants of Acasti

Except as disclosed in Section 4.1 of the Acasti Disclosure Letter, Acasti covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Grace otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or expressly permitted or specifically contemplated by this Agreement or as is required by applicable Law or Order:

(a)

the respective businesses of Acasti and the Acasti Subsidiaries will be conducted, their respective facilities will be maintained, and Acasti and the Acasti Subsidiaries will continue to operate their respective businesses only in the ordinary course of business;

(b)

Acasti and the Acasti Subsidiaries will comply in all material respects with the terms of all Acasti Material Contracts and Acasti will use its commercially reasonable efforts to maintain and preserve intact Acasti’s and Acasti Subsidiaries’ respective business organizations, assets, Permits, properties, rights, goodwill and business relationships and keep available the services of Acasti’s and Acasti Subsidiaries’ respective officers and employees as a group;

(c)	Acasti will not, and will cause its Subsidiaries not to, directly or indirectly:

(i)

alter or amend its notice of articles, articles, charter, by-laws or other constating documents, except to alter or amend by-laws or other constating documents of MergerCo as may be required to effect the Transaction;

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Acasti Shares (whether in cash or property);

(iii)	split, divide, consolidate, combine or reclassify the Acasti Shares or any other securities of Acasti (other than the Acasti Reverse Split);

(iv)

other than under Acasti’s existing at-the-market equity offering program in accordance with a sales agreement dated June 29, 2020, issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Acasti Shares or other securities of Acasti or the Acasti Subsidiaries (including options or any equity-based or equity-linked awards such as restricted shares, restricted or deferred share units, deferred shares, bonus shares, other share-based awards or phantom share plans), which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, the Acasti Shares, other than the issuance of the Acasti Shares issuable pursuant to (A) the Merger; (B) the exercise of the Acasti Options outstanding on the date hereof; or (C) the issuance of Acasti Shares pursuant to the Acasti Warrants;

(v)

(A) increase the compensation or benefits of any of the current or former directors or executive officers of Acasti or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (in each case, other than in the ordinary course of business consistent with past practice or as required pursuant to applicable law or the terms of any Acasti Plan as in effect as of the date hereof), (B) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation (including bonuses) or benefits under any Acasti Plan, (D) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any Acasti Plan or any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan, agreement or policy with or for the benefit of any director, individual independent contractor, officer or employee, (E) other than routine business and travel expense advances, loan any money or other property to any director, individual independent contractor, officer or employee, or (F) hire any new, or terminate (other than for cause) any employee at the level of vice president or above;

(vi)

redeem, purchase or otherwise acquire any outstanding Acasti Shares or other securities convertible into or exchangeable or exercisable for Acasti Shares, other than in transactions between two or more wholly-owned Subsidiaries of Acasti or between Acasti and a wholly-owned Subsidiary of Acasti;

(vii)	amend the terms of any securities of Acasti or any of its Subsidiaries;

(viii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Acasti or any of its Subsidiaries;

(ix)	reorganize, amalgamate or merge with any other Person;

(x)

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable Laws or U.S. GAAP;

(xi)

except as contemplated hereby or in connection with any transactions contemplated hereby, sell, pledge, lease, license, abandon or dispose of any assets or properties of Acasti (including the shares or other equity securities of any Subsidiary of Acasti) or of any of its Subsidiaries having a value greater than $200,000 in the aggregate;

(xii)

(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities (other than investments made in accordance with the Acasti Treasury Policy, a copy of which has been provided to Grace), contribution of capital, property transfer, or purchase of any property or assets of any other Person that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $200,000 in the aggregate; or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xiii)

incur any indebtedness, other than trade payables in the ordinary course of business, enter into any hedging, derivative or swap transaction or Contract, or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances;

(xiv)

pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Acasti Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding where such waivers, releases, assignments, settlements or compromises exceed $200,000 in the aggregate or in any case would entail any non-monetary damages;

(xv)	settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Transaction;

(xvi)	enter into any material new line of business, enterprise or other activity;

(xvii)	expend or commit to expend any amounts with respect to capital expenses, where such expenditures or commitments exceed 200,000 in the aggregate;

(xviii)

(x) enter into any contract that would, if entered into prior to the date hereof, be an Acasti Material Contract, (y) materially modify, materially amend or terminate any Acasti Material Contract or waive, release or assign any material rights or claims thereunder or (z) engage in any transaction or series of transactions with an Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Securities Act;

(xix)

except as otherwise required by applicable Law, (t) make, change, revoke or rescind in any manner that is material any election relating to Taxes, (u) settle or compromise any Tax controversy or similar Proceeding relating to a material amount of Taxes, (v) make any material amendment with respect to any Return, (w) change any method of Tax accounting or change in annual Tax accounting period, (x) enter into any material agreement with a Governmental Authority with respect to Taxes, (y) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or (z) surrender any right to claim a material Tax refund;

(xx)	materially reduce the amount of insurance coverage or fail to renew any material insurance policies;

(xxi)	take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger;

(xxii)	negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

(xxiii)

except in the ordinary course of business, abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any material Intellectual Property owned by Acasti and the Acasti Subsidiaries; or

(xxiv)	enter into, modify or terminate any Contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing.

(d)	Acasti will promptly notify Grace in writing of the occurrence of any event which would have or would reasonably be expected to have a Material Adverse Effect with respect to Acasti.

Nothing in this Section 4.1 shall give Grace the right to control, directly or indirectly, the operations or the business of Acasti or any Acasti Subsidiary at any time prior to the Closing.

4.2	Covenants of Grace

Except as disclosed in Section 4.2 of the Grace Disclosure Letter, Grace covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Acasti otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or expressly permitted or specifically contemplated by this Agreement or as is required by applicable Law or Order:

(a)	the businesses of Grace will be conducted, their respective facilities will be maintained, and Grace will continue to operate its businesses only in the ordinary course of business;

(b)

Grace will comply in all material respects with the terms of all Grace Material Contracts and Grace will use its commercially reasonable efforts to maintain and preserve intact Grace’s business organizations, assets, Permits, properties, rights, goodwill and business relationships and keep available the services of Grace’s officers and employees as a group;

(c)	Grace will not, directly or indirectly:

(i)

alter or amend its certificate of incorporation, by-laws or other governing documents, except to alter or amend by-laws or other governing documents of Grace as may be required to effect the Transaction;

(ii)

declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its equity securities except the payment of interest or other amounts as and when due pursuant to the terms of Grace Notes;

(iii)	split, divide, consolidate, combine or reclassify Grace Shares or any other securities of Grace;

(iv)

issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Grace Shares or other securities of Grace (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, the Grace Shares;

(v)

(A) increase the compensation or benefits of any of the current or former directors or executive officers of Grace or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (in each case, other than in the ordinary course of business consistent with past practice or as required pursuant to applicable Laws, or the terms of any Grace Plan as in effect as of the date hereof), (B) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (C) except as contemplated pursuant to Section 2.1 of this Agreement, accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation (including bonuses) or benefits under any Grace Plan, (D) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any Grace Plan or any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan, agreement or policy with or for the benefit of any director, individual independent contractor, officer or employee, (E) other than routine business and travel expense advances, loan any money or other property to any director, individual independent contractor, officer or employee, or (F) hire any new, or terminate (other than for cause) any employee at the level of vice president or above;

(i)	redeem, purchase or otherwise acquire any outstanding Grace Shares or other securities convertible into or exchangeable or exercisable for Grace Shares;

(ii)	amend the terms of any securities of Grace;

(iii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Grace;

(iv)	reorganize, amalgamate or merge with any other Person;

(v)

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable Laws or U.S. GAAP;

(vi)

except for sales in the ordinary course of business, or as contemplated hereby or in connection with any transactions contemplated hereby, sell, pledge, lease, license, abandon or dispose of any assets or properties of Grace having a value greater than $100,000 in the aggregate;

(vii)

(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $100,000 in the aggregate; or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(viii)

incur any indebtedness, other than trade payables in the ordinary course of business, enter into any hedging, derivative or swap transaction or Contract, or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances;

(ix)

pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Grace Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding where such waivers, releases, assignments, settlements or compromises exceed $100,000 in the aggregate or in any case would entail any non-monetary damages;

(x)	settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Transaction;

(xi)	enter into any material new line of business, enterprise or other activity;

(xii)	expend or commit to expend any amounts with respect to capital expenses, where such expenditures or commitments exceed $100,000 in the aggregate;

(xiii)

(x) enter into any contract that would, if entered into prior to the date hereof, be a Grace Material Contract, (y) materially modify, materially amend or terminate any Grace Material Contract or waive, release or assign any material rights or claims thereunder or (z) engage in any transaction or series of transactions with an Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Securities Act;

(xiv)

except as otherwise required by applicable Law, (t) make, change, revoke or rescind in any manner that is material any election relating to Taxes, (u) settle or compromise any Tax controversy or similar Proceeding relating to a material amount of Taxes, (v) make any material amendment with respect to any Return, (w) change any method of Tax accounting or change in annual Tax accounting period, (x) enter into any material agreement with a Governmental Authority with respect to Taxes, (y) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or (z) surrender any right to claim a material Tax refund;

(xv)	materially reduce the amount of insurance coverage or fail to renew any material insurance policies;

(xvi)	take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger;

(xvii)	negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

(xviii)	except in the ordinary course of business, abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any material Intellectual Property owned by Grace; or
(xix)	enter into, modify or terminate any Contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing.

(d)	Grace will promptly notify Acasti in writing of the occurrence of any event which would have or would reasonably be expected to have a Material Adverse Effect with respect to Grace.

Nothing in this Section 4.2 shall give Acasti or any Acasti Subsidiary the right to control, directly or indirectly, the operations or the business of Grace at any time prior to the Closing.

ARTICLE 5

ADDITIONAL COVENANTS

5.1	Access to Information; Confidentiality

Subject to compliance with applicable Laws and Orders and the terms of any existing Contracts, each Party shall, and shall cause its respective wholly-owned Subsidiaries to, afford to the other Parties and their respective Representatives, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, continuing access to its virtual data rooms, and reasonable access, during normal business hours and upon reasonable notice, to its businesses, properties, books and records and such other data and information as a Party may reasonably request, as well as to the other Party’s and its Subsidiaries’ personnel, subject, however, to such access not interfering with the ordinary conduct of its businesses. Notwithstanding the foregoing, if the terms of any Law, Order or Contract shall limit a Party’s right to access the information pursuant to this Section 5.1, the other Party shall use its commercially reasonable efforts to (i) obtain any consents from a third party to provide such access or information or (ii) develop an alternative to providing such access or information to a Party so as to address such lack of access or information in a manner reasonably acceptable to the receiving Party. Notwithstanding anything herein to the contrary, the foregoing shall not require any disclosure that would reasonably be expected, as a result of such disclosure, to have the effect of causing the waiver of any attorney-client and work product privileges. Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 5.1, or otherwise pursuant to this Agreement or in connection with the Transaction, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement, but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect. No investigation shall affect either Party’s representations, warranties or covenants contained herein, or limit or otherwise affect the remedies available to any Party pursuant to this Agreement.

5.2	Consents and Approvals

(a)

Subject to the terms and conditions of this Agreement (including Section 5.2(e)), each Party shall, and shall cause its wholly-owned Subsidiaries to, use commercially reasonable efforts to assist and cooperate with the other Party in taking necessary actions to consummate and make effective the Transaction as promptly as practicable, including:

(i)	as promptly as practicable, obtain from any Governmental Authority all waivers, consents, clearances and approvals required to consummate the Transaction;

(ii)	as promptly as reasonably practicable, make all filings and submissions that are required to consummate the Transaction and thereafter make other required or appropriate submissions; and

(iii)

as promptly as reasonably practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals required or necessary to consummate the Transaction; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Acasti and Grace or any of their respective Subsidiaries be required to pay, prior to the Closing, any fee, penalty or other consideration to any third party for any waiver, consent or approval required in connection with the consummation of the Transaction (other than any filing or other fees payable to any Governmental Authority with respect to any waiver, consent, clearance or approval required or necessary to consummate the Transaction, all of which such fees shall be split evenly between Acasti and Grace).

(b)

Subject to the terms and conditions hereof, including Section 5.2(e), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to (i) provide such notices and obtain such waivers, consents, clearances and approvals as are required or necessary to consummate the Transaction under the applicable federal, provincial, state or foreign Law designed to prohibit, restrict or regulate actions relating to monopolization or restraint of trade or foreign investment (collectively, “Relevant Laws”), and (ii) respond to any requests of any Governmental Authority for information or documentary material under any Relevant Law. The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Relevant Law prior to their submission.

(c)

Each of Acasti and Grace shall: (i) promptly advise each other of any written or oral communication (including communications received by their respective Subsidiaries) from any Governmental Authority or third party from whom a waiver, consent or approval is required or necessary to consummate the Transaction; (ii) not participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the Transaction unless it attempts to consult with the other Party in advance, and, unless prohibited by such Governmental Authority, gives the other Party the reasonable opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its staff, on the other hand, with respect to this Agreement and the Transaction and upon request by the other Party, except that materials may be redacted as necessary to address reasonable privilege, competitively sensitive information, or confidentiality concerns.

(d)	Each Party will provide as promptly as reasonably practicable such information as may be requested by a Governmental Authority following any such filing or notification.

(e)

In furtherance and not in limitation of the other covenants contained in this Section 5.2, but subject to the last sentence of this Section 5.2(e), each of Acasti and Grace agrees to take, or cause to be taken (including by its Subsidiaries), reasonable steps and to cause to be made (including by its Subsidiaries), any reasonably undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Relevant Law with respect to the Merger, and to avoid or eliminate each and every impediment under any Relevant Law that may be asserted by any Governmental Authority with respect to the Merger, so as to enable the Effective Time to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, Acasti or Grace (or any of their Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their Subsidiaries) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either Acasti or Grace (a “Restraint”).

5.3	Preparation of Proxy Statement and Registration Statements

(a)

As promptly as reasonably practicable following the date hereof (but in no event later than June 30, 2021), each of the Parties shall cooperate in preparing and Acasti shall cause to be filed with the SEC (and, if applicable, any other Governmental Authority) (i) mutually acceptable proxy materials which shall constitute the proxy statement relating to the matters to be submitted to Acasti Shareholders at the Acasti Meeting or to be submitted to the Grace Stockholders to solicit the Grace Stockholder Written Consent (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and (ii) a registration statement on Form S-4 (of which the Proxy Statement will form a part) with respect to the issuance of Acasti Shares in respect of the Merger (the “Form S-4”). Acasti covenants and agrees that each of the Form S-4, the Proxy Statement, including any pro forma financial statements included therein (and the letter to shareholders, notice of meeting and form of proxy included therewith), and any other document filed or furnished by Acasti on EDGAR or SEDAR will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Grace covenants and agrees that the information supplied by Grace in writing to Acasti for inclusion in the Form S-4, the Proxy Statement or any other documents that Acasti has identified to Grace will be filed or furnished by Acasti on EDGAR or SEDAR will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)

Acasti will provide legal counsel to Grace with a reasonable opportunity to review and comment on drafts of the Proxy Statement, Form S-4 and other documents related to the Acasti Meeting prior to filing such documents with applicable Governmental Authorities and mailing such documents to the Acasti Shareholders. Acasti will include in the Proxy Statement, Form S-4 or such other documents all comments reasonably and promptly proposed by Grace or its legal counsel, provided, however, that all information relating to Grace included in the Proxy Statement shall be in form and content satisfactory to Grace, acting reasonably, and all information relating to Acasti and its Subsidiaries included in the Proxy Statement shall be in form and content satisfactory to Acasti, acting reasonably.

(c)

Each Party shall use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC (and, if applicable, any other Governmental Authority), the Form S-4 to be declared effective by the SEC (and, if applicable, any other Governmental Authority) and to keep the Form S-4 effective as long as is necessary to consummate the Merger. As promptly as practicable after such clearance, Acasti shall cause the Proxy Statement and other documentation required in connection with the Acasti Meeting to be sent to each Acasti Shareholder, as required by applicable Laws. Acasti shall, as promptly as practicable after receipt thereof, provide Grace with copies of any written comments and advise Grace of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC.

(d)

Each Party shall use its commercially reasonable efforts to ensure that the Proxy Statement complies in all material respects with applicable Laws. Acasti shall cooperate and provide Grace with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or the Form S-4 and any response to comments of the SEC on the Proxy Statement or Form S-4, in each case, prior to filing such documents with the SEC.

(e)

Each Party shall use all commercially reasonable efforts to take any action required to be taken by it under any applicable Laws as may be necessary or desirable in order to complete the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock and options as may be reasonably requested in connection with any such action. Acasti shall advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Acasti Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC (or, if applicable, any other Governmental Authority) for amendment of the Proxy Statement or the Form S-4.

(f)

If, at any time prior to the Closing, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by any Party, and such information should be set forth in an amendment or supplement to the Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed by Acasti with the SEC and by Acasti with the Canadian securities regulators (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to the Acasti Shareholders and Grace Stockholders, as applicable. For the avoidance of doubt, in connection with an Acasti Change of Recommendation or a Grace Change of Recommendation, Acasti may amend or supplement the Proxy Statement to reflect the Acasti Change of Recommendation or the Grace Change of Recommendation, as the case may be, and any information reasonably related thereto.

(g)	The Proxy Statement shall include:

(i)	unless Acasti shall have effected an Acasti Change of Recommendation in accordance with the terms of this Agreement, the Acasti Recommendation and the reasons for the Acasti Recommendation and; and

(ii)	unless Grace shall have effected a Grace Change of Recommendation in accordance with the terms of this Agreement, the Grace Recommendation and the reasons for the Grace Recommendation.

5.4	Acasti Shareholder Meeting and Grace Stockholder Written Consent

(a)

Subject to the terms of this Agreement, Acasti shall duly take all lawful action to call, give notice of, convene and hold the Acasti Meeting in accordance with the constitutional documents of Acasti and applicable Law, as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the Acasti Shareholder Approval and the Acasti Equity Plan Approval in accordance with the applicable Laws and this Agreement. Acasti shall establish a record date for the Acasti Meeting and shall commence a broker search pursuant to Section 14a-13 of the 1934 Exchange Act as promptly as practicable following the initial filing of the Form S-4 and shall schedule the Acasti Meeting to be held as promptly as practicable after the Form S-4 has been declared effective by the SEC but in no event later than forty-five (45) days of the initial mailing of the Proxy Statement.

(b)

Subject to the terms of this Agreement, Grace shall duly take all lawful action to obtain the approval by written consent (in form reasonably acceptable to Acasti) from Grace Stockholders in lieu of a meeting (pursuant to Section 228 of the DGCL) for purposes of (i) adopting and approving this Agreement and the Transaction, (ii) acknowledging that the approval given thereby is irrevocable and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (the “Grace Stockholder Written Consent”). Grace shall use its commercially reasonable efforts to distribute such written consent to the Grace Stockholders within two (2) Business Days of the date the SEC declares the Form S-4 effective and to obtain the Grace Stockholder Approval within five (5) Business Days of the date the SEC declares the Form S-4 effective in accordance with the provisions of the 1933 Securities Act. Under no circumstances shall Grace assert that any other approval or consent is necessary by the Grace Stockholders to approve this Agreement and the Transaction.

(c)

Subject to the terms of this Agreement (including Section 6.4), unless Grace shall have effected a Grace Change of Recommendation in accordance with the terms of this Agreement, Grace shall use its commercially reasonable efforts to solicit from Grace Stockholders consents in favor of the Grace Stockholder Approval in the form of the Grace Stockholder Written Consent and take all other actions that are reasonably necessary or desirable to obtain the approval of the Merger and this Agreement by Grace Stockholders, and keep Acasti apprised, with respect to such solicitation and other actions.

(d)

Subject to the terms of this Agreement (including Section 6.2), unless Acasti shall have effected an Acasti Change of Recommendation in accordance with the terms of this Agreement, Acasti shall use its commercially reasonable efforts to solicit from the Acasti Shareholders proxies in favor of the Acasti Shareholder Approval and the Acasti Equity Plan Approval including, if reasonably requested by Grace, using the services of investment dealers and proxy solicitation agents, to solicit proxies in favor of the Acasti Shareholder Approval and the Acasti Equity Plan Approval and take all other actions that are reasonably necessary to obtain the Acasti Shareholder Approval and the Acasti Equity Plan Approval. Acasti shall ensure that all proxies solicited in connection with the Acasti Shareholder Approval and the Acasti Equity Plan Approval are solicited in material compliance with all applicable Laws. Upon obtaining the Acasti Shareholder Approval and the Acasti Equity Plan Approval, Acasti, in its capacity as the sole stockholder of MergerCo, shall approve the Merger.

(e)

Unless there has been an Acasti Change of Recommendation in accordance with Section 6.2, neither the Acasti Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Grace), or propose publicly to withdraw (or modify in any manner adverse to Grace), the Acasti Recommendation.

(f)

Unless there has been a Grace Change of Recommendation in accordance with Section 6.4, neither the Grace Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Acasti), or propose publicly to withdraw (or modify in any manner adverse to Acasti), the Grace Recommendation.

(g)

Acasti shall, prior to the Acasti Meeting, keep Grace reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Acasti Meeting, and in any event shall provide such number promptly upon the request of Grace or its Representatives.

(h)

Acasti shall be permitted to adjourn, delay or postpone convening the Acasti Meeting (A) if in the good faith judgment of the Acasti Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Acasti Meeting would reasonably be likely expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors under applicable Laws or would not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Proxy Statement or Form S-4, (B) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the Acasti Shareholder Approval or the Acasti Equity Plan Approval, or (C) to allow additional time for solicitation of proxies for purposes of obtaining a quorum or the Acasti Shareholder Approval or Acasti Equity Plan Approval, as applicable; provided that such adjournments, delays or postponements shall together last for no more than twenty (20) Business Days, subject to the mutual consent of the Parties.

5.5	Covenants of Acasti Regarding the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Acasti will perform all obligations required to be performed by Acasti under this Agreement, cooperate with Grace in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Transaction including:

(a)	subject to Section 9.5, publicly announcing the entering into of this Agreement, the support of the Acasti Board of Directors of the Transaction and the Acasti Recommendation;

(b)

using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against Acasti challenging or affecting this Agreement or the completion of the Transaction; and

(c)

taking all necessary actions and causing MergerCo to take all necessary actions to give effect to the Merger, including to provide the Exchange Agent with sufficient Merger Consideration to complete the Merger as provided herein.

5.6	Covenants of Grace Regarding the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Grace shall and shall cause each of its Subsidiaries to, perform all obligations required to be performed by it under this Agreement, cooperate with Acasti in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Transaction including:

(a)	subject to Section 9.5, publicly announcing the entering into of this Agreement, the support of the Grace Board of Directors of the Transaction and the Grace Recommendation;

(b)

using commercially reasonably efforts to defend all lawsuits or other legal, regulatory or other Proceedings against Grace challenging or affecting this Agreement or the completion of the Transaction; and

(c)	taking all necessary actions to give effect to the Merger.

5.7	Acasti Guarantee

Acasti hereby unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with MergerCo for the due and punctual performance of each and every obligation of MergerCo arising under this Agreement and the Transaction.

5.8	Indemnification and Insurance

(a)

Each of Acasti and Grace agrees that all rights to indemnification or exculpation now existing in favor of the present and former directors and officers of Acasti, Grace or of any of their respective Subsidiaries (each such present or former director or officer (i) of Grace being referred to as an “Grace Indemnified Party”, and (ii) of Acasti being herein referred to as a “Acasti Indemnified Party” and each Grace Indemnified Party and Acasti Indemnified Party being an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the governing documents of Acasti, Grace or any of their respective Subsidiaries or any Contract by which Acasti, Grace or any of their respective Subsidiaries is bound and which is in effect as of the date hereof, will survive the completion of the Transaction and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Closing, for the period currently contemplated therein.

(b)

Effective from and after the Closing Date, Acasti shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date and which, for the avoidance of doubt, shall provide coverage from and after the Closing Date for the individuals designated by Grace to serve on the Acasti Board of Directors, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Acasti.

(c)

The covenants contained in this Section 5.8 are intended to be for the irrevocable benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs, executors, administrators and other legal representatives and shall not be deemed exclusive of any other rights which an Indemnified Party has under Law, Contract or otherwise, and shall be binding on Acasti and its successors and assigns. Acasti will act as agent and trustee for the Acasti Indemnified Parties not a party to this Agreement for the covenants of Grace and Acasti under this Section 5.8, and Acasti agrees to accept such appointment and to hold and enforce the obligations and covenants on behalf of each such person. Grace will act as agent and trustee for Grace Indemnified Parties not a party to this Agreement for the covenants of Acasti under this Section 5.8, and Grace agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person.

(d)

If Acasti, Grace or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Acasti shall ensure that any such successor or assign assumes all of the obligations set forth in this Section 5.8.

5.9	Rule 16b-3 Actions

Prior to the Closing, Acasti and Grace shall take all such steps as may be required to cause (a) any dispositions of Grace Shares (including derivative securities with respect to Grace Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Grace immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act and (b) any acquisitions of Acasti Shares (including derivative securities with respect to Acasti Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Acasti to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

5.10	Stock Exchange Listing

(a)

Acasti shall use all reasonable best efforts to (i) maintain its existing listing on NASDAQ until the Effective Time and, to the extent required by NASDAQ rules and regulations, to obtain approval of the listing of the combined corporation on NASDAQ, (ii) effect the Acasti Reverse Split if Acasti deems it necessary or advisable in order to obtain or maintain the listing of the Acasti Shares on NASDAQ and (iii) to the extent required by NASDAQ Marketplace Rule 5110, file an initial listing application for the Acasti Shares on NASDAQ and cause such listing application to be conditionally approved before the Effective Time.

(b)

Acasti shall use all reasonable best efforts to cause the Acasti Shares issued as Merger Consideration to be approved for listing on NASDAQ, subject only to official notice of issuance, prior to the Closing.

(c)

The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NASDAQ rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between NASDAQ and such Party or its Representatives. Acasti agrees to pay all NASDAQ fees associated with any action contemplated by this Section 5.10(a) and (b).

5.11 Takeover Statutes

If any anti-takeover statute or similar statute or regulation is or may become applicable to the Transaction, each of the Parties and its respective Affiliates shall (a) grant such approvals and take all such actions as are legally permissible so that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the Transaction.

5.12 Board of Directors and Officers

Acasti and Grace shall use reasonable best efforts to take such action to cause, as of the Effective Time and continuing until the 2022 annual general meeting of Acasti and subject to the terms and conditions of the Grace Voting and Lock-Up Agreements (including with respect to board nominations and voting for the 2022 annual general meeting of Acasti), the Acasti Board of Directors to consist of (i) two (2) individuals designated by Grace in Schedule 5.12, (ii) one (1) individual designated by Grace Stockholders representing a majority of the Acasti Shares held by such Grace Stockholders at the relevant time and eligible under applicable corporate and securities Laws, to be appointed by the Acasti Board of Directors following the Effective Time, as promptly as practicable upon such designation (the “Additional Grace Nominee”), and (iii) four (4) individuals designated by Acasti in Schedule 5.12. The individuals to be nominated by Grace or Grace Stockholders, as applicable as provided above, shall meet eligibility requirements under applicable corporate and securities Laws, and two (2) out of three (3) of such individuals, including the Additional Grace Nominee, shall be “independent” within the meaning of the applicable rules and regulations of the SEC, Canadian Securities Laws and the applicable director independence standards of NASDAQ and the TSXV (as applicable) as then in effect. To the extent that the approval of the Acasti Shareholders necessary to effect the board composition reflected in the preceding sentence (other than the appointment of the Additional Grace Nominee) is not obtained prior to the Closing, then Acasti shall take all actions necessary so that, as of the Effective Time and continuing until the 2022 annual general meeting of Acasti and subject to the terms and conditions of the Grace Voting and Lock-Up Agreements (including with respect to board nominations and voting for the 2022 annual general meeting of Acasti), the Acasti Board of Directors shall consist of (i) two (2) individuals designated by Grace in Schedule 5.12, (ii) the Additional Grace Nominee (as promptly as practicable upon the designation of such nominee as provided above), and (iii) four (4) individuals designated by Acasti in Schedule 5.12. If any of the individuals designated by Acasti or Grace (the “Original Designee”) is unable or unwilling to serve as director, the party designating such individual shall designate a successor, provided, however, the parties acknowledge that so long as Acasti remains a public reporting company, the Acasti Board of Directors will continue to satisfy applicable securities Laws, including, without limitation, maintaining an independent audit committee and independent nomination and compensation committees (or the applicable equivalent), and the nominations by Grace and Acasti hereunder will allow Acasti to comply with such applicable Law. Each new member of the Acasti Board of Directors that was not a member of the Acasti Board of Directors immediately prior to the Effective Time shall enter into an indemnification agreement with Acasti, on a form to be mutually agreed between Acasti and Grace (and absent such agreement, on Acasti’s form indemnification agreement), which shall become effective as of the Effective Time. Jan D’Alvise shall be elected Chief Executive Officer of Acasti as of the Effective Time.

5.13	Grace Debt

Prior to the Effective Time, Grace shall take all actions that are required under the Grace Debt Instruments to convert or exchange all issued and outstanding Grace Notes (including any accrued interest) into the number of Grace Shares required pursuant to the terms of such Grace Notes (the “Grace Debt Conversion”), which Grace Shares shall be converted into the Merger Consideration pursuant to Section 2.1(e) and which Grace Notes shall be cancelled by Grace upon completion of the Grace Debt Conversion.

5.14	Allocation Certificates

(a)

Acasti will prepare and deliver to Grace at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer or Chief Executive Officer of Acasti (or, if there is no Chief Financial Officer, the principal accounting officer for Acasti) in a form reasonably acceptable to Grace, setting forth, as of immediately prior to the Effective Time, the total number of Acasti Shares outstanding immediately prior to the Effective Time expressed on a fully-diluted basis and as-converted-to Acasti Shares basis, broken down by outstanding Acasti Shares and the shares underlying the Acasti Equity Plans, the Acasti Warrants, the Acasti Options and other relevant securities, and any other information of Acasti necessary to complete the calculations set forth in the Exchange Ratio Calculation Spreadsheet.

(b)

Grace will prepare and deliver to Acasti at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer or Chief Executive Officer of Grace in a form reasonably acceptable to Acasti setting forth, as of immediately prior to the Effective Time, (i) each holder of Grace Shares; (ii) such holder’s name and address; (iii) the number of Grace Shares held as of the immediately prior to the Effective Time for each such holder; and (iv) any other information of Grace necessary to complete the calculations set forth in the Exchange Ratio Calculation Spreadsheet.

5.15	Stockholder Litigation

Each Party shall promptly notify the other Party in writing, and conduct and control the settlement and defense, of any stockholder litigation brought or threatened against such Party or any of its directors and officers relating to or challenging this Agreement or the consummation of the Transaction; provided that prior to Closing, such Party shall (a) consult with the other Party with respect to any such stockholder litigation and in good faith take any comments of the other Party into account with respect to such stockholder litigation, and (b) keep the other Party reasonably apprised of any material developments in connection with, any such stockholder litigation.

5.16	Employee Matters.

(a)

Acasti or the Surviving Company shall provide the Grace employees as of the Effective Time (the “Continuing Employees”) with “at will” employment with compensation and employee benefits that are substantially comparable in the aggregate to the compensation and employee benefits made available to such Continuing Employees immediately prior to the Effective Time.

(b)

With respect to any Acasti Plan in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Acasti shall use its commercially reasonable efforts to: (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the Continuing Employees and their eligible dependents, (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a benefit plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Grace Plan in which the Continuing Employee participated immediately prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans for the plan year in which participation in such Acasti Plan commences, and (iii) give the Continuing Employees service credit for such Continuing Employee’s employment with Grace or its applicable subsidiary for (x) eligibility and vesting purposes and (y) for purposes of vacation accrual determinations to the same extent that such service was taken into account under the analogous Grace Plan in which the Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of service.

(c)

Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Grace or Acasti, or any of their respective affiliates any right to continue in the employ or service of Grace or Acasti or affiliate thereof, or shall interfere with or restrict in any way the rights of Grace or Acasti or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Grace or Acasti or affiliates at any time for any reason whatsoever, with or without cause. Unless expressly provided herein, nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Grace Plan, Acasti Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Grace or Acasti or affiliate to amend, modify or terminate any particular Grace Plan, Acasti Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Grace, Acasti or any affiliate thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.17	Acasti Intellectual Property Agreement

Acasti will use its commercially reasonable efforts to enter into a Contract after the Closing with a third party acquirer providing for the transfer to such acquirer of certain Intellectual Property associated with the Acasti Products (the “Acasti IP Sale Contract”). Acasti shall provide an initial draft, interim drafts and the proposed final draft of the Contract to Grace for review by Grace and its Representatives and shall consider in good faith any comments to such Contract provided by Grace and its Representatives.

5.18	Grace Intellectual Property Agreement

Grace shall enter into a Contract prior to Closing with certain of Grace’s Affiliates providing for the transfer from such Affiliates to Grace of certain Intellectual Property associated with the Grace Products (the

“Grace IP Transfer Contract”). Grace shall provide an initial draft, interim drafts and the proposed final draft of the Contract to Acasti for review by Acasti and its Representatives, with such proposed final draft being provided no less than 45 days prior to the Anticipated Closing Date, and shall consider in good faith any comments to such Contract provided by Acasti and its Representatives.

5.19	Grace Settlement of Liabilities

Prior to the Effective Time, Grace shall take all actions necessary, in terms acceptable to Acasti, to settle the liabilities set forth on Schedule 5.19 in full through (i) payment of cash, (ii) waiver of such payment by the payee thereof or (iii) the issuance of shares of Grace, which shall be converted into the Merger Consideration in accordance with Section 2.1(e) (the “Grace Liability Settlement”). Prior to the Closing Date, by mutual written consent of Acasti and Grace, Grace may update Schedule 5.19 from time to time to add or remove liabilities or reflect updated amounts of such liabilities by providing notice of such update to Acasti in accordance with Section 9.1.

5.20	Tax Matters

(a)

For U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes), the Parties intend that (i) the Merger (A) qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (without taking into account Section 367 of the Code), and (B) does not result in gain recognition pursuant to Section 367(a) of the Code for any Grace stockholder that is a U.S. person, assuming that, in the case of any direct or indirect Grace stockholder that would be treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Acasti following the Merger, such stockholder enters into a timely and valid gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8 (the “Intended Tax Treatment”), and (ii) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b)

Neither Acasti, Grace, nor MergerCo shall take any position for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes) that is inconsistent with the Intended Tax Treatment, unless otherwise required pursuant to a good faith resolution of a Tax contest.

(c)

Each of (i) Acasti and MergerCo shall cooperate in good faith with Grace in supporting the Intended Tax Treatment and will consider taking any reasonable action that Grace may request in furtherance of the foregoing; provided, however, that (x) Acasti shall not be required to take any affirmative action that would reasonably be expected to have an adverse effect on Acasti (or its Subsidiaries) that is material, and (y) any reasonable third-party costs and expenses incurred by Acasti in complying with this Section 5.20(c)(i) shall be promptly reimbursed by Grace Stockholders, and (ii) Acasti, Grace and MergerCo shall refrain from taking any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

5.21	Certificate of Incorporation of MergerCo

Prior to the Effective Time, Acasti and MergerCo shall cause the certificate of incorporation of MergerCo to be amended and restated to increase the number of shares of common stock authorized to be issued to an amount equal to the number of Grace Shares issued and outstanding immediately before the Effective Time.

ARTICLE 6

ACQUISITION PROPOSALS

6.1	Acasti Non-Solicitation

(a)

Subject to Section 6.2, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Acasti shall not, and Acasti shall cause the Acasti Subsidiaries and each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i)

initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that intentionally promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to an Acasti Acquisition Proposal;

(ii)

participate or engage in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than Grace and its Affiliates) to make or complete an Acasti Acquisition Proposal;

(iii)	effect any Acasti Change of Recommendation (other than in accordance with Section 6.2); or

(iv)

accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any Acasti Acquisition Proposal (a “Acasti Acquisition Agreement”).

(b)

Acasti shall, and shall cause its Subsidiaries and each of its and their respective Representatives to, immediately upon execution of this Agreement, cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Grace and its Affiliates) conducted heretofore by Acasti or its Subsidiaries, or any of its or their respective Representatives, with respect to any Acasti Acquisition Proposal or which could reasonably be expected to lead to an Acasti Acquisition Proposal and, in connection therewith, Acasti will immediately discontinue access by any Person (other than Grace, its Affiliates and its Representatives) to any data room (virtual or otherwise) established by Acasti or its Representatives for such purpose. Acasti agrees not to release any third party (other than Grace and its Affiliates) from any “standstill” agreement to which it is a party (it being acknowledged and agreed that (A) the automatic termination of any “standstill” or similar provisions of any agreement as the result of the entering into and announcement of this Agreement pursuant to the express terms of any such agreement shall not itself be a violation of this Section 6.1(b); and (B) the foregoing shall not prevent the Acasti Board of Directors from considering an Acasti Acquisition Proposal and accepting an Acasti Superior Proposal that might be made by any such Person if the remaining provisions of this Section 6.1 have been complied with). Immediately following the execution of this Agreement, Acasti will terminate all access by third parties (other than Acasti’s Representatives) to the Acasti Data Room and within two (2) Business Days from the date hereof, Acasti shall request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with Acasti since January 1, 2020 relating to any potential Acasti Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

(c)

Acasti shall promptly (and in any event within 24 hours of receipt) notify Grace, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting an Acasti Acquisition Proposal, or which could reasonably be expected to lead to an Acasti Acquisition Proposal, in each case, received on or after the date hereof, of which Acasti, any of its Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by Acasti or any of its Subsidiaries or any of their respective Representatives for non-public information relating to Acasti or any of its Subsidiaries in connection with a potential or actual Acasti Acquisition Proposal or for access to the properties, books and records or a list of securityholders of Acasti or any of its Subsidiaries in connection with a potential or actual Acasti Acquisition Proposal. Such notice shall include the identity of the Person making such Acasti Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Acasti Acquisition Proposal or proposal, inquiry, offer or request, including a copy of any written material submitted to Acasti, any Acasti Subsidiary or their Representatives. Acasti will keep Grace promptly and fully informed of the status, including any change to the material terms and conditions, of any such Acasti Acquisition Proposal, proposal, inquiry, offer or request.

(d)

Following receipt by Acasti of any proposal, inquiry, offer or request (or any amendment thereto) that is not an Acasti Acquisition Proposal but which Acasti reasonably believes could lead to an Acasti Acquisition Proposal, Acasti may respond to the proponent to advise it that Acasti can only enter into discussions or negotiations with a party in accordance with this Agreement.

(e)

Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the Acasti Meeting, Acasti or any of its Subsidiaries, or any of its or their respective Representatives, receives an unsolicited, bona fide written Acasti Acquisition Proposal (including, an amendment, change or modification to an Acasti Acquisition Proposal made prior to the date hereof) that did not result from a breach of this Section 6.1, Acasti and its Representatives may:

(i)

contact the Person making such Acasti Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acasti Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acasti Acquisition Proposal is, or would reasonably be expected to lead to, an Acasti Superior Proposal; and

(ii)

if the Acasti Board of Directors determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acasti Acquisition Proposal is, or would reasonably be expected to lead to, an Acasti Superior Proposal and, after consultation with outside legal counsel, that the failure to take the relevant action would reasonably be expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors under applicable Law:

(A)	furnish information with respect to Acasti and its Subsidiaries to the Person making such Acasti Acquisition Proposal and its Representatives; and

(B)	engage in discussions and negotiations with respect to an Acasti Acquisition Proposal with the Person making such Acasti Acquisition Proposal and its Representatives,

provided that (i) Acasti first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any “standstill” and similar provisions) to Acasti than the Non-Disclosure Agreement, and sends a copy of such agreement to Grace promptly following its execution and (ii) Acasti contemporaneously provides to Grace any non-public information concerning Acasti and its Subsidiaries that is provided to such Person which was not previously provided to Grace or its Representatives.

6.2	Grace Right to Match

(a)

Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, Acasti may, at any time after the date of this Agreement and prior to the Acasti Meeting, (x) accept, approve or enter into any agreement, understanding or arrangement in respect of an Acasti Acquisition Proposal (with the exception of a confidentiality agreement described in Section 6.1(e)(ii), the execution of which shall not be subject to the conditions of this Section 6.2(a) and shall be governed by Section 6.1(e)) or (y) effect an Acasti Change of Recommendation with respect to any Acasti Acquisition Proposal, if and only if:

(i)	such Acasti Acquisition Proposal did not result from a breach of Section 6.1 and Acasti has complied with the other terms of this Section 6.2;

(ii)

the Acasti Board of Directors has determined in good faith, after consultation with outside legal counsel and financial advisors, that such Acasti Acquisition Proposal constitutes an Acasti Superior Proposal and, after consultation with outside legal counsel, that the failure to take the relevant action would reasonably be expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors to the Acasti Shareholders under applicable Laws;

(iii)	Acasti has (A) delivered an Acasti Superior Proposal Notice to Grace and (B) provided Grace with a copy of the document(s) containing such Acasti Acquisition Proposal;

(iv)

a period of at least five (5) full Business Days (such five (5) Business Day period, the “Right to Match Period”) shall have elapsed from the later of the date on which Grace received the Acasti Superior Proposal Notice and the date on which Grace received a copy of the documents referred to in clause (B) of Section 6.2(a)(iii), it being understood that the Right to Match Period shall expire at 5:00 p.m. (Montreal time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.2(e);

(v)

if Grace has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.2(b), the Acasti Board of Directors has determined in good faith, after consultation with outside legal counsel and financial advisors, that such Acasti Acquisition Proposal continues to be an Acasti Superior Proposal when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period and, after consultation with outside legal counsel, that the failure to take the relevant action would reasonably be expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors under applicable Laws; and

(vi)	with respect to clause (x) of above, Acasti has previously or concurrently will have terminated this Agreement pursuant to Section 7.1(d)(iii) and paid the Termination Fee pursuant to Section 7.2.

(b)

Other than in connection with an Acasti Acquisition Proposal (which shall be subject to Section 6.2(a)), Acasti may, at any time after the date of this Agreement and prior to the Acasti Meeting, effect an Acasti Change of Recommendation with respect to any Acasti Intervening Event, if and only if:

(i)	Acasti has complied with the other terms of this Section 6.2;

(ii)

the Acasti Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors to the Acasti Shareholders under applicable Laws;

(iii)	Acasti has (A) delivered an Acasti Intervening Event Notice to Grace;

(iv)

the Right to Match Period shall have elapsed from the date on which Grace received the Acasti Intervening Event Notice, it being understood that the Right to Match Period shall expire at 5:00 p.m. (Montreal time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.2(e);

(v)

if Grace has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.2(c), the Acasti Board of Directors has determined in good faith, after consultation with outside legal counsel, that when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period, that the failure to effect an Acasti Change of Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors under applicable Laws.

(c)

During the Right to Match Period, Grace will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Transaction. Acasti agrees that, if requested by Grace, it will negotiate with Grace in good faith to make such amendments to the terms of this Agreement and the Transaction as would enable it to proceed with the Transaction on such amended terms. The Acasti Board of Directors will review in good faith, in consultation with financial advisors and outside legal counsel, any such offer made by Grace to amend the terms of this Agreement and the Transaction in order to determine whether such offer to amend the terms of this Agreement and the Transaction would, if accepted, result in either (i) the applicable Acasti Acquisition Proposal ceasing to be an Acasti Superior Proposal or (ii) the Acasti Board of Directors not being permitted to effect an Acasti Change of Recommendation in accordance with Section 6.2(b), in each case when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period. If the Acasti Board of Directors so determines, Acasti will promptly advise Grace of its determination and will promptly thereafter accept the offer by Grace to amend the terms of this Agreement and the Transaction, and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Acasti Board of Directors determines, in good faith and after consultation with financial advisors and outside legal counsel, that the applicable Acasti Acquisition Proposal remains an Acasti Superior Proposal and therefore rejects Grace’s amended proposal, Acasti may terminate this Agreement pursuant to Section 7.1(d)(iii); provided, however, that Acasti must concurrently therewith pay to Grace the Termination Fee, if any, payable to Grace under Section 7.2 and must prior to or concurrently with such termination enter into a binding agreement, understanding or arrangement with respect to such Acasti Acquisition Proposal. If the Acasti Board of Directors determines, in good faith and after consultation with outside legal counsel, that the failure to effect an Acasti Change of Recommendation as a result of the Acasti Intervening Event would reasonably be expected to constitute a breach of the fiduciary duties of the Acasti Board of Directors under applicable Laws and therefore rejects Grace’s amended proposal, Acasti may effect an Acasti Change of Recommendation and Grace may terminate this Agreement pursuant to Section 7.1(c)(i), in which case Acasti must pay to Grace the Termination Fee, if any, payable to Grace under Section 7.2.

(d)

The Acasti Board of Directors shall reaffirm the Acasti Recommendation by news release as soon as reasonably practicable after (i) the Acasti Board of Directors determines that an Acasti Acquisition Proposal which has been publicly announced or made is not an Acasti Superior Proposal; or (ii) the Acasti Board of Directors determines that an Acasti Acquisition Proposal which previously constituted an Acasti Superior Proposal would cease to be an Acasti Superior Proposal when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period. Grace shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Acasti Board of Directors has determined that the applicable Acasti Acquisition Proposal is not an Acasti Superior Proposal.

(e)

Each successive amendment, change or modification to any Acasti Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Acasti Shareholders or other amendment, change or modification to any other material terms and conditions thereof or any material change to the facts and circumstances relating to the Acasti Intervening Event shall constitute a new Acasti Acquisition Proposal or Acasti Intervening Event, as applicable, for the purposes of this Section 6.2 and shall require the delivery of a new Acasti Superior Proposal Notice or Acasti Intervening Event Notice, as applicable and result in the commencement of a new Right to Match Period from the date specified in Section 6.2(a)(iv) with respect to such new Acasti Acquisition Proposal or the date specified in Section 6.2(b)(iv) with respect to such new Acasti Intervening Event; provided that each such new Right to Match Period will be three (3) Business Days in length.

(f)

If Acasti provides Grace with an Acasti Superior Proposal Notice or Acasti Intervening Event Notice on a date that is less than five (5) Business Days prior to the Acasti Meeting, Acasti shall adjourn the Acasti Meeting to a date that is not later than the tenth (10th) Business Day following the first day of the Right to Match Period.

(g)	Nothing contained in this Section 6.2 shall prohibit the Acasti Board of Directors from:

(i)

responding through a directors’ circular or otherwise as required by applicable Laws to an Acasti Acquisition Proposal that it determines is not an Acasti Superior Proposal, provided that Acasti shall provide Grace and its outside legal counsel with a reasonable opportunity to review the form and content of such circular or other disclosure and provided that such circular or other disclosure recommends that the Acasti Shareholders reject such Acasti Acquisition Proposal; or

(ii)

calling and/or holding a meeting of the Acasti Shareholders requisitioned by the Acasti Shareholders in accordance with the QC Act or taking any other action with respect to an Acasti Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with applicable Laws and provided that any information circular or other document required in connection with such meeting recommends that the Acasti Shareholders vote against any proposed resolution in favor of or necessary to complete such Acasti Acquisition Proposal.

(h)

Acasti shall ensure that each of the Acasti Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.1 and this Section 6.2 and Acasti shall be responsible for any breach of Section 6.1 or this Section 6.2 by such Persons.

6.3	Grace Non-Solicitation

(a)

Subject to Section 6.4, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Grace shall not, and Grace shall cause each of its Representatives not to, directly or indirectly through any other Person:

(i)

initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that intentionally promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to a Grace Acquisition Proposal;

(ii)

participate or engage in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than Acasti and its Affiliates) to make or complete a Grace Acquisition Proposal;

(iii)	effect any Grace Change of Recommendation (other than in accordance with Section 6.4); or

(iv)

accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any Grace Acquisition Proposal (an “Grace Acquisition Agreement”).

(b)

Grace shall, and shall cause each of its and their respective Representatives to, immediately upon execution of this Agreement cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Acasti and its Affiliates) conducted heretofore by Grace, or any of its Representatives, with respect to any Grace Acquisition Proposal or which could reasonably be expected to lead to a Grace Acquisition Proposal and, in connection therewith, Grace will immediately discontinue access by any Person (other than Grace and its Affiliates) to any data room (virtual or otherwise) established by Grace or its Representatives for such purpose. Grace agrees not to release any third party (other than Acasti and its Affiliates) from any

“standstill” agreement to which it is a party (it being acknowledged and agreed that (A) the automatic termination of any “standstill” or similar provisions of any agreement as the result of the entering into and announcement of this Agreement pursuant to the express terms of any such agreement shall not itself be a violation of this Section 6.3(b); and (B) the foregoing shall not prevent the Grace Board of Directors from considering a Grace Acquisition Proposal and accepting a Grace Superior Proposal that might be made by any such Person if the remaining provisions of this Section 6.3 have been complied with). Immediately following the execution of this Agreement, Grace will terminate all access by third parties (other than Grace’s Representatives) to the Grace Data Room and within two (2) Business Days from the date hereof, Grace shall request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with Grace since October 1, 2020 relating to any potential Grace Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

(c)

Grace shall promptly (and in any event within 24 hours of receipt) notify Acasti, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Grace Acquisition Proposal, or which could reasonably be expected to lead to a Grace Acquisition Proposal, in each case, received on or after the date hereof, of which Grace or any of its Representatives is or becomes aware, or any request received by Grace any of its Representatives for non-public information relating to Grace in connection with a potential or actual Grace Acquisition Proposal or for access to the properties, books and records or a list of securityholders of Grace in connection with a potential or actual Grace Acquisition Proposal. Such notice shall include the identity of the Person making such Grace Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Grace Acquisition Proposal or proposal, inquiry, offer or request, including a copy of any written material submitted to Grace or its Representatives. Grace will keep Grace promptly and fully informed of the status, including any change to the material terms and conditions, of any such Grace Acquisition Proposal, proposal, inquiry, offer or request.

(d)

Following receipt by Grace of any proposal, inquiry, offer or request (or any amendment thereto) that is not a Grace Acquisition Proposal but which Grace reasonably believes could lead to a Grace Acquisition Proposal, Grace may respond to the proponent to advise it that Grace can only enter into discussions or negotiations with a party in accordance with this Agreement.

(e)

Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, if after the date hereof and before obtaining the Grace Stockholder Approval, Grace or any of its Representatives receives a written Grace Acquisition Proposal (including, an amendment, change or modification to a Grace Acquisition Proposal made prior to the date hereof) that did not result from a breach of this Section 6.3, Grace and its Representatives may:

(i)

contact the Person making such Grace Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Grace Acquisition Proposal and the likelihood of its consummation so as to determine whether such Grace Acquisition Proposal is, or would reasonably be expected to lead to, a Grace Superior Proposal; and

(ii)

if the Grace Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Grace Acquisition Proposal is, or would reasonably be expected to lead to, a Grace Superior Proposal and, after consultation with its outside legal counsel, that the failure to take the relevant action would reasonably be expected to constitute a breach of the fiduciary duties of the Grace Board of Directors under applicable Law:

(A)	furnish information with respect to Grace to the Person making such Grace Acquisition Proposal and its Representatives; and

(B)	engage in discussions and negotiations with respect to a Grace Acquisition Proposal with the Person making such Grace Acquisition Proposal and its Representatives,

provided that (i) Grace first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any “standstill” and similar provisions) to Grace than the Non-Disclosure Agreement, and sends a copy of such agreement to Acasti promptly following its execution and (ii) Grace contemporaneously provides to Acasti any non-public information concerning Grace that is provided to such Person which was not previously provided to Acasti or its Representatives.

6.4	Acasti Right to Match

(a)

Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, Grace may, at any time after the date of this Agreement and prior to obtaining the Grace Stockholder Approval, (x) accept, approve or enter into any agreement, understanding or arrangement in respect of a Grace Acquisition Proposal (with the exception of a confidentiality agreement described in Section 6.3(e)(ii), the execution of which shall not be subject to the conditions of this Section 6.4(a) and shall be governed by Section 6.3(e) or (y) effect a Grace Change of Recommendation with respect to any Grace Acquisition Proposal, if and only if:

(i)	such Grace Acquisition Proposal did not result from a breach of Section 6.3 and Grace has complied with the other terms of this Section 6.4;

(ii)

the Grace Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Grace Acquisition Proposal constitutes a Grace Superior Proposal and, after consultation with its outside legal counsel, that the failure to take the relevant action would reasonably be expected to constitute a breach of the fiduciary duties of the Grace Board of Directors to the Grace Stockholders under applicable Laws;

(iii)	Grace has (A) delivered a Grace Superior Proposal Notice to Acasti and (B) provided Acasti with a copy of the document(s) containing such Grace Acquisition Proposal;

(iv)

the Right to Match Period shall have elapsed from the later of the date on which Acasti received the Grace Superior Proposal Notice and the date on which Acasti received a copy of the documents referred to in clause (B) of Section 6.4(a)(iii), it being understood that the Right to Match Period shall expire at 5:00 p.m. (Montreal time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.4(e);

(v)

if Acasti has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.4(b), the Grace Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Grace Acquisition Proposal continues to be a Grace Superior Proposal when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period and, after consultation with its outside legal counsel, that the failure to take the relevant action would reasonably be expected to constitute a breach of the fiduciary duties of the Grace Board of Directors under applicable Laws; and

(vi)	with respect to clause (x) above, Grace has previously or concurrently will have terminated this Agreement pursuant to Section 7.1(c)(ii) and paid the Termination Fee pursuant to Section 7.2.

(b)

Other than in connection with a Grace Acquisition Proposal (which shall be subject to Section 6.4(a)), Grace may, at any time after the date of this Agreement and prior to obtaining the Grace Stockholder Approval, effect a Grace Change of Recommendation with respect to any Grace Intervening Event, if and only if:

(i)	Grace has complied with the other terms of this Section 6.4;

(ii)

the Grace Board of Directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Grace Board of Directors to the Grace Stockholders under applicable Laws;

(iii)	Grace has delivered a Grace Intervening Event Notice to Grace;

(iv)

the Right to Match Period shall have elapsed from the date on which Acasti received the Grace Intervening Event Notice, it being understood that the Right to Match Period shall expire at 5:00 p.m. (Montreal time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.4(e);

(v)

if Acasti has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.4(c), the Grace Board of Directors has determined in good faith, after consultation with its outside legal counsel, that when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period, that the failure to effect a Grace Change of Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Grace Board of Directors under applicable Laws.

(c)

During the Right to Match Period, Acasti will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Transaction. Grace agrees that, if requested by Acasti, it will negotiate with Acasti in good faith to make such amendments to the terms of this Agreement and the Transaction as would enable it to proceed with the Transaction on such amended terms. The Grace Board of Directors will review in good faith any such offer made by Acasti to amend the terms of this Agreement and the Transaction in order to determine, in consultation with financial advisors and outside legal counsel, whether such offer to amend the terms of this Agreement and the Transaction would, if accepted, result in either (i) the applicable Grace Acquisition Proposal ceasing to be a Grace Superior Proposal or (ii) the Grace Board of Directors not being permitted to effect a Grace Change of Recommendation in accordance with Section 6.4(b), in each case when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period. If the Grace Board of Directors so determines, Grace will promptly advise Acasti of its determination and will promptly thereafter accept the offer by Acasti to amend the terms of this Agreement and the Transaction, and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Grace Board of Directors determines, in good faith and after consultation with financial advisors and outside legal counsel, that the applicable Grace Acquisition Proposal remains a Grace Superior Proposal and therefore rejects Acasti’s amended proposal, Grace may terminate this Agreement pursuant to Section 7.1(c)(ii); provided, however, that Grace must concurrently therewith pay to Acasti the Termination Fee, if any, payable to Acasti under Section 7.2 and must prior to or concurrently with such termination enter into a binding agreement, understanding or arrangement with respect to such Grace Acquisition Proposal. If the Grace Board of Directors determines, in good faith and after consultation with outside legal counsel, that the failure to effect a Grace Change of Recommendation as a result of the Grace Intervening Event would reasonably be expected to constitute a breach of the fiduciary duties of the Grace Board of Directors under applicable Laws and therefore rejects Acasti’s amended proposal, Grace may effect a Grace Change of Recommendation and Acasti may terminate this Agreement pursuant to Section 7.1(d)(i), in which case Grace must pay to Acasti the Termination Fee, if any, payable to Acasti under Section 7.2.

(d)

The Grace Board of Directors shall reaffirm the Grace Recommendation by news release as soon as reasonably practicable after (i) the Grace Board of Directors determines that a Grace Acquisition Proposal which has been publicly announced or made is not a Grace Superior Proposal; or (ii) the Grace Board of Directors determines that a Grace Acquisition Proposal which previously constituted a Grace Superior Proposal would cease to be a Grace Superior Proposal when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period. Acasti shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Grace Board of Directors has determined that the applicable Grace Acquisition Proposal is not a Grace Superior Proposal.

(e)

Each successive amendment, change or modification to any Grace Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Grace Stockholders or other amendment, change or modification to any other material terms and conditions thereof or any material change to the facts and circumstances relating to the Grace Intervening Event shall constitute a new Grace Acquisition Proposal or Grace Intervening Event, as applicable, for the purposes of this Section 6.4 and shall require the delivery of a new Grace Superior Proposal Notice or new Grace Intervening Event Notice, as applicable, and result in the commencement of a new Right to Match Period from the date specified in Section 6.4(a)(iv) with respect to such new Grace Acquisition Proposal or the date specified in Section 6.4(b)(iv) with respect to such new Grace Intervening Event, provided that each such new Right to Match Period will be three (3) Business Days in length.

(f)

Nothing contained in this Section 6.4 shall prohibit the Grace Board of Directors from calling and/or holding a meeting of the Grace Stockholders requisitioned by the Grace Stockholders in accordance with the DGCL or taking any other action with respect to a Grace Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with applicable Laws and provided that any information statement or other document required in connection with such meeting recommends that the Grace Stockholders vote against any proposed resolution in favor of or necessary to complete such Grace Acquisition Proposal.

(g)

Grace shall ensure that each of its Representatives is aware of the provisions of Section 6.3 and this Section 6.4 and Grace shall be responsible for any breach of Section 6.3 or this Section 6.4 by such Persons.

ARTICLE 7

TERMINATION

7.1	Termination

(a)	This Agreement may be terminated at any time prior to the Closing by mutual written consent of Acasti and Grace.

(b)	This Agreement may be terminated by either Acasti or Grace at any time prior to the Closing:

(i)

if the Closing does not occur on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of that Party or any of its Affiliates to fulfill any of its obligations or the breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(ii)

if the Acasti Shareholder Resolution is not adopted by the Acasti Shareholders in accordance with applicable Laws at the Acasti Meeting or any adjournment or postponement thereof; provided; however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to Acasti where the failure to obtain the Acasti Shareholder Approval shall have been caused by the action or failure to act of Acasti and such action or failure to act constitutes a material breach by Acasti of its obligations under Section 5.3 (other than any breach that is caused by Grace’s material breach of such Section that prevents Acasti from timely filing the Proxy Statement or the Form S-4 in accordance Section 5.3), Section 5.4, Section 5.5, Section 6.1 or Section 6.2; or

(iii)

there shall be passed any Law that makes consummation of the Transaction illegal or otherwise prohibited or if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action is or shall have become final and non-appealable.

(c)	This Agreement may be terminated by Grace at any time prior to the Closing:

(i)	if Acasti shall have effected an Acasti Change of Recommendation;

(ii)

subject to Grace complying with the terms of Section 6.3 and Section 6.4 and paying the Termination Fee to Acasti in accordance with Section 7.2, to concurrently enter into a Grace Acquisition Agreement that constitutes a Grace Superior Proposal;

(iii)	if Acasti materially breaches any of the provisions of Section 6.1 or Section 6.2;

(iv)

if Acasti breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in Section 7.1(c)(iii) above), which breach would cause any of the conditions set forth in Section 8.3 not to be satisfied and which breach is not cured within thirty (30) days following written notice of such breach or by its nature or timing cannot be cured within that time;

(v)	if a Material Adverse Effect on Acasti shall have occurred since the date of this Agreement; or

(vi)	if the Acasti Shares to be issued as Merger Consideration shall not have been approved for listing on NASDAQ, subject only to official notice of issuance.

(d)	This Agreement may be terminated by Acasti at any time prior to the Closing:

(i)	if Grace shall have effected a Grace Change of Recommendation;

(ii)	if the Grace Stockholder Approval is not obtained within five (5) Business Days of the date the SEC declares the Form S-4 effective in accordance with the provisions of the 1933 Securities Act;

(iii)

subject to Acasti complying with the terms of Section 6.1 and Section 6.2 and paying the Termination Fee in accordance with Section 7.2, to concurrently enter into an Acasti Acquisition Agreement that constitutes an Acasti Superior Proposal;

(iv)	if Grace materially breaches any of the provisions of Section 6.3 or Section 6.4;

(v)

if Grace breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in Section 7.1(d)(iv) above), which breach would cause any of the conditions set forth in Section 8.2 not to be satisfied and which breach is not cured within thirty (30) days following written notice of such breach or by its nature or timing cannot be cured within that time; or

(vi)	if a Material Adverse Effect on Grace shall have occurred since the date of this Agreement.

(e)

The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination, and any such termination shall be effective as of the later of (i) immediately upon delivery of such written notice to the other Party or (ii) the expiration of any applicable cure period under this Section 7.1.

7.2	Termination Fee

(a)

If an Acasti Termination Fee Event occurs, Acasti shall pay to Grace the Termination Fee by wire transfer in immediately available funds to an account specified by Grace. If a Grace Termination Fee Event occurs, Grace shall pay to Acasti the Termination Fee, as proceeds of disposition of Acasti’s rights under this Agreement, by wire transfer in immediately available funds to an account specified by Acasti. The Termination Fee shall be payable by Acasti at the time specified in Section 7.2(b). The Termination Fee shall be payable by Grace at the time specified in Section 7.2(c).

(b)	“Acasti Termination Fee Event” means:

(i)	the termination of this Agreement by Acasti pursuant to Section 7.1(d)(iii), in which case the Termination Fee shall be paid by Acasti concurrent with the Acasti Termination Fee Event;

(ii)	the termination of this Agreement by Grace pursuant to Section 7.1(c)(i), in which case the Termination Fee shall be paid by Acasti within two (2) Business Days of the Acasti Termination Fee Event;

(iii)

the termination of this Agreement by Grace pursuant to 7.1(b)(ii) where the failure to obtain the Acasti Shareholder Approval shall have been caused by the action or failure to act of Acasti and such action or failure to act constitutes a material breach by Acasti of its obligations under Section 5.3 (other than any breach that is caused by Grace’s material breach of such Section that prevents Acasti from timely filing the Proxy Statement or the Form S-4 in accordance Section 5.3), Section 5.4, Section 5.5, Section 6.1 or Section 6.2; or

(iv)

the termination of this Agreement by either Acasti or Grace pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) or by Grace pursuant to Section 7.1(c)(iii), if, in any of the foregoing cases, (x) prior to such termination, an Acasti Acquisition Proposal shall have been publicly announced or made to Acasti or the Acasti Shareholders and has not been publicly withdrawn prior to the Acasti Meeting and (y) within twelve (12) months following such termination, Acasti or one or more of the Acasti Subsidiaries shall have entered into an Acasti Acquisition Agreement or consummated any transaction in respect of any Acasti Acquisition Proposal (provided, that for purposes of this clause (iii), the references to “30%” in the definition of Acasti Acquisition Proposal shall be deemed to be references to 50%), in which case the Termination Fee shall be paid by Acasti on the date of consummation of such transaction.

(c)	“Grace Termination Fee Event” means:

(i)	the termination of this Agreement by Grace pursuant to Section 7.1(c)(ii), in which case the Termination Fee shall be paid by Grace concurrent with the Grace Termination Fee Event;

(ii)

the termination of this Agreement by Acasti pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii), in which case the Termination Fee shall be paid by Grace within two (2) Business Days of the Grace Termination Fee Event;

(iii)

the termination of this Agreement by either Acasti or Grace pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) (other than a termination by Grace pursuant to Section 7.1(b)(ii) in circumstances constituting an Acasti Termination Fee Event described in Section 7.2(b)(iii)) or by Acasti pursuant to Section 7.1(d)(iv), if, in any of the foregoing cases, (x) prior to such termination, a Grace Acquisition Proposal shall have been made public or proposed publicly to Grace or Grace Stockholders or otherwise communicated to the Grace Board of Directors and has not been publicly withdrawn prior to obtaining the Grace Stockholder Approval and (y) within twelve (12) months following such termination, Grace shall have entered into a Grace Acquisition Agreement or consummated any transaction in respect of any Grace Acquisition Proposal (provided, that for purposes of this clause (iii), the references to “30%” in the definition of Grace Acquisition Proposal shall be deemed to be references to “50%”), in which case the Termination Fee shall be paid by Grace on the date of consummation of such transaction.

(d)

Notwithstanding anything in this Agreement to the contrary (including Section 9.2): if this Agreement is terminated by (i) (A) either Acasti or Grace pursuant to Section 7.1(b)(ii) or (B) Grace pursuant to Section 7.1(c)(vi), then Acasti shall reimburse Grace for all reasonable and documented out-of-pocket fees and expenses of outside counsel and accountants (excluding accounting audit fees) incurred by Grace in connection with this Agreement and the Transaction in an amount not to exceed $500,000 or (ii) Acasti pursuant to Section 7.1(d)(ii), then Grace shall reimburse Acasti for all reasonable and documented out-of-pocket fees and expenses of outside counsel and accountants (excluding accounting audit fees) incurred by Acasti in connection with this Agreement and the Transaction in an amount not to exceed $500,000. To the extent a Termination Fee is or subsequently becomes payable by a Party who paid or is required to pay reimbursement of expenses pursuant to this Section 7.2(d), then the

Termination Fee payable by such Party shall be reduced by the amount of such expense reimbursement to the extent such Party has already paid such reimbursement of expenses pursuant to this Section 7.2(d).

(e)

Each Party acknowledges that the payment amounts set out in this Section 7.2 are proceeds of disposition of the rights under the Agreement of the Party receiving such payment amount. Each of Acasti and Grace irrevocably waives any right that it may have to raise as a defense that any such proceeds are excessive or punitive. The Parties agree that the payment of an amount pursuant to this Section 7.2 in the manner provided herein is the sole and exclusive remedy of Acasti or Grace, as applicable, in respect of the event giving rise to such payment; provided, however, that nothing contained in this Section 7.2, and no payment of any such amount, shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or willful breach of this Agreement.

(f)

Notwithstanding any other provision in this Agreement, in no event shall either Party be required to pay the Termination Fee more than once or pay any amount under this Section 7.2 that exceeds $1,000,000.

7.3	Effect of Termination Payment

For greater certainty, the Parties agree that the payment of the amount pursuant to Section 7.2 is the sole monetary remedy as a result of the occurrence of any of the events referred to in Section 7.2(b) or Section 7.2(c); provided that neither the termination of this Agreement nor anything contained in Section 7.2(b) or Section 7.2(c) shall relieve any Party from any liability for fraud or any intentional or willful breach by it of this Agreement. Subject to the immediately preceding sentence, nothing in this Agreement shall preclude a Party from seeking damages in respect of losses incurred or suffered by such Party as a result of any breach of this Agreement by the other Party, seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Non-Disclosure Agreement or otherwise, or seeking specific performance of any of such covenants or agreements, without the necessity of posting bond or security in connection therewith.

ARTICLE 8

CONDITIONS PRECEDENT

8.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Merger are subject to the satisfaction, or mutual waiver by Grace and Acasti, on or before the Closing Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by Grace and Acasti at any time:

(a)	the Acasti Shareholder Approval shall have been obtained at the Acasti Meeting in accordance with applicable Laws;

(b)	the Grace Stockholder Approval shall have been obtained in accordance with applicable Laws;

(c)	the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect;

(d)

(i) the existing Acasti Shares shall have been listed on NASDAQ as of the date of this Agreement and the Closing Date and (ii) the Acasti Shares to be issued as Merger Consideration have been approved for listing on NASDAQ, subject only to official notice of issuance;

(e)

no applicable Law or Order shall be and remain in effect which imposes, and no suit, action, claim, proceeding or investigation shall be pending or threatened by any Governmental Authority which seeks to impose, any material limitations on Acasti’s ownership of Grace or any requirement that Grace, MergerCo or Acasti or any of their respective Subsidiaries agree to or implement any Restraint;

(f)

(i) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Authority shall have instituted any Proceeding (which remains outstanding at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the Transaction;

(g)	the Grace Debt Conversion shall have been completed and all issued and outstanding Grace Notes shall have been cancelled;

(h)	the Grace Liability Settlement shall have been completed;

(i)

the Grace IP Transfer Contract, in form satisfactory to Acasti, shall have been duly executed; provided, that, for the avoidance of doubt, the transfer of Intellectual Property thereunder shall not be required to be recorded with the U.S. Patent & Trademark Office on or prior to the Closing Date; and

(j)	the PPP loan shall have been forgiven pursuant to the CARES Act prior to the maturity of the PPP Loan or repaid in full and terminated.

8.2	Additional Conditions Precedent to the Obligations of Acasti

The obligation of Acasti to complete the Merger shall be subject to the satisfaction, or waiver by Acasti, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Acasti and which may be waived by Acasti at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Acasti may have:

(a)	Grace shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)

(i) the representations and warranties of Grace in Sections 3.2(a), 3.2(b), 3.2(e), and 3.2(z) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (ii) the representations and warranties of Grace set forth in Section 3.2 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Grace;

(c)	since the date of this Agreement, no Material Adverse Effect with respect to Grace shall have occurred and be continuing;

(d)

Grace shall deliver to Acasti a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), in substantially the form attached as Exhibit B-1, dated as of the Closing Date and duly executed by Grace (the “IRS Notice”), together with written authorization for Acasti to deliver such IRS Notice form to the IRS on behalf of Grace after the Closing, and a FIRPTA Notification Letter, in substantially the form attached as Exhibit B-2, dated as of the Closing Date and duly executed by Grace; and

(e)

Acasti shall have received a certificate of Grace signed by a senior officer of Grace for and on behalf of Grace and dated the Closing Date certifying that the conditions set out in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

8.3	Additional Conditions Precedent to the Obligations of Grace

The obligation of Grace to complete the Merger shall be subject to the satisfaction, or waiver by Grace, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Grace and which may be waived by Grace at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Grace may have:

(a)

each of the Acasti Parties shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)

(i) the representations and warranties of the Acasti Parties set forth in Sections 3.1(a), 3.1(b), 3.1(e), 3.1(v) and 3.1(aa) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (ii) the representations and warranties of the Acasti Parties set forth in Section 3.1 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Acasti;

(c)	since the date of this Agreement, no Material Adverse Effect with respect to Acasti shall have occurred and be continuing;

(d)

Grace shall have received a certificate of Acasti signed by a senior officer of Acasti for and on behalf of Acasti and dated the Closing Date certifying that the conditions set out in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied; and

(e)	Grace shall have received the following documents, each of which shall be in full force and effect:

(i)

written resignations in forms satisfactory to Grace, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Acasti who are not to continue as officers or directors of Acasti or Acasti Subsidiaries pursuant to Section 5.12 hereof;

(ii)

a certificate of the Secretary of Acasti certifying, (i) as complete, accurate and in effect as of the Closing, (A) attached copies of Acasti’s organizational documents and (B) all requisite resolutions or actions of the Acasti Board of Directors approving the execution and delivery of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby, and (ii) as to the incumbency and signatures of the officers of Acasti executing this Agreement or other agreement document, certificate or instrument relating to the transactions contemplated hereby; and

(iii)	a certificate of good standing (or its equivalent) of Acasti in its jurisdiction of organization, dated no more than (5) Five Business Days before the Closing Date.

8.4	Notice and Cure Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)

cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate between the date hereof and the Effective Time such that the condition set forth in Section 8.2(b) or Section 8.3(b) would fail to be satisfied; or

(b)

result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time such that the condition set forth in Section 8.2(a) or Section 8.3(a) would fail to be satisfied.

Subject as herein provided, a Party may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 8.1, 8.2 and 8.3 in favor of such Party, or exercise any termination right arising therefrom, if forthwith, and in any event prior to the Effective Time, such Party has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered and the Party receiving such notice is proceeding diligently to cure such matter (if such matter is susceptible to being cured), the Party delivering such notice may not terminate this Agreement until the earlier of the Outside Date and the expiration of a period of thirty (30) days from such notice. If such notice has been delivered prior to the date of the Acasti Meeting, such meeting shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such matter.

8.5	Satisfaction of Conditions

The conditions precedent set out in Sections 8.1, 8.2 and 8.3 shall be conclusively deemed to have been satisfied, waived or released when, with the approval of Grace and Acasti, the Merger is completed.

ARTICLE 9

GENERAL

9.1	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by facsimile or electronic transmission, addressed to the recipient as follows:

(a)	if to Grace:

Grace Therapeutics, Inc.

685 US Highway 1

North Brunswick, NJ 08902

Phone: (646) 668-4502

Fax: (848) 209-9337

Attention:	George Kottayil
Facsimile:	(848) 209-9337
E-mail:	gkottayil@gtrx.com

with a copy (which will not constitute notice) to:

Reed Smith LLP

599 Lexington Avenue, 22nd Floor

New York, NY 10022

Attention:	Jennifer Cheng; Niket Rele
E-mail:	jcheng@reedsmith.com; nrele@reedsmith.com

(b)	if to Acasti:

Acasti Pharma Inc.

3009 boul. de la Concorde E.

Suite 102

Laval, Québec

H7E 2B5

Attention:	Jan D’Alvise
E-mail:	j.dalvise@acastipharma.com

with a copy (which will not constitute notice) to:

Osler, Hoskin & Harcourt LLP

1000, rue De La Gauchetière Ouest

Bureau 2100

Montréal, Québec

Canada H3B 4W5

Attention:	François Paradis
E-mail:	fparadis@osler.com

or to such other street address, individual or electronic communication number or address as may be designated by written notice given by either Party to the other in any manner stated in this Section 9.1. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2	Expenses

Except as otherwise specified herein (including, without limitation, in Section 7.2(d)) or as otherwise expressly included in the calculation of a Party’s Net Cash or the Exchange Ratio, each Party will pay its legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it, in connection with the transactions hereunder (the “Transaction Expenses”); provided, that to the extent included in the calculation of a Party’s Net Cash or the Exchange Ratio and the Merger is consummated, such Transaction Expense shall be paid by Acasti to the payee of such Transaction Expense at the Closing.

9.3	No Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

9.4	Benefit of Agreement

Subject to Section 9.8, this Agreement will inure solely to the benefit of and be binding upon each Party hereto.

9.5	Public Announcements

(a)

Grace and Acasti shall each publicly announce the Transaction promptly following the execution of this Agreement, the text and timing of such announcements to be approved in writing by the other Party in advance, acting reasonably.

(b)

No Party shall issue any press release or otherwise make any written public statement with respect to the Merger or this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that any Party may, without the consent of the other, issue one or more press releases or make one or more other written public statements with respect to the Merger or this Agreement that do not contain any material fact or statement which has not been included in a prior press release or written public statement agreed by the Parties in accordance with this Section 9.5.

(c)

Neither Acasti nor MergerCo shall make any filing with any Governmental Authority with respect to the Transaction without prior consultation with Grace, and Grace shall not make any filing with any Governmental Authority with respect to the Transaction without prior consultation with Acasti.

The provisions of Sections 9.5(b) and 9.5(c) shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing; provided, however, that except as otherwise required pursuant to this Agreement (other than this Section 9.5), neither Acasti nor Grace shall have any obligation to obtain the consent of or consult with the other Party prior to any press release, public statement, disclosure or filing with regard to any Acasti Acquisition Proposal, Grace Acquisition Proposal, Acasti Change of Recommendation or Grace Change of Recommendation.

9.6	Governing Law; Attornment; Service of Process; Waiver of Jury

(a)

This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)

Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

(c)

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.7	Entire Agreement

This Agreement, together with the Non-Disclosure Agreement, the Grace Voting and Lock-Up Agreement(s), constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter thereof.

9.8	Third Party Beneficiaries

Except as provided in Sections 5.1 and 5.8, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.9	Amendment

This Agreement may, at any time and from time to time but not later than the Closing, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Acasti Shareholders or Grace Stockholders.

9.10	Waiver and Modifications

Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties, (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfillment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.11	Severability

Upon any determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.12	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.13	Injunctive Relief

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.14	No Recourse

Without limiting any other provision in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties hereto.

9.15	Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by personal delivery, facsimile, electronic transmission or otherwise).

9.16	Definitions

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

“10 Day VWAP” means the volume weighted average share price of Acasti Shares over the last ten (10) trading days on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) preceding the two (2) Business Days prior to the Closing Date.

“1933 Securities Act” means the United States Securities Act of 1933, as amended.

“1934 Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Acasti” shall have the meaning ascribed to it in the Recitals.

“Acasti Acquisition Agreement” shall have the meaning ascribed to it in Section 6.1(a)(iv).

“Acasti Acquisition Proposal” means, at any time, whether or not in writing, any proposal or offer (including any modification or proposed modification thereto), with respect to:

(a)

the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Acasti Shares or other voting securities of Acasti representing 30% or more of the outstanding voting securities of Acasti (including securities of Acasti currently beneficially owned by such Person or group of Persons), whether in a single transaction or a series of related transactions; or

(b)

except as disclosed in Section 4.1 of the Acasti Disclosure Letter, the acquisition or purchase, whether in a single transaction or a series of related transactions, by any Person or group of Persons acting jointly or in concert of any assets of Acasti and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of Acasti) which assets individually or in the aggregate contribute 30% or more of the consolidated revenue or represent 30% or more of the total asset value of Acasti and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of Acasti most recently filed prior to such time as part of the Acasti Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

(c)

a merger, amalgamation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving Acasti or any of its Subsidiaries whether in a single transaction or a series of related transactions, in each case excluding the Transaction and excluding any transaction between only Acasti and/or one or more of its Subsidiaries.

“Acasti Board of Directors” means the board of directors of Acasti.

“Acasti Change of Recommendation” means any of the following:

(a)

the Acasti Board of Directors fails to publicly make the Acasti Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to Grace its approval of the Merger or the Acasti Recommendation;

(b)	Acasti or the Acasti Board of Directors knowingly makes any public statement inconsistent with the Acasti Recommendation;

(c)

Grace requests in writing that the Acasti Board of Directors publicly reaffirm the Acasti Recommendation and/or publicly reject any Acasti Acquisition Proposal and the Acasti Board of Directors, in each case, shall not have done so within five (5) Business Days following receipt of such request or makes any public statement inconsistent with the Acasti Recommendation;

(d)	the Acasti Board of Directors accepts, approves, endorses or recommends any Acasti Acquisition Proposal;

(e)	Acasti enters into an Acasti Acquisition Agreement;

(f)	Acasti fails to include the Acasti Recommendation in the Proxy Statement;

(g)	the Acasti Board of Directors fails to recommend against the acceptance of a tender offer for Acasti Shares within ten (10) Business Days after commencement; or

(h)	Acasti or the Acasti Board of Directors publicly proposes or announces its intention to do any of the foregoing,

it being understood that publicly taking a neutral position or no position with respect to any Acasti Acquisition Proposal until five (5) Business Days following the public announcement of such Acasti Acquisition Proposal shall not be considered an Acasti Change of Recommendation (it being further understood that after five (5) Business Days following the public announcement of such Acasti Acquisition Proposal, continuing to take no position or a neutral position will be deemed to be an Acasti Change of Recommendation); provided that all references to five (5) Business Days in this definition of Acasti Change of Recommendation shall be changed to ten (10) Business Days in the event the applicable Acasti Acquisition Proposal is a tender offer or exchange offer.

“Acasti Data Room” means Acasti’s electronic data room maintained by Acasti as it existed at 11:59 p.m. (Montreal time) as of the day immediately prior to the date hereof.

“Acasti Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Acasti to Grace concurrently with the execution of this Agreement.

“Acasti Equity Plans” means the Acasti Stock Option Plan as amended August 27, 2020 and the Acasti Equity Incentive Plan as amended August 27, 2020.

“Acasti Equity Plan Approval” means the affirmative vote of a majority of the votes cast on the Acasti Equity Plan Resolution by the Acasti Shareholders present in person or represented by proxy at the Acasti Meeting.

“Acasti Equity Plan Resolution” means the ordinary resolution of Acasti Shareholders approving an amendment to the Acasti Equity Plans, which increases the number of Acasti Shares available for issuance under the Acasti Equity Plan by the number of Acasti Shares set forth on Section 9.16 of the Grace Disclosure Letter, to be considered and, if thought fit, passed with or without variation at the Acasti Meeting.

“Acasti Financial Statements” means the audited consolidated financial statements of Acasti as of and for the years ended March 31, 2020, 2019 and 2018, together with the notes thereto.

“Acasti Indemnified Party” shall have the meaning ascribed to it in Section 5.8(a).

“Acasti Intellectual Property” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Acasti Intervening Event” means a material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known by nor was it reasonably foreseeable by the Acasti Board of Directors as of or prior to the date of this Agreement, which event, change, effect, development or occurrence becomes known to the Acasti Board of Directors prior to the Acasti Shareholder Approval and results in the standalone financial condition of Acasti and its Subsidiaries taken as a whole, being more favorable to the Acasti Shareholders than this Agreement and the Transaction, and (ii) does not relate to or involve (A) an Acasti Acquisition Proposal or any matter relating thereto, or (B) any changes in the market price, or change in trading volume, of Acasti Shares or the results of operations of Acasti with regard to the failure of its prescription drug candidate CaPre to meet its primary endpoint in clinical trials.

“Acasti Intervening Event Notice” means a written notice provided by Acasti to Grace delivered promptly (and in any event, within 24 hours) after the determination by the Acasti Board of Directors that an Acasti Intervening Event exists and specifying the Acasti Intervening Event in reasonable detail.

“Acasti IP Sale Contract” shall have the meaning ascribed to it in Section 5.17.

“Acasti Material Contract” shall have the meaning ascribed to it in Section 3.1(o)(i).

“Acasti Meeting” means the special meeting of the Acasti Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement for the purpose of considering and, if thought fit, approving the Acasti Shareholder Resolution and the Acasti Equity Plan Resolution.

“Acasti Option” means an option to purchase Acasti Shares granted under the Acasti Equity Plans, the exercise price of which shall be adjusted to reflect any Acasti Reverse Split.

“Acasti Outstanding Equity” means the total number of Acasti Shares outstanding immediately prior to the Effective Time and assuming, without limitation or duplication, (i) (A) if the 10 Day VWAP is equal to or less than $0.84, the exercise in full of in-the-money Acasti Options representing 1,705,838 Acasti Shares using the treasury stock method; or, (B) if the 10 Day VWAP is greater than $0.84, the exercise in full of all in-the-money Acasti Options and the conversion in full of all in-the-money Acasti Warrants, in each case computed using the treasury stock method, and (ii) the other items set forth in Exhibit C hereto.

“Acasti Parties” means collectively Acasti and MergerCo and “Acasti Party” means either of them.

“Acasti Percentage” means 55%, subject to the Net Cash Adjustment.

“Acasti Plan” shall have the meaning ascribed to it in Section 3.1(r)(i).

“Acasti Product” shall have the meaning ascribed to it in Section 3.1(t)(x).

“Acasti Public Disclosure Record” means all forms, statements, certifications, reports and documents filed or furnished by or on behalf of Acasti on SEDAR or EDGAR in the period from December 31, 2019 to the date hereof.

“Acasti Recommendation” means the recommendation of the Acasti Board of Directors that the Acasti Shareholders vote in favor of the Acasti Shareholder Resolution.

“Acasti Reverse Split” means a reverse share split of all outstanding Acasti Shares at a reverse share split ratio as mutually agreed to by Acasti and Grace.

“Acasti Senior Management” means the individuals set forth in Section 1.3 of the Acasti Disclosure Letter.

“Acasti Shareholder” means a holder of one or more Acasti Shares.

“Acasti Shareholder Approval” means the affirmative vote of a majority of the votes cast on the Acasti Shareholder Resolution by the Acasti Shareholders present in person or represented by proxy at the Acasti Meeting.

“Acasti Shareholder Resolution” means the ordinary resolution of Acasti Shareholders approving (i) the issuance of Acasti Shares pursuant to the Transaction and (ii) the Acasti Reverse Split, to be considered and, if thought fit, passed with or without variation at the Acasti Meeting.

“Acasti Shares” means the common shares without par value in the authorized share structure of Acasti.

“Acasti Subsidiary” means a Subsidiary of Acasti.

“Acasti Superior Proposal” means an unsolicited bona fide written Acasti Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “30%” in the definition of “Acasti Acquisition Proposal” shall be changed to “65%”) made by a Person or Persons acting jointly or in concert (other than Grace, MergerCo and any of their respective Affiliates) and which, or in respect of which:

(a)	the Acasti Board of Directors has determined in good faith, after consultation with financial advisors and outside legal counsel:

(i)

would, if consummated taking into account all of the terms and conditions (including all financial, legal, regulatory and other aspects and financing) of such Acasti Acquisition Proposal (but not assuming away any risk of non-completion), result in a transaction which is more favorable to Acasti Shareholders from a financial point of view than the Transaction (including any adjustment to the terms and conditions of the Transaction proposed by Grace pursuant to Section 6.2);

(ii)

is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acasti Acquisition Proposal and the Person or Persons making such Acasti Acquisition Proposal;

(iii)	that funds, securities or other consideration necessary for such Acasti Acquisition Proposal are or are reasonably likely to be available); and

(b)	in the case of an Acasti Acquisition Proposal involving Acasti Shares, is made available to all of the Acasti Shareholders on the same terms and conditions.

“Acasti Superior Proposal Notice” means a written notice provided by Acasti to Grace delivered promptly (and in any event, within 24 hours) after the determination by the Acasti Board of Directors that an Acasti Superior Proposal exists, advising Grace that Acasti has received an Acasti Superior Proposal and specifying the information with respect thereto required by the definition of Acasti Superior Proposal and including written notice of the determination of the Acasti Board of Directors that such Acasti Acquisition Proposal constitutes an Acasti Superior Proposal.

“Acasti Termination Fee Event” shall have the meaning ascribed to it in Section 7.2(b).

“Acasti Treasury Policy” means the Corporate Treasury Policy of Acasti, a copy of which was included prior to the date hereof in the Acasti Data Room.

“Acasti Warrants” means the outstanding warrants to purchase Acasti Shares.

“Affiliate” means any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Montreal, Québec, Canada, or New York, New York are closed for business.

“Canada Pension Plan” means the Canada Pension Plan (Act) (Canada).

“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial securities Laws and, in each case, the rules and regulations made thereunder, together with published policy statements, orders and instruments of, or adopted by, the securities regulatory authorities of any province of Canada or of the Canadian Securities Administrators, as applicable, in any province of Canada, in effect as of the date hereof.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (H.R. 748) (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof).

“Cash and Cash Equivalents” means, with respect to any entity and without duplication, all (a) cash and cash equivalents in such entity’s accounts, plus (b) third party checks deposited or held in such entity’s accounts that have not yet cleared, plus (c) interest payable to such entity and other receivables (in each case, to the extent determined to be collectible), plus (d) deposits (to the extent refundable), minus (e) issued but uncleared checks, drafts and wire transfers of such entity.

“Certificate” shall have the meaning ascribed to it in Section 2.1(e)(iii).

“Certificate of Merger” means the certificate of merger relating to the Merger.

“CFDA” shall have the meaning ascribed to it in Section 3.1(t)(i).

“Chancery Court” shall have the meaning ascribed to it in Section 9.6(a).

“Closing” shall have the meaning ascribed to it in Section 2.2.

“Closing Date” shall have the meaning ascribed to it in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Continuing Employee” shall have the meaning ascribed to it in Section 5.16(a).

“Contract” means any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which Acasti or any Acasti Subsidiary, on the one hand, or Grace, on the other hand, is a party or by which Acasti or any Acasti Subsidiary, on the one hand, or Grace, on the other hand, is bound or affected or to which any of their respective properties or assets is subject.

“DGCL” shall have the meaning ascribed to it in Section 2.1(a).

“EDGAR” means the Electronic Data-Gathering, Analysis and Retrieval system.

“Effective Time” means the time at which the Merger becomes effective in accordance with Section 2.1(b) and the DGCL.

“Employment Agreement” shall have the meaning ascribed to it in Section 3.1(q)(i).

“Environment” means the natural or man-made environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter, living organisms, and any other environmental-related medium or resource, natural or otherwise).

“Environmental Claims” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or Release or threatened Release into the Environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by Acasti or Grace or any of their respective Subsidiaries, as applicable, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any Laws governing or relating to pollution or protection of human health or safety or the Environment, including, without limitation, Laws relating to (i) emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, generation, control, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (iv) endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, (v) reclamation or restoration of property, or the preservation of the environment or mitigation of adverse effects on or to human health or the Environment, or (vi) emissions or control of greenhouse gases.

“Equity Equivalent” means, with respect to any entity, (a) any options, warrants, convertible securities, exchangeable securities, subscription rights, purchase or acquisition rights, conversion rights, exchange rights, or other Contracts that require such entity to issue any of its Equity Interests, and (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for, in each case with or without consideration, any Equity Interest of such entity.

“Equity Interest” means (a) with respect to any corporation, any and all shares of capital stock and any Equity Equivalents with respect thereto, (b) with respect to any general or limited partnership, limited liability company, trust or similar Entity, any and all units, interests or other partnership/limited liability company interests, and any Equity Equivalents with respect thereto, and (c) with respect to any other form of Entity, any other direct or indirect equity ownership, participation or interest therein and any Equity Equivalents with respect thereto.

“ERISA” shall have the meaning ascribed to it in Section 3.1(r)(i).

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Agent” shall have the meaning ascribed to it in Section 2.1(g)(i).

“Exchange Ratio” means, subject to Section 2.1(i), the quotient obtained by dividing (a) the total number of Merger Shares by (b) the Grace Outstanding Equity.

“Exchange Ratio Calculation Spreadsheet” means the electronic spreadsheet attached hereto as Exhibit C and updated by the Parties at least two Business Days prior to the Closing Date (subject to adjustment for the Acasti Reverse Split).

“FDA” means the United States Food and Drug Administration or any successor entity.

“FDA Regulations” shall have the meaning ascribed to it in Section 3.1(t)(iii).

“FDCA” shall have the meaning ascribed to it in Section 3.1(t)(i).

“Form S-4” shall have the meaning ascribed to it in Section 5.3(a).

“Fraud Policy” shall have the meaning ascribed to it in Section 3.1(t)(iv).

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSXV, NASDAQ or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

“Grace” shall have the meaning ascribed to it in the Recitals.

“Grace Acquisition Agreement” shall have the meaning ascribed to it in Section 6.3(a)(iv).

“Grace Acquisition Proposal” means, at any time, whether or not in writing, any proposal or offer (including any modification or proposed modification thereto), with respect to:

(c)

the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Grace Shares or other voting securities of Grace representing 30% or more of the outstanding voting securities of Grace (including securities of Grace currently beneficially owned by such Person or group of Persons), whether in a single transaction or a series of related transactions; or

(d)

the acquisition or purchase, whether in a single transaction or a series of related transactions, by any Person or group of Persons acting jointly or in concert of any assets of Grace which assets individually or in the aggregate contribute 30% or more of the consolidated revenue or represent 30% or more of the total asset value of Grace taken as a whole (in each case based on the most recent consolidated financial statements of Grace) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

(e)

a merger, amalgamation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving Grace whether in a single transaction or a series of related transactions, in each case excluding the Transaction.

“Grace Board of Directors” means the board of directors of Grace.

“Grace Change of Recommendation” means any of the following:

(a)

the Grace Board of Directors fails to publicly make the Grace Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to Acasti its approval of this Agreement or the Grace Recommendation;

(b)	Grace or the Grace Board of Directors knowingly makes any public statement inconsistent with the Grace Recommendation;

(c)	Acasti requests in writing that the Grace Board of Directors publicly reaffirm the Grace Recommendation and/or publicly reject any Grace Acquisition Proposal and the Grace Board of

Directors shall not have done so within five (5) Business Days following receipt of such request or makes any public statement inconsistent with the Grace Recommendation;

(d)	the Grace Board of Directors accepts, approves, endorses or recommends any Grace Acquisition Proposal;

(e)	Grace enters into a Grace Acquisition Agreement;

(f)	Grace fails to include the Grace Recommendation in the Grace Stockholder Written Consent or the accompanying documentation distributed to the Grace Stockholders;

(g)	the Grace Board of Directors fails to recommend against the acceptance of a tender offer for Grace Shares within ten (10) Business Days after commencement; or

(h)	Grace or the Grace Board of Directors publicly proposes or announces its intention to do any of the foregoing,

it being understood that publicly taking a neutral position or no position with respect to any Grace Acquisition Proposal until five (5) Business Days following the public announcement of such Grace Acquisition Proposal shall not be considered a Grace Change of Recommendation (it being further understood that after five (5) Business Days following the public announcement of such Grace Acquisition Proposal, continuing to take a neutral position or no position will be deemed to be a Grace Change of Recommendation); provided that all references to five (5) Business Days in this definition of Grace Change of Recommendation shall be changed to ten (10) Business Days in the event the applicable Grace Acquisition Proposal is a tender offer or exchange offer.

“Grace Class B Share” means a share of Class B common stock, par value $0.0001 per share, of Grace.

“Grace Data Room” means Grace’s electronic data room maintained by Grace as it existed at 11:59 p.m. (Montreal time) as of the day immediately prior to the date hereof.

“Grace Debt Instruments” means the Grace Notes and the Grace Note Purchase Agreements.

“Grace Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Grace to Acasti concurrently with the execution of this Agreement.

“Grace Equity Awards” means each stock-based award (including any Grace Restricted Stock), granted under the Grace Equity Plan.

“Grace Equity Plan” means the Grace 2018 Equity Compensation Plan.

“Grace Financial Statements” means the audited consolidated financial statements of Grace as of and for the years ended December 31, 2020, 2019 and 2018, together with the notes thereto.

“Grace Indemnified Party” shall have the meaning ascribed to it in Section 5.8(a).

“Grace Intervening Event” means a material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known by nor was it reasonably foreseeable by any member of the Grace Board of Directors as of or prior to the date of this Agreement, which event, change, effect, development or occurrence becomes known to the Grace Board of Directors prior to the Grace Stockholder Approval and results in the standalone financial condition of Grace, being more favorable to the Grace Stockholders than this Agreement and the Transaction, and (ii) does not relate to or involve (A) a Grace Acquisition Proposal, or (B) any failure of Grace to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures.

“Grace Intervening Event Notice” means a written notice provided by Grace to Acasti delivered promptly (and in any event, within 24 hours) after the determination by the Grace Board of Directors that a Grace Intervening Event exists and specifying the Grace Intervening Event in reasonable detail.

“Grace Material Contracts” means each Contract listed in Section 3.2(o)(i) of the Grace Disclosure Letter, including the Grace Debt Instruments.

“Grace Net Cash Deficit” means, if the Grace Net Cash is negative, the amount of Grace Net Cash.

“Grace Notes” means (i) the $5,000,000 aggregate principal amount of convertible promissory notes issued to Shore Pharma LLC and SS Pharma LLC on December 1, 2017 and (ii) the $4,915,000 aggregate principal amount of convertible promissory notes issued to certain purchasers from June to September 2018, in each case as amended, supplemented or modified from time to time.

“Grace Note Purchase Agreements” shall mean the note purchase agreements governing the Grace Notes, as amended, supplemented or modified from time to time.

“Grace Outstanding Equity” means the total number of Grace Shares outstanding immediately prior to the Effective Time expressed on a fully-diluted basis and assuming, without limitation or duplication, (i) the conversion or exchange in full of all issued and outstanding Grace Notes into the number of Grace Shares required pursuant to the Grace Debt Conversion in Section 5.13, (ii) the issuance of Grace Shares pursuant to the Grace Liability Settlement in Section 5.19, and (iii) the other items set forth in Exhibit C hereto.

“Grace Percentage” means 45%, subject to the Net Cash Adjustment.

“Grace Product” shall have the meaning ascribed to it in Section 3.2(t)(x).

“Grace Recommendation” means the recommendation of the Grace Board of Directors that Grace Stockholders adopt this Agreement.

“Grace Restricted Stock” shall have the meaning ascribed to it in Section 2.1(e)(ii).

“Grace Senior Management” means the individuals set forth in Section 1.3 of the Grace Disclosure Letter.

“Grace Share” means a share of the Class A common stock, par value $0.0001 per share, of Grace.

“Grace Specified Stockholders” shall have the meaning ascribed to it in the Recitals.

“Grace Stockholder” means a holder of one or more Grace Shares.

“Grace Stockholder Approval” means adoption of this Agreement by the affirmative consent of Grace Stockholders holding a majority of the outstanding Grace Shares.

“Grace Superior Proposal” means a written Grace Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “30%” in the definition of “Grace Acquisition Proposal” shall be changed to “65%”) made by a Person or Persons acting jointly or in concert (other than Acasti, MergerCo and any of their respective Affiliates) and which, or in respect of which:

(a)	the Grace Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)

would, if consummated taking into account all of the terms and conditions (including all financial, legal, regulatory and other aspects and financing) of such Grace Acquisition Proposal (but not assuming away any risk of non-completion), result in a transaction which is more favorable to Grace Stockholders from a financial point of view than the Transaction (including any adjustment to the terms and conditions of the Transaction proposed by Acasti pursuant to Section 6.4);

(ii)

is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Grace Acquisition Proposal and the Person or Persons making such Grace Acquisition Proposal;

(iii)	that funds, securities or other consideration necessary for such Grace Acquisition Proposal are or are reasonably likely to be available); and

(b)	in the case of a Grace Acquisition Proposal involving Grace Shares, is made available to all of the Grace Stockholders on the same terms and conditions.

“Grace Superior Proposal Notice” means a written notice provided by Grace to Acasti delivered promptly (and in any event, within 24 hours) after the determination by the Grace Board of Directors that a Grace Superior Proposal exists, advising Acasti that Grace has received a Grace Superior Proposal and specifying the information with respect thereto required by the definition of Grace Superior Proposal and including written notice of the determination of the Grace Board of Directors that such Grace Acquisition Proposal constitutes a Grace Superior Proposal.

“Grace Termination Fee Event” shall have the meaning ascribed to it in Section 7.2(c).

“Grace Voting and Lock-Up Agreement” shall have the meaning ascribed to it in the Recitals.

“Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum derivatives or products, or synthetic or alternate substitutes therefor, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, hydrogen sulfide, arsenic, cadmium, mercury, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, urea-formaldehyde, or other substances that may have an adverse effect on human health or the environment, and including any other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any Law relating to pollution, waste, human health or the Environment, or may impair the Environment, the health of any Person, property, or plant or animal life.

“HIPAA” shall have the meaning ascribed to it in Section 3.1(t)(i).

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed thereto in Section 5.8(a).

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) registered or unregistered trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets and (ix) all applications and registrations for the foregoing.

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, rules, regulations, instruments, by-laws, notices, policies, protocols, guidelines, guidance, manuals, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity.

“Letter of Transmittal” shall have the meaning ascribed to it in Section 2.1(g)(ii).

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, license, sublicense, right to possession or any other encumbrance, right or restriction of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Material Adverse Effect”, when used in connection with Grace or Acasti, means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have, a material and adverse effect on (i) the business, operations, results of operations or condition (whether financial or otherwise) of such Party and its Subsidiaries, taken as a whole or (ii) the ability of Grace or Acasti and its Subsidiaries to timely perform their covenants or obligations under this Agreement or to consummate the Transaction; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a)

changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which such Party or any of its Subsidiaries operates or carries on business;

(b)

changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)	any natural disaster;

(d)	changes or developments in or relating to currency exchange or interest rates;

(e)	changes or developments affecting the pharmaceutical industry in general;

(f)	any change in applicable Laws (other than Orders against a Party or a Subsidiary thereof) or U.S. GAAP;

(g)	except for purposes of Sections 3.1(c), 3.1(d), 3.2(c) and 3.2(d), the announcement of the execution of this Agreement or the Transaction;

(h)	any actions taken (or omitted to be taken) by Acasti or Grace upon the express written request of the other;

(i)

(A) any changes in the share price or trading volume of Acasti Shares, or (B) any failure of Grace to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (it being understood that, in either case, the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(j)	the COVID-19 pandemic or other epidemic or pandemic outbreaks including any continuation or worsening thereof; or

(k)	the Acasti Reverse Split.

provided, however, that the effect of the changes or developments described in clauses (a) through (f) and clause (j) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as such Party and its Subsidiaries.

“Merger” shall have the meaning ascribed to it in the Recitals.

“MergerCo” shall have the meaning ascribed to it in the Recitals.

“Merger Consideration” shall have the meaning ascribed to it in Section 2.1(e)(iii).

“Merger Shares” means the total number of Acasti Shares to be issued in the Merger pursuant to Section 2.1(e)(iii), which shall be registered with the SEC and freely tradable in the public markets subject to any limitations set forth in the Grace Voting and Lock-Up Agreement and listed for trading on NASDAQ or under applicable U.S. Securities Laws, determined as follows: (a) the Grace Percentage multiplied by (b) the quotient of (i) the Acasti Outstanding Equity divided by (ii) the Acasti Percentage, calculated in a manner consistent with the computations set forth in the Exchange Ratio Calculation Spreadsheet updated by the Parties at least two Business Days prior to the Closing Date, and subject to increase or reduction by the Net Cash Adjustment.

“MI 61-101” means Multilateral Instrument 61-101 “Protection of Minority Security Holders In Special Transactions” issued by the Canadian Securities Administrators.

“NASDAQ” means the NASDAQ Capital Market.

“National Instrument 52-109” means National Instrument 52-109 “Certification of Disclosure in Issuers’ Annual and Interim Filings” issued by the Canadian Securities Administrators.

“Net Cash” means the amount, whether positive or negative, of an entity’s Cash and Cash Equivalents, reduced by, without duplication, such entity’s (i) the accounts payable and accrued expenses (other than accrued expenses which are Transaction Expenses) and the other liabilities, in each case determined in a manner substantially consistent with the manner in which such items were determined for, in the case of Acasti, the Acasti Financial Statements, or in the case of Grace, the Grace Financial Statements, (ii) subject to Section 9.2, such entity’s Transaction Expenses, and (iii) the other items, in the case of Acasti, set forth in Exhibit D-1 hereto, and in the case of Grace, set forth in Exhibit D-2 hereto, in each case measured as of the applicable date required in the Net Cash Schedule, except unpaid and unaccrued Transaction Expenses, which shall be estimated in good faith through the Anticipated Closing Date.

“Net Cash Deficit Make Whole Rate” means, the upward percentage adjustment to the Acasti Percentage that would be required in order for the Grace Net Cash Deficit to be equal to the product of (i) the reduction in the number of Merger Shares to be issued pursuant to this Agreement as a result of such adjustment using Net Cash Deficit Make Whole Rate, multiplied by (ii) the 10 Day VWAP, calculated in a manner consistent with the computations set forth in the Exhibit E prior to the Closing Date.

“Net Cash Schedule” shall mean a written schedule prepared and certified by the Chief Financial Officer or other similar officer of an entity, on behalf of the entity and not in his or her personal capacity, setting forth, in reasonable detail, the entity’s good faith estimate of Net Cash as of (a) the end of the most recently completed calendar month preceding the required delivery date of such Net Cash Schedule under Section 2.1(i), and (b) the Anticipated Closing Date, which Net Cash Schedule shall be prepared in a manner consistent with the Net Cash computations for Acasti, set forth in Exhibit D-1 hereto, and Grace, set forth in Exhibit D-2 hereto. For the avoidance of doubt, the rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars in a Net Cash Schedule shall be the applicable closing exchange rate on the required delivery date of such Net Cash Schedule as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties.

“New Plan” shall have the meaning ascribed to it in Section 5.16(b).

“Non-Disclosure Agreement” means the mutual non-disclosure agreement dated as of January 7, 2021 between Acasti and Grace, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such Person.

“Orphan Act” shall have the meaning ascribed to it in Section 3.1(t)(i).

“Outside Date” means November 8, 2021 or such later date as may be agreed to in writing by the Parties; provided, however, that if the Form S-4 has not been declared effective by the SEC within three months of the date of the initial filing of the Form S-4, then the Outside Date shall be automatically extended to January 10, 2022.

“Parties” means the parties to this Agreement and “Party” means any one of them.

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority.

“Permitted Liens” means, for Acasti or any of its Subsidiaries, or Grace, as the context requires: (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with U.S. GAAP, as applicable; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (v) statutory landlords’ Liens and Liens granted to landlords under any lease, (vi) licenses of non-material Intellectual Property in the ordinary course of business; (vii) any purchase money security interests, equipment leases or similar financing arrangements; (viii) any Liens which are disclosed on the most recent consolidated balance sheet of Acasti or Grace, as applicable, or the notes thereto; and (ix) any Liens that are not material to Acasti, its Subsidiaries or their businesses, taken as a whole or Grace or its businesses, as applicable.

“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status.

“Personal Information” means, in addition to any definition provided by Grace or Acasti for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy policy of Grace, Acasti or either of their Subsidiaries, as applicable, or other public-facing statement, all information that identifies, allows identification of or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, payment card number, check information or government-issued identifier (including Social Security number and driver’s license number), date of birth, and any other data used or intended to be used to identify, contact, transact with or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by Grace or Acasti or either of their

Subsidiaries, as applicable, with such individual, as so associated, which may include (to the extent collected and associated by Grace or Acasti or either of their Subsidiaries, as applicable, with such individual, as so associated): (a) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (b) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms, whether or not stored, recorded or transmitted in a manner that would not reveal the identity of the applicable individual without other such information.

“PHSA” shall have the meaning ascribed to it in Section 3.1(t)(i).

“PMPRB” shall have the meaning ascribed to it in Section 3.1(t)(i).

“PPP loan” means that certain Small Business Administration’s Paycheck Protection Program Term Note, dated April 17, 2020, between Grace and Valley National Bank, in the principal amount of $160,007.

“Privacy Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of Personal Information and all laws governing breach notification.

“Proceeding” means a court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding.

“Proxy Statement” shall have the meaning ascribed to it in Section 5.3(a).

“QC Act” means the Business Corporations Act (Québec).

“Regulatory Authority” means Health Canada, the FDA and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the authorization, approval, marketing, advertising, sale, pricing, storage, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of pharmaceutical products, including but not limited to human drugs, biologics, and drug combination products.

“Regulatory Authorization” means any registration, authorization, approval, clearance, license, permit, certificate or exemption issued by any Regulatory Authority or Governmental Authority (including new drug applications, new drug submissions, investigational new drug applications, clinical trial applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of Acasti or Grace and their respective Subsidiaries.

“Regulatory Guidelines” means applicable rules, guidance, manuals, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Regulatory Authority to the extent that the foregoing do not have the force of law.

“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, or sudden, intermittent, inadvertent or gradual, into, onto, through, above or under the Environment.

“Relevant Laws” shall have the meaning ascribed to it in Section 5.2(b).

“Representatives” means, collectively, with respect to a Person, any officers, directors, employees, consultants, advisors, agents or other representatives (including legal counsel, accountants, investment bankers and financial advisors) of that Person or any Subsidiary of that Person.

“Restraint” shall mean any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their Subsidiaries) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either Acasti or Grace.

“Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any Taxes (including any schedules or attachments thereto or amendments thereof).

“Right to Match Period” shall have the meaning ascribed to it in Section 6.2(a)(iv).

“Sarbanes-Oxley Act” shall have the meaning ascribed to it in Section 3.1(g)(ii).

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act (Québec).

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Subsidiary” means, with respect to a specified entity, any:

(a)

corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

(b)

partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)	Subsidiary (as defined in clauses (a) and (b) above) of any Subsidiary (as so defined) of such specified entity.

“Surviving Company” shall have the meaning ascribed to it in Section 2.1(a).

“Surviving Company Shares” shall have the meaning ascribed to it in Section 2.1(e).

“Tax” or “Taxes” means (i) all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes, sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, license taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, surtaxes, harmonized sales tax, abandoned or unclaimed property liabilities (escheat) and other taxes, fees, imposts, assessments or charges of any kind whatsoever, in each case in the nature of taxes; and (ii) all interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect of amounts of the type described in clause (i) above.

“Tax Act” means the Income Tax Act (Canada) or any successor act.

“Termination Fee” means an amount equal to $1,000,000.

“Transaction” means, collectively, all the transactions contemplated by this Agreement.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“TSXV” means the TSX Venture Exchange.

“U.S. GAAP” means accounting principles generally accepted in the United States, consistently applied.

“U.S. Securities Laws” means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, as amended, and all other state and federal securities Laws and the rules, regulations and published policies made thereunder.

[The remainder of this page is left intentionally blank]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

ACASTI PHARMA INC.

By:	/s/ Jan D’Alvise
Name: Jan D’Alvise
Title: President and Chief Executive Officer

GRACE THERAPEUTICS, INC.

By:	/s/ S. George Kottayil
Name: S. George Kottayil
Title: Chief Executive Officer

ACASTI PHARMA U.S., INC.

By:	/s/ Jan D’Alvise
Name: Jan D’Alvise
Title: President and Chief Executive Officer

ANNEX B

OPINION OF OPPENHEIMER & CO. INC.

Oppenheimer & Co. Inc.
85 Broad Street
25th Floor
New York, NY 10004
Phone 212-668-8000

Transacts Business on All Principal Exchanges

May 6, 2021

The Board of Directors

Acasti Pharma Inc.

3009 boul. de la Concorde E., Suite 102

Laval, Quebec

H7E 2B5

Dear Board of Directors:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors (the “Board”) of Acasti Pharma Inc. (“Acasti”) as to the fairness, from a financial point of view, to Acasti, of the Exchange Ratio (as defined in the Agreement) provided for in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among Acasti, Acasti Pharma U.S., Inc., a wholly-owned subsidiary of Acasti (“MergerCo”), and Grace Therapeutics, LLC (“Grace”). The Agreement provides, among other things, that: (i) MergerCo will be merged with and into Grace (the “Merger”); and (ii) in connection with the Merger (a) each share of the Class A common stock, par value $0.0001 per share of Grace (collectively, the “Grace Shares”) that is owned held in the treasury of Grace immediately prior to the effective time of the Merger (the “Effective Time”), including each outstanding award of Grace Shares (collectively, “Grace Restricted Shares”) subject to forfeiture restrictions or other restrictions, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (“Cancelled Shares”); (b) each Grace Share, including each Grace Restricted Share, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of validly issued, fully paid and non-assessable common shares, without par value, of Acasti (collectively, the “Acasti Shares”) equal to the Exchange Ratio; and (c) Grace will become a wholly-owned subsidiary of Acasti. For purposes of this Opinion and our financial analysis underlying this Opinion, we have relied upon and assumed, at the direction of the management of Acasti and with Acasti’s consent, without independent verification, that (i) Acasti and Grace currently have approximately 208,696,940 shares of common stock issued and outstanding on a fully-diluted basis and approximately 24,136,327 shares of common stock issued and outstanding on a fully-diluted basis, respectively, (ii) upon consummation of the Transaction, the current stockholders of Acasti will own approximately 58.7% of the combined company and the current stockholders of Grace will own approximately 41.3% of the combined company, (iii) the Exchange Ratio is 6.13 Acasti Shares for each Grace Share, and (iv) Acasti’s equity value is equal to approximately $101 million.

In arriving at our Opinion, we:

a)     reviewed a draft dated May 2, 2021 of the Agreement;

b)     reviewed audited financial statements of Grace for the fiscal years ended December 31, 2020, 2019 and 2018 and unaudited financial statements of Grace for the 3-month period ended March 31, 2021;

c)     reviewed financial forecasts and estimates relating to Grace prepared by the management of Grace as adjusted by management of Acasti and approved for our use by Acasti (the “Grace Projections”);

d)    held discussions with the senior management and advisors of each of Grace and Acasti with respect to the business and prospects of Grace and Acasti, respectively;

e)     reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating Grace;

f)    reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Transaction;

g)     reviewed other public information concerning Grace;

h)     reviewed a certificate addressed to us from senior management of Acasti which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of Acasti; and

i)     performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Acasti and its employees, representatives and affiliates or otherwise reviewed by us. With respect to the Grace Projections, we have assumed, at the direction of the management of Acasti and with Acasti’s consent, without independent verification or investigation, that the Grace Projections were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Grace, as adjusted by the management of Acasti, as to the future financial condition and operating results of Grace. At the direction of representatives of Acasti, we also assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with the consent of Acasti, that the Transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Transaction, no delay, limitation, restriction or condition will be imposed that would result in the disposition of any assets of Acasti or Grace or otherwise have an adverse effect on Acasti, Grace or the Transaction. We have also assumed that there were no material changes in the assets, liabilities, financial conditions, results of operations, business or prospects of either Acasti or Grace since the date of the last financial statements of Acasti and Grace, respectively, that were made available to us. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Grace or Acasti. We have also relied upon and assumed, without independent verification, at the direction of Acasti, that any adjustments to the Exchange Ratio pursuant to the Agreement will not be material to our Opinion or our financial analyses underlying our Opinion.

We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Acasti or the price at which Acasti Shares will trade at any time. We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, whether any shareholder of Acasti should enter into a lock-up agreement or a shareholder support agreement or the fairness of the amount or nature of the compensation resulting from the Transaction to any individual officers, directors or employees of Acasti, or class of such persons, relative to the Exchange Ratio or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Acasti to proceed with or effect the Transaction nor does our Opinion address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Acasti or the effect of any other transaction in which Acasti might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. As you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on our analyses and this Opinion.

We are not legal, tax, regulatory or accounting advisors and have relied on the assessments made by Acasti and its advisors with respect to such issues. This Opinion does not address any legal, tax, regulatory or accounting matters. In addition, this Opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of Grace or Acasti under any federal or state laws relating to bankruptcy, insolvency, similar matters or otherwise.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer & Co. Inc. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Acasti in connection with the Transaction and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Transaction. Acasti has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement. In the ordinary course of business, we and our affiliates may actively trade securities of Acasti for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Oppenheimer in the past has provided investment banking, financial advisory and/or other financial services to Acasti, for which Oppenheimer has received compensation, including, among other things, having acted as a placement agent to Acasti in connection with Acasti’s at the market offering in the first quarter of 2021 for which Oppenheimer was paid approximately $800,000.

Oppenheimer consents to the inclusion of this Opinion in its entirety and reference to this Opinion in any proxy statement required to be distributed to Acasti’s shareholders in connection with the Transaction so long as such inclusion and reference is in form and substance acceptable to Oppenheimer and its counsel.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Agreement is fair, from a financial point of view, to Acasti. This Opinion is for the use of the Board (in its capacity as such) in its evaluation of the Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the Transaction.

Very truly yours,

OPPENHEIMER & CO. INC.

SCHEDULE A

ACASTI PHARMA INC.

STOCK OPTION PLAN

AS AMENDED JUNE 24, 2021

ACASTI PHARMA INC.

STOCK OPTION PLAN

THIS PLAN adopted October 8, 2008, amended on April 29, 2009, March 1, 2011, May 22, 2013, October 5, 2015, May 11, 2016, June 8, 2017, July 27, 2018, April 15, 2019, March 31, 2020, August 27, 2020 and June 24, 2021.

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1    Definitions. Where used in this Plan, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the meanings set forth below:

(a)	“Associate” has the meaning ascribed to it in the Securities Act.

(b)

“Board” means the board of directors of the Corporation, or any duly appointed committee thereof to which the board of directors of the Corporation has delegated the power to administer and grant Options under this Plan, as constituted from time to time.

(c)	“Cause” means, with respect to a particular Employee:

(i)	“cause” as such term is defined in the written employment agreement between the Corporation and the Employee; or

(ii)

in the event there is no written employment agreement between the Corporation and the Employee or “cause” is not defined in the written employment agreement between the Corporation and the Employee, the usual meaning of cause under the laws of the Province of Québec.

(d)	“Change of Control” means:

(i)

a consolidation, reorganization, amalgamation, merger, acquisition or other business combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Corporation and any one or more of its Associates, with respect to which all or substantially all of the Persons who were the beneficial owners of the Shares and other securities of the Corporation immediately prior to such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement do not, following the completion of such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement, beneficially own, directly or indirectly, more than 50% of the resulting voting rights (on a fully-diluted basis) of the Corporation or its successor;

(ii)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(iii)	the sale, exchange or other disposition to a person other than an Affiliate of the Corporation of all or substantially all of the Corporation’s assets; or

(iv)

a change in the composition of the Board, which occurs at a single meeting of the shareholders of the Corporation or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change;

(e)	“Code” has the meaning given in Section 7.1 of this Plan.

(f)

“Company” means, unless specifically indicated otherwise, a corporation, incorporated association or organization, body corporate, partnership, trust, association, or other entity other than an individual.

(g)	“Consultant” means a person, other than an Employee or Director of the Corporation, or a Company, who:

(i)	provides on a bona fide basis consulting, technical, management or other services to the Corporation or a Subsidiary of the Corporation under a written contract;

(ii)	possesses technical, business, management or other expertise of value to the Corporation or a Subsidiary of the Corporation;

(iii)	in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the business and affairs of the Corporation or a Subsidiary of the Corporation; and

(iv)	has a relationship with the Corporation or a Subsidiary of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation.

(h)	“Corporation” means Acasti Pharma Inc., and includes any successor corporation thereto.

(i)

“Director” means a member of the board of directors of the Corporation or a member of the board of directors of a Subsidiary of the Corporation to whom stock options may be granted in reliance on a prospectus exemption under applicable Securities Laws.

(j)	“Effective Date” means the effective date of this Plan, as amended, being October 8, 2008.

(k)	“Employee” means an individual who:

(i)

is considered an employee of the Corporation or a Subsidiary of the Corporation under the Income Tax Act (Canada) (i.e., for whom income tax, employment insurance and CPP deductions must be made at source);

(ii)

works full-time for the Corporation or a Subsidiary of the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or a Subsidiary of the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or

(iii)

works for the Corporation or a Subsidiary of the Corporation on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or a Subsidiary of the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source.

(l)	“Exchange” means the TSX Venture Exchange and, where the context permits, any other exchange on which the Shares are or may be listed from time to time.

(m)	“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out in the Option Agreement, duly executed by the Option Holder.

(n)

“Exercise Period” means the period during which a particular Option may be exercised and, subject to earlier termination in accordance with the terms hereof, is the period from and including the Grant Date through to and including the Expiry Date.

(o)

“Exercise Price” means the price per Share at which Shares may be purchased under an Option duly granted under this Plan, as determined in accordance with Section 4.3 of this Plan and, if applicable, adjusted in accordance with Section 3.5 of this Plan.

(p)

“Expiry Date” means the date determined in accordance with Section 4.2 of this Plan and after which a particular Option cannot be exercised and is deemed to be null and void and of no further force or effect.

(q)	“Grant Date” means the date on which the Board grants a particular Option.

(r)	“Insider” means an “insider” as defined by the Exchange from time to time in its rules and regulations.

(s)	“ISOs” has the meaning given in Section 7.1 of this Plan.

(t)

“Market Price” at any date in respect of the Shares shall be the closing price of such Shares on the Exchange (and if listed on more than one stock exchange, then the highest of such closing prices) on the last Business Day prior to the Grant Date (or, if such Shares are not then listed and posted for trading on the Exchange, on such stock exchange in Canada on which the Shares are listed and posted for trading as may be selected for such purpose by the Board). In the event that such Shares did not trade on such Business Day, the Market Price shall be the average of the bid and asked prices in respect of such Shares at the close of trading on such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

(u)	“Option” means an option to acquire Shares granted to a Director, Employee or Consultant of the Corporation, or any Subsidiary of the Corporation pursuant to this Plan.

(v)	“Option Agreement” means an agreement, in the form substantially similar as that set out in Schedule “A” hereto, evidencing an Option granted under this Plan.

(w)

“Option Holder” means a Director, Employee or Consultant or former Director, Employee or Consultant, to whom an Option has been granted and who continues to hold an unexercised and unexpired Option or, where applicable, the Personal Representative of such person.

(x)	“Plan” means this stock option plan, as may be amended from time to time.

(y)	“Person” means a Company or an individual.

(z)	“Personal Representative” means:

(i)	in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Option Holder who, for any reason, is unable to manage his or her affairs, the individual entitled by law to act on behalf of such Option Holder.

(aa)	“QBCA” means the Business Corporations Act (Québec), as amended, or such other successor legislation which may be enacted, from time to time.

(bb)

“Regulatory Authorities” means the Exchange and any other organized trading facilities on which the Corporation’s Shares are listed and all securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation.

(cc)	“Re-Organization Event” has the meaning given in Section 3.5 of this Plan.

(dd)	“Securities Act” means the Securities Act (Québec), as amended, or such other successor legislation as may be enacted, from time to time.

(ee)

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Corporation or to which it is subject, including, without limitation, the Securities Act.

(ff)

“Share” means one (1) common share without par value in the capital stock of the Corporation as constituted on the Effective Date or, in the event of an adjustment contemplated by Section 3.5 of this Plan, such other shares or securities to which an Option Holder may be entitled upon the due exercise of an Option as a result of such adjustment.

(gg)	“Subsidiary” means a subsidiary as defined in the QBCA.

(hh)	“Termination Date” means:

(i)

in the case of the resignation of the Option Holder as an Employee of the Corporation, the date that the Option Holder provides notice of his or her resignation as an Employee of the Corporation to the Corporation;

(ii)

in the case of the termination of the Option Holder as an Employee of the Corporation by the Corporation for any reason other than death, the effective date of termination set out in the Corporation’s notice of termination of the Option Holder as an Employee of the Corporation to the Option Holder;

(iii)

in the case of the termination of the written contract of the Option Holder to provide consulting services to the Corporation, the effective date of termination set out in any notice provided by one of the parties to the written contract to the other party; or

(iv)	the effective date of termination of a Director, Employee or Consultant pursuant to an order made by any Regulatory Authority having jurisdiction to so order.

(ii)	“U.S. Taxpayer” has the meaning given in Section 7.1 of this Plan.

1.2    Choice of Law. This Plan is established under and the provisions of this Plan will be subject to and interpreted and construed in accordance with the laws of the Province of Québec.

1.3    Headings. The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

ARTICLE 2

PURPOSE AND ADMINISTRATION

2.1    Purpose. The purpose of this Plan is to provide the Corporation with a share-related mechanism to attract, retain and motivate qualified Directors, Employees and Consultants of the Corporation, and any Subsidiary of the Corporation, to reward such of those Directors, Employees and Consultants as may be granted Options under this Plan by the Board from time to time for their contributions toward the long term goals and success of the Corporation and to enable and encourage such Directors, Employees and Consultants to acquire Shares as long term investments and proprietary interests in the Corporation.

2.2    Administration. This Plan will be administered by the Board. The Board may make, amend and repeal at any time and from time to time such regulations not inconsistent with this Plan as it may deem necessary or advisable for the proper administration and operation of this Plan and such regulations will form part of this Plan. The Board may delegate to any director or other senior officer or employee of the Corporation such administrative duties and powers as it may see fit.

2.3    Board Powers. The Board shall have the power, where consistent with the general purpose and intent of this Plan and subject to the specific provisions of this Plan to, amongst other things:

(a)	establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of this Plan;

(b)

interpret and construe this Plan and to determine all questions arising out of this Plan or any Option, and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c)	determine the number of Shares reserved for issuance by each Option;

(d)	determine the Exercise Price of each Option;

(e)	determine the time or times when Options will be granted and exercisable;

(f)	determine if the Shares which are issuable on the due exercise of an Option will be subject to any restrictions upon the due exercise of such Option; and

(g)	prescribe the form of the instruments and certificates relating to the grant, exercise and other terms of Options.

2.4    Board Discretion. The Board may, in its discretion, require as conditions to the grant or exercise of any Option that the Option Holder shall have:

(a)

represented, warranted and agreed in form and substance satisfactory to the Corporation that the Option Holder is acquiring and will acquire such Option and the Shares to be issued upon the exercise thereof for his, her or its own account, for investment and not with a view to or in connection with any distribution, that the Option Holder has had access to such information as is necessary to enable him, her or it to evaluate the merits and risks of such investment and that the Option Holder is able to bear the economic risk of holding such Shares for an indefinite period;

(b)

agreed to restrictions on transfer in form and substance satisfactory to the Corporation and to an endorsement on any option agreement or certificate representing the Shares making appropriate reference to such restrictions; and

(c)	agreed to indemnify the Corporation in connection with the foregoing.

2.5    Board Requirements. Any Option granted under this Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares issuable upon due exercise of such Option upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of Regulatory Authority, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

2.6    Interpretation. The interpretation by the Board of any of the provisions of this Plan and any determination by it pursuant thereto will be final and conclusive and will not be subject to any dispute by any Option Holder. No member of the Board or any individual acting pursuant to authority delegated by it hereunder will be liable for any action or determination in connection with this Plan made or taken in good faith and each member of the Board and each such individual will be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.

ARTICLE 3

GRANT OF OPTIONS

3.1    Board to Issue Shares. The Shares to be issued to Option Holders upon the exercise of Options will be previously authorized but unissued Shares in the capital stock of the Corporation.

3.2    Participation. The Board will, from time to time and in its sole discretion, determine (i) those Directors, Employees, Consultants (and, when applicable, to a Company wholly owned by any such Director, Employee or Consultant), if any, to whom Options are to be granted based upon certain participation criteria, which criteria include but are not limited to functions within the Corporation, or any Subsidiary of the Corporation, seniority or actual and future contributions to the success of to the Corporation, or any Subsidiary of the Corporation, and (ii) the number of Options to be granted to such Directors, Employees or Consultants. The Board may only grant options to an Employee or Consultant if such Employee or Consultant is a bona fide Employee or Consultant of the Corporation or a Subsidiary of the Corporation, as the case may be. The Board may, in its sole discretion, grant the majority of the Options to Insiders of the Corporation. However, in no case will the grant of Options under this Plan, together with any proposed or previously existing security based compensation arrangement, result in (in each case, as determined on the Grant Date):

(a)

the grant to any one Consultant of the Corporation, or any Subsidiary of the Corporation, within any twelve (12) month period, of Options reserving for issuance a number of Shares exceeding in the aggregate two percent (2%) of the Corporation’s issued and outstanding Shares (on a non-diluted basis); or

(b)

the grant, within any twelve (12) month period, to all Directors, Employees and/or Consultants of the Corporation (or any Subsidiary of the Corporation) conducting investor relations services, of Options reserving for issuance a number of Shares exceeding in the aggregate two percent (2%) of the Corporation’s issued and outstanding Shares (on a non-diluted basis), calculated at the date an option is granted to any such Person.

3.3    Number of Shares Reserved. Subject to adjustment as provided for in Section 3.4 of this Plan and any subsequent amendment to this Plan, the aggregate number of Shares reserved for issuance and which will be available for purchase pursuant to Options granted under this Plan, together with any proposed or previously existing security based compensation arrangement, shall not exceed ten (10%) percent of the aggregate number of issued and outstanding Shares of the Corporation, from time to time. Subject to the provisions and restrictions of this Plan, if any Option is cancelled, expired or otherwise terminated for any reason whatsoever, the number of Shares in respect of which Option is cancelled, expired or otherwise terminated for any reason whatsoever, as the case may be, will ipso facto again be immediately available for purchase pursuant to Options granted under this Plan.

3.4    Adjustments. If, prior to the complete exercise of an Option, the Shares are consolidated, subdivided, converted, exchanged or reclassified or in any way substituted for (collectively, a “Re-Organization Event”), an Option, to the extent that it has not been exercised, will be adjusted by the Board in accordance with such Re-Organization Event in the manner the Board deems appropriate and equitable. No fractional Shares will be issued upon the exercise of the Options and accordingly, if as a result of the Re-Organization Event, an Option Holder would become entitled to a fractional Share, such Option Holder will have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

3.5    Notification of Grant. Following the approval by the Board of the granting of an Option, the Board will notify the Option Holder in writing of the award and will enclose with such notice the Option Agreement representing the Option so granted.

3.6    Copy of Plan. Each Option Holder, concurrently with the notice of the award of the Option, will, upon written request, be provided with a copy of this Plan, and a copy of any amendment to this Plan will be promptly provided by the Board to each Option Holder.

3.7    Limitation. This Plan does not give any Option Holder that is a Director the right to serve or continue to serve as a Director of the Corporation, does not give any Option Holder that is an Employee the right to be or to continue to be employed by the Corporation and does not give any Option Holder that is a Consultant the right to be or continue to be retained or engaged by the Corporation as a consultant for the Corporation.

ARTICLE 4

TERMS AND CONDITIONS OF OPTIONS

4.1    Term of Option. Subject to Section 4.2, the Expiry Date of an Option will be the date so fixed by the Board at the time the particular Option is granted, provided that such date will be no later than the tenth (10th) anniversary of the Grant Date of such Option.

4.2    Termination of Option. Subject to such other terms or conditions that may be attached to Options granted hereunder, an Option Holder may exercise an Option in whole or in part at any time or from time to time during the Exercise Period. Any Option or part thereof not exercised within the Exercise Period will terminate and become null, void and of no effect as of 5:00 p.m. (Montréal time) on the Expiry Date. The Expiry Date of an Option will be the earlier of the date so fixed by the Board at the time the Option is granted and the date established, if applicable, in subsections (a) to (c) below:

(a)	Death, Disability or Retirement of Option Holder

In the event that the Option Holder should die, become disabled or retire from the Corporation while he or she is still an Employee (if he or she holds his or her Option as an Employee) or in the event that the Option Holder should die or become disable while he or she is still a Director (if he or she holds his or her Option as a Director) or a Consultant (if he or she holds his or her Option as a Consultant), the Expiry Date will be the first anniversary of the Option Holder’s date of death, disability or retirement, as applicable. In addition, in the event that the Option Holder should die or become disabled, the vesting schedule of such Option Holder’s Option shall automatically accelerate such that there shall be a full and immediate vesting and entitlement to exercise the relevant Option concurrently with the date upon which such event occurs.

(b)	Ceasing to Hold Office as Director

In the event that the Option Holder holds his or her Option as a Director of the Corporation and such Option Holder ceases to be a Director of the Corporation (including by reason of death or disability) the Expiry Date of the Option will be the first anniversary following the date the Option Holder ceases to be a Director of the Corporation unless the Option Holder ceases to be a Director of the Corporation as a result of:

(i)	ceasing to meet the qualifications of a director set forth the QBCA; or

(ii)	an ordinary resolution having been passed by the shareholders of the Corporation pursuant to the QBCA; or

(iii)	an order made by any Regulatory Authority having jurisdiction to so order,

in which case the Expiry Date will be the date the Option Holder ceases to be a Director of the Corporation.

(c)	Ceasing to be an Employee or Consultant

In the event that the Option Holder holds his or her Option as an Employee or Consultant of the Corporation and such Option Holder ceases to be an Employee or Consultant of the Corporation other than by reason of death, disability or retirement, as applicable in accordance with Section 4.2(a), the Expiry Date of the Option will not exceed the ninetieth (90th) day following the Termination Date or, if the Employee or Consultant provides investor relations services, the thirtieth (30th) day following the Termination Date, unless the Option Holder:

(i)	ceases to be an Employee of the Corporation as a result of termination for Cause; or

(ii)	ceases to be an Employee or Consultant of the Corporation as a result of an order made by any Regulatory Authority having jurisdiction to so order,

in which case the Expiry Date will be the Termination Date.

(d)	Bankruptcy

In the event that an Option Holder commits an act of bankruptcy or any proceeding is commenced against an Option Holder under the Bankruptcy and Insolvency Act (Canada) or other applicable bankruptcy or insolvency legislation in force at the time of such bankruptcy or     insolvency, the Expiry Date of the Option will be the date immediately preceding the date on which such Option Holder commits such act of bankruptcy.

Notwithstanding anything contained in this Plan, with the exception of Section 5.5, in no case will an Option be exercisable after the tenth (10th) anniversary of the Grant Date of the Option.

4.3    Exercise Price. The price at which an Option Holder may purchase a Share upon the exercise of an Option (the “Exercise Price”) will be determined by the Board and set forth in the Option Agreement issued in respect of such Option and, in any event, will not be less than the Market Price of the Corporation’s Shares calculated as of the Grant Date. Notwithstanding anything else contained in this Plan, in no case will the Market Price be less than the minimum prescribed by each of the organized trading facilities as would apply to the Grant Date in question.

4.4    Vesting. Subject to Section 4.2(a), the date or dates on and after which a particular Option, or part thereof, may be exercised will be determined by the Board and set forth in the Option Agreement issued in respect of such Option; provided that:

(a)	all Options granted to a Director will be vested gradually and evenly over a period of at least twelve (12) months, on a monthly basis; and

(b)	all Options granted to an Employee will be vested gradually and evenly over a period of at least thirty-six (36) months, on a quarterly basis.

4.5    Additional Terms. Subject to all applicable Securities Laws of all applicable Regulatory Authorities, the Board may attach other terms and conditions to the grant of a particular Option, such terms and conditions to be referred to in the Option Agreement at the time of grant. These terms and conditions may include, but are not necessarily limited to, the following:

(c)	providing that an Option expires on a date other than as provided for herein;

(d)

providing that a portion or portions of an Option vest after certain periods of time or upon the occurrence of certain events, or expire after certain periods of time or upon the occurrence of certain events;

(e)

providing that an Option be exercisable immediately, in full, notwithstanding that it has vesting provisions, upon the occurrence of certain events, such as a friendly or hostile take-over bid for the Corporation; and

(f)

providing that an Option issued to, held by or exercised by an Option Holder who is a citizen or resident of the United Sates of America, and otherwise meeting the statutory requirements, be treated as an “Incentive Stock Option” as that term is defined for purposes of the United States of America Internal Revenue Code of 1986, as amended.

4.6    Non-Transferability of Options. The Options granted hereunder are not assignable, transferable or negotiable (whether by operation of law or otherwise) and may not be assigned or transferred, provided however that the Personal Representative of an Option Holder may, to the extent permitted by Section 5.1 of this Plan, exercise the Option within the Exercise Period. Upon any attempt to assign, transfer, negotiate, pledge, hypothecate or otherwise dispose of or transfer an Option contrary to this Section 4.6 of this Plan, or upon the levy of any attachment or similar process upon an Option, the Option and all rights, benefits and privileges arising thereunder or therefrom, at the sole discretion and election of the Board, shall cease and terminate and be of no further force or affect whatsoever.

4.7    No Rights as Shareholders. An Option Holder shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until the date of issuance of a certificate for Shares upon the due exercise of such Option, in full or in part, and then only with respect to the Shares represented by such certificate or certificates. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

ARTICLE 5

EXERCISE OF OPTION

5.1    Exercise of Option. An Option may be exercised only by the Option Holder or the Personal Representative of the Option Holder. Subject to the provisions of this Plan, an Option Holder or the Personal Representative of an Option Holder may exercise an Option in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. (Montréal time) on the Expiry Date by delivering to the Secretary of the Corporation an Exercise Notice indicating the number of Shares to be purchased pursuant to the exercise of the Option, the applicable Option Agreement and a certified cheque or bank draft payable to “Acasti Pharma Inc.” in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Option.

5.2    Withholding Taxes. In addition to the other conditions on exercise set forth in this Plan, the exercise of each Option granted under this Plan is subject to the satisfaction of all applicable withholding taxes or other withholding liabilities as the Corporation may determine to be necessary or desirable in respect of such exercise. The Corporation will require that an Option Holder pay to the Corporation, in addition to, and in the same manner as, the Exercise Price, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option.

5.3    Issue of Share Certificates. As soon as practicable following the receipt of (i) the Exercise Notice and the certified cheque or bank draft referred to in Section 5.1, and (ii) any amounts payable under Section 5.2, the Board will cause to be delivered to the Option Holder the Shares so purchased in certificated or uncertificated form. If the number of Shares so purchased is less than the number of Shares subject to the Option Agreement, the Option Holder will surrender the Option Agreement to the Corporation and the Board will forward a new Option Agreement to the Option Holder concurrently with delivery of the Shares for the balance of Shares available under the Option.

5.4    Condition of Issue. The Options and the issue of Shares by the Corporation pursuant to the exercise of Options are subject to the terms and conditions of this Plan and compliance with the rules and policies of all applicable Regulatory Authorities to the granting of such Options and to the issuance and distribution of such Shares, and to all applicable Securities Laws. The Option Holder agrees to comply with all such laws, regulations, rules and policies and agrees to furnish to the Corporation any information, reports or undertakings required to comply with and to fully cooperate with the Corporation in complying with such laws, regulations, rules and policies. Notwithstanding any of the provisions contained in this Plan or in any Option, the Corporation’s obligation to issue Shares to an Option Holder pursuant to the exercise of any Option granted under the Plan shall be subject to:

(a)

completion of such registration or other qualification of such Shares or obtaining approval of such Regulatory Authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of such Shares to listing on any stock exchange on which the Shares may then be listed;

(c)

the receipt from the Option Holder of such representations, warranties, agreements and undertakings, as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the Securities Laws of any jurisdiction; and

(d)	the satisfaction of any conditions on exercise prescribed pursuant to this Plan.

5.5    Blackout Period. If an Option expires during, or within five business days after, a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of the Plan, the Option shall expire ten business days after the trading black-out period is lifted by the Corporation, subject to the maximum period of time during which an Option is exercisable under Sections 7.3 of this Plan.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1    Amendment Without Shareholder Approval. Subject to the prior approval of the Exchange, The Board may amend, suspend or discontinue the Plan, and amend or discontinue any Options granted under the Plan, at any time without shareholder approval. Without limiting the foregoing, the Board is specifically authorized to amend the terms of the Plan, and the terms of any Options granted under the Plan, without obtaining shareholder approval, to:

(a)	amend the vesting provisions to the extent permitted under the rules and regulations of the Exchange;

(b)	amend the termination provisions, except as otherwise provided in Section 6.3 (b) hereof;

(c)	amend the eligibility requirements of eligible Directors, Employees or Consultants which would have the potential of broadening or increasing Insider participation;

(d)	add any form of financial assistance;

(e)	amend a financial assistance provision which is more favorable to Directors, Employees or Consultants;

(f)	add a deferred or restricted share unit or any other provision which results in Directors, Employees or Consultants receiving securities while no cash consideration is received by the Corporation; and

(g)	make other amendments of a housekeeping nature or to comply with the requirements of any Regulatory Authority.

6.2    Amendment with Shareholder Approval. Notwithstanding Section 6.1, no amendments to the Plan to:

(a)	increase the number of Shares reserved for issuance under the Plan (including a change from a fixed maximum number of shares to a fixed maximum percentage of Shares);

(b)	change the manner of determining the Exercise Price; or

(c)	amend the amending provisions of Sections 6.1 to 6.3 of this Plan; or

(d)	change the employees (or class of employees) eligible to receive options under this Plan shall be made without obtaining approval of the shareholders in accordance with the requirements of the Exchange.

6.3    Amendment of Insider Options. Notwithstanding Section 6.1, no amendments to granted Options to:

(a)	reduce the Exercise Price for the benefit of Insiders; or

(b)	extend the termination date for the benefit of Insiders, other than in accordance with Section 5.4 hereof;

shall be made without obtaining approval of the shareholders, or approval of the disinterested shareholders for amendments under Section 6.3 (a), in accordance with the requirements of the Exchange; and no action shall be taken with respect to granted Options without the consent of the Option Holder, unless the Board determines that such action does not materially alter or impair such Option.

6.4    Options Granted Prior to Termination. No amendment, suspension or discontinuance of the Plan or of any granted Option may contravene the requirements of the Exchange or any securities commission or regulatory body to which the Plan or the Corporation is now or may hereafter be subject to. Termination of the Plan shall not affect the ability of the Board to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

6.5    Retrospective Amendment. The Board may from time to time retrospectively amend this Plan and, with the consent of the affected Option Holders, retrospectively amend the terms and conditions of any Options that have been previously granted.

6.6    Change of Control. Notwithstanding anything contained to the contrary in this Plan or in any resolution of the Board in implementation thereof:

(a)

in the event of a proposed Change of Control of the Corporation, the Corporation shall have the right, upon written notice thereof to each Option Holder holding Options under the Plan, to permit the exercise of all such Options within the twenty (20) day period next following the date of such notice and to determine that upon the expiration of such twenty (20) day period, all rights of the Option Holders to such Options or to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have further force or effect whatsoever;

(b)	in the event of a Change of Control of the Corporation where a notice by the Corporation was not sent to Option Holders in accordance with Section 6.6(a),

(i)

all of the Option Holder’s Options will immediately vest on the date of such event. In such event, all Options so vested will be exercisable from such date until their respective expiry dates, subject to the terms of any employment agreement or other contractual arrangement between the Option Holder and the Corporation. For greater certainty, upon a Change of Control, Option Holders shall not be treated any more favourably than holders of Shares with respect to the consideration that the Option Holders would be entitled to receive for their Shares; and

(ii)

if the Option Holder elects to exercise its Options following a Change of Control, such Option Holder shall be entitled to receive, and shall accept, in lieu of the number of Shares which such Option Holder was entitled upon such exercise, the kind and amount of shares and other securities, property or cash which such Option Holder could have been entitled to receive as a result of such Change of Control, on the effective date thereof, had such Option Holder been the registered holder of the number of Shares to which such Option Holder was entitled to purchase upon exercise of such Options.

6.7    Extension of Expiration Date, Non-Applicability of Termination of Employment Provisions. Subject to the rules of any relevant Regulatory Authority and Securities Laws, the Board may, by resolution:

(a)

extend the Expiration Date of any Option, but shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which Options may be exercised by any other Option Holder; and

(b)	decide that any of the provisions hereof concerning the effect of termination of the Option Holder’s employment shall not apply to any Option Holder for any reason acceptable to the Board.

Notwithstanding the provisions of Sections 6.6 and 6.7, should changes be required to the Plan by any Regulatory Authority of any jurisdiction to which this Plan or the Corporation now is or hereafter becomes subject, such changes shall be made to the Plan as are necessary to conform with such requirements and, if such changes are approved by the Board, the Plan, as amended, shall be filed with the records of the Corporation and shall remain in full force and effect in its amended form as of and from the date of its adoption by the Board.

6.8    Regulatory Authority Approval. This Plan and any amendments hereto are subject to all necessary approvals of the applicable Regulatory Authorities.

6.9    Agreement. The Corporation and every Option granted hereunder will be bound by and subject to the terms and conditions of this Plan. By accepting an Option granted hereunder, the Option Holder has expressly agreed with the Corporation to be bound by the terms and conditions of this Plan.

6.10    Effective Date of Plan. Upon approval by the shareholders of the Corporation in accordance with the QBCA, and by acceptance by the Exchange (if the Shares are listed or posted on an Exchange and such acceptance is required), the amendments to this Plan made on May 11, 2016 shall be deemed to be effective as of the Effective Date. Any Options granted prior to such approval and acceptance(s), that exceed the previous number of Options available for grant, shall be conditional upon such approval and acceptance(s) being given and no such Options may be exercised unless such approval and acceptance is given.

6.11    Governing Law. This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

ARTICLE 7

U.S. TAXPAYERS

7.1    Provisions for U.S. Taxpayers. Options granted under this Plan to U.S. Taxpayers may be nonqualified stock options or incentive stock options intended to qualify under Section 422 (“ISOs”) of the United States Internal Revenue Code of 1986 and the applicable authority thereunder (the “Code”). Each Option shall be designated in the Option Agreement as either an ISO or a non-qualified stock option. “U.S. Taxpayer” means a Person who is a U.S. citizen, U.S. permanent resident or U.S. tax resident for the purposes of the Code whose purchase of Shares under this Plan would be subject to U.S. taxation under the Code. Such Person shall be considered a U.S. Taxpayer solely with respect to such options. Options may be granted as ISOs only to individuals who are employees of the Corporation or any present or future “subsidiary corporation” or “parent corporation” as those terms are defined in Section 424(e) and (f) of the Code, and shall not be granted to non-employee Directors or independent contractors. If an Option Holder ceases to be employed by the Corporation and/or all “subsidiary corporations” or “parent corporations” as those terms are defined in Section 424(e) and (f) of the Code, other than by reason of death or disability (meaning “permanent and total disability” as defined in Section 22(e)(3) of the Code), Options shall be eligible for treatment as ISOs only if exercised no later than three months following such termination of employment.

7.2    ISOs. The maximum number of Options that may be granted as ISOs is equal to the maximum number of Shares issuable under Section 3.3. The terms and conditions of any ISOs granted hereunder, including the eligible recipients of ISOs, shall be subject to the provisions of Section 422 of the Code, and the terms, conditions, limitations and administrative procedures established by the Board from time to time in accordance with this Plan. At the discretion of the Board, ISOs may be granted to any Employee of the Corporation, its “parent corporation” or any “subsidiary corporation” of the Corporation, as such terms are defined in Sections 424(e) and (f) of the Code.

7.3    ISO Grants to 10% Shareholders. Notwithstanding anything to the contrary in this Plan, if an ISO is granted to a Person who owns shares representing more than ten percent of the voting power of all classes of shares of the Corporation or of a “subsidiary corporation” or “parent corporation”, as such terms are defined in Section 424(e) and (f) of the Code, the term of the Option shall not exceed five years from the time of grant of such Option and the Exercise Price shall be at least 110 percent (110%) of the Market Price (at the time of grant) of the Shares subject to the Option.

7.4    $100,000 Per Year Limitation for ISOs. To the extent the aggregate Market Price (determined at the time of grant) of the Shares for which ISOs are exercisable for the first time by any Person during any calendar year (under all plans of the Corporation) exceeds $100,000, such excess ISOs shall be treated as nonqualified stock options.

7.5    Disqualifying Dispositions. Each Person awarded an ISO under this Plan shall notify the Corporation in writing immediately after the date he or she makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such ISO. A disqualifying disposition is any disposition (including any sale) of Shares before the later of (i) two years after the time of grant of the ISO or (ii) one year after the date the Person acquired the Shares by exercising the ISO. The Corporation may, if determined by the Board and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Person until the end of the period described in the preceding sentence, subject to complying with any instructions from such Person as to the sale of such Share.

7.6    Section 409A. Any Options granted to U.S. Taxpayers shall be limited to Employees or Consultants providing services to the Corporation or to an affiliate which is an “eligible issuer”, as defined in final Treas. Reg. 1.409A-1(b)(iii) (this includes corporate subsidiaries in which the Corporation has a controlling interest).

(a)	No extension of term of an Option shall extend beyond the latest date that the right could have expired by its original terms.

(b)

Any replacement options issued under Section 3.5 or 6.6 of this Plan shall comply with U.S. Treas. Reg. 1.424-1 as if the Option were a incentive stock option (ISO) so that the ratio of the Exercise Price to the fair market value of Shares subject to the Options immediately after the replacement may not be greater than the ratio of the Exercise Price to the fair market value of Shares subject to the Options immediately before the replacement.

7.7    Transferability. Notwithstanding any other provision in this Plan, an ISO is not transferable except by will or by the laws of descent and distribution, and may be exercised, during the Option Holder’s lifetime, only by such Option Holder.

Adopted by the Board on October 8, 2008, as amended on April 29, 2009, March 1, 2011, May 22, 2013, October 5, 2015, May 11, 2016, June 8, 2017, July 27, 2018, April 15, 2019, March 31, 2020, August 27, 2020 and June 24, 2021 and last approved by the shareholders on September 30, 2020.

SCHEDULE B

ACASTI PHARMA INC.

EQUITY INCENTIVE PLAN

LAST AMENDED JUNE 24, 2021

Acasti Pharma Inc.

Equity Incentive Plan

ARTICLE 1

PURPOSE

1.1	Purpose

The purpose of this Plan is to provide the Corporation with a share-related mechanism to attract, retain and motivate qualified Directors, Employees and Consultants of the Corporation and its Subsidiaries, to reward such of those Directors, Employees and Consultants as may be granted Awards under this Plan by the Board from time to time for their contributions toward the long term goals and success of the Corporation and to enable and encourage such Directors, Employees and Consultants to acquire Shares as long term investments and proprietary interests in the Corporation.

ARTICLE 2

INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” has the meaning set forth in the Securities Act;

“Associate” has the meaning ascribed to it in the Securities Act;

“Award” means any Bonus Share, Restricted Share Unit, Performance Share Unit, Deferred Share Unit, Restricted Share or Other Share-Based Award granted under this Plan;

“Award Agreement” means a signed, written agreement between a Participant and the Corporation, substantially in the form attached as Schedule A, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which an Award has been granted under this Plan;

“Award Value” means such percentage of annual base salary or such other amount as may be determined from time to time by the Board as the original value of the Award to be paid to a Participant and specified in the Participant’s Award Agreement;

“Board” means the board of directors of the Corporation;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Montréal are open for commercial business during normal banking hours;

“Bonus Share” means Shares issued to a Participant under the terms of this Plan;

“Cause” means, with respect to a particular Employee:

(a)	“cause” as such term is defined in the written employment agreement between the Corporation and the Employee; or

(b)

in the event there is no written employment agreement between the Corporation and the Employee or “cause” is not defined in the written employment agreement between the Corporation and the Employee, the usual meaning of “cause” under the laws of the Province of Québec.

“Change in Control” means the occurrence of any one or more of the following events:

(a)

a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, as a result of which the holders of Shares prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(b)

the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Corporation and/or any of its Subsidiaries which have an aggregate book value greater than 30% of the book value of the assets, rights and properties of the Corporation and its Subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned subsidiary of the Corporation in the course of a reorganization of the assets of the Corporation and its subsidiaries;

(c)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(d)

any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Corporation which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Associates and/or Affiliates of the Acquiror to cast or to direct the casting of 20% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors);

(e)

as a result of or in connection with: (A) a contested election of directors, or; (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Corporation or any of its affiliates and another corporation or other entity, the nominees named in the most recent Management Information Circular of the Corporation for election to the Board shall not constitute a majority of the Board; or

(f)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

For the purposes of the foregoing, “Voting Securities” means Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities.

Notwithstanding the foregoing definition, for Awards that are non-qualified deferred compensation held by a U.S. Taxpayer, any Change in Control must also meet the requirements for a “change in control” or “change in ownership” under Section 409A;

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated under it;

“Committee” has the meaning set forth in Section 3.2 ;

“Corporation” means Acasti Pharma Inc.;

“Consultant” means an individual or Consultant Company, other than an Employee or a Director of the Corporation, that:

(a)

is engaged to provide on a ongoing bona fide basis, consulting, technical, management or other services to the Corporation or an Affiliate of the Corporation, other than services provided in relation to a Distribution;

(b)	provides the services under a written contract between the Corporation or an Affiliate of the Corporation and the individual or the Consultant Company;

(c)	in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate of the Corporation; and

(d)	has a relationship with the Corporation or an Affiliate of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation;

“Consultant Company” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner;

“Date of Grant” means, for any Award, the date specified by the Board at the time it grants the Award (which, for greater certainty, shall be no earlier than the date on which the Board meets for the purpose of granting such Award) or if no such date is specified, the date upon which the Award was granted;

“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with ARTICLE 7;

“Director” means a director of the Corporation who is not an employee of the Corporation or a Subsidiary;

“Disabled” or “Disability” means the permanent and total incapacity of a Participant as determined in accordance with procedures established by the Board for purposes of this Plan;

“Distribution” has the meaning set forth in the Securities Act;

“Effective Date” means the effective date of this Plan, being June 27, 2013;

“Employee” means an individual who:

(a)

is considered an employee of the Corporation or a Subsidiary of the Corporation under the Income Tax Act (Canada) (i.e., for whom income tax, employment insurance and CPP deductions must be made at source);

(b)

works full-time for the Corporation or a Subsidiary of the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or a Subsidiary of the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or

(c)

works for the Corporation or a Subsidiary of the Corporation on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or a Subsidiary of the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source.

“Exchange” means such stock exchange or other organized market on which the Shares are or may be listed or posted for trading from time to time, including as applicable the TSX-V or the TSX;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time;

“Insider” means an “insider” as defined by the Exchange from time to time in its rules and regulations;

“Market Price” at any date in respect of the Shares shall be the closing price of such Shares on the Exchange (and if listed on more than one stock exchange, then the highest of such closing prices) on the last Business Day prior to the relevant date. In the event that such Shares did not trade on such Business Day, the Market Price shall be the average of the bid and asked prices in respect of such Shares at the close of trading on such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

“NI 45-106” means National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators, as amended from time to time;

“Other Share-Based Award” means any right granted under Section 8.1;

“Participant” means an Employee, Consultant or Director to whom an Award has been granted under this Plan;

“Participant’s Employer” means the Corporation or such Subsidiary as is or, if the Participant has ceased to be employed by the Corporation or such Subsidiary, was the Participant’s Employer;

“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, a Subsidiary, or a division or strategic business unit of the Corporation, or may be applied to the performance of the Corporation relative to a market index, a group of other companies or a combination thereof, all as determined by the Board;

“Performance Share Unit” or “PSU” means any right granted under Section 5.1 of the Plan;

“Permitted Assign” has the meaning assigned to that term in NI 45-106;

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Acasti Pharma Inc. Equity Incentive Plan, as may be amended from time to time;

“QBCA” means the Business Corporations Act (Québec), as amended, or such other successor legislation which may be enacted, from time to time;

“Regulatory Authorities” means the Exchange and any other organized trading facilities on which the Corporation’s Shares are listed and all securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation;

“Restricted Period” means the period during which Restricted Shares are subject to restrictions as set out in the Award Agreement;

“Restricted Shares” means Shares granted to a Participant under Section 6.1 hereof that are subject to certain restrictions and to a risk of forfeiture;

“Restricted Share Unit” or “RSU” means a right to receive a Share or a Restricted Share granted, as determined by the Board, under Section 4.1;

“Securities Act” means the Securities Act (Québec), as amended, or such other successor legislation as may be enacted, from time to time;

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Corporation or to which it is subject, including, without limitation, the Securities Act;

“Share” means one (1) common share without par value in the capital stock of the Corporation as constituted on the Effective Date or, in the event of an adjustment contemplated by ARTICLE 12, such other shares or securities to which the holder of an Award may be entitled as a result of such adjustment;

“Stock Option Plan” means the Corporation’s stock option plan in effect from time to time;

“Termination Date” means,    in the case of a Participant whose employment or term of office or engagement with the Corporation or an Affiliate terminates:

(i)

in the case of the resignation of the Participant as an Employee of the Corporation, the date that the Participant provides notice of his or her resignation as an Employee of the Corporation to the Corporation;

(ii)

in the case of the termination of the Participant as an Employee of the Corporation by the Corporation for any reason other than death, the effective date of termination set out in the Corporation’s notice of termination of the Participant as an Employee of the Corporation to the Participant;

(iii)

in the case of the termination of the written contract of the Consultant Participant to provide consulting services to the Corporation, the effective date of termination set out in any notice provided by one of the parties to the written contract to the other party; or

(iv)	the effective date of termination of a Director, Employee or Consultant pursuant to an order made by any Regulatory Authority having jurisdiction to so order;

provided that in the case of termination by reason of voluntary resignation by the Participant, such date shall not be earlier than the date that notice of resignation was received from such Participant, and “Termination Date” in any such case specifically does not mean the date on which any period of contractual notice, reasonable notice, salary continuation or deemed employment that the Corporation or the Affiliate, as the case may be, may be required at law to provide to a Participant would expire;

“TSX-V” means the TSX Venture Exchange;

“TSX” means the Toronto Stock Exchange; and

“U.S. Taxpayer” shall mean a Participant who is a U.S. citizen, U.S. permanent resident or individual providing services to the Corporation or its Subsidiaries in the U.S.

2.2	Interpretation

(a)

Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Whenever any payment is to be made or action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on the next following Business Day.

(e)	In this Plan, a Person is considered to be a “Subsidiary” of another Person if:

(i)	it is controlled by,

(A)	that other, or

(B)	that other and one or more Persons, each of which is controlled by that other, or

(C)	two or more Persons, each of which is controlled by that other; or

(ii)	it is a Subsidiary of a Person that is that other’s Subsidiary.

(f)	In this Plan, a Person is considered to be “controlled” by a Person if:

(i)	in the case of a Person,

(A)

voting securities of the first-mentioned Person carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the other Person; and

(B)	the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first-mentioned Person;

(ii)	in the case of a partnership that does not have directors, other than a limited partnership, the second-mentioned Person holds more than 50% of the interests in the partnership; or

(iii)	in the case of a limited partnership, the general partner is the second-mentioned Person.

(g)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(h)	This Plan is established under and the provisions of this Plan will be subject to and interpreted and construed in accordance with the laws of the Province of Québec.

(i)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

ARTICLE 3

ADMINISTRATION

3.1	Administration

Subject to Section 3.2, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a)	determine the individuals to whom grants under the Plan may be made;

(b)

make grants of Awards under the Plan relating to the issuance of Shares (including any combination of Bonus Shares, Restricted Share Units, Performance Share Units, Deferred Share Units, Restricted Shares or Other Share-Based Awards) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Participants; or

(B)	Awards may be forfeited to the Corporation,

including any conditions relating to the attainment of specified Performance Goals;

(iii)	the price, if any, to be paid by a Participant in connection with the granting of Awards;

(iv)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of Awards, and the nature of such restrictions or limitations, if any; and

(v)	any acceleration of exercisability or vesting or Restricted Period, or waiver of termination regarding any Award, based on such factors as the Board may determine;

(c)	interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(d)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board’s determinations and actions within its authority under this Plan are conclusive and binding on the Corporation and all other persons. The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation or of a Subsidiary as the Board determines.

3.2	Delegation to Committee

To the extent permitted by applicable law and the Corporation’s articles, the Board may, from time to time, delegate to a committee (the “Committee”) of the Board, all or any of the powers conferred on the Board under the Plan. In connection with such delegation, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive. Notwithstanding any such delegation or any reference to the Committee in this Plan, the Board may also take any action and exercise any powers that the Committee is authorized to take or has power to exercise under this Plan.

3.3	Eligibility

All Employees, Consultants and Directors are eligible to participate in the Plan, subject to subsections 10.11(c) and 10.2(g). Eligibility to participate does not confer upon any Employee, Consultant or Director any right to receive any grant of an Award pursuant to the Plan. The extent to which any Employee, Consultant or Director is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Board.

3.4	Board Requirements

Any Award granted under this Plan shall be subject to the requirement that, if at any time the Corporation shall determine that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of Regulatory Authority, is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

3.5	Participation

The Board may only grant Awards to an Employee or Consultant if such Employee or Consultant is a bona fide Employee or Consultant of the Corporation or a Subsidiary of the Corporation, as the case may be. The Board may, in its sole discretion, grant the majority of the Awards to Insiders of the Corporation. The number of Shares that may be purchased under any Award or the amount of any Award that shall be granted in any form that may result in the issuance of Shares will be determined and fixed by the Board at the date of grant, provided that no more than 2% of the issued and outstanding Shares may be granted to any one Consultant in any 12 month period.

3.6	Number of Shares Reserved

Subject to adjustment as provided for in ARTICLE 12 and any subsequent amendment to this Plan, the number of Shares reserved for issuance and which will be available for issuance pursuant to Awards granted under this Plan will be equal to a number that:

(a)

if, and for so long as the Common Shares are listed on the TSXV, shall not exceed the lower of (i) 10% percent of the aggregate number of issued and outstanding Shares of the Corporation from time to time, and (ii) 10% of the issued and outstanding Common Shares as of June 24, 2020, representing 20,837,554 Common Shares, which number shall include Common Shares issuable pursuant to options issued under the Stock Option Plan.

(b)

if, and for so long as the Shares are listed on the TSX, shall not exceed 10% percent of the aggregate number of issued and outstanding Shares of the Corporation from time to time, which number shall include Common Shares issuable pursuant to options issued under the Stock Option Plan.

The aggregate maximum number of Shares available under the Plan may be used for any type of Award. Subject to the provisions and restrictions of this Plan, if any Award is cancelled, expired or otherwise terminated for any reason whatsoever, the number of Shares in respect of which Award is cancelled, expired or otherwise terminated for any reason whatsoever, as the case may be, will ipso facto again be immediately available for purchase pursuant to Awards granted under this Plan. For greater certainty, the number of Shares in respect of which any Award is exercised will no longer be available for purchase pursuant to future Awards granted under this Plan.

All grants of Awards under this Plan will be evidenced by Award Agreements. Award Agreements will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Board may direct. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Award Agreement to each Participant granted an Award pursuant to this Plan.

3.7	Non-transferability of Awards

No assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee (except that, if, and for so long as the Shares are listed on the TSX, a Participant may transfer Awards to Permitted Assigns in a manner consistent with applicable tax and securities laws) and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. If any Participant has transferred Awards to a corporation pursuant to this Section 3.7, such Awards will terminate and be of no further force or effect if at any time the transferor should cease to own all of the issued shares of such corporation.

3.8	Dividend Equivalents

(a)

RSUs, PSUs and DSUs shall be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs, PSUs and DSUs held by the Participant on the record date for the payment of such dividend, by (b) the Market Price at the close of the first business day immediately following the dividend record date, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s accounts shall vest in proportion to the RSUs, PSUs and DSUs to which they relate.

(b)

The Board may in its discretion include in an Award Agreement applicable to an Other Share-Based Award a dividend equivalent right entitling the Participant to receive amounts equal to the normal cash dividends that would be paid, during the time such Award is outstanding and unexercised, on the Shares covered by such Award if such Shares were then outstanding and may decide whether such payments shall be made in cash, in Shares or in another form, whether they shall be conditioned upon the vesting of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Board shall deem appropriate.

(c)	The foregoing does not obligate the Corporation to make dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

3.9	Permitted Assigns

If, and for so long as the Shares are listed on the TSX, grants of Awards may be made to Permitted Assigns of Employees, Directors and Consultants and may be transferred by Employees, Directors and Consultants to a Permitted Assign of an Employee, Director or Consultant as applicable, except for U.S. Taxpayers, if transfer to a Permitted Assign would be prohibited by Section 409A of the Code. In any such case, the provisions of ARTICLE 10 shall apply to the Award as if the Award was held by the Employee, Director or Consultant rather than such person’s Permitted Assign.

In the event of the death of the Permitted Assign, the Award shall be automatically transferred to the Employee, Director or Consultant who effected the transfer of the Award to the deceased Permitted Assign.

ARTICLE 4

GRANT OF RESTRICTED SHARE UNITS

4.1	Grant of RSUs

If, and for so long as (i) the Corporation is a Tier 1 issuer on the TSXV, (ii) the Shares are listed on the Toronto Stock Exchange, or (iii) the prior approval of the of the stock exchange on which the Shares are listed for trading is obtained, the Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant RSUs to any Participant. The number of RSUs to be credited to each Participant’s account shall be computed by dividing (a) the Award Value, by (b) the Market Price of a Share on the day immediately preceding the Grant Date, with fractions rounded down to the nearest whole number.

4.2	Terms of RSUs

The Board shall have the authority to condition the grant of RSUs upon the attainment of specified Performance Goals, or such other factors (which may vary as between awards of RSUs) as the Board may determine in its sole discretion.

4.3	Vesting of RSUs

The Board shall have the authority to determine at the time of grant, in its sole discretion, the duration of the vesting period and other vesting terms applicable to the grant of RSUs, provided that no RSU granted shall vest and be payable after December 31 of the third calendar year following the year of service for which the RSU was granted.

4.4	Delivery of Shares

Unless otherwise specified in the Award Agreement, as soon as practicable following the expiry of the applicable vesting period, or at such later date as may be determined by the Board in its sole discretion at the time of grant, a share certificate representing the Shares issuable pursuant to the RSUs shall be registered in the name of the Participant or as the Participant may direct, subject to applicable securities laws.

ARTICLE 5

PERFORMANCE SHARE UNITS

5.1	Grant of PSUs

If, and for so long as (i) the Corporation is a Tier 1 issuer on the TSXV, (ii) the Shares are listed on the Toronto Stock Exchange, or (iii) the prior approval of the of the stock exchange on which the Shares are listed for trading is obtained, the Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant PSUs to any Participant. Each PSU will consist of a right to receive a Share upon the achievement of such Performance Goals during such performance periods as the Board will establish. The number of PSUs to be credited to each Participant’s account shall be computed by dividing (a) the Award Value, by (b) the Market Price of a Share on the day immediately preceding the Grant Date, with fractions rounded down to the nearest whole number.

5.2	Terms of PSUs

Subject to the terms of the Plan, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any PSU granted, the termination of a Participant’s employment and the amount of any payment or transfer to be made pursuant to any PSU will be determined by the Board and by the other terms and conditions of any PSU, all as set forth in the applicable Award Agreement.

5.3	Performance Goals

The Board will issue Performance Goals prior to the commencement of the performance period to which such Performance Goals pertain. The Performance Goals may be based upon the achievement of corporation-wide, divisional or individual goals, or any other basis determined by the Board. The Board may modify the Performance Goals as necessary to align them with the Corporation’s corporate objectives if there is a subsequent material change in the Corporation’s business, operations or capital or corporate structure. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

5.4	Delivery of Shares

Unless otherwise specified in the Award Agreement, as soon as practicable following the expiry of the applicable vesting period, or at such later date as may be determined by the Board in its sole discretion at the time of grant, a share certificate representing the Shares issuable pursuant to the PSUs shall be registered in the name of the Participant or as the Participant may direct, subject to applicable securities laws.

ARTICLE 6

RESTRICTED SHARES

6.1	Grant of Restricted Shares

If, and for so long as (i) the Corporation is a Tier 1 issuer on the TSXV, (ii) the Shares are listed on the Toronto Stock Exchange, or (iii) the prior approval of the of the stock exchange on which the Shares are listed for trading is obtained, the Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Restricted Shares to any Participant. The terms and conditions of each Restricted Shares grant shall be evidenced by an Award Agreement, which agreements need not be identical. The number of Restricted Shares to be credited to each Participant’s account shall be computed by dividing (a) the Award Value, by (b) the Market Price of a Share on the day immediately preceding the Grant Date, with fractions rounded down to the nearest whole number.

Subject to the restrictions set forth in Section 10.2, except as otherwise set forth in the applicable Award Agreement, the Participant shall generally have the rights and privileges of a shareholder as to such Restricted Shares, including the right to vote such Restricted Shares. Unless otherwise set forth in a Participant’s Award Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Shares shall be withheld by the Corporation for the Participant’s account, and shall be subject to forfeiture until released, in each case, to be released at the same time and in the same proportion as the lapse of restrictions on the Restricted Shares to which such dividends relate. Except as otherwise determined by the Board, no interest will accrue or be paid on the amount of any dividends withheld.

6.2	Restrictions on Transfer

In addition to any other restrictions set forth in a Participant’s Award Agreement, until such time that the Restricted Period for the Restricted Shares has lapsed pursuant to the terms of the Award Agreement, which Restricted Period the Board may in its sole discretion accelerate at any time, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Shares. Notwithstanding anything contained herein to the contrary, the Board shall have the authority to remove any or all of the restrictions on the Restricted Shares whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Shares Award, such action is appropriate.

6.3	Separation of Service

Except as may otherwise be provided by applicable laws and regulations or in the applicable Award Agreement, in the event of a Participant’s “separation from service” (within the meaning of Section 409A of the Code) with the Corporation or any of the Subsidiaries for any reason prior to the time that the Restricted Period for the Participant’s Restricted Shares has lapsed, as soon as practicable following such Separation from Service, the Corporation shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s Restricted Shares for which the Restricted Period has not lapsed at a purchase price equal to the cash amount, if any, paid by the Participant for the Restricted Shares, or if no cash amount was paid by the Participant for the Restricted Shares, such Restricted Shares shall be forfeited by the Participant to the Corporation for no consideration as of the date of such separation from service.

ARTICLE 7

GRANT OF DEFERRED SHARE UNITS

7.1	Number of Deferred Share Units

If, and for so long as (i) the Corporation is a Tier 1 issuer on the TSXV, (ii) the Shares are listed on the Toronto Stock Exchange, or (iii) the prior approval of the of the stock exchange on which the Shares are listed for trading is obtained, the Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Deferred Share Units to any Participant; provided, however, to the extent required by applicable law (including, but not limited to, Section 409A of the Code), if any Participant is allowed an election to receive DSUs in lieu of other compensation, such election must be made in writing prior to the start of the calendar year during which services will be performed for which the compensation relates, or such later date as permitted in accordance with applicable law, including, but not limited to, Section 409A of the Code and the regulations thereunder. The number of DSUs to be credited to each Participant’s account shall be computed by dividing (a) the Award Value, by (b) the Market Price of a Share on the day immediately preceding the Grant Date, with fractions rounded down to the nearest whole number.

All Deferred Share Units received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant. The award of Deferred Share Units for a calendar year to a Participant shall be evidenced by an Award Agreement.

7.2	Issuance of Shares

DSUs shall be settled on the date established in the Award Agreement (the “Settlement Date”); provided, however that in no event shall a DSU Award be settled prior to the date of the applicable Participant’s Separation from Service. If the Award Agreement does not establish a date for the settlement of the DSUs, then the Settlement Date shall be the date of Separation from Service, subject to the delay that may be required under Section 13.9 below. On the Settlement Date for any DSU:

(a)

the Participant shall deliver a cheque payable to the Corporation (or payment by such other method as may be acceptable to the Corporation) representing payment of any amounts required by the Corporation to be withheld in connection with such settlement as contemplated by Section 13.3; and

(b)	the Corporation shall issue to the Participant one fully paid and non-assessable Share in respect of each Vested DSU being paid on such date.

ARTICLE 8

OTHER SHARE-BASED AWARDS

8.1	Other Share-Based Awards

The Board may, from time to time, subject to the prior approval of the TSX-V, if applicable, the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Other Share-Based Awards to any Participant. Each Other Share-Based Award will consist of a right (1) which is other than an Award or right described in Article 4, 5, 6 or 7 above and (2) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Board to be consistent with the purposes of the Plan; provided, however, that such right will comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Board will determine the terms and conditions of Other Share-Based Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 8.1 will be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, other property, or any combination thereof, as the Board will determine.

ARTICLE 9

BONUS SHARES

9.1	Bonus Shares

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant fully paid and non-assessable Bonus Shares to any Participant. The allocation of the Bonus Shares among the Participants shall be determined by the Board of Directors at the time that the Bonus Shares are qualified for issuance and shall be evidenced by an Award Agreement.

ARTICLE 10

TERMINATION OF EMPLOYMENT OR SERVICES

10.1	Death or Disability

If a Participant dies or becomes Disabled while an Employee, Director or Consultant:

(a)

a portion of the next instalment of any Awards due to vest (or for which the Restricted Period is due to lapse) shall immediately vest (or cease to be restricted) such portion to equal to the number of Awards next due to vest (or cease to be restricted) multiplied by a fraction the numerator of which is the number of days elapsed since the date of vesting (or lapse of Restricted Period) of the last instalment of the Awards (or if none have vested or have ceased to be restricted, the Date of Grant) to the date of Disability or death and the denominator of which is the number of days between the date of vesting (or lapse of Restricted Period) of the last instalment of the Awards (or if none have vested or have ceased to be restricted, the Date of Grant) and the date of vesting (or lapse of Restricted Period) of the next instalment of the Awards;

(b)

unless otherwise determined by the Board and set forth in an Award Agreement and subject to subsection (c), any Awards held by the Participant that are not yet vested (or for which the Restricted Period has not lapsed) at the date of Disability or death are immediately forfeited to the Corporation on the date of Disability or death; and

(c)	such Participant’s or Director’s eligibility to receive further grants of Awards under the Plan ceases as of the date of Disability or death.

10.2	Termination of Employment or Services

(a)

Where a Participant’s employment or term of office or engagement with the Corporation or an Affiliate terminates by reason of the Participant’s death or Disability, then the provisions of Section 10.1 will apply.

(b)

Unless otherwise determined by the Board and set forth in an Award Agreement, where a Participant’s employment or term of office or engagement terminates by reason of a Participant’s resignation or, in the case of a Consultant, by reason of the termination by the Consultant of the Consultant’s engagement in accordance with the terms of such engagement, then any Awards held by the Participant that are not yet vested (or for which the Restricted Period has not lapsed) at the Termination Date are immediately forfeited to the Corporation on the Termination Date.

(c)

Unless otherwise determined by the Board and set forth in an Award Agreement, where a Participant’s employment or term of office or engagement terminates by reason of termination by the Corporation or an Affiliate without cause in the case of an Employee, without breach of a Director’s fiduciary duties or without breach of contract by a Consultant, as applicable (in each case as determined by the Board in its sole discretion) (whether such termination occurs with or without any or adequate notice or reasonable notice, or with or without any or adequate compensation in lieu of such notice), then any Awards held by the Participant that are not yet vested (or for which the Restricted Period has not lapsed) at the Termination Date are immediately forfeited to the Corporation on the Termination Date.

(d)

Where an Employee Participant’s or Consultant Participant’s employment or engagement is terminated by the Corporation or an Affiliate for cause (as determined by the Board in its sole discretion), or, in the case of a Consultant, for breach of contract (as determined by the Board in its sole discretion), then any Awards held by the Participant at the Termination Date (whether or not then vested or subject to a Restricted Period) are immediately forfeited to the Corporation on the Termination Date.

(e)

Where a Director’s term of office is terminated by the Corporation for breach by the Director of his or her fiduciary duty to the Corporation (as determined by the Board in its sole discretion), then any Awards held by the Director at the Termination Date (whether or not vested or subject to a Restricted Period) are immediately forfeited to the Corporation on the Termination Date.

(f)

Where a Director’s term of office terminates for any reason other than death or Disability of the Director or a breach by the Director of his or her fiduciary duty to the Corporation (as determined by the Board in its sole discretion), the Board may, in its sole discretion, at any time prior to or following the Termination Date, provide for the vesting (or lapse of restrictions) of any or all Awards held by a Director on the Termination Date.

(g)

The eligibility of a Participant to receive further grants under the Plan ceases as of the date that the Corporation or an Affiliate, as the case may be, provides the Participant with written notification that the Participant’s employment or term of service is terminated, notwithstanding that such date may be prior to the Termination Date.

(h)

Unless the Board, in its sole discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment arrangement within or among the Corporation or a Subsidiary for so long as the Participant continues to be an employee of the Corporation or a Subsidiary, including without limitation a change in the employment arrangement of a Participant whereby such Participant becomes a Director.

10.3	Discretion to Permit Acceleration

Notwithstanding the provisions of Sections 10.1 and 10.2, the Board may, in its discretion, at any time prior to or following the events contemplated in such Sections, permit the acceleration of vesting (or Restricted Period) of any or all Awards, all in the manner and on the terms as may be authorized by the Board.

ARTICLE 11

CHANGE IN CONTROL

11.1	Change in Control

The Board shall have the right to determine that any unvested or unearned Bonus Shares, Restricted Share Units, Deferred Share Units, Performance Share Units or Other Share-Based Awards or Restricted Shares subject to a Restricted Period outstanding immediately prior to the occurrence of a Change in Control shall become fully vested or earned or free of restriction upon the occurrence of such Change in Control. The Board may also determine that any vested or earned Bonus Shares, Restricted Share Units, Deferred Share Units, Performance Share Units or Other Share-Based Awards shall be cashed out at the Market Price as of the date such Change in Control is deemed to have occurred, or as of such other date as the Board may determine prior to the Change in Control. Further, the Board shall have the right to provide for the conversion or exchange of any Bonus Shares, Restricted Share Unit, Deferred Share Unit, Performance Share Unit or Other Share-Based Award into or for rights or other securities in any entity participating in or resulting from the Change in Control.

ARTICLE 12

SHARE CAPITAL ADJUSTMENTS

12.1	General

The existence of any Awards does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Section would have an adverse effect on this Plan or on any Award granted hereunder.

12.2	Reorganization of Corporation’s Capital

Should the Corporation effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Board will, subject to the prior approval of the Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

12.3	Other Events Affecting the Corporation

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Corporation and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust: (a) the number of Shares that may be acquired on the vesting of outstanding Awards and/or (b) the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Board will, subject to the prior approval of the Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

12.4	Immediate Acceleration of Awards

Where the Board determines that the steps provided in Sections 12.2 and 12.3 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate the Board may permit the immediate vesting of any unvested Awards and immediate lapse of any Restricted Period.

12.5	Issue by Corporation of Additional Shares

Except as expressly provided in this ARTICLE 12, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards.

12.6	Fractions

No fractional Shares will be issued pursuant to an Award. Accordingly, if, as a result of any adjustment under Section 12.2, 12.3 or dividend equivalent, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1	Legal Requirement

(a)

The Corporation is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant, Director or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any stock exchange upon which the Shares may then be listed.

(b)

Without limiting the generality of the foregoing, all Awards and the issue of any Shares or other securities by the Corporation pursuant to any Awards are subject to the terms and conditions of this Plan and compliance with the rules and policies of all applicable Regulatory Authorities (including for greater certainty all applicable rules and policies of the Exchange) to the granting of such Awards and to the issuance and distribution of such Shares or other securities by the Corporation, and to all applicable Securities Laws.

13.2	Participants’ Entitlement

Except as otherwise provided in this Plan, Awards previously granted under this Plan are not affected by any change in the relationship between, or ownership of, the Corporation and an Affiliate. For greater certainty, all grants of Awards remain are not affected by reason only that, at any time, an Affiliate ceases to be an Affiliate.

13.3	Withholding Taxes

The granting or vesting or lapse of the Restricted Period of each Award under this Plan is subject to the condition that if at any time the Board determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or lapse of the Restricted Period, such action is not effective unless such withholding has been effected to the satisfaction of the Board. In such circumstances, the Board may require that a Participant pay to the Corporation such amount as the Corporation or an Affiliate is obliged to remit to the relevant taxing authority in respect of the granting or vesting or lapse of the Restricted Period of the Award. Any such additional payment is due no later than the date on which any amount with respect to the Award is required to be remitted to the relevant tax authority by the Corporation or an Affiliate, as the case may be.

13.4	Rights of Participant

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an employee, consultant or director of the Corporation or an Affiliate. No Participant has any rights as a shareholder of the Corporation in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.

13.5	Other Incentive Awards

The Board shall have the right to grant other incentive awards based upon Shares under this Plan to Participants in accordance with applicable laws and regulations and subject to regulatory approval, including without limitation the approval of the Exchange (to the extent the Corporation has any securities listed on the particular exchange), having such terms and conditions as the Board may determine, including without limitation the grant of Shares based upon certain conditions and the grant of securities convertible into Shares.

13.6	Blackout Period

If an Award expires during, or within five business days after, a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of this Plan, the Award shall expire ten business days after the trading black-out period is lifted by the Corporation.

13.7	Termination

The Board may, without notice or shareholder approval, terminate the Plan on or after the date upon which no Awards remain outstanding.

13.8	Amendment

(a)

Subject to the rules and policies of any stock Exchange on which the Shares are listed and applicable law, the Board may, without notice or shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(i)	making any amendments to the general vesting provisions or Restricted Period of each Award;

(ii)	making any amendments to the provisions set out in ARTICLE 10;

(iii)

making any amendments to add covenants of the Corporation for the protection of Participants, as the case may be, provided that the Board shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants, as the case may be;

(iv)

making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, having in mind the best interests of the Participants and Directors, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Board shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants and Directors; or

(v)

making such changes or corrections which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

(b)

Subject to Section 11.1, the Board shall not materially adversely alter or impair any rights or increase any obligations with respect to an Award previously granted under the Plan without the consent of the Participant, as the case may be.

(c)

Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without approval of the Exchange (to the extent the Corporation has any securities listed on the particular Exchange) and the approval of shareholders in accordance with the requirements of such Exchange(s):

(i)

amendments to the Plan which would increase the number of Shares issuable under the Plan, except as otherwise provided pursuant to the provisions in the Plan, including Sections 12.2 and 12.3, which permit the Board to make adjustments in the event of transactions affecting the Corporation or its capital;

(ii)

amendments to the Plan which would increase the number of Shares issuable to Insiders, except as otherwise provided pursuant to the provisions in the Plan, including Sections 12.2 and 12.3, which permit the Board to make adjustments in the event of transactions affecting the Corporation or its capital; and

(iii)	amendments to this Section 13.8.

Any amendment that would cause an Award held by a U.S. Taxpayer to fail to comply with Section 409A of the Code shall be null and void ab initio.

13.9	Section 409A of the Code

This Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. The Corporation reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code and any regulations or guidance under that section. In no event will the Corporation be responsible if Awards under this Plan result in adverse tax consequences to a U.S. Taxpayer under Section 409A of the Code. Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non-qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such 6-month anniversary of such separation from service.

13.10	Requirement of Notification of Election Under Section 83(b) of the Code

If a Participant, in connection with the acquisition of Restricted Shares under the Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Participant makes such an election, the Participant shall notify the Corporation of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

13.11	Indemnification

Every member of the Board will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such member may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the member, otherwise than by the Corporation, for or in respect of any act done or omitted by the member in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

13.12	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Corporation to ensure the continued employment or engagement of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and Directors and they are advised to consult with their own tax advisors.

13.13	International Participants

With respect to Participants who reside or work outside Canada and the United States, the Board may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Board may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

13.14	Effective Date

This Plan becomes effective on June 27, 2013, being the date on which the Plan was approved by the shareholders of the Corporation.

13.15	Governing Law

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

Last approved by Shareholders on September 30, 2020

SCHEDULE A

Award Agreement

Acasti Pharma Inc. (“Us” or “Our”) hereby grants the following Award(s) to you subject to the terms and conditions of this Award Agreement (the “Agreement”), together with the provisions of Our Equity Incentive Plan (the “Plan”) in which you become a “Participant”, dated ●, 2013, all the terms of which are hereby incorporated into this Agreement:

Name and Address of Participant:

Date of Grant:

Type of Award:

Total Number Granted:

Vesting Date(s):

1.

The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Award Notice and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.

Each notice relating to the Award must be in writing and signed by the Participant or the Participant’s legal representative. All notices to US must be delivered personally or by prepaid registered mail and must be addressed to Our Corporate Secretary. All notices to the Participant will be addressed to the principal address of the Participant on file with US. Either the Participant or US may designate a different address by written notice to the other. Any notice given by either the Participant or US is not binding on the recipient thereof until received.

3.

Nothing in the Plan, in this Agreement, or as a result of the grant of an Award to you, will affect Our right, or that of any Affiliate of Ours, to terminate your employment or term of office or engagement at any time for any reason whatsoever. Upon such termination, your rights to exercise Award will be subject to restrictions and time limits, complete details of which are set out in the Plan.

[4.	Add a fixed payment date or permitted event for payment, for U.S. taxpayers.]

ACASTI PHARMA INC.

By:
Authorized Signatory

I have read the foregoing Agreement and hereby accept the Award in accordance with and subject to the terms and conditions of the Agreement and the Plan. [I understand that I may review the complete text of the Plan on line at [●], or by contacting either my Human Resources representative or the Office of the Corporate Secretary.] I agree to be bound by the terms and conditions of the Plan governing the Award.

Date Accepted	Signature

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Directors’ and officers’ liability insurance has been purchased for the benefit of the directors and officers of the registrant, to back up the registrant’s indemnification of them against liability incurred in their capacity as directors and officers, subject to certain limitations under applicable law.

In accordance with the provisions of the Business Corporations Act (Québec), the by-laws of the registrant also provide that the registrant will indemnify a director or officer, a former director or officer, or an individual who acts or acted at the registrant’s request as a director or officer or an individual acting in a similar capacity of another entity, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative investigative or other proceeding in which the individual is involved because of that association with the registrant or other entity, provided however that the registrant shall not so indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the registrant’s request, and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful.

In addition, the registrant may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above, but the individual shall repay the registrant if the individual does not fulfil the conditions set out in (i) and (ii) above.

If the registrant becomes liable under the terms of its by-laws, the insurance coverage discussed above will extend to its liability; however, each claim will be subject to a per claim retention of nil to $2,500,000, depending on the nature of the claim.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and are incorporated herein by reference.

EXHIBIT INDEX

Exhibit	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of May 7, 2021, among Acasti Pharma Inc., Grace Therapeutics Inc. and Acasti Pharma U.S., Inc. (attached as Annex A to the proxy statement/prospectus, which is part of this registration statement and incorporated by reference herein)

2.2	Form of Voting Agreement, dated as of May 7, 2021, between Acasti Pharma Inc. and each specified shareholder of Grace Therapeutics Inc. (included in Annex A to the proxy statement/prospectus, which is part of this registration statement and incorporated by reference herein)

3.1	Articles of Incorporation (incorporated by reference to Exhibit 4.1 from Form S-8 (File No. 333-191383) filed with the Commission on September 25, 2013)

3.2	Amended and Restated General By-Law (incorporated by reference to Exhibit 99.1 from Form 6-K (File No. 001-35776) filed with the Commission on February 21, 2017)

3.3	Advance Notice bylaw No. 2013-1 (incorporated by reference to Exhibit 4.3 from Form S-8 (File No. 333-191383) filed with the Commission on September 25, 2013)

4.1	Specimen Certificate for Common Shares (incorporated by reference to Exhibit 2.1 from Form 20-F (File No. 001-35776) filed with the SEC on June 6, 2014)

4.2	Warrant Indenture dated December 3, 2013 between Acasti Pharma Inc. and Computershare Trust Company of Canada (incorporated by reference to Exhibit 99.1 from Form 6-K (Film No.: 131254079) furnished with the SEC on December 3, 2013)

4.3	Warrant Indenture dated February 21, 2017 between Acasti Pharma Inc. and Computershare Trust Company of Canada (incorporated by reference to Exhibit 2.3 from Form 20-F (File No. 001-35776) filed with the SEC on June 27, 2017)

4.4	Warrant Agency Agreement dated December 27, 2017 between Acasti Pharma Inc. and Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company N.A. (incorporated by reference to Exhibit 2.4 from Form 20-F (File No. 001-35776) filed with the SEC on June 29, 2018)

4.5	Amended and Restated Warrant Indenture dated May 10, 2018 between Acasti Pharma Inc. and Computershare Trust Company of Canada (incorporated by reference to Exhibit 2.5 from Form 20-F (File No. 001-35776) filed with the SEC on June 29, 2018)

5.1	Legal Opinion of Osler, Hoskin & Harcourt LLP as to the validity of the common shares of Acasti Pharma Inc. being registered pursuant to this registration statement

10.1	Amended and Restated Sales Agreement, dated June 29, 2020, by and among Acasti Pharma Inc., B. Riley FBR, Inc. and Oppenheimer & Co. Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.2 from Form S-3 (File No. 333-239538) filed with the Commission on June 29, 2020)

Exhibit	Description of Exhibit

10.2	Retention agreement, dated October 27, 2020 between Acasti Pharma Inc. and Jan D’Alvise (incorporated by reference to Exhibit 10.2 from the quarterly report on Form 10-Q filed with the Commission on November 16, 2020)

10.3	Retention agreement, dated October 29, 2020 between Acasti Pharma Inc. and Pierre Lemieux (incorporated by reference to Exhibit 10.3 from the quarterly report on Form 10-Q filed with the Commission on November 16, 2020)

10.4#	Form of 2018 Convertible Promissory Note

10.5#	Form of 2017 Convertible Promissory Note

10.6#	Form of 2017 Amended and Restated Convertible Promissory Note

10.7#	Form of 2018 Convertible Note Purchase Agreement

10.8#	Form of 2017 Convertible Note Purchase Agreement

10.9#	Form of Amendment to 2017 Convertible Note Purchase Agreement and Amended and Restated Convertible Promissory Notes

10.10#	Form of Amendment to 2018 Convertible Note Purchase Agreements

10.11#	Form of Second Amendment to 2018 Convertible Note Purchase Agreements and Amendment to Convertible Promissory Notes

10.12#	Form of Grace Therapeutics Inc. Stockholders’ Agreement

10.13#	Form of Grace Therapeutics Inc. First Amendment to the Stockholders’ Agreement

23.1	Consent of KPMG LLP, independent registered public accounting firm of Acasti Pharma Inc.

23.2	Consent of EisnerAmper LLP, independent registered public accounting firm of Grace Therapeutics Inc.

23.3	Consent of Osler, Hoskin & Harcourt LLP (included as part of Exhibit 5.1)

24.1#	Power of Attorney

99.1	Consent of Oppenheimer & Co. Inc.

99.2#	Form of Proxy Card for Acasti Pharma Inc.

99.3#	Consent of William A. Haseltine to serve as a director

99.4#	Consent of Vimal Kavuru to serve as a director

*	The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Acasti will furnish copies of such schedules to the SEC upon its request.
#	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for the purpose of determining liability under the Securities Act to any purchaser, each filing of the registrant’s annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)

That every prospectus (i) that is filed pursuant to paragraph (7) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Encinitas, State of California on July 13, 2021.

Acasti Pharma Inc.

By:	/s/ Jan D’Alvise
Jan D’Alvise
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 13, 2021.

Name	Title

/s/ Jan D’Alvise Jan D’Alvise	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Brian D. Ford Brian D. Ford	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ * Dr. Roderick N. Carter	Chairman of the Acasti board of directors

/s/ * Jean-Marie (John) Canan	Director

/s/ * Donald Olds	Director

*By:	/s/ Jan D’Alvise
Jan D’Alvise
Attorney-in-fact